AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 2003

                                       REGISTRATION STATEMENT NO. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                 PROXYMED, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                                  7374                               65-0202059
            -------                                  ----                               ----------
(State or other jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
incorporation or organization)           Classification Code Number)              Identification Number)

                           2555 DAVIE ROAD, SUITE 110
                         FORT LAUDERDALE, FLORIDA 33317
                                 (954) 473-1001
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MICHAEL K. HOOVER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           2555 DAVIE ROAD, SUITE 110
                         FORT LAUDERDALE, FLORIDA 33317
                                 (954) 473-1001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                                                                                      DAVID SHOBE, ESQ.
        RODNEY H. BELL, ESQ.                 RAFAEL RODRIGUEZ, ESQ.                    OLGA PINA, ESQ.
        HOLLAND & KNIGHT LLP                     PROXYMED, INC.                FOWLER WHITE BOGGS BANKER P.A.
   701 BRICKELL AVENUE, SUITE 3000         2555 DAVIE ROAD, SUITE 110           501 KENNEDY BLVD., SUITE 1700
        MIAMI, FLORIDA 33131             FORT LAUDERDALE, FLORIDA 33317             TAMPA, FLORIDA 33602
        PHONE: (305) 789-7639                 PHONE: (954) 473-1001                PHONE: (813) 222-1123
         FAX: (305) 789-7799                   FAX: (954) 473-2341                   FAX: (813) 228-9401

                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the merger described herein.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                                          Proposed
                                                                     Proposed Maximum      Maximum
                                                      Amount to be    Offering Price      Aggregate      Amount of
         Title of Each Class of Securities             Registered       per Share      Offering Price   Registration
                 to be Registered                         (1)              (2)               (2)            Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share.........       3,600,000           N/A          $98,329,637       $7,954.87
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of the common stock of the Registrant that may be issued to the holders of shares of common stock and series C preferred stock of PlanVista pursuant to an Agreement and Plan of Merger, dated as of December 5, 2003.

(2) Estimated solely for purposes of calculating the registration fee. Pursuant to paragraphs (c) and (f)(1) of Rule 457 under the Securities Act, the registration fee has been calculated based on the product of (i) $1.875, the average of the high and low sale prices of PlanVista Corporation common stock on the over-the-counter bulletin board on December 4, 2003, and (ii) 52,442,483, representing the maximum number of shares of PlanVista Corporation common stock outstanding on December 4, 2003 (including 25,215,048 shares of PlanVista common stock issuable upon conversion of outstanding shares of preferred stock, 5,426,869 shares issuable upon the exercise of options outstanding, and 4,985,085 shares of PlanVista common stock issuable upon exercise of warrants or conversion of notes outstanding) which are to be cancelled (or are subject to warrants assumed) in connection with the merger.

                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

[ProxyMed LOGO]

                                                                [PlanVista LOGO]

                                February __, 2004

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear ProxyMed and PlanVista Shareholders:

         On behalf of the boards of directors of ProxyMed, Inc. (referred to as ProxyMed) and PlanVista Corporation (referred to as PlanVista), we are pleased to deliver our joint proxy statement/prospectus for the proposed merger involving ProxyMed and PlanVista. ProxyMed and PlanVista are seeking the approval of both ProxyMed and PlanVista shareholders with respect to this transaction.

         Upon completion of the merger, PlanVista common stockholders will be entitled to receive, for each share of PlanVista common stock then held by them (other than shares with respect to which a PlanVista stockholder has exercised appraisal rights), a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,826,829 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista common stock immediately prior to the effective time of the merger. Upon completion of the merger, holders of PlanVista's series C preferred stock will be entitled to receive, for each share of PlanVista series C preferred stock then held by them (other than shares of series C preferred stock with respect to which a PlanVista series C preferred stockholder has exercised appraisal rights), a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,773,171 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista series C preferred stock immediately prior to the effective time of the merger. We refer to the fractions in the two preceding sentences as the "exchange ratios." The total number of shares of ProxyMed common stock issuable as merger consideration is subject to a downward adjustment in the event certain fees, expenses and other obligations of PlanVista arising as a result of the merger exceed a specified amount. PVC Funding Partners, LLC, the holder of 96% of the outstanding PlanVista series C preferred stock, has agreed not to convert its series C preferred stock into common stock prior to the consummation of the merger. If any of the holders of the remaining PlanVista series C preferred stock convert their shares of PlanVista series C preferred stock into PlanVista common stock prior to closing, the number of ProxyMed shares allocated to the PlanVista common stockholders will be increased by the number of ProxyMed shares which the converting PlanVista series C preferred stockholders will receive upon consummation of the merger as a result of such conversion and the number of ProxyMed shares allocated to the remaining holders of the PlanVista series C preferred stock will be decreased by a like number. In the event that the amount owed by PlanVista to Commonwealth Associates Group Holdings, LLC pursuant to the advisory agreement exceeds a fixed amount, Commonwealth has agreed to accept payment for any excess fees in shares of PlanVista common stock to be issued by PlanVista prior to the closing of the merger. Such shares of PlanVista common stock will be valued at the price per share that the holders of PlanVista common stock will be realizing as a result of the issuance of ProxyMed common stock in the merger.

         The shares of ProxyMed common stock issued to PlanVista stockholders in connection with the merger are expected to represent approximately 30% of the outstanding shares of ProxyMed common stock immediately following the consummation of the merger, based on the number of shares of ProxyMed and PlanVista common stock outstanding on December 5, 2003, and as adjusted for the number of shares to be issued by ProxyMed in a private equity offering that will be consummated at the same time as the merger. ProxyMed common stock is traded on the Nasdaq National Market under the trading symbol "PILL." On December 5, 2003, the closing sale price of ProxyMed common stock was $16.01 as reported on the Nasdaq National Market.

         For ProxyMed and PlanVista to complete the merger, ProxyMed shareholders must vote (i) to approve the issuance of shares of ProxyMed common stock in connection with the merger; (ii) to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, the proceeds of which are being used by ProxyMed in connection with the merger; and (iii) to approve the amendment to ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares; and PlanVista stockholders must vote to adopt the merger agreement. Each of ProxyMed and PlanVista will hold a special meeting of shareholders to obtain these and other approvals.

         The boards of directors of ProxyMed and PlanVista strongly recommend the merger and believe that the combination of the two companies is advisable and in the best interest of their respective stockholders based upon the months of analysis, investigation and deliberation conducted by both ProxyMed and PlanVista.

         AFTER CAREFUL CONSIDERATION, THE PROXYMED BOARD OF DIRECTORS RECOMMENDS THAT PROXYMED SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF PROXYMED COMMON STOCK IN CONNECTION WITH THE MERGER; "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF PROXYMED COMMON STOCK IN CONNECTION WITH THE PROXYMED PRIVATE EQUITY OFFERING; AND "FOR" THE PROPOSAL TO AMEND PROXYMED'S ARTICLES OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF PROXYMED COMMON STOCK FROM 13,333,333 1/3 SHARES TO 30 MILLION SHARES. IN ADDITION, THE PROXYMED BOARD OF DIRECTORS RECOMMENDS THAT THE PROXYMED SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE PROXYMED 2002 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER SUCH PLAN FROM 600,000 TO 1,350,000.

         AFTER CAREFUL CONSIDERATION, THE PLANVISTA BOARD OF DIRECTORS RECOMMENDS THAT PLANVISTA STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT THAT HAS BEEN ENTERED INTO BETWEEN THE PARTIES.

         The ProxyMed special meeting of shareholders will be held on March __, 2004 at 10:00 a.m. local time at ProxyMed's offices at 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317. The PlanVista special meeting of stockholders will be held on March __, 2004 at 10:00 a.m. local time at PlanVista's offices located at 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607. All shareholders are cordially invited to attend.

         We encourage you to read this joint proxy statement/prospectus for important information about the merger and the special meetings of ProxyMed and PlanVista. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION OF THIS JOINT PROXY STATEMENT/PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 22.

         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Whether or not you plan to attend the special meetings of shareholders of ProxyMed and PlanVista, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and returning it in the pre-addressed envelope provided as soon as possible.



Sincerely,                             Sincerely,



Michael K. Hoover                      Phillip S. Dingle
Chairman and CEO of ProxyMed, Inc.     Chairman and CEO of PlanVista Corporation

                          PLEASE VOTE YOUR PROXY TODAY

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY __, 2004, AND IS FIRST BEING MAILED TO THE SHAREHOLDERS OF PROXYMED AND PLANVISTA ON OR ABOUT FEBRUARY __, 2004.

                                [ProxyMed LOGO]

                                 PROXYMED, INC.
                           2555 DAVIE ROAD, SUITE 110
                         FORT LAUDERDALE, FLORIDA 33317
                                 (954) 473-1001

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MARCH __, 2004

To the shareholders of ProxyMed:

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of ProxyMed, Inc., a Florida corporation, will be held on March __, 2004 at 10:00 a.m., local time, at ProxyMed's offices at 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317, for the following purposes:

         (1) To consider and vote upon a proposal to approve the issuance of shares of ProxyMed common stock to PlanVista stockholders pursuant to the Agreement and Plan of Merger, dated as of December 5, 2003, by and among ProxyMed, Planet Acquisition Corp., a wholly-owned subsidiary of ProxyMed, and PlanVista;

         (2) To consider and vote upon a proposal to approve the issuance of shares of ProxyMed common stock in connection with the private equity offering being completed by ProxyMed in connection with the merger;

         (3) To consider and vote upon a proposal to approve and adopt an amendment to ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares; and

         (4) To consider and vote upon a proposal to amend the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000.

         The board of directors of ProxyMed is not aware of any other business that will be considered at the meeting.

         These proposals are more fully described in the attached joint proxy statement/prospectus. Please give your careful attention to all of the information in the joint proxy statement/prospectus.

         The board of directors of ProxyMed has fixed the close of business on __, 2004 as the record date for determining which ProxyMed shareholders of record are entitled to receive notice of, and to vote at, the ProxyMed special meeting and any adjournment or postponement thereof. Only holders of record of shares of ProxyMed common stock and ProxyMed series C preferred stock on the record date, or their proxies can vote at this special meeting or any adjournment(s) or postponement(s) that may take place. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name will be verified against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in "street name"), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to __, 2004, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting. The special meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., local time, and you should allow ample time for the check-in procedures.

         The amendment to ProxyMed's articles of incorporation to increase the number of authorized shares of ProxyMed common stock will require the affirmative vote of holders of at least a majority of the outstanding shares of ProxyMed common stock entitled to vote at the ProxyMed special meeting, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock. The issuances of the shares of ProxyMed common stock in connection with the ProxyMed private equity offering and the merger and the amendment to the ProxyMed 2002 Stock Option Plan to increase the number of shares available for issuance under such plan will each require the affirmative vote of a majority of the total shares cast at the ProxyMed special meeting, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock.

         YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or voting instruction card as soon as possible. For specific instructions on how to vote your shares, please refer to the section of this joint proxy statement/prospectus entitled "The Special Meeting of ProxyMed Shareholders" beginning on page 46 and the instructions on the enclosed proxy card or voting instruction card. If you are a stockholder of record and you send in your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. If you need any assistance in the voting of your proxy, please contact Judson E. Schmid at (800)997-7699 (call toll-free) or
(954)473-1001 (call collect).



                                       By order of the board of directors,



                                       Michael K. Hoover
                                       Chairman and Chief Executive Officer
                                       of ProxyMed, Inc.

                                       _______, 2004
                                       Fort Lauderdale, Florida

                                [PlanVista LOGO]
                              PLANVISTA CORPORATION
                       4010 BOY SCOUT BOULEVARD, SUITE 200
                              TAMPA, FLORIDA 33607
                                 (813) 353-2300

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH __, 2004

To the stockholders of PlanVista:

         NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of PlanVista Corporation, a Delaware corporation, will be held on March __, 2004 at 10:00 a.m., local time, at PlanVista's offices located at 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607, for the following purpose:

         1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 5, 2003, among PlanVista, ProxyMed and Planet Acquisition Corp.

         The board of directors of PlanVista is not aware of any other business that will be considered at the meeting.

         These proposals are described more fully in the attached joint proxy statement/prospectus. Please give your careful attention to all of the information in the joint proxy statement/prospectus.

         The board of directors of PlanVista has fixed the close of business on __, 2004 as the record date for determining which PlanVista stockholders of record are entitled to receive notice of, and to vote at, the PlanVista special meeting and any adjournment or postponement thereof. Only stockholders of record of PlanVista common stock and PlanVista series C preferred stock on the record date, or their proxies can vote at this special meeting or any adjournment(s) or postponement(s) that may take place. You should be prepared to present photo identification for admittance. In addition, if you are a record holder or hold your shares through PlanVista's Employee Stock Purchase Plan, your name will be verified against the list of record holders or plan participants on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in "street name"), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to ________, 2004, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting. The special meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., local time, and you should allow ample time for the check-in procedures.

         Adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of PlanVista's common stock and PlanVista series C preferred stock outstanding on the record date. Additionally, it is a condition to PlanVista's obligation to consummate the merger that the holders of a majority of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista, vote to adopt the merger agreement.

         PlanVista stockholders have the right to dissent from the merger and obtain payment in cash for the fair value of their shares of PlanVista common stock or PlanVista series C preferred stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, PlanVista stockholders must give written demand for appraisal of their shares to PlanVista before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex D of the attached joint proxy statement/prospectus, and a summary of these provisions can be found under the section entitled "The Merger--Appraisal Rights" beginning on page 90 of the attached joint proxy statement/prospectus.

         YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible. Instructions for voting your shares are included on the enclosed proxy or voting instruction card. For specific instructions on how to vote your shares, please refer to the section of this joint proxy statement/prospectus entitled "The Special Meeting of PlanVista Stockholders" beginning on page 53. If you are a stockholder of record and you send in your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. If you need any assistance in the voting of your proxy, please contact Bennett Marks at (813)353-2300
(call collect).



                                       By order of the board of directors,



                                       Phillip S. Dingle
                                       Chairman and CEO of PlanVista
                                       Corporation

                                       ________, 2004
                                       Tampa, Florida

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................v
SUMMARY...........................................................................................................1
      The Companies...............................................................................................1
      The Merger..................................................................................................2
      Reasons for the Merger......................................................................................3
      Risk factors................................................................................................4
      Recommendations of the ProxyMed board of directors..........................................................4
      Recommendations of the PlanVista board of directors.........................................................4
      Special meeting of ProxyMed shareholders....................................................................5
      Special meeting of PlanVista stockholders...................................................................5
      Voting agreements...........................................................................................5
      Opinion of ProxyMed's financial advisor.....................................................................6
      Opinion of PlanVista's financial advisor....................................................................6
      Interests of certain persons in the merger..................................................................6
      Conditions to the Completion of the Merger..................................................................9
      Termination of the Merger Agreement........................................................................10
      Expenses and Termination Fees..............................................................................11
      No Solicitation of Transactions............................................................................11
      Accounting Treatment of the Merger.........................................................................12
      Directors and Executive Officers of ProxyMed Following the Merger..........................................12
      Appraisal Rights...........................................................................................12
      Comparison of Shareholder Rights...........................................................................12
      Market Price Information...................................................................................13
      Listing of ProxyMed common stock and deregistration of PlanVista common stock..............................13
      Restrictions on the ability to sell ProxyMed common stock..................................................13
      Material Federal Income Tax Considerations.................................................................13
      ProxyMed and PlanVista Comparative Historical and Pro Forma Pre Share Data.................................14
      Summary Selected Historical Financial Data.................................................................15
      Selected Historical Financial Information of ProxyMed......................................................15
      Selected Historical Financial Information of PlanVista.....................................................16
      Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data........................18
      Comparative Per Share Market Price and Dividend Information................................................20
RISK FACTORS.....................................................................................................22
      Risks Related to the Merger................................................................................22
      Industry and Business Risks Related to ProxyMed and Its Business...........................................29
      Industry and Business Risks Related to PlanVista and its Business..........................................35
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.......................................................45
THE SPECIAL MEETING OF PROXYMED SHAREHOLDERS.....................................................................46
THE SPECIAL MEETING OF PLANVISTA STOCKHOLDERS....................................................................53
THE MERGER.......................................................................................................56
      General....................................................................................................56
      Background of Merger.......................................................................................57
      Description of existing contracts and other arrangements between ProxyMed and PlanVista....................59
      ProxyMed's reasons for the merger..........................................................................60
      PlanVista Reasons for the Merger...........................................................................64
      Recommendation of PlanVista Board of Directors.............................................................67
      Opinion of ProxyMed's Financial Advisor....................................................................68
      Opinion of PlanVista's financial advisor...................................................................75
      Interests of certain persons in the merger.................................................................82
      Completion and Effectiveness of the Merger.................................................................86
      Management and Operations Following the Merger.............................................................86
      Treatment of PlanVista Common Stock........................................................................86
      Exchange of PlanVista Stock Certificates for ProxyMed Stock Certificates...................................87
      Accounting Treatment.......................................................................................87

      Governmental and regulatory matters........................................................................87
      Material Federal Income Tax Considerations.................................................................88
      Appraisal rights...........................................................................................90
      Listing of ProxyMed common stock to be issued in the merger................................................93
      Cessation of trading and deregistration of PlanVista common stock..........................................93
      Restriction on resales of ProxyMed common stock by affiliates..............................................93
      Operations Following the Merger............................................................................94
      Certificate of Incorporation and Bylaws of PlanVista.......................................................94
THE MERGER AGREEMENT.............................................................................................95
      The Merger.................................................................................................95
      The Effective Time.........................................................................................95
      Directors and Officers of PlanVista After the Merger.......................................................95
      Conversion of Shares of PlanVista Stock in the Merger......................................................95
      PlanVista's Stock Options..................................................................................96
      The Exchange and Paying Agent..............................................................................96
      Procedures for Exchanging Stock Certificates...............................................................96
      Distributions with Respect to Unexchanged Shares...........................................................96
      No Fractional Shares.......................................................................................97
      Shares Subject to Properly Exercised Appraisal Rights......................................................97
      Representations and Warranties.............................................................................97
      PlanVista's Representations and Warranties.................................................................97
      Representations and Warranties of ProxyMed and Planet Acquisition Corp.....................................99
      Conduct of Each Company's Business Before the Closing of the Merger.......................................100
      No Other Negotiations.....................................................................................103
      Board Recommendations.....................................................................................105
      Employee Benefit Plans....................................................................................105
      Director and Officer Indemnification......................................................................105
      Board of Directors of ProxyMed Following the Merger.......................................................106
      ProxyMed Private Equity Offering..........................................................................106
      Conditions to Closing the Merger..........................................................................106
      Termination of the Merger Agreement.......................................................................108
      Termination Fees..........................................................................................110
      Amendment, Extension and Waiver of the Merger Agreement...................................................111
VOTING AGREEMENTS...............................................................................................112
      PVC Funding Partners Voting Agreement.....................................................................112
      General Atlantic Partners Voting Agreement................................................................113
EMPLOYMENT ARRANGEMENTS.........................................................................................115
DIRECTORS AND MANAGEMENT OF PROXYMED FOLLOWING THE MERGER.......................................................117
DESCRIPTION OF PROXYMED.........................................................................................121
      General...................................................................................................121
      Overview of ProxyMed. Where Healthcare Connects(TM).......................................................123
      Current Products and Services.............................................................................126
      Product and Services Development..........................................................................126
      Marketing.................................................................................................126
      Competition...............................................................................................127
      Healthcare and Privacy Related Legislation................................................................127
      Intellectual Property.....................................................................................129
      Employees.................................................................................................129
      Available Information.....................................................................................129
      Properties................................................................................................129
      Legal Proceedings.........................................................................................130
PROXYMED SELECTED HISTORICAL FINANCIAL DATA.....................................................................131
PROXYMED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS...........................................................................................133
      General...................................................................................................133
      Results of Operations.....................................................................................133

      Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002.....................133
      Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.....................................137
      Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.....................................140
      Liquidity and Capital Resources...........................................................................142
      Critical Accounting Policies and Estimates................................................................144
      New Accounting Pronouncements.............................................................................145
      Quantitative And Qualitative Disclosures About Market Risk................................................146
PROXYMED MANAGEMENT.............................................................................................147
      Compensation Committee Interlocks and Insider Participation...............................................147
      Compensation of ProxyMed Directors........................................................................147
      Executive Compensation....................................................................................148
      Employment and Deferred Compensation Agreements...........................................................151
      Certain Relationships and Related Transactions of ProxyMed................................................152
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PROXYMED......................................154
DESCRIPTION OF PROXYMED CAPITAL STOCK...........................................................................157
      Common Stock..............................................................................................157
      Preferred Stock...........................................................................................157
      Series C Preferred Stock..................................................................................157
      Certain Provisions of Florida Law.........................................................................157
      Transfer Agent and Registrar..............................................................................157
DESCRIPTION OF PLANVISTA........................................................................................158
      General...................................................................................................158
      Business Strategy.........................................................................................158
      Recent Developments.......................................................................................159
      PlanVista's Services......................................................................................160
      Intellectual Property and Technology......................................................................163
      Competition...............................................................................................164
      PlanVista's History.......................................................................................165
      Government Regulation.....................................................................................168
      Employees.................................................................................................170
      Available Information.....................................................................................170
      Properties................................................................................................170
      Legal Proceedings.........................................................................................170
PLANVISTA SELECTED HISTORICAL FINANCIAL DATA....................................................................172
PLANVISTA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................174
      Results Of Operations.....................................................................................174
      Nine Months Ended September 30, 2003 compared to Nine Months Ended September 30, 2002.....................175
      Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.....................................176
      Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.....................................178
      Liquidity and Capital Resources...........................................................................179
      PlanVista Recent Accounting Pronouncements................................................................182
      PlanVista Quantitative and Qualitative Disclosures About Market Risk......................................183
PLANVISTA MANAGEMENT............................................................................................184
      Compensation Committee Interlocks and Insider Participation...............................................184
      Executive Compensation....................................................................................184
      Employment Agreements with Executive Officers.............................................................187
      Certain Relationships and Related Transactions............................................................189
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PLANVISTA.....................................192
COMPARISON OF SHAREHOLDER RIGHTS................................................................................197
      Voting Rights.............................................................................................197

      Shareholders' Votes on Certain Transactions...............................................................198
      Action by Written Consent.................................................................................199
      Dividends.................................................................................................199
      Provisions Relating to Share Acquisitions and Certain Business Combinations...............................200
      Special Meetings of Shareholders..........................................................................201
      Dissenters' Rights........................................................................................201
      Preemptive Rights.........................................................................................202
      Number and Vacancy of Directors...........................................................................203
      Indemnification of Officers and Directors.................................................................203
      Removal of Directors......................................................................................204
PROXYMED MARKET PRICE AND DIVIDEND INFORMATION..................................................................205
PLANVISTA MARKET PRICE AND DIVIDEND INFORMATION.................................................................206
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF PROXYMED AND PLANVISTA.....................................207
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS.....................................................211
LEGAL MATTERS...................................................................................................215
EXPERTS.........................................................................................................215
WHERE YOU CAN FIND MORE INFORMATION.............................................................................215
OTHER MATTERS...................................................................................................216
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................................FS-1
INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS...........................................................II-1

ANNEX A   -   AGREEMENT AND PLAN OF MERGER..................................................................... A-1
ANNEX B   -   FAIRNESS OPINION OF WILLIAM BLAIR & COMPANY, L.L.C............................................... B-1
ANNEX C   -   FAIRNESS OPINION OF PETER J. SOLOMON COMPANY, L.P................................................ C-1
ANNEX D   -   SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.............................................. D-1
ANNEX E   -   GENERAL ATLANTIC PARTNERS VOTING AGREEMENT....................................................... E-1
ANNEX F   -   PVC FUNDING PARTNERS VOTING AGREEMENT............................................................ F-1
ANNEX G   -   ARTICLES OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF PROXYMED, INC..................... G-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

         The following questions and answers are intended to address briefly some commonly asked questions regarding the ProxyMed and PlanVista special meetings, and in particular, the merger. These questions and answers may not address all questions that may be important to you as a ProxyMed or PlanVista shareholder. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus and the annexes attached to this joint proxy statement/prospectus.

Q:       WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A: ProxyMed and PlanVista have agreed to merge pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A. For specific information regarding the merger agreement, please refer to the section entitled "The Merger Agreement" beginning on page 95 of this joint proxy statement/prospectus.

         To complete the merger, ProxyMed shareholders must approve the issuance of shares of ProxyMed common stock in connection with the merger, the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the amendment to ProxyMed's articles of incorporation to increase the number of shares of common stock that ProxyMed is authorized to issue from 13,333,333 1/3 shares to 30 million shares, and PlanVista stockholders must adopt the merger agreement, and all other conditions of the merger must be satisfied or waived.

         In addition, ProxyMed shareholders are being asked to approve an amendment to the ProxyMed 2002 Stock Option Plan to increase the total number of shares of common stock available for issuance under such plan from 600,000 to 1,350,000. The vote by the ProxyMed shareholders on this proposal is not contingent upon the approval by the ProxyMed shareholders of the merger and will have no impact on whether the merger is approved by the ProxyMed shareholders.

         ProxyMed and PlanVista will hold separate special meetings of their respective shareholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the ProxyMed and PlanVista special shareholder meetings, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your special meeting.

         Your vote is important and you are encouraged to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for ProxyMed and PlanVista shareholders below.

                 GENERAL QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT IS THE MERGER?

A: In the merger, a wholly-owned subsidiary of ProxyMed, named Planet Acquisition Corp., will be merged with and into PlanVista. PlanVista will survive the merger as a wholly-owned subsidiary of ProxyMed and will not change its name. The time of filing of a certificate of merger in the office of the Secretary of State of the State of Delaware is referred to in this joint proxy statement/prospectus as the effective time of the merger.

         For a more complete description of the merger, see the section entitled "The Merger" on page 56.

Q:       WHY ARE PROXYMED AND PLANVISTA PROPOSING THE MERGER?

A: The boards of directors and managements of ProxyMed and PlanVista believe that the merger is in the best interests respectively of ProxyMed, PlanVista and their respective shareholders, customers and partners. Both companies believe that the merger will position the combined company as a leading electronic healthcare transaction processing services company with the ability to provide an innovative and comprehensive medical cost containment service and business process outsourcing platforms principally for insurance payers. After reviewing numerous strategic alternatives to address the opportunities and challenges facing ProxyMed and PlanVista, the boards of directors of both ProxyMed and PlanVista reached the same conclusion - this merger represents the single best strategic alternative for ProxyMed's and PlanVista's respective business and is the strategy most likely to deliver increased value to ProxyMed's and PlanVista's respective shareholders. ProxyMed and PlanVista believe that potential benefits to the merger include:

         - combined technological resources that may allow the combined company to develop new services and greater functionality for existing services primarily for its payer customers;

         - greater marketing resources and financial strength that may present improved opportunities for marketing the service offerings of the combined company;

         - new sales opportunities that may result from combining the customer bases of ProxyMed and PlanVista; and

         - potential synergistic cost savings in the operations of running only one public company.

         For a more complete description of the factors considered by the board of directors of ProxyMed underlying the recommendation of the ProxyMed board, please refer to the section of this joint proxy statement/prospectus entitled "The Merger--ProxyMed's Reasons for the Merger" beginning on page 60, and for a more complete description of the factors considered by the board of directors of PlanVista underlying the recommendation of the PlanVista board, please refer to the section of this joint proxy statement/prospectus entitled "The Merger--PlanVista's Reasons for the Merger" beginning on page 64.

Q:       ARE ANY SHAREHOLDERS ALREADY COMMITTED TO VOTING IN FAVOR OF THE
         MERGER?

A. Yes. Stockholders of PlanVista who collectively own approximately 96% of the series C preferred stock entitled to vote at the PlanVista special stockholders meeting have agreed to vote their shares of stock in favor of the proposal to adopt the merger agreement. These shares represent approximately 55.6% of the total shares entitled to vote in favor of the proposal to adopt the merger agreement. However, it is a condition to PlanVista's obligation to consummate the merger that the holders of a majority of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and not taking into account any votes cast by holders of the series C preferred stock, including the holders of the shares already committed to vote in favor of the adoption of the merger agreement by Commonwealth Associates, L.P., or by any affiliates or officers or directors thereof, or by any director or executive officer of PlanVista, vote to adopt the merger agreement.

         Shareholders of ProxyMed who collectively own approximately 23.1% of the outstanding shares of ProxyMed common stock outstanding on December 4, 2003 have agreed to vote their shares of ProxyMed common stock in favor of the proposals to issue shares of ProxyMed common stock pursuant to the merger agreement, to issue shares of ProxyMed common stock in connection with the ProxyMed private equity offering being conducted in connection with the merger, and to amend the articles of incorporation of ProxyMed to increase the number of authorized shares of common stock from 13,333,333 1/3 shares to 30 million shares.

         For a more complete description of voting arrangements please refer to the sections of this joint proxy statement/prospectus entitled "Voting agreements--General Atlantic Partners Voting Agreement" beginning on page 113 and "Voting Agreements--PVC Funding Partners Voting
         Agreement" beginning on page 112. The full text of the General Atlantic Partners Voting Agreement is set forth in Annex E and the full text of the PVC Funding Partners Voting Agreement is set forth in Annex F.

Q:       MAY I VOTE IN PERSON?

A: Yes. If you are a shareholder of record, you may attend your company's special meeting of shareholders and vote your shares in person rather than signing and returning your proxy card. If your shares are held in a brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), you must obtain a proxy from your broker or bank in order to attend your company's special meeting of shareholders and vote.

Q:       WHAT WILL THE STOCKHOLDERS OF PLANVISTA RECEIVE IN THE MERGER?

A: Upon completion of the merger, each share of PlanVista common stock then outstanding (other than shares with respect to which a PlanVista stockholder has exercised appraisal rights) will be canceled and automatically converted into the right to receive a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,826,829 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista common stock immediately prior to the effective time of the merger. Upon completion of the merger, holders of PlanVista's series C preferred stock will be entitled to receive, for each share of PlanVista series C preferred stock then held by them (other than shares of series C preferred stock with respect to which a PlanVista series C preferred stockholder has exercised appraisal rights), a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,773,171 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista series C preferred stock immediately prior to the effective time of the merger. The total number of shares of ProxyMed common stock issuable as merger consideration is subject to a downward adjustment in the event certain fees, expenses and other obligations of PlanVista arising as a result of the merger exceed a specified amount. PVC Funding Partners, LLC, the holder of 96% of the outstanding PlanVista series C preferred stock, has agreed not to convert its series C preferred stock into PlanVista common stock prior to the consummation of the merger. If any of the remaining PlanVista series C preferred stock are converted into PlanVista common stock prior to the closing of the merger, the number of ProxyMed shares allocated to the PlanVista common stockholders will be increased by the number of ProxyMed shares that the converting PlanVista series C preferred stockholders will receive upon consummation of the merger as a result of such conversion and the number of ProxyMed shares allocated to the remaining holders of the PlanVista series C preferred stock will be decreased by a like number. In the event that the amount owed by PlanVista to Commonwealth Associates Group Holdings, LLC pursuant to the advisory agreement causes certain fees, expenses and obligations of PlanVista in connection with the merger to exceed a specified amount, Commonwealth Associates Group Holdings, LLC has agreed to accept payment for such excess amount in shares of PlanVista common stock to be issued by PlanVista prior to the closing of the merger. Such shares of PlanVista common stock will be valued at the price per share that the holders of PlanVista common stock will be receiving as a result of the issuance of ProxyMed common stock in the merger.

         Based on the market price of ProxyMed's common stock on December 5, 2003, PlanVista's common stockholders would receive approximately $1.39 per share of their PlanVista common stock in the merger and the PlanVista series C preferred stockholders would receive approximately $1.09 for each share of PlanVista common stock into which their shares of series C preferred stock are convertible. This assumes that PVC Funding Partners, LLC and Centra Benefit Services, Inc. debt is converted into PlanVista common stock prior to the merger.

         PlanVista stockholders will receive cash for any fractional shares they would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fractional share interest to which each such stockholder would be entitled by the average closing sale price of one share of ProxyMed common stock for the ten (10) most recent trading days that ProxyMed common stock has traded ending on the trading day one day prior to the closing date of the merger, as reported on the Nasdaq National Market.

         Following the completion of the merger and the private equity offering, current ProxyMed shareholders will own approximately 77% of ProxyMed and former PlanVista stockholders will own approximately 23% of ProxyMed, in each case on a fully diluted basis as of _____, 2004.

Q:       WILL A PORTION OF THE SHARES ISSUED IN THE MERGER BE PLACED IN ESCROW?

A:       No.

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY OR VOTING INSTRUCTION CARD OR OTHERWISE VOTE?

A:       Both companies urge you to vote at your company's special meeting.

         ProxyMed Shareholders. If you abstain from voting or do not vote (either in person or by proxy), it will have the same effect as a vote against the proposal to amend ProxyMed's articles of incorporation to increase the number of shares of common stock ProxyMed is authorized to issue. If you abstain from voting or do not vote, it will have no effect (assuming a quorum is present and that the total votes cast is more than 50% of all ProxyMed common stock entitled to vote at the ProxyMed special meeting, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock) in determining whether the amendment to the ProxyMed 2002 Stock Option Plan, the issuance of shares of ProxyMed common stock in connection with the merger or the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering will be approved. Brokers who hold shares of ProxyMed common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. These non-voted shares are referred to as broker non-votes and will have no effect (assuming a quorum is present) in determining whether the issuance of shares of ProxyMed common stock in connection with the merger, the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, or the amendment to the ProxyMed 2002 Stock Option Plan will be approved. Such broker non-votes will have the same effect as a vote against the proposal to amend the ProxyMed articles of incorporation to increase the number of authorized shares of ProxyMed common stock. All shares of ProxyMed common stock and ProxyMed series C preferred stock represented at the ProxyMed special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the ProxyMed special meeting. If proxies are returned without indication as to how to vote, the ProxyMed common stock and ProxyMed series C preferred stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the ProxyMed special meeting.

         PlanVista Stockholders. If you abstain from voting or do not vote (either in person or by proxy) it will have the same effect as a vote against the proposal to adopt the merger agreement. All shares of PlanVista common stock and PlanVista series C preferred stock represented at the PlanVista special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the PlanVista special meeting.

         For a more complete description of the voting procedures, please refer to the sections of this joint proxy statement/prospectus entitled "The Special Meeting of ProxyMed Shareholders" beginning on page 46 and "The Special Meeting of PlanVista Stockholders" beginning on page 53.

Q:       WHEN WILL I BE ABLE TO SELL MY SHARES?

A: Upon completion of the merger, all shares of ProxyMed common stock received by PlanVista stockholders in connection with the merger will be tradable on the Nasdaq National Market. If a shareholder is considered an affiliate of PlanVista or ProxyMed under the Securities Act of 1933, as amended, in order to sell shares of ProxyMed common stock, that shareholder must comply with the resale provisions of Rule 145(d) under the Securities Act of 1933 or sell the shares as otherwise permitted under the Securities Act of 1933. For a more complete description of these restrictions, see the section entitled
         "The Merger--Restrictions on Resales of ProxyMed Common Stock by Affiliates" on page 93.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: ProxyMed and PlanVista are working toward completing the merger as soon as practicable after the ProxyMed and PlanVista shareholders approve the proposals to be considered at their respective special meetings. The merger is subject to a number of conditions, however, including but not limited to obtaining shareholder approvals and regulatory approvals, and all closing conditions set forth in the merger agreement must be satisfied or waived. We hope to complete the merger by March 31, 2004.

Q:       WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

A: ProxyMed and PlanVista expect that if the merger is completed, you will not recognize gain or loss for federal income tax purposes. You are urged to consult your own tax advisor to determine your particular tax consequences.

         For a more complete description of the tax consequences of the merger, see the section entitled "The Merger - Material Federal Income Tax Considerations" on page 88.

Q.       WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A. Please complete, sign, date and return each proxy card or voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If your shares are held in more than one name, you will receive more than one proxy or voting instruction card. In addition, if you are a shareholder of both ProxyMed and PlanVista, you may receive one or more separate proxy or voting instruction cards for each company. If you are in this situation, please return proxy or instruction cards for both companies. Therefore, please sign, date and return each proxy or voting instruction card you receive, whether from ProxyMed or PlanVista.

Q:       MAY I CHANGE MY VOTE?

A: Yes. You may change your vote at any time before your proxy card is voted at your company's special meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy voting instruction card or later-dated voting instruction card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card or later-dated voting instruction card for ProxyMed shares to its corporate office as indicated on the special meeting notice and for PlanVista shares to its corporate office as indicated on the special meeting notice for delivery by ______, 2004. Third, you can attend your company's special meeting and vote your shares in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:       WHOM SHOULD I CONTACT WITH QUESTIONS?

A:       If you have more questions about the merger, you should contact:

           ProxyMed, Inc.                            PlanVista Corporation
           2555 Davie Road, Suite 110                4010 Boy Scout Boulevard,
           Fort Lauderdale, Florida 33317            Suite 200
           Attn: Judson E. Schmid                    Tampa, Florida  33607
           Phone: (954) 473-1001                     Attn: Bennett Marks
                                                     Phone: (813) 353-2300

         You may also obtain additional information about ProxyMed and PlanVista from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 215.

                 QUESTIONS AND ANSWERS FOR PROXYMED SHAREHOLDERS

Q:       WHEN AND WHERE IS THE PROXYMED SPECIAL MEETING?

A: The ProxyMed special meeting will take place at ProxyMed's offices at 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317, on March __, 2004 at 10:00 a.m., local time.

Q:       HOW CAN I OBTAIN ADMISSION TO THE PROXYMED SPECIAL MEETING?

A: You are entitled to attend the special meeting only if you were a ProxyMed shareholder as of the close of business on _________, 2004 or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to ____________, 2004, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

Q: WHAT MATTERS ARE PROXYMED SHAREHOLDERS BEING ASKED TO APPROVE AT THE PROXYMED SPECIAL MEETING?

A: ProxyMed shareholders are being asked to vote "FOR", at the ProxyMed special meeting: (1) approval of the proposal to issue shares of ProxyMed common stock pursuant to the merger agreement with PlanVista;
         (2) approval of the proposal to issue shares of ProxyMed common stock in connection with the ProxyMed private equity offering; (3) approval of the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares; and (4) approval of the proposal to amend the ProxyMed 2002 Stock Option Plan to increase the number of shares available for issuance under such plan from 600,000 to 1,350,000.

         No other business will be considered at the ProxyMed special meeting.

Q.       WHAT IS THE PROXYMED PRIVATE EQUITY OFFERING?

A: On December 5, 2003, pursuant to a stock purchase agreement, ProxyMed agreed to sell an aggregate of 1,691,229 shares of its common stock at a price of $14.25 per share to General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG., PVC Funding Partners, LLC, Comvest Venture Partners, L.P., Shea Ventures, LLC, and Robert Priddy. Upon closing of the transaction, ProxyMed will receive net proceeds of approximately $24,100,000 in the private equity offering, which it intends to use in connection with the merger. Upon closing of the transaction, the purchasers will collectively acquire in the private equity offering approximately 14% of the outstanding shares of ProxyMed's common stock. ProxyMed granted the purchasers and certain of their transferees and affiliates certain demand and "piggy back" registration rights, pursuant to an amended and restated registration rights agreement. Each of the purchasers agrees not to, directly or indirectly, sell or otherwise dispose of any of the shares it receives in connection with the private equity offering and certain other shares owned by it or its affiliates prior to the first anniversary of the closing date, except to their respective affiliates, in an amount during any three month period that does not exceed the volume limitations set forth in Rule 144(e) of the Securities Act of 1933, in connection with a sale of ProxyMed, or in a transaction approved in advance by ProxyMed's board of directors. We refer to this transaction as the ProxyMed private equity offering. You may also obtain additional information regarding the ProxyMed private equity offering in the section entitled "The Special Meeting of the ProxyMed Shareholders" beginning on page 46.

         In connection with and subject to the closing, ProxyMed has agreed to contribute a portion of the proceeds from the ProxyMed private equity offering to PlanVista as an additional capital contribution in order to enable PlanVista to pay off in full PlanVista's debt to its lenders for whom Wachovia Bank acts as agent, in an aggregate amount of not more than $18,000,000. ProxyMed has agreed to cause the letter of credit currently issued by Wachovia for the benefit of CG Insurance Services, Inc. to be (a) replaced with a letter of credit on another bank, (b) replaced with other satisfactory collateral, or (c) paid in full.

Q:       HOW DOES THE PROXYMED BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A: ProxyMed's board of directors recommends that ProxyMed shareholders vote "FOR" the proposal to approve the issuance of ProxyMed common stock to the PlanVista stockholders pursuant to the merger agreement; "FOR" the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering; "FOR" the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares; and "FOR" the proposal to amend the ProxyMed 2002 Stock Option Plan to increase the number of shares available for issuance under such plan from 600,000 to 1,350,000. For a description of the reasons underlying the recommendations of the ProxyMed board of directors, please refer to the section of this joint proxy statement/prospectus entitled "The Merger--ProxyMed's Reasons for the Merger" beginning on page 60.

Q:       ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
         MERGER?

A: Yes. Set forth under the heading "Risk Factors" beginning on page 22 of this joint proxy statement/prospectus are a number of risk factors that you should consider carefully before voting.

Q: WHAT VOTE OF PROXYMED SHAREHOLDERS IS REQUIRED TO APPROVE THE ISSUANCE OF SHARES OF PROXYMED COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF PROXYMED COMMON STOCK IN CONNECTION WITH THE PROXYMED PRIVATE EQUITY OFFERING, THE AMENDMENT TO PROXYMED'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PROXYMED COMMON STOCK, AND THE AMENDMENT TO THE PROXYMED 2002 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER SUCH PLAN?

A: Approval of the proposals to issue shares of ProxyMed common stock pursuant to the merger agreement, to issue shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and to amend the ProxyMed 2002 Stock Option Plan to increase the number of shares available for issuance under such plan requires the presence, in person or by proxy, of the holders of a majority of the shares outstanding as of ___________, 2004, and the affirmative vote of a majority of the total votes cast at the special meeting so long as a quorum is present. Approval of the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares requires the affirmative vote of holders of at least a majority of the outstanding shares of ProxyMed common stock entitled to vote at the ProxyMed special meeting, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock on an as converted basis. For a more complete description of voting, please refer to the section of this joint proxy statement/prospectus entitled "The Special Meeting of ProxyMed Shareholders" beginning on page 46.

Q:       WILL THERE BE ANY OTHER BUSINESS CONDUCTED?

A: The only items of business to be considered at the special meeting are the proposals to authorize the issuance of shares of ProxyMed common stock in connection with PlanVista merger and the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, and the proposal to amend the ProxyMed 2002 Stock Option Plan to increase the number of shares available for issuance under such plan from 600,000 to 1,350,000.

Q:       HOW DO SHAREHOLDERS VOTE?

A: If you are a ProxyMed shareholder of record, you may submit a proxy for ProxyMed's special meeting by: completing, signing, dating and returning the proxy card in the pre-addressed envelope provided; using the telephone; or using the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the special meeting, please refer to the instructions on your proxy card.

         If you hold your shares of ProxyMed common stock or ProxyMed series C preferred stock in a brokerage account or if your shares are held in "street name", you must provide the shareholder of record of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your broker or nominee for directions on providing instructions to vote your shares and to see if you may use the telephone or the Internet to provide instructions on how to vote your shares.

         If you are a shareholder of record, you may also vote at ProxyMed's special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q: WHAT HAPPENS IF I DO NOT INDICATE HOW TO VOTE ON MY PROXY OR VOTING INSTRUCTION CARD?

A: If you sign and send in your proxy or voting instruction card and do not indicate how you want to vote, your proxy will be counted as a vote "FOR" the issuance of shares of ProxyMed common stock in connection with the merger, a vote "FOR" the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, a vote "FOR" the amendment to ProxyMed's articles of incorporation to increase the number of authorized shares of ProxyMed common stock, and a vote "FOR" the amendment to the ProxyMed 2002 Stock Option Plan to increase the number of shares available for issuance under such plan.

                QUESTIONS AND ANSWERS FOR PLANVISTA STOCKHOLDERS

Q:       WHEN AND WHERE IS THE PLANVISTA SPECIAL MEETING?

A: The PlanVista special meeting will take place at PlanVista's offices located at 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607, on March __, 2004 at 10:00 a.m., local time.

Q:       HOW CAN I OBTAIN ADMISSION TO THE PLANVISTA SPECIAL MEETING?

A: You are entitled to attend the special meeting only if you were a PlanVista stockholder as of the close of business on ___________, 2004 or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker or nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to ____________, 2004, or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

         The special meeting will begin promptly at 10:00 a.m. local time. Check-in will begin at 9:00 a.m. local time, and you should allow ample time for check-in procedures.

Q:       WHAT ARE THE PLANVISTA STOCKHOLDERS BEING ASKED TO APPROVE?

A: The PlanVista stockholders are being asked to adopt the merger agreement.

Q:       ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
         MERGER?

A: Yes. Set forth under the heading "Risk Factors" beginning on page 22 of this joint proxy statement/prospectus are a number of risk factors that you should consider carefully before voting.

Q:       HOW DO STOCKHOLDERS VOTE?

A: If you are a PlanVista stockholder of record, you may submit a proxy for PlanVista's special meeting by: completing, signing, dating and returning the proxy card in the pre-addressed envelope provided; using the telephone; or using the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the special meeting, please refer to the instructions on your proxy card.

         If you hold your shares of PlanVista common stock or PlanVista series C preferred stock in a brokerage account or if your shares are held in "street name," you must provide the stockholder of record of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your broker or nominee for directions on providing instructions to vote your shares and to see if you may use the telephone or the Internet to provide instructions on how to vote your shares.

         If you are a stockholder of record, you may also vote at PlanVista's special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q: WHAT WILL HAPPEN TO PLANVISTA'S OUTSTANDING STOCK OPTIONS UNDER ITS EQUITY COMPENSATION PLANS?

A: Options to purchase shares of PlanVista common stock will be canceled. At the effective time of the merger, the compensation committee of the board of directors of ProxyMed will grant to certain of the officers and employees of PlanVista identified by PlanVista's compensation committee options under ProxyMed's stock option plans to purchase an aggregate of 200,000 shares of ProxyMed common stock in individual amounts as determined by PlanVista's compensation committee and approved by ProxyMed's compensation committee. Those options will have an exercise price equal to the lower of the last reported sale price of ProxyMed's common stock on the Nasdaq National Market on the date of the merger or $17.74 per share. All of those options will generally vest over a three-year period commencing on the grant date, such that two-thirds of each option will vest on the first anniversary of the grant date, and the remaining one-third of each option will vest on the third anniversary of the grant date.

Q:       HOW DOES THE BOARD OF DIRECTORS OF PLANVISTA RECOMMEND THAT I VOTE?

A: After careful consideration, the PlanVista board of directors has unanimously (with the exception of Michael Falk, who abstained from voting) determined that the merger with ProxyMed is advisable, fair to and in the best interests of PlanVista and its stockholders and has approved the merger agreement and the merger. Accordingly, the PlanVista board of directors has declared the advisability of the merger and the merger agreement and recommends that PlanVista stockholders vote "FOR" the proposal to adopt the merger agreement. For a description of the reasons underlying the recommendation of the PlanVista board of directors with respect to the merger, please refer to the section of this joint proxy statement/prospectus entitled "The Merger--PlanVista's Reasons for the Merger" beginning on page 64.

Q:       WHAT VOTE OF PLANVISTA STOCKHOLDERS IS REQUIRED TO ADOPT THE MERGER
         AGREEMENT?

A: Under Delaware law, the adoption of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of PlanVista common stock and PlanVista series C preferred stock outstanding on ____________, 2004. Additionally, it is a condition to PlanVista's obligation to consummate the merger that the holders of a majority of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista, vote to adopt the merger agreement.

Q:       HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:       No other business will be conducted at the special meeting.

Q:       WHAT HAPPENS IF I DO NOT INDICATE HOW TO VOTE ON MY PROXY CARD?

A: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote "FOR" adoption of the merger agreement.

Q:       SHOULD PLANVISTA STOCKHOLDERS SEND IN THEIR PLANVISTA STOCK
         CERTIFICATES NOW?

A: No. You should not send in your stock certificate with your proxy. Following the merger, a letter of transmittal will be sent to PlanVista stockholders informing them where to deliver their PlanVista stock certificates in order to receive stock certificates representing ProxyMed common stock. You should not send in your PlanVista stock certificates prior to receiving this letter of transmittal.

Q:       ARE PLANVISTA STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under Delaware law PlanVista stockholders may exercise appraisal rights in connection with the merger. The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights. A stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights. A copy of Section 262 of the General Corporation Law of the State of Delaware, is attached to this joint proxy statement/prospectus as Annex D.

         For a more complete description of the appraisal rights, please refer to the section of this joint proxy statement/prospectus entitled "The Merger--Appraisal Rights" beginning on page 90.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PLANVISTA STOCKHOLDERS?

A: ProxyMed and PlanVista each expect the merger to qualify as a reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization for United States federal income tax purposes, PlanVista stockholders will recognize gain or loss on the receipt of cash in lieu of a fractional share or the receipt of cash as a result of the exercise of appraisal rights.

         We urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

         For a more detailed description of the tax consequences of the merger, please refer to the section of this joint proxy statement/prospectus entitled "The Merger--Material Federal Income Tax Considerations" beginning on page 88.

Q: WILL PLANVISTA STOCKHOLDERS BE ABLE TO TRADE THE PROXYMED COMMON STOCK RECEIVED IN CONNECTION WITH THE MERGER?

A: The shares of ProxyMed common stock issued in connection with the proposed merger will be freely tradable, unless you are an "affiliate" of PlanVista (as defined in the Securities Act of 1933), and will be listed on the Nasdaq National Market under the symbol "PILL." If you are an affiliate of PlanVista, you will be required to comply with applicable restrictions of Rule 145 of the Securities Act of 1933 in order to resell shares of ProxyMed common stock you receive in the merger.

Q:       WHAT DO I NEED TO DO NOW?

A: PlanVista stockholders should mail their completed and signed proxy card in the enclosed postage-paid envelope addressed to PlanVista's corporate headquarters to the attention of the secretary, as soon as possible.

         Please carefully review this joint proxy statement/prospectus and vote the proxy card or voting instruction card you receive or, if available, vote by Internet or telephone as soon as possible so that your shares may be represented at the special meeting of stockholders of PlanVista.

                                     SUMMARY

         This summary, together with the preceding Questions and Answers section, highlights selected information from this joint proxy statement/prospectus and may not contain all of the information about the merger that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the documents to which ProxyMed and PlanVista have referred you. See "Where You Can Find More Information" on page 215. ProxyMed and PlanVista have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

PROXYMED, INC.
2555 Davie Road, Suite 110
Fort Lauderdale, Florida 33317
Phone: (954) 473-1001

         ProxyMed, incorporated in Florida in 1989, is an electronic healthcare transaction processing services company providing connectivity services and related value-add products to physician offices, payers, medical laboratories, pharmacies and other healthcare institutions. Unlike ProxyMed's competitors, ProxyMed maintains an open electronic network for electronic transactions with no equity ownership in businesses engaged in the front-end (i.e., physician practice management software system vendors and other physician desk top vendors) or in the back-end (i.e., payers, laboratories and pharmacies). ProxyMed's business strategy is to leverage ProxyMed's leadership position in connectivity services in order to establish ProxyMed as the premier provider of automated financial, clinical and administrative transaction services primarily between small physician offices (offices with one to nine physicians) and payers, clinical laboratories and pharmacies.

         ProxyMed's electronic transaction processing services support a broad range of financial, clinical, and administrative transactions. To facilitate these services, ProxyMed operates Phoenix, ProxyMed's secure, proprietary national electronic information platform, which provides physicians and other healthcare providers with direct connectivity to one of the industry's largest list of payers, the industry's largest list of chain and independent pharmacies and the largest list of clinical laboratories. ProxyMed's products and services are provided from ProxyMed's operational facilities located in Fort Lauderdale, Florida; New Albany, Indiana; Santa Ana, California; Norcross, Georgia; and Sioux Falls, South Dakota. ProxyMed also operates its clinical computer network and portions of its financial and real time production computer networks from a secure, third-party co-location site in Atlanta, Georgia.

         ProxyMed common stock is traded on the Nasdaq National Market (symbol:
PILL).

PLANET ACQUISITION CORP.
2555 Davie Road, Suite 110
Fort Lauderdale, Florida 33317
Phone: (954) 473-1001

         Planet Acquisition Corp. is a wholly-owned subsidiary of ProxyMed, formed solely to effect the merger with PlanVista, and Planet Acquisition Corp. has not conducted any business. Pursuant to the merger agreement Planet Acquisition Corp. will merge with and into PlanVista, and PlanVista will continue as the surviving corporation.

PLANVISTA CORPORATION
4010 Boy Scout Boulevard, Suite 200
Tampa, Florida 33607
Phone: (813) 353-2300

         PlanVista, incorporated in Delaware in 1994, provides medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries. PlanVista's customers include healthcare payers such as insurance carriers, self-insured employers, third party administrators, health maintenance organizations, sometimes referred to as HMO's, and other entities that pay claims on behalf of health plans. PlanVista also provides services for health care providers, including individual providers, preferred provider organizations, sometimes referred to as PPO's, and other provider groups.

         PlanVista provides healthcare payers with access to its preferred provider network, known as the National Preferred Provider Network, which offers payers discounts on participating provider medical services. The National Preferred Provider Network is a "network of networks," comprised of more than 30 local PPO networks and independent physician associations with which PlanVista contracts, as well as directly contracted independent providers in some cases. The National Preferred Provider Network includes approximately 400,000 physicians, 4,000 acute care hospitals, and 55,000 ancillary care providers. In addition to offering payers in-network discounts, PlanVista has added medical bill review and negotiation through key strategic alliances. PlanVista's cost containment customers also benefit from its advanced claims repricing and network and data management services.

         PlanVista has leveraged its leading edge technology and management expertise to offer its clients network and data management outsourcing services that are independent of the National Preferred Provider Network access business. PlanVista's PayerServ business helps payers manage all of their network relationships, whether or not the payers also access the National Preferred Provider Network. PlanServ, PlanVista's other management offering, provides claims repricing and network and data management services that help PPOs support all of their payer relationships, not simply payer relationships that they maintain through National Preferred Provider Network.

         During the second quarter of 2003, PlanVista entered into a joint marketing and distribution agreement with ProxyMed pursuant to which PlanVista has access to ProxyMed's significant payer customers for purposes of marketing PlanVista's services.

         PlanVista common stock is traded on the Over-The-Counter Bulletin Board (symbol: PVST.OB).

THE MERGER

         In the merger, Planet Acquisition Corp., a wholly-owned subsidiary of ProxyMed, will merge with and into PlanVista, and as a result PlanVista will be the surviving corporation of the merger. If the merger becomes effective, each share of PlanVista common stock then outstanding will be canceled and converted into the right to receive a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,826,829 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista common stock immediately prior to the effective time of the merger. Upon completion of the merger, holders of PlanVista's series C preferred stock will be entitled to receive, for each share of PlanVista series C preferred stock then held by them (other than shares of series C preferred stock with respect to which a PlanVista series C preferred stockholder has exercised appraisal rights), a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,773,171 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista series C preferred stock immediately prior to the effective time of the merger. The total number of shares of ProxyMed common stock issuable as merger consideration is subject to a downward adjustment in the event certain fees, expenses and other obligations of PlanVista arising as a result of the merger exceed a specified amount. PVC Funding Partners, LLC, the holder of 96% of the outstanding PlanVista series C preferred stock, has agreed not to convert its series C preferred stock into common stock prior to the consummation of the merger. If any of the remaining PlanVista series C preferred stock are converted into PlanVista common stock prior to the closing of the merger, the number of ProxyMed shares allocated to the PlanVista common stockholders will be increased by the number of ProxyMed shares that the converting PlanVista series C preferred stockholders will receive upon consummation of the merger as a result of such conversion and the number of ProxyMed shares allocated to the remaining holders of the PlanVista series C preferred stock will be decreased by a like number. In the event that the amount owed by PlanVista to Commonwealth Associates Group Holdings, LLC pursuant to the advisory agreement causes certain fees, expenses and obligations of PlanVista in connection with the merger to exceed a specified amount, Commonwealth Associates Group Holdings, LLC has agreed to accept payment for such excess amount in shares of PlanVista common stock to be issued by PlanVista prior to the closing of the merger. Such shares of PlanVista common stock will be valued at the price per share that the holders of PlanVista common stock will be realizing as a result of the issuance of ProxyMed common stock in the merger.

         PlanVista stock options. If the merger is consummated, each outstanding option to purchase PlanVista common stock will be canceled. At the effective time of the merger, the compensation committee of the board of directors of ProxyMed will grant to those officers and employees of PlanVista identified by PlanVista's compensation committee options under ProxyMed's stock option plans to purchase an aggregate of 200,000 shares of ProxyMed common stock in individual amounts as determined by PlanVista's compensation committee and approved by ProxyMed's compensation committee. Those options will have an exercise price equal to the lower of the last reported sale price of ProxyMed's common stock on the Nasdaq National Market on the date of the merger or $17.74 per share. All of those options will generally vest over a three year period commencing on the grant date, such that two-thirds of each option will vest on the first anniversary of the grant date, and the remaining one-third of each option will vest on the third anniversary of the grant date.

         Ownership of ProxyMed after the merger and after the private equity offering. Upon completion of the merger, PlanVista's outstanding stock is expected to be converted into ProxyMed common stock representing approximately 23% of the shares ProxyMed on a fully-converted basis and the current holders of ProxyMed's outstanding stock, options and warrants will retain approximately 77% of ProxyMed.

         The Agreement and Plan of Merger, or merger agreement, is attached to this joint proxy statement/prospectus as Annex A. ProxyMed and PlanVista encourage you to read the merger agreement carefully.

REASONS FOR THE MERGER

         The PlanVista board of directors approved the merger for a number of compelling business, financial and strategic reasons, including the following (please see the section entitled "The Merger--PlanVista's Reasons for the Merger" on page 64 for a more complete discussion).

         -        Improved Growth Prospects with Larger Payers;

         -        Improved Receptivity by Providers;

         - Combining the Service Offerings of the Two Companies Better Serves the Customers of Both;

         -        Combined Technological Expertise Will Benefit Both Companies;

         -        ProxyMed's Resources Will Aid in Sales Promotion;

         -        Better Competitive Position;

         -        Increased Competition;

         - Elimination of the Competitive Disadvantage Posed by the Uncertainties of PlanVista's Current Financial Structure;

         -        Additional Cost-Savings and Benefits;

         -        Resolves PlanVista's Refinancing Pressures;

         -        Provides Improved Stockholder Liquidity;

         -        Pricing;

         -        Requires Stockholder Approval; and

         - Common Stockholders Will Receive a Proportionately Higher Percentage of Consideration than Preferred Stockholders.

         In short, the PlanVista board of directors believes that the merger offers PlanVista's stockholders, customers and employees, a unique opportunity to realize the benefits created by combining the two companies.

         The ProxyMed board of directors believes that the merger presents ProxyMed with an opportunity to expand its current claims processing transaction services into a comprehensive and innovative "end-to-end" claim processing and adjudication solution for its insurance payer customers. ProxyMed's board of directors also approved the merger for the following reasons:

         -        Entry into New Line of Business;

         -        New "End-To-End" Service Offering;

         -        Increased Sales Opportunities With Payers;

         -        Strengthened Business Ties With Select Customers;

         -        Expanded Technological Capabilities;

         -        Operating Cost Reductions; and

         -        Enhanced Public Profile.

         In short, the ProxyMed board of directors believes that the merger offers ProxyMed's shareholders, customers, and employees an attractive and compelling opportunity to expand its business and product and service offerings.

         Despite the foregoing, the potential benefits of the merger may not be achieved. See the sections entitled "Risk Factors--Risks Related to the Merger" on page 22, "The Merger -- ProxyMed Reasons for the Merger" on page 60 and "The Merger -- PlanVista Reasons for the Merger" on page 64.

RISK FACTORS

         The "Risk Factors" should be considered carefully by ProxyMed shareholders in evaluating whether to approve the proposal to amend ProxyMed's articles of incorporation and the proposals to issue ProxyMed common stock pursuant to the merger agreement and in connection with the ProxyMed private equity offering, and by PlanVista stockholders in evaluating whether to adopt the merger agreement. These risk factors should be considered along with any additional risk factors in the periodic reports of ProxyMed and PlanVista filed with the Securities and Exchange Commission and any other information included in this joint proxy statement/prospectus.

RECOMMENDATIONS OF THE PROXYMED BOARD OF DIRECTORS

         After careful consideration, the ProxyMed board of directors determined that the merger and the other proposals are advisable and in the best interests of ProxyMed and its shareholders, and unanimously, except for abstentions, recommends that ProxyMed shareholders vote "FOR" the proposal to issue ProxyMed common stock pursuant to the merger agreement, "FOR" the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, "FOR" the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, and "FOR" the proposal to amend the ProxyMed 2002 Stock Option Plan to increase the number of shares available for issuance under such plan from 600,000 to 1,350,000.

RECOMMENDATIONS OF THE PLANVISTA BOARD OF DIRECTORS

         After careful consideration, the PlanVista board of directors determined that the merger is advisable and in the best interests of PlanVista and its stockholders, and approved the merger agreement. The PlanVista board of directors recommends that the PlanVista stockholders vote "FOR" the proposal to adopt the merger agreement.

SPECIAL MEETING OF PROXYMED SHAREHOLDERS

         You can vote at the ProxyMed special meeting if you owned ProxyMed common stock or ProxyMed series C preferred stock at the close of business on ____________, 2004, the record date for the ProxyMed special meeting. On that date, there were _____ shares of ProxyMed common stock and _____ shares of ProxyMed series C preferred stock outstanding and entitled to vote. You can cast one vote for each share of ProxyMed common stock and each share of ProxyMed series C preferred stock that you owned on that date. Approval of the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares requires the affirmative vote of a majority of the outstanding shares of ProxyMed's common stock and ProxyMed series C preferred stock. Approval of the proposals to issue shares of ProxyMed common stock pursuant to the merger agreement, to issue shares of ProxyMed common stock in connection with the ProxyMed private equity offering, which are sometimes referred to hereinafter as the "issuance proposals," and the proposal to amend the ProxyMed 2002 Stock Option Plan to increase the number of shares available for issuance under such plan from 600,000 to 1,350,000 requires the affirmative vote of a majority of the total votes cast at the special meeting by holders of ProxyMed's common stock outstanding as of the record date, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock, provided that a quorum is present. As of the ProxyMed record date, ProxyMed's executive officers, directors and entities affiliated with them owned, in the aggregate, approximately ___% of ProxyMed's outstanding common stock and ProxyMed series C preferred stock.

SPECIAL MEETING OF PLANVISTA STOCKHOLDERS

         You can vote at the PlanVista special meeting if you owned PlanVista common stock or PlanVista series C preferred stock at the close of business on _____________, 2004, the record date for the PlanVista special meeting. On that date, there were ______ shares of PlanVista common stock and ______ shares of PlanVista series C preferred stock outstanding and entitled to vote. Approval of the proposal to adopt the merger agreement, which is sometimes referred to hereafter as the "merger proposal," requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of PlanVista common stock and PlanVista series C preferred stock. Additionally, it is a condition to PlanVista's obligation to consummate the merger that the holders of a majority of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista, vote to adopt the merger agreement. As of the PlanVista record date, PlanVista's executive officers, directors and entities affiliated with them owned, in the aggregate, approximately ___% of PlanVista's outstanding common stock and PlanVista series C preferred stock.

VOTING AGREEMENTS

         Certain ProxyMed shareholders holding approximately 23.1% of the outstanding shares of ProxyMed common stock as of the record date have entered into voting agreements with PlanVista and ProxyMed agreeing to vote all the shares of ProxyMed common stock they own in favor of the issuances proposals and the amendment to ProxyMed's articles of incorporation.

         Certain PlanVista stockholders holding less than 1% of the outstanding shares of PlanVista common stock and 96% of the outstanding shares of PlanVista series C preferred stock have entered into voting agreements with ProxyMed and PlanVista. The voting agreements require these stockholders to vote all of the shares of PlanVista common stock and PlanVista series C preferred stock they own in favor of the adoption of the merger agreement.

         For a more detailed description of the voting agreements, please refer to the section of this joint proxy statement/prospectus entitled "Voting Agreements" beginning on page 112 and Annexes E and F. We urge you to read these voting agreements carefully.

OPINION OF PROXYMED'S FINANCIAL ADVISOR

         On December 4, 2003, William Blair & Company, L.L.C. delivered its oral opinion, and subsequently confirmed in writing to the ProxyMed board of directors that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be paid by ProxyMed in the merger was fair, from a financial point of view, to ProxyMed. William Blair & Company, L.L.C. provided its opinion to the ProxyMed board of directors in connection with the board's consideration of the merger. The William Blair & Company, L.L.C. opinion is not a recommendation as to how any ProxyMed shareholder should vote with respect to the proposal to approve the issuance of shares of ProxyMed common stock in connection with the merger.

         The full text of the written opinion of William Blair & Company, L.L.C., which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex B. Shareholders of ProxyMed are urged to read the opinion carefully and in its entirety.

OPINION OF PLANVISTA'S FINANCIAL ADVISOR

         Peter J. Solomon Company, L.P. has delivered a written opinion, dated December 5, 2003, to the board of directors of PlanVista stating that, as of that date and subject to the various considerations set forth in its opinion, the consideration to be received by the holders of PlanVista common stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) in connection with the merger was fair from a financial point of view. The full text of this opinion is attached to this joint proxy statement/prospectus as Annex C. Holders of PlanVista common stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) are urged to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Peter J. Solomon Company, L.P. in providing its opinion. The opinion of Peter J. Solomon Company, L.P. is directed to the board of directors of PlanVista and does not constitute a recommendation as to how any PlanVista stockholder should vote with respect to any matter relating to the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Some directors and executive officers of ProxyMed have particular interests in the proposed merger.

         When ProxyMed shareholders consider the recommendation of the ProxyMed board of directors that they vote in favor of (i) the issuance of ProxyMed common stock pursuant to the merger agreement, (ii) the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and (iii) the amendment to ProxyMed's articles of incorporation. ProxyMed shareholders should be aware that some ProxyMed directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as shareholders of ProxyMed. These include interests and potential claims arising in connection with:

         - the retention of all ProxyMed directors to serve on the board of directors of ProxyMed;

         - the retention of the officers of ProxyMed to serve as officers of ProxyMed;

         - the possible granting of options to the officers and directors of ProxyMed;

         - the service of the one of the ProxyMed directors on the board of directors of PlanVista; and

         - the sale of ProxyMed common stock in connection with the private equity offering at a price below the trading price on the date that the Stock Purchase Agreement was entered into by ProxyMed.

         The ProxyMed board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend to ProxyMed shareholders that they vote for the proposal to approve the issuance of ProxyMed common stock pursuant to the merger agreement, the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the amendment to ProxyMed's articles of incorporation. As a result, Michael Falk abstained from voting on the proposal to approve the issuance of the shares of ProxyMed common stock in connection with the merger, the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, and Braden Kelly abstained from voting on the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering.

Some directors and executive officers of PlanVista have particular interests in the proposed merger.

         When PlanVista stockholders consider the recommendation of the PlanVista board of directors that they vote in favor of adoption of the merger agreement, PlanVista stockholders should be aware that some PlanVista directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of PlanVista. These interests include:

         - the agreement of ProxyMed to issue stock options to certain officers and directors of PlanVista following the merger;

         - employment arrangements that ProxyMed has entered into with Phillip S. Dingle, the Chairman and Chief Executive Officer of PlanVista and Jeffrey L. Markle, the President and Chief Operating Officer of PlanVista, pursuant to which Mr. Dingle and Mr. Markle will continue to serve as officers of PlanVista and ProxyMed following the merger;

         - significant cash bonuses that will be payable to Mr. Dingle and Mr. Markle upon consummation of the merger;

         - significant cash bonuses that will be payable to numerous PlanVista employees, including executive officers, under PlanVista's Incentive and Retention Program in the event of a merger where the consideration payable to PlanVista stockholders is at least equal to $1.00 or more per share of PlanVista Common Stock;

         - PlanVista's directors' and officers' insurance coverage and continuing indemnification arrangements; and

         - the appointment of one independent director of PlanVista selected by PlanVista and one additional independent director, who is affiliated with ProxyMed or PlanVista identified by the PlanVista board of directors, and who is reasonably acceptable to ProxyMed, to serve on the board of directors of ProxyMed.

         The PlanVista board of directors was aware of and considered these potentially conflicting interests when they approved the merger agreement. As a result, Michael Falk abstained from voting on the proposal to adopt the merger agreement.

Michael Falk is a director and beneficial owner of securities of both PlanVista and ProxyMed and controls Commonwealth Associates Group Holdings, LLC, one of PlanVista's advisors and its controlling shareholder.

         Michael Falk serves as one of the four directors of PlanVista designated by the PlanVista series C preferred stockholders. Mr. Falk is also the beneficial owner of the PlanVista series C preferred stock owned by PVC Funding Partners, LLC. He is a controlling owner of Commonwealth Associates Group Holdings, LLC, which is the managing member of PVC Funding Partners, LLC which owns 96% of the outstanding PlanVista series C preferred stock and represents 64.6% of the combined voting power of the common stock and series C preferred stock of PlanVista. Commonwealth Associates Group Holdings, LLC acted as one of PlanVista's investment advisers in connection with the merger and will receive upon consummation of the merger an investment advisory fee of approximately $1,398,500, subject to among other things, the price of the ProxyMed common stock at the effective time of the merger. For more information on Mr. Falk's ownership in PlanVista, please see the section entitled the "Security Ownership of Certain Beneficial Owners and Management of PlanVista" beginning on page 192.

         Mr. Falk is also a director of ProxyMed. He is the beneficial owner of 434,568 shares of ProxyMed common stock. Mr. Falk will also be the beneficial owner of 428,070 shares issued in connection with the private equity offering. For more information on Mr. Falk's ownership in ProxyMed, please see the section entitled the "Security Ownership of Certain Beneficial Owners and Management of ProxyMed" beginning on page 154.

         Mr. Falk abstained from voting on the proposal to approve the issuance of the shares of ProxyMed common stock in connection with the merger, the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares and on the proposal for PlanVista to adopt the merger agreement. These interests may create potential conflicts of interest.

Harold Blue, a former director and officer of ProxyMed and current director of PlanVista, owes ProxyMed approximately $186,000.

         Mr. Blue serves as one of the four PlanVista directors designated by the PlanVista series C preferred stockholders and serves at the pleasure of Mr. Falk by reason of his control of PVC Funding Partners, LLC.

         In April 1997, ProxyMed made loans totaling $350,000 to Harold Blue, ProxyMed's former chairman of the board and chief executive officer. The funds were advanced pursuant to two demand promissory notes in the principal amounts of $290,000 and $60,000, respectively, each bearing interest at a rate of 7-3/4% per annum. On June 30, 2000, ProxyMed amended the terms of these notes whereby interest on the notes ceased to accrue subsequent to July 1, 2000 and the loan plus accrued interest, totaling $435,900 at June 30, 2000, would be payable in a balloon payment in December 2001. In December 2001, a payment of $250,000 was received from Mr. Blue and applied against the outstanding balance of the loans. ProxyMed agreed to refinance the remaining $185,983 balance and a new promissory note was executed by Mr. Blue. The note is collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under the ProxyMed stock option plans along with additional warrants granted to Mr. Blue from various other public companies. In January 2002, Mr. Blue resigned from ProxyMed's board of directors and the remaining board members agreed to extend the exercise period of the stock options held as collateral for the note in an effort to maximize the potential for repayment. In June 2003, ProxyMed amended the promissory note executed in June 2000 by Mr. Blue. The amendment extended the maturity date of the promissory note for an additional twelve months to December 31, 2004 and also allowed Mr. Blue to offset any principal owed with certain amounts payable to Mr. Blue by ProxyMed as a result of a finder's fee arrangement with ProxyMed.

         Mr. Blue also serves as the President and Chief Operating officer of Commonwealth Associates Group Holdings, LLC, which is controlled by Michael Falk. Commonwealth Associates Group Holdings, LLC acted as one of PlanVista's investment advisers in connection with the transaction and will receive upon consummation of the merger an investment advisory fee of approximately $1,398,500, subject to among other things, the price of the ProxyMed common stock at the effective time of the merger. Mr. Blue will receive a part of this fee.

Other interested directors and officers

         Richard Corbin and Gary Mansfield serve as two of the four PlanVista directors designated by the PlanVista series C preferred stockholders and as such serve at the pleasure of Mr. Falk by reason of his control of PVC Funding Partners, LLC. From 1995 to 1998, Gary Mansfield was a director of ProxyMed, and from 1993 to 1998, he was an executive officer of ProxyMed.

         James K. Murray, III, a director of PlanVista, is a limited liability member of PVC Funding Partners, LLC.

         A. Thomas Hardy, Senior Vice President of ProxyMed, and Edwin M. Cooperman, a ProxyMed director, each own minority interests in certain entities affiliated with Commonwealth Associates Group Holdings, LLC.

         From 1993 to 2000, Bennett Marks, the current Chief Financial Officer of PlanVista, was the Executive Vice President-Finance, Chief Financial Officer and director of ProxyMed.

         William L. Bennett, a current director of PlanVista, will become a director of ProxyMed following the merger. Following the consummation of the merger, PlanVista will continue to be obligated under a promissory note issued to William Bennett in the amount of $250,000.

CONDITIONS TO THE COMPLETION OF THE MERGER

         The completion of the merger is subject to the prior satisfaction or waiver of a number of conditions, including the following:

         - the merger agreement must be adopted by the stockholders of PlanVista;

         - the issuance of the shares of ProxyMed common stock to be issued in connection with the merger, the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the amendment to ProxyMed's articles of incorporation must all be approved by ProxyMed's shareholders;

         - ProxyMed's registration statement, of which this joint proxy statement/prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness shall have been issued and no proceeding for that purpose, and no similar proceeding related to the joint proxy statement/prospectus, shall have been initiated or threatened in writing by the Securities and Exchange Commission;

         - no governmental entity shall have enacted or issued any law, regulation or order that is in effect and has the effect of making the merger illegal or otherwise prohibiting the closing;

         - all required material governmental consents and approvals shall have been obtained;

         - all waiting periods under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, if applicable, must have expired or been terminated;

         - the shares of ProxyMed common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market, subject to notice of issuance;

         - no governmental entity will have commenced or threatened in writing any proceeding preventing the merger or requiring ProxyMed to make certain divestitures;

         - the representations and warranties of each party in the merger agreement must be true and correct, subject to various qualifications;

         - the parties must have complied in all material respects with their respective agreements in the merger agreement;

         - no material adverse effect with respect to either ProxyMed or PlanVista shall have occurred since the date of the merger agreement;

         - the merger agreement shall have been adopted by holders of at least a majority of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista; and

         - holders of not more than ten percent (10%) of PlanVista's issued and outstanding common stock shall have demanded appraisal of their shares of PlanVista common stock under the Delaware General Corporation Law.

TERMINATION OF THE MERGER AGREEMENT

         Before completion of the merger, and subject to certain qualifications, the merger agreement may be terminated by any of the parties under any of the following circumstances:

         - by mutual consent duly authorized by the boards of directors of ProxyMed and PlanVista;

         - by ProxyMed or PlanVista, if the merger is not completed by April 30, 2004, except that the right to terminate the merger agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or by April 30, 2004, and this action or failure to act constitutes a material breach of the merger agreement;

         - by ProxyMed or PlanVista, if a governmental authority has issued a final nonappealable order, decree or ruling or taken any other action, in any case having the effect of permanently enjoining, restraining or prohibiting the merger;

         - by ProxyMed or PlanVista, if the merger is not approved by the stockholders of PlanVista, except that the right to terminate the merger agreement under this provision is not available to PlanVista where the failure to obtain stockholder approval was caused by an action or failure to act by PlanVista that constitutes a breach of the merger agreement;

         - by ProxyMed or PlanVista, if the issuance of shares of ProxyMed common stock in the merger, the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the amendment to ProxyMed's articles of incorporation shall not have been approved by ProxyMed's shareholders, except that the right to terminate the merger agreement under this provision is not available to ProxyMed if the failure to obtain shareholder approval was caused by an action or failure to act by ProxyMed that constitutes a breach of the merger agreement;

         - by ProxyMed at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of stockholders of PlanVista, if a triggering event with respect to PlanVista occurs (each of these events is further described under the section of this joint proxy statement/prospectus entitled "The Merger Agreement--Termination of the Merger Agreement" beginning on page 108);

         - by PlanVista at any time prior to the approval of the issuance of shares of ProxyMed common stock in the merger by the required vote of shareholders of ProxyMed, if a triggering event with respect to ProxyMed occurs (each of these events is further described under the section of this joint proxy statement/prospectus entitled "The Merger Agreement--Termination of the Merger Agreement" beginning on page 108);

         - by PlanVista upon a breach of any representation, warranty, covenant or agreement on the part of ProxyMed, or if any of ProxyMed's representations or warranties have become untrue, so that the corresponding condition to closing the merger would not be met, or if a material adverse effect with respect to ProxyMed shall have occurred; however, if the breach or inaccuracy or material adverse effect on ProxyMed is curable and ProxyMed continues to exercise all reasonable efforts to cure the breach or inaccuracy or material adverse effect, then PlanVista may not terminate the merger agreement if, in the case of a breach or inaccuracy, it is cured within 30 days after delivery of the notice of breach or inaccuracy or, in the case of a material adverse effect on ProxyMed, it is cured within 45 days after delivery of the notice of material adverse effect, or if PlanVista has materially breached the merger agreement;

         - by ProxyMed upon a breach of any representation, warranty, covenant or agreement on the part of PlanVista under the merger agreement, or if any of PlanVista's representations or warranties have become untrue, so that the corresponding condition to closing the merger would not be met, or if a material adverse effect shall have occurred; however, if the breach or inaccuracy or material adverse effect on PlanVista is curable and PlanVista continues to exercise all reasonable efforts to cure the breach or inaccuracy or material adverse effect, then ProxyMed may not terminate the merger agreement if, in the case of a breach or inaccuracy, it is cured within 30 days after delivery of the notice of breach or inaccuracy or, in the case of a material adverse effect on PlanVista, it is cured within 45 days after delivery of the notice of material adverse effect, or if ProxyMed has materially breached the merger agreement;

         - by PlanVista in respect of a superior offer (as defined below); or

         - by PlanVista or ProxyMed, if either party does not mail the joint proxy statement/prospectus to its respective shareholders by February 12, 2004, provided that each party has used all commercially reasonable efforts to mail the proxy by such date.

EXPENSES AND TERMINATION FEES

         All fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such expenses whether or not the merger is consummated; provided, however, that ProxyMed and PlanVista shall share equally
(i) all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing with the SEC of this joint proxy statement/prospectus (including any preliminary materials related thereto) and this registration statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee(s) for the antitrust filings, if any.

PlanVista Fees

         PlanVista has agreed to pay ProxyMed a termination fee equal to $2,000,000 in immediately available funds in the event that the merger agreement is terminated:

         - by ProxyMed at any time prior to approval of the merger by PlanVista's stockholders because a triggering event has occurred with respect to PlanVista;

         -        by PlanVista because of a superior offer; or

         - as a result of the failure of PlanVista to obtain the PlanVista stockholder approval of the merger if prior to termination of the merger agreement, an acquisition proposal (see page 104) with respect to PlanVista was publicly disclosed and within twelve months following the termination of the merger agreement, either an acquisition with respect to PlanVista was consummated, or PlanVista enters into a contract providing for an acquisition which is later consummated, whether during or after such twelve-month period.

         PlanVista has agreed to immediately reimburse ProxyMed for all the transaction expenses incurred by ProxyMed, up to a maximum of $500,000, in the event that PlanVista obtains stockholder approval of the adoption of the merger agreement, but does not obtain approval by a majority of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista, and PlanVista does not waive such condition to closing.

NO SOLICITATION OF TRANSACTIONS

         Until the merger is completed or the merger agreement is terminated, PlanVista has agreed not to take any action with regard to an acquisition proposal, as described on page 103 of this joint proxy statement/prospectus, unless it receives an unsolicited acquisition proposal prior to its stockholders' meeting and its board of directors concludes in good faith that such acquisition proposal is reasonably likely to result in a superior offer, as described on page 104 of this joint proxy statement/prospectus. If PlanVista receives an acquisition proposal which its board of directors considers to be a superior offer PlanVista may, subject to the conditions specified on page 103 of this joint proxy statement/prospectus, furnish non-public information regarding itself and may enter into discussions with the person who made the acquisition proposal.

         PlanVista has agreed to inform ProxyMed promptly as to any acquisition proposal, or request for non-public information, or any inquiry that it reasonably believes would lead to an acquisition proposal. PlanVista has agreed to inform ProxyMed of the status and details of any acquisition proposal. PlanVista has agreed to provide to ProxyMed a copy of all written and other materials provided to it in connection with any acquisition proposal request or inquiry.

ACCOUNTING TREATMENT OF THE MERGER

         ProxyMed intends to account for the merger using the purchase method of accounting for business combinations, with ProxyMed being considered the acquirer of PlanVista, in conformity with accounting principles generally accepted in the United States of America. This means that ProxyMed will allocate the purchase price to the fair value of assets, including identifiable intangible assets acquired and liabilities assumed from PlanVista at the effective time of the merger, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at the time of the acquisition and at least annually thereafter.

DIRECTORS AND EXECUTIVE OFFICERS OF PROXYMED FOLLOWING THE MERGER

         At the effective time of the merger, ProxyMed's board of directors shall appoint one independent director of PlanVista selected by PlanVista and one additional independent director, who is not affiliated with ProxyMed or PlanVista identified by the PlanVista board of directors, and who is reasonably acceptable to ProxyMed, to serve on the board of directors of ProxyMed. William
L. Bennett, a current independent director of PlanVista, will be appointed to serve as a director of ProxyMed following the merger.

APPRAISAL RIGHTS

         Under Delaware law, PlanVista stockholders are entitled to appraisal rights with respect to the merger and, if the merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares of PlanVista stock. In general, to preserve their appraisal rights, PlanVista stockholders who wish to exercise these rights must:

         - deliver a written demand for appraisal to PlanVista at or before the time the vote is taken at the PlanVista special meeting;

         -        not vote their shares for adoption of the merger agreement;

         - continuously hold their shares of PlanVista stock from the date they make the demand for appraisal through the closing of the merger; and

         - comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law.

         The text of Section 262 of the Delaware General Corporation Law governing appraisal rights is attached to this joint proxy statement/prospectus as Annex D. Your failure to comply with the procedures described in Annex D will result in the loss of appraisal rights. We urge you to read the text of Section 262 governing appraisal rights carefully.

COMPARISON OF SHAREHOLDER RIGHTS

         The rights of stockholders of PlanVista as shareholders of ProxyMed after the merger will be governed by ProxyMed's existing amended and restated articles of incorporation and its existing amended and restated bylaws, as such documents may be amended in the future. Those rights significantly differ from the current rights of PlanVista stockholders under PlanVista's certificate of incorporation and bylaws.

MARKET PRICE INFORMATION

         Shares of ProxyMed common stock are listed on the Nasdaq National Market. On December 5, 2003, the last full trading day prior to the public announcement of the proposed merger, ProxyMed's common stock closed at $16.01 per share. On ____________, 2004, the latest practicable date before the printing of this joint proxy statement/prospectus, ProxyMed's common stock closed at $______ per share. The common stock of PlanVista is traded on the Over-The-Counter Bulletin Board. On December 5, 2003, the last full trading day prior to the public announcement of the proposed merger, PlanVista's common stock closed at $1.90 per share. On ____________, 2004, the latest practicable date before the printing of this joint proxy statement/prospectus, PlanVista's common stock closed at $_______ per share. The companies urge you to obtain current market quotations for ProxyMed common stock.

LISTING OF PROXYMED COMMON STOCK AND DEREGISTRATION OF PLANVISTA COMMON STOCK

         ProxyMed's common stock is currently traded on the Nasdaq National Market under the symbol "PILL." The ProxyMed common stock to be issued in the merger will be listed for trading on the Nasdaq National Market.

         If the merger is completed, PlanVista common stock will cease to be traded on the Over-The-Counter Bulletin Board and will be deregistered under the Securities and Exchange Act of 1934, and PlanVista will no longer file periodic reports with the Securities and Exchange Commission.

RESTRICTIONS ON THE ABILITY TO SELL PROXYMED COMMON STOCK

         All shares of ProxyMed common stock to be received by PlanVista stockholders in connection with the merger will be freely transferable unless the holder is an affiliate of either PlanVista or ProxyMed under the Securities Act of 1933.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The merger generally is intended to qualify as a tax-free transaction and it is a condition to the merger that ProxyMed and PlanVista each receive legal opinions from counsel to the effect that the merger will constitute a reorganization within the meaning of 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, PlanVista stockholders who realize a loss as a result of the merger will not be allowed to recognize such loss for U.S. federal income tax purposes, and PlanVista stockholders who recognize a gain as a result of the exchange of PlanVista common stock for shares of ProxyMed common stock (and cash received in lieu of fractional shares) will be required to recognize such gain for U.S. federal income tax purposes but only to the extent of the cash received.

         Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

         THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A.

PROXYMED AND PLANVISTA COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

         The following table reflects the historical cash dividends declared per share, net income (loss) and book value per share of ProxyMed common stock and the historical cash dividends declared per share, net income (loss) and book value per share of PlanVista common stock in comparison with unaudited pro forma cash dividends declared per share, net loss and book value per share after giving effect to the pending merger of ProxyMed and PlanVista. The information in the following table should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and the ProxyMed historical consolidated financial statements and the PlanVista historical consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial data as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the period or as of the date presented.

         The historical book value per share information presented is computed by dividing total shareholders' equity for each of ProxyMed or PlanVista by the number of shares of ProxyMed or PlanVista common stock, respectively, outstanding as of the respective balance sheet date.

         The pro forma combined net loss per share information is computed by dividing the pro forma combined net income (loss) by the sum of ProxyMed's weighted average common shares outstanding during each period and the number of shares of ProxyMed common stock to be issued in connection with the proposed merger and the $24.1 million private equity offering, as if both transactions had been consummated on January 1, 2002.

         The unaudited pro forma condensed combined consolidated book value per ProxyMed share is computed by dividing total pro forma combined shareholders' equity by the pro forma number of shares of ProxyMed common stock outstanding at September 30, 2003 assuming the merger and the $24.1 million private equity offering had occurred on that date.

                                                                                       YEAR ENDED        NINE MONTHS
                                                                                       DECEMBER 31,         ENDED
                                                                                          2002        SEPTEMBER 30, 2003
                                                                                       ------------   ------------------
PROXYMED HISTORICAL:
      Cash dividends declared per common share                                           $   --             $   --
      Basic net income (loss) per common share                                           $ 0.21             $ 0.59
      Diluted net income (loss) per common share                                         $ 0.21             $ 0.58
      Book value per common share at the end of the period                               $ 7.48             $ 7.66

PLANVISTA HISTORICAL:
      Cash dividends declared per common share                                           $   --             $   --
      Basic and diluted net income per share applicable to common stockholders           $(2.72)            $(2.90)
      Book value per common share at the end of the period                               $(5.99)            $(8.47)

UNAUDITED PRO FORMA COMBINED PER SHARE DATA

                                                                                        YEAR ENDED        NINE MONTHS
                                                                                        DECEMBER 31,         ENDED
                                                                                           2002        SEPTEMBER 30, 2003
                                                                                        ------------   ------------------
PROXYMED AND PLANVISTA PRO FORMA COMBINED:
      Pro forma combined cash dividends per common share                                 $   --             $    --
      Pro forma basic and diluted combined net loss per common share                     $(2.25)  $         $ (0.02)
      Pro forma combined book value per share as of the end of the period                                   $ 10.51

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL INFORMATION OF PROXYMED

         The following table sets forth ProxyMed's selected consolidated financial data for each of the five years ended December 31, 2002 and the nine month periods ended September 30, 2003 and 2002, respectively. Such information has been prepared from the audited consolidated financial statements and the unaudited consolidated financial statements of ProxyMed. You should read this information together with the consolidated financial statements and other financial information contained elsewhere in this joint proxy statement/prospectus.

                                      Nine Months Ended
                                        September 31,                               Year Ended December 31,
                                  -------------------------   ---------------------------------------------------------------------
                                      2003          2002         2002          2001           2000           1999           1998
                                  -----------    ----------   ----------   -----------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
   Revenues                       $    53,194    $   36,988   $   50,182   $    43,230    $    33,441    $    29,023    $    22,249
   Operating income (loss)        $    (3,021)   $      703   $    1,340   $    (6,712)   $   (23,460)   $   (20,019)   $   (11,087)
   Income (loss) from
     continuing operations        $     1,200    $    1,219   $    1,950   $    (6,798)   $   (26,927)   $   (20,120)   $   (11,194)
   Income (loss) from
     discontinued operations      $        --    $       --   $       --   $        --    $       241    $    (1,714)   $      (595)
   Net income (loss) applicable
     to common shareholders       $     1,200    $      607   $    1,338   $   (19,060)   $   (48,052)   $   (21,856)   $   (11,788)

PER SHARE DATA:
Basic and diluted net loss
  per share of common
  stock:
   Income (loss) from
     continuing operations        $      0.18    $     0.10   $     0.21   $     (8.81)   $    (37.03)   $    (16.75)   $    (10.73)
   Income (loss) from
     discontinued operations      $        --    $       --   $       --   $        --    $      0.19    $     (1.43)   $     (0.57)
   Net income (loss)              $      0.18    $     0.10   $     0.21   $     (8.81)   $    (36.84)   $    (18.18)   $    (11.30)

Diluted Weighted average
     Common shares outstanding      6,815,247     6,282,258    6,396,893     2,162,352      1,304,342      1,202,136      1,043,558

DIVIDEND DATA:
   Dividends on
     common stock                 $        --    $       --   $       --   $        --    $        --    $        --    $        --
   Dividends on
     cumulative preferred stock   $        --    $       --   $       --   $     1,665    $     1,275    $        22    $        --

                                     September 30,                               December 31,
                                  -------------------     -------------------------------------------------------
                                   2003        2002        2002         2001        2000       1999         1998
                                  -------     -------     -------     -------     -------     -------     -------
BALANCE SHEET DATA:
  Working capital                 $14,714     $29,140     $ 8,749     $ 9,393     $12,156     $12,580     $ 7,565
  Convertible notes               $13,400     $    --     $13,400     $    --     $    --     $    --     $    --
  Other long-term obligations     $ 4,001     $   307     $ 2,581     $   442     $   729     $   583     $ 1,367
  Total assets                    $81,810     $56,136     $88,704     $35,882     $27,666     $44,773     $46,903
  Net assets of
     discontinued operations      $    --     $    --     $    --     $    --     $    --     $ 3,022     $ 4,040
  Stockholders' equity            $51,942     $49,553     $50,735     $22,873     $22,377     $37,756     $40,279

SELECTED HISTORICAL FINANCIAL INFORMATION OF PLANVISTA

         The following table sets forth PlanVista's selected historical consolidated financial data for each of the five years ended December 31, 2002, 2001, 2000, 1999, and 1998, and the nine month periods ended September 30, 2003 and 2002, respectively. Such information has been prepared from PlanVista's audited consolidated financial statements and its unaudited condensed consolidated financial statements. This information should be read in conjunction with the related consolidated financial statements and notes thereto appearing elsewhere in this joint proxy statement/prospectus.

                                                  Nine Months Ended
                                                     September 30                            Year Ended December 31,
                                                 --------------------     ----------------------------------------------------------
                                                   2003        2002        2002       2001(1)      2000(1)     1999(1)      1998(1)
                                                 --------    --------    --------    ---------    ---------    --------    --------
                                                     (unaudited)
STATEMENT OF OPERATIONS DATA:
(In thousands, except per share amounts)
Operating revenue                                $ 23,954    $ 24,746    $ 33,141    $  32,918    $  26,964    $ 18,691    $ 10,024
                                                 --------    --------    --------    ---------    ---------    --------    --------
Cost of operating revenue:
   Personnel expense                                6,568       6,617       8,474        9,137        8,301       8,189       4,937
   Network access fees                              4,575       4,014       5,122        5,343        3,896       2,521       1,894
   Other                                            4,191       4,353       5,826        6,521        4,288       4,013       4,058
   Depreciation                                       425         384         528          467          303         723         247
   Costs related to ProxyMed agreement                846          --          --           --           --          --          --
                                                 --------    --------    --------    ---------    ---------    --------    --------
    Total cost of operating revenue                16,605      15,368      19,950       21,468       16,788      15,446      11,136
Bad debt expense                                    1,262       1,980       3,356        3,348          649         624          --
Offering costs                                         --          --       1,213           --           --          --          --
Amortization of goodwill                               --          --          --        1,378        1,380       1,388         967
Loss on impairment of intangible assets                --          --          --           --        5,513          --          --
Loss (gain) on sale of investments, net                --          --          --        2,503         (332)     (4,630)    (33,240)
Interest expense                                    2,032       4,649       5,628       12,098       10,489       7,737       5,540
Other  (income) expense                              (650)         --          --         (175)         868        (373)     11,921
Equity in loss of joint venture                        --          --          --           --           --         208          --
                                                 --------    --------    --------    ---------    ---------    --------    --------

Income (loss) before (benefit)  provision for
   income taxes,  minority  interest,
   discontinued operations, loss on sale of
   discontinued operations, extraordinary loss,
   and cumulative effect of change in
   accounting principle                             4,705       2,749       2,994       (7,702)      (8,391)     (1,709)     13,700
Net income (loss)                                   3,486       3,702       4,185      (45,221)    (104,477)        104       9,698
 Preferred stock accretion and
   preferred stock dividend                       (52,286)    (31,080)    (48,777)          --           --          --          --
 Loss (income) applicable to common
   stockholders                                   (48,800)    (27,378)    (44,592)     (45,221)    (104,477)        104       9,698
Basic and diluted net income (loss) per share
   from continuing operations before
   minority interest, discontinued operations,
   loss on sale of assets, extraordinary item,
   and cumulative effect of change in
   accounting principle                          $   0.21    $   0.23    $   0.25    $   (2.37)   $   (0.37)   $  (0.08)   $   0.55
   Basic and diluted net (loss)
   income per share applicable to
   common stockholders                           $  (2.90)   $  (1.68)   $  (2.72)   $   (3.11)   $   (7.64)   $   0.01    $   0.67
Dividends declared per share of
   common stock                                        --          --          --           --           --    $ 0.4125          --
Average common shares outstanding:
   Basic                                           16,822      16,311      16,427       14,558       13,679      13,742      14,353
   Diluted                                         16,822      16,311      16,427       14,558       13,679      13,922      14,584

                                           As of
                                       September 30,                                  As of December 31,
                                      ----------------           --------------------------------------------------------------
                                      2003        2002           2002           2001(1)      2000(1)       1999(1)      1998(1)
                                      ----        ----           ----           -------      -------       -------      -------
BALANCE SHEET DATA:
Working capital (deficit)         $ (33,938)    $  1,170       $  1,178        $ (7,901)    $(104,859)    $ (44,329)    $ (93,903)
Total assets                         43,091       43,839         42,585          40,125       104,668       236,683       217,002
Total debt                           44,420       45,701         45,544          76,086        66,038        95,762        97,322
Series C preferred stock
   (As Restated)                    129,503       59,520(2)      77,217(2)           --            --            --            --
Stockholders' equity (deficit)
   (As Restated for 2002)          (143,682)     (78,393)(2)    (95,606)(2)     (53,290)      (20,340)       86,281        91,652

---------------
(1) PlanVista has reclassified the business units sold in 2001 and 2000 as discontinued operations in the Consolidated Statements of Operations. During 2000, PlanVista sold its unemployment compensation, workers' compensation, workers' compensation managed care organization, and self-funded businesses. In 2001, PlanVista sold its third party administration and managing general underwriter business units.

(2) Restated for the classification of the series C preferred stock as described in Note 18 to the audited consolidated financial statements.

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

         The following summary selected unaudited pro forma condensed combined consolidated financial data gives effect to the proposed merger between ProxyMed and PlanVista using the purchase method of accounting for the business combination. The pro forma condensed combined consolidated financial data also gives effect to the $24.1 million in capital being raised in a private placement by ProxyMed whereby such proceeds are being used to retire debt of PlanVista and provide for payment of certain expenses associated with the transaction. In addition, the pro forma condensed consolidated financial data also gives effect to the ProxyMed acquisition of MedUnite on December 31, 2002. This data should be read in conjunction with ProxyMed's unaudited pro forma condensed combined consolidated financial statements and related notes thereto, which you can find beginning on page 207 of this joint proxy statement/prospectus.

         As of December 5, 2003, the pro forma condensed combined consolidated financial statements have been presented assuming an exchange ratio of 0.0869 shares of ProxyMed common stock in exchange for each share of PlanVista common stock and an exchange ratio of 0.0685 shares of ProxyMed common stock in exchange for each share of PlanVista series C preferred stock pursuant to the merger agreement and shares of ProxyMed common stock in exchange for each share of PlanVista series C preferred stock pursuant to the merger agreement.

         There can be no assurance that ProxyMed and PlanVista will not incur charges in excess of those included in the pro forma adjustments related to the merger or that ProxyMed's management will be successful in its effort to integrate the operations of the companies.

         The summary selected unaudited pro forma condensed combined consolidated financial data is derived from the unaudited pro forma condensed combined consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

         The unaudited pro forma condensed combined consolidated balance sheet data of ProxyMed gives effect to the proposed merger as if it had occurred on September 30, 2003, and combines the unaudited historical consolidated balance sheet of ProxyMed as of September 30, 2003, with the unaudited historical consolidated balance sheet of PlanVista as of September 30, 2003.

         The unaudited pro forma condensed combined consolidated statement of operations data of ProxyMed gives effect to the proposed merger and that of MedUnite as if they had been consummated on January 1, 2002. The unaudited pro forma condensed combined consolidated statement of operations data of ProxyMed for the year ended December 31, 2002 combines the audited historical consolidated statement of operations of ProxyMed for the year ended December 31, 2002, the audited historical consolidated statement of operations of PlanVista for the year ended December 31, 2002 and the audited historical statement of operations of MedUnite. Under Article 11-02 of Regulation S-X, the operations of MedUnite, along with pro forma adjustments, are required to be presented when more than one transaction has occurred or is probable to occur. The pro forma adjustments for MedUnite were previously filed by ProxyMed under a Form 8-K on March 17, 2002.

         The unaudited pro forma condensed combined consolidated statement of operations data of ProxyMed for the nine months ended September 30, 2003 combines the unaudited historical consolidated statement of operations of ProxyMed for the nine months ended September 30, 2003 with the unaudited historical consolidated statement of operations of PlanVista for the nine months ended September 30, 2003.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the proposed merger and the MedUnite merger had been consummated on January 1, 2002 or the financial position that would have occurred if the proposed merger had been consummated on September 30, 2003, nor is it necessarily indicative of future operating results or financial position. In regard to the ProxyMed/PlanVista merger, pro forma adjustments are based upon information and assumptions available at the time of the filing of the registration statement of which this joint proxy statement/prospectus is a part. The pro forma information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus and with ProxyMed's and PlanVista's historical consolidated financial statements and related notes thereto included in this joint proxy statement/prospectus.

         As part of the transaction, stock options of ProxyMed are being granted to certain PlanVista employees. Although the strike price of these options has been fixed at the lower of $17.74 or the market price on the date the merger is consummated, no effect to any compensation expense (if any is needed) has been provided for in the pro forma statements of operations or the balance sheet due to the market price of the Company's stock as of December 5, 2003 being below $17.74. At the time such options are actually granted, compensatory charges, if incurred, would be reflected in the financial statements of ProxyMed.

         Based on the preliminary valuation of identifiable amortizable intangible assets of PlanVista and allocation of the purchase price, the amortization expense associated with these assets is expected to be approximately $4.1 million over the five years after the consummation of the acquisition. Such expense may have a material impact on the combined companies calculation of net income and earnings per share. A preliminary allocation of the cost of the merger has been made based upon currently available information and management's estimates. The actual allocation and its results on operations may differ significantly from the pro forma amounts included herein.

         The impact of the merger on the overall effective tax rate of the combined company is uncertain. Although the combined company will attempt to optimize its overall effective tax rate and utilize all available net operating losses (subject to certain limitations), the pro forma tax provision reflects a full valuation allowance relative to net operating loss carryforwards and other net deferred tax assets.

                                                                                           NINE MONTHS
                                                                       YEAR ENDED             ENDED
                                                                    DECEMBER 31, 2002     SEPTEMBER 30, 2003
                                                                    -----------------     ------------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                     (UNAUDITED)

PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:

      Revenues                                                           $ 102,857             $  77,148
      Income (loss) before income taxes                                  $ (25,461)            $    (254)
      Benefit (provision) for income taxes                               $      --             $      --
      Net income (loss) applicable to common stockholders                $ (26,073)            $    (254)
      Basic and diluted net loss per common share                        $   (2.25)            $   (0.02)


PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET DATA:

      Working capital                                                                          $  13,084
      Total assets                                                                             $ 191,527
      Total shareholders' equity                                                               $ 126,909


COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

RECENT SHARE PRICES

         ProxyMed's common stock has been quoted on the Nasdaq National Market under the symbol "PILL" since its initial public offering in August, 1993. Since October 4, 2002, PlanVista's common stock has been quoted on the Over-The-Counter Bulletin Board under the symbol "PVST.OB." Prior to that time, PlanVista's stock was traded on the New York Stock Exchange. PlanVista's New York Stock Exchange symbol was "HPS" from May 1995 until April 2001, when PlanVista changed its symbol to "PVC" in connection with the change of its corporate name from HealthPlan Services Corporation to PlanVista Corporation. The table below sets forth the high and low sales prices of ProxyMed common stock and PlanVista common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this joint proxy statement/prospectus.

                                                         PROXYMED                    PLANVISTA
                                                          COMMON                      COMMON
                                                          STOCK                        STOCK
                                                  ---------------------         ---------------------
                                                   HIGH           LOW            HIGH            LOW
                                                  ------         ------         ------         ------
YEAR ENDING DECEMBER 31, 2003:
First Quarter                                     $11.45         $ 7.25         $ 1.80         $ 0.70
Second Quarter                                    $13.25         $ 7.08         $ 2.05         $ 0.75
Third Quarter                                     $16.40         $12.01         $ 3.65         $ 1.30
Fourth Quarter (through December 4, 2003)         $17.64         $14.55         $ 3.35         $ 1.74

YEAR ENDING DECEMBER 31, 2002:
First Quarter                                     $22.35         $15.00         $ 6.40         $ 4.25
Second Quarter                                    $21.99         $17.21         $ 6.30         $ 3.40
Third Quarter                                     $20.44         $10.50         $ 3.50         $ 1.06
Fourth Quarter                                    $15.95         $ 9.48         $ 2.50         $ 0.73

YEAR ENDING DECEMBER 31, 2001:
First Quarter                                     $23.44         $14.07         $ 9.44         $ 6.20
Second Quarter                                    $17.55         $10.05         $ 8.35         $ 6.60
Third Quarter                                     $17.00         $10.80         $ 7.97         $ 4.20
Fourth Quarter                                    $22.35         $11.25         $ 5.83         $ 4.14

         ProxyMed share prices prior to the fourth quarter of 2001 have been adjusted to reflect a 1-for-15 reverse stock split effected on August 17, 2001.

         The above table shows only historical comparisons and may not provide meaningful information to PlanVista stockholders in determining whether to approve the merger proposal or ProxyMed shareholders in determining whether to approve the charter amendment proposal or the issuance proposal. ProxyMed and PlanVista shareholders are urged to obtain current market quotations for ProxyMed and PlanVista common stock and to carefully review the other information contained in this joint proxy statement/prospectus in considering whether to adopt the merger agreement. Please refer to the section of this joint proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 215.

         The following table provides the closing prices per share of ProxyMed common stock as reported on the Nasdaq National Market, and of PlanVista common stock as reported on the Over-The-Counter Bulletin Board, in each case on December 5, 2003, the last full trading day preceding public announcement that ProxyMed and PlanVista had entered into the merger agreement, and _______, 2004, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus. This table also sets forth the equivalent price per share of PlanVista common stock on those dates.

                                     PROXYMED      PLANVISTA
                                      COMMON        COMMON
                                       STOCK        STOCK
                                     -------       ---------
December 5, 2003                     $16.01          $1.90
_________, 2004                      $               $

         No assurance can be given as to the market prices of ProxyMed common stock or PlanVista common stock at any time before the consummation of the merger or as to the market price of ProxyMed common stock at any time after the merger. Because the exchange ratios are subject to a fixed "ceiling," the exchange ratios will not be adjusted upward to compensate PlanVista stockholders for decreases in the market price of ProxyMed common stock that could occur before the merger becomes effective. In the event the market price of ProxyMed common stock decreases or increases prior to the consummation of the merger, the value of ProxyMed common stock to be received in the merger in exchange for PlanVista common stock and PlanVista series C preferred stock would correspondingly decrease or increase.

DIVIDEND INFORMATION

         Except for cash dividends paid by PlanVista in 1999, neither ProxyMed nor PlanVista has ever paid any cash dividends on their shares of common stock. Under the merger agreement, PlanVista has agreed not to pay cash dividends pending the completion of the merger, without the written consent of ProxyMed. Additionally, PlanVista's present lending agreement prohibits the payment of cash dividends. If the merger is not consummated, the PlanVista board of directors presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The ProxyMed board of directors presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

NUMBER OF SHAREHOLDERS

         As of December 4, 2003, there were approximately 312 shareholders of record of ProxyMed's common stock and approximately 4 stockholders of record of ProxyMed series C preferred stock. As of December 4, 2003, there were approximately 176 stockholders of record of PlanVista's common stock and approximately 8 stockholders of record of PlanVista series C preferred stock.

                                  RISK FACTORS

         In addition to the risks described in each company's reports on Forms 10-K and 10-Q relating to each company as an independent business, you should carefully consider the following matters in deciding whether to vote in favor of the merger. These matters have been grouped under three separate headings:
"Risks Related to the Merger," which discusses the risks of combining ProxyMed's and PlanVista's companies, risks under the merger agreement and potential conflicts of interest, "Industry and Business Risks Related to ProxyMed and Its Business," which discusses the risks of ProxyMed's industry and ProxyMed's business and "Industry and Business Risks Related to PlanVista and Its Business," which discusses the risks of PlanVista's industry and PlanVista's business. If any of these risks actually materialize, the business, financial condition or prospects of ProxyMed and PlanVista may be seriously harmed. In such case, the market price of ProxyMed common stock may decline, and you may lose all or part of your investment. See "Cautionary Statement Concerning Forward-Looking Statements" on page 45.

                           RISKS RELATED TO THE MERGER

         The merger involves risk for ProxyMed and PlanVista shareholders. PlanVista stockholders will be choosing to invest in ProxyMed common stock by voting in favor of the merger. In addition to other information included in this joint proxy statement/prospectus, including the matters addressed in the section of this joint proxy statement/prospectus entitled "Cautionary Statements Concerning Forward-Looking Statements" beginning on page 45, you should carefully consider the following risks before deciding whether to vote in favor of adoption of the merger agreement, in the case of PlanVista stockholders, or for the amendment to the articles of incorporation, the issuance of shares of ProxyMed common stock pursuant to the merger agreement and the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, in the case of ProxyMed shareholders. Additional risks and uncertainties not presently known to ProxyMed or PlanVista or that are not currently believed to be important to you may also adversely affect the merger and ProxyMed following the merger.

PROXYMED AND PLANVISTA MAY BE UNABLE TO OBTAIN THE SHAREHOLDER APPROVALS REQUIRED TO COMPLETE THE MERGER.

         The closing of the merger is subject to certain approvals by the shareholders of PlanVista and ProxyMed, which might not be obtained. The issuance of shares of ProxyMed common stock pursuant to the merger agreement and the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering require the affirmative vote of a majority of the total votes cast at the ProxyMed special meeting, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock, provided a quorum is present at the meeting. The amendment to ProxyMed's articles of incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of ProxyMed common stock entitled to vote at the ProxyMed special meeting, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock. Adoption of the merger agreement by PlanVista requires the affirmative vote of a majority of the PlanVista common shares and series C preferred stock outstanding. If any of these shareholder approvals are not obtained, the conditions to the closing of the merger will not be satisfied and the closing of the merger will not occur. Additionally, it is a condition to PlanVista's obligations to consummate the merger that a majority of the common stock represented at the PlanVista meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista, be voted in favor of the adoption of the merger agreement.

THE NUMBER OF SHARES THAT PLANVISTA STOCKHOLDERS WILL BE ENTITLED TO RECEIVE IS FIXED; IF THE MARKET PRICE OF PROXYMED'S COMMON STOCK DECLINES THE VALUE OF THE PROXYMED COMMON STOCK BEING ISSUED TO PLANVISTA STOCKHOLDERS WILL BE REDUCED.

         Upon the closing of the merger, each holder of shares of PlanVista stock will be entitled to receive a fixed number (which will be less than one) of shares of ProxyMed common stock for each share of PlanVista stock held by such stockholder at the closing of the merger. The market value of ProxyMed's shares fluctuates based upon general market and economic conditions, ProxyMed's business and prospects and other factors. Because the value of the consideration being paid to the PlanVista stockholders in the merger depends on the value of ProxyMed's common stock at the closing, the exact value of the consideration that PlanVista stockholders will be entitled to receive in the merger cannot now be determined. Additionally, any issuances of PlanVista common stock prior to the closing, including issuances of common stock in connection with (i) the conversion of the promissory note in favor of PVC Funding Partners, LLC, (ii) the conversion of the promissory notes and warrants in favor of Centra Benefits Services, Inc.,
(iii) PlanVista's make-whole obligation to HealthPlan Holdings, Inc., (iv) the exercise of outstanding stock options, (v) the payment of certain fees to Commonwealth Associates Group Holdings, LLC in shares of common stock, and (vi) the payment of incentive bonus payments of PlanVista in shares of common stock, would result in an increase in the total number of shares of PlanVista common stock outstanding prior to the effective time of the merger and thereby result in a decrease in the number of shares each PlanVista shareholder will be entitled to receive. Accordingly, even if the market price of the PlanVista stock increases prior to the merger, PlanVista stockholders will not be entitled to additional compensation.

         There will be no upward adjustment to the exchange ratio (except for reclassifications to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to ProxyMed common stock or PlanVista common stock), and the parties do not have the right to terminate the merger agreement based upon changes in the market price of either ProxyMed common stock or PlanVista common stock. The total number of shares of ProxyMed common stock issuable as merger consideration is subject to a downward adjustment in the event certain fees, expenses and other obligations of PlanVista arising as a result of the merger exceed a specified amount. In the event that the amount owed by PlanVista to Commonwealth Associates Group Holdings, LLC pursuant to the advisory agreement exceeds a fixed amount, Commonwealth Associates Group Holdings, LLC has agreed to accept payment for any excess fees in shares of PlanVista common stock to be issued by PlanVista prior to the closing of the merger. Such shares of PlanVista common stock will be valued at the price per share that the holders of PlanVista common stock will be realizing as a result of the issuance of ProxyMed common stock in the merger. Accordingly, if ProxyMed's stock price decreases or if certain fees, expenses and other obligations of PlanVista exceed a specified amount, PlanVista's stockholders will receive less in value for their shares of PlanVista stock.

SOME OF THE DIRECTORS AND EXECUTIVE OFFICERS OF PROXYMED AND PLANVISTA HAVE INTERESTS AND ARRANGEMENTS THAT COULD HAVE AFFECTED THEIR DECISIONS TO SUPPORT OR APPROVE THE TRANSACTION.

         All ProxyMed officers and directors and all PlanVista officers will continue to serve their respective company as of the closing date of the merger with the exception of Bennett Marks, PlanVista's Chief Financial Officer.

Michael Falk is a director and beneficial owner of securities of both PlanVista and ProxyMed and controls Commonwealth Associates Group Holdings, LLC, one of PlanVista's advisors and its controlling shareholder.

         Michael Falk serves as one of the four directors of PlanVista designated by the PlanVista series C preferred stockholders. Mr. Falk is also the beneficial owner of the PlanVista series C preferred stock owned by PVC Funding Partners, LLC. He is a controlling owner of Commonwealth Associates Group Holdings, LLC, which is the managing member of PVC Funding Partners, LLC which owns 96% of the outstanding PlanVista series C preferred stock and represents 64.6% of the combined voting power of the common stock and series C preferred stock of PlanVista. Commonwealth Associates Group Holdings, LLC acted as one of PlanVista's investment advisers in connection with the merger and will receive upon consummation of the merger an investment advisory fee of approximately $1,398,500, subject to among other things, the price of the ProxyMed common stock at the effective time of the merger. For more information on Mr. Falk's ownership in PlanVista, please see the section entitled the "Security Ownership of Certain Beneficial Owners and Management of PlanVista" beginning on page 192.

         Mr. Falk is also a director of ProxyMed. He is the beneficial owner of 434,568 shares of ProxyMed common stock. Mr. Falk will also be the beneficial owner of 428,070 shares issued in connection with the private equity offering. For more information on Mr. Falk's ownership in ProxyMed, please see the section entitled the "Security Ownership of Certain Beneficial Owners and Management of ProxyMed" beginning on page 154.

         Mr. Falk abstained from voting on the proposal to approve the issuance of the shares of ProxyMed common stock in connection with the merger, the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares and on the proposal for PlanVista to adopt the merger agreement. These interests may create potential conflicts of interest.

Harold Blue, a former director and officer of ProxyMed and current director of PlanVista, owes ProxyMed approximately $186,000.

         Mr. Blue serves as one of the four PlanVista directors designated by the PlanVista series C preferred stockholders and serves at the pleasure of Mr. Falk by reason of his control of PVC Funding Partners, LLC.

         In April 1997, ProxyMed made loans totaling $350,000 to Harold Blue, ProxyMed's former chairman of the board and chief executive officer. The funds were advanced pursuant to two demand promissory notes in the principal amounts of $290,000 and $60,000, respectively, each bearing interest at a rate of 7-3/4% per annum. On June 30, 2000, ProxyMed amended the terms of these notes whereby interest on the notes ceased to accrue subsequent to July 1, 2000 and the loan plus accrued interest, totaling $435,900 at June 30, 2000, would be payable in a balloon payment in December 2001. In December 2001, a payment of $250,000 was received from Mr. Blue and applied against the outstanding balance of the loans. ProxyMed agreed to refinance the remaining $185,983 balance and a new promissory note was executed by Mr. Blue. The note is collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under the ProxyMed stock option plans along with additional warrants granted to Mr. Blue from various other public companies. In January 2002, Mr. Blue resigned from ProxyMed's board of directors and the remaining board members agreed to extend the exercise period of the stock options held as collateral for the note in an effort to maximize the potential for repayment. In June 2003, ProxyMed amended the promissory note executed in June 2000 by Mr. Blue. The amendment extended the maturity date of the promissory note for an additional twelve months to December 31, 2004 and also allowed Mr. Blue to offset any principal owed with certain amounts payable to Mr. Blue by ProxyMed as a result of a finder's fee arrangement with ProxyMed.

         Mr. Blue also serves as the President and Chief Operating officer of Commonwealth Associates Group Holdings, LLC, which is controlled by Michael Falk. Commonwealth Associates Group Holdings, LLC acted as one of PlanVista's investment advisers in connection with the transaction and will receive upon consummation of the merger an investment advisory fee of approximately $1,398,500, subject to among other things, the price of the ProxyMed common stock at the effective time of the merger. Mr. Blue will receive a part of this fee.

Other interested directors and officers

         Richard Corbin and Gary Mansfield serve as two of the four PlanVista directors designated by the PlanVista series C preferred stockholders and as such serve at the pleasure of Mr. Falk by reason of his control of PVC Funding Partners, LLC. From 1995 to 1998, Gary Mansfield was a director of ProxyMed and from 1993 to 1998, he was an executive officer of ProxyMed.

         James K. Murray, III, a director of PlanVista, is a limited liability member of PVC Funding Partners, LLC.

         A. Thomas Hardy, Senior Vice President of ProxyMed, and Edwin M. Cooperman, a ProxyMed director, each own minority interests in certain entities affiliated with Commonwealth Associates Group Holdings, LLC.

         From 1993 to 2000, Bennett Marks was the Executive Vice
President-Finance, Chief Financial Officer and director of ProxyMed.

         William L. Bennett, a current director of PlanVista, will become a director of ProxyMed following the merger. Following the consummation of the merger, PlanVista will continue to be obligated under a promissory note issued to William Bennett in the amount of $250,000.

         Following the consummation of the merger, PlanVista will continue to be obligated under a promissory note issued to John Race, a former director of PlanVista, in the amount of $250,000.

         The directors and executive officers of PlanVista will receive continuing indemnification against certain liabilities and some of the directors and executive officers of PlanVista hold PlanVista stock options that potentially provide them with interests in the merger. At the effective time of the merger, ProxyMed's board of directors will appoint William L. Bennett, an independent director of PlanVista selected by PlanVista and one additional independent director, who is not affiliated with ProxyMed or PlanVista, identified by the PlanVista board of directors, and who is reasonably acceptable to ProxyMed, to serve on the board of directors of ProxyMed. In addition Phillip
S. Dingle, Jeffrey L. Markle, James T. Kearns, Robert A. Martin, David C. Reilly and Richard L. Lungen have each entered into employment arrangements with ProxyMed. Each of these agreements becomes effective upon the consummation of the merger. Under the agreements, these individuals are entitled to receive compensation and benefits as described under the section of this joint proxy statement/prospectus. For more information on these employment arrangements, see "The Merger--Interests of Certain Persons in the Merger" beginning on page 82.

THE STOCK PRICES AND BUSINESSES OF PROXYMED AND PLANVISTA MAY BE ADVERSELY AFFECTED IF THE MERGER IS NOT COMPLETED.

         If the merger is not completed, the market prices of ProxyMed common stock and PlanVista common stock may decline. In addition, ProxyMed's and PlanVista's businesses and operations may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the transaction, or there is customer or employee uncertainty surrounding the future direction of the product and service offerings and strategy of ProxyMed or PlanVista on a standalone basis. Completion of the merger is subject to several closing conditions, including obtaining requisite regulatory and shareholder approvals, and ProxyMed and PlanVista may be unable to obtain such approvals on a timely basis or at all. If the transaction is not completed, ProxyMed would not derive the strategic benefits expected to result from the transaction. ProxyMed and PlanVista will also be required to pay significant costs incurred in connection with the transaction, including legal, accounting and financial advisory fees, whether or not the transaction is completed. Moreover, under specified circumstances described in this joint proxy statement/prospectus and the merger agreement, PlanVista may be required to pay ProxyMed a termination fee of up to $2.0 million pursuant to the merger agreement, in connection with the termination of the merger agreement.

THE SUCCESS OF THE EXISTING COMMERCIAL RELATIONSHIP BETWEEN PROXYMED AND PLANVISTA AND THE FUTURE PROFITABILITY OF THE RELATIONSHIP MAY BE ADVERSELY AFFECTED IF THE MERGER IS NOT COMPLETED.

         In June 2003, ProxyMed and PlanVista entered into a joint marketing and distribution agreement to provide ProxyMed's electronic healthcare transaction processing services and PlanVista's network access and repricing service product as an integrated package to existing and prospective payer customers. The success of the joint marketing and distribution arrangement may be harmed to the extent that customers, suppliers, and others believe that the companies cannot effectively compete in the marketplace without the transaction or that the companies cannot work together effectively in marketing and selling their integrated products.

ALTHOUGH WE EXPECT THAT THE MERGER WILL RESULT IN BENEFITS TO THE COMBINED COMPANY, THE COMBINED COMPANY MAY NOT REALIZE THOSE BENEFITS BECAUSE OF INTEGRATION AND OTHER CHALLENGES.

         Any failure of the combined company to meet the challenges involved in integrating the operations of ProxyMed and PlanVista successfully or to realize any of the anticipated benefits or synergies of the merger could seriously harm the results of the combined company. Realizing the benefits of the merger will depend in part on the ability of the combined company to overcome significant challenges, including timely, efficient and successful execution of post-merger strategies, including:

         - integrating and combining certain of the operations of the two companies;

         -        retaining and assimilating the key personnel of each company;

         - retaining existing customers of each company and attracting new customers;

         - retaining strategic partners of each company and attracting new strategic partners; and

         - creating and maintaining uniform standards, controls, procedures, policies and information.

         The risks related to the execution of these post-merger strategies include:

         - the potential disruption of the combined company's on-going business and distraction of its management;

         - the difficulty inherent in combining product offerings and coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

         - the potential need to demonstrate to customers that the merger will not result in adverse changes in customer service standards or business; and

         - the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel.

THE SIGNIFICANT COSTS ASSOCIATED WITH THE MERGER MAY NOT PROVE TO BE JUSTIFIED IN LIGHT OF THE BENEFITS ULTIMATELY REALIZED AND COULD ADVERSELY AFFECT FUTURE LIQUIDITY AND OPERATING RESULTS.

         ProxyMed estimates that it will incur direct transaction costs of approximately $1,550,000 associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, PlanVista estimates that it will incur direct transaction costs estimated to be $5,650,000, which will be included as a part of the total purchase cost for accounting purposes. These numbers are estimates that are subject to increase. A portion of the PlanVista costs will be determined upon the closing. ProxyMed and PlanVista believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating certain operations of the two companies. The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. The significant costs associated with the merger may not prove to be justified in light of the benefits ultimately realized and could adversely affect future liquidity and operating results.

CHARGES TO EARNINGS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE COMBINED COMPANY'S COMMON STOCK FOLLOWING THE MERGER.

         In accordance with accounting principles generally accepted in the United States of America, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of ProxyMed common stock following the closing of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to PlanVista's net tangible assets, amortizable intangible assets, and intangible assets with indefinite lives based on their fair values as of the date of the closing of the merger, and record the excess of the purchase price over those fair values as goodwill. ProxyMed will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, ProxyMed may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization and potential impairment charges could have a material adverse effect on ProxyMed's results of operations.

IN ORDER TO BE SUCCESSFUL, THE COMBINED COMPANY MUST RETAIN AND MOTIVATE KEY EMPLOYEES, WHICH WILL BE MORE DIFFICULT IN LIGHT OF UNCERTAINTY REGARDING THE MERGER, AND FAILURE TO DO SO COULD SERIOUSLY HARM THE COMBINED COMPANY.

         In order to be successful, the combined company must retain and motivate executives and other key employees, including those in managerial, sales and technical positions. Employees of ProxyMed or PlanVista may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. These circumstances may adversely affect the combined company's ability to attract and retain key management, sales and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult because of the potential distractions of the merger.

RESALES OF PROXYMED COMMON STOCK FOLLOWING THE MERGER MAY CAUSE THE MARKET PRICE OF PROXYMED'S COMMON STOCK TO DECREASE.

         As of December 4, 2003, ProxyMed had 6,783,493 shares of common stock outstanding, and an aggregate of 3,575,729 shares of ProxyMed common stock were issuable upon the conversion, redemption or exercise, as applicable, of ProxyMed convertible debt, preferred stock and warrants and the exercise of outstanding employee or director stock options. ProxyMed expects that it will issue 3,600,000 shares of ProxyMed common stock in connection with the merger, 200,000 stock options and 1,691,229 shares of ProxyMed common stock in connection with the ProxyMed private equity offering. The issuance of these new shares of ProxyMed common stock and the sale of additional shares of ProxyMed common stock that may become eligible for sale in the public market from time to time upon exercise of options or other rights will increase the total number of shares of ProxyMed common stock outstanding. This increase will be substantial. Additionally, in connection with the ProxyMed private equity offering, ProxyMed has agreed to grant General Atlantic Partners 74, L.P., General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG., PVC Funding Partners, LLC, Comvest Venture Partners, L.P., Shea Ventures, L.P., and Robert Priddy certain demand and "piggy back" registration rights, pursuant to an amended and restated registration rights agreement. Sales of a significant number of shares of ProxyMed common stock could have the effect of depressing the market price for ProxyMed common stock.

PROXYMED WILL HAVE MORE INDEBTEDNESS AFTER THE MERGER.

         ProxyMed's debt outstanding as of November 30, 2003 was approximately $17.7 million. ProxyMed's pro forma debt outstanding as of September 30, 2003, after giving effect to the merger (as described in "Unaudited Pro Forma Condensed Combined Financial Information") would have been approximately $44 million on a consolidated basis. As a result of this increase in debt, demands on ProxyMed's cash resources will increase after the merger, which could have important effects on an investment in ProxyMed common stock. For example, the increased levels of indebtedness could, among other things:

         - adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

         -        reduce funds available for capital investment; and

         - create competitive disadvantages compared to other companies with lower debt levels.

         In connection with the merger, ProxyMed will be refinancing PlanVista's obligation to PVC Funding Partners, LLC in the principal amount of $20,500,000, as well as PlanVista's other obligations to HealthPlan Holdings, Inc. If ProxyMed is unable to refinance these obligations or obtain the funding necessary to repay these obligations on or before May 2005, it could have a material adverse effect on ProxyMed's business, financial condition and results of operations.

PROXYMED AND PLANVISTA MAY LOSE CUSTOMERS AS A RESULT OF THE MERGER.

         Whether or not the merger is completed, the announcement of the merger may cause disruptions, including potential loss of customers and other business partners, in the business of ProxyMed or PlanVista, which could have material or adverse effects on each company's or the combined company's business and operations.

         In addition, whether or not the merger is completed, ProxyMed's and PlanVista's customers, licensors and other business partners, in response to the announcement of the merger, may adversely change or terminate their relationships with either company or the combined company, which could have a material adverse effect on the business of the company concerned. Certain of ProxyMed's or PlanVista's current or potential customers may cancel or defer requests for each company's services. In addition, customers of both companies may expect preferential pricing as a result of the merger or the announcement of the merger. The announcement of the merger may also adversely affect the companies' ability to attract new customers.

THE MERGER MAY BE COMPLETED EVEN THOUGH MATERIAL ADVERSE CHANGES MAY RESULT FROM THE ANNOUNCEMENT OF THE MERGER, INDUSTRY-WIDE CHANGES AND OTHER CAUSES.

         In general, either party may refuse to complete the offer or the merger if there is a material adverse change affecting the other party before the closing. Certain types of changes, however, will not prevent the completion of the merger, even if they would have a material adverse effect on ProxyMed or PlanVista, including:

         -        changes in general economic or financial market conditions;

         - changes in conditions generally affecting the industry in which the company operates;

         - any litigation or other similar proceeding arising out of or in connection with the merger or the merger agreement;

         - changes in the market price or trading volume of ProxyMed or PlanVista capital stock or any failure of ProxyMed or PlanVista to meet published revenue or earnings projections, not excluding any underlying effects which is attributable to any of the foregoing and may have caused such failure to meet revenue or earnings projections;

         - compliance with express terms and conditions of the merger agreement;

         - the announcement or the pendency of the merger or any other transaction contemplated by the merger agreement;

         - any election of PlanVista stockholders seeking appraisal of their shares in accordance with Delaware General Corporation Law; or

         - any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

         If material adverse changes occur but ProxyMed and PlanVista still complete the merger, ProxyMed's stock price may suffer. This in turn may reduce the value of the merger to PlanVista stockholders.

THE PRO FORMA FINANCIAL STATEMENTS ARE NOT AN INDICATOR OF THE COMBINED COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS FOLLOWING THE MERGER.

         The pro forma financial statements contained in this joint proxy statement/prospectus are not an indicator of the combined company's financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of ProxyMed and PlanVista and many adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

         In addition, the actual earnings per share, which is referred to as EPS, of the combined company following the merger may decrease below that reflected in the pro forma financial information, which is lower than historical results of ProxyMed, for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the combined company's actual EPS following the merger. See the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 207. Any potential decline in ProxyMed's EPS may cause significant variations in the stock price of the combined company.

THE EFFECTIVE TAX RATE OF THE COMBINED COMPANY IS UNCERTAIN AS IT WILL BE THE RESULT OF NUMEROUS FACTORS INCLUDING EACH COMPANY'S ABILITY TO USE ITS NET OPERATING TAX LOSSES.

         The impact of the merger on the overall effective tax rate of the combined company is uncertain as it is the result of a variety of factors including the net effect of each company's specific tax rates and circumstances prior to the merger. PlanVista has been able to utilize certain net operating losses to reduce its effective tax rate, in compliance with applicable tax laws. Following the merger, such net operating losses will be subject to further restrictions and will likely not be able to be deducted by the combined entity at the same rate as PlanVista had prior to the merger for purposes of reducing the effective tax rate of the combined company. Although the combined company will attempt to optimize its overall effective tax rate, it is impossible to predict the effective tax rate of the combined company accurately. The combination of the operations of ProxyMed and PlanVista may result in an overall effective tax rate for the combined company that is higher than ProxyMed's currently reported tax rate, and it is possible that the effective tax rate of ProxyMed and PlanVista as a combined company may exceed the weighted average of the pre-merger tax rates of ProxyMed and PlanVista.

        INDUSTRY AND BUSINESS RISKS RELATED TO PROXYMED AND ITS BUSINESS

         If the merger is successfully completed, holders of PlanVista stock will become holders of ProxyMed common stock. ProxyMed's business differs from PlanVista's business, and ProxyMed's results of operations, as well as the price of ProxyMed common stock, may be affected by factors different than those affecting PlanVista's results of operations and the price of PlanVista common stock before the merger.

PROXYMED'S BUSINESS WILL SUFFER IF PROXYMED FAILS TO SUCCESSFULLY INTEGRATE INTO ITS BUSINESS THE CUSTOMERS, PRODUCTS, AND TECHNOLOGY OF THE COMPANIES IT ACQUIRES.

         ProxyMed has undertaken several acquisitions in the past few years as part of a business strategy to expand its business, and ProxyMed may continue in the future to acquire businesses, assets, services, products, and technologies from other persons or entities. During fiscal 2002, ProxyMed completed the acquisition of all of the outstanding stock of KenCom Communications & Services, Inc. and MedUnite, Inc. in May and December, respectively. In addition, ProxyMed acquired substantially all of the assets of MDIP, Inc. in July 2003 and the physician customer base of Claimsnet.com in September 2003. The anticipated efficiencies and other benefits to be derived from these acquisitions and future acquisitions may not be realized if ProxyMed is unable to successfully integrate the acquired businesses into ProxyMed's operations, including customers, personnel, product lines, and technology. ProxyMed is currently in the process of integrating into ProxyMed's operations, the customers, products, personnel and technology of MedUnite. There is no guaranty that ProxyMed will be able to successfully integrate MedUnite or any future acquired businesses into ProxyMed's operations. Integration of acquired businesses can be expensive, time consuming, and may strain ProxyMed's resources. Integration may divert management's focus and attention from other business concerns and expose ProxyMed to unforeseen liabilities and risks. ProxyMed may also lose key employees, strategic partners, and customers as a result of ProxyMed's inability to successfully integrate in a timely matter or as a result of relationships the acquired businesses may have with ProxyMed's competitors or the competitors of ProxyMed's customers and strategic partners. Some challenges that ProxyMed faces in successfully integrating PlanVista, MedUnite and other acquired businesses into ProxyMed's operations include:

         - conflicts or potential conflicts with customers, suppliers, and strategic partners;

         - integration of platforms, product lines, networks, and other technology;

         - the migration of new customers and products to ProxyMed's existing network;

         - the ability to cross-sell products and services to ProxyMed's new and existing customer base;

         -        retention of key personnel;

         - consolidation of accounting, operational and administrative functions;

         -        coordinating new product and process development;

         - increasing the scope, geographic diversity and complexity of operations;

         - difficulties in consolidating facilities and transferring processes and know-how; and

         - other difficulties in the assimilation of acquired operations, technologies or products.

GOVERNMENT REGULATION AND NEW LEGISLATION MAY HAVE A NEGATIVE IMPACT ON PROXYMED'S BUSINESS AND RESULTS OF OPERATIONS.

         As discussed below under the caption, "Healthcare and Privacy Related Legislation", the healthcare industry is highly regulated and is subject to extensive and frequently changing federal and state healthcare laws. Several state and federal laws govern the collection, dissemination, use and confidentiality of patient health care information. Final HIPAA rules on standards governing privacy of patient health care information were published in 2000. The implementation deadline for HIPAA's privacy related regulations was April 14, 2003. Although ProxyMed has undertaken several measures, including the adoption of policies and procedures for the handling of patient healthcare information, to ensure compliance with the privacy measures by the deadline and believes that ProxyMed is in compliance, the privacy regulations are broad in scope, and will require constant vigilance for ongoing compliance. ProxyMed cannot guarantee that ProxyMed, ProxyMed's business partners or customers are or will be in compliance in the future.

         HIPAA also mandates the use of standard transactions, standard identifiers, security and other provisions for electronic claims transactions. The deadline for compliance with the transaction code set aspects of HIPAA was October 16, 2003. However, covered entities, including ProxyMed and its physician and payer customers, may continue to process non-compliant transactions after October 16, 2003 so long as that covered entity is compliant with the "contingency planning" guidelines provided by CMS. A substantial number of ProxyMed's transactions, including those related to its acquisition of MedUnite, on behalf of its physician and payer customers are currently being processed in a non-HIPAA compliant manner in accordance with ProxyMed's contingency plan.

         ProxyMed expects, but cannot guarantee, that it will be able to complete the migration of these transactions into a HIPAA-compliant format on ProxyMed's Phoenix(TM) platform in an accurate and timely manner, and in close coordination with its physician and payer customers. ProxyMed may be subject to complaints by its customers with regard to the accuracy and timeliness of this migration, which complaints may lead to demands for credits from, or termination of contracts with, ProxyMed.

         ProxyMed's contracts with customers, strategic partners, providers, payers and other healthcare entities may mandate that ProxyMed's products and services be HIPAA compliant. If ProxyMed's products and services are not in compliance with HIPAA or any other alternative guidelines issued by CMS on or before the deadline and on an ongoing basis thereafter, ProxyMed's customers, strategic partners, and other healthcare providers with whom it contracts may terminate their contracts with ProxyMed or sue ProxyMed for breach of contract. Additionally, ProxyMed's revenues may be reduced as some of ProxyMed's non-compliant payer partners may be forced to accept paper-based transactions for which transactions ProxyMed it may not be the recipient for processing. ProxyMed may be also subject to penalties for non-compliance by federal and state government agencies, and patients who believe that their confidential health information have been misused or improperly disclosed may have certain causes of action under applicable state privacy or HIPAA-like laws against ProxyMed, ProxyMed's partners, or customers.

PROXYMED'S NETWORKS MAY NOT BE ABLE TO SCALE TO SUPPORT PROXYMED'S CONTINUED RAPID GROWTH, AND PROXYMED'S NETWORK INTEGRATION EFFORTS MAY NOT BE AS SUCCESSFUL OR TIMELY AS PROXYMED EXPECTS.

         ProxyMed's goal is to operate Phoenix(TM), its secure proprietary national electronic information platform, as one consolidated network that will provide for cost efficient scalability as ProxyMed continues to grow ProxyMed's customer base and transaction volumes. ProxyMed has a network upgrade project underway to enhance the scalability aspects of Phoenix(TM) as well as to integrate the transaction processing platforms that ProxyMed has acquired. If ProxyMed's network upgrade and integration projects are not completed in a timely basis, this could have a detrimental effect on ProxyMed's ability to process transactions efficiently and could result in lost customers and revenues.

WHILE PROXYMED GENERATED POSITIVE EARNINGS IN THIS PAST FISCAL YEAR AND IN THE NINE MONTHS ENDED SEPTEMBER 30, 2003, PROXYMED HAS INCURRED LOSSES IN THE PAST. THERE IS NO ASSURANCE THAT PROXYMED WILL CONTINUE TO GENERATE POSITIVE EARNINGS IN THE FUTURE AND THIS COULD HAVE A DETRIMENTAL EFFECT ON THE MARKET PRICE OF PROXYMED'S STOCK.

         While 2002 was ProxyMed's first full year of positive earnings, ProxyMed has incurred substantial losses, including losses of $19.1 million and $48.1 million for the fiscal years ended December 31, 2001 and 2000, respectively. As of December 31, 2002 and September 30, 2003, ProxyMed had accumulated deficits of $95.3 million and $94.1 million, respectively. While ProxyMed believes that ProxyMed's business model supports earnings growth in the future, various factors that may affect loss of customers and related revenues or increased and unforeseen expenses could cause ProxyMed to fall short of ProxyMed's financial goals. Such shortfall could have a detrimental effect on the market price of ProxyMed's stock.

THE ACCEPTANCE OF ELECTRONIC TRANSACTION PROCESSING IN THE HEALTHCARE INDUSTRY IS STILL IN ITS EARLY STAGES; THUS, THE FUTURE OF PROXYMED'S BUSINESS IS UNCERTAIN.

         ProxyMed's strategy anticipates that electronic processing of healthcare transactions, including transactions involving clinical as well as financial information, will become more widespread and that providers and third-party payers increasingly will use electronic transaction processing networks for the processing and transmission of data. Electronic transmission of healthcare transactions (and, in particular, the use of the Internet to transmit them) is still developing, and complexities in the nature and types of transactions which must be processed have hindered, to some degree, the development and acceptance of electronic transaction processing in this industry. While HIPAA and other government enacted legislation might be a catalyst for the use of the electronic processing of healthcare transactions, ProxyMed cannot assure that continued conversion from paper and phone-based transaction processing to electronic transaction processing in the healthcare industry, using proprietary physician management systems or the Internet, will occur.

BUSINESSES PROXYMED ACQUIRES MAY HAVE UNDISCLOSED LIABILITIES THAT MAY HAVE A NEGATIVE IMPACT ON PROXYMED'S RESULTS OF OPERATIONS AND REQUIRE UNANTICIPATED EXPENSE.

         In pursuing ProxyMed's acquisition strategy, ProxyMed's investigations of the acquisition candidates may fail to discover undisclosed liabilities of the acquisition candidates. If ProxyMed acquires a company having undisclosed liabilities, as a successor owner ProxyMed may be responsible for such undisclosed liabilities. ProxyMed tries to minimize ProxyMed's exposure to such liabilities by conducting appropriate due diligence, by requiring audited financial statements, by in some cases obtaining indemnification from the seller of the acquired companies, by in some cases deferring payment of a portion of the purchase price as security for the indemnification or by acquiring only specified assets. However, ProxyMed cannot insure that it will be able to obtain indemnifications or that they will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any undisclosed liabilities arising from ProxyMed's acquisitions. PlanVista will not be indemnifying ProxyMed in connection with the merger. In connection with the MedUnite acquisition, ProxyMed has only limited indemnification rights that may not be sufficient in amount or scope to offset losses resulting from unknown and undisclosed liabilities. Furthermore, the introduction of new products and services from acquired companies such as MedUnite may have a greater risk of undetected or unknown errors, "bugs," or liabilities than ProxyMed's historic products.

PROXYMED'S BUSINESS AND FUTURE SUCCESS MAY DEPEND ON PROXYMED'S ABILITY TO CROSS-SELL PROXYMED'S PRODUCTS AND SERVICES.

         ProxyMed's ability to generate revenue and growth depends on ProxyMed's ability to cross-sell its products and services to its existing customers and new customers resulting from acquisitions. ProxyMed's ability to successfully cross-sell its products and services is one of the most significant factors influencing ProxyMed's growth. There is no guaranty that ProxyMed will be successful in cross-selling its products and services, and ProxyMed's failure in this area would likely have an adverse affect on its business.

PROXYMED HAS IMPORTANT BUSINESS RELATIONSHIPS WITH OTHER COMPANIES TO MARKET AND SELL SOME OF PROXYMED'S CLINICAL AND FINANCIAL PRODUCTS AND SERVICES. IF THESE COMPANIES TERMINATE THEIR RELATIONSHIPS WITH PROXYMED, OR ARE LESS SUCCESSFUL IN THE FUTURE, PROXYMED WILL NEED TO ADD THIS EMPHASIS INTERNALLY, WHICH MAY DIVERT PROXYMED'S EFFORTS AND RESOURCES FROM OTHER PROJECTS.

         For the marketing and sale of some of ProxyMed's products and services, ProxyMed entered into important business relationships with physician office management information system vendors, with electronic medical record vendors, and with other distribution partners. These business relationships, which have required and may continue to require significant commitments of effort and resources, are an important part of ProxyMed's distribution strategy and generate substantial recurring revenue. Most of these relationships are on a non-exclusive basis, and ProxyMed cannot assure that its electronic commerce partners and other strategic partners, most of whom have significantly greater financial and marketing resources than ProxyMed does, will not develop and market products and services in competition with ProxyMed in the future or will not otherwise discontinue their relationship with ProxyMed. Also, ProxyMed's arrangements with some of ProxyMed's partners involve negotiated payments to the partners based on percentages of revenues generated by the partners. If the payments prove to be too high, ProxyMed may be unable to realize acceptable margins, but if the payments prove to be too low, the partners may not be motivated to produce a sufficient volume of revenues. The success of ProxyMed's important business relationships will depend in part upon its partners' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by such partners. If any such partners are unsuccessful in marketing ProxyMed's products, it will need to place added emphasis on these aspects of ProxyMed's business internally, which may divert ProxyMed's planned efforts and resources from other projects.

BECAUSE AN ERROR BY ANY PARTY IN THE PROCESS OF PROVIDING CLINICAL CONNECTIVITY, SUCH AS PRESCRIBING DRUGS, FILLING PRESCRIPTIONS, AND TRANSMITTING LABORATORY ORDERS AND RESULTS COULD RESULT IN SUBSTANTIAL INJURY TO A PATIENT, PROXYMED'S LIABILITY INSURANCE MAY NOT BE ADEQUATE IN A CATASTROPHIC SITUATION.

         ProxyMed's business exposes ProxyMed to potential liability risks that are unavoidably part of being in the healthcare electronic transaction processing industry. Since many of ProxyMed's products and services relate to the prescribing and refilling of drugs and the transmission of medical laboratory orders and results, an error by any party in the process could result in substantial injury to a patient. As a result, ProxyMed's liability risks are significant.

         ProxyMed cannot assure that ProxyMed's insurance will be sufficient to cover potential claims arising out of ProxyMed's current or proposed operations, or that ProxyMed's present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured claim against ProxyMed, if successful and of sufficient magnitude, would have significant adverse financial consequences. ProxyMed's inability to obtain insurance of the type and in the amounts it requires could generally impair ProxyMed's ability to market ProxyMed's products and services.

PROXYMED DEPENDS ON CONNECTIONS TO INSURANCE COMPANIES AND OTHER PAYERS, AND IF IT LOSES THESE CONNECTIONS, PROXYMED'S SERVICE OFFERINGS WOULD BE LIMITED AND LESS DESIRABLE TO HEALTHCARE PARTICIPANTS.

         ProxyMed's business is enhanced by the substantial number of payers, such as insurance companies, Medicare and Medicaid agencies, to which ProxyMed has electronic connections. These connections may either be made directly or through a clearinghouse. ProxyMed has attempted to enter into suitable contractual relationships to ensure long-term payer connectivity; however, ProxyMed cannot assure that ProxyMed will be able to maintain its links with all these payers. In addition, ProxyMed cannot assure that ProxyMed will be able to develop new connections, either directly or through clearinghouses, on satisfactory terms. Lastly, some third-party payers provide systems directly to healthcare providers, bypassing ProxyMed and other third-party processors. ProxyMed's failure to maintain existing connections with payers and clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between providers and payers, could cause ProxyMed's electronic transaction processing system to be less desirable to healthcare participants, which would slow down or reduce the number of transactions that ProxyMed processes and for which ProxyMed is paid.

PROXYMED'S LABORATORY COMMUNICATION DEVICES MAY BE REPLACED WITH WEB-BASED TECHNOLOGY FOR LAB RESULTS DELIVERY, AND PROXYMED MAY NOT BE SUCCESSFUL IN CONVERTING PROXYMED'S CUSTOMERS TO PHOENIX AND TO PROXYMED'S OWN INTERNET SITE AT PROXYMED.NET, WHICH WOULD ADVERSELY IMPACT PROXYMED'S REVENUES.

         A key element of ProxyMed's longer-term Laboratory Services business strategy is to market ProxyMed's intelligent laboratory results reporting devices and related services, and ProxyMed's web-based solutions directly to independent and hospital-based medical laboratories. As the Internet becomes a more acceptable method of transmitting laboratory orders and reporting results because of the efficiencies and savings believed to be available, ProxyMed hopes to leverage ProxyMed's more than 25 years of goodwill (through ProxyMed's Key Communications Service subsidiary) and reputation for quality of products and superior service to migrate ProxyMed's customers over to Phoenix(TM), more specifically to ProxyMed's Internet site at ProxyMed.com. ProxyMed expects others to develop similar web-based solutions and compete aggressively in an attempt to capture ProxyMed's large customer base. In addition, many of ProxyMed's device customers may choose to offer Internet services themselves, rather than utilizing a third party. ProxyMed has no assurances that ProxyMed will be able to retain or continue to grow ProxyMed's customer base. Further, even as to the continuing sales of ProxyMed's laboratory communication devices, ProxyMed is unable to control many of the factors that influence ProxyMed's customers' buying decisions, including ProxyMed's customers' budgets and procedures for approving expenditures, and the changing political, economic and regulatory influences which affect the purchasing practices and operation of healthcare organizations.

EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGES COULD RESULT IN PROXYMED'S PRODUCTS BECOMING OBSOLETE OR NO LONGER IN DEMAND.

         Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced Internet-based services characterize the market for ProxyMed's products and services. ProxyMed's success will depend upon ProxyMed's ability to enhance ProxyMed's existing services, introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new products or services and respond to emerging industry standards and other technological changes. ProxyMed cannot assure you that it will be able to respond effectively to technological changes or new industry standards. Moreover, we cannot assure that other companies will not develop competitive products or services, or that any such competitive products or services will not cause ProxyMed's products and services to become obsolete or no longer in demand.

IF ELECTRONIC TRANSACTION PROCESSING PENETRATES THE HEALTHCARE INDUSTRY, PROXYMED MAY FACE PRESSURE TO REDUCE PROXYMED'S PRICES WHICH POTENTIALLY MAY CAUSE PROXYMED TO NO LONGER BE COMPETITIVE.

         If electronic transaction processing extensively penetrates the healthcare market or becomes highly standardized, it is possible that competition among electronic transaction processors will focus increasingly on pricing. This competition may put intense pressure on ProxyMed to reduce ProxyMed's pricing in order to retain market share. If ProxyMed is unable to reduce ProxyMed's costs sufficiently to offset declines in ProxyMed's prices, or if ProxyMed is unable to introduce new, innovative service offerings with higher prices, we may not be competitive.

COMPUTER NETWORK SYSTEMS LIKE PROXYMED'S COULD SUFFER SECURITY AND PRIVACY BREACHES THAT COULD HARM PROXYMED'S CUSTOMERS AND PROXYMED.

         ProxyMed currently operates servers and maintains connectivity from multiple facilities. Despite ProxyMed's implementation of standard network security measures, ProxyMed's infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers or other users. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to ProxyMed's customers. These problems could also potentially jeopardize the security of confidential information stored in the computer systems of ProxyMed's customers, which may deter potential customers from doing business with ProxyMed and give rise to possible liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry in general, and ProxyMed's customer base and business in particular. A significant security breach could result in loss of customers, loss of revenues, damage to ProxyMed's reputation, direct damages, costs of repair and detection and other unplanned expenses. While ProxyMed carries professional liability insurance to cover such breaches, the coverage may not be adequate to compensate ProxyMed for losses that may occur.

PROXYMED DEPENDS ON UNINTERRUPTED COMPUTER ACCESS FOR PROXYMED'S CUSTOMERS; ANY PROLONGED INTERRUPTIONS IN PROXYMED'S OPERATIONS COULD CAUSE PROXYMED'S CUSTOMERS TO SEEK ALTERNATIVE PROVIDERS OF PROXYMED'S SERVICES.

         ProxyMed's success is dependent on ProxyMed's ability to deliver high-quality, uninterrupted computer networking and hosting, requiring ProxyMed to protect ProxyMed's computer equipment and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. To mitigate this risk, ProxyMed has commenced the movement of ProxyMed's production computer networks to a secure, third-party co-location site located in Atlanta, Georgia. This site has back-up site capability and a program to manage technology to reduce risks in the event of a disaster, including periodic "back-ups" of ProxyMed's computer programs and data.

         While ProxyMed still continues to operate production networks in ProxyMed's Santa Ana, Norcross and Richmond facilities, any damage or failure resulting in prolonged interruptions in ProxyMed's operations could cause ProxyMed's customers to seek alternative providers of ProxyMed's services. In particular, a system failure, if prolonged, could result in reduced revenues, loss of customers and damage to ProxyMed's reputation, any of which could cause ProxyMed's business to suffer. While ProxyMed carries property and business interruption insurance to cover operations, the coverage may not be adequate to compensate ProxyMed for losses that may occur.

PROXYMED MAY NOT BE ABLE TO RETAIN KEY PERSONNEL OR REPLACE THEM IF THEY LEAVE.

         ProxyMed's success is largely dependent on the personal efforts of Michael K. Hoover, ProxyMed's Chairman of the Board and Chief Executive Officer and Nancy J. Ham, ProxyMed's President and Chief Operating Officer. Although ProxyMed has entered into employment agreements with Mr. Hoover, Ms. Ham and other senior executives, the loss of any of their services could cause ProxyMed's business to suffer. ProxyMed's success is also dependent upon its ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in the healthcare information services industry is intense, and ProxyMed cannot assure that ProxyMed will be able to hire or retain the personnel necessary for ProxyMed's planned operations.

PROXYMED MAY ISSUE ADDITIONAL SHARES THAT COULD ADVERSELY AFFECT THE MARKET PRICE OF PROXYMED'S COMMON STOCK.

         Certain events over which you have no control could result in the issuance of additional shares of ProxyMed's common stock or series C preferred stock, which would dilute your ownership percentage in ProxyMed and could adversely affect the market price of ProxyMed's common stock. ProxyMed may issue additional shares of common stock or series C preferred stock for many reasons including:

         -        to raise additional capital or finance acquisitions;

         - upon the exercise or conversion or an exchange of outstanding options, warrants and shares of convertible preferred stock; or

         -        in lieu of cash payment of dividends.

         In addition, the number of shares of common stock that ProxyMed is required to issue in connection with ProxyMed's outstanding warrants may increase if certain anti-dilution events occur (such as certain issuances of common stock, options and convertible securities).

THE TRADING PRICE OF PROXYMED'S COMMON STOCK MAY BE VOLATILE.

         The stock market, including the Nasdaq National Market on which the shares of ProxyMed's common stock are listed, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of ProxyMed's common stock, like the stock prices of many publicly traded companies in the healthcare industry, has been and may continue to be highly volatile.

        INDUSTRY AND BUSINESS RISKS RELATED TO PLANVISTA AND ITS BUSINESS

         Any investor in PlanVista's stock or business, and any party considering an investment in PlanVista, should carefully consider the following factors and cautionary statements, as well as the other information set forth in this joint proxy statement/prospectus. If any of the following risks were to actually occur, PlanVista's business, financial condition, or results of operations could be materially harmed and this could in turn have a significant effect on the value of the stock of ProxyMed after the merger.

Risks Related to PlanVista's Financial Obligations and Capital Structure

FAILURE TO OBTAIN ALTERNATIVE FINANCING TO RESTRUCTURE ITS DEBT MAY RESULT IN PLANVISTA'S INABILITY TO COMPLY WITH FINANCIAL COVENANTS UNDER THE RESTRUCTURED CREDIT FACILITY OR TO REPAY DEBT AT MATURITY, WHICH WILL CAUSE A DEFAULT UNDER THE TERM LOAN IF THE MERGER TRANSACTION IS NOT APPROVED.

         PlanVista completed a restructuring of its credit facilities with its bank lenders in April 2002. PlanVista replaced approximately $69.0 million of indebtedness to its lenders, including outstanding principal and accrued and unpaid interest and bank fees, with a $40.0 million term loan with a maturity date of May 2004 and collateralized by all of its assets. The term loan requires PlanVista to achieve financial covenants, including minimum monthly EBITDA levels, maximum quarterly and annual capital expenditures, a minimum quarterly fixed charge ratio, and maximum quarterly and annual extraordinary expenses. Failure to comply with the term loan's financial covenants is an event of default and would permit the lenders to immediately require PlanVista to repay the term loan. This may have a material adverse effect on PlanVista's business, operating results and financial condition, and could require PlanVista to seek protection under available bankruptcy laws. During December 2002, PlanVista was not in compliance with its EBITDA covenant and subsequently obtained a waiver from its senior lenders for this non-compliance.

         While focusing on the transaction with ProxyMed, PlanVista's management has not been and will not be able to actively pursue other financing alternatives that would enable PlanVista to restructure its debt or recapitalize PlanVista. If the merger is not approved by the PlanVista stockholders or ProxyMed shareholders or the merger agreement is otherwise terminated, PlanVista may not have sufficient time to identify and obtain financing from an alternate financing source prior to the maturity date of its senior credit facility, and this would constitute a default under the restructured credit facility, which default would have a material adverse effect on PlanVista's business.

PLANVISTA'S OBLIGATIONS TO ISSUE ADDITIONAL SHARES OF ITS COMMON STOCK AND TO REGISTER OUTSTANDING AND ISSUABLE SHARES MAY RESULT IN SUBSTANTIAL DILUTION OF STOCKHOLDER VALUE.

         In connection with a transaction with HealthPlan Holdings, PlanVista issued to HealthPlan Holdings a convertible subordinated note which automatically converted into 813,273 shares of PlanVista's common stock in April 2002. The number of conversion shares is equal to $5.0 million, divided by $6.15, which was the average closing price of the stock on the New York Stock Exchange during the ten trading days immediately prior to the conversion. PlanVista's agreement with HealthPlan Holdings requires that PlanVista issue and distribute to HealthPlan Holdings additional shares of PlanVista's common stock to compensate them to the extent that the amount of proceeds HealthPlan Holdings realizes from the sale of the conversion shares is less than $5.0 million. PlanVista has granted HealthPlan Holdings registration rights with respect to these shares and other outstanding shares of PlanVista's common stock held by HealthPlan Holdings, except for the 813,273 conversion shares with respect to which HealthPlan Holdings no longer has registration rights because such shares are freely saleable under Rule 144(k) of the Securities and Exchange Act of 1934, and 100,000 shares issued as penalty shares with respect to which registration rights were not granted.

         In connection with the restructuring of PlanVista's credit facility in April 2002, PlanVista issued to its senior lenders 29,000 shares of its newly authorized series C preferred stock. On March 7, 2003, PVC Funding Partners, LLC, an affiliate of Commonwealth Associates, L.P. and Comvest Venture Partners, L.P., acquired 29,851 shares of PlanVista's series C preferred stock, representing 96% of the then outstanding series C preferred stock. PlanVista has issued an additional 4,536 shares of series C preferred stock as dividends on the initial 29,000 shares of PlanVista series C preferred stock, pro rata to all series C preferred stockholders. The series C preferred stock may be converted at any time into shares of PlanVista's common stock at the rate of 751.88 shares of common stock for each preferred share, or a total of 25,215,038 shares (or 59.7%) of PlanVista's common stock upon full conversion, subject to adjustment. The series C preferred stock has weighted-average anti-dilution protection and a provision that in no event will the series C preferred stock convert into less than 51.0% of PlanVista's outstanding shares of common stock. PlanVista granted the series C preferred stockholders registration rights with respect to the shares of common stock that are issuable upon conversion.

         On March 31, 2003, PlanVista renegotiated approximately $4.8 million in convertible notes that were originally issued to Centra Benefit Services, Inc. (sometimes referred to herein as Centra). In connection with the restructuring, PVC Funding Partners, LLC acquired slightly more than 50% of the aggregate principal amount of the notes. The remaining interest is held by Centra. At any time, Centra or PVC Funding Partners, LLC may convert the notes into shares of PlanVista's common stock, at a price of $1.00 per share, subject to adjustment in accordance with anti-dilution protections. In connection with the previous restructuring of the convertible notes, PlanVista also issued to Centra warrants for the purchase of an aggregate of 200,000 shares of PlanVista's common stock at an exercise price of $6.398 per share.

         PlanVista has also reserved an aggregate of 6,210,000 shares of common stock for future issuance to its officers, non-employee directors, employees, and consultants pursuant to its existing stock incentive plans. PlanVista has outstanding options with respect to 5,522,869 of these shares.

         As of March 27, 2002, PlanVista retired a subordinated note payable to New England Financial, including accrued interest, totaling approximately $2.5 million, by issuing 274,369 shares of PlanVista's common stock, based on a per share price of $5.54, which was the closing price of PlanVista's common stock one day immediately prior to the retirement date of the note. New England Financial subsequently assigned the 274,369 shares to New England Financial Distributors. PlanVista has agreed to register these shares.

         In connection with the HealthPlan Holdings transaction and the restructuring of PlanVista's credit facility, PlanVista issued a total of 150,000 shares of its common stock to its senior lenders in 2001 and 2002. PlanVista has granted the senior lenders registration rights with respect to these shares.

         On July 9, 2001, PlanVista completed a $3.8 million private placement of 553,500 shares of PlanVista's common stock to certain investment accounts managed by DePrince, Race & Zollo. PlanVista has agreed to register these shares.

         Future issuances of substantial amounts of common stock, or the perception that such sales could occur, and the registration of currently unregistered shares, could have a material adverse effect on the value of PlanVista common stock. Also, any additional issuances of common stock prior to the effective time of the merger will decrease the compensation to each current common stockholder in the merger since the number of ProxyMed shares to be received as merger consideration is fixed. See "Description of PlanVista--PlanVista's History" on page 165 and "PlanVista Management's Discussion and Analysis of Operations - Liquidity and Capital Resources" on page 179 for more information regarding the transactions described above.

CERTAIN OF PLANVISTA'S EXISTING STOCKHOLDERS HAVE SIGNIFICANT VOTING CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

         The holders of the series C preferred stock have the right to vote as a single class with the common stockholders on all matters other than the election of directors on an "as-converted" basis, with each share of series C preferred stock having a number of votes equal to the number of shares of common stock into which it would be converted. The "as-converted" rights became effective upon PlanVista's failure to redeem all of the series C preferred shares by October 12, 2003. In addition to the rights of series C preferred stockholders, certain holders of PlanVista's common stock also have significant voting control over matters requiring stockholder approval. As of December 1, 2003, PlanVista's executive officers, directors, and their affiliates beneficially owned, in the aggregate, approximately 62.9% PlanVista's outstanding common stock (including their series C preferred shares on an "as-converted" basis), and PlanVista's other existing 5% or greater stockholders beneficially owned, in the aggregate, in excess of 30% of PlanVista's outstanding common stock. While the merger agreement contains a provision that requires the consent of the majority of the votes entitled to be cast at the special meeting without taking into account votes cast by certain of these signed stockholders, this protection of the minority stockholders may be waived by the board of directors of PlanVista. Such a waiver would effectively permit those existing stockholders with significant voting control to decide whether to adopt the merger agreement on behalf of all of PlanVista's stockholders.

PLANVISTA MAY LACK FUNDS FOR FUTURE REQUIREMENTS.

         PlanVista may not be able to pursue expansion, develop or enhance its products or services, or respond to competitive pressures if it lacks adequate funds, which would hurt PlanVista's business. PlanVista does not currently have an available line of credit with a lender, and PlanVista manages its business from existing cash flow. PlanVista may need to raise additional funds to operate PlanVista's business, to develop new or enhanced services, or to respond to competitive pressures and its inability to do so could hurt PlanVista's business prospects whether or not the merger is approved.

PLANVISTA HAS CONTINGENT OBLIGATIONS FROM THE SALE OF ITS THIRD PARTY ADMINISTRATION AND MANAGING GENERAL UNDERWRITER BUSINESSES.

         In connection with the sale of its third party administration and managing general underwriter businesses in 2001 and 2000, PlanVista incurred indemnification obligations for representations, warranties, and covenants, and for liabilities arising prior to the sale of these businesses. Consequently, PlanVista has assumed the defense of a number of claims for liabilities arising prior to the sale of these businesses. There may be unknown liabilities arising from PlanVista's contingent obligations for which PlanVista has not established reserves or there may be liabilities for which PlanVista has not accrued adequate reserves and, if these liabilities were to occur, PlanVista, or ProxyMed as the successor company, might have to reorganize or liquidate under the bankruptcy laws in order to discharge them. PlanVista cannot assure you of the outcome of any matter arising under PlanVista's contingent obligations, and if the outcome is adverse, these obligations could have a material adverse effect on PlanVista's or ProxyMed's operating results and financial condition.

Risks Related to PlanVista's Business

A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SIGNIFICANT PORTION OF PLANVISTA'S OPERATING REVENUE.

         The loss of one or more of PlanVista's significant customers could cause its business to suffer. PlanVista's top three customers accounted for 17.2%, 24.6%, and 33.0% of PlanVista's operating revenue for the years ended December 31, 2002, 2001, and 2000, respectively. For the nine months ended September 30, 2003 and for the years ended

December 31, 2002 and 2001, no single customer accounted for more than 10% of total operating revenue. For the nine months ended September 30, 2003 and for the year ended December 31, 2002, three of PlanVista's largest customers accounted for approximately 25.7% and 17.2% respectively, of total operating revenue. These customers may account for a significant portion of its operating revenue through the remainder of 2003, depending upon PlanVista's ability to grow its business by and with similarly-sized customers in the foreseeable future. Since PlanVista's customer contracts generally are terminable within 90 days, any of these customers could terminate their relationship with PlanVista at any time. In addition, companies in the healthcare industry generally have been consolidating, resulting in a limited number of payers and PPOs controlling an increasing portion of claims. Therefore, PlanVista believes that its operating revenues will be largely dependent upon product acceptance by a smaller number of payers and PPOs. If PlanVista loses any one of its major customers or any of its major customers negotiate less favorable terms with PlanVista, then PlanVista will lose operating revenue, which would adversely affect its financial condition and results of operations.

THE TERMS OF PLANVISTA'S CUSTOMER CONTRACTS PROVIDE NO GUARANTEE OF LONG-TERM RELATIONSHIPS OR PAYMENTS.

         PlanVista's payer customers generally can terminate National Preferred Provider Network access contracts for any reason on 90 days' notice. In 2002 and for the nine months ended September 30, 2003, PlanVista had a customer turnover rate of 3.1% in each period, representing the loss of 23 and 25 customer contracts, respectively. In addition, the majority of PlanVista's contracts contain payment terms that are based on a percentage of savings to the customer or on the number of covered employees. In 2002, PlanVista experienced a decline in percentage of savings revenue from existing customers due to a decrease in the amount of high dollar claims PlanVista received from these customers. Although 2002 revenue from new clients offset revenue lost from departing clients and from decreases in large claim submissions, the termination of additional customer contracts, or PlanVista's inability to generate significant savings with respect to customer claims, could adversely affect PlanVista's financial condition and results of operations.

PLANVISTA'S PROVIDER ARRANGEMENTS PROVIDE NO GUARANTEE OF LONG-TERM
RELATIONSHIPS.

         All of PlanVista's contracts with PPOs and providers can be terminated without cause, generally on 90 days' notice. The termination of any PPO contract would render PlanVista unable to provide its customers with network access to that PPO, and therefore would adversely affect PlanVista's ability to reprice claims and derive revenues. Furthermore, as a "network of networks," PlanVista relies on its participating PPOs and provider groups to ensure participation by such providers. PlanVista's PPO contracts generally do not provide PlanVista with a direct recourse against a participating provider that chooses not to honor its obligation to provide a discount, or chooses to discontinue its participation in PlanVista's National Preferred Provider Network. In 2002, PlanVista contracts with three former networks terminated, representing a loss of approximately 140 hospitals and 31,000 physicians. In the nine months ended September 30, 2003, PlanVista's contracts with one former network terminated, representing a loss of approximately 200 hospitals and 9,500 physicians. Although PlanVista replaced the terminated networks with new network arrangements that in each instance substantially offset these hospital and physician losses, termination of provider contracts or other changes in the manner in which these parties conduct their business are outside of PlanVista's control and could negatively affect PlanVista's ability to provide services to PlanVista customers.

SOME PROVIDERS HAVE HISTORICALLY BEEN RELUCTANT TO PARTICIPATE IN SECONDARY NETWORKS.

         PlanVista's percentage of savings business model sometimes allows a payer to utilize PlanVista network discounts in circumstances where PlanVista's National Preferred Provider Network is not the payer's primary network. In these circumstances, PlanVista's National Preferred Provider Network participating providers are not traditionally given the same assurances of patient flow that they receive when they are part of a primary network. Historically, some providers have been reluctant to participate in network arrangements that do not guarantee a high degree of patient steerage. Although PlanVista thinks that the steerage provided by its payers as a whole and the speed and efficiency with which PlanVista provides claims repricing services make National Preferred Provider Network affiliation an attractive option for providers, there can be no assurance that PlanVista's business model will not discourage providers from commencing or maintaining an affiliation with the National Preferred Provider Network.

PLANVISTA'S OPERATING HISTORY IS NOT INDICATIVE OF PLANVISTA FUTURE PERFORMANCE.

         During the period 2000-2001, PlanVista sold its third party administration business and managing general underwriter business. Revenue from discontinued operations was $0 in 2002, $36.4 million in 2001, and $157.9 million in 2000, which significantly exceeded operating revenue from continuing operations for 2001 and 2000. Operating revenue from continuing operations was $33.1 million, $32.9 million and $27.0 million in 2002, 2001 and 2000, respectively. Accordingly, PlanVista's operating history is not indicative of its projected future performance as a business focused exclusively on medical cost management and network and data management business process outsourcing.

         In addition, PlanVista's growth rate is partially attributable to healthcare expenditures nationally and the related growth of claims PlanVista processes. PlanVista may not continue to grow in the future, and if PlanVista does grow, PlanVista's growth may not be at or near historical levels.

PLANVISTA'S BUSINESS MODEL IS UNPROVEN.

         Although PlanVista's National Preferred Provider Network business unit began doing business in 1994, the increasing popularity and use of electronic claims and data processing tools and the Internet have occurred only recently and, as a result, the focus of PlanVista's business has changed significantly. Since PlanVista's completion of the sale of its third party administration and managing general underwriter businesses to HealthPlan Holdings, it began concentrating exclusively on medical cost management, at which time it began to build its network and data management business process outsourcing businesses, including PlanVista PayerServ and PlanServ products. These businesses did not begin earning revenue until the first quarter of 2002 and currently represent 6.1% of PlanVista's revenue through September 30, 2003. There can be no guarantee that these businesses will acquire new customers or will generate significant operating revenue in the future. PlanVista's business prospects should be evaluated in light of a variety of risks including:

         -        a concentration on relatively few customers;

         -        unproven market acceptance of PlanVista's new products;

         - dependence on healthcare payers, provider networks, strategic relationships, and technology solutions;

         - industry consolidation and increased in-house performance of the services PlanVista offers;

         -        unpredictability of operating results and future revenues;

         -        increased competition; and

         -        general economic and market conditions.

         PlanVista may not be successful in addressing any or all of these risks. Any failure to address these risks could have a material adverse effect on PlanVista's business, operating results, and financial condition.

PLANVISTA'S QUARTERLY OPERATING RESULTS MAY BE VOLATILE.

         PlanVista will have difficulty predicting future revenues because its network and data management business process outsourcing business is relatively new. PlanVista also will have difficulty in accurately forecasting operating revenues from sales of PlanVista services because PlanVista does not know the sales cycle involved in selling PlanVista's new services, and PlanVista cannot predict customer claims experience. This makes it difficult to predict the quarter in which sales will occur. Any significant shortfall of operating revenues in relation to PlanVista's expectations could cause significant declines in PlanVista's quarterly operating results or cause PlanVista to not meet certain financial covenants under PlanVista's loan agreements with its senior lenders.

PLANVISTA MAY BE UNABLE TO ADJUST FIXED EXPENSES TO COMPENSATE FOR OPERATING REVENUE SHORTFALLS.

         PlanVista's expense levels are based, in part, on its expectations regarding future operating revenues, and its expenses are generally fixed, particularly in the short term. PlanVista may be unable to adjust spending in a timely manner to compensate for unexpected revenue shortfalls. A shortfall in operating revenues or a delay in the collection of outstanding accounts receivable could have an adverse effect on PlanVista's ability to meet payment obligations or meet financial covenants to which it is subject under its agreements with its senior lenders and vendors, and could have a material adverse effect on PlanVista's business, operating results, and financial condition.

PLANVISTA HAS MANY COMPETITORS.

         PlanVista faces competition from HMOs, PPOs, third party administrators, and other managed healthcare companies, such as Blue Cross Blue Shield, McKesson/HBOC, The TriZetto Group, Inc., HealthAxis, Avidyn/ppoOne, Inc., BCE Emergis/eHealth Solutions Group, Concentra, Inc., Beech Street Corporation, MultiPlan, Inc., Private Healthcare Systems (PHCS), and Coalition America, Inc. PlanVista believes that, as managed care continues to gain acceptance in the marketplace and more sophisticated technology is adopted, its competition will increase. In addition, legislative reform may intensify competition in the markets PlanVista serves. Many of PlanVista's current and potential competitors have greater financial and marketing resources than PlanVista has. PlanVista cannot assure you that it will continue to maintain its existing customers or to maintain at least its past level of operating performance. PlanVista also cannot assure you that it will be successful with any new products or in any new markets that it may enter.

PLANVISTA MAY NOT BE ABLE TO SUCCESSFULLY MANAGE ITS GROWTH.

         Prior to the proposed merger with ProxyMed, PlanVista's strategy was to expand through internal growth. Expenses arising from efforts to increase PlanVista market penetration may have a negative impact on operating results. As a result, PlanVista is subject to certain growth-related risks, including the risk that PlanVista will be unable to retain personnel or acquire the resources necessary to service its internal growth adequately.

PLANVISTA IS HIGHLY DEPENDENT ON ITS SENIOR MANAGEMENT.

         PlanVista is highly dependent on its senior management, particularly PlanVista's Chairman and Chief Executive Officer, Phillip S. Dingle and PlanVista's President and Chief Operating Officer Jeffrey L. Markle. The loss of these members of PlanVista's senior management team could harm PlanVista and its prospects significantly. PlanVista has employment agreements with each of Mr. Dingle and Mr. Markle, but these employment agreements do not obligate these executive officers to remain in PlanVista's employ.

THE INABILITY OF PLANVISTA CUSTOMERS TO PAY FOR PLANVISTA SERVICES COULD DECREASE PLANVISTA'S REVENUE.

         PlanVista's health insurance and HMO payer customers may be required to maintain restricted cash reserves and satisfy strict balance sheet ratios promulgated by state regulatory agencies. In addition, the financial stability of PlanVista's payer customers may be adversely affected by physician groups or associations within their organizations that become subject to costly litigation or become insolvent. PlanVista's ability to collect fees for its services may become impaired if PlanVista's payer customers are unable to pay for PlanVista's services because they need to maintain cash reserves, if they fail to maintain required balance sheet ratios, or if they become insolvent. Although PlanVista has not experienced any material problems with collecting fees for its services to date, any financial instability of its customers in the future could adversely affect PlanVista's revenues.

PLANVISTA'S ACCOUNTS RECEIVABLE ARE SUBJECT TO ADJUSTMENT.

         PlanVista generally records revenue for its services when the services are performed, less amounts reserved for claim reversals and bad debts. The estimates for claim reversals and bad debts are based on judgment and historical experience. To the extent that actual claim reversals and bad debts exceed the amounts reserved for, such difference could have a material adverse impact on PlanVista's results of operations and cash flows.

PLANVISTA MAY NOT PREVAIL IN ONGOING LITIGATION AND MAY BE REQUIRED TO PAY SUBSTANTIAL DAMAGES.

         PlanVista is party to various legal actions as either plaintiff or defendant in the ordinary course of business. While PlanVista believes that the final outcome of these proceedings will not have a material adverse effect on PlanVista's financial position, cash flows or results of operations, PlanVista cannot assure the ultimate outcome of these actions and the estimates of the potential future impact on PlanVista's financial position, cash flows or results of operations for these proceedings could change in the future. In addition, PlanVista will continue to incur additional legal costs in connection with pursuing and defending such actions.

Risks Related to PlanVista's Technology

PROBLEMS WITH PLANVISTA'S COMPUTERS OR OTHER TECHNOLOGY COULD NEGATIVELY AFFECT PLANVISTA'S BUSINESS.

         Aspects of PlanVista's business depend upon PlanVista's ability to store, retrieve, process, and manage data and to maintain and upgrade its data processing capabilities. If PlanVista's data processing capabilities were to be interrupted for any extended period of time, or if PlanVista were to lose stored data, experience failures in its backup operations, or experience programming errors, or if other computer problems were to arise, PlanVista could lose customers and revenue. PlanVista expects that its future growth will depend on its ability to process and manage claims data more efficiently, and to provide more meaningful healthcare information to its customers, than PlanVista's competitors. PlanVista may not be able to efficiently upgrade its systems to meet future demands, and it may not be able to develop, license, or otherwise acquire software to address these market demands as well or as readily as its competitors.

PLANVISTA IS DEPENDENT ON THE GROWTH OF THE INTERNET AND ELECTRONIC HEALTHCARE INFORMATION MARKETS.

         Many of PlanVista's products and services, such as ClaimPassXL v. 3.5, PlanVista's Internet repricing system, are geared toward the Internet and electronic healthcare information markets. These markets are in the early stages of development and are rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with PlanVista's products and services. PlanVista expects that additional companies will continue to enter these markets. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for certain of PlanVista's products and services are new and evolving, PlanVista is not able to predict the size and growth rate of those markets with any certainty. PlanVista cannot assure you that markets for its products and services will develop or that, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected, or become saturated with competitors, PlanVista's business prospects will be impaired.

LACK OF INTERNET SECURITY COULD DISCOURAGE USERS OF PLANVISTA'S SERVICES.

         The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications over the Internet. PlanVista's strategy relies in part on the use of the Internet to transmit confidential information. PlanVista believes that any well-publicized compromise of Internet security may deter people from using the Internet to conduct transactions that involve transmitting confidential healthcare information. PlanVista relies principally on its security systems, confidentiality procedures, and employee non-disclosure agreements to maintain the confidentiality and security of confidential information. It is possible that third parties could penetrate PlanVista's network security or otherwise misappropriate patient information and other data. If this happens, PlanVista's operations could be interrupted, and it could be subject to liability. PlanVista may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. PlanVista could face financial loss, litigation, and other liabilities to the extent that its activities or the activities of third party contractors involving the storage and transmission of confidential information such as patient records or credit information are compromised. In addition, PlanVista could incur additional expenses if new regulations regarding the use of personal information are introduced.

THE PROTECTION OF PLANVISTA'S INTELLECTUAL PROPERTY REQUIRES SUBSTANTIAL RESOURCES.

         PlanVista relies largely on its own security systems and confidentiality procedures, and employee nondisclosure agreements for certain employees, to maintain the confidentiality and security of its proprietary information, including PlanVista's trade secrets and internally developed computer applications. If third parties gain unauthorized access to PlanVista's information systems, or if anyone misappropriates PlanVista's proprietary information, this may have a material adverse effect on PlanVista's business and results of operations. In addition, PlanVista's technology has not been patented nor has PlanVista registered any copyrights with respect to such technology. Trade secrets laws offer limited protection against third party development of competitive products or services. Because it lacks the protection of patents or registered copyrights for its internally-developed software and software applications, PlanVista is more vulnerable to misappropriation of its proprietary technology by third parties or competitors. The failure to adequately protect its technology could adversely affect PlanVista's business.

PLANVISTA MAY BE SUBJECT TO TRADEMARK AND SERVICE MARK INFRINGEMENT CLAIMS IN THE FUTURE.

         As PlanVista's competitors' healthcare information systems increase in complexity and overall capabilities, and the functionality of these systems further overlap, PlanVista could be subject to claims that its technology infringes on the proprietary rights of third parties. These claims, even if without merit, could subject PlanVista to costly litigation and could require the resources, time, and attention of PlanVista's technical, legal, and management personnel to defend. The failure to develop non-infringing technology or trade names, or to obtain a license on commercially reasonable terms, could adversely affect PlanVista's operations and revenues.

IF PLANVISTA'S ABILITY TO EXPAND ITS NETWORK INFRASTRUCTURE IS CONSTRAINED, PLANVISTA COULD LOSE CUSTOMERS AND THAT LOSS COULD ADVERSELY AFFECT ITS OPERATING RESULTS.

         PlanVista must continue to expand and adapt its network and technology infrastructure to accommodate additional users, increased transaction volumes, and changing customer requirements. PlanVista may not be able to accurately project the rate or timing of increases, if any, in the volume of transactions it reprices or otherwise services or be able to expand and upgrade its systems and infrastructure to accommodate such increases. PlanVista may be unable to expand or adapt its network infrastructure to meet additional demand or its customers' changing needs on a timely basis, at a commercially reasonable cost or at all. PlanVista's current information systems, procedures, and controls may not continue to support PlanVista's operations while maintaining acceptable overall performance and may hinder PlanVista's ability to exploit the market for healthcare applications and services. Service lapses could cause PlanVista's users to switch to the services of PlanVista's competitors.

Risks Related to PlanVista's Industry

GOVERNMENT REGULATION OF THE HEALTHCARE INDUSTRY MAY CHANGE AND ADVERSELY AFFECT PLANVISTA'S BUSINESS.

         As a participant in the healthcare industry, PlanVista is affected by or may be affected by regulations related to privacy of patient information, provider contracting, claims adjudication procedures, licensing, and the Internet. During the past several years, the healthcare industry has been subject to increasing levels of government regulation of reimbursement rates and certain capital expenditures, among other things. In addition, federal and state governments have considered proposals to reform the healthcare system. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates, and otherwise adversely affect the healthcare industry, which could adversely affect PlanVista's business. The impact of regulatory developments in the healthcare industry is complex and difficult to predict, and PlanVista's business could be adversely affected by existing or new healthcare regulatory requirements or interpretations. While PlanVista believes its operations are in material compliance with applicable laws as currently interpreted, the regulatory environment in which PlanVista operates may change significantly in the future, which could restrict PlanVista's existing operations, expansion, financial condition, or opportunities for success. See "PlanVista's Business - Government Regulation." on page 168.

CONSOLIDATION IN THE HEALTHCARE INDUSTRY MAY GIVE PLANVISTA CUSTOMERS GREATER BARGAINING POWER AND LEAD PLANVISTA TO REDUCE ITS PRICES.

         Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services such as those PlanVista provides will become more intense, and the importance of establishing and maintaining relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for PlanVista products and services. If PlanVista is forced to reduce its prices, its margins will decrease, unless PlanVista is able to achieve corresponding reductions in expenses.

Risks Related to PlanVista Common Stock

PLANVISTA'S STOCK PRICE HAS BEEN VOLATILE AND MAY CONTINUE TO FLUCTUATE.

         PlanVista's common stock has experienced significant price and volume fluctuations. PlanVista's stock price ranged from a high of $6.40 per share to a low of $0.73 per share during the year ended December 31, 2002. On December 5, 2003, PlanVista's closing common stock price was $1.90 per share. These fluctuations are not necessarily directly related to PlanVista's operating performance. PlanVista's common stock may not continue to trade at the current price level. See "PlanVista Market Price and Dividend Information" on page 206 for more information on the trading price of PlanVista's common stock. The market price for PlanVista's common stock may continue to fluctuate widely in response to factors such as the following:

         - failure to meet PlanVista's product development and sales milestones;

         - failure to comply with PlanVista's debt and series C preferred stock covenants;

         -        demand for PlanVista's common stock;

         - technological innovations by PlanVista or its competitors or in competing technologies;

         -        new product announcements by PlanVista or by its competitors;

         -        timeliness in introduction of new products;

         - announcements by PlanVista or its competitors of significant contracts, acquisitions, partnerships, joint ventures, or capital commitments;

         - failure to successfully build PlanVista's new outsourcing business units;

         - operating revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter;

         - announcements by third parties of significant claims or proceedings against PlanVista;

         - disclosure of unsuccessful results in PlanVista's efforts to expand its ability to market, sell and provide its services or its ability to enhance its existing products or develop new products;

         -        changes in financial estimates by securities analysts;

         -        investor perception of PlanVista's industry or its prospects;
                  and

         -        general technological or economic trends.

         Many of these factors are beyond PlanVista's control. In addition, the stock market has in the past experienced price and volume fluctuations that have particularly affected companies in the healthcare and managed care markets, resulting in changes in the market price of the stock of many companies that may not have been directly related to the operating performance of those companies.

THE VOLATILITY OF THE PRICE OF PLANVISTA'S COMMON STOCK OR SUBSTANTIAL DILUTION TO PLANVISTA STOCKHOLDERS COULD SUBJECT PLANVISTA TO COSTLY LITIGATION.

         Some companies that have experienced volatility in the market price of their stock or have had their stock subject to substantial dilution have been sued in securities class action litigation. In light of the fluctuations in PlanVista's stock price and dilution to PlanVista's stockholders, it is possible that PlanVista may be the subject of securities class action litigation in the future. This type of litigation is generally costly and often results in a diversion of management's attention and resources and could harm PlanVista's business, prospects, results of operations, and financial condition.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         ProxyMed and PlanVista believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of ProxyMed and PlanVista, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, ProxyMed and PlanVista are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of ProxyMed set forth under "Summary," "Risk Factors," "The Merger -- Background of the Merger," "The Merger -- ProxyMed Reasons for the Merger," "The Merger -- PlanVista Reasons for the Merger," "The Merger -- Recommendation of PlanVista Board of Directors," "Description of ProxyMed" and "Description of PlanVista." All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and closings relating to the merger or other planned acquisitions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of ProxyMed may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond ProxyMed's ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors."

         You should read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus completely and with the understanding that actual future results could materially differ from those anticipated in these forward-looking statements as a result of a number of factors, including the risk factors described below. All forward-looking statements attributable to ProxyMed and PlanVista are expressly qualified by these cautionary statements. ProxyMed and PlanVista disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this registration statement.

                  THE SPECIAL MEETING OF PROXYMED SHAREHOLDERS

         ProxyMed is furnishing this joint proxy statement/prospectus to holders of ProxyMed common stock and ProxyMed series C preferred stock to provide its shareholders with important information in connection with the solicitation of proxies by for use at the special meeting of ProxyMed shareholders and at any adjournment or postponement of the special meeting. This includes information regarding the proposed amendment of ProxyMed's articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 ? shares to 30 million shares, the proposed amendment to the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000, and the issuance of shares of ProxyMed common stock pursuant to the merger agreement and the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering. ProxyMed first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its shareholders on or about ____________, 2004.

DATE, TIME AND PLACE OF THE PROXYMED SPECIAL MEETING

         ProxyMed will hold a special meeting of its shareholders on March __, 2004 at 10:00 a.m., local time, at ProxyMed's offices, 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317.

PURPOSE OF THE PROXYMED SPECIAL MEETING

         At the special meeting ProxyMed shareholders will be asked to consider and vote upon the following proposals:

         (1) To consider and vote upon a proposal to approve the issuance of shares of ProxyMed common stock to PlanVista stockholders pursuant to the Agreement and Plan of Merger, dated as of December 5, 2003, by and among ProxyMed, Planet Acquisition Corp., a wholly-owned subsidiary of ProxyMed, and PlanVista;

         (2) To consider and vote upon a proposal to approve the issuance of shares of ProxyMed common stock in connection with the private equity offering being completed by ProxyMed in connection with the merger;

         (3) To consider and vote upon a proposal to approve and adopt an amendment to ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/2 shares to 30 million shares; and

         (4) To consider and vote upon a proposal to approve and adopt an amendment to the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000.

PROPOSAL 1: ISSUANCE OF SHARES OF PROXYMED COMMON STOCK IN CONNECTION WITH THE MERGER WITH PLANVISTA

         On December 4, 2003, the board of directors of ProxyMed adopted resolutions approving the issuance of shares of ProxyMed common stock in connection with the merger with PlanVista. These shares will not be issued unless the merger is completed. This share issuance proposal is being submitted for approval by the shareholders of ProxyMed pursuant to the requirements of the Nasdaq Stock Market, Inc. applicable to companies with securities quoted on the Nasdaq National Market. The affirmative vote of a majority of the total votes cast at the special meeting by holders of ProxyMed's common stock outstanding as of the record date, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock, provided that a quorum is present, is required to approve the issuance of shares of ProxyMed common stock pursuant to the merger.

         A copy of the merger agreement is attached to this document as Annex A. ProxyMed shareholders are encouraged to read the merger agreement in its entirety. For a detailed summary of the merger agreement, please see the section of this document entitled "The Merger Agreement" beginning on page 95.

         THE BOARD OF DIRECTORS OF PROXYMED RECOMMENDS A VOTE "FOR" THE ISSUANCE OF PROXYMED COMMON STOCK IN CONNECTION WITH THE MERGER WITH PLANVISTA.

PROPOSAL 2: ISSUANCE OF SHARES OF PROXYMED COMMON STOCK IN CONNECTION WITH THE PROXYMED PRIVATE EQUITY OFFERING

         On December 4, 2003, the board of directors of ProxyMed adopted a resolution approving the issuance of shares of ProxyMed common stock in connection with the private equity offering being completed by ProxyMed in connection with the merger. These shares will not be issued unless the merger is completed. This share issuance proposal is being submitted for approval by the shareholders of ProxyMed pursuant to the requirements of the Nasdaq Stock Market, Inc. applicable to companies with securities quoted on the Nasdaq National Market. The affirmative vote of a majority of the total votes cast at the special meeting by holders of ProxyMed's common stock outstanding as of the record date, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock, provided that a quorum is present, is required to approve the issuance of shares of ProxyMed common stock pursuant to the private equity offering.

         On December 5, 2003, pursuant to a stock purchase agreement, ProxyMed agreed to sell 1,691,229 shares of its common stock at a price of $14.25 per share to General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG., PVC Funding Partners, LLC, Comvest Venture Partners, L.P., Shea Ventures, LLC, and Robert Priddy. Upon closing of the transaction, ProxyMed will receive net proceeds of approximately $24,100,000 in the private equity offering, which it intends to use in connection with the merger. Upon closing of the transaction, the purchasers will collectively own approximately 14% of the outstanding shares of ProxyMed's common stock. The General Atlantic Partners related entities will collectively own approximately 23.5% of the ProxyMed common stock and will be entitled to purchase up to 793,161 additional shares of ProxyMed common stock pursuant to the exercise of certain warrants held by entities related to General Atlantic Partners.

         ProxyMed has agreed to grant the purchasers and certain of their transferees and affiliates certain demand and "piggy back" registration rights, pursuant to an amended and restated registration rights agreement. Each of the purchasers agrees not to, directly or indirectly, sell or otherwise dispose of any of the shares it receives in connection with the private equity offering and certain other shares owned by it or its affiliates prior to the first anniversary of the closing date, except to their respective affiliates, in an amount during any three month period that does not exceed the volume limitations set forth in Rule 144(e) of the Securities Act of 1933, in connection with a sale of ProxyMed, or in a transaction approved in advance by ProxyMed's board of directors.

         In November 2003, ProxyMed engaged William Blair & Company, L.L.C. to act as a financial advisor with respect to the terms of the private equity offering. On December 4, 2003, William Blair & Company, L.L.C. delivered its oral opinion, subsequently confirmed in writing, to the ProxyMed board of directors that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by ProxyMed for the shares to be issued by ProxyMed in connection with the private equity offering is fair, from a financial point of view, to ProxyMed. The William Blair & Company, L.L.C. opinion is not a recommendation as to how any ProxyMed shareholder should vote with respect to the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering.

         Shareholders should read the complete text of the Purchase Agreement and the amended and restated registration rights agreement, copies of which have been filed by ProxyMed with the Securities Exchange Commission with the registration statement filed on December 8, 2003. The summary of the Purchase Agreement and the registration rights agreement contained in the registration statement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of such documents.

         ProxyMed believes that the private equity offering is in the best interests of ProxyMed and its shareholders because such equity offering allows ProxyMed to raise capital on terms that compare favorably to ProxyMed's other financing options. In reaching its decision to recommend this proposal to ProxyMed's shareholders, the board considered, among other things, ProxyMed's long-term strategic plan, its capital structure, its resources, operations, management and historical and potential earnings, as well as ProxyMed's future prospects both with and without the private equity offering, and ProxyMed's other financing options.

         THE BOARD OF DIRECTORS OF PROXYMED RECOMMENDS A VOTE "FOR" THE ISSUANCE OF PROXYMED COMMON STOCK IN CONNECTION WITH THE PRIVATE EQUITY OFFERING BEING COMPLETED BY PROXYMED IN CONNECTION WITH THE MERGER.

PROPOSAL 3: AMENDMENT TO PROXYMED'S ARTICLES OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES FROM 13,333,333 1/3 SHARES TO 30,000,000 SHARES

         ProxyMed's articles of incorporation provide that the total number of shares of common stock which ProxyMed shall have the authority to issue is 13,333,333 1/3 shares of common stock, par value $0.001 per share. ProxyMed's board of directors adopted a resolution recommending that the shareholders adopt an amendment to Article III of ProxyMed's articles of incorporation in order to increase the authorized number of shares of ProxyMed's common stock from 13,333,333 1/3 shares to 30 million shares. A copy of the proposed amendment to the articles of incorporation is attached as Annex G to this registration statement.

         To complete the merger and the private equity offering, ProxyMed shareholders must approve the amendment to ProxyMed's articles of incorporation to increase the number of shares that ProxyMed is authorized to issue from 13,333,333 1/3 shares to 30 million shares. Other than the shares to be issued in connection with the merger and the shares to be issued in connection with the ProxyMed private equity offering, ProxyMed has no immediate plans, nor are there any existing or proposed agreements or understandings to issue any of the additional shares of common stock other than pursuant to warrants, options and convertible notes previously offered by the board of directors. ProxyMed's board of directors believes that the increased number of authorized shares of common stock contemplated by the proposed amendment is desirable in order that additional shares be available for issuance from time to time, without further action or authorization by the shareholders (except as required by law), if needed for such corporate purposes as may be determined by the board of directors. Such corporate purposes might include the acquisition of other businesses in exchange for shares of ProxyMed's stock; facilitating broader ownership of ProxyMed's stock by effecting stock splits or issuing a stock dividend; flexibility for possible future financings; and attracting and retaining valuable employees and directors by the issuance of additional stock options or awards. The board of directors considers the authorization of additional shares advisable to ensure prompt availability of shares for issuance should the occasion arise.

         Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock. Abstentions and broker non-votes have the effect of a vote against the proposal.

         THE BOARD OF DIRECTORS OF PROXYMED RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO PROXYMED'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 13,333,333 1/3 SHARES TO 30 MILLION SHARES.

PROPOSAL 4: AMEND THE PROXYMED 2002 STOCK OPTION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER SUCH PLAN FROM 600,000 TO 1,350,000

         On May 22, 2002, ProxyMed's shareholders approved the ProxyMed 2002 Stock Option Plan for the employees, officers and directors of ProxyMed. The purpose of the Stock Option Plan is to attract and retain directors, officers, other key employees and consultants, to encourage stock ownership by such persons and to give them a greater personal interest in the success of ProxyMed. As of December 4, 2003, there were 166,525 shares of common stock remaining available for issuance under the Stock Option Plan. Pursuant to the merger agreement with PlanVista, ProxyMed has agreed to grant to certain officers and employees of PlanVista options under ProxyMed's Stock Option Plan to purchase an aggregate of 200,000 shares of ProxyMed common stock in amounts as determined by the ProxyMed. The board of directors believes that it is in ProxyMed's best interest to increase the total number of shares available for issuance under the Stock Option Plan, and therefore recommends an amendment to the Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000.

         If the proposed amendment is approved, the first sentence of the
Section 6 entitled "Stock Subject to the Plan" of the Stock Option Plan will be amended to read as follows:

         "The maximum number of shares of Common Stock as to which Options may be granted pursuant to this Plan is 1,350,000 shares."

         The following description of the 2002 Plan is qualified by reference to the complete text of such plan which is set forth on Exhibit A of the Proxy Statement filed with the Securities and Exchange Commission on April 22, 2002.

         The plan currently provides for the issuance of up to 600,000 shares upon exercise of options designated as either "incentive stock options" or "non-qualified options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The plan is administered by the compensation committee of the board of directors which determines, among other things, the persons to be granted options under the plan, the number of shares subject to each option and the option price. The exercise price of any incentive stock option granted under the plan may not be less than the fair market value of the shares subject to the option on the date of grant; provided, however, that the exercise price of any incentive stock option granted to an eligible employee owning more than 10% of the outstanding common stock may not be less than 110% of the fair market value of the shares underlying such options on the date of grant. Non-qualified options may not be granted with exercise prices less than the fair market value of the shares subject to the option on the date of grant. The term of each option and the manner in which it may be exercised is determined by the board of directors or a committee appointed by the board of directors provided that no option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of grant. Incentive stock options may be granted only to employees and no option granted to an employee may be exercised unless, at the time of exercise, the grantee is an employee of ProxyMed or a subsidiary, and in the event of death, options may be exercised during a twelve month period following such event. ProxyMed may grant an employee options for any number of shares, except that the value of the shares subject to one or more incentive stock options first exercisable in any calendar year may not exceed $100,000 (determined at the date of grant). Options are not transferable, except upon the death of the optionee or for estate planning purposes under certain circumstances and if approved by the board of directors. The plan has change of control provisions.

         A summary of the federal income tax treatment under the Internal Revenue Code, as presently in effect, of options granted under the plan is as follows. ProxyMed recommends that optionees seek independent tax advice with respect to their options.

         With respect to incentive stock options, an optionee will not recognize any taxable income at the time an incentive stock option is granted and ProxyMed will not be entitled to a federal income tax deduction at that time. No ordinary income will be recognized by the holder of an incentive stock option at the time of exercise. The excess of the market value of the shares of ProxyMed's common stock at the time of exercise over the aggregate option price will be an adjustment to alternative minimum taxable income for purposes of the federal "alternative minimum tax" at the date of exercise. If the optionee holds the shares of ProxyMed's common stock acquired upon exercise of the incentive stock option for the greater of two years after the date the option was granted or one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long-term capital gain or loss, as the case may be, and ProxyMed will not be entitled to a federal income tax deduction. If the shares of ProxyMed's common stock are disposed of in a sale, exchange of other "disqualifying disposition" within two years after the date of grant or within one year after the date of exercise, the optionee will realize ordinary income in an amount equal to the excess of the market value of the shares of ProxyMed's common stock at the time of exercise, over the aggregate option price. ProxyMed may be entitled to a federal income tax deduction equal to such amount.

         With respect to non-qualified stock options, the granting of a non-qualified option does not produce taxable income to the recipient or a tax deduction to ProxyMed. Taxable ordinary income will be recognized by the holder at the time of such exercise in an amount equal to the excess of the market value of shares of ProxyMed's common stock purchased at the time of such exercise over the aggregate option price. ProxyMed may be entitled to a corresponding federal income tax deduction. Upon a subsequent disposition of the shares of ProxyMed's common stock, optionee will generally recognize taxable capital gain or loss based upon the difference between the per share market value at the time of exercise and the per share selling price. Taxable income at the time of exercise will constitute wages subject to withholding of income tax and ProxyMed will be required to make whatever arrangements are necessary to insure that funds equaling the amount of tax required to be withheld are available for payment. The tax basis for the shares of ProxyMed's common stock acquired is the option price plus the taxable income recognized.

         Adoption of this proposal requires the affirmative vote of a majority of the total votes cast at the special meeting by holders of ProxyMed's common stock outstanding as of the record date, including the shares of ProxyMed series C preferred stock entitled to vote as a class with the holders of ProxyMed common stock, provided that a quorum is present.

         THE BOARD OF DIRECTORS OF PROXYMED RECOMMENDS THAT ALL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE PROXYMED 2002 STOCK OPTION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER SUCH PLAN FROM 600,000 to 1,350,000.

RECORD DATE FOR THE PROXYMED SPECIAL MEETING; SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

         The ProxyMed board of directors has fixed the close of business on ___, 2004 as the record date for determination of ProxyMed shareholders entitled to notice of and to vote at the special meeting. Only holders of record of ProxyMed common stock or ProxyMed series C preferred stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were ___ shares of ProxyMed common stock issued and outstanding, held by approximately ___ shareholders of record and ___ shares of ProxyMed series C preferred stock issued and outstanding, held by approximately ___ shareholders of record. As of the record date, the directors and executive officers of ProxyMed and their affiliates held approximately ___ outstanding shares, or approximately ___% of the total outstanding shares, of ProxyMed common stock and ProxyMed series C preferred stock. Each share of ProxyMed common stock issued and outstanding as of the ProxyMed record date entitles its holder to cast one vote at the special meeting, and each share of ProxyMed series C preferred stock entitles its holder to cast approximately 6.67 votes at the ProxyMed special meeting.

VOTING OF PROXIES AT THE SPECIAL MEETING AND REVOCATION OF PROXIES

         The ProxyMed proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of ProxyMed for use at the ProxyMed special meeting.

         GENERAL. Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted "FOR" the proposal to amend ProxyMed's articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, "FOR" the proposal to amend the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000, "FOR" the proposal to approve the issuance of shares of ProxyMed common stock to PlanVista stockholders in the merger, and "FOR" the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the ProxyMed special meeting. The affirmative vote of the holders of record of at least a majority of the votes entitled to be cast by holders of shares of ProxyMed common stock and ProxyMed series C preferred stock, is required to approve and adopt the amendment to ProxyMed's articles of incorporation. A majority of the votes cast by the holders of ProxyMed's common stock and ProxyMed series C preferred stock at the meeting (a quorum being present), must be voted in favor of the proposal to approve the issuances of shares of ProxyMed common stock and the proposal to amend the ProxyMed 2002 Stock Option Plan in order for such proposals to pass.

         ABSTENTIONS. ProxyMed will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. If a ProxyMed shareholder abstains from voting or does not vote (either in person or by proxy) it will have the same effect as a vote against the proposal to amend ProxyMed's articles of incorporation. Abstentions on the issuance proposals and the proposed amendment to the ProxyMed 2002 Stock Option Plan will be treated as neither a vote "FOR" nor a vote "AGAINST" these proposals for purposes of determining whether they have been approved, and thus will have no effect on the outcome.

         BROKER NON-VOTES. If your shares are held by your broker, your broker will not be able to vote your shares for you on the proposals without instructions from you on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If a ProxyMed shareholder abstains from voting or does not vote (either in person or by proxy) it will have the same effect as a vote against the proposal to amend ProxyMed's articles of incorporation. Failure to instruct your broker how to vote on the issuance proposals and the proposed amendment to the ProxyMed 2002 Stock Option Plan will be treated as neither a vote "FOR" nor a vote "AGAINST" these proposals for purposes of determining whether the proposals have been approved, and thus will have no effect on the outcome.

         VOTING SHARES IN PERSON THAT ARE HELD THROUGH BROKERS. If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your ProxyMed common stock a properly executed legal proxy identifying you as a ProxyMed shareholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

HOW TO REVOKE A PROXY

         If you submit a proxy, you may revoke it at any time before it is voted by:

         - delivering to the Secretary of ProxyMed a written notice, dated later than the proxy you wish to revoke, stating that proxy is revoked;

         - submitting to the Secretary of ProxyMed a new, signed proxy with a date later than the proxy you wish to revoke; or

         -        attending the special meeting and voting in person.

         Notices to the Secretary of ProxyMed should be addressed to Secretary, ProxyMed, Inc., 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317.

QUORUM AND ABSTENTIONS

         In order to conduct business at the special meeting, a quorum must be present. ProxyMed's bylaws provide that a quorum at the special meeting will be the holders of a majority of the stock outstanding on the record date for the meeting. ProxyMed will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. The inspector of elections appointed for the ProxyMed special meeting will tabulate the votes. The persons named as proxies would generally exercise their authority to vote in favor of adjournment.

SOLICITATION OF PROXIES AND EXPENSES

         ProxyMed and PlanVista will equally share the costs of soliciting proxies for the special meetings. Certain directors, officers and employees of ProxyMed may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. ProxyMed expects that the expenses of this special solicitation will be nominal. Following the mailing of this joint proxy statement/prospectus, ProxyMed will request brokers, custodians, nominees and other record holders to forward copies of this joint proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, ProxyMed, upon the request of the record holder, will reimburse such holders for their reasonable expenses.

         If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or Internet. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services telephone or Internet voting program. This program provides eligible shareholders the opportunity to vote by telephone or Internet. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference telephone or Internet information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided. If you have any questions about executing your proxy or require assistance, please contact: Judson E. Schmid at (954) 473-1001.

BOARD OF DIRECTORS RECOMMENDATIONS

         After careful consideration, the board of directors of ProxyMed believes that the merger is in consistent with, and in furtherance of, ProxyMed's long-term business strategy and the merger is advisable, and fair to, and in the best interests of ProxyMed and its shareholders. The ProxyMed board of directors recommends that its shareholders vote "FOR" the proposal to amend ProxyMed's articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, "FOR" the proposal to amend the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000, "FOR" the proposal to approve the issuance of shares of ProxyMed common stock pursuant to the merger agreement and "FOR" the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering.

GENERAL ATLANTIC PARTNERS VOTING AGREEMENT

         ProxyMed shareholders holding approximately 23.1% of the outstanding voting power of ProxyMed common stock as of December 5, 2003 entitled to vote at the ProxyMed special meeting have agreed to vote all of their shares of ProxyMed common stock in favor of the proposal to approve the issuance of ProxyMed common stock pursuant to the merger agreement, the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the amendment to ProxyMed's articles of incorporation, and have executed proxies with respect to their shares in favor of these proposals. Please refer to the section of this joint proxy statement/prospectus entitled "Voting agreements -- General Atlantic Partners Voting Agreement" beginning on page 113. Also, a copy of the General Atlantic Partners Voting Agreement is attached as Annex E.

                  THE SPECIAL MEETING OF PLANVISTA STOCKHOLDERS

         This joint proxy statement/prospectus is being sent to you as PlanVista stockholder in order to provide you with important information regarding the proposed merger in connection with the solicitation of proxies by PlanVista's board of directors for use at the special meeting of its stockholders and at any adjournment or postponement of the special meeting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

         PlanVista will hold a special meeting of its stockholders on March ___, 2004, at 10:00 a.m., local time, at PlanVista's offices at 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607.

MATTERS FOR CONSIDERATION

         At the special meeting, PlanVista stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. PlanVista does not currently contemplate that any other matters will be presented at the PlanVista special meeting. PlanVista's bylaws provide that no matter may be brought before a special meeting unless that matter is stated in the notice of the special meeting.

BOARD OF DIRECTORS' RECOMMENDATION

         After careful consideration, the PlanVista board of directors has approved the merger agreement and the merger. The PlanVista board of directors believes that the merger is fair to and in the best interests of PlanVista and its stockholders and that the merger is advisable. The PlanVista board of directors recommends that the PlanVista stockholders vote "FOR" the proposal to adopt the merger agreement.

RECORD DATE; SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

         The record date for determining the PlanVista stockholders entitled to vote at the PlanVista special meeting is ___, 2004. Only stockholders of record of PlanVista common stock and PlanVista series C preferred stock as of the close of business on that date are entitled to vote at the PlanVista special meeting. As of the PlanVista record date, there were ___ shares of PlanVista common stock and ___ shares of PlanVista series C preferred stock issued and outstanding, held by approximately ___ stockholders of record. Each share of PlanVista common stock issued and outstanding as of the PlanVista record date entitles its holder to cast one vote at the PlanVista special meeting, and each share of PlanVista series C preferred stock entitles its holder to cast approximately 751 votes at the PlanVista special meeting.

         As of the PlanVista record date, the directors and executive officers of PlanVista and their affiliates held ___ outstanding shares of common stock and ___ outstanding shares of series C preferred stock, or approximately ___% of the total outstanding shares of PlanVista common stock and ___% of the total outstanding shares of PlanVista series C preferred stock.

PVC FUNDING PARTNERS VOTING AGREEMENT

         Under the terms of voting agreement entered into between ProxyMed and PVC Funding Partners, LLC, PVC Funding Partners, LLC has agreed, subject to the terms and conditions set forth in the voting agreement, to vote their shares of PlanVista common stock and PlanVista series C preferred stock for the adoption of the merger agreement. PVC Funding Partners, LLC owns and is entitled to ___ votes or approximately ___%, of the total votes entitled to be cast as of the record date. Please refer to the section of this joint proxy statement/prospectus entitled "Voting Agreements -- PVC Funding Partners Voting Agreement" beginning on page 112 and Annex F.

QUORUM AND VOTE REQUIRED

         In order to conduct business at the PlanVista special meeting, a quorum must be present. The holders of a majority of the PlanVista common stock and PlanVista series C preferred stock outstanding on the record date for the PlanVista special meeting present in person or represented by proxy at the special meeting and entitled to vote at the special meeting constitute a quorum under PlanVista's bylaws. PlanVista will treat shares of PlanVista common stock and PlanVista series C preferred stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the PlanVista special meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum or to adopt the merger agreement are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies.

         The affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of PlanVista's common stock and PlanVista series C preferred stock outstanding on the PlanVista record date in favor of the proposal to adopt the merger agreement is required in order for the merger proposal to pass. In addition, it is a condition to PlanVista's obligation to consummate the merger that the holders of a majority of the votes cast by holders of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista, vote to adopt the merger agreement.

ADJOURNMENT AND POSTPONEMENT

         If a quorum is not present or represented at a stockholder meeting, PlanVista's bylaws permit a majority of the stockholders entitled to vote at such meeting, present in person or represented by proxy, to adjourn such meeting, or, if no stockholder is present, PlanVista's bylaws permit an officer entitled to preside at or act as Secretary of such meeting to adjourn the meeting, without notice other than announcement at the meeting; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given.

VOTING OF PROXIES

         The PlanVista proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the PlanVista board of directors for use at the PlanVista special meeting.

GENERAL

         Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted "FOR" the proposal to adopt the merger agreement.

ABSTENTIONS

         PlanVista will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of PlanVista common stock and PlanVista series C preferred stock is required to adopt the merger agreement, if you mark your proxy "ABSTAIN," it will have the effect of a vote against the proposal to adopt the merger agreement.

BROKER NON-VOTES

         If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of PlanVista common stock or PlanVista series C preferred stock without specific instructions from you. Because the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of PlanVista common stock and PlanVista series C preferred stock is required to adopt the merger agreement, if you do not instruct your broker how to vote, it will have the effect of a vote against the proposal to adopt the merger agreement.

VOTING SHARES IN PERSON THAT ARE HELD IN STREET NAME

          If your shares are held in street name and you wish to vote those shares in person at the special meeting, you must obtain from your broker holding your PlanVista common stock or PlanVista series C preferred stock a properly executed legal proxy identifying you as a PlanVista stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

HOW TO REVOKE A PROXY

          If you submit a proxy, you may revoke it at any time before it is voted by:

         - delivering to the Corporate Secretary of PlanVista a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

         - submitting to the Corporate Secretary of PlanVista a new, signed proxy with a date later than the proxy you wish to revoke; or

         -        attending the special meeting and voting in person.

         Notices to the Corporate Secretary of PlanVista should be addressed to Corporate Secretary, PlanVista, 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607.

         If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed "legal proxy" from the broker to revoke your prior instructions and vote in person at the meeting.

SOLICITATION OF PROXIES AND EXPENSES

         PlanVista and ProxyMed will equally share the costs of soliciting proxies for the special meetings. Certain directors, officers and employees of PlanVista may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. PlanVista expects that the expenses of this special solicitation will be nominal. Following the mailing of this joint proxy statement/prospectus, PlanVista will request brokers, custodians, nominees and other record holders to forward copies of this joint proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, PlanVista, upon the request of the record holder, will reimburse such holders for their reasonable expenses.

         In addition, PlanVista has retained [INSERT PROXY SOLICITOR], to assist in soliciting proxies, for which services PlanVista will pay a fee not expected to exceed $___, plus out-of-pocket expenses. If you have any questions about executing your proxy or require assistance, please contact:

                    [Contact information for proxy solicitor]

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


                                   THE MERGER

         This section of this joint proxy statement/prospectus describes some aspects of the proposed merger. While ProxyMed and PlanVista believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to in this joint proxy statement/prospectus, including the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, carefully for a more complete understanding of the merger. In addition, important business and financial information about ProxyMed and PlanVista is contained elsewhere in this joint proxy statement/prospectus.

GENERAL

         The ProxyMed board of directors and the PlanVista board of directors have each approved the merger agreement pursuant to which the businesses of ProxyMed and PlanVista will be combined. At the effective time of the merger, Planet Acquisition Corp., a newly formed, wholly-owned subsidiary of ProxyMed, will merge with and into PlanVista, with PlanVista surviving the merger and continuing as a wholly-owned subsidiary of ProxyMed under the name PlanVista Corporation.

         Upon completion of the merger, each share of PlanVista common stock then outstanding (other than shares with respect to which a PlanVista stockholder has exercised appraisal rights) will be canceled and automatically converted into the right to receive a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,826,829 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista common stock immediately prior to the effective time of the merger. Upon completion of the merger, holders of PlanVista's series C preferred stock will be entitled to receive, for each share of PlanVista series C preferred stock then held by them (other than shares of series C preferred stock with respect to which a PlanVista series C preferred stockholder has exercised appraisal rights), a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,773,171 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista series C preferred stock immediately prior to the effective time of the merger. The total number of shares of ProxyMed common stock issuable as merger consideration is subject to adjustment in the event certain fees, expenses and obligations arising as a result of the merger of PlanVista exceed a specified amount. PVC Funding Partners, LLC, the holder of 96% of the outstanding PlanVista series C preferred stock, has agreed not to convert its series C preferred stock into common stock prior to the consummation of the merger. If any of the remaining PlanVista series C preferred stock are converted into PlanVista common stock prior to the closing of the merger, the number of ProxyMed shares allocated to the PlanVista common stockholders will be increased by the number of ProxyMed shares that the converting PlanVista series C preferred stockholders will receive upon consummation of the merger as a result of such conversion and the number of ProxyMed shares allocated to the remaining holders of the PlanVista series C preferred stock will be decreased by a like number. In the event that the amount owed by PlanVista to Commonwealth Associates Group Holdings, LLC pursuant to the advisory agreement exceeds a fixed amount, Commonwealth Associates Group Holdings, LLC has agreed to accept payment for any excess fees in shares of PlanVista common stock to be issued by PlanVista prior to the closing of the merger. Such shares of PlanVista common stock will be valued at the price per share that the holders of PlanVista common stock will be realizing as a result of the issuance of ProxyMed common stock in the merger.

         The number of shares of ProxyMed common stock issuable pursuant to the merger agreement will be proportionately adjusted for any stock split, reverse stock split, stock dividend or similar event with respect to shares of ProxyMed common stock or PlanVista common stock effected between the date of the merger agreement and the effective time of the merger.

         ProxyMed will issue 3,600,000 shares of ProxyMed common stock in the merger, 1,691,229 shares in connection with the ProxyMed private equity offering and will reserve 200,000 additional shares of ProxyMed common stock for future issuance upon the exercise of ProxyMed stock options to be issued to certain employees and officers of PlanVista.

         At the effective time of the merger, each outstanding option to purchase PlanVista common stock will cease to represent a right to acquire shares of PlanVista common stock and will be canceled.

         Immediately after the effective time, ProxyMed will cause the exchange agent to mail to the holders of record of PlanVista common stock a letter of transmittal and instructions on how to surrender PlanVista stock certificates in exchange for ProxyMed common stock certificates. Holders of PlanVista common stock should not mail their PlanVista stock certificates at this time. Upon surrendering their PlanVista common stock, the letter of transmittal and any other documents required by the exchange agent, the holders of PlanVista stock certificates will be entitled to receive a certificate representing that number of whole shares of ProxyMed common stock which that holder has the right to receive, cash for fractional shares of ProxyMed common stock and cash dividends or other distributions, if any, to which the holder is entitled.

BACKGROUND OF MERGER

         In January 2003, Mr. Phillip S. Dingle, the Chairman of PlanVista's board of directors and its Chief Executive Officer, Mr. Jeffrey L. Markle, PlanVista's President and Chief Operating Officer, Mr. Michael Falk, a member of the board of directors of both ProxyMed and PlanVista and the Chief Executive Officer of Commonwealth Associates Group Holdings, LLC, the financial advisor to PlanVista, and Mr. Harold Blue, a director of PlanVista and the President and Chief Operating Officer of Commonwealth Associates Group Holdings, LLC and former Chairman, Chief Executive Officer and director of ProxyMed, met with Mr. Michael Hoover, the Chairman and Chief Executive Officer of ProxyMed to discuss the possibility of developing a joint marketing arrangement between ProxyMed and PlanVista.

         From January 2003 through June 2003, management of each company negotiated the terms of the joint marketing and distribution arrangement. On May 20, 2003 at a regular meeting of ProxyMed's board of directors, Michael Hoover first informed the board of the new business opportunity that ProxyMed may have with PlanVista in marketing PlanVista's claims repricing services to ProxyMed's payers. On June 10, 2003, PlanVista and ProxyMed executed a Joint Marketing and Distribution Agreement pursuant to which ProxyMed agreed to market PlanVista's services to ProxyMed's client base. In connection with this joint marketing arrangement, ProxyMed received warrants to purchase up to 15% of the PlanVista common stock.

         During June and July 2003, ProxyMed marketed the joint ProxyMed/PlanVista products to existing ProxyMed clients pursuant to the Joint Marketing and Distribution Agreement. During this time ProxyMed's management concluded that the joint sales efforts between the two companies could be even more effective if the two companies were more tightly integrated. In August 2003, Mr. Hoover informally contacted Mr. Dingle regarding the possibility of combining ProxyMed and PlanVista, and later Mr. Hoover and Mr. Dingle scheduled a meeting to pursue more formal discussions regarding such a business combination.

         On August 20, 2003, Messrs. Hoover, Dingle, and Blue met to discuss the general financial framework under which the companies might be combined and the potential benefits to the companies of such a potential combination.

         On August 21, 2003, Mr. Hoover sent to Mr. Dingle a proposal outlining certain of the material terms of a possible merger of ProxyMed and PlanVista, including the proposed number of shares that ProxyMed would issue in the transaction and various conditions that would need to be met in order to finalize the transaction.

         On August 27, 2003, the executive committee of the PlanVista board of directors, one of the independent directors of PlanVista and a representative of Fowler White Boggs Banker PA, outside legal counsel to PlanVista, met to discuss the ProxyMed proposal. Mr. Dingle then sent a revised proposal to ProxyMed.

         On August 29, 2003, Mr. Hoover sent to Mr. Dingle a revised proposal outlining certain of the material terms of a possible merger of ProxyMed and PlanVista, and proposing a timetable for continuing the discussions between the two companies.

         On September 3, 2003, the PlanVista board of directors met with Fowler White to review the revised proposal from ProxyMed. Mr. Falk, a PlanVista director, discussed with the PlanVista board that he beneficially owned stock of ProxyMed and that he serves as a director of ProxyMed. The PlanVista board also noted that Mr. Falk is the controlling equity owner of Commonwealth Associates Group Holdings, LLC, which controls PVC Funding Partners, LLC, the holder of approximately 96% of PlanVista's series C preferred stock, and that Commonwealth Associates Group Holdings, LLC was currently acting as an financial advisor to PlanVista pursuant to an Investment Advisory Agreement. Messrs. Blue and Corbin also indicated that, as had been previously disclosed, each of them were designated to serve as PlanVista directors by the holders of the series C preferred stock and each also had employment or other relationships with Commonwealth. Mr. Murray indicated that he had an interest in PVC Funding Partners, LLC as a limited liability member. Because of the potential divergence of interests between the PlanVista common stockholders and the PlanVista preferred stockholders in addition to the previously disclosed relationships with ProxyMed, the PlanVista board of directors determined to establish a special committee composed of Mr. William Bennett and Mr. Gary Mansfield for the purpose of reviewing, negotiating, and determining whether to accept or reject any proposed transaction with ProxyMed, and authorized the special committee to hire such advisors and legal counsel as it determined to be appropriate.

         During the first week of September 2003, management of ProxyMed and PlanVista continued to negotiate the terms of a proposed term sheet and a mutual confidentiality agreement. On September 4, 2003, the two companies entered into a term sheet and a confidentiality agreement.

         On September 9, 2003, Mr. Hoover met with the ProxyMed board of directors and informed the board of the proposal set forth in the term sheet with PlanVista. The ProxyMed Board authorized ProxyMed's management to proceed to conduct a preliminary due diligence review of PlanVista.

         During September 2003, members of PlanVista's management met with Braden Kelly of General Atlantic Partners, ProxyMed's largest shareholder, and Keven McNamara, both members of the board of directors of ProxyMed, in order to allow General Atlantic Partners and the ProxyMed board to conduct a due diligence review of PlanVista. Also during September 2003, each company's management and their respective financial and legal advisors met in person or by telephone with their counterparts to conduct a comprehensive due diligence review of the other company.

         On September 19, 2003, the ProxyMed board of directors discussed with ProxyMed's management and representatives of Holland & Knight LLP, ProxyMed's outside legal counsel, their preliminary due diligence findings with respect to PlanVista.

         On September 24, 2003, PlanVista's special committee met with Richards, Layton & Finger, its outside legal counsel, to review the independence of Mr. Mansfield in relation to the proposed transaction with ProxyMed. Mr. Mansfield indicated he would consider resigning from service on the special committee in order to avoid the appearance of any conflict of interest in light of his relationship with certain affiliates of Commonwealth Associates. The special committee then determined to engage Jefferies & Company, Inc. as the independent financial advisor to the special committee for the purpose of considering the proposed transaction with ProxyMed. Subsequently, Mr. Mansfield resigned from service as a member of the special committee.

         During the months of October and November 2003, Jefferies & Company, on behalf of the PlanVista special committee, and William Blair & Company, L.L.C. on behalf of ProxyMed, conducted financial and other due diligence in connection with their service to the respective companies.

         On October 7, 2003, the special committee met with representatives of Jefferies and Richards, Layton & Finger to discuss certain issues, including pricing issues, the allocation of consideration between the common stockholders and the preferred stockholders of PlanVista, the PlanVista capital structure and other issues affecting PlanVista.

         On October 10, 2003, the ProxyMed board of directors held a meeting to review certain of management's and Holland & Knight's findings during the initial due diligence review of PlanVista. The ProxyMed board requested that ProxyMed management discuss their preliminary due diligence findings with PlanVista's management.

         On October 16 and 17, 2003, meetings were held between members of PlanVista's management team, members of ProxyMed's management team, Carl Kleidman of Commonwealth Associates and certain other representatives involved in the due diligence reviews. During these meetings, the terms and conditions of the possible transaction between the two companies as well as due diligence issues were discussed.

         On October 22, 2003, the ProxyMed board of directors met with the ProxyMed management team and representatives of Holland & Knight to review the due diligence issues that were previously identified to the ProxyMed board in addition to other due diligence matters.

         On October 29, 2003, Mr. Hoover updated the ProxyMed board of directors on the status of the negotiations with PlanVista and related due diligence matters. Mr. Hoover also discussed the terms of a private equity offering that ProxyMed would be required to complete in order to consummate the proposed merger with PlanVista. Mr. Hoover informed the board of his conversations with General Atlantic Partners and Commonwealth Associates regarding their willingness to participate in the required private equity offering. ProxyMed's management was directed by the board to engage William Blair & Company, L.L.C. to act as a financial advisor in connection with the proposed merger and to consider the fairness of the proposed transaction with PlanVista to ProxyMed, from a financial point of view.

         During the months of October and November, 2003, Mr. Dingle, assisted by Mr. Kleidman and Mr. Blue, and in consultation with Mr. Bennett, negotiated various aspects of the proposed transaction with Mr. Hoover and other members of the ProxyMed management, including revisions to the proposed term sheet. The primary business issues involved the number of shares that would be issued by ProxyMed in the merger, the total amount of debt that PlanVista would owe upon the consummation of the merger, the amount of capital that ProxyMed would be required to contribute to PlanVista upon consummation of the merger, the number of stock options that ProxyMed would be obligated to issue to PlanVista officers and directors, and the amount of fees and expenses that PlanVista would incur as a result of the merger. Mr. Bennett, on behalf of the special committee, and Mr. Blue, as representative of the series C preferred stockholders, negotiated terms relating to the division of consideration between the common stockholders and the preferred stockholders of PlanVista. Jefferies held a series of meetings with management of PlanVista and ProxyMed and assisted in the review of documentation and the deliberations of the PlanVista special committee. Due diligence discussions continued.

         From October 29, 2003 to December 4, 2003, management of both companies, and their respective financial and legal advisors, continued to negotiate the terms of the merger and the other transactions associated with the merger. The negotiated terms included the form of voting agreements, the form of stock purchase agreement for the ProxyMed private equity financing, the representations and warranties of both companies, the conditions to the closing of the merger, and the termination provisions of the merger agreement. During this period, PlanVista and Commonwealth Associates continued to discuss issues regarding the allocation of the consideration being paid in the transaction between the holders of the PlanVista common stock and the PlanVista preferred stock.

         Between October 31, 2003 and November 17, 2003, the PlanVista special committee negotiated with ProxyMed management to have the merger be conditioned upon adoption of the Merger Agreement by a majority of the PlanVista common shares held by stockholders other than PVC Funding Partners, LLC, any affiliates or associates thereof, other holders of the PlanVista Series C preferred stock, or any executive officer or director of PlanVista, and to have the merger agreement be terminable by PlanVista in the event that PlanVista receives a superior offer that meets certain criteria.

         On November 7, 2003, a meeting of the PlanVista special committee was held regarding the status of the negotiations with ProxyMed. Present at the meeting were representatives of Jefferies and Richards, Layton & Finger. The PlanVista board of directors also held a meeting regarding the status of the negotiations with ProxyMed. Representatives of Fowler White participated in the meeting.

         On November 7, 2003, the ProxyMed board of directors held a telephonic meeting regarding the status of the negotiations with PlanVista. Representatives of William Blair & Company, L.L.C. and Holland & Knight participated in the telephonic meeting.

         On November 10 and 11, 2003, the PlanVista special committee met with representatives of Richards, Layton & Finger and reviewed, among other things, the proposed allocation of the equity consideration to be paid by ProxyMed in the transaction between the PlanVista common stockholders and the PlanVista preferred stockholders, pursuant to which the holders of the PlanVista common stock would be entitled to receive on a per share basis a greater number of shares of ProxyMed common stock pursuant to the merger than would the PlanVista preferred stockholders.

         On November 13, 2003, the PlanVista special committee met with representatives of Richards, Layton & Finger and a representative of Jefferies and reviewed the status of the negotiations. Jefferies reported on its activities and analysis to date.

         On November 17, 2003, the PlanVista special committee was informed that after further review and consideration of its relationships with PlanVista and ProxyMed Jefferies had determined that it would be unable to continue its work with the special committee. Jefferies noted that certain relationships between Jefferies and PlanVista, ProxyMed and others could give rise to the appearance of a conflict of interest and that such appearance could undermine the effectiveness of any opinion to be rendered by Jefferies as to the fairness of the transaction to the holders of the PlanVista common stock.

         Subsequently, Mr. Bennett informed the PlanVista board of directors that he believed that in light of his health concerns and continuing time commitments for other personal and professional obligations, he could no longer devote the time and effort necessary to continue serving as the sole member of the PlanVista special committee. Mr. Bennett reported that significant progress had been made by the PlanVista special committee toward reaching a definitive agreement with ProxyMed that would result in a materially improved transaction from the perspective of PlanVista's common stockholders. Specifically, Mr. Bennett noted the "majority of the minority" stockholder vote that is a condition to PlanVista's obligation to consummate the merger, the termination provisions, and the disproportionate allocation of merger consideration to the PlanVista common stockholders. Mr. Bennett then resigned from service on the special committee.

         On November 21, 2003, the PlanVista board of directors met to discuss the recent developments including the resignation of Jefferies and the resignation of Mr. Bennett from service on the special committee. The PlanVista board of directors considered the qualifications of several independent investment banking firms that had been contacted by PlanVista management in light of the resignation of Jefferies, and after reviewing their respective qualifications and receiving management's report on the discussions that took place with the candidate firms, the board authorized the engagement of the investment banking firm of Peter J. Solomon Company, L.P. The PlanVista board also reviewed the status of the negotiations with ProxyMed and directed management to continue such negotiations while the new financial advisor conducted its due diligence.

         Between November 21, 2003 and December 4, 2003, representatives of Peter J. Solomon Company, L.P. met with management of ProxyMed and PlanVista and conducted their financial and business due diligence with respect to both companies.

         On November 28, 2003, executives of both PlanVista and ProxyMed and representatives of Fowler White, Holland & Knight, and Commonwealth held a teleconference to discuss further revisions and comments to the merger agreement. Issues discussed included due diligence matters, the amount of debt to which PlanVista would be subject at the closing of the merger, the amount of fees, expenses and other obligations that PlanVista would incur in connection with the merger, and adjustments to the number of shares that ProxyMed would issue in connection with the merger.

         On November 30, 2003, representatives of Peter J. Solomon Company, L.P. met with management of PlanVista at PlanVista's corporate offices to continue their due diligence.

         On December 1, 2003, representatives of Peter J. Solomon Company, L.P. met with management of ProxyMed at ProxyMed's corporate offices to continue their due diligence.

         On December 4, 2003, the ProxyMed board of directors again met to consider the terms of the merger and the proposed equity financing transaction. Representatives from Holland & Knight and William Blair & Company, L.L.C. also participated telephonically in the board meeting. Representatives from William Blair & Company, L.L.C. presented its financial analysis with respect to the business combination and the private equity financing and delivered its fairness opinions.

         On December 5, 2003, the PlanVista board of directors again met to consider the terms of the merger. Representatives from Fowler White and Peter J. Solomon Company, L.P. also participated in the board meeting. Representatives from Peter J. Solomon Company, L.P. presented a financial analysis with respect to the business combination and delivered its fairness opinion. Certain PlanVista executives received and signed formal employment letters for continued employment at PlanVista effective upon consummation of the merger.

         The PlanVista board of directors upon a motion proposed by William Bennett voted unanimously (with Michael Falk abstaining) to approve the merger and recommend its adoption by the PlanVista stockholders.

         On December 5, 2003, ProxyMed and PlanVista executed and delivered the merger agreement.

DESCRIPTION OF EXISTING CONTRACTS AND OTHER ARRANGEMENTS BETWEEN PROXYMED AND PLANVISTA

         On June 10, 2003, PlanVista and one of its subsidiaries, National Network Services, Inc., entered into a three year joint distribution and marketing agreement with ProxyMed. Pursuant to the agreement, PlanVista's network repricing services and network management services are offered to ProxyMed's existing and prospective payer customers. Upon execution of the agreement, PlanVista paid ProxyMed $200,000 for access to certain data. In addition, PlanVista paid ProxyMed $150,000 to be ProxyMed's exclusive partner during the first 12 months of the arrangement. PlanVista also issued to ProxyMed a warrant to acquire 15% of PlanVista's outstanding common stock, calculated on a fully-diluted basis as of the time of exercise, at an exercise price of $1.95 per share. The warrant has an initial term of six months with two three-month renewal options based on achieving certain revenue-based milestones, as defined in the agreement. The fair value of the warrant of $496,000 on the date the warrant was granted was determined by an independent consultant using the Black-Scholes pricing model. The warrant expired on December 7, 2003.

PROXYMED'S REASONS FOR THE MERGER

         ProxyMed's board of directors has approved the merger agreement and recommended that the ProxyMed shareholders vote to approve the amendment to ProxyMed's articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, the amendment to the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000, and the issuance of shares of ProxyMed common stock pursuant to the terms of the merger agreement and in connection with the ProxyMed private equity offering. In reaching its decision, the ProxyMed board of directors identified several reasons for and potential benefits of the merger to ProxyMed shareholders. These potential benefits include the following:

         - ENTRY INTO NEW LINE OF BUSINESS. ProxyMed's current transaction business is focused on automating the process of providers conducting financial and administrative business with payers. One of ProxyMed's key business strategies is the creation or acquisition of new high value transaction products and services to cross-sell to its existing customers. By acquiring PlanVista, ProxyMed gains an excellent foundation in a new line of business, medical cost containment and business process outsourcing.

         - NEW "END-TO-END" SERVICE OFFERING. Today, ProxyMed only participates in a portion of the end-to-end claims processing cycle between providers and payers, which is the transmitting of claims to payers for adjudication. ProxyMed does not participate in post-adjudication processes, such as medical cost containment through repricing out of network claims or bill negotiation. This limits ProxyMed's ability to provide comprehensive processing solutions. Through the acquisition of PlanVista and the integration of the service offerings of both companies, ProxyMed can create an innovative new process model and platform that combines electronic healthcare transaction processing services, medical cost containment and business process outsourcing. This new business line will allow ProxyMed to offer its payer customers true end-to-end claims automated processing solutions, creating a compelling new value proposition to its payers.

         - INCREASED SALES OPPORTUNITIES WITH PAYERS. ProxyMed has excellent relationships with over 450 payers, including a number of the nation's largest insurance companies. Historically PlanVista has served small and medium payers, and has had limited success in selling upward into the larger payers. As a result, there is very little overlap between the customer bases of the two companies. ProxyMed believes that it can successfully integrate PlanVista's cost containment services into ProxyMed's claims submission offering that it sells to the large payer marketplace, thus providing a new market for PlanVista's offerings.

         - STRENGTHENED BUSINESS TIES WITH SELECT CUSTOMERS. In ProxyMed's prior acquisition of MedUnite, ProxyMed issued convertible debt to the former shareholders of MedUnite, including seven of the nation's largest insurance companies:
                  Aetna, Inc., Anthem Insurance Company, Inc., CIGNA Health Corporation, Oxford Health Plans, Inc., WellPoint Health Networks, Inc., Health Net, Inc., and PacifiCare Health Systems, Inc. Under the terms of the convertible debt, the former MedUnite shareholders can earn the right to convert their debt into ProxyMed common stock at $18.32 by increasing their volume of business with ProxyMed over a forty-two (42) month period. ProxyMed believes that these companies will find the medical cost containment and business processing outsourcing services of PlanVista an attractive service offering and an opportunity to increase their volume of business with ProxyMed.

         - EXPANDED TECHNOLOGICAL CAPABILITIES. PlanVista is a technology leader in the medical cost containment area and possesses significant technology capabilities and resources. The combination of



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

                  PlanVistas's technological resources with those of ProxyMed will allow ProxyMed to compete more effectively by enhancing its ability to develop new services and add functionality to existing services;

         - OPERATING COST REDUCTIONS. The merger will provide an opportunity to reduce costs of operations by eliminating PlanVista's administrative cost of complying with public company regulations and duplications of accounting and finance functions.

         - ENHANCED PUBLIC PROFILE. ProxyMed believes that the increase in its combined revenues, operating profits and earnings per share that will result from the combination of ProxyMed and PlanVista will increase its profile in the financial marketplace. Any such increase in attention may lead to increased interest in ProxyMed and its investment potential.

         Based on these and other strategic factors, the ProxyMed board of directors determined that approval of the merger agreement and the merger were in the best interests of ProxyMed and its shareholders. Accordingly, the board of directors voted to approve the merger.

RECOMMENDATION OF THE MERGER BY THE PROXYMED BOARD OF DIRECTORS

         At a meeting held on December 4, 2003, the ProxyMed board of directors:

         - determined that the merger is strategic, advisable, and is fair to and in the best interests of ProxyMed and its shareholders;

         - approved the amendment to ProxyMed's articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares;

         - approved the amendment to the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000;

         - approved the merger agreement, the merger and the issuance of ProxyMed common stock in connection with the strategic merger;

         - approved the private equity offering and the issuance of ProxyMed common stock in connection with the ProxyMed private equity offering;

         - directed that the amendment of ProxyMed's articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, the amendment to the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000, the issuance of ProxyMed common stock in connection with the merger, and the issuance of ProxyMed common stock in connection with the ProxyMed private equity offering be presented for approval by ProxyMed shareholders at the ProxyMed special meeting; and

         - resolved to recommend that the ProxyMed shareholders approve the amendment of ProxyMed's articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, the amendment to the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000, the issuance of ProxyMed common stock in connection with the merger, and the issuance of ProxyMed common stock in connection with the ProxyMed private equity offering.

         In the course of reaching its decision to approve the merger agreement, ProxyMed's board of directors consulted with ProxyMed's senior management, legal counsel and financial advisors, and reviewed a significant amount of information and considered the following factors:

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

         - the strategic reasons for the merger (described in the section of this joint proxy statement/prospectus entitled "The Merger -- ProxyMed's Reasons for the Merger" beginning on page 60);

         - general market conditions and the competitive environment for ProxyMed's products and services;

         - the potential benefits to ProxyMed shareholders as a result of growth opportunities following the merger;

         - financial market conditions, historical market prices, volatility and trading information with respect to ProxyMed's common stock and PlanVista's common stock;

         - historical and current information about ProxyMed's and PlanVista's businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter of each company filed with the SEC, analyst estimates, market data and management's knowledge of the industry;

         - the opinion of William Blair & Company, L.L.C. dated December 5, 2003 that, as of that date, the consideration to be paid by ProxyMed in connection with the merger was fair, from a financial point of view, to ProxyMed. A copy of the William Blair & Company, L.L.C. opinion relating to the merger is attached to this joint proxy statement/prospectus as Annex B. This written opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by William Blair & Company, L.L.C. -- please refer to the section of this joint proxy statement/prospectus "The Merger -- Opinion of ProxyMed's Financial Advisor" beginning on page 68;

         -        the potential impact of the merger on ProxyMed's customers;

         - the fact that the shareholders of ProxyMed will have the opportunity to vote upon the amendment to ProxyMed's articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares;

         - the likelihood that ProxyMed and PlanVista will be able to complete the transaction;

         - reports from ProxyMed's management, legal advisors and financial advisors about the results of the due diligence investigation of PlanVista;

         -        the terms and conditions of the merger agreement, including:

                  -- the no solicitation provisions and each party's ability to engage in negotiations with, provide any confidential information or data to, and otherwise have certain discussions with, any person relating to an alternative acquisition proposal under certain circumstances,

                  -- the conditions to each party's obligation to effect the merger,

                  --       the definition of "material adverse effect," and

                  -- the limited ability of PlanVista to terminate the merger agreement;

         - ProxyMed's prospects going forward without the combination with PlanVista; and

         - the potential for other third parties to enter into strategic relationships with or to acquire PlanVista.

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         In reaching its determination, the ProxyMed board of directors believes that the factors described above generally figured positively with respect to the acquisition, as advantages or opportunities to be derived from the merger, except for the first factor above, which figured both positively and negatively. The ProxyMed board of directors also considered the following potentially negative factors in its deliberations concerning the merger:

         - the possibility that the merger might not be consummated and the effect of a public announcement of the merger on:

                  --       ProxyMed's revenues and other operating results,

                  -- ProxyMed's ability to attract and retain key management, marketing and technical personnel, and

                  --       customer relationships;

         - the risk that the potential benefits sought in the merger might not be realized;

         - the substantial expenses to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

         - the risk that key technical and management personnel might not remain employed by the combined company and key customers might terminate their relationships with the combined company;

         - the possibility ProxyMed would suffer an economic detriment as a result of the market price of ProxyMed common stock increasing prior to the closing of the merger, because the stock portion of the merger consideration to be received by PlanVista stockholders is fixed;

         - the terms of the merger agreement regarding PlanVista's right to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions in the merger agreement regarding termination fees;

         - various other risks associated with the merger and the business of ProxyMed and the combined company described in the section of this joint proxy statement/prospectus entitled "Risk Factors"; and

         - The significant amount of debt that ProxyMed and PlanVista will be required to repay following the consummation of the merger.

         The above discussion of the material factors is not intended to be exhaustive, but does set forth the principal factors considered by the ProxyMed board of directors. After due consideration, the ProxyMed board of directors concluded that the potential benefits of the merger outweighed the risks associated with the merger.

         In view of the wide variety of factors considered by the ProxyMed board of directors in connection with the evaluation of the merger and the complexity of these matters, the ProxyMed board of directors did not consider it practical to quantify, rank or otherwise assign relative weights to the foregoing factors, and it did not attempt to do so. Rather, the ProxyMed board of directors made its recommendation based on the totality of the information presented to it, and the investigation conducted by it. The ProxyMed board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

         In considering the recommendation of the ProxyMed board of directors to approve the issuance of shares of ProxyMed common stock in connection with the merger and the ProxyMed private equity offering and the amendment to ProxyMed's articles of incorporation, ProxyMed shareholders should be aware that some officers and directors of ProxyMed have interests in the proposed merger that are different from and in addition to the interests of ProxyMed shareholders generally. The ProxyMed board of directors was aware of these interests and considered



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them in approving the merger agreement and the merger. Please refer to the section of this joint proxy statement/prospectus entitled "The Merger -- Interests of Certain Persons in the Merger" beginning on page 82.

         After carefully evaluating these factors, both positive and negative, the board of directors of ProxyMed has determined that the merger is in the best interests of ProxyMed and its shareholders. The ProxyMed board of directors recommends that you vote FOR the proposed amendment to the ProxyMed articles of incorporation to increase the authorized number of shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares, the proposed amendment to the ProxyMed 2002 Stock Option Plan to increase the total number of shares available for issuance under such plan from 600,000 to 1,350,000, and the issuance of shares of ProxyMed common stock pursuant to the merger agreement and the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering.

PLANVISTA REASONS FOR THE MERGER

         The decision of the PlanVista board of directors to enter into the merger agreement and to recommend that PlanVista stockholders adopt the merger agreement was the result of the PlanVista board of director's careful consideration of a range of strategic alternatives, including its previous efforts to raise capital and refinance PlanVista's debt, potential business combinations with companies other than ProxyMed, and the pursuit of a long-term independent business strategy for PlanVista that might involve additional financing.

         During the course of its deliberations, the board of directors of PlanVista considered, with the assistance of management and financial advisors and legal counsel, a number of factors that the board of directors believes make the merger attractive to PlanVista's stockholders and could contribute to the success of the surviving corporation, including the following:

         - IMPROVED GROWTH PROSPECTS WITH LARGER PAYERS. PlanVista traditionally has not been able to attract larger payers to utilize its services, which has inhibited the growth potential for PlanVista. ProxyMed's presence as the nation's second-largest clearinghouse with direct electronic data interchange connectivity to 450 of the nation's 500 largest medical claims payers will give the combined company recurring and permanent access to a customer base for which PlanVista has had limited access in the past and should improve the receptivity of large payers to PlanVista's services. Since there is virtually no overlap between ProxyMed's and PlanVista's respective current customer bases, the ProxyMed customer base will add a significant marketing opportunity for PlanVista.

         - IMPROVED RECEPTIVITY BY PROVIDERS. PlanVista's primary product is its provider base of doctors, hospitals, and ancillary care providers throughout the U.S. Agreements with those providers and PPOs are generally short term in nature. Some industry experts believe that providers have shown a reluctance to participate in secondary networks like PlanVista's. ProxyMed's primary constituents are its providers, and ProxyMed has strong relationships and general acceptance within the provider community. PlanVista envisions that it will be able to reinforce its position and strength within the provider community by exploiting ProxyMed's provider relationships.

         - COMBINING THE SERVICE OFFERINGS OF THE TWO COMPANIES BETTER SERVES THE CUSTOMERS OF BOTH. Combining ProxyMed's strength in electronic healthcare transaction processing services with PlanVista's strength in medical cost containment and business process outsourcing enables the combined companies to create a platform that encompasses electronic healthcare transaction processing services and medical cost containment and business process outsourcing which will add value for the customers of both companies.

         -        COMBINED TECHNOLOGICAL EXPERTISE WILL BENEFIT BOTH COMPANIES.
                  PlanVista's strength in technology and expertise in designing software products for medical cost containment and business process outsourcing, when combined with ProxyMed's technological expertise in claims transmission, will create a stronger platform for future product development for both companies.

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

         - PROXYMED'S RESOURCES WILL AID IN SALES PROMOTION. The merger would provide PlanVista access to ProxyMed's greater financial, technological and human resources to continue to develop PlanVista's services and greater sales and marketing resources to help promote those services more broadly.

         - BETTER COMPETITIVE POSITION. PlanVista faces increasing competition from other medical cost containment and business process outsourcing firms. PlanVista believes that a combination with a larger company with the resources of ProxyMed may provide a number of competitive advantages. By combining with ProxyMed, PlanVista may also reduce the risks associated with seeking additional financing and pursuing its revenue goals as an independent company.

         - ELIMINATION OF THE COMPETITIVE DISADVANTAGE POSED BY THE UNCERTAINTIES OF PLANVISTA'S CURRENT FINANCIAL STRUCTURE. The amount of PlanVista's debt and the prospect of having to refinance PlanVista's debt by the end of May 2004 has in the past and increasingly continues to be an impediment to PlanVista's ability to attract new customers and retain its existing customers. Both of these circumstances have made it difficult for PlanVista to continue to grow and have focused PlanVista's senior management's efforts to a large extent on refinancing rather than growth. The merger would eliminate this impediment to growth and reassure PlanVista's customer base.

         - ADDITIONAL COST-SAVINGS AND BENEFITS. The merger will provide an opportunity to reduce costs of operations by eliminating PlanVista's administrative cost of complying with public company regulations and duplications of accounting and finance functions.

         - RESOLVES PLANVISTA'S REFINANCING PRESSURES. PlanVista must refinance over $40 million of debt prior to May 31, 2004. PlanVista has been unsuccessful in refinancing this debt on acceptable terms on at least three prior attempts over the last three years and faces the prospect of defaulting on the debt. Refinancing, if available, may also entail substantial dilution to the PlanVista stockholders, if PlanVista were to continue on an independent basis with a refinanced balance sheet. The merger would eliminate this pressure.

         - PROVIDES IMPROVED STOCKHOLDER LIQUIDITY. PlanVista's stock was delisted from the New York Stock Exchange in October 2002 because PlanVista failed to meet the listing requirements. Since that time, PlanVista's stock has traded on the Over-the-Counter Bulletin Board because PlanVista does not meet the listing standards for any other recognized national securities exchange or national stock market. This has resulted in a low trading profile for PlanVista's stock, a limitation on the volume of shares that can be sold, and possibly an inefficient market for determining the price of PlanVista's stock. By combining with a larger company whose stock is traded on the Nasdaq National Market, PlanVista's stockholders should have improved liquidity with respect to their shares.

         - PRICING. The board of directors of PlanVista believes that the price offered by ProxyMed is reflective of or in excess of the price that PlanVista could expect to receive if it were to be able to complete an equity offering of its own stock. PlanVista attempted to sell stock to the public and private markets in July through August of 2002 and in June through August of 2003, respectively, but in neither instance was able to complete the offering and in each instance the prices being discussed were below the price currently being offered in the merger to the common shareholders. Additionally, the board of directors was made aware of the opinion of Peter J. Solomon Company, L.P., dated December 5, 2003, to the effect that the consideration to be received by the PlanVista common stockholders (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) for the shares of PlanVista common stock in connection with the merger was, as of that date, fair from a financial point of view to such holders of PlanVista common stock.

         - REQUIRES STOCKHOLDER APPROVAL. Adoption of the merger agreement is conditioned upon, among other things, the approval of a majority of the votes cast by those PlanVista stockholders present and voting at the meeting, and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista.

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
         - COMMON STOCKHOLDERS WILL RECEIVE A PROPORTIONATELY HIGHER PERCENTAGE OF CONSIDERATION THAN SERIES C PREFERRED STOCKHOLDERS. The series C preferred stockholders have agreed to waive their right to treat the merger as a liquidation and to receive a proportionately lower percentage of the total equity consideration being paid by ProxyMed than they would otherwise be entitled to under PlanVista Certificate of Incorporation PVC Funding Partners, LLC, the holder of 96% of the series C preferred stock, has agreed to refrain from converting its preferred stock into common stock before the merger is consummated and has agreed to give up additional shares if any shares of preferred stock that they do not control are converted prior to the closing of the merger. As a result, the common stockholders as of the date of the signing of the merger agreement are assured that they will get the same number of ProxyMed shares without regard to any such conversion. Based on the market price of ProxyMed's common stock on December 5, 2003, PlanVista's common stockholders would receive approximately $1.39 per share of their PlanVista common stock in the merger and the PlanVista series C preferred stockholders would receive approximately $1.09 for each share of PlanVista common stock into which their shares of series C preferred stock are convertible. This assumes that PVC Funding Partners, LLC and Centra Benefit Services, Inc.'s debt is converted into PlanVista common stock prior to the merger.

         PlanVista's board of directors also believed that the merger would offer the stockholders of the combined company the potential benefits described above under the heading "The Merger -- ProxyMed Reasons for the Merger."

         In addition, PlanVista's board of directors considered a number of potentially negative factors relating to the merger, including the following:

         - REDUCTION IN RECENTLY QUOTED STOCK PRICE. By agreeing to the merger and announcing a transaction at the expected merger price, which is below the recent prices at which PlanVista's common stock has been trading on the Over-the-Counter Bulletin Board, it is likely that PlanVista's quoted stock price will immediately be reduced, causing a perceived loss of stockholder value, and if the merger is not completed, PlanVista's stock may never again achieve the higher prices at which it has recently traded;

         - LOSS OF TIME TO SEEK OPPORTUNITY TO REFINANCE. By entering into the merger agreement and focusing PlanVista's attention toward completion of the merger, PlanVista will be foregoing opportunities to continue to try to refinance its debt, which will be due in May 2004. If the merger agreement for any reason is not approved or the merger does not otherwise occur because of the conditions to closing, PlanVista may be faced with little or no time to refinance, which could lead to a default on PlanVista's indebtedness. This could have an adverse effect upon the price at which PlanVista's stock trades, cause substantial dilution to PlanVista's common stockholders, and have other material consequences to PlanVista;

         - LOSS OF AUTONOMY. By becoming a part of a much larger company, PlanVista will have less autonomy and independence in setting its strategic goals;

         - THE NUMBER OF SHARES TO BE RECEIVED IS FIXED. The fixed number of shares of ProxyMed to be issued in the merger to PlanVista's stockholders may lead to a reduction in the value of the equity consideration being paid by ProxyMed if ProxyMed's stock price declines;

         - BENEFITS MAY NOT BE REALIZABLE. There is a risk that the potential benefits of the merger may not be realized;

         - EMPLOYEE RETENTION RISK. There is a risk that PlanVista may find it more difficult to attract and retain skilled employees during the pendency of the merger;

         - MANAGEMENT RISK. There is a risk that the merger may divert management's attention from PlanVista's business operations; and

         - OTHER RISKS. Other risks are described in this joint proxy statement/prospectus under "Risk Factors."

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

         This discussion of factors considered by the PlanVista board of directors is not intended to be exhaustive, but is intended to include the material factors considered.

RECOMMENDATION OF PLANVISTA BOARD OF DIRECTORS

         At a meeting held on December 5, 2003, the PlanVista board of directors:

         - determined that the merger is advisable, and is fair to and in the best interests of PlanVista and its stockholders;

         -        approved the merger agreement;

         - directed that the merger agreement be submitted for consideration by PlanVista stockholders at a PlanVista special meeting; and

         - resolved to recommend that the PlanVista stockholders adopt the merger agreement.

         In the course of reaching its decision to approve the merger agreement, PlanVista's board of directors consulted with senior management, its legal counsel and its financial advisor, and reviewed a significant amount of information and considered the foregoing material factors, as well as the following:

         - the then current financial market conditions, and historical market prices, volatility and trading information with respect to PlanVista's common stock and ProxyMed's common stock;

         - historical and current information concerning PlanVista's and ProxyMed's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including, without limitation, public reports concerning results of operations during the most recent calendar year and calendar quarter of each company filed with the SEC;

         - PlanVista's management's view of the financial condition, results of operations and businesses of PlanVista and ProxyMed before and after giving effect to the merger and based on, among other things, the results of due diligence on ProxyMed, analyst estimates, market data and management's knowledge of the industry;

         -        the terms and conditions of the merger agreement, including:

                  -- the no solicitation provisions and PlanVista's ability to engage in negotiations with, provide any confidential information or data to, and otherwise have certain discussions with, any person relating to an alternative acquisition proposal under certain circumstances,

                  -- the conditions to ProxyMed's obligation to effect the merger,

                  --       the definition of "material adverse effect," and

                  -- the limited ability of ProxyMed to terminate the merger agreement;

         - PlanVista's view of its prospects of PlanVista as an independent company;

         - the potential for other third parties to enter into strategic relationships with or to acquire PlanVista;

         - the fact that the transaction was intended to be structured such that PlanVista stockholders would not be immediately taxed on the stock merger consideration;

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
         - the opinion of Peter J. Solomon Company, L.P. dated December 5, 2003 that, as of that date and based upon the assumptions made, procedures followed, matters considered and limits of review set forth in Peter J. Solomon Company, L.P. 's written opinion, the consideration to be paid to the holders of PlanVista common stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) in connection with the merger was fair to such stockholders from a financial point of view. A copy of the Peter J. Solomon Company, L.P. opinion is attached to this proxy statement as Annex C. This written opinion should be read in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Peter J. Solomon Company, L.P. in delivering its opinion. Please refer to the section of this joint proxy statement/prospectus entitled "The Merger -- Opinion of PlanVista's Financial Advisor" beginning on page 75; and

         - the impact of the merger on PlanVista's customers and potential business partners other than ProxyMed.

         In reaching its determination, the PlanVista board of directors considered both the positive and negative factors described above and determined that the positive factors outweighed the negative factors.

         In view of the wide variety of factors considered by the PlanVista board of directors in connection with the evaluation of the merger and the complexity of these matters, the PlanVista board of directors did not consider practical, and did not attempt, to quantify, rank or otherwise assign relative weights to, the foregoing material factors. Rather, the PlanVista board of directors made its recommendation based on the totality of the information presented to, and the investigation conducted by it. The PlanVista board of directors considered all these material factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

         In considering the recommendation of the PlanVista board of directors to adopt the merger agreement, PlanVista stockholders should be aware that certain officers and directors of PlanVista have certain interests in the proposed merger that are different from and in addition to the interests of PlanVista stockholders generally. The PlanVista board of directors was aware of these interests and considered them in approving the merger agreement and the merger. The action of the board of directors was unanimous and all directors including those who were deemed independent supported the recommendation. Please refer to the section of this joint proxy statement/prospectus entitled "The Merger -- Interests of Certain Persons in the Merger" beginning on page 82.

         After carefully evaluating these factors, both positive and negative, the board of directors of PlanVista has determined that the merger is in the best interests of PlanVista and its stockholders. The PlanVista board of directors recommends that you vote FOR the adoption of the merger agreement.

OPINION OF PROXYMED'S FINANCIAL ADVISOR

         William Blair & Company, L.L.C. was engaged by the ProxyMed board of directors on October 29, 2003 to act as a financial advisor to ProxyMed with respect to pursuing the merger with PlanVista. As part of its engagement, ProxyMed requested that William Blair & Company, L.L.C. render its opinion as to whether the consideration to be paid by ProxyMed in connection with the merger was fair to ProxyMed from a financial point of view. On December 4, 2003, William Blair & Company, L.L.C. delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration was fair, from a financial point of view, to ProxyMed.

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

         William Blair & Company, L.L.C. provided the opinion described above for the information and assistance of the ProxyMed board of directors in connection with its consideration of the merger. The terms of the merger agreement, however, were determined through negotiations between ProxyMed and PlanVista, and were approved by the ProxyMed board of directors.

         THE FULL TEXT OF WILLIAM BLAIR & COMPANY, L.L.C.'S WRITTEN OPINION, DATED DECEMBER 5, 2003, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR & COMPANY, L.L.C. IN RENDERING ITS OPINION. WILLIAM BLAIR & COMPANY, L.L.C.'S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY PROXYMED IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. WILLIAM BLAIR & COMPANY, L.L.C. DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY PROXYMED TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR & COMPANY, L.L.C.'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS OF PROXYMED FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY PROXYMED. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

         In connection with its opinion, William Blair & Company, L.L.C. examined or discussed:

         - The merger agreement dated December 5, 2003 (and drafts thereof);

         - certain audited historical financial statements of ProxyMed and of PlanVista for the three years ended December 31, 2002;

         - certain unaudited financial statements of ProxyMed and PlanVista for the nine months ended September 30, 2003;

         - certain internal business, operating and financial information provided by ProxyMed and PlanVista and forecasts of ProxyMed and PlanVista prepared by the senior management of ProxyMed and PlanVista, respectively;

         - information regarding the strategic, financial and operational benefits anticipated from the merger and the prospects of ProxyMed (with and without the merger) prepared by senior management of ProxyMed and PlanVista;

         - the pro forma impact of the merger on the financial results and condition of ProxyMed, based on certain pro forma financial information prepared by the senior management of ProxyMed;

         - information regarding publicly available financial terms of certain other business combinations William Blair & Company, L.L.C. deemed relevant;

         - the financial position and operating results of ProxyMed compared with those of certain other publicly traded companies William Blair & Company, L.L.C. deemed relevant;

         - current and historical market prices and trading volumes of the common stock of ProxyMed and PlanVista; and

         - certain other publicly available information on ProxyMed and PlanVista.

         William Blair & Company, L.L.C. also held discussions with members of the senior management of ProxyMed and PlanVista regarding the foregoing, considered other matters which William Blair & Company,

L.L.C. deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations that it deemed relevant.

         In rendering its opinion, William Blair & Company, L.L.C. has assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair & Company, L.L.C. for purposes of its opinion, including without limitation the forecasts provided by senior management of ProxyMed and PlanVista. William Blair & Company, L.L.C. has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of ProxyMed or PlanVista. William Blair & Company, L.L.C. has been advised by the senior management of ProxyMed and PlanVista that the forecasts examined by William Blair & Company, L.L.C. have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of ProxyMed and PlanVista. In that regard, William Blair & Company, L.L.C. has assumed, with ProxyMed's consent, that (i) the forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of ProxyMed and PlanVista are as set forth in the financial statements or other information made available to William Blair & Company, L.L.C. by ProxyMed or PlanVista, respectively. William Blair & Company, L.L.C. expresses no opinion with respect to the forecasts or the estimates and judgments on which they are based. William Blair & Company, L.L.C. was not requested to, and did not consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for ProxyMed or the effect of any other transaction in which ProxyMed might engage. William Blair & Company, L.L.C.'s opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair & Company, L.L.C., as of the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, William Blair & Company, L.L.C. does not have any obligation to update, revise or reaffirm its opinion. William Blair & Company, L.L.C. has assumed that the merger will be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by ProxyMed. William Blair & Company, L.L.C. has not provided any legal advice to ProxyMed and ProxyMed acknowledges that it has relied on its own counsel for all legal determinations. William Blair & Company, L.L.C. was not requested to, nor did it, seek alternative participants for the proposed merger.

         William Blair & Company, L.L.C. did not express any opinion as to the price at which the common stock of ProxyMed or PlanVista will trade at any future time. Such trading prices may be affected by a number of factors, including but not limited to:

         - dispositions of the common stock of ProxyMed by shareholders within a short period of time after the effective date of the merger;

         - changes in the prevailing interest rates and other factors which generally influence the price of securities;

         -        adverse changes in the current capital markets;

         - the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of ProxyMed or of PlanVista or in the healthcare market in general;

         - any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

         - timely completion of the merger on the terms and conditions that are acceptable to all parties at interest.

         The following is a summary of the material financial analyses performed and material factors considered by William Blair & Company, L.L.C. to arrive at its opinion. William Blair & Company, L.L.C. performed certain procedures, including each of the financial analyses described below, and reviewed with the ProxyMed board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair & Company,

L.L.C. in this regard, it does set forth those considered by William Blair & Company, L.L.C. to be material in arriving at its opinion. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by William Blair & Company, L.L.C., the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying William Blair & Company, L.L.C.'s opinion.

         Selected Public Company Analysis. William Blair & Company, L.L.C. reviewed and compared certain financial information relating to PlanVista to corresponding financial information, ratios and public market multiples for certain publicly traded companies with operations in the healthcare transaction processing industry and certain other publicly traded companies with operations in the healthcare outsourcing and other services industry that William Blair & Company, L.L.C. deemed relevant. The companies selected by William Blair & Company, L.L.C. in the healthcare transaction processing industry were:

         -        NDCHealth Corporation;

         -        Trizetto Group, Inc.; and

         -        WebMD Corporation.

         The companies selected by William Blair & Company, L.L.C. in the healthcare outsourcing and other services industry were:

         -        BCE Emergis Inc.;

         -        CorVel Corporation;

         -        First Consulting Group, Inc.;

         -        First Health Corporation;

         -        Per-Se Technologies, Inc.;

         -        Quovadx, Inc.; and

         -        Superior Consultant Holdings.

         Among the information William Blair & Company, L.L.C. considered was revenue, earnings before interest and taxes, commonly referred to as EBIT, and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for each company for the last twelve months, commonly referred to as LTM, along with projected 2004 net income. The operating results and the corresponding derived multiples for PlanVista and each of the selected companies were based on each company's most recent available publicly disclosed financial information, the forecasts for PlanVista and closing share prices as of December 3, 2003. The total value of the transaction is based on the equity value implied by the purchase price plus total debt, less cash and cash equivalents.

         William Blair & Company, L.L.C. then compared the implied transaction multiples for PlanVista based on its LTM and estimated 2003 revenue EBIT and EBITDA as well as its projected 2004 net income to the range of trading multiples for the selected companies. Information regarding the multiples from William Blair & Company, L.L.C.'s analysis of selected publicly traded companies is set forth in the following table.

                                                                                 SELECTED PUBLIC COMPANY
                                                          IMPLIED                LTM VALUATION MULTIPLES
                                                        TRANSACTION      -----------------------------------------
  MULTIPLE                                               MULTIPLES        MIN        MEAN       MEDIAN        MAX
  --------                                              -----------      -----      -----       ------       -----
  Total Value/LTM Revenue                                 3.08x          0.25x      1.70x        1.60x       3.17x
  Total Value/2003 Estimated Revenue                      2.99x

  Total Value/LTM EBIT                                    10.6x          8.6x       12.7x        12.9x       15.7x
  Total Value/2003 Estimated EBIT                         10.0x

  Total Value/LTM EBITDA                                  10.0x          6.9x       13.5x        9.8x        36.3
  Total Value/2003 Estimated EBITDA                       9.5x

         None of the selected companies is identical to PlanVista. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

         Selected M&A Transactions Analysis. William Blair & Company, L.L.C. performed an analysis of selected recent business combinations consisting of transactions announced subsequent to January 1, 2000 and primarily involving healthcare transaction processing, healthcare information technology, healthcare outsourcing and other services companies based on publicly available information. The selected transactions were not intended to be representative of the entire range of possible transactions in the healthcare industry as a whole. The ten transactions examined were (target/acquirer):

         -        CareScience, Inc. / Quovadx, Inc.

         -        PracticeWorks, Inc. / Eastman Kodak Company

         -        AVIDYN, Inc. / FiServ, Inc.

         -        ALI Technologies, Inc. / McKesson Corporation

         -        SunQuest Information Systems, Inc. / Misys plc

         -        CCN, Inc. / First Health Group

         -        Healthcare.com / Xcare.net

         -        Shared Medical Systems Corporation / Siemens Medical
                  Engineering Group

         -        Medical Manager Corporation / Healtheon/WebMD

         -        Envoy / Healtheon/WebMD

         William Blair & Company, L.L.C. reviewed the consideration paid in the selected transactions in terms of the total value of such transactions as a multiple of LTM revenue and EBITDA prior to the announcement of these transactions. William Blair & Company, L.L.C. compared the resulting range of transaction multiples of revenue and EBITDA for the selected transactions to the implied transaction multiples for PlanVista based on the LTM and estimated 2003 revenue and EBITDA for PlanVista. Information regarding the multiples from William Blair & Company, L.L.C.'s analysis of selected transactions is set forth in the following table:

                                                    IMPLIED        SELECTED TRANSACTION VALUATION MULTIPLES
                                                  TRANSACTION      ------------------------------------------
   MULTIPLE                                        MULTIPLES        MIN        MEAN       MEDIAN        MAX
   --------                                       -----------      -----       -----      ------       ------
   Total Value/LTM Revenue                           3.08x         0.71x       2.32x       3.80x       11.17x
   Total Value/2003 Estimated Revenue                2.99x

   Total Value/LTM EBITDA                            10.0x         10.7x       27.4x       29.1x       56.0x
   Total Value/2003 Estimated EBITDA                  9.5x

         Although William Blair & Company, L.L.C. analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of PlanVista, none of these transactions or associated companies is identical to the merger or PlanVista. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of PlanVista versus the values of the companies in the selected transactions.

         Discounted Cash Flow Analysis. William Blair & Company, L.L.C. utilized PlanVista's forecasts to perform a discounted cash flow analysis of PlanVista's projected future cash flows for the period commencing January 1, 2004 and ending December 31, 2008. Using discounted cash flow methodology, William Blair & Company, L.L.C. calculated the present values of the projected free cash flows for PlanVista. In this analysis, William Blair & Company, L.L.C. assumed terminal value multiples ranging from 8.0x to 10.0x the projected 2008 EBITDA and discount rates ranging from 12% to 16%. William Blair & Company, L.L.C. aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. The implied range of enterprise values for PlanVista implied by the discounted cash flow analysis ranged from approximately $70 million to $210 million, as compared to the enterprise value for PlanVista of approximately $99.8 million implied by the merger.

         Earnings Accretion/Dilution Analysis. William Blair & Company, L.L.C. analyzed certain pro forma effects resulting from the merger, including the potential impact of the merger on projected 2004 earnings per share of ProxyMed following the merger. William Blair & Company, L.L.C. assumed that ProxyMed common shares were issued in a private placement to finance a portion of the transaction; utilized the forecasts for ProxyMed and PlanVista; assumed that there would be no synergies; and William Blair & Company, L.L.C. assumed an estimated allocation of purchase price to amortizable intangible assets with an approximate blended useful life for those intangible assets per discussions with ProxyMed. Based on this analysis, the merger is anticipated to be accretive to ProxyMed's estimated 2004 earnings per share.

         Contribution Analysis. William Blair & Company, L.L.C. performed an analysis comparing the relative contributions of ProxyMed and PlanVista to the combined pro forma company's LTM and projected 2003 revenue and EBITDA. The LTM data for both ProxyMed and PlanVista were based on publicly available information. 2003 projections for ProxyMed and PlanVista were based on the forecasts. These relative contributions were compared to the relative split of the transaction enterprise value of 53.5% and 46.5% for ProxyMed and PlanVista respectively. No synergies were assumed. Information regarding the relative contributions of ProxyMed and PlanVista from William Blair & Company, L.L.C.'s contribution analysis is set forth in the following table:

                                                                      PROXYMED              PLANVISTA
                                                                      --------              ---------
         Revenue:
                                 LTM                                    67.2%                 32.8%
                           2003 Projected                               68.3%                 31.7%

         EBITDA:
                                 LTM                                    20.5%                 79.5%
                           2003 Projected                               23.1%                 76.9%

         Relative Split of Transaction Enterprise Value                 53.5%                 46.5%

         General. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair & Company, L.L.C. to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair & Company, L.L.C. was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. William Blair & Company, L.L.C. did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be paid by ProxyMed. Rather, in reaching its conclusion, William Blair & Company, L.L.C. considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair & Company, L.L.C. did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair & Company, L.L.C. believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to ProxyMed, PlanVista or the merger. In performing its analyses, William Blair & Company, L.L.C. made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair & Company, L.L.C. are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

         William Blair & Company, L.L.C. is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. PlanVista engaged William Blair & Company, L.L.C. to act as its financial advisor in connection with a potential private placement of securities and debt restructuring in 2001. This engagement terminated in 2002 and no outstanding fees are due under this prior engagement. Furthermore, in the ordinary course of its business, William Blair & Company, L.L.C. and its affiliates may beneficially own or actively trade common shares and other securities of ProxyMed or PlanVista for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

         ProxyMed hired William Blair & Company, L.L.C. based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. As compensation for its services in connection with the merger, ProxyMed is obligated to pay William Blair & Company, L.L.C. a fee upon the delivery of William Blair & Company, L.L.C.'s opinion. Additional compensation will be payable on completion of the merger. In addition, ProxyMed has agreed to reimburse William Blair & Company, L.L.C. for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify William Blair & Company, L.L.C. for certain liabilities that may arise out of its engagement by ProxyMed and the rendering of William Blair & Company, L.L.C.'s opinion.

OPINION OF PLANVISTA'S FINANCIAL ADVISOR

         Peter J. Solomon Company, L.P. was retained by the PlanVista board of directors to advise it with respect to the fairness, from a financial point of view, to the holders of PlanVista common stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) of the consideration to be received by them in connection with the merger. At a meeting of the PlanVista board on December 5, 2003, Peter J. Solomon Company, L.P. delivered its oral opinion, subsequently confirmed in a written opinion of that same date, to the effect that, based upon and subject to various considerations set forth in such opinion, as of December 5, 2003, the consideration proposed to be paid to the holders of PlanVista common stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) in the merger is fair, from a financial point of view, to such holders of PlanVista common stock. No limitations were imposed by the PlanVista board of directors upon Peter J. Solomon Company, L.P., with respect to investigations made or procedures followed by such financial advisor in rendering its opinion.

         The full text of the opinion of Peter J. Solomon Company, L.P., which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review by the financial advisor in rendering its opinion, is attached to this statement as Annex C and is incorporated by reference herein. The opinion of Peter J. Solomon Company, L.P. is directed only to the fairness, from a financial point of view, of the consideration proposed to be paid to the holders of PlanVista common stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) in the merger, has been provided to the PlanVista board of directors in connection with its evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any holder of PlanVista common stock as to how such holder should vote at any stockholders meeting with respect to the merger. The summary of the opinion of Peter J. Solomon Company, L.P. set forth in this statement is qualified in its entirety by reference to the full text of such opinion. Holders of PlanVista common stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) are urged to read the opinion of Peter J. Solomon Company, L.P. carefully and in its entirety.

         In connection with its opinion, Peter J. Solomon Company, L.P. has:

         - reviewed certain publicly available financial statements and other information of PlanVista and ProxyMed, respectively;

         - reviewed certain internal financial statements and other financial and operating data concerning PlanVista and ProxyMed prepared by the management of PlanVista and ProxyMed, respectively;

         - reviewed certain financial projections for PlanVista and ProxyMed furnished to Peter J. Solomon Company, L.P. by the management of PlanVista and ProxyMed, respectively;

         - discussed the past and current operations, financial condition and prospects of PlanVista and ProxyMed with management of PlanVista and ProxyMed, respectively;

         -        visited certain facilities of PlanVista and ProxyMed;

         - reviewed the reported prices and trading activity of PlanVista common stock and ProxyMed common stock;

         - compared the financial performance and condition of PlanVista and ProxyMed and the reported prices and trading activity of PlanVista common stock and ProxyMed common stock with that of certain other comparable publicly traded companies and their securities;

         - reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the merger;

         -        reviewed a draft of the merger agreement, dated as of December
                  3, 2003;

         - reviewed a draft of the ProxyMed stock purchase agreement, dated as of November 20, 2003; and

         - performed such other analyses as the financial advisor deemed appropriate.

         In arriving at its opinion, the financial advisor was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving PlanVista or any of its assets.

         Peter J. Solomon Company, L.P. has assumed and relied upon the accuracy and completeness of the information reviewed by it for the purposes of its opinion and has not assumed any responsibility for independent verification of such information. Peter J. Solomon Company, L.P. has assumed that the final form of the merger agreement and the ProxyMed stock purchase agreement will be substantially the same as the last drafts of these documents reviewed by it, that all of the representations and warranties contained in these agreements were and will be true and correct as of the date or dates when made or deemed made and that all of the covenants and agreements in these agreements will be timely performed. Peter J. Solomon Company, L.P. has also assumed that all material governmental, regulatory and other consents and approvals will be obtained and that no action required in connection with obtaining any consent or approval will have a material adverse effect upon PlanVista, ProxyMed or the merger. With respect to the financial projections, Peter J. Solomon Company, L.P. has further assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of PlanVista and ProxyMed, respectively. Peter J. Solomon Company, L.P. has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of PlanVista or ProxyMed, and Peter J. Solomon Company, L.P. has not been furnished with any independent valuation or appraisal. Peter J. Solomon Company, L.P.'s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of December 5, 2003. Although subsequent developments may affect its Opinion, Peter J. Solomon Company, L.P. does not have an obligation to update, revise or reaffirm its opinion.

         The forecasts or projections furnished to Peter J. Solomon Company, L.P. for PlanVista and ProxyMed were prepared by the management of PlanVista and ProxyMed, respectively. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of PlanVista and ProxyMed, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

         The following summarizes the significant financial analyses performed by Peter J. Solomon Company, L.P. and reviewed with the PlanVista board of directors on December 5, 2003 in connection with the delivery of its Opinion:

         PlanVista Common Stock Performance. Peter J. Solomon Company, L.P. reviewed the closing prices and trading volumes of PlanVista common stock on the OTC Bulletin Board Market from December 4, 2000 to December 4, 2003 (the last trading day prior to the signing of the merger agreement). During this period, the high closing price for PlanVista common stock was $9.94 per share and the low closing price was $0.70 per share. During the twelve months ended December 4, 2003, the high closing price for PlanVista common stock was $3.55 per share and the low closing price was $0.70 per share. During the period from September 5, 2003 to December 4, 2003, the high closing price for PlanVista common stock was $3.38 per share and the low closing price was $1.75 per share.

         ProxyMed Common Stock Performance. Peter J. Solomon Company, L.P. reviewed the closing prices and trading volumes of ProxyMed common stock on the Nasdaq National Market from December 4, 2000 to December 4, 2003 (the last trading day prior to the announcement of the merger agreement). During this period, the high closing price for ProxyMed common stock was $22.50 per share and the low closing price was $7.15 per share. During the twelve months ended December 4, 2003, the high closing price for ProxyMed common stock was $17.30 per share and the low closing price was $7.15 per share. During the period from September 5, 2003 to December 4, 2003, the high closing price for ProxyMed common stock was $17.30 per share and the low closing price was $14.21 per share.

         Analysis of Selected Publicly Traded Comparable Companies. Using publicly available information, Peter J. Solomon Company, L.P. reviewed and compared selected financial data of PlanVista with similar data of the following group of publicly traded companies engaged in the healthcare services industry:
BCE Emergis, Inc., CorVel Corp., Eclipsys Corp. and First Health Group Corp., referred to as the comparable companies selected by the financial advisor.

         Peter J. Solomon Company, L.P. calculated and compared various financial multiples and ratios, including, among other things: (1) the stock price per share as a multiple of earnings per share for the twelve months ended September 30, 2003, and estimated earnings per share for the calendar years 2003 and 2004 based upon (a) in the case of PlanVista, two sets of projections prepared by PlanVista's management, one of which assumed a 2% compound annual growth rate in revenues and the other of which assumed a 17% compound annual growth rate in revenues and (b) in the case of the comparable companies selected by the financial advisor, estimates of earnings per share from First Call Investment Research as of December 4, 2003; and (2) enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash) as a multiple of revenue for the twelve months ended September 30, 2003, earnings before interest and taxes, sometimes referred to as EBIT, and earnings before interest, taxes, depreciation and amortization, sometimes referred to as EBITDA.

         Based on this data as of December 4, 2003, the financial advisor developed (i) a range of closing stock prices to earnings per share for the twelve months ended September 30, 2003 of 13.5x to 34.1x for the comparable companies selected by the financial advisor compared to 19.0x for PlanVista at the offer price; (ii) a range of closing stock prices to 2003 estimated earnings per share of 13.1x to 30.4x for the comparable companies selected by the financial advisor compared to 14.4x for PlanVista at the offer price; (iii) a range of closing stock prices to 2004 estimated earnings per share of 13.1x to 24.8x for the comparable companies selected by the financial advisor compared to 11.5x for PlanVista (based on a 17% compound annual growth rate in revenues) and 57.6x for PlanVista (based on a 2% compound annual growth rate in revenues), in each case at the offer price; (iv) a range of enterprise value as a multiple of revenue for the twelve months ended September 30, 2003 of 1.3x to 2.3x for the comparable companies selected by the financial advisor compared to 3.1x for PlanVista at the offer price; (v) a range of enterprise value as a multiple of EBIT for the twelve months ended September 30, 2003 of 8.1x to 27.6x for the comparable companies selected by the financial advisor compared to 10.6x for PlanVista at the offer price; and (vi) a range of enterprise value as a multiple of EBITDA for the twelve months ended September 30, 2003 of 6.5x to 10.4x for the comparable companies selected by the financial advisor compared to 10.0x for PlanVista at the offer price.

         Analysis of Selected Comparable Transactions. Using publicly available information, Peter J. Solomon Company, L.P. reviewed certain mergers and acquisitions transactions in the healthcare services industry. It calculated the equity value paid by selected acquirors in the transactions as a multiple of net income for the twelve months ended September 30, 2003, and the enterprise value paid by selected acquirors as a multiple of revenue, EBIT and EBITDA for the twelve months ended September 30, 2003. This analysis resulted in (i) a range of equity values as a multiple of net income for the twelve months ended September 30, 2003 in the comparable transactions of 19.8x to 22.3x compared to price as a multiple of earnings per share for the twelve months ended September 30, 2003 in the comparable transactions of 19.0x for PlanVista at the offer price; (ii) a range of enterprise value as a multiple of revenue for the twelve months ended September 30, 2003 in the comparable transactions of 0.5x to 4.9x compared to an enterprise value as a multiple of revenue for the twelve months ended September 30, 2003 of 3.1x for PlanVista at the offer price; (iii) a range of enterprise value as a multiple of EBIT for the twelve months ended September 30, 2003 in the comparable transactions of 11.6x to 12.4x compared to an enterprise value as a multiple of EBIT for the twelve months ended September 30, 2003 of 10.6x for PlanVista at the offer price; and (iv) a range of enterprise value as a multiple of EBITDA for the twelve months ended September 30, 2003 in the comparable transactions of 9.2x to 13.9x compared to an enterprise value as a multiple of EBITDA for the twelve months ended September 30, 2003 of 10.0x for PlanVista at the offer price.

         Discounted Cash Flow Analysis. Peter J. Solomon Company, L.P. performed a discounted cash flow analysis to calculate the net present value per share of PlanVista common stock based on PlanVista's management financial projections which were prepared on the assumption of a 2% compound annual growth rate in revenues and a 17% compound annual growth rate in revenues, in each case for the fiscal years ending December 31, 2004 through 2008. In performing its discounted cash flow analysis, Peter J. Solomon Company, L.P. considered various assumptions that it deemed appropriate based on a review with the management of PlanVista of PlanVista's prospects and risks. The financial advisor believed it appropriate to utilize various discount rates ranging from 10.0% to 14.0% and free cash flow perpetuity growth rates ranging from 2% to 4% to apply to forecasted free cash flow for the fiscal year 2008.

         Based on the foregoing, this analysis yielded a range of net present values of (a) ($1.31) to $0.93 per share in the case of the projections prepared on the assumption of a 2% and a 17% compound annual growth rate in revenues and
(b) $1.49 to $3.74 per share in the case of projections prepared on the assumption of a 2% compound annual growth rate in revenues.

         Contribution Analysis. Peter J. Solomon Company, L.P. reviewed the relative contributions of ProxyMed and PlanVista with respect to revenue, EBIT, EBITDA and net income, in each case on a pro forma basis assuming the companies had been combined for (i) each of the fiscal years ended December 31, 2000, 2001 and 2002, (ii) the twelve months ended September 30, 2003, (iii) estimated fiscal year 2003 and (iv) for each of the projected fiscal years ending December 31, 2004 through 2008. The relative contributions of the companies for each of the projected fiscal years ending December 31, 2003 through 2008 are based on PlanVista's management's financial projections prepared assuming a 2% compound annual growth rate in revenues and a 17% compound annual growth rate in revenues, and the financial projections of ProxyMed's management, exclude all non-recurring items and, in the case of ProxyMed, assume that MedUnite achieved its estimated financial performance in the second half of fiscal year 2003 for the twelve months ended September 30, 2003 and fiscal year 2003.

         This analysis showed that ProxyMed would have contributed (i) 55.4%, 56.8% and 60.2% of the pro forma combined revenues for the fiscal years ended December 31, 2000, 2001 and 2002, (ii) 68.5% of the pro forma combined revenues for the twelve months ended September 30, 2003, (iii) 68.2% of the pro forma estimated revenues for fiscal year 2003, (iv) between 71.7% and 81.8% of the pro forma combined revenues for each of the fiscal years ending December 31, 2004 to 2008, based on the financial projections prepared assuming a 2% compound annual growth rate in revenues and (v) between 67.9% and 69.2% for each of the fiscal years ending December 31, 2004 to 2008, based on the financial projections prepared assuming a 17% compound annual growth rate in revenues.

         This analysis also showed that PlanVista would have contributed (i) 272.4%, 85.6% and 72.1% of the pro forma combined EBITDA for the fiscal years ended December 31, 2000, 2001 and 2002, (ii) 64.1% of the pro forma combined EBITDA for the twelve months ended September 30, 2003, (iii) 64.4% of the pro forma estimated EBITDA for fiscal year 2003, (iv) between 18.3% and 52.7% of the pro forma combined EBITDA for each of the fiscal years ending December 31, 2004 to 2008, based on the financial projections prepared assuming a 2% compound annual growth rate in revenues and (v) between 35.7% and 60.0% for each of the fiscal years ending December 31, 2004 to 2008, based on the financial projections prepared assuming a 17% compound annual growth rate in revenues.

         This analysis further showed that PlanVista would have contributed (i) 129.1% and 87.7% of the pro forma combined EBIT for the fiscal years ended December 31, 2001 and 2002 (the results for fiscal year 2000 were not meaningful), (ii) 108.0% of the pro forma combined EBIT for the twelve months ended September 30, 2003, (iii) 105.7% of the pro forma estimated EBIT for fiscal year 2003, (iv) between 20.7% and 79.9% of the pro forma combined EBIT for each of the fiscal years ending December 31, 2004 to 2008, based on the financial projections prepared assuming a 2% compound annual growth rate in revenues and (v) between 40.8% and 84.5% for each of the fiscal years ending December 31, 2004 to 2008, based on the financial projections prepared assuming a 17% compound annual growth rate in revenues.

         This analysis further showed that PlanVista would have contributed (i) 22.0% of the pro forma combined net income for the fiscal year ended December 31, 2002 (the results for fiscal years 2000 and 2001 were not meaningful), (ii) 268.1% of the pro forma combined estimated net income for 2003 (the results for the twelve months ended September 30, 2003 were not meaningful), (iii) between (2.1)% and 22.6% of the pro forma combined net income for each of the fiscal years ending December 31, 2004 to 2008, based on the financial projections prepared assuming a 2% compound annual growth rate in revenues and (iv) between 35.4%
and 62.5% for each of the fiscal years ending December 31, 2004 to 2008, based on the financial projections prepared assuming a 17% compound annual growth rate in revenues.

         Pro Forma Merger Analysis. Peter J. Solomon Company, L.P. analyzed certain pro forma effects of the transaction on PlanVista's earnings per share for the fiscal years ending December 31, 2004, 2005 and 2006, assuming the transaction is completed on December 31, 2003. Such analysis was based upon PlanVista's management projections prepared assuming a 2% compound annual growth rate in revenues and a 17% compound annual growth rate in revenues and ProxyMed's management projections. Peter J. Solomon Company, L.P. analyzed the impact of the merger including the issuance of new equity by ProxyMed, the amortization of intangible assets recorded in connection with the merger and cost savings and one-time costs estimated to be realized in the merger. Based on the foregoing, this analysis showed that the merger would be (a) accretive to PlanVista's earnings per share for fiscal years 2004, 2005 and 2006, assuming a 2% compound annual growth rate in revenues and (b) dilutive to PlanVista's earnings per share for fiscal years 2004, 2005 and 2006, assuming a 17% compound annual growth rate in revenues.

         In arriving at its opinion, Peter J. Solomon Company, L.P. performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Peter J. Solomon Company, L.P. did not attribute any particular weight to any one financial analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, Peter J. Solomon Company, L.P. believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying its opinion.

         In performing its analyses, Peter J. Solomon Company, L.P. relied on numerous assumptions made by the management of PlanVista and ProxyMed and made numerous judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of PlanVista and ProxyMed. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by the financial advisor are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of the financial advisor's analysis of the fairness, from a financial point of view, of the consideration proposed to be paid to the holders of PlanVista common stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) pursuant to the merger agreement and were provided to the PlanVista board of directors in connection with the delivery of its opinion. The analyses do not purport to be appraisals or necessarily reflective of the prices at which businesses or securities might actually be sold, which prices are inherently subject to uncertainty. Since such matters are inherently subject to uncertainty, none of PlanVista, ProxyMed, the financial advisor or any other person assumes responsibility for their accuracy. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, Peter J. Solomon Company, L.P. selected comparable public companies on the basis of various factors for reference purposes only; no public company or transaction utilized for comparative purposes is fully comparable to PlanVista or this transaction. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which PlanVista and this transaction are being compared. In addition, as described above, the opinion of Peter J. Solomon Company, L.P. and the information provided by it to the PlanVista board of directors were two of many factors taken into consideration by the PlanVista board of directors in making its determination to approve the merger. Consequently, the Peter J. Solomon Company, L.P. analyses described above should not be viewed as determinative of the opinion of the PlanVista board of directors or the view of Company management with respect to the value of PlanVista.

         As part of its investment banking activities, Peter J. Solomon Company, L.P. is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The PlanVista board of directors selected Peter J. Solomon Company, L.P. to deliver an opinion with respect to this transaction on the basis of such experience.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         PlanVista stockholders considering the recommendation of the PlanVista board of directors regarding the merger should be aware that some of PlanVista's directors and officers have interests in the merger that are different from, or in addition to, their interests as PlanVista stockholders. ProxyMed shareholders considering the recommendation of the ProxyMed board of directors regarding the issuance proposal should be aware that some of ProxyMed's directors and executive officers have interests in the merger that are different from, or in addition to, their interests as ProxyMed shareholders. These interests may create potential conflicts of interest. The boards of directors of ProxyMed and PlanVista were aware of these interests and took these interests into account in approving the merger and the transactions contemplated by the merger documents.

         Michael Falk is a director and beneficial owner of securities of both PlanVista and ProxyMed and controls Commonwealth Associates Group Holdings, LLC, one of PlanVista's financial advisors and its controlling shareholder.

         Michael Falk serves as one of the four directors of PlanVista designated by the PlanVista series C preferred stockholders. Mr. Falk is also the beneficial owner of the PlanVista series C preferred stock owned by PVC Funding Partners, LLC. He is a controlling owner of Commonwealth Associates Group Holdings, LLC, which is the managing member of PVC Funding Partners, LLC which owns 96% of the outstanding PlanVista series C preferred stock and represents 64.6% of the combined voting power of the common stock and series C preferred stock of PlanVista. Commonwealth Associates Group Holdings, LLC acted as one of PlanVista's investment advisers in connection with the merger and will receive upon consummation of the merger an investment advisory fee of approximately $1,398,500 subject to among other things, the price of the ProxyMed common stock at the effective time of the merger. For more information on Mr. Falks' ownership in PlanVista, please see the section entitled the "Security Ownership of Certain Beneficial Owners and Management of PlanVista" beginning on page 192.

         Mr. Falk is also a director of ProxyMed. He is the beneficial owner of 434,568 shares of ProxyMed common stock. Mr. Falk will also be the beneficial owner of 428,070 shares issued in connection with the private equity offering. For more information on Mr. Falk's ownership in ProxyMed, please see the section entitled the "Security Ownership of Certain Beneficial Owners and Management of ProxyMed" beginning on page 154.

         Mr. Falk abstained from voting on the proposal to approve the issuance of the shares of ProxyMed common stock in connection with the merger, the proposal to approve the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the proposal to amend ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 and 1/3 shares to 30 million shares and on the proposal for PlanVista to adopt the merger agreement. These interests may create potential conflicts of interest.

Harold Blue, a former director and officer of ProxyMed and current director of PlanVista, owes ProxyMed approximately $186,000.

         Mr. Blue serves as one of the four PlanVista directors designated by the PlanVista series C preferred stockholders and serves at the pleasure of Mr. Falk by reason of his control of PVC Funding Partners, LLC.

         In April 1997, ProxyMed made loans totaling $350,000 to Harold Blue, ProxyMed's former chairman of the board and chief executive officer. The funds were advanced pursuant to two demand promissory notes in the principal amounts of $290,000 and $60,000, respectively, each bearing interest at a rate of 7-3/4% per annum. On June 30, 2000, ProxyMed amended the terms of these notes whereby interest on the notes ceased to accrue subsequent to July 1, 2000 and the loan plus accrued interest, totaling $435,900 at June 30, 2000, would be payable in a balloon payment in December 2001. In December 2001, a payment of $250,000 was received from Mr. Blue and applied against the outstanding balance of the loans. ProxyMed agreed to refinance the remaining $185,983 balance and a new promissory note was executed by Mr. Blue. The note is collateralized with options to purchase

36,667 shares of common stock granted to Mr. Blue under the ProxyMed stock option plans along with additional warrants granted to Mr. Blue from various other public companies. In January 2002, Mr. Blue resigned from ProxyMed's board of directors and the remaining board members agreed to extend the exercise period of the stock options held as collateral for the note in an effort to maximize the potential for repayment. In June 2003, ProxyMed amended the promissory note executed in June 2000 by Mr. Blue. The amendment extended the maturity date of the promissory note for an additional twelve months to December 31, 2004 and also allowed Mr. Blue to offset any principal owed with certain amounts payable to Mr. Blue by ProxyMed as a result of a finder's fee arrangement with ProxyMed.

         Mr. Blue also serves as the President and Chief Operating officer of Commonwealth Associates Group Holdings, LLC, which is controlled by Michael Falk. Commonwealth Associates Group Holdings, LLC acted as one of PlanVista's investment advisers in connection with the transaction and will receive upon consummation of the merger an investment advisory fee of approximately $1,398,500, subject to among other things, the price of the ProxyMed common stock at the effective time of the merger. Mr. Blue will receive a part of this fee.

Other interested directors and officers

         Richard Corbin and Gary Mansfield serve as two of the four PlanVista directors designated by the PlanVista series C preferred stockholders and as such serve at the pleasure of Mr. Falk by reason of his control of PVC Funding Partners, LLC. From 1995 to 1998, Gary Mansfield was a director of ProxyMed and from 1993 to 1998, he was an executive officer of ProxyMed.

         James K. Murray, III, a director of PlanVista, is a limited liability member of PVC Funding Partners, LLC.

         Thomas Hardy, Senior Vice President of ProxyMed, and Edwin M. Cooperman, a ProxyMed director, each own minority interests in certain entities affiliated with Commonwealth Associates Group Holdings, LLC.

         From 1993 to 2000, Bennett Marks was the Executive Vice
President-Finance, Chief Financial Officer and director of ProxyMed.

         William L. Bennett, a current director of PlanVista, will become a director of ProxyMed following the merger. Following the consummation of the merger, PlanVista will continue to be obligated under a promissory note issued to William Bennett in the amount of $250,000.

         Following the consummation of the merger, PlanVista will continue to be obligated under a promissory note issued to John Race, a former director of PlanVista, in the amount of $250,000.

         GENERAL ATLANTIC PARTNERS VOTING AGREEMENT. The following ProxyMed shareholders have entered into voting agreements and irrevocable proxies pursuant to which they have agreed to vote shares of ProxyMed common stock in favor of the issuance of shares of ProxyMed common stock to PlanVista stockholders pursuant to the merger agreement and the issuance of shares of ProxyMed common stock in connection with the private equity offering and the amendment to the ProxyMed articles of incorporation to increase the number of authorized shares of common stock to 30 million shares:

         -        General Atlantic Partners 74, L.P.;

         -        GAP Coinvestment Partners II, L.P.;

         -        GapStar, LLC; and

         -        GAPCO GmbH & Co. KG.

         PVC FUNDING PARTNERS VOTING AGREEMENT. The following PlanVista stockholders have entered into voting agreements and irrevocable proxies pursuant to which they have agreed to vote shares of PlanVista common stock or PlanVista series C preferred stock for which they exercise voting control in favor of the adoption of the merger agreement:

         -        PVC Funding Partners, LLC

         STOCK OPTIONS HELD BY PLANVISTA DIRECTORS AND OFFICERS. If the merger is completed, each outstanding option to purchase shares of PlanVista common stock will be canceled. At the effective time of the merger, the compensation committee of the board of directors of ProxyMed will grant to certain of the officers and employees of PlanVista identified by PlanVista's compensation committee and approved by ProxyMed's compensation committee options under ProxyMed's stock option plans to purchase an aggregate of 200,000 shares of ProxyMed common stock. Those options will have an exercise price equal to the lower of the last reported sale price of ProxyMed's common stock on the Nasdaq National Market on the date of the merger or $17.74 per share. Those options will generally vest over a three-year period commencing on the grant date, such that two-thirds of each option will generally vest on the first anniversary of the grant date, and the remaining one-third of each option will generally vest on the third anniversary of the grant date.

EMPLOYMENT ARRANGEMENTS WITH PLANVISTA OFFICERS

         In connection with the merger agreement negotiations, ProxyMed entered into employment arrangements with each of Phillip S. Dingle and Jeffrey L. Markle, and PlanVista entered into employment arrangements with each of James T. Kearns, Robert A. Martin, David C. Reilly, and Richard L. Lungen. Each employment arrangement provides the executive's position, reporting structure and compensation, including term and annual salary. These benefits are summarized in the table below:

                                                                                     ANNUAL
NAME AND NEW TITLE                                                                   SALARY
------------------                                                                  --------
Phillip S. Dingle - CEO of PlanVista and EVP of ProxyMed                            $200,000
Jeffrey L. Markle - President of PlanVista and SVP of ProxyMed                      $197,000
James T. Kearns - SVP - Operations of PlanVista                                     $185,000
David C. Reilly - EVP - Operations and Technology at PlanVista                      $175,000
Robert A. Martin - SVP - PlanServ at PlanVista                                      $168,000
Richard L. Lungen - VP - New Business Solutions at PlanVista                        $145,000

         Only Phillip S. Dingle and Jeffrey L. Markle will be employees of both ProxyMed and PlanVista. Under these employment arrangements, these executives are granted the right to participate on the same terms as other executive vice presidents of ProxyMed or PlanVista, as the case may be, in all ProxyMed or PlanVista sponsored benefit plans, such as health, dental, life, and short term disability and long term disability insurances. The executives are entitled to and may earn such bonuses as may be awarded from time to time by the board of directors of ProxyMed or PlanVista pursuant to any bonus or commission plan implemented by ProxyMed or PlanVista, as the case may be, and to participate in any stock option plans or other bonus plans which ProxyMed or PlanVista may now have, or develop in the future. Each executive must enter into a definitive employment agreement with ProxyMed or PlanVista, as the case may be, prior to the effective date of the merger.

         OPTION GRANTS TO PLANVISTA OFFICERS. ProxyMed has agreed to grant to the following executives options to purchase an aggregate of 161,843 shares of ProxyMed common stock upon the consummation of the merger. These options vest over a three-year period commencing on the grant date, such that two-thirds of each option will vest on the first anniversary of the grant date, and the remaining one-third of each option will vest on the third anniversary of the grant date.

NAME AND NEW TITLE                                                               OPTION AWARD
------------------                                                               ------------
Phillip S. Dingle - CEO of PlanVista and EVP of ProxyMed                           68,642
Jeffrey L. Markle - President of PlanVista and SVP of ProxyMed                     54,850
James T. Kearns - SVP - Operations of PlanVista                                    9,000
David C. Reilly - EVP - Operations and Technology at PlanVista                     12,613
Robert A. Martin - SVP - PlanServ at PlanVista                                     14,199
Richard L. Lungen - VP - New Business Solutions at PlanVista                       2,539

         INDEMNIFICATION. The merger agreement provides that ProxyMed will cause the surviving company:

         - from and after the effective time of the merger, to fulfill and honor, subject to applicable law, PlanVista's obligations under any indemnification agreements with its directors and officers that exist at the effective time of the merger and any indemnification provisions under PlanVista's certificate of incorporation and bylaws that were in effect on the date of the merger agreement; and

         - for a period of six years after the effective time of the merger, to maintain in effect a "tail policy" based on the current policies of directors' and officers' liability insurance maintained by PlanVista with respect to claims arising from or related to facts or events which occurred at or before the effective time.

         In addition, ProxyMed has agreed to maintain in the certificate of incorporation and bylaws of the surviving corporation provisions relating to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in PlanVista's organizational documents that were in effect on the date of the merger agreement, subject to applicable law.

         APPOINTMENT OF PLANVISTA DESIGNEES AS PROXYMED BOARD MEMBERS. At the effective time of the merger, ProxyMed's board of directors shall appoint William L. Bennett, an independent director of PlanVista selected by PlanVista and one additional independent director, who is not affiliated with ProxyMed or PlanVista identified by the PlanVista board of directors, and who is reasonably acceptable to ProxyMed, to serve on the board of directors of ProxyMed.

         PROXYMED OFFICERS AND DIRECTORS. None of the directors and officers of ProxyMed is expected to terminate his or her services to ProxyMed as a result of the merger.

         As a result of interests described above under each heading, these executive officers and directors could be more likely to vote to approve, and recommend the approval of, the merger and the merger agreement, than if they did not hold these interests.

COMPLETION AND EFFECTIVENESS OF THE MERGER

         The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of PlanVista common stock and PlanVista series C preferred stock entitled to vote at the special meeting and the majority vote of the common stock represented at the meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista. The merger will become effective upon the filing of certificate of merger in the office of the Secretary of State of the State of Delaware.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         Upon completion of the merger, the board of directors of ProxyMed will be expanded to consist of nine (9) members, which will include the existing board of directors of ProxyMed and two designees of PlanVista. The ProxyMed directors who will serve on the board of the surviving company subsidiary have not yet been identified.

         At the effective time of the merger, ProxyMed's board of directors shall appoint William L. Bennett, an independent director of PlanVista and one additional independent director, who is not affiliated with ProxyMed or PlanVista identified by the PlanVista board of directors, and who is reasonably acceptable to ProxyMed, to serve on the board of directors of ProxyMed. See the section entitled "The Merger Agreement--Board of Directors of ProxyMed Following the Merger" beginning on page 106.

         At the effective time of the merger, ProxyMed will designate the officers of the company surviving the merger.

TREATMENT OF PLANVISTA COMMON STOCK

         Upon completion of the merger, PlanVista common stockholders will be entitled to receive, for each share of PlanVista common stock then held by them (other than shares with respect to which a PlanVista stockholder has exercised appraisal rights), a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,826,829 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista common stock immediately prior to the effective time of the merger. Upon completion of the merger, holders of PlanVista's series C preferred stock will be entitled to receive, for each share of PlanVista series C preferred stock then held by them

(other than shares of series C preferred stock with respect to which a PlanVista series C preferred stockholder has exercised appraisal rights), a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,773,171 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista series C preferred stock immediately prior to the effective time of the merger. The total number of shares of ProxyMed common stock issuable as merger consideration is subject to a downward adjustment in the event certain fees, expenses and other obligations of PlanVista arising as a result of the merger exceed a specified amount. PVC Funding Partners, LLC, the holder of 96% of the outstanding PlanVista series C preferred stock, has agreed not to convert its series C preferred stock into common stock prior to the consummation of the merger. If any of the remaining PlanVista series C preferred stock are converted into PlanVista common stock prior to the closing of the merger, the number of ProxyMed shares allocated to the PlanVista common stockholders will be increased by the number of ProxyMed shares that the converting PlanVista series C preferred stockholders will receive upon consummation of the merger as a result of such conversion and the number of ProxyMed shares allocated to the remaining holders of the PlanVista series C preferred stock will be decreased by a like number. In the event that the amount owed by PlanVista to Commonwealth Associates Group Holdings, LLC pursuant to the advisory agreement exceeds a fixed amount, Commonwealth Associates Group Holdings, LLC has agreed to accept payment for any excess fees in shares of PlanVista common stock to be issued by PlanVista prior to the closing of the merger. Such shares of PlanVista common stock will be valued at the price per share that the holders of PlanVista common stock will be realizing as a result of the issuance of ProxyMed common stock in the merger.

EXCHANGE OF PLANVISTA STOCK CERTIFICATES FOR PROXYMED STOCK CERTIFICATES

         Immediately after the effective time of the merger, ProxyMed will cause the exchange agent to mail to the holders of record of PlanVista common stock a letter of transmittal and instructions on how to surrender PlanVista stock certificates in exchange for ProxyMed common stock certificates. Upon surrendering their PlanVista common stock, the letter of transmittal and any other documents required by the exchange agent, the holders of PlanVista stock certificates will be entitled to receive a certificate representing that number of whole shares of ProxyMed common stock which that holder has the right to receive, cash for fractional shares of ProxyMed common stock and cash dividends or other distributions to which the holder is entitled.

ACCOUNTING TREATMENT

         ProxyMed intends to account for the merger using the purchase method of accounting for business combinations, with ProxyMed being considered the acquirer of PlanVista, in conformity with accounting principles generally accepted in the United States of America. This means that ProxyMed will allocate the purchase price to the fair value of assets, including identifiable intangible assets acquired and liabilities assumed from PlanVista at the effective time of the merger, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at the time of the acquisition and at least annually thereafter.

GOVERNMENTAL AND REGULATORY MATTERS


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         Neither ProxyMed nor PlanVista is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, compliance with applicable corporate law of Delaware and Florida, and compliance with applicable state "blue sky" laws.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a general summary of material United States federal income tax consequences to PlanVista stockholders who receive ProxyMed stock (and cash in lieu of fractional shares of ProxyMed stock) pursuant to the merger agreement. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the regulations promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Internal Revenue Service, in each case as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that holders of PlanVista common stock hold their stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be important to the following types of PlanVista stockholders in light of their particular circumstances or particular tax status:

         - stockholders of PlanVista who are not citizens or residents of the United States or certain U.S. expatriates or that are foreign corporations, foreign partnerships or foreign trusts for U.S. federal income tax purposes;

         - entities treated as partnerships for U.S. federal income tax purposes or PlanVista stockholders that hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

         -     financial institutions;

         -     tax-exempt organizations;

         -     pension funds;

         -     insurance companies;

         -     dealers in securities or foreign currencies;

         - stockholders who acquired or received their shares of PlanVista capital stock through the exercise of options or similar derivative securities or otherwise as compensation;

         - stockholders who hold their shares of PlanVista common stock as part of a straddle, conversion, appreciated financial position, hedge, synthetic security or other risk reduction transaction; and

         - PlanVista stockholders whose functional currency is not the U.S. dollar.

         Neither ProxyMed nor PlanVista has sought a ruling from the IRS with respect to the income tax consequences of the merger and related transactions, and there can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary to the tax consequences set forth below.

         Holders of PlanVista common stock should consult with their tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of any federal, state, local, estate, gift and foreign tax laws.

         Tax consequences of the merger. The merger is intended to qualify as a reorganization under Section 368(a) of the Code. No rulings have been or will be sought from the IRS concerning the tax consequences of the merger.


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         Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the merger will have the following United States federal income tax consequences:

         Treatment of stock received in the merger. PlanVista stockholders who realize loss will not be allowed to currently recognize such loss for United States federal income tax purposes as a result of the merger. PlanVista stockholders who receive ProxyMed stock (and cash received in lieu of fractional shares as discussed below) in exchange for shares of PlanVista common stock pursuant to the merger and who realize gain will be required to recognize such gain for United States federal income tax purposes but only to the extent of the cash received in lieu of fractional shares. For this purpose, a stockholder must calculate gain or loss separately for each identifiable block of stock exchanged by such stockholder, and a stockholder cannot offset a loss recognized on one block of such stock against a gain recognized on another block of such stock. The gain recognized will be capital gain unless the receipt of cash in lieu of fractional shares by the stockholder has the effect of a distribution of a dividend, in which case such gain will be treated as ordinary dividend income to the extent of the stockholder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. For purposes of determining whether the receipt of cash in lieu of fractional shares by the stockholder has the effect of a distribution of a dividend, a stockholder will be treated as if the holder first exchanged all of its stock solely for ProxyMed common stock and then ProxyMed immediately redeemed a portion of such stock for the cash that such holder actually received pursuant to the merger. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining the interest of a stockholder in a corporation, certain constructive ownership rules must be taken into account. If, at the effective time of the merger, a PlanVista stockholder has held the shares of PlanVista common stock then exchanged for more than one year, capital gain recognized by such stockholder at the effective time will be long-term capital gain. Under current law, long-term capital gains of individuals are taxed at a maximum rate of 15%. Short-term capital gain attributable to individuals will be taxed at ordinary income rates. Any dividend income recognized in the merger by an individual PlanVista stockholder generally, subject to certain exceptions, will be subject to income tax at a maximum rate of 15%.

         Basis and holding period of ProxyMed common stock received. The aggregate basis of the ProxyMed common stock to be received by a PlanVista stockholder will be the same as the aggregate basis of the PlanVista common or preferred stock surrendered in exchange therefor, decreased by the portion of the stockholder's basis that is allocable to a fractional share, and increased by the amount of gain recognized on the exchange (including any portion of such gain that was treated as a dividend and taxed as ordinary income). The holding period of the ProxyMed common stock to be received by a PlanVista stockholder will include the holding period of the PlanVista common or preferred stock surrendered in exchange therefor.

         Cash in lieu of fractional shares. A PlanVista stockholder who receives cash in lieu of a fractional share of ProxyMed common stock will generally be obligated to report capital gain or loss equal to the difference between the cash received and the portion of the stockholder's basis in his or her PlanVista common stock allocable to such fractional share interest. Such gain or loss will be long-term if such PlanVista common stock has been held by the stockholder for more than one year at the effective time of the merger.

         Cash received by dissenting shareholders. An eligible PlanVista stockholder who perfects his, her or its appraisal rights generally should recognize capital gain or loss at the effective time of the merger in an amount equal to the difference between the "amount realized" and the tax basis of such stockholder's PlanVista shares. For this purpose, although there is no authority directly on point, the "amount realized" generally should equal the trading price of the PlanVista shares at the effective time of the merger. Capital gain or loss should also be recognized by such PlanVista stockholder at the time the appraisal proceeds are received, to the extent that the amount of such proceeds exceeds or is less than the amount realized by such PlanVista stockholder at the effective time of the merger. In addition, a portion of such proceeds may be characterized as interest income, thus reducing the amount of such capital gain or increasing the amount of such capital loss (as the case may be). PlanVista stockholders are encouraged to consult their tax advisers as to the tax consequences of exercising appraisal rights.

         Backup withholding. Under the Code, a payment to a PlanVista stockholder may be subject, under certain circumstances, to backup withholding at a 28% rate, unless such stockholder provides proof of an applicable




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exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

         Reporting requirements. PlanVista stockholders receiving ProxyMed common stock in the merger must file a statement with their U.S. federal income tax returns setting forth their tax basis in the PlanVista common stock exchanged in the merger and the fair market value of the ProxyMed common stock and the amount of any cash received in the merger. In addition, PlanVista stockholders will be required to retain permanent records of these facts relating to the merger.

APPRAISAL RIGHTS

         Under Section 262 of the Delaware General Corporation Law, PlanVista stockholders may object to the merger and demand in writing that the company surviving the merger pay the fair value of their shares if the merger is completed. Section 262 which sets forth the procedures a stockholder requesting appraisal must follow is reprinted in its entirety as Annex D to this joint proxy statement/prospectus. The following discussion is not a complete statement of the law relating to appraisal rights under Section 262 and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in this section of the joint proxy statement/prospectus or Section 262 will result in the loss of appraisal rights.

         Under Section 262, when a merger agreement is to be submitted for approval at a meeting of stockholders, such as the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute that notice to the record holders of PlanVista stock. Neither ProxyMed nor PlanVista will give you any notice of your appraisal rights other than as described in this document and as required by the Delaware General Corporation Law.

         GENERAL REQUIREMENTS. Section 262 generally requires the following:

         - Written demand for appraisal. You must deliver a written demand for appraisal to PlanVista before the vote is taken at the PlanVista stockholders' meeting. This written demand for appraisal must be separate from the proxy and must reasonably inform PlanVista of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. Similarly, a vote against the merger will not satisfy your obligation to make written demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

         - Refrain from voting for or consenting to the merger proposal. You must not vote in favor of the merger agreement or the merger or consent to either in writing. If you return a properly executed proxy or otherwise vote in favor of the merger agreement or the merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal. You do not have to vote against the merger in order to preserve your appraisal rights.

         - Continuous ownership of PlanVista shares. You must continuously hold your shares of PlanVista stock from the date you make the demand for appraisal through the closing of the merger.

         REQUIREMENTS FOR WRITTEN DEMAND FOR APPRAISAL. A written demand for appraisal of PlanVista stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are a beneficial owner of PlanVista stock (such as a broker, fiduciary, trustee, guardian or custodian, depositary or other nominee), but not a




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stockholder of record, you must have the stockholder of record for the shares sign a demand for appraisal on your behalf.

         If you own PlanVista stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

         If you own PlanVista stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that shareholder's agent. If a stockholder holds shares of PlanVista stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

         If you are a record owner, such as a broker, fiduciary, depositary or other nominee, who holds PlanVista stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not specify the number of shares, ProxyMed will assume that your written demand covers all of the shares of PlanVista stock that are in your name. Stockholders who hold either shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedure for the making of a demand for appraisal by such a nominee.

         If you are a PlanVista stockholder, you should address the written demand to PlanVista Corporation, 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607, Attention: Secretary. It is important that PlanVista receive all written demands before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

         WRITTEN NOTICE. Within 10 days after the closing of the merger, PlanVista must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 and who has not voted in favor of or consented to the merger or the merger agreement. Except as required by law, PlanVista will not notify stockholders of any dates by which appraisal rights must be exercised.

         PETITION WITH THE CHANCERY COURT. Within 120 days after the closing of the merger, either PlanVista or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of PlanVista stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file a petition in the chancery court. PlanVista has no intention at this time to file a petition. Because PlanVista has no obligation to file a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

         WITHDRAWAL OF DEMAND. If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal after 60 days after the closing of the merger, but only with the written consent of PlanVista. If you withdraw your demand for appraisal, you will be entitled receive the merger consideration provided in the merger agreement.

         REQUEST FOR APPRAISAL RIGHTS STATEMENT. If you have complied with the conditions of Section 262, you will be entitled to receive a statement from PlanVista setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to PlanVista within 120 days after the closing of the merger. After the merger, PlanVista will have the later of 10 days after receiving a request or 10 days after the expiration of the period for the delivery of demands for appraisal as described above to mail the statement to the stockholder.



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         CHANCERY COURT PROCEDURES. If you properly file a petition for appraisal in the chancery court and deliver a copy to PlanVista, PlanVista will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with PlanVista as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal under that section. The chancery court may also require you to submit your stock certificates to the Delaware Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

         APPRAISAL OF SHARES. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of PlanVista common stock. To determine the fair value of the shares, the chancery court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining the fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on the future prospects of the combined company. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof, as of the date of the merger and not the product of speculation, may be considered."

         After the chancery court determines the fair value of the shares, it will direct PlanVista to pay that value to the stockholders who are entitled to appraisal. The chancery court can also direct PlanVista to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to PlanVista.

         The chancery court could determine that the fair value of shares of PlanVista stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

         U.S. FEDERAL INCOME TAX CONSEQUENCES. Please refer to the section of the joint proxy statement/prospectus "The Merger--Material Federal
Income Tax Considerations" on page 88.

         COSTS AND EXPENSES OF APPRAISAL PROCEEDING. The costs and expenses of the appraisal proceeding may be assessed against PlanVista and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. However, costs generally do not include legal and expert witness fees and each dissenting stockholder generally is responsible for his or her legal and expert witness expenses. You can request that the chancery court determine the amount of interest, if any, that PlanVista should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action, including, in limited circumstances, legal and expert witness expenses, incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

         LOSS OF STOCKHOLDER RIGHTS. If you demand appraisal, after the closing of the merger you will not be entitled to:

         - vote shares of stock for which you have demanded appraisal for any purpose;


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         -     receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the closing of the merger; or

         -     receive the consideration provided for in the merger agreement.

         However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to PlanVista a written withdrawal of your demand for an appraisal and your acceptance of the merger and the merger consideration, either within 60 days after the closing of the merger or with the written consent of PlanVista. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed without the chancery court's approval. The chancery court may condition its approval upon any terms that it deems just.

         If no petition for appraisal is filed with the chancery court within 120 days after the closing of the merger, the PlanVista stockholders' rights to appraisal will cease, and all holders of shares of PlanVista stock will be entitled to receive the merger consideration.

         IF YOU FAIL TO COMPLY STRICTLY WITH THESE PROCEDURES YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

LISTING OF PROXYMED COMMON STOCK TO BE ISSUED IN THE MERGER

         ProxyMed has agreed to cause the shares of ProxyMed common stock issued in the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

CESSATION OF TRADING AND DEREGISTRATION OF PLANVISTA COMMON STOCK

         If the merger is consummated, the PlanVista common stock will cease to be traded on the Over-The-Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

RESTRICTION ON RESALES OF PROXYMED COMMON STOCK BY AFFILIATES

         The ProxyMed common stock to be issued in the merger will be registered under the Securities Act of 1933. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of PlanVista as that term is defined under the Securities Act of 1933. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act of 1933, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, that corporation. Any transfer by an affiliate of PlanVista must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933. If a PlanVista affiliate becomes an affiliate of ProxyMed, any transfer must be permitted by the resale provisions of Rule 144 promulgated under the Securities Act of 1933 or otherwise permitted under the Securities Act of 1933. These restrictions are expected to apply to the executive officers, directors and significant stockholders of PlanVista. Affiliates of PlanVista have agreed to comply with these restrictions.

         In connection with the private equity offering, ProxyMed has agreed to grant General Atlantic Partners 74, L.P., General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG., PVC Funding Partners, LLC, Comvest Venture Partners, L.P., Shea Ventures, LLC, and Robert Priddy, certain demand and "piggy back" registration rights, pursuant to an amended and restated registration rights agreement. Each of the purchasers


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agrees not to, directly or indirectly, sell or otherwise dispose of any of the shares it receives in connection with the private equity offering and certain other shares owned by it or its affiliates prior to the first anniversary of the closing date, except to a permitted transferee and except to their respective affiliates, in an amount during any three month period that does not exceed the volume limitations set forth in Rule 144(e) of the Securities Act of 1933, in connection with a sale of ProxyMed, or in a transaction approved in advance by ProxyMed's board of directors.

OPERATIONS FOLLOWING THE MERGER

         After completion of the merger, PlanVista will continue its operations as a wholly-owned subsidiary of ProxyMed under the name "PlanVista Corporation." The stockholders of PlanVista will become shareholders of ProxyMed, and their rights as shareholders will be governed by ProxyMed's existing amended and restated articles of incorporation, ProxyMed's existing amended and restated bylaws and the laws of the State of Florida. See "Comparison of Shareholder Rights."

CERTIFICATE OF INCORPORATION AND BYLAWS OF PLANVISTA

         Upon completion of the merger, the certificate of incorporation of PlanVista will be amended to read in its entirety as set forth in Exhibit C to the merger agreement, and, as so amended, will be the certificate of incorporation of the surviving corporation, once it is merger with Planet Acquisition Corp., a wholly owned subsidiary of ProxyMed. Additionally, the bylaws of Planet Acquisition Corp. as in effect immediately prior to the effective time of the merger will be the bylaws of PlanVista, as the surviving corporation, until otherwise changed or amended.




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                              THE MERGER AGREEMENT

         The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A, which agreement is hereby incorporated by reference into this joint proxy statement/prospectus. Shareholders of ProxyMed and PlanVista are urged to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

THE MERGER

         Following the approval of the merger proposal by the stockholders of PlanVista, the approval of the charter amendment proposal and the issuance proposals by the shareholders of ProxyMed, and the satisfaction or waiver of the other conditions to the merger set forth in the merger agreement, Planet Acquisition Corp., a wholly-owned subsidiary of ProxyMed will merge with and into PlanVista, with PlanVista continuing as the surviving corporation under the name "PlanVista Corporation" and as a wholly-owned subsidiary of ProxyMed.

THE EFFECTIVE TIME

         The parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that the closing of the merger will occur during ProxyMed's and PlanVista's quarter ending March 31, 2004.

DIRECTORS AND OFFICERS OF PLANVISTA AFTER THE MERGER

         At the effective time of the merger, the directors of Planet Acquisition Corp. will remain the directors of the company surviving the merger. At the effective time of the merger, ProxyMed will designate the officers of the company surviving the merger.

CONVERSION OF SHARES OF PLANVISTA STOCK IN THE MERGER

         If the merger is completed, PlanVista stockholders who do not perfect appraisal rights under the Delaware General Corporation Law will be entitled to receive for each share of PlanVista common stock then held by them, a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,826,829 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista common stock immediately prior to the effective time of the merger. Upon completion of the merger, holders of PlanVista's series C preferred stock will be entitled to receive, for each share of PlanVista series C preferred stock then held by them (other than shares of series C preferred stock with respect to which a PlanVista series C preferred stockholder has exercised appraisal rights), a fraction of one fully paid and nonassessable share of ProxyMed common stock, the numerator of which is (1) 1,773,171 (subject to the conversion of any shares of PlanVista series C preferred stock) and the denominator of which is (2) the total number of issued and outstanding shares of PlanVista series C preferred stock immediately prior to the effective time of the merger. The total number of shares of ProxyMed common stock issuable as merger consideration is subject to a downward adjustment in the event certain fees, expenses and other obligations of PlanVista arising as a result of the merger exceed a specified amount. PVC Funding Partners, LLC, the holder of 96% of the outstanding PlanVista series C preferred stock, has agreed not to convert its series C preferred stock into common stock prior to the consummation of the merger. If any of the remaining PlanVista series C preferred stock are converted into PlanVista common stock prior to the closing of the merger, the number of ProxyMed shares allocated to the PlanVista common stockholders will be increased by the number of ProxyMed shares that the converting PlanVista series C preferred stockholders will receive upon consummation of the merger as a result of such conversion and the number of ProxyMed shares allocated to the remaining holders of the PlanVista series C preferred stock will be decreased by a like number. In the event that the amount owed by PlanVista to Commonwealth Associates Group Holdings, LLC pursuant to the advisory agreement exceeds a fixed amount, Commonwealth Associates Group Holdings, LLC has agreed to accept payment for any excess fees in shares of PlanVista common stock to be issued by PlanVista prior to the closing of the merger. Such shares of PlanVista



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common stock will be valued at the price per share that the holders of PlanVista common stock will be realizing as a result of the issuance of ProxyMed common stock in the merger.

PLANVISTA'S STOCK OPTIONS

         If the merger is completed, each outstanding option to purchase shares of PlanVista common stock will be canceled. At the effective time of the merger, the compensation committee of the board of directors of ProxyMed will grant to certain of the officers and employees of PlanVista identified by PlanVista's compensation committee and approved by ProxyMed's compensation committee options under ProxyMed's stock option plans to purchase an aggregate of 200,000 shares of ProxyMed common stock in individual amounts as determined by PlanVista's compensation committee. Those options will have an exercise price equal to the lower of the last reported sale price of ProxyMed's common stock on the Nasdaq National Market on the date of the merger or $17.74 per share. Those options will generally vest over a three-year period commencing on the grant date, such that two-thirds of each option will vest on the first anniversary of the grant date, and the remaining one-third of each option will vest on the third anniversary of the grant date.

THE EXCHANGE AND PAYING AGENT

         At the effective time of the merger, ProxyMed is required to deliver to the exchange agent the shares of ProxyMed common stock to be exchanged for shares of PlanVista common stock and PlanVista series C preferred stock, and cash to pay for fractional shares and any dividends or distributions to which holders of PlanVista common stock and PlanVista series C preferred stock may be entitled under the merger agreement.

PROCEDURES FOR EXCHANGING STOCK CERTIFICATES

         Immediately after the effective time of the merger, ProxyMed will cause the exchange agent to mail to the holders of record of PlanVista stock certificates (1) a letter of transmittal and (2) instructions on how to surrender PlanVista stock certificates in exchange for ProxyMed common stock certificates. Holders of PlanVista stock certificates should not mail their certificates at this time.

         Upon surrendering their PlanVista stock certificates, the completed and executed letter of transmittal and any other documents reasonably required by the exchange agent, the holders of PlanVista stock certificates will be entitled to receive a certificate representing that number of whole shares of ProxyMed common stock which that holder has the right to receive, cash for fractional shares of ProxyMed common stock and cash dividends or other distributions to which the holder is entitled. Until surrendered to the exchange agent, outstanding PlanVista stock certificates will be deemed from and after the effective time to evidence only (i) the ownership of the number of full shares of ProxyMed common stock into which their shares of PlanVista common stock were converted at the effective time, and (ii) the right to receive an amount in cash for any fractional shares and any dividends or distributions payable under the merger agreement.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

         PlanVista stockholders are not entitled to receive any dividends or other distributions on ProxyMed common stock until the merger is completed and they have surrendered their PlanVista stock certificates in exchange for ProxyMed stock certificates. Once a PlanVista stockholder surrenders a PlanVista stock certificate to the exchange agent, he, she or it will be entitled to receive:

         -     a certificate representing shares of ProxyMed common stock;

         -     cash, without interest, as payment for fractional shares; and

         - cash, without interest, as payment for any dividends or other distributions declared or made by ProxyMed after the effective time of the merger. ProxyMed does not anticipate paying any dividends with respect to its stock.





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NO FRACTIONAL SHARES

         PlanVista stockholders will be entitled to receive payment in cash, without interest, in lieu of any fractional shares of ProxyMed common stock that would otherwise have been issuable to them in the merger. The amount of cash to be received by such PlanVista stockholder will be equal to the fraction of such share that stockholder would have received multiplied by the average closing sale price of one share of ProxyMed common stock for the 10 most recent trading days that ProxyMed common stock has traded ending the trading day one day prior to the closing date of the merger, as reported on the Nasdaq National Market.

SHARES SUBJECT TO PROPERLY EXERCISED APPRAISAL RIGHTS

         The shares of PlanVista stock held by PlanVista stockholders who properly demand appraisal for their shares in accordance with the Delaware General Corporation Law will not be converted into the right to receive shares of ProxyMed common stock and cash in lieu of fractional shares of ProxyMed common stock to which they would otherwise be entitled, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such shares pursuant to the Delaware General Corporation Law. If any PlanVista stockholder fails to make an effective demand for payment or otherwise loses his, her or its appraisal rights, ProxyMed will, as of the later of the effective time of the merger or ten business days from the occurrence of such event, issue and deliver upon surrender of PlanVista stock certificates, shares of ProxyMed common stock, any cash payment in lieu of fractional shares and any dividends or other distributions with respect to ProxyMed common stock to which such stockholder would have been entitled, subject to the other terms of the merger agreement.

REPRESENTATIONS AND WARRANTIES

         ProxyMed, PlanVista and Planet Acquisition Corp. each made representations and warranties in the merger agreement to each other regarding aspects of its business, financial condition, structure and other facts pertinent to the merger. These representations and warranties are further described below.

PLANVISTA'S REPRESENTATIONS AND WARRANTIES

         PlanVista's representations and warranties include representations as to:

         - its corporate organization, good standing and qualification to do business;

         - its and its subsidiaries' certificates of incorporation and bylaws;

         - permits required to conduct its business and compliance with those permits;

         -     its subsidiaries and ownership interests in other entities;

         -     its capitalization;

         - its equity or partnership interests, or obligations to issue or encumber its securities or ownership interests;

         - its authority to enter into the merger agreement and any agreements ancillary thereto to which it is a party;

         -     approval by its board of directors;

         - state anti-takeover, control share acquisition, fair price, moratorium or other similar statues or regulations being inapplicable to the execution, delivery or performance of the merger agreement or the consummation of the merger;



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         -     the restrictions on business combinations in Section 203 of the
               Delaware General Corporation Law being inapplicable to the merger agreement or the merger;

         - the effect of the merger, or entering into the merger agreement, on its outstanding obligations;

         - the absence of conflicts with and defaults under PlanVista's charter documents, contracts, permits and similar instruments and under applicable laws resulting from the execution of the merger agreement and the consummation of the merger, where any such conflict or default would have a material adverse effect (as that term is defined below under "The Merger Agreement - Conditions to closing the merger");

         -     required consents, waivers and approvals;

         -     regulatory approvals required to complete the merger;

         -     PlanVista's filings and reports with the SEC;

         -     its financial statements and liabilities;

         - information supplied by it in this joint proxy statement/prospectus and the related registration statement filed by ProxyMed;

         -     changes in its business since December 31, 2002;

         -     its taxes;

         -     litigation;

         -     its employees, employee compensation and employee benefit plans;

         -     its compliance with applicable laws;

         -     the absence of any illegal payments by it or its subsidiaries;

         -     its agreements, contracts and commitments;

         - its intellectual property, intellectual property that it uses and non-infringement of the intellectual property rights of third parties;

         - brokers' and finders' fees and other estimated expenses in connection with the merger;

         - the receipt by PlanVista's board of directors of a fairness opinion from its financial advisor;

         - title to and operation of the properties and other assets it owns and leases;

         -     its insurance;

         - identification of its affiliates and transactions with related parties;

         - compensation and benefits to which PlanVista's executive officers and certain other key employees are or may become entitled;



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         -     its twenty largest customers and networks during 2002 and 2003;

         -     its accounts receivable; and

         -     its hazardous material activities and environmental liabilities.

REPRESENTATIONS AND WARRANTIES OF PROXYMED AND PLANET ACQUISITION CORP.

         ProxyMed's and, as the case may be, Planet Acquisition Corp.'s, representations and warranties include representations as to:

         - its and the merger subsidiary's corporate organization, good standing and qualification to do business;

         -     its and the merger subsidiary's charter documents and bylaws;

         - ProxyMed's subsidiaries and ownership interests in other entities;

         - its equity or partnership interests, or obligations to issue or encumber its securities or ownership interests;

         -     its and the merger subsidiary's capitalization;

         - authorization, execution and delivery of the merger agreement by it and the merger subsidiary;

         - the effect of the merger, or entering into the merger agreement, on its outstanding obligations;

         - the absence of conflicts with and defaults under ProxyMed's and Planet Acquisition Corp.'s charter documents, contracts, permits and similar instruments and under applicable laws resulting from the execution of the merger agreement and the consummation of the merger, where any such conflict or default would have a material adverse effect (as that term is defined below under "The Merger Agreement - Conditions to closing the merger");

         -     required consents, waivers and approvals;

         -     regulatory approvals required to complete the merger;

         - information supplied by it in this joint proxy statement/prospectus, or the related registration statement filed by ProxyMed;

         -     ProxyMed's filings and reports with the SEC;

         -     its financial statements;

         -     changes in its business since December 31, 2002;

         -     its material contracts;

         -     approval by its board of directors;

         -     brokers' and finders' fees in connection with the merger;

         -     taxes;


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         -     its employees, employee compensation and employee benefit plans;

         -     compliance with applicable laws;

         -     litigation with respect to ProxyMed and Planet Acquisition Corp.;

         -     the absence of any illegal payments by it or its subsidiaries;

         - intellectual property, intellectual property it uses and non-infringement of the intellectual property rights of third parties;

         -     its hazardous material activities and environmental liabilities;

         - identification of its affiliates and transactions with related parties.

         -     its twenty largest customers and payers in 2002 and 2003; and

         -     its accounts receivable.

         The representations and warranties in the merger agreement are complicated and are not easily summarized. ProxyMed and PlanVista urge you to read carefully the articles in the merger agreement entitled "Representations and Warranties of the Company," and "Representations and Warranties of Parent and Sub."

CONDUCT OF EACH COMPANY'S BUSINESS BEFORE THE CLOSING OF THE MERGER

PlanVista

         PlanVista has agreed that until the closing (or the merger agreement is terminated), or unless ProxyMed consents in writing, PlanVista and each of its subsidiaries will conduct its business in the usual, regular and ordinary course, and in substantially the same manner in which it was previously conducted. PlanVista has also agreed to use all commercially reasonable efforts to:

         -     keep intact its present business organization;

         - keep available the services of its present officers and employees; and

         - maintain its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

         In addition, until the closing (or the merger agreement is terminated), or unless ProxyMed consents in writing, PlanVista has agreed to conduct its business in compliance with specific restrictions relating to the following:

         - declaring or paying dividends or making other distributions, or effecting any stock splits or combinations, with respect to its capital stock other than dividends and distributions by a direct or indirect wholly owned subsidiary of PlanVista to its parent, payment in kind shares issued as dividends on the series C preferred stock and as interest on the notes held by PVC Funding Partners, LLC and Centra Benefits Services, Inc.;

         -     acquiring or redeeming shares of its capital stock;

         - issuing, delivering, selling or granting PlanVista securities other than issuances of PlanVista common stock upon exercise of outstanding options on the date of the merger agreement;

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         -     amending its charter or bylaws or the charter or bylaws of any of its subsidiaries;

         - acquiring or agreeing to merge or consolidate with or acquire the assets of, or making equity investments in, other entities, or otherwise acquiring or agreeing to acquire any assets that are individually or collectively material to the business of PlanVista;

         - increasing compensation or benefits to any employee, director or consultant of PlanVista except to the extent required under its employment agreements and other than in the ordinary course of business, or entering into any employment arrangement;

         - granting any severance or termination pay except under written agreements or policies then in effect on the date of the merger agreement, adopting any new severance plans or entering into any employment-related agreement with any person or entering into any collective bargaining agreements;

         - changing accounting methods, practices or principles materially affecting the reported consolidated assets, liabilities or results of operations of PlanVista, except as required by accounting principles generally accepted in the United States of America;

         - selling, leasing, licensing, encumbering or otherwise disposing of property or assets that are material to the business of PlanVista other than the sale of obsolete assets or inventory in the ordinary course of PlanVista's business consistent with past practices;

         - incurring or guaranteeing indebtedness, issuing or selling or guaranteeing any debt securities, or entering into any agreement to maintain the financial condition of another person;

         - lending funds, advancing credit, or making capital contributions to another person other than in the ordinary course;

         - making any material capital expenditures that are in excess of an average of $25,000 per calendar month in the aggregate between the date of the merger agreement and February 28, 2004;

         -     purchasing new accounting software;

         - electing or changing an election, agreeing to a settlement or compromise with respect to material taxes;

         - paying, discharging, settling or satisfying any claims, liabilities or obligations, except for claims, liabilities reserved against or reflected in PlanVista's financial statements under the terms thereof, or paid, discharged, settled or satisfied in the ordinary course of business and not in excess of $10,000 individually or $100,000 in the aggregate;

         - canceling any indebtedness owed to it or its subsidiaries in excess of $5,000 individually or $50,000 in the aggregate;

         - canceling any indebtedness owed to PlanVista or its subsidiaries in excess of $20,000 individually or $400,000 per month in the aggregate as adjustments to client accounts in the normal course of business;

         - waiving, modifying, terminating or otherwise failing to enforce any agreement covering PlanVista's confidential information;

         - materially modifying, amending or terminating any lease or similar commitment;



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         -     permitting any material insurance policy naming it as a
               beneficiary or loss payable payee to be canceled or terminated without the consent of ProxyMed;

         - permitting PlanVista's directors and officers liability insurance policy, and any excess liability policy related thereto, to be canceled, terminated or otherwise not be renewed or replaced with at least an equivalent amount of coverage and on other terms no less favorable to PlanVista and its officers and directors;

         - transferring, licensing or modifying in any material respect intellectual property rights;

         - adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries; and

         - taking or agreeing to commit to take any action that would make any representation or warranty by it in the merger agreement inaccurate as of the closing of the merger agreement.

ProxyMed

         ProxyMed has agreed to conduct its business in the ordinary customary course consistent with past practice and to use its best efforts to keep intact its present business organization and to maintain its relationships with customers, suppliers, employees, creditors and business partners.

         ProxyMed has also agreed that until the closing of the merger (or termination of the merger agreement), or unless PlanVista consents in writing, ProxyMed and each of its subsidiaries will conduct its business in compliance with specific restrictions relating to the following:

         - issuing, delivering, selling or granting ProxyMed securities, any Voting Parent Debt or other voting securities, or any securities convertible or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding on the date of this Agreement and in accordance with their present terms, except for (i) ProxyMed common stock issued in connection with the private equity offering, (ii) the sale of up to an additional $3,000,000 of ProxyMed common stock at a price per share of not less than $13.50, (iii) the issuance of ProxyMed common stock pursuant to the exercise or conversion of warrants or other rights outstanding on the date of the merger agreement, or (iv) the granting of stock options under the ProxyMed stock option plans;

         - declaring or paying dividends or making other distributions, or effecting any stock splits or combinations, with respect to its capital stock;

         - acquiring or agreeing to merge or consolidate with or acquire the assets of, or making equity investments in, other entities, or otherwise acquiring or agreeing to acquire any assets that are individually or collectively material to the business of ProxyMed and its subsidiaries;

         -     amending its charter or bylaws;

         -     changing accounting principles, unless required by GAAP;

         - taking any action that would reasonably be expected to cause the merger to fail to qualify as a "reorganization" under specific tax laws;



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         -     selling, leasing, licensing, encumbering or otherwise disposing of property or assets that are material to the business of ProxyMed other than the sale of obsolete assets or inventory in the ordinary course of ProxyMed's business consistent with past practices;

         - incurring or guaranteeing indebtedness, issuing or selling or guaranteeing any debt securities, or entering into any agreement to maintain the financial condition of another person;

         - lending funds, advancing credit, or making capital contributions to another person other than in the ordinary course;

         - adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries; and

         - taking or agreeing to commit to take any action that would make any representation or warranty by it in the merger agreement inaccurate as of the closing of the merger agreement.

         The agreements related to the conduct of the companies' business in the merger agreement are complicated and not easily summarized. You should read the articles in the merger agreement entitled "Covenants Relating to Conduct of Business" carefully.

NO OTHER NEGOTIATIONS

         Until the merger is completed or the merger agreement is terminated, PlanVista has agreed not to take any of the following actions directly or indirectly:

         - solicit, initiate, seek, entertain, encourage, intentionally facilitate, support or induce the making, submission or announcement of any acquisition proposal, as defined below;

         - participate in any discussions or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal;

         - engage in discussions with any person with respect to any acquisition proposal;

         -     approve, endorse or recommend any acquisition proposal; or

         - enter into any letter of intent or any other agreement of any nature contemplating or otherwise relating to any acquisition proposal.

         However, if prior to its shareholder approval of the merger agreement, PlanVista receives an unsolicited, written, bona fide acquisition proposal that its board of directors concludes in good faith (after receiving advice from its outside legal counsel and from a financial advisor of national standing) is reasonably likely to result in a superior offer, as defined below, PlanVista may deliver or make available non-public information regarding it and its subsidiaries to, and may enter into discussions with, the person or group who has made (and not withdrawn) that acquisition proposal, if:

         - none of PlanVista, its subsidiaries or its representatives or the representatives of its subsidiaries shall have violated the restrictions relating to other negotiations set forth above;

         - within 24 hours of receipt of the acquisition proposal, it notifies ProxyMed in writing of the identity of the person or group making the acquisition proposal, all of the material terms and conditions thereof




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               and its intent to deliver or make available non-public
               information to, or enter into discussions with, with this person or group;

         - prior to delivering or making available the non-public information or entering into discussions with the person or group making the acquisition proposal, PlanVista receives from the person or group a confidentiality agreement requiring the confidential treatment of that information that is at least as restrictive to this person or group as the confidentiality agreement between ProxyMed and PlanVista; and

         - it delivers the non-public information to ProxyMed, if not previously provided, at the same time that it delivers or makes available that information to the person or group that has submitted the acquisition proposal.

         PlanVista has agreed to inform ProxyMed orally and in writing as promptly as practicable, and in any event within 24 hours, of any request for non-public information that PlanVista reasonably believes may lead to an acquisition proposal or of any acquisition proposal, the material terms and conditions of that request, acquisition proposal or inquiry, and the identity of the person or group making any request, acquisition proposal or inquiry. In addition, PlanVista will keep ProxyMed informed as promptly as practicable in all material respects of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such request, acquisition proposal or inquiry. PlanVista has also agreed to provide as promptly as practicable a copy of all written and other materials and information provided to it in connection with any such request, acquisition proposal or inquiry.

         An acquisition proposal is any offer or proposal by a third party relating to or involving:

         - the acquisition or purchase by any person or group of more than a 15% interest in the total outstanding voting securities of PlanVista or any of its subsidiaries;

         - any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of PlanVista or any of its subsidiaries;

         - any merger, consolidation, or similar transaction involving PlanVista or any of its subsidiaries;

         - any sale, lease, exchange, transfer, license, acquisition or disposition of 15% or more of the assets of PlanVista or any of its subsidiaries; or

         - any liquidation or dissolution of PlanVista or any of its subsidiaries.

         A superior offer with respect to PlanVista is an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination:

         - all or substantially all of the assets of PlanVista or its subsidiaries; or

         - a majority of the total outstanding voting securities of PlanVista or its subsidiaries, and, on terms that its board of directors in good faith concludes (after consulting with its outside legal counsel and from its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable to its stockholders than the terms of the merger and is reasonably capable of being consummated.



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BOARD RECOMMENDATIONS

         The PlanVista board of directors may withhold, withdraw, amend or modify its recommendation in favor of the merger proposal if the PlanVista board of directors concludes in good faith, after consulting with its outside counsel, that such change, withholding, withdrawal, amendment or modification of its recommendation is required for the board of directors to comply with its fiduciary obligations to the PlanVista stockholders under applicable law.

         The PlanVista board of directors may, in the case of a superior offer, terminate the merger agreement or withhold, withdraw, amend or modify, its recommendation in favor of the merger proposal if, prior to the PlanVista stockholders meeting:

         -     PlanVista receives a superior offer that is not withdrawn;

         - PlanVista provides written notice to ProxyMed no later than three business days after receiving the superior offer, advising that PlanVista has received a superior offer and that it intends (or may intend) to terminate the merger agreement or change its recommendation and the manner and timing in which it intends (or may intend) to do so, specifying all the material terms and conditions of, and identifying the third party making, the superior offer;

         - ProxyMed does not, within three business days after receiving the written notice, make an offer that PlanVista's board of directors determines in its good faith judgment (after consulting with a financial advisor of national standing) to be at least as favorable to stockholders of PlanVista as the superior offer; and

         - PlanVista has not violated the restrictions in the merger agreement regarding other negotiations or changing its board recommendation in favor of the merger proposal.

         The ProxyMed board of directors may withhold, withdraw, amend or modify its recommendation in favor of the merger proposal if, prior to its shareholders meeting the ProxyMed board of directors concludes in good faith, after consulting with its outside counsel, that such change, withholding, withdrawal, amendment or modification of its recommendation is required for the board of directors to comply with its fiduciary obligations to the ProxyMed shareholders under applicable law.

         Even if their respective board of directors' recommendation is withheld, withdrawn, amended or modified, PlanVista and ProxyMed must nevertheless hold and convene their respective shareholders meetings. PlanVista also has agreed to provide ProxyMed with prior notice of any meeting of its board at which its board of directors is reasonably expected to consider any acquisition proposal to determine whether the acquisition proposal constitutes a superior offer.

EMPLOYEE BENEFIT PLANS

         PlanVista employees whose employment continues with the surviving corporation following the merger shall be entitled to participate in the employee benefit plans administered by ProxyMed, and to get credit under those plans for service provided to PlanVista as if those services were provided to ProxyMed. If requested by ProxyMed, prior to the closing, PlanVista will terminate any 401(k) plans and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements that it can unilaterally terminate under their terms.

DIRECTOR AND OFFICER INDEMNIFICATION

         From and after the effective time of the merger, ProxyMed will cause the surviving corporation to fulfill and honor, subject to applicable law, PlanVista's obligations under any indemnification agreements with its



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directors and officers that exist at the effective time of the merger and any indemnification provisions under PlanVista's certificate of incorporation and bylaws that were in effect on the date of the merger agreement.

         The certificate of incorporation and bylaws of the surviving corporation following the merger will contain provisions relating to exculpation, advancement of expenses, and indemnification that are at least as favorable to the indemnified directors and officers as those contained in PlanVista's organizational documents that were in effect on the date of the merger agreement. Subject to applicable law, these indemnification provisions will not be amended, repealed or otherwise modified for six years after the effective time of the merger if doing so would adversely affect the rights of individuals who were directors, officers, employees or agents of PlanVista immediately prior to the effective time of the merger.

         For a period of six years after the effective time of the merger, ProxyMed will cause the surviving company to maintain in effect a "tail policy" based on the current policies of directors' and officers' liability insurance maintained by PlanVista with respect to claims arising from or related to facts or events which occurred at or before the effective time.

BOARD OF DIRECTORS OF PROXYMED FOLLOWING THE MERGER

         At the effective time of the merger, ProxyMed's board of directors shall appoint one independent director of PlanVista selected by PlanVista and one additional independent director, who is not affiliated with ProxyMed or PlanVista identified by the PlanVista board of directors, and who is reasonably acceptable to ProxyMed, to serve on the board of directors of ProxyMed. William
L. Bennett, a current independent director of PlanVista, will be appointed to serve as a director of ProxyMed following the merger.

PROXYMED PRIVATE EQUITY OFFERING

         Prior to the closing, ProxyMed will sell a sufficient number of shares of its authorized common stock at a price per share of not less than $13.50 in order to generate gross proceeds of $21,100,000, and will contribute the proceeds thereof to PlanVista as an additional capital contribution to enable PlanVista to pay off in full PlanVista's debt to its lenders for whom Wachovia Bank acts as agent in an aggregate amount of not more than $18,000,000. ProxyMed has agreed to cause the letter of credit currently issued by Wachovia for the benefit of CG Insurance Services, Inc. to be (a) replaced with a letter of credit on another bank, (b) replaced with other satisfactory collateral, or (c) paid in full.

CONDITIONS TO CLOSING THE MERGER

         ProxyMed's and PlanVista's obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions before the closing:

         - the merger agreement must be adopted by stockholders of PlanVista;

         - the issuance of the shares of ProxyMed common stock to be issued in connection with the merger, the issuance of the shares of ProxyMed common stock to be issued in connection with the private equity offering, and the amendment to ProxyMed's articles of incorporation must be approved by ProxyMed's shareholders;

         - ProxyMed's registration statement, of which this joint proxy statement/prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceeding for that purpose, and no similar proceeding related to this joint proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC;

         - no governmental entity shall have enacted or issued any law, regulation or order that has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger;

         - all material required governmental consents and approvals shall have been obtained;

         - the shares of ProxyMed common stock to be issued in the merger must be approved for listing on the Nasdaq National Market, subject to notice of issuance; and

         - there shall not be pending or overtly threatened any action or proceeding by a governmental entity seeking to restrain or prohibit the merger.

         PlanVista's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

         - the representations and warranties of ProxyMed and Planet Acquisition Corp. contained in the merger agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, must be true and correct as of December 5, 2003 and as of the date of closing with the same force and effect as if made on that date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a material adverse effect on ProxyMed;

         - ProxyMed and Planet Acquisition Corp. must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing;

         - the merger agreement must have been approved by a majority of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista; and

         - no material adverse effect with respect to ProxyMed shall have occurred.

         ProxyMed and Planet Acquisition Corp.'s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

         - the representations and warranties of PlanVista contained in the merger agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, must be true and correct as of December 5, 2003 and as of the date of closing with the same force and effect as if made on that date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a material adverse effect on PlanVista; provided, that the representations and warranties of PlanVista in specified sections of the merger agreement related to its debt on the closing date and broker, investment banker and financial advisor fees must be true and correct in all material respects;

         - PlanVista must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by PlanVista on or before the closing of the merger;

         - no material adverse effect with respect to PlanVista shall have occurred;

         - all consents or approvals necessary to the consummation of the merger must have been obtained, other than consents the failure of which to obtain could not reasonably be expected to have a material adverse effect on PlanVista; and

         - holders of no more than 10% of PlanVista's common stock shall have demanded appraisal of their shares pursuant to the Delaware General Corporation Law.

         A material adverse effect is defined to be any change, event, violation, inaccuracy, circumstance or effect that, individually or when taken together with all other changes, events, violations, inaccuracies, circumstances or effects, is, or is reasonably likely to be, materially adverse to the business, tangible and intangible assets, liabilities, capitalization, financial condition, operations or results of operations of the applicable party or its subsidiaries taken as a whole, or materially impedes the ability of the applicable party to consummate the merger within the time frame the merger would otherwise be consummated in the absence thereof or the ability of ProxyMed to operate PlanVista's business and each of PlanVista's subsidiaries immediately after the closing date of the merger. Except in the case of a material impediment to the consummation of the merger, a material adverse effect determination does not take into account any of the following, alone or in combination:

         -     general economic or financial market conditions;

         - conditions generally affecting the industry in which the company operates;

         - any litigation or other similar proceeding arising out of or in connection with the merger or the merger agreement;

         - changes in the market price or trading volume of ProxyMed or PlanVista capital stock or any failure of ProxyMed or PlanVista to meet published revenue or earnings projections, not excluding any underlying effects which is attributable to any of the foregoing and may have caused such failure to meet revenue or earnings projections;

         - compliance with express terms and conditions of the merger agreement;

         - the announcement or the pendency of the merger or any other transaction contemplated by the merger agreement;

         - any election of PlanVista stockholders seeking appraisal of their shares in accordance with Delaware General Corporation Law; or

         - any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated at any time prior to the effective date of the merger, whether before or after the requisite shareholder approval:

         - by mutual consent duly authorized by the boards of directors of ProxyMed and PlanVista;

         - by ProxyMed or PlanVista, if the merger is not completed by April 30, 2004, except that the right to terminate the merger agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or by April 30, 2004, and this action or failure to act constitutes a material breach of the merger agreement;

         - by ProxyMed or PlanVista, if a governmental authority has issued a final nonappealable order, decree or ruling or taken any other action, in any case having the effect of permanently enjoining, restraining or prohibiting the merger;

         - by ProxyMed or PlanVista, if the merger is not approved by the stockholders of PlanVista, except that the right to terminate the merger agreement under this provision is not available to PlanVista where the failure to obtain stockholder approval was caused by an action or failure to act by PlanVista that constitutes a breach of the merger agreement;

         - by ProxyMed or PlanVista, if the issuance of shares of ProxyMed common stock in the merger, the issuance of shares of ProxyMed common stock in connection with the ProxyMed private equity offering, and the amendment to ProxyMed's articles of incorporation shall not have been approved by ProxyMed's shareholders, except that the right to terminate the merger agreement under this provision is not available to ProxyMed if the failure to obtain shareholder approval was caused by an action or failure to act by ProxyMed that constitutes a breach of the merger agreement;

         - by ProxyMed at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of stockholders of PlanVista, if a triggering event with respect to PlanVista, as described below, occurs;

         - by PlanVista at any time prior to the approval of the issuance of shares of ProxyMed common stock in the merger by the required vote of shareholders of ProxyMed, if a triggering event with respect to ProxyMed, as described below, occurs;

         - by PlanVista upon a breach of any representation, warranty, covenant or agreement on the part of ProxyMed, or if any of ProxyMed's representations or warranties have become untrue, so that the corresponding condition to closing the merger would not be met, or if a material adverse effect with respect to ProxyMed shall have occurred; however, if the breach or inaccuracy or material adverse effect on ProxyMed is curable and ProxyMed continues to exercise all reasonable efforts to cure the breach or inaccuracy or material adverse effect, then PlanVista may not terminate the merger agreement if, in the case of a breach or inaccuracy, it is cured within 30 days after delivery of the notice of breach or inaccuracy or, in the case of a material adverse effect on ProxyMed, it is cured within 45 days after delivery of the notice of material adverse effect, or if PlanVista has materially breached the merger agreement;

         - by ProxyMed upon a breach of any representation, warranty, covenant or agreement on the part of PlanVista under the merger agreement, if any of PlanVista's representations or warranties have become untrue, so that the corresponding condition to closing the merger would not be met, or if a material adverse effect shall have occurred; however, if the breach or inaccuracy or material adverse effect on PlanVista is curable and PlanVista continues to exercise all reasonable efforts to cure the breach or inaccuracy or material adverse effect, then ProxyMed may not terminate the merger agreement if, in the case of a breach or inaccuracy, it is cured within 30 days after delivery of the notice of breach or inaccuracy or, in the case of a material adverse effect on PlanVista, it is cured within 45 days after delivery of the notice of material adverse effect, or if ProxyMed has materially breached the merger agreement;

         -     by PlanVista in respect of a superior offer; or

         - by PlanVista or ProxyMed, if either party does not mail the joint proxy statement/prospectus to its respective shareholders by February 12, 2004, provided that each party has used all commercially reasonable efforts to mail the proxy by such date.

         A triggering event will occur with respect to PlanVista if:

         - PlanVista's board of directors or any committee withholds, withdraws, amends or modifies in a manner adverse to ProxyMed its recommendation in favor of the adoption of the merger agreement;

         - PlanVista fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the adoption of the merger agreement;

         - PlanVista's board of directors or any committee fails to reaffirm its recommendation in favor of adoption of the merger agreement within 10 business days after ProxyMed requests in writing that this recommendation be reaffirmed;

         - PlanVista's board of directors or any committee approves or publicly recommends any acquisition proposal;

         - PlanVista enters into a letter of intent or other contract accepting an acquisition proposal;

         - PlanVista shall have breached the non-solicitation provisions of the merger agreement or the provisions of the merger agreement relating to holding PlanVista's stockholders meeting and recommending adoption of the merger agreement; or

         - if a tender or exchange offer relating to the securities of PlanVista is commenced by a person unaffiliated with ProxyMed, and PlanVista does not send to its stockholders, within 10 business days after the tender or exchange offer is first commenced, a statement disclosing that PlanVista recommends rejection of the tender or exchange offer.

         A triggering event will occur with respect to ProxyMed if:

         - ProxyMed's board of directors or any committee withholds, withdraws, amends or modifies in a manner adverse to PlanVista its recommendation in favor of the approval of the issuance of shares of ProxyMed common stock in the merger;

         - ProxyMed fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the approval of the issuance of shares of ProxyMed common stock in the merger; or

         - ProxyMed's board of directors fails to reaffirm its recommendation in favor of the approval of the issuance of shares of ProxyMed common stock in the merger within 10 business days after PlanVista requests in writing that this recommendation be reaffirmed.

TERMINATION FEES

         PlanVista has agreed to pay ProxyMed a termination fee equal to $2,000,000 in immediately available funds in the event that the merger agreement is terminated:

         - by ProxyMed at any time prior to approval of the merger by PlanVista's stockholders because a triggering event has occurred with respect to PlanVista;

         -     by PlanVista because of a superior offer; or

         - as a result of the failure of PlanVista to obtain PlanVista stockholder approval if prior to termination of the merger agreement, an acquisition proposal with respect to PlanVista was publicly disclosed and within twelve months following the termination of the merger agreement, either an Acquisition with respect to PlanVista was consummated, or PlanVista enters into an agreement providing for an Acquisition which is later consummated, whether during or after such twelve-month period.

         PlanVista has agreed to immediately reimburse ProxyMed for all the transaction expenses incurred by ProxyMed, up to a maximum of $500,000, in the event that PlanVista obtains stockholder approval of the adoption of the merger agreement, but does not obtain approval by a majority of the outstanding shares of PlanVista common stock voting at the PlanVista stockholders meeting and not taking into account any votes cast by holders of the series C preferred stock, by Commonwealth Associates, L.P., or any affiliates or officers or directors thereof, or any director or executive officer of PlanVista, and PlanVista does not waive such condition to closing.

         An acquisition is any of the following:

         - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PlanVista or ProxyMed, as the case may be, in which its shareholders immediately preceding the transaction hold less than 85% of the aggregate equity interests in the surviving or resulting entity of the transaction;

         - a sale or other disposition by PlanVista or ProxyMed, as the case may be, of its subsidiaries of assets representing in excess of 50% of the aggregate fair market value of its business immediately prior to the sale; or

         - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by PlanVista or ProxyMed, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of PlanVista or ProxyMed.

AMENDMENT, EXTENSION AND WAIVER OF THE MERGER AGREEMENT

         The merger agreement may be amended by mutual written consent of ProxyMed, PlanVista and Planet Acquisition Corp., subject to all applicable laws. Any amendment proposed after obtaining the required approvals of ProxyMed and PlanVista shareholders may not be made without further approval of these shareholders, if required by applicable laws or the rules of any relevant stock exchange or the Nasdaq National Market. At any time prior to the effective time of the merger, any party to the merger agreement may extend the other party's or parties' time for the performance of any of the obligations or other acts under the merger agreement, except that ProxyMed may not extend for the benefit of Planet Acquisition Corp. and vice versa, waive any inaccuracies in the other party's or parties' representations or warranties made to such party or parties and waive compliance by the other party's or parties' with any of the agreements or conditions benefiting such party or parties contained in the merger agreement.

                                VOTING AGREEMENTS

The following summarizes material provisions of the voting agreements which are attached as Annexes E and F to this joint proxy statement/prospectus and are incorporated by reference herein. The rights and obligations of the parties to the voting agreements are governed by the express terms and conditions of the voting agreements and not this summary or any other information contained in this joint proxy statement/prospectus. ProxyMed and PlanVista shareholders are urged to read the voting agreements carefully and in their entirety.

PVC FUNDING PARTNERS VOTING AGREEMENT

         PVC Funding Partners, LLC, which has the right to vote as of the PlanVista record date a total of 29,049 shares of PlanVista common stock (less than 1% of the outstanding shares of PlanVista common stock) and 32,195 shares of PlanVista series C preferred stock (which have the right to cast 24,206,767 votes at the PlanVista stockholders meeting) (or approximately 96% of the outstanding shares of PlanVista series C preferred stock), has entered into a voting agreement with ProxyMed and Planet Acquisition Corp. agreeing to vote all of its shares of PlanVista common stock and PlanVista series C preferred stock, including shares of PlanVista common stock acquired after the date of the voting agreements, as follows:

         - in favor of the adoption of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof;

         - against any action or agreement that would result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of PlanVista under the merger agreement or the voting agreement;

         - against any other action or agreement that is intended, or could reasonably be expected to, impede, interfere with, delay, or attempt to discourage the merger.

         PVC Funding Partners, LLC has also granted to ProxyMed an irrevocable proxy to vote the shares of PlanVista common stock subject to the voting agreements in accordance with its terms and has agreed not to exercise any rights of appraisal or any dissenters' rights it or its affiliates may have or could potentially have or acquire in connection with the merger. The voting agreement and irrevocable proxy terminates upon the earlier of the termination of the merger agreement, or the consummation of the merger.

         The voting agreement prohibits the signing stockholder from selling or disposing of any shares or options of PlanVista common stock beneficially owned by the signing stockholder.

         The voting agreement provides that the voting agreement will not, and it was the intent of the parties that the voting agreement would not, preclude the board of directors of PlanVista or any member of the PlanVista board of directors from exercising their fiduciary duties as required by applicable law.

         However, PVC Funding Partners, LLC is not required to vote any shares of PlanVista common stock beneficially owned by it if prior to the adoption of the merger agreement by the PlanVista stockholders:

         - the PlanVista board of directors has made a change in recommendation;

         -     PlanVista receives a superior offer that is not withdrawn;

         - PlanVista provides written notice to ProxyMed no later than three business days after receiving the superior offer, advising that PlanVista has received a superior offer and that it intends (or may intend) to terminate the merger agreement or change its recommendation and the manner and timing in which it intends (or may intend) to do so, specifying all the material terms and conditions of, and identifying the third party making, the superior offer;

         - ProxyMed does not, within three business days after receiving the written notice, make an offer that PlanVista's board of directors determines in its good faith judgment (after consulting with a financial advisor of national standing) to be at least as favorable to stockholders of PlanVista as the superior offer; and

         - PlanVista has not violated the restrictions in the merger agreement regarding other negotiations or changing its board recommendation in favor of the merger proposal.

         The voting agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

GENERAL ATLANTIC PARTNERS VOTING AGREEMENT

         Each of General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmbH & Co. KG, referred to as the General Atlantic Partners shareholders, which collectively have the right to vote as of the ProxyMed record date a total of 1,569,366 shares of ProxyMed common stock (or approximately 23.1% of the outstanding shares of ProxyMed common stock), has entered into a voting agreement with PlanVista agreeing to vote all of its shares of ProxyMed common stock, including shares of ProxyMed common stock acquired after the date of the voting agreements, as follows:

         - in favor of the adoption of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof;

         - in favor of the approval of the issuance of shares of ProxyMed common stock in connection with merger pursuant to the terms of the merger agreement;

         - in favor of the amendment to ProxyMed's articles of incorporation to increase the total number of authorized shares of ProxyMed common stock from 13,333,333 1/3 shares to 30 million shares;

         - against any action or agreement that would result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of ProxyMed or Planet Acquisition Corp. under the merger agreement or the voting agreement; and

         - against any other action or agreement that is intended, or could reasonably be expected to, impede, interfere with, delay, or attempt to discourage the merger.

         Each of these shareholders has also granted to PlanVista an irrevocable proxy to vote the shares of ProxyMed common stock subject to the voting agreements in accordance with its terms. The voting agreement and irrevocable proxy terminates upon the earlier of the termination of the merger agreement, or the consummation of the merger.

         The voting agreement prohibits the signing shareholders from selling or disposing of any shares or options of ProxyMed common stock owned directly or indirectly by the signing shareholders.

         The voting agreement provides that the voting agreement will not, and it is the intent of the parties that the voting agreement will not, preclude the board of directors of ProxyMed or any member thereof from exercising their fiduciary duties as required by applicable law.

         However, the General Atlantic Partners shareholders are not required to vote any shares of ProxyMed common stock beneficially owned by it if prior to the approval of (i) the issuance of ProxyMed common stock in connection with the merger, (ii) the issuance of ProxyMed common stock in connection with the private equity offering, and (iii) the amendment to ProxyMed's articles of incorporation by the ProxyMed shareholders:

         - the ProxyMed board of directors has made a change in recommendation;

         The voting agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

                             EMPLOYMENT ARRANGEMENTS

AGREEMENTS WITH EXECUTIVES

         In connection with the merger agreement negotiations, ProxyMed entered into employment arrangements with each of Phillip S. Dingle and Jeffrey L. Markle, and PlanVista entered into employment arrangements with each of James T. Kearns, Robert A. Martin, David C. Reilly, and Richard L. Lungen. Each employment arrangement provides the executive's position, reporting structure and compensation, including term and annual salary. The annual salary amount is set forth in the table below:


                                                                                           ANNUAL
NAME AND NEW TITLE                                                                         SALARY
------------------                                                                        ---------

  Phillip S. Dingle - CEO of PlanVista and EVP of ProxyMed                                $200,000
  Jeffrey L. Markle - President of PlanVista and SVP of ProxyMed                          $197,000
  James T. Kearns - SVP - Operations of PlanVista                                         $185,000
  David C. Reilly - EVP - Operations and Technology at PlanVista                          $175,000
  Robert A. Martin - SVP - PlanServ at PlanVista                                          $168,000
  Richard L. Lungen - VP - New Business Solutions at PlanVista                            $145,000

         Only Phillip S. Dingle and Jeffrey L. Markle will be employees of both ProxyMed and PlanVista. Under these employment arrangements, these executives are granted the right to participate on the same terms as other executive vice presidents of ProxyMed or PlanVista, as the case may be, in all ProxyMed or PlanVista sponsored benefit plans, such as health, dental, life, and short term disability and long term disability insurances. The executives are entitled to and may earn such bonuses as may be awarded from time to time by the board of directors of ProxyMed or PlanVista pursuant to any bonus or commission plan implemented by ProxyMed or PlanVista, as the case may be, and to participate in any stock option plans or other bonus plans which ProxyMed or PlanVista may now have, or develop in the future. Each executive must enter into a definitive employment agreement with ProxyMed or PlanVista, as the case may be, prior to the effective date of the merger on terms substantially similar to the terms described herein.

         OPTION GRANTS TO PLANVISTA OFFICERS. ProxyMed has agreed to grant to these executives options to purchase an aggregate of 161,843 shares of ProxyMed common stock. These options vest over a three-year period commencing on the grant date, such that two-thirds of each option will vest on the first anniversary of the grant date, and the remaining one-third of each option will vest on the third anniversary of the grant date.



NAME AND NEW TITLE                                                             OPTION AWARD
------------------                                                             ------------

Phillip S. Dingle - CEO of PlanVista and EVP of ProxyMed                        68,642

Jeffrey L. Markle - President of PlanVista and SVP of ProxyMed                  54,850

James T. Kearns - SVP - Operations of PlanVista                                  9,000

David C. Reilly - EVP - Operations and Technology at PlanVista                  12,613

Robert A. Martin - SVP - PlanServ at PlanVista                                  14,199

Richard L. Lungen - VP  - New Business Solutions at PlanVista                    2,539


         INDEMNIFICATION. The merger agreement provides that ProxyMed will cause the surviving company:

         - from and after the effective time of the merger, to fulfill and honor, subject to applicable law, PlanVista's obligations under any indemnification agreements with its directors and officers that exist at the effective time of the merger and any indemnification provisions under PlanVista's certificate of incorporation and bylaws that were in effect on the date of the merger agreement; and

         - for a period of six years after the effective time of the merger, to maintain in effect a "tail policy" based on the current policies of directors' and officers' liability insurance maintained by PlanVista with respect to claims arising from or related to facts or events which occurred at or before the effective time.

         In addition, ProxyMed has agreed to maintain in the certificate of incorporation and bylaws of the surviving corporation provisions relating to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in PlanVista's organizational documents that were in effect on the date of the merger agreement, subject to applicable law.

            DIRECTORS AND MANAGEMENT OF PROXYMED FOLLOWING THE MERGER

                  At the time the merger is completed, the board of directors and management of ProxyMed will consist of the following directors and executive officers of ProxyMed:



                                                                                                    Year First Became
Name                                  Positions                                  Age                   a Director
----                                  ---------                                  ---                -----------------

William L. Bennett                    Director                                   54                       2004

Edwin M. Cooperman (1)                Director                                   59                       2000

Phillip S. Dingle                     Executive Vice President and Chief         42                         --
                                      Executive Officer of PlanVista
                                      Corporation

Michael S. Falk (2)                   Director                                   41                       2000

John Paul Guinan                      Executive Vice President - Prescription    42                         --
                                      Services

Nancy J. Ham                          President and Chief Operating Officer      42                         --

Lonnie W. Hardin                      Senior Vice President - Payer Services     48                         --

A. Thomas Hardy                       Senior Vice President - Laboratory         49                         --
                                      Services and President - Key
                                      Communications Service, Inc.

Thomas E. Hodapp (2)                  Director                                   43                       2000

Michael K. Hoover                     Chairman of the Board and Chief            47                       2000
                                      Executive Officer

Braden R. Kelly (2)                   Director                                   32                       2002

Jeffrey L. Markle                     Senior Vice President and President of     54                         --
                                      PlanVista Corporation

Kevin M. McNamara (1)                 Director                                   47                       2002

Rafael G. Rodriguez                   Vice President, Senior Corporate Counsel   34                         --
                                      and Secretary

Judson E. Schmid                      Executive Vice President, Chief            41                         --
                                      Financial Officer and Treasurer

Eugene R. Terry (1)                   Director                                   64                       1995

Timothy J. Tolan                      Executive Vice President - Business        44                         --
                                      Development

Thomas C. Wohlford                    Senior Vice President - Submitter          50                         --
                                      Services



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----------------------

(1)   Member of the Audit Committee, the Chairman of which is Mr. McNamara.

(2)   Member of the Compensation Committee, the Chairman of which is Mr. Falk.

         WILLIAM L. BENNETT has been Vice Chairman of the Board of PlanVista since January 1998. Mr. Bennett served as the Chairman of the Board from December 1994 to December 1997 and has been a director since August 1994. Since February 2000, Mr. Bennett has been a partner and is Director of Global Recruiting and Managing Director of Monitor Company Group, L.P., a strategy consulting firm and merchant bank. From May 1991 to May 2001, he was a director of Allegheny Energy, Inc., an electric utility holding company. Until March 1995, Mr. Bennett served as Chairman and Chief Executive officer of Noel Group, Inc., a publicly traded company that held controlling interests in small to medium-sized operating companies. Previously, Mr. Bennett was Co-Chairman and Chief Executive officer of Noel Group, Inc. from November 1991 to July 1994. Mr. Bennett is a director of Sylvan, Inc., a publicly traded company that produces mushroom spawn and fresh mushrooms.

         EDWIN M. COOPERMAN has served as a director of ProxyMed since July 2000. He is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. Previously, Mr. Cooperman was Chairman of the Travelers Bank Group and Executive Vice President, Travelers Group, where he was responsible for strategic marketing, the integration of Travelers brands and products, joint and cross marketing efforts and corporate identity strategies, as well as expanding the Travelers Bank Group's credit card portfolios. After joining Travelers in 1991, Mr. Cooperman became Chairman and CEO of Primerica Financial Services Group, which comprises Primerica Financial Services, Benefit Life Insurance Company and Primerica Financial Services Canada. Prior to this, Mr. Cooperman served at American Express where he became Chairman and Co-Chief Executive of Travel Related Services, North America. Mr. Cooperman is also a director of Comdial Corporation, US Wireless Data, Inc. and Grannum Value Mutual Fund.

         PHILLIP S. DINGLE has been a director, Chairman of the Board, and Chief Executive officer of PlanVista since May 2001, and was President and Chief Executive officer from October 2000 to May 2001. Mr. Dingle served as President and Chief Operating officer of the Company from June 2000 to September 2000, as Executive Vice President and Chief Financial Officer from January 1999 to May 2000, and as Senior Vice President and Chief Counsel from August 1996 to December 1998. Prior to August 1996, Mr. Dingle was a partner with the law firm of Hill, Ward & Henderson, P.A. in Tampa, Florida.

         MICHAEL S. FALK has served as a director of ProxyMed since July 2000. Mr. Falk co-founded Commonwealth Associates, L.P. in 1988, and in 1995 he became Chairman and Chief Executive Officer. Commonwealth Associates, L.P. is a merchant and investment bank that provides financing for small to medium size publicly traded growth businesses. He is also a director of Comdial Corporation and Managing Partner of Comvest Venture Partners, a merchant banking investment partnership. Mr. Falk is a graduate of the Stanford University Executive Program for Smaller Companies, and holds a Bachelor's degree with honors in Economics from Queens College.

         JOHN PAUL GUINAN joined ProxyMed in April 1993 and currently serves as Executive Vice President and Chief Technology Officer. Mr. Guinan served as President and a director of ProxyMed between June 1995 and December 1999. He was also its Chief Operating Officer from August 1996 to January 1998. He was an Executive Vice President of ProxyMed from July 1993 until June 1995. From March 1993 to June 1993, Mr. Guinan was the Chief Executive Officer and co-founder of ProxyScript, Inc., which ProxyMed acquired in June 1993. From 1989 until April 1993, Mr. Guinan founded and developed two companies: The Desktop Professionals, Inc., a company which supplied automation systems to South Florida professional offices; and POSitive Thinking, Inc., a software development company which specialized in point-of-sale systems. He received both a BS in Computer Science and his Juris Doctor degree from the University of Miami.

         NANCY J. HAM joined ProxyMed in October 2000 and currently serves as President and Chief Operating Officer. Prior to joining ProxyMed in October 2000, Ms. Ham served as General Manager, Institutional and Connectivity Services of Healtheon/WebMD Corporation from June 1999 to March 2000. She originally joined Healtheon in May 1998 with its acquisition of ActaMed Corporation, where she had served with Mr. Michael K. Hoover, ProxyMed's Chairman and CEO, as Chief Financial Officer and Senior Vice President, Business Development. Upon the merger with WebMD Corporation, she became General Manager. Before joining ActaMed





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in 1993, Ms. Ham was a Director, Corporate Finance at Equifax, Inc. from
1992-1993, and prior to that spent five years with GE Capital's Corporate Finance Group. Ms. Ham has a B.A. from Duke University and a Masters in International Business Studies from the University of South Carolina.

         LONNIE W. HARDIN joined ProxyMed in November 1997 in connection with its acquisition of US Health Data Interchange, Inc., and since October 2000 has been serving as Senior Vice President of Payer Services and from November 1997 to October 2000 as the Senior Vice President of Field Claims Operations. Prior to joining ProxyMed, Mr. Hardin was employed by US Health Data Interchange, Inc. from 1991 through 1997, during which time he held the positions of Vice President - Sales/Marketing and General Manager.

         A. THOMAS HARDY joined ProxyMed in December 1998 in conjunction with ProxyMed's acquisition of Key Communications Service, Inc. and since January 2000, has served as President and Chief Operating Officer of Key Communications. From October 2000, Mr. Hardy has also served as Senior Vice President of Laboratory Services of ProxyMed. Mr. Hardy joined Key Communications in 1995 where he served as Key Communications' Executive Vice President and Chief Financial Officer. Mr. Hardy is a certified public accountant and has a BBA in Business from Georgia College & State University and an MBA degree from the University of Arkansas.

         THOMAS E. HODAPP has served as a director of ProxyMed since July 2000. In 1999, Mr. Hodapp founded Access Capital Management, a private banking and management firm dedicated to providing financial and strategic advisory services to select, early stage private healthcare and information technology companies. From 1992 to 1998, Mr. Hodapp was a Managing Director for Robertson Stephens & Company, LLC, a leading international investment banking firm, overseeing the firm's Healthcare Managed Care Research Group, with a focus on the managed care, practice management and healthcare information services industries. From 1988 to 1992, he was with Montgomery Medical Ventures, a venture firm focused on the biotechnology, medical device and healthcare service fields. MMV I and II actively managed long-term investments in over 40 early stage companies, many of which the firm was involved in co-founding. Prior to that, Mr. Hodapp researched the healthcare industry as an industry analyst with Goldman, Sachs & Company, S.G. Warburg Securities and Volpe & Covington. Additionally, Mr. Hodapp has been published in a number of major financial and healthcare industry journals and publications, was a two-time selection to the Wall Street Journal Research Analyst All-Star Team, and is a frequent speaker at national healthcare investment and strategy forums.

         MICHAEL K. HOOVER was appointed Chairman of the Board and Chief Executive Officer of ProxyMed in July 2000. He served as President and Director of Healtheon/WebMD Corporation after Healtheon acquired ActaMed Corporation, an eHealth information systems and transaction company similar to ProxyMed in May 1998. Mr. Hoover co-founded ActaMed in May 1992 and served as its President from its inception to May 1998, and as its President and Chief Executive Officer from December 1995 to May 1998. From 1989 to 1992, Mr. Hoover served as the Executive Director of Financial Services of the MicroBilt Division of First Financial Management Corporation. Prior to that, he founded FormMaker Software Corporation, a producer of electronic forms automation systems, and served as its Chief Executive Officer from 1982 to 1988.

         BRADEN R. KELLY was appointed director of ProxyMed in April 2002. Mr. Kelly is a Managing Member of General Atlantic Partners, LLC, a private equity investment firm that invests in information, communications and media companies on a global basis, where he has been employed in various capacities since 1995. Prior to joining General Atlantic, Mr. Kelly was a member of the Mergers, Acquisitions, and Restructurings Department at Morgan Stanley & Co. He also serves as a director of Eclipsys Corporation, Tickets.com, HEALTHvision, Inc. and Schaller Anderson, Inc. Mr. Kelly received his B.A. in Finance and Business Economics from the University of Notre Dame.

         JEFFREY L. MARKLE has been the President and Chief Operating officer of PlanVista since May 2001 and served as a director from July 2001 to April 2002. From July 1999 to May 2001, Mr. Markle was the Executive Vice President--Medical Cost Management and from June 1998 to June 1999, Mr. Markle was the Senior Vice President--Medical Loss Management. From 1996 to 1998, Mr. Markle was Vice President of the US Group Operations for Swiss Re Life & Health, a reinsurance company in Toronto. From 1994 to 1996, he was Vice President and General Manager of the Canadian Operations of Osten Kimberly Quality Care, a home healthcare company. From 1991 to 1993, he was Chief Operating Officer of Medisys Health Group, Inc., a preventive





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healthcare company in Canada, and from 1989 to 1991 he was President and Chief
Executive Officer of Oaurentian Health Services, an executive and occupational health services company.

         KEVIN M. MCNAMARA was appointed as a Director of ProxyMed in September 2002. He has served as a principal with Voyent Partners, a private equity firm, since August 2001. Mr. McNamara served as the Chief Executive Officer for Private Business, Inc. from 1999 until 2001. From 1996 to 1999, he served as Chief Financial Officer for ENVOY Corporation, and was President of Merchant Services Division of National Bancard Corporation (NaBANCO) from 1994 to 1995. Mr. McNamara also serves as a director of Enhancement Services Corporation, HEALTHvision, Inc. and Digiscripts, Inc. Mr. McNamara received his undergraduate degree at Virginia Commonwealth University and his Masters of Business Administration at the University of Richmond, Virginia. Mr. McNamara is a certified public accountant in Virginia.

         RAFAEL G. RODRIGUEZ re-joined ProxyMed in January 2002 and currently serves as Vice President, Senior Corporate Counsel and Secretary. Mr. Rodriguez was Associate Counsel of ProxyMed from June 1997 to February 1999. Between February 1999 and April 2001, he served as Counsel to Milgo Solutions, LLC (now NextiraOne), a Platinum Equity portfolio company. Prior to first joining ProxyMed in 1997, Mr. Rodriguez was Associate Counsel for GMIS, a McKesson HBOC, Inc. company. Mr. Rodriguez graduated from the University of Pennsylvania School of Law in 1994, and he is admitted to practice law in the states of Pennsylvania, New Jersey and Florida.

         JUDSON E. SCHMID currently serves as Executive Vice President, Chief Financial Officer and Treasurer of ProxyMed. From April 1996 to October 2000, he was ProxyMed's Vice President - Corporate Finance and Corporate Controller. From August 1994 to September 1995, Mr. Schmid was the Corporate Controller for CardioLife Corporation, a privately-held medical provider of transtelephonic cardiac monitoring services. From September 1990 to August 1994, he was the Corporate Controller of Sports-Tech International, Inc., a publicly-held developer and supplier of computer controlled video editing systems for the sports industry. From September 1985 to September 1990, he worked as an Audit Supervisor for two public accounting firms, including KPMG. Mr. Schmid received his undergraduate degree at the University of Florida and his Masters of Accounting at Florida Atlantic University. Mr. Schmid is a certified public accountant in Florida (inactive status elected).

         EUGENE R. TERRY has been a director of ProxyMed since August 1995. Mr. Terry is a pharmacist and is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. Until 2001, Mr. Terry was a director on the board of In-Home Health, a home health care company acquired by Manor Care, Inc. In 1971, Mr. Terry founded Home Nutritional Support, Inc., one of the first companies established in the home infusion industry. In 1984, Home Nutritional Support, Inc. was sold to Healthdyne, Inc. Home Nutritional Support, Inc. was later sold to the W.R. Grace Group. From 1975 to 1984, Mr. Terry was also founder and Chief Executive Officer of Paramedical Specialties, Inc., a respiratory and durable medical equipment company, which was also sold to Healthdyne, Inc. Since April 2002, Mr. Terry also serves as chairman of Gender Sciences, Inc. a Nasdaq nutraceutical company headquartered in New Jersey.

         TIMOTHY J. TOLAN was appointed Senior Vice President of Business Development in January 2001. Before joining ProxyMed, Mr. Tolan was Vice President of Sales for ePhysician, Inc from May 2000 until his appointment at ProxyMed. He was Vice President of Sales - Lab/PBM for Healtheon/WebMD Corporation from August 1998 through May 2000. Prior to Healtheon/WebMD, Mr. Tolan also held the position of Vice President of Sales - Eastern Region for CITATION Computer Systems, a laboratory information system company. Prior to CITATION, Mr. Tolan spent twelve years in the physician practice management market.

         THOMAS C. WOHLFORD joined ProxyMed as Senior Vice President of Submitter Services as part of the MedUnite acquisition. Mr. Wohlford was Vice President of Operations at MedUnite since January 2002. Prior to joining MedUnite, Mr. Wohlford was Vice President of Strategic Partnering with Helus, Inc., a Chicago based e-health company. From 1993 to 1999, Mr. Wohlford held executive positions with CNA Health Partners (formerly CoreSourceBurgett & Dietrich) and CNA. From 1989 to 1993, Mr. Wohlford was responsible for healthcare cost containment for Georgia-Pacific Corporation. Prior to joining G-P, he led all network development for Travelers Health Network as Vice
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                             DESCRIPTION OF PROXYMED

GENERAL

         ProxyMed incorporated in Florida in 1989, is an electronic healthcare transaction processing services company providing connectivity services and related value-add products to physician offices, payers, medical laboratories, pharmacies and other healthcare institutions. Unlike ProxyMed's competitors, ProxyMed maintains an open electronic network for electronic transactions with no equity ownership in businesses engaged in the front-end (i.e., physician practice management software system vendors and other physician desk top vendors) or in the back-end (i.e., payers, laboratories and pharmacies). ProxyMed's business strategy is to leverage ProxyMed's leadership position in connectivity services in order to establish ProxyMed as the premier provider of automated financial, clinical and administrative transaction services primarily between small physician offices (offices with one to nine physicians) and payers, clinical laboratories and pharmacies. With ProxyMed's neutral position, ProxyMed believes that it can better attract both front-end and back-end partners who may be more comfortable doing business with a non-competitive partner.

         ProxyMed's electronic transaction processing services support a broad range of financial, clinical, and administrative transactions. To facilitate these services, ProxyMed operates Phoenix(TM), ProxyMed's secure, proprietary national electronic information platform, which provides physicians and other healthcare providers with direct connectivity to one of the industry's largest list of payers, the industry's largest list of chain and independent pharmacies and the largest list of clinical laboratories. ProxyMed's products and services are provided from ProxyMed's operational facilities located in Fort Lauderdale, Florida; New Albany, Indiana; Santa Ana, California; Norcross, Georgia; and Sioux Falls, South Dakota. ProxyMed also operates its clinical computer network and portions of its financial and real time production computer networks from a secure, third-party co-location site in Atlanta, Georgia.

         According to industry analysts, the healthcare marketplace was over a $1.4 trillion industry in 2001, with 600,000 physicians controlling over 80% of the spending. The healthcare industry is one of the most transaction oriented industries in the country and generates over 30 billion financial and clinical transactions each year, including new prescription orders, refill authorizations, laboratory orders and results, medical insurance claims, insurance eligibility inquiries, encounter notifications, and referral requests and authorizations. Even with healthcare information technology spending at $22 billion per year and growing at rates of 10% to 20% annually, ProxyMed believes that the healthcare industry's use of technology lags behind many other transaction-intensive industries, with the vast majority of these healthcare transactions being performed manually and on paper.

         For physician offices, payers, laboratories and pharmacies to meet the financial, clinical and administrative demands of an evolving managed care system, ProxyMed believes that participants in the healthcare system will need to process many of these types of transactions electronically. In fact, under new legislation known as HIPAA (see Healthcare and Privacy Related Legislation below) eight major transaction types, including claims, eligibility inquiries and claims status inquiries, are generally required to be conducted electronically. Because of the number of participants, the challenges of meeting HIPAA requirements and the complexity of establishing reliable and secure communication networks, the healthcare industry needs companies such as ProxyMed with its secure, proprietary systems to facilitate the processing of these transactions, its extensive connectivity to back-end healthcare institutions, and its ability to market to the underserved niche of small physician office practices.

Acquisition of MedUnite

         On December 31, 2002, ProxyMed acquired all of the outstanding stock of MedUnite, Inc., referred to as MedUnite, for $10.0 million in cash, $13.4 million in 4% convertible promissory notes, and $8,321,000 in transaction and exit related costs. Interest on the convertible notes is payable in cash on a quarterly basis. The convertible promissory notes are payable in full on December 31, 2008 and are convertible into an aggregate of 731,322 shares of ProxyMed's common stock if the founders of MedUnite achieve certain revenue-based triggers over the next three and one-half year period. The shares of ProxyMed's common stock issuable upon conversion of the convertible notes will be registered by ProxyMed promptly after a shareholder achieves a conversion trigger




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
event. If and when these notes become convertible, ProxyMed will record a beneficial conversion charge in operations to the extent that the fair market value of the common stock is in excess of the conversion price.

         MedUnite was founded in June 2000 by seven of the nation's leading health insurers -- Aetna, Anthem, CIGNA, Health Net, Inc., Oxford Health Plans, PacifiCare Health Systems, and Wellpoint Health Network -- and its technology includes one of the industry's largest Internet-based real time transaction networks, in addition to electronic data interchange, referred to as EDI, based processes. Exiting 2002, MedUnite's legacy claims platform, which was acquired from NDCHealth Corporation in 2001, was annually processing over 85 million transactions with approximately 4.7 million real-time transactions processed by MedUnite's new state-of-the-art platform. The acquisition of MedUnite added an additional 30,000 physicians to ProxyMed's network and provides unique opportunities for cross-selling products and services to ProxyMed's existing and new customer base.

         ProxyMed's acquisition of MedUnite resulted in an organization serving 140,000 physicians and other healthcare providers and processing over 200 million healthcare transactions processed annually, making ProxyMed the nation's second largest physician-based transaction processing company, second only to WebMD Corporation. In addition, in conjunction with the acquisition of MedUnite, ProxyMed formed a strategic relationship with NDCHealth Corporation, Med Unite's 8th founder, for processing claims and real-time transactions and now have potential access to over 100,000 physicians who utilize NDCHealth Corporation's various practice management systems.

Acquisition of MDIP

         In August 2002, ProxyMed acquired substantially all of the assets of MDIP, Inc., an entity which does business under the name Medical Data Insurance Processing, a privately-owned company located in Sioux Falls, South Dakota, for $2,400,000 in cash and acquisition-related costs of $9,000. ProxyMed's acquisition of the assets of MDIP, Inc. provided ProxyMed with institutional and dental claims processing capabilities. Like ProxyMed, MDIP, Inc. was an Electronic Healthcare Network Accreditation Commission accredited clearinghouse.

Acquisition of KenCom

         In May 2002, ProxyMed acquired all of the capital stock of KenCom Communications & Services, Inc., a privately-owned provider of laboratory communication solutions, for $3,237,000 in cash ($3,275,000 original cash portion of purchase price less adjustment of $38,000 upon settlement of cash holdback), 30,034 shares of unregistered ProxyMed common stock (valued at $600,000), and acquisitions-related costs of $52,000. The shares of common stock were held in escrow by ProxyMed against any unknown liabilities and were released. As a result of the acquisition, ProxyMed strengthened ProxyMed's presence in the Northeast United States, enhanced ProxyMed's ability to provide multiple offerings to the laboratory industry including penetration into the anatomical pathology laboratory market, and reaffirmed ProxyMed's position as the nationwide leader of laboratory communication products and services. In March 2003, KenCom Communications & Services, Inc. merged into KeyCom.

Private Placement

         In April 2002, ProxyMed sold 1,569,366 shares of unregistered common stock at $15.93 per share in a private placement to four entities affiliated with General Atlantic Partners, LLC, a private equity investment fund resulting in net proceeds to ProxyMed of $24.9 million. No placement agent was used in this transaction. In addition, ProxyMed also agreed to issue a two-year warrant for the purchase of 549,279 shares of common stock at $15.93 per share. ProxyMed has agreed to grant General Atlantic Partners, LLC certain demand and "piggy back" registration rights starting one year from closing. Additionally, in connection with the transaction, ProxyMed's board of directors appointed a managing member of General Atlantic Partners, LLC to fill a vacancy on ProxyMed's board.

                                      * * *

         ProxyMed's corporate offices are located at 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317-7424, and ProxyMed's telephone number is (954) 473-1001.



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         As used in this report, unless the context requires otherwise,
"ProxyMed" or "ProxyMed's" means ProxyMed and its consolidated subsidiaries. Italicized terms in this document indicate trademarks or other protected intellectual property that ProxyMed owns or licenses.

OVERVIEW OF PROXYMED. WHERE HEALTHCARE CONNECTS(TM)

         ProxyMed's mission statement is as follows: "ProxyMed solves the business problems of healthcare providers offices every day by automating their financial, administrative and clinical transactions with their healthcare institution partners. ProxyMed exceeds customer expectations through its expertise, proven methodologies and dedication to service excellence."

         ProxyMed's focus is connecting small physician offices with their contracted financial and clinical partners so that they can conduct transactions electronically. ProxyMed is organized into two business segments: Transaction Services and Laboratory Communication Solutions. Transaction Services includes transaction and value-added services principally between physician offices and insurance companies (Payer Services) and physician offices and pharmacies/pharmacy benefit managers (Prescription Services); and Laboratory Communication Solutions includes the sale, lease and service of communication devices principally to laboratories and the contract manufacturing of printed circuit boards and other value-add services (Laboratory Services).

         Since the beginning of 2001, ProxyMed's focus has been to double the number of physicians and other healthcare providers ProxyMed serves as well as to increase the utilization of ProxyMed's transaction-based services amongst them over the following five years. ProxyMed's success is largely dependent upon ProxyMed's ability to cross-sell ProxyMed's services across ProxyMed's provider base; to offer new transactions and services as they become available; and to achieve economies of scale in ProxyMed's operations resulting from the consolidation of ProxyMed's operation centers, including production networks, from ProxyMed's various acquisitions.

         ProxyMed believes it is well positioned today in each of ProxyMed's business units. With ProxyMed's recently completed acquisition of MedUnite, ProxyMed believes it is the second largest medical claims clearinghouse for physician offices, the largest provider of intelligent laboratory results reporting devices, and the largest provider of retail pharmacy-to-physician connectivity. In 2002, ProxyMed processed approximately 114.2 million electronic transactions among physician offices, payers, laboratories and pharmacies. ProxyMed leverages the connectivity of ProxyMed's back-end transaction network, Phoenix(TM), and continues to add partners by developing new value-added products and services, by adding additional payer transaction types such as improved eligibility and claim status reports, and by expanding ProxyMed's Internet-based transaction offerings such as claims, lab orders, lab results reporting and prescription refills through ProxyMed's Internet website, ProxyMed.net. ProxyMed is an attractive, neutral partner to front-end electronic healthcare companies who are focused on physician office services, as ProxyMed remains the only national and independent transaction center that does not compete with them for the physician's desktop and that can connect their physician offices on the back-end to carry on electronic transactions between them and their payers, laboratories and pharmacies. Financial information relating to ProxyMed's segments, including revenue, segment operating margin and assets attributable to each segment for each of the fiscal years ending 2000, 2001 and 2002 is presented in Note 6 of the Notes to Consolidated Financial Statements on page FS-19.

ProxyMed's business is driven by the healthcare community's need to process information more efficiently.

         With more than 30 billion financial and clinical transactions being generated each year, the major driver of ProxyMed's business is the increasing number of physicians who wish to adopt secure electronic solutions that improve the quality of their patient care while reducing costs and administration time. ProxyMed believes that it is just a matter of time before the majority of physicians, payers, laboratories and pharmacies embrace the electronic transmission and processing of virtually all of a patient's clinical and financial transactions. ProxyMed's efforts concentrate on the innovative design of ProxyMed's products and services that make these electronic transactions easy to use, fast, reliable and secure. Phoenix(TM), ProxyMed's secure, proprietary national healthcare information network, is the key enabler that makes this possible. ProxyMed is a leader in providing these back-end connections




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and offers a host of transaction services to smaller physician offices which
ProxyMed believes reduce costs by increasing efficiency, reducing payment cycle time, and enabling physicians to make more informed decisions at the point of care.

Connectivity to institutions and to physicians are key strengths

         ProxyMed's advantage lies in two critical areas. First, ProxyMed offers the industry's broadest range of financial, clinical and administrative connectivity available from a single company. ProxyMed's existing connectivity to payers positions ProxyMed as the second largest medical claims clearinghouse in the industry with 94% of ProxyMed's annual transaction volume sent directly to the designated payer rather than being routed through other transaction centers. In addition, ProxyMed is the largest provider of intelligent laboratory results reporting devices and the largest provider of retail pharmacy connectivity. ProxyMed's electronic transaction processing services support a broad range of financial transactions (such as claims, patient statements, claims status reports, eligibility verification, explanations of benefits and electronic remittance advices); clinical transactions (such as laboratory results, new prescription orders and prescription refills); and administrative transactions (such as referrals and pre-certifications). These connections allow information to reliably move back and forth from the physician's office to the appropriate healthcare institution (payer, laboratory and pharmacy) facilitating diagnosis, treatment and payment.

         ProxyMed's second advantage is ProxyMed's extensive physician relationships. Following ProxyMed's acquisition of MedUnite, ProxyMed has almost 140,000 physicians directly or indirectly using at least one of ProxyMed's existing solutions. To reach these direct and partnered physicians, ProxyMed has licensing and connectivity agreements with many national and regional companies, such as practice management system vendors, billing services, and electronic healthcare companies, and with physician offices directly. These relationships offer ProxyMed an opportunity to cross-sell ProxyMed's products and services to ProxyMed's existing physician office customer base.

ProxyMed has built a comprehensive back-end model which would be difficult and time-consuming to replicate

         ProxyMed was an early entrant into the healthcare electronic transaction industry, having developed, as a result of ProxyMed's own efforts and through acquisitions, ProxyMed's back-end connectivity for both financial and clinical transactions. ProxyMed believes that the development and maintenance of ProxyMed's connections from both a technical and relationship perspective were costly, complex and time-consuming, and represent a barrier to entry for would-be competitors. Having accomplished much of this task, there is an opportunity for ProxyMed to leverage ProxyMed's existing connectivity and existing relationships, especially since ProxyMed believes it is the only connectivity company that is, in fact, processing new prescriptions, refill prescriptions, laboratory test results reports and financial transactions over a single network.

CURRENT PRODUCTS AND SERVICES

         ProxyMed offers a variety of financial and clinical electronic processing services through ProxyMed's suite of Windows(R)-based(1) products, through ProxyMed's Internet portal, ProxyMed.net and through various direct network connection programs. Each of these entry points connects physician offices to ProxyMed's network and then routes transactions to their contracted payer, laboratory and pharmacy partners.

         Claims submission and reporting, insurance eligibility verification, claims status inquiries, referral management, laboratory test results reporting and prescription refills are all available today through ProxyMed.net. ProxyMed continues to expand ProxyMed's offerings through ProxyMed.net to include new financial and clinical transactions such as claims response management, electronic remittance advices, encounters and new prescriptions. ProxyMed's acquisition of MedUnite has brought ProxyMed enhanced capabilities for several of these transactions. All of ProxyMed's existing web-based applications can be private-labeled and are being marketed through ProxyMed's channel partners to increase distribution opportunities.


--------
(1) Windows is a registered trademark of Microsoft Corporation.



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Payer Services

         In ProxyMed's Payer Services business unit, ProxyMed offers several Windows-based products, including claims submission through ProxyMed's ProxyClaim software product and claims tracking through ProxyMed's ProxyTracker product. ProxyMed also offer Statlink, MedUnite's Windows-based desktop application that can be used to submit claims, eligibility and claims status. Other non-Internet services include a point-of-service terminal that allows for a low cost, stand-alone solution for electronic eligibility verification, patient statement processing, paper claims printing and Explanation of Benefits scanning.

         With regard to Internet services, ProxyMed developed and has been operating ProxyMed's provider transaction services web portal ProxyMed.com for over three years. With ProxyMed's acquisition of MedUnite and its MedUnite.net web portal, ProxyMed is now operating two provider web portals. Currently available web-based transactions include claims submission and reporting, eligibility verification, claims status inquiries, referral management and pre-certifications.

         Certain areas of ProxyMed's operations that have duplicate offerings due to ProxyMed's MedUnite acquisition. ProxyMed has a plan in progress to integrate the two provider portals into one platform, ProxyMed.net. The project to consolidate the portals is based on integrating the ProxyMed.net individual application services with the ProxyMed.net menu system, user access management, enrollment and other infrastructure components. The user interface and other business related functionality of the MedUnite application services will not significantly change but will just be accessed through ProxyMed.net. The combined portal was launched in July 2003, and the majority of transactions and customers have been migrated from ProxyMed.com and MedUnite.net to the new portal.

         In addition, MedUnite had been offering, and ProxyMed will continue to offer, to software developers and large customers and partners an Application Programming Interface to connect to the MedUnite real-time transaction platform and directly submit XML or X12 based transactions. MedUnite had referred to this as their business-to-business offering or the "MedUnite Exchange". The platform which supported the business-to-business offering was based on a proprietary XML transaction format. The platform and the Application Programming Interface as implemented were not HIPAA-compliant and MedUnite had an ongoing project to bring the platform and Application Programming Interface to HIPAA-compliance. ProxyMed completed this project in 2003.

         MedUnite also had an active program in place to connect its founding payers, as well as other payers, to its network to conduct real-time transactions. The MedUnite Payer Interface Platform was based on the MedUnite proprietary XML which was not HIPAA-compliant. Much like the other services, ProxyMed was also actively implementing connections and interfaces with payers to conduct real-time transactions. As in other areas, ProxyMed will be consolidating overlapping and duplicative efforts so that there is just one connection to each payer.

         ProxyMed had an ongoing project with dedicated resources to modify the Payer Interface Platform so that it is HIPAA-compliant. This project was completed in 2003 along with parallel effort to work with each connected payer to remediate its connection for HIPAA-compliance.

Prescription Services

         In ProxyMed's Prescription Services business unit, ProxyMed offers both new prescription ordering and refill management through ProxyMed's PreScribe(R) family of products. There are currently over 1,200 physician clients using PreScribe. PreScribe(R) and Phoenix(TM) support the largest and oldest electronic and fax gateway infrastructure with connectivity to over 30,000 pharmacies nationwide. ProxyMed also offer a private-label version of ProxyMed's web-based refill prescription application.

Laboratory Services

         ProxyMed's Laboratory Services business unit offers lab order entry and results reporting through ProxyMed's recently announced QuickReq product. ProxyMed believes the QuickReq advantage is its enterprise scope with a modular approach, giving even the smallest labs the ability to deploy an order entry and results reporting solution. In addition to QuickReq, ProxyMed offers a family of intelligent remote reporting devices for communicating lab results to physician clients. ProxyMed's devices are installed in more than 100,000 physician offices throughout the United States. ProxyMed's FleetWatch(SM) monitors and reports the status of individual remote reporting devices within a fleet. This service is valuable to laboratories in its ability to detect and proactively resolve problems, many times before clients ever notice a disruption in service.

PRODUCT AND SERVICES DEVELOPMENT

         In Payer Services, several initiatives are underway to convert all current transactions to their respective HIPAA-compliant formats (see "Healthcare and Privacy Related Legislation" below). To date, ProxyMed's institutional, professional and dental claims (837); electronic remittance advice (835); eligibility (270/271); and claims status (276-277) transactions have been certified as HIPAA-compliant by Claredi, one of the nation's leading commercial providers of HIPAA EDI compliance testing and certification services. ProxyMed is actively engaged in migrating all of its existing payer and provider connections to a HIPAA-compliant format, in conjunction with its contingency plan for HIPAA compliance. HIPAA also affords ProxyMed many opportunities to increase both the number and type of transactions ProxyMed offers to both physicians and payers.

         In addition to processing the basic HIPAA defined transactions, ProxyMed seeks to expand its product and service offerings to include other value-added services for its providers and payers. In furtherance of this strategy, ProxyMed formed a strategic relationship in July 2003 with First Data Corporation. By leveraging ProxyMed's deep payer and provider connectivity with First Data's financial transaction expertise, the two companies are jointly marketing FirstProxy, a new suite of innovative solutions that streamline and expedite healthcare claim, payment and settlement processes. The first offering, FirstProxy ERA/EFT, will transform the remittance advice and payment process from paper-based to electronic.

         Together, ProxyMed and First Data will allow healthcare providers and insurance companies to rapidly convert existing paper-based checks and explanation of benefits into secure, HIPAA-compliant electronic ERAs with electronic funds transfer. The processing and settlement of the financial transactions and payments will start and end within the First Data processing system. FirstProxy ERA/EFT will also ensure that insurers and providers are compliant with upcoming HIPAA regulation deadlines that require standards for health information security and privacy as well as the implementation of electronic data interchange for ERAs. In addition, ProxyMed announced in June 2003 that it entered into a joint marketing program to offer ProxyMed's electronic healthcare transaction processing services and PlanVista's network access product as an integrated package to existing and prospective payer customers. ProxyMed will integrate PlanVista's network, repricing services and network management services with ProxyMed's physician and hospital claims processing services. The resulting leading-edge medical cost management solutions will include medical claim repricing, flexible EDI connectivity and national PPO access through PlanVista's preferred provider network, NPPN. Combining these solutions will allow ProxyMed to offer a one-stop shop for all its customers' claims needs, which will include a guaranteed 24-hour turn-around time and bill negotiation. These services are available immediately for ProxyMed payer customers

         In Laboratory Services, ProxyMed was pursuing opportunities to convert ProxyMed's business from the traditional sale, lease and service of intelligent laboratory reporting devices to recurring transaction-based revenue streams. Although this is a factor in ProxyMed's long-term growth strategy, to date, the marketplace has been slow to adopt this economic model and ProxyMed has had limited success with this service. As a result, ProxyMed has postponed any further development or deployment at this time.

         The total amount capitalized for purchased technology, capitalized software and other intangible assets as of December 31, 2002 and September 30, 2003, was approximately $18.2 million and $17.2 million, respectively, net of amortization. This amount includes $1.2 million ascribed to the MedUnite legacy platform and $4.8 million ascribed to MedUnite's real-time platforms.

         ProxyMed's research and development expense was approximately $3.4 million in the nine months ended September 30, 2003, $3.2 million in 2002, $2.0 million in 2001, and $3.1 million in 2000.

MARKETING

         ProxyMed has a direct sales force and customer support staff that serves physician offices, payers, laboratories and pharmacies. In addition, since ProxyMed does not compete for the physician desktop and allows for private branding of ProxyMed's value-added products and services, ProxyMed is able to leverage the marketing and sales efforts of ProxyMed's partners by giving them even greater added value to drive ProxyMed's revenues and transactions.

         ProxyMed's marketing efforts are focused on providing connectivity solutions for the 326,000 small physician offices (one-to-nine physicians) in the United States, a niche that is underserved by ProxyMed's competitors.

         ProxyMed utilizes a unique sales and marketing methodology called "FOCUS," an acronym for Find, Obtain, Capture, Utilize and Service, for targeting, acquiring, retaining and maximizing the utilization of ProxyMed's services at the small physician office. Working with ProxyMed's payer and pharmacy partners to identify high volume paper claim submitters and prescription writing physicians as qualified sales leads, the results of ProxyMed's FOCUS program indicate quick contract-to-implementation time frames, low attrition rates and high post-implementation satisfaction levels.

         ProxyMed utilizes the following distribution channels for ProxyMed's products and services to maximize connectivity between physician offices, payers, laboratories, pharmacies and other healthcare providers:



         Channel                           Focus
         ------                            -----
Direct                    ProxyMed has a direct sales force of account
                          executives, inside telemarketers, account managers and
                          customer care representatives who serve ProxyMed's
                          physician offices, payers, laboratories and
                          pharmacies. ProxyMed licenses access to ProxyMed's
                          proprietary network, Phoenix(TM), and provide intelligent
                          laboratory results reporting devices for
                          communications between physicians and laboratories.

Partners ProxyMed works with the vendors of physician and pharmacy office management systems so that they may enable their existing applications to process transactions through Phoenix(TM) between physicians and payers, laboratories and pharmacies. ProxyMed also licenses these customers to offer ProxyMed's products and services under their own private label. ProxyMed also connect other electronic transaction processing networks to Phoenix(TM) so that the participants on both networks can communicate with each other in National
                          Council of Pharmacy Drug Program (NCPDP) standard,
                          HIPAA approved formats, and the HL-7 standard format for laboratories.

Internet ProxyMed is a provider of financial, clinical, and administrative electronic transaction processing services through ProxyMed's website, ProxyMed.net, which may be easily accessed by any physician office with an Internet connection.

COMPETITION

         ProxyMed faces competition from many healthcare information systems companies and other technology companies. Many of ProxyMed's competitors are significantly larger and have greater financial resources than ProxyMed does and have established reputations for success in implementing healthcare electronic transaction processing systems. Other companies, including WebMD Corporation, NDCHealth Corporation, Per-Se Technologies, and other healthcare related entities such as RxHub LLC, have targeted this industry for growth, including the development of new technologies utilizing Internet-based systems. While ProxyMed's ability to compete has been enhanced by ProxyMed's acquisition of MedUnite and its Internet-based platform for real-time transactions, ProxyMed cannot assure you that ProxyMed will be able to compete successfully with these companies or that these or other competitors will not commercialize products, services or technologies that render ProxyMed's products, services or technologies obsolete or less marketable.

HEALTHCARE AND PRIVACY RELATED LEGISLATION

         ProxyMed and ProxyMed's customers are subject to extensive and frequently changing federal and state healthcare laws and regulations. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Potential reform legislation may include:

         -        mandated basic healthcare benefits;

         - controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid reimbursement;

         -        the creation of large insurance purchasing groups;

         -        fundamental changes to the healthcare delivery system;

         - FTC enforcement actions of existing privacy laws relating to the Internet; or

         -        Medicare or Medicaid prescription benefit plans.

         Several state and federal laws govern the collection, dissemination, use and confidentiality of patient healthcare information. The federal Health Insurance Portability and Accountability Act of 1996, known as HIPAA, was signed into law on August 21, 1996. HIPAA was designed to improve the efficiency and effectiveness of the healthcare system by standardizing the interchange of electronic data for certain administrative and financial transactions and to protect the confidentiality of patient information. HIPAA's privacy regulations impose extensive requirements on healthcare providers, clearinghouses, and plans. The deadline for compliance with the privacy aspects of HIPAA was April 14, 2003. Although ProxyMed has undertaken several measures to ensure compliance with the privacy measures by the deadline and believe that ProxyMed is in compliance, the privacy regulations are less definitive than other HIPAA regulations, are broad in scope, and will require constant vigilance for ongoing compliance.

         HIPAA also mandates the use of standard transactions, standard identifiers, security and other provisions for electronic claims transactions. HIPAA specifically designates clearinghouses (including ProxyMed and other financial network operators) as the compliance facilitators for healthcare providers and payers. On August 17, 2000, the U.S. Department of Health and Human Services published final regulations to govern eight of the most common electronic transactions involving health information. Under a revised bill passed by the U.S. Congress, the deadline for the transaction code set aspects of HIPAA was extended to October 16, 2003, provided that a formal request for extension and plan for compliance was submitted by October 16, 2002. HIPAA also mandates the use of standard transactions, standard identifiers, security and other provisions for electronic claims transactions. HIPAA specifically designates clearinghouses (including ProxyMed and other financial network operators) as the compliance facilitators for healthcare providers and payers. On August 17, 2000, the U.S. Department of Health and Human Services published final regulations to govern eight of the most common electronic transactions involving health information. Under a revised bill passed by the U.S. Congress, the deadline for the transaction code set aspects of HIPAA was extended to October 16, 2003, provided that a formal request for extension and plan for compliance was submitted by October 16, 2002. However, covered entities, including ProxyMed and its physician and payer customers, may continue to process non-compliant transactions after October 16, 2003 so long as that covered entity is compliant with the "contingency planning" guidelines provided by CMS. A substantial number of ProxyMed's transactions, including those related to its acquisition of MedUnite, on behalf of its physician and payer customers are currently being processed in a non-HIPAA compliant manner in accordance with ProxyMed's contingency plan.

         While ProxyMed has incurred and will continue to incur substantial costs to become compliant with HIPAA regulations governing transaction processing and privacy, ProxyMed does not believe the regulations will have a material impact on the ProxyMed's results of operations.

         Another area in which privacy regulatory developments may impact the way ProxyMed does business is Internet privacy. Internet user privacy and the extent to which consumer protection and privacy laws apply to the Internet is an area of uncertainty in which future regulatory, judicial, and legislative developments may have a significant impact on the way ProxyMed does business, including ProxyMed's ability to collect, store, use and transmit personal information. Internet activity has come under heightened scrutiny in recent years, including several investigations in the healthcare industry by various state and federal agencies, including the Federal Trade Commission.

         ProxyMed anticipates that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods, as well as Internet and healthcare privacy legislation, and that public debate of these issues will likely continue in the future. Because of uncertainties as to these reform initiatives and their enactment and implementation, ProxyMed cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on ProxyMed.

         ProxyMed's HIPAA readiness statement can be found on ProxyMed's website at www.ProxyMed.com.

INTELLECTUAL PROPERTY

         In large part, ProxyMed's success is dependent on ProxyMed's proprietary information and technology. ProxyMed relies on a combination of contracts, copyright, trademark and trade secret laws and other measures to protect ProxyMed's proprietary information and technology. Although ProxyMed does not currently hold any patents, as a result of the MedUnite acquisition ProxyMed acquired rights under four patent applications filed by MedUnite for its healthcare transaction processing platform and method for facilitating the exchange of healthcare transactional information, in addition to rights under various trademarks and trademark applications. ProxyMed has twelve (12) copyright registrations covering ProxyMed's various software and proprietary products. As part of ProxyMed's confidentiality procedures, ProxyMed generally enters into nondisclosure agreements with ProxyMed's employees, distributors and customers, and limits access to and distribution of ProxyMed's software, databases, documentation and other proprietary information. ProxyMed cannot assure you that the steps taken by ProxyMed will be adequate to deter misappropriation of ProxyMed's proprietary rights or that third parties will not independently develop substantially similar products, services and technology. Although ProxyMed believes its products, services and technology do not infringe on any proprietary rights of others, as the number of software products available in the market increases and the functions of those products further overlap, ProxyMed and other software and Internet developers may become increasingly subject to infringement claims. These claims, with or without merit, could result in costly litigation or might require ProxyMed to enter into royalty or licensing agreements, which may not be available on terms acceptable to ProxyMed.

EMPLOYEES

         As of December 5, 2003, ProxyMed employed 407 full-time employees and 10 part-time employees. ProxyMed is not and never has been a party to a collective bargaining agreement. ProxyMed considers its relationship with its employees to be good.

AVAILABLE INFORMATION

         ProxyMed's internet address is www.ProxyMed.com. ProxyMed makes available free of charge on or through its internet website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 as soon as reasonably practicable after such material was electronically filed with, or furnished to the SEC. The public may read and copy any materials filed by ProxyMed with the SEC at the SEC's Public Reference Room at 450 Fifth Street NW, Washington DC 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

PROPERTIES

         ProxyMed's significant offices are located as follows:


            BUSINESS                                                                                  APPROXIMATE
             SEGMENT                       LOCATION                       DESCRIPTION               SQUARE FOOTAGE
---------------------------------- ------------------------- -------------------------------------- ----------------

CORPORATE/PRESCRIPTION SERVICES    Fort Lauderdale, Florida  Corporate headquarters/operations      20,500
                                                             office
PAYER SERVICES                     Santa Ana, California     Operations office/data center          19,600

                                   San Diego, California     Development office                      4,700

                                   Norcross, Georgia         Operations office/data center          31,200


            BUSINESS                                                                                  APPROXIMATE
             SEGMENT                       LOCATION                       DESCRIPTION               SQUARE FOOTAGE
---------------------------------- ------------------------- -------------------------------------- ----------------


                                   Sioux Falls, South        Operations office                       3,700
                                   Dakota

                                   Richmond, Virginia        Operations office/data center           3,000

LABORATORY SERVICES                New Albany, Indiana       Operations office/manufacturing        42,000
                                                             facility
                                   Moorestown, New Jersey    Operations office/depot service         4,000
                                                             facility

         ProxyMed also maintains portions of its Phoenix(TM) network at a secure, third-party co-location center in Atlanta, Georgia. In addition, ProxyMed also leases several remote sales offices and mini-warehouses. ProxyMed's leases and subleases generally contain renewal options and require ProxyMed to pay base rent, plus property taxes, maintenance and insurance. ProxyMed considers its present facilities adequate for its operations.

LEGAL PROCEEDINGS

         ProxyMed does not have any material legal proceedings pending.

                   PROXYMED SELECTED HISTORICAL FINANCIAL DATA

         The following table sets forth selected consolidated financial information for ProxyMed as of and for each of the five years leading up to the period ended December 31, 2002 and for the nine months ended September 30, 2003.

         The data for the five years ended December 31, 2002 have been derived from ProxyMed's audited consolidated financial statements. In March 1995, ProxyMed's business focus changed from primarily the sale of prescription drugs to providing connectivity services and related value-add products to physicians, payers, medical laboratories, pharmacies and other healthcare providers. Accordingly, financial information relating to ProxyMed's prescription drug dispensing and network integration businesses (both disposed of in 2000) has been reclassified as discontinued operations.

         As described more fully in Note 2 to ProxyMed's consolidated financial statements beginning on page FS-11, ProxyMed acquired MedUnite on December 31, 2002 for $10.0 million in cash and $13.4 million in 4% convertible notes due December 31, 2008. As a result of this acquisition, ProxyMed also recorded approximately $8.3 million in transaction and exit costs, of which $1.1 million is included in long-term obligations in the table below. The operations of MedUnite are not included in ProxyMed's 2002 results since the acquisition occurred after the close of business on the last day of 2002.

         The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ProxyMed's Consolidated Financial Statements and related notes.

           (amounts in thousands except for share and per share data)


                                   Nine Months
                                      Ended
                                   September                                  Year Ended December 31,
                                    30, 2003         --------------------------------------------------------------------------
                                   (unaudited)          2002           2001             2000           1999             1998
                                   -----------       -----------    -----------     -----------     -----------     -----------

STATEMENT OF
OPERATIONS DATA:
Revenues                           $    53,194       $    50,182    $    43,230     $    33,441     $    29,023     $    22,249
Operating income (loss)            $    (3,021)      $     1,340    $    (6,712)    $   (23,460)    $   (20,019)    $   (11,087)
Income (loss) from
  continuing operations            $     1,200       $     1,950    $    (6,798)    $   (26,927)    $   (20,120)    $   (11,194)
Income (loss) from
  discontinued operations          $        --       $        --    $        --     $       241     $    (1,714)    $      (595)
Net income (loss)
  applicable to common             $     1,200       $     1,338    $   (19,060)    $   (48,052)    $   (21,856)    $   (11,788)
  shareholders

PER SHARE DATA:
Basic and diluted net loss
  per share of common stock:
Income (loss) from
  continuing operations           $      0.18    $       .21     $      8.81     $    (37.03)    $    (16.75)    $    (10.73)
Income (loss) from
  discontinued operations         $        --    $        --     $        --     $       .19     $     (1.43)    $      (.57)
Net income (loss)                 $      0.18    $       .21     $      8.81     $    (36.84)    $    (18.18)    $    (11.30)


                               Nine Months
                                  Ended
                               September                                 December 31,
                                30, 2003     --------------------------------------------------------------------------
                               (unaudited)      2002           2001             2000           1999             1998
                               -----------   -----------    -----------     -----------     -----------     -----------


Diluted weighted average
  common shares outstanding      6,815,247     6,396,893      2,162,352       1,304,342       1,202,136       1,043,558

DIVIDEND DATA:
Dividends on common stock      $        --   $        --    $        --     $        --     $        --     $        --
Dividends on cumulative
  preferred stock              $        --   $        --    $     1,665     $     1,275     $        22     $        --




                                                                          December 31,
                               September 30,  -------------------------------------------------------------------------
                                   2003         2002           2001             2000           1999             1998
                               -----------    ----------    -----------     -----------     -----------     -----------


BALANCE SHEET DATA:
  Working capital              $    14,714   $     8,749    $     9,393     $    12,156     $    12,580     $     7,565
  Convertible notes            $    13,400   $    13,400    $        --     $        --     $        --     $        --
  Other long-term
    obligations                $     4,001   $     2,581    $       442     $       729     $       583     $     1,367
  Total assets                 $    81,810   $    88,704    $    35,882     $    27,666     $    44,773     $    46,903
  Net assets of
    discontinued operations    $        --   $        --    $        --     $        --     $     3,022     $     4,040
  Shareholders' equity         $    51,942   $    50,735    $    22,873     $    22,377     $    37,756     $    40,279

      PROXYMED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         ProxyMed is the nation's second largest provider-based electronic healthcare transaction services company. ProxyMed provides connectivity services and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed's services support a broad range of both financial and clinical transactions, and are HIPAA-certified through Claredi, an independent certification and testing services company specializing in HIPAA compliance. To facilitate these services, ProxyMed operates Phoenix(TM), its secure national electronic information platform, which provides physicians and other healthcare providers with direct connectivity to one of the industry's largest list of payers, the industry's largest list of chain and independent pharmacies and the largest list of clinical laboratories. ProxyMed's products and services are currently provided from its main operating facilities located in Fort Lauderdale, Florida; New Albany, Indiana; Santa Ana, California; Norcross, Georgia; and Sioux Falls, South Dakota. ProxyMed also operates its clinical network and portions of its financial and real-time production computer networks from a secure co-location site in Atlanta, Georgia.

         ProxyMed's primary strategy is focused on leveraging its leading position as an independent back-end connectivity provider to small physician offices. Through strategic relationships and partnerships with front-end solution providers, ProxyMed's goal is to drive more healthcare transactions through Phoenix(TM) while remaining neutral in the battle for the physician's desktop. Additionally, since ProxyMed has an existing customer base of physicians and other healthcare providers, they expect that there will be opportunities to increase revenues by cross-selling our existing products and services to these current customers, as well as revenue opportunities from the development of new services from our development efforts, including Internet-based transaction services. ProxyMed remains committed to developing additional capabilities and value-added products and services, and to expanding its back-end connectivity network. In conjunction with this philosophy, ProxyMed has recently introduced ProxyMed.net, its new web portal for providers, and "Phoenix(TM)", its new transaction processing platform which has been HIPAA-certified through Claredi. ProxyMed has also added new services offerings for its payer customers through agreements with PlanVista Corporation, referred to as PlanVista, for claims re-pricing services and First Data Corporation for a jointly marketed suite of services being offered under the brand name "FirstProxy".

         On December 31, 2002, ProxyMed acquired all of the outstanding stock of MedUnite, Inc., referred to as MedUnite, for $10 million in cash and an aggregate of $13.4 million principal amount of 4% convertible promissory notes. In addition, ProxyMed estimated approximately $8.3 million in transaction and exit related costs. Interest on the convertible notes is payable in cash on a quarterly basis. The convertible promissory notes are payable in full on December 31, 2008 and are convertible into an aggregate of 731,322 shares of our common stock if the founders of MedUnite achieve certain revenue-based triggers over the next three and one-half year period. The shares of ProxyMed common stock issuable upon conversion of the convertible notes will be registered by ProxyMed promptly after a stockholder achieves a conversion trigger event. The operations of MedUnite are reflected with those of ProxyMed for the three and nine months ended September 30, 2003. Additionally, although the integration of MedUnite into our existing operations will continue throughout 2003, currently the organizations are run and managed as one operating unit. As a result, meaningful separate results and statistics are no longer available.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

         Net Revenues. Consolidated net revenues for the nine months ended September 30, 2003 increased by $16.2 million, or 44%, to $53.2 million from consolidated net revenues of $37.0 million for the nine months ended September 30, 2002. Net revenues classified by ProxyMed's reportable segments are as follows (in thousands):

                                                      2003            2002
                                                    --------        --------
          Transaction Services                      $ 35,102        $ 16,345
          Laboratory Communication Solutions          18,092          20,643
                                                    --------        --------
                                                    $ 53,194        $ 36,988
                                                    ========        ========

         Net revenues in ProxyMed's Transaction Services segment increased by 115% over the 2002 period. This increase was driven by strong internal growth and more significantly by transactions generated at MedUnite.

         Total healthcare transactions processed during the nine months ended September 30, 2003 were 168.5 million equating to an annualized run rate of almost 225 million transactions processed. Core transaction growth between the nine-month period ending September 30, 2002 and the same period in 2003 was 132%. While ProxyMed's encounter volume dropped between the periods, the net increases were generally the result of transactions acquired from MedUnite and new sales, including transactions generated by newer vendor partners that resulted in greater claim and patient statement processing transactions. A summary of the number of transactions processed by ProxyMed for the periods presented is as follows (in thousands):

                                                      2003            2002
                                                    --------        --------
          Core Transactions                          150,052          64,588
          Encounters                                  18,494          19,473
                                                    --------        --------
            Total transactions                       168,546          84,061
                                                    ========        ========

         "Core" transactions represent all transactions except for encounters. "Encounters" are an administrative reporting transaction for payers but do not generate revenue for the provider who must submit them. Accordingly, rather than submitting on a routine basis, most providers choose to periodically "catch up" on their submissions, creating monthly and quarterly swings in both the number of encounters ProxyMed processes and the percentage of ProxyMed's transaction mix they represent. Since encounters are at a significantly lower price point than claims, these swings make it difficult to easily analyze quarter-over-quarter growth in ProxyMed's core business. In addition, ProxyMed does not expect its encounter volume to grow on an annual basis, as payers are not expanding the capitated service model that is the foundation of encounters. Therefore, ProxyMed believes that breaking out encounters shows more clearly the growth in core transactions, which is the growth engine for ProxyMed's Transaction Services segment.

         For the 2003 period, approximately 66% of ProxyMed's revenues came from the Transaction Services segment compared to 44% from this segment for the 2002 period. For the remainder of 2003 and beyond, it is anticipated that ProxyMed's greatest growth will come from this segment.

         Laboratory Communication Solutions' net revenues decreased by 12% from the 2002 period. As the sluggish economy continued for the first half of 2003, ProxyMed has seen a slowdown in contract manufacturing sales and sales of communication devices at ProxyMed's smaller labs and hospital labs. ProxyMed expects this slowdown to continue for the remainder of 2003. ProxyMed's future goals for this business include creating new opportunities with existing customers and capitalizing on ProxyMed's relationships for transaction-based solutions.

         Cost of Sales. Consolidated cost of sales decreased as a percentage of net revenues to 42% for the nine months ended September 30, 2003 from 46% for the nine months ended September 30, 2002. Cost of sales classified by reportable segment is as follows (in thousands):

                                                      2003            2002
                                                    --------        --------
          Transaction Services                      $ 12,327        $  6,449
          Laboratory Communication Solutions           9,861          10,612
                                                    --------        --------
                                                    $ 22,188        $ 17,061
                                                    ========        ========

         Cost of sales in ProxyMed's Transaction Services segment consists of transaction fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, revenue sharing arrangements with ProxyMed's business partners, third-party database licenses, and certain travel expenses. Cost of sales as a percentage of revenues decreased to 35% in the 2003 period compared to 39% in the same period last year primarily due to a change in the mix of transaction types from higher cost patient statements to lower cost claims and real-time transactions (such as eligibility verification) through the additional transactions acquired from MedUnite.

         Cost of sales in the Laboratory Communication Solutions segment includes hardware, third-party software and consumable materials. Cost of sales as a percentage of revenues increased to 55% in the 2003 period compared to 51% in the same period last year primarily due to a change in the mix from lower cost leases to higher cost contract manufacturing.

         Selling, General and Administrative Expenses. Consolidated SG&A increased for the nine months ended September 30, 2003 by $12.5 million, or 72%, to $29.8 million from consolidated SG&A of $17.3 million for the nine months ended September 30, 2002. Consolidated SG&A expenses as a percentage of consolidated revenues increased to 56% for the 2003 period compared to 47% in the same period last year. SG&A expenses classified by ProxyMed's reportable segments are as follows (in thousands):

                                                      2003            2002
                                                    --------        --------
          Transaction Services                      $ 20,763        $  8,498
          Laboratory Communication Solutions           6,339           6,915
          Corporate                                    2,653           1,914
                                                    --------        --------
                                                    $ 29,755        $ 17,327
                                                    ========        ========

         SG&A expenses in Transaction Services increased 144% for the nine months September 30, 2003 over the same period last year, primarily due to the incremental expenses incurred in the operations of MedUnite, costs related to ProxyMed's HIPAA compliance efforts, implementation staffing and sales/marketing programs implemented since last year.

         While ProxyMed expected to incur significant SG&A costs related to the MedUnite operations in the first half of 2003, ProxyMed also expected to reduce them at a higher rate than achieved during the first quarter of 2003. Despite these challenges, ProxyMed exited the first quarter on an expense run rate in line with initial expectations, and in the second quarter of 2003, ProxyMed was successful in eliminating or renegotiating substantial telecommunication expenses and duplicative contact management, human resources and customer relationship management systems. As a result of these cost cutting measures, ProxyMed achieved positive cash flow in the MedUnite operations in the third quarter of 2003. However, ProxyMed does expect SG&A costs to increase in the fourth quarter of 2003 as the development projects related to the integration of MedUnite are moved into production resulting in a decrease in the amount of capitalized development related to the real-time and Phoenix(TM) platforms.

         SG&A expenses in ProxyMed's Laboratory Communications Solutions segment decreased by 8% for the nine months ended September 30, 2003 from the same period last year primarily due to cost cutting measures implemented last year. Segment SG&A expenses as a percentage of segment net revenues increased to 35% for the 2003 period compared to 33% for the same period last year due to lower revenues in the 2003 period.

         Corporate SG&A expenses increased 39% for the nine months ended September 30, 2003 compared to the same period last year primarily due to increased insurance premiums, professional fees and personnel costs.

         Depreciation and Amortization. Consolidated depreciation and amortization increased by $2.3 million to $4.2 million for the nine months ended September 30, 2003 from $1.9 million for the same period last year. This increase was primarily due to $1.5 million for the amortization of intangible assets acquired in the MedUnite acquisition, which includes amortization of ProxyMed.net, ProxyMed's real-time network based on the technology platform acquired from MedUnite. Amortization of intangible assets related to additional capitalized software development will increase in the fourth quarter as ProxyMed places the Phoenix(TM) platform into production and commences the amortization of this asset. Depreciation and amortization classified by reportable segments is as follows (in thousands):

                                                      2003            2002
                                                    --------        --------
          Transaction Services                      $  3,287        $  1,144
          Laboratory Communication Solutions             722             601
          Corporate                                      144             152
                                                    --------        --------
                                                    $  4,153        $  1,897
                                                    ========        ========

         Loss on Disposal of Assets. As a result of the consolidation of the ProxyMed and MedUnite offices in Atlanta during the quarter ended March 31, 2003, ProxyMed recorded $0.1 million in net losses primarily related to the disposition of certain assets owned and leased that were acquired in the acquisition of MDP Corporation in 2001. The consolidation of ProxyMed's and MedUnite's Atlanta offices is expected to save us over $0.3 million on an annual basis going forward in rents and other occupancy costs.

         Operating Income (Loss). As a result of the foregoing, consolidated operating loss for the nine months ended September 30, 2003 was $3.0 million compared to operating income of $0.7 million for the same period last year. Operating income (loss) classified by reportable segments is as follows (in thousands):

                                                      2003            2002
                                                    --------        --------
          Transaction Services                      $ (1,382)       $    254
          Laboratory Communication Solutions           1,168           2,515
          Corporate                                   (2,807)         (2,066)
                                                    --------        --------
                                                    $ (3,021)       $    703
                                                    ========        ========

         Interest, Net. Consolidated net interest expense for the nine months ended September 30, 2003 was $0.6 million compared to net interest income of $0.3 million for the same period last year. This increase in expense is primarily due to interest related to ProxyMed's convertible debt issued to the former owners of MedUnite and the financing of certain liabilities of MedUnite during the 2003 period and lower interest income earned on a smaller investment base at lower interest rates.

         Other Income. In conjunction with ProxyMed's distribution and marketing agreement with PlanVista for claims re-pricing services signed in June 2003, ProxyMed received a warrant to purchase up to 15% of PlanVista. At the end of September 2003, the value of this warrant increased by $4.8 million to $5.3 million. However, if the warrant is never exercised, then ProxyMed will have to record an impairment charge equal to the warrant's remaining value, if any, carried on the books. At the present time, ProxyMed has no intention of exercising this warrant and ProxyMed will record an impairment charge in the fourth quarter of 2003.

         Net Income. As a result of the foregoing, consolidated net income was $1.2 million for both the nine months ended September 30, 2003 and 2002.

         Deemed Dividends. ProxyMed incurred deemed dividends of $0.6 million during the nine months ended September 30, 2002 as a result of non-cash accounting charges for the conversion of 31,650 preferred shares into 242,510 shares of common stock by ProxyMed's series C preferred shareholders in 2002 pursuant to ProxyMed's offer to convert their shares commencing in December 2001.

         Net Income Applicable to Common Shareholders. As a result of the foregoing, ProxyMed reported net income applicable to common shareholders of $1.2 million for the nine months ended September 30, 2003 compared to $0.6 million for the nine months ended September 30, 2002.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001.

         Net Revenues. Consolidated net revenues for 2002 increased by $7.0 million or 16%, to $50.2 million from consolidated net revenues of $43.2 million for 2001. Net revenues classified by ProxyMed's reportable segments are as follows (in thousands):

                                                                2002            2001
                                                              --------        --------
          Electronic healthcare transaction processing        $ 22,439        $ 16,938
          Laboratory communication solutions                    27,743          26,292
                                                              --------        --------
                                                              $ 50,182        $ 43,230
                                                              ========        ========

         Net revenues in ProxyMed's electronic healthcare transaction processing segment increased by 32% primarily due to a 30% increase in the number of electronic clinical and financial healthcare transactions processed through Phoenix. Total transactions grew from 87.9 million transactions in the 2001 period to 114.2 million transactions in 2002. Core transaction growth is up 47% from the 2001 period. The increase in transaction volume was primarily attributable to internal growth in both claims and statements processed. Additionally, ProxyMed continued to make progress in ProxyMed's cross-selling efforts to ProxyMed's existing customers resulting in an increase of transaction services utilized per directly contracted provider from a 1.3 (estimated) in 2001 to 2.5 in 2002. A summary of the number of transactions ProxyMed processed for the periods presented is as follows (in thousands):

                                                                2002            2001
                                                              --------        --------
          Core transactions                                     89,123          60,523
          Encounters                                            25,045          27,419
                                                              --------        --------
            Total transactions                                 114,168          87,942
                                                              ========        ========

         "Core" transactions represent all transactions except for encounters. "Encounters" are an administrative reporting transaction for payers but do not generate revenue for the provider who must submit them. Accordingly, rather than submitting on a routine basis, most providers choose to periodically "catch up" on their submissions, creating monthly and quarterly swings in both the number of encounters ProxyMed processes and what percentage of ProxyMed's transaction mix they represent. Since encounters are at a significantly lower price point than claims, these swings make it difficult to easily analyze ProxyMed's quarter-over-quarter growth in ProxyMed's core business. In addition, ProxyMed does not expect its encounter volume to grow on an annual basis, as payers are not expanding the capitated service model that is the foundation of encounters. Therefore, ProxyMed believes that breaking out encounters shows more clearly ProxyMed's growth in core transactions, which are the growth engine for ProxyMed's Electronic healthcare transaction services segment.

         ProxyMed exited the year on an annualized run rate of over 120 million total transactions for ProxyMed on a stand-alone basis. The acquisition of MedUnite added another 90 million transactions; therefore, ProxyMed exited 2002 with a combined annualized run rate of almost 210 million total transactions.

         For 2002, approximately 45% of ProxyMed's revenues came from ProxyMed's Electronic healthcare transaction processing segment, compared to 39% from this segment for 2001.

         Laboratory communication solutions segment net revenues increased by 6% primarily due to the acquisition of KenCom Communications & Services, Inc. and an increase in contract manufacturing revenues, offset by decreases in sales and leases of communication devices, and field service revenues.

         Cost of Sales. Consolidated cost of sales decreased from 47% in 2001 to 46% in 2002. Cost of sales classified by ProxyMed's reportable segments is as follows (in thousands):

                                                                2002            2001
                                                              --------        --------
          Electronic healthcare transaction processing        $  8,793        $  6,531
          Laboratory communication solutions                    14,230          13,877
                                                              --------        --------
                                                              $ 23,023        $ 20,408
                                                              ========        ========

         Cost of sales in the Electronic healthcare transaction processing segment consists of transaction fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, revenue sharing arrangements with ProxyMed's business partners, third-party database licenses, and certain labor and travel expenses. Cost of sales as a percentage of revenues remained constant at 39% for 2002 and 2001.

         Cost of sales in the Laboratory communication solutions segment includes hardware, third-party software, and consumable materials. Cost of sales as a percentage of revenues decreased to 51% for 2002 compared to 53% for 2001 primarily as a result of a change in the mix of revenues from higher margin leases of communication devices (as ProxyMed's lease base shrinks) to lower margin device sales and contract manufacturing.

         Selling, General and Administrative Expenses. Consolidated SG&A increased for 2002 by $1.8 million, or 9%, to $23.1 million from consolidated SG&A of $21.3 million for 2001. Consolidated SG&A expenses as a percentage of consolidated revenues decreased to 46% for 2002 compared to 49% in 2001. SG&A expenses classified by ProxyMed's reportable segments are as follows (in thousands):

                                                                2002            2001
                                                              --------        --------
          Electronic healthcare transaction processing        $ 11,430        $  9,906
          Laboratory communication solutions                     9,121           8,168
          Corporate                                              2,594           3,193
                                                              --------        --------
                                                              $ 23,145        $ 21,267
                                                              ========        ========

         Electronic healthcare transaction processing segment SG&A expenses for 2002 increased 15% over 2001 primarily due to adding associates in ProxyMed's Payer Services transaction business sales and marketing teams to drive ProxyMed's core revenue growth and in ProxyMed's technical and development areas as it relates to ProxyMed's HIPAA compliance efforts, and incremental expenses incurred at ProxyMed's South Dakota operations as a result of ProxyMed's acquisition of MDIP, Inc's assets. These increases were offset by the capitalization of payroll and other costs for HIPAA and private label internal-use software projects for 2002. Segment SG&A expenses as a percentage of segment net revenues decreased to 51% for 2002 compared to 58% for 2001 due to the operational leverage inherent in the business. As ProxyMed increases the number of transactions ProxyMed process, ProxyMed does not experience a direct correlation in ProxyMed's costs due to the semi-fixed nature of operating expenses in this segment.

         Laboratory communication solutions segment SG&A expenses for 2002 increased by 12% primarily due to incremental expenses incurred for the May 2002 acquisition and operations of KenCom Communications & Services, Inc. plus increases in contract manufacturing personnel. As a result, segment SG&A expenses as a percentage of segment net revenues increased to 33% for 2002 compared to 31% for 2001. However, in the fourth quarter of 2002, ProxyMed enacted several cost containment programs in an effort to curtail spending.

         Corporate SG&A expenses decreased 19% for 2002 compared to 2001 primarily due to the non-cash compensatory warrants and the additional accrual recorded for ProxyMed's software licensing contingency for 2001.

         Depreciation and Amortization. Consolidated depreciation and amortization decreased by $5.6 million to $2.6 million for 2002 from $8.2 million for 2001. This decrease was primarily from a reduction in amortization expense due to the conclusion of amortization of certain intangible assets in 2001 related to prior acquisitions in ProxyMed's Electronic healthcare transaction processing segment and the adoption of SFAS No. 142 on January 1, 2002, offset by amortization of identifiable intangible assets (other than goodwill) related to the acquisitions of KenCom Communications & Services, Inc., MDIP, Inc., and the customer relationships of Claimsnet.com in September 2002 for $0.7 million. Amortization expense related to these acquisitions is expected to be approximately $0.1 million per quarter through the first quarter of 2005. Depreciation and amortization classified by ProxyMed's reportable segments is as follows (in thousands):

                                                                2002            2001
                                                              --------        --------
          Electronic healthcare transaction processing        $  1,581        $  7,285
          Laboratory communication solutions                       857             561
          Corporate                                                198             330
                                                              --------        --------
                                                              $  2,636        $  8,176
                                                              ========        ========

         Operating Income (Loss). As a result of the foregoing, consolidated operating income for 2002 was $1.3 million compared to a loss of $6.7 million for 2001. Operating income (loss) classified by ProxyMed's reportable segments is as follows (in thousands):

                                                                2002            2001
                                                              --------        --------
          Electronic healthcare transaction processing        $    597        $ (6,859)
          Laboratory communication solutions                     3,535           3,686
          Corporate                                             (2,792)         (3,539)
                                                              --------        --------
                                                              $  1,340        $ (6,712)
                                                              ========        ========

         Write-off of Obsolete and Impaired Assets. ProxyMed wrote off $38,000 in capitalized programming costs in connection with the development of ProxyMed's real-time transaction processing applications as a result of acquiring the same functionality in the software platforms acquired from MedUnite in December 2002.

         Interest, net. Consolidated net interest income for 2002 was $0.3 million compared to net interest expense of $0.1 million for 2001. This net increase is primarily due to higher cash balances as a result of ProxyMed's investment from GAP in April 2002, even though effective interest rates are lower for 2002 compared to 2001 on the cash invested.

         Net Income (Loss). As a result of the foregoing, consolidated net income for 2002 was $2.0 million compared to a net loss of $6.8 million for 2001.

         Deemed Dividends and Other Charges. ProxyMed incurred deemed dividends and other charges of $0.6 million for 2002 as a result of non-cash accounting charges for the conversion of 31,650 preferred shares into 242,510 shares of common stock by ProxyMed's series C preferred shareholders in 2002 pursuant to ProxyMed's offer to convert their shares commencing in December 2001. For the 2001 period, ProxyMed incurred total deemed dividend and other charges of $12.3 million primarily as a result of non-cash accounting charges from the anti-dilution reset in number and price of certain warrants issued to ProxyMed's series B preferred shareholders in February 2001, non-cash accounting charges from the exchange of 271,700 warrants into 218,828 shares of common stock by ProxyMed's series B preferred shareholders in April 2001, non-cash accounting charges from the exchange of 1,412,033 warrants into 1,050,691 shares of common stock by ProxyMed's series C preferred shareholders in August 2001, non-cash accounting charges related to the conversion of ProxyMed's series C preferred stock into 1,296,126 shares of common stock pursuant to ProxyMed's conversion offer through December 31, 2001, non-cash charges from the anti-dilution reset in number and price of certain warrants issued to ProxyMed's remaining series B preferred warrant holder in December 2001 as a result of the reduced conversion price pursuant to ProxyMed's conversion offer to series C preferred stockholders and dividends paid to the holder of ProxyMed's Series B

Preferred stock (which was fully converted in October 2001) and dividends paid to ProxyMed's Series C preferred shareholders through the issuance of shares of common stock.

         Net Income (Loss) Applicable to Common Shareholders. As a result of the foregoing, ProxyMed reported net income applicable to common shareholders of $1.3 million for 2002 compared to a net loss applicable to common shareholders of $19.1 million for 2001.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         Net Revenues. Consolidated net revenues for 2001 increased by $9.8 million, or 29%, to $43.2 million from consolidated net revenues of $33.4 million for 2000. Net revenues classified by ProxyMed's reportable segments are as follows (in thousands):

                                                                2001            2000
                                                              --------        --------
          Electronic healthcare transaction processing $        16,938        $ 10,103
          Laboratory communication solutions                    26,292          23,338
                                                              --------        --------
                                                              $ 43,230        $ 33,441
                                                              ========        ========

         Electronic healthcare transaction processing segment net revenues increased by 68% primarily due to a 48% increase in the number of electronic clinical and financial healthcare transactions processed through Phoenix from
59.2 million transactions for 2000 to 87.9 million transactions for 2001. Core transaction growth was up 85% from prior year (including 13.5 million patient statement and electronic claims transactions from ProxyMed's acquisition of
MDP). A summary of the number of transactions ProxyMed processed for the periods presented is as follows (in thousands):

                                                                2001            2000
                                                              --------        --------
          Core transactions                                     60,523          32,756
          Encounters                                            27,419          26,465
                                                              --------        --------
            Total transactions                                  87,942          59,221
                                                              ========        ========

         For 2001, approximately 39% of ProxyMed's revenues came from ProxyMed's Electronic healthcare transaction processing segment, compared to only 30% from this segment for 2000.

         Laboratory communication solutions segment net revenues increased by 13% primarily as a result of increased sales in communication device units and contract manufacturing offset by decreases in other laboratory services such as communication device leases and field service events.

         Cost of Sales. Consolidated cost of sales increased from 37% in 2000 to 48% in 2001. Cost of sales classified by ProxyMed's reportable segments is as follows(in thousands):

                                                                2001            2000
                                                              --------        --------
          Electronic healthcare transaction processing        $  6,531        $  1,918
          Laboratory communication solutions                    13,877          10,331
                                                              --------        --------
                                                              $ 20,408        $ 12,249
                                                              ========        ========

         Cost of sales in the Electronic healthcare transaction processing segment consists of transaction fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, revenue sharing arrangements with ProxyMed's business partners, third-party database licenses, and certain labor and travel expenses. Cost of sales as a percentage of revenues increased from 19% for 2000 to 39% for 2001 primarily due to an increase in patient statement processing services (which have a higher direct cost compared to the traditional financial transactions that ProxyMed offers) as a result of ProxyMed's MDP acquisition in May 2001.

         Cost of sales in the Laboratory communication solutions segment includes hardware, third-party software, and consumable materials. Cost of sales as a percentage of revenues increased to 53% for 2001 compared to 44% for 2000 primarily due to a shift in the revenue mix from lower cost leases to higher cost communication device units and contract manufacturing.

         Selling, General and Administrative Expenses. Consolidated SG&A decreased for 2001 by $5.8 million, or 22%, to $21.3 million from consolidated SG&A of $27.1 million for 2000. Consolidated SG&A expenses as a percentage of consolidated revenues decreased to 49% for 2001 compared to 81% for 2000. SG&A expenses classified by ProxyMed's reportable segments are as follows (in thousands):

                                                                2001            2000
                                                              --------        --------
          Electronic healthcare transaction processing        $  9,906        $ 12,255
          Laboratory communication solutions                     8,168           8,443
          Corporate                                              3,193           6,399
                                                              --------        --------
                                                              $ 21,267        $ 27,097
                                                              ========        ========

         Electronic healthcare transaction processing segment SG&A expenses for 2001 decreased by 19% compared to 2000 primarily due to decreases in net payroll, outside labor and related expenses due to the effect of ProxyMed's restructuring plan which commenced in May 2000 and additional personnel reductions enacted at the end of 2000 and in the first quarter of 2001. Segment SG&A expenses as a percentage of segment net revenues decreased to 58% for 2001 compared to 121% for 2000 as operational leverage continues to be recognized.

         Laboratory communication solutions segment SG&A expenses for 2001 decreased by 3% compared to 2000.

         Corporate SG&A expenses decreased 50% for 2001 compared to 2000 primarily due to decreases in net payroll, other selling, general and administrative expenses due to the effect of ProxyMed's restructuring plan and the non-cash compensatory warrants to outside consultants as fees related to ProxyMed's financial advisory agreement with Commonwealth Associates Group Holdings, LLC which ceased to be amortized after April 2001.

         Depreciation and Amortization. Consolidated depreciation and amortization decreased by $5.2 million to $8.2 million for 2001 from $13.4 million for 2000. This net decrease was primarily from a reduction in amortization expense due to the conclusion of amortization of certain intangible assets in 2001 related to prior acquisitions in ProxyMed's Electronic healthcare transaction processing segment. Depreciation and amortization classified by ProxyMed's reportable segments is as follows (in thousands):

                                                                2001            2000
                                                              --------        --------
          Electronic healthcare transaction processing        $  7,285        $ 12,147
          Laboratory communication solutions                       561             722
          Corporate                                                330             506
                                                              --------        --------
                                                              $  8,176        $ 13,375
                                                              ========        ========

         Operating Income (Loss). As a result of the foregoing, consolidated operating loss for 2001 was $6.7 million compared to a loss of $23.5 million in 2000. Operating income (loss) classified by ProxyMed's reportable segments is as follows (in thousands):

                                                                2001            2000
                                                              --------        --------
          Electronic healthcare transaction processing        $ (6,859)       $(18,949)
          Laboratory communication solutions                     3,686           3,724
          Corporate                                             (3,539)         (6,905)
          Restructuring                                             --          (1,330)
                                                              --------        --------
                                                              $ (6,712)       $(23,460)
                                                              ========        ========

         Write-off of Obsolete and Impaired Assets. As a result of ProxyMed's periodic review of fixed assets and co-location of ProxyMed's clinical production network, in December 2001 ProxyMed wrote off $0.1 million in obsolete fixed assets, primarily computer hardware and software. These write-offs are expected to lower ProxyMed's depreciation and amortization charges by approximately $0.1 million in 2002.

         Interest, net. Consolidated net interest expense decreased by $4.0 million to $0.1 million for 2001 from $4.1 million in 2000. This decrease is primarily due to charges in 2000 related to the amortization of costs from ProxyMed's private placement of convertible debt securities completed in June 2000, and a beneficial conversion charge resulting from the conversion price of the convertible debt being less than the market price of ProxyMed's stock on the dates of issuance in 2000.

         Loss from Continuing Operations. As a result of the foregoing, the consolidated loss from continuing operations was $6.8 million for 2001 compared to a loss of $26.9 million for 2000.

         Deemed Dividends and Other Charges. ProxyMed incurred deemed dividends and other charges of $12.3 million in 2001 primarily as a result of non-cash accounting charges from the anti-dilution reset in number and price of certain warrants issued to ProxyMed's series B preferred stockholders in February 2001; non-cash accounting charges of from the exchange of 271,700 warrants into 218,828 shares of common stock by certain of ProxyMed's series B preferred stockholders in April 2001; non-cash accounting charges of from the exchange of 1,412,033 warrants into 1,050,691 shares of common stock by certain of ProxyMed's series C preferred stockholders in August 2001; non-cash accounting charges related to the conversion of 169,149 shares of ProxyMed's series C preferred into 1,296,126 shares of common stock pursuant to ProxyMed's Conversion Offer through December 31, 2001; non-cash accounting charges from the anti-dilution reset in number and price of certain warrants issued to ProxyMed's remaining series B preferred warrant holder in December 2001 as a result of the reduced conversion price pursuant to ProxyMed's conversion offer to series C preferred and cash dividends paid to ProxyMed's series B preferred shareholders and dividends paid to ProxyMed's series C preferred shareholders through the issuance of shares of common stock.

         Net Loss Applicable to Common Shareholders. As a result of the foregoing, ProxyMed reported a net loss applicable to common shareholders of $19.1 million for 2001 compared to a net loss applicable to common shareholders of $48.1 million for 2000.

LIQUIDITY AND CAPITAL RESOURCES

         In the nine months ended September 30, 2003, cash provided by operating activities totaled $0.5 million. During this period, ProxyMed paid $5.7 million in acquisition-related costs for MedUnite; paid $3.3 million for fixed assets and capitalized software; paid $1.8 million against ProxyMed's notes payable and certain long term debt; and transferred $0.3 million as support for a letter of credit used to collateralize the financing of a certain liability insurance policy. These activities were principally financed through available cash resources. After these activities, ProxyMed had cash and cash equivalents totaling $6.9 million as of September 30, 2003. These available funds will be used for operations, strategic acquisitions, the further development of ProxyMed's products and services, and other general corporate purposes. ProxyMed continues to evaluate other acquisition opportunities and strategic alternatives that may add synergies to ProxyMed's product offerings and business strategy.

         At the current time, ProxyMed does not have any material commitments for capital expenditures other than the final payment of three equal installments of approximately $0.2 million related to the licensing of software for use in ProxyMed's internal systems. In February 2003, ProxyMed paid the second $0.2 million towards this commitment.

         At the beginning of 2003, before considering any capital spending needs at MedUnite, ProxyMed anticipated spending approximately $2.6 million in capital expenditures (including the licensing fees above) plus an additional $0.6 million for various development projects scheduled to be undertaken by ProxyMed in 2003. Through September 30, 2003, with assets available at MedUnite, ProxyMed has been able to limit its capital spending to $1.7 million (excluding $0.4 million spent for capital expenditures at MedUnite) with approximately $0.3 million to be spent for the balance of the year on network improvements, ProxyMed's new accounting system and other projects. Additionally, ProxyMed expected to incur significant additional development and related hardware/software costs over time related to the completion of enhancements for the real-time network platform acquired from MedUnite. Through September 30, 2003, ProxyMed has spent approximately $1.2 million in capitalized software development projects related to both the development of Phoenix(TM) and ProxyMed.net and expects to incur another $0.2 million in the remainder of 2003 to complete the Phoenix(TM) project and start on others. By the end of the year, ProxyMed's total capital spending (including MedUnite) is expected to be above ProxyMed's originally anticipated amounts.

         During the 2002 year, ProxyMed consistently improved operating results as a result of both internal and external growth, successful cross selling of ProxyMed's transaction services, and ProxyMed's ability to monitor expenses. With ProxyMed's additional equity financing at the end of the first quarter of 2002, ProxyMed was able to consummate four acquisitions during the year, culminating with the acquisition of MedUnite at the end of the year. Unfortunately, MedUnite had incurred significant losses since its inception and was utilizing cash significantly in excess of amounts it was generating primarily due to technical and research and development activities related to its various processing platforms. As a result, at the time ProxyMed acquired MedUnite, there were substantial liabilities and obligations as well as future commitments (both recorded and unrecorded at December 31, 2002) associated with the business in addition to the transaction and exit costs associated with the acquisition.

         In an effort to immediately curtail and reduce the expenditure levels, MedUnite's senior management team was terminated along with approximately 20% of the general workforce and in February 2003, ProxyMed moved its Atlanta facility into MedUnite's Norcross facility. While ProxyMed did not achieve the expected reductions in MedUnite's costs early in the first quarter, ProxyMed did exit the first quarter on an expense run rate in line with ProxyMed's expectations. Furthermore, during the second and third quarters of 2003, ProxyMed continued expense reductions by successfully eliminating or renegotiating substantial telecommunication expenses and eliminating duplicative contact management, human resources and customer relationship management systems. Additionally, in April 2003, ProxyMed terminated the San Diego facility lease effective July 1, 2003 in return for a $0.8 million letter of credit held by the current landlord and furniture at that facility.

         By June 30, 2003, ProxyMed had paid all of the significant transaction and exit costs associated with the MedUnite acquisition. All remaining costs are expected to be paid by the end of 2003. As a result of ProxyMed's negotiations, the original $8.3 million in transaction and exit costs will ultimately be settled for approximately $6.8 million, representing a savings of $1.5 million.

         Additionally, other MedUnite contractual obligations have been canceled or renegotiated with the respective vendors. ProxyMed has entered into financing agreements with certain major vendors as a means of settling liabilities that existed at December 31, 2002, and to date have financed $3.4 million of liabilities to one vendor; $2.0 million in net liabilities to a former owner of MedUnite; and $0.4 million for a required insurance policy as part of the acquisition. Between these financing agreements, existing capital leases, and the convertible notes issued in the acquisition, ProxyMed will incur significant interest expense charges in 2003.

         With ProxyMed's distribution and marketing agreement with PlanVista for ProxyMed's new claims re-pricing services, ProxyMed was granted a warrant to purchase 15% of the number of outstanding shares of PlanVista common stock on a fully-diluted basis as of the time of exercise for $1.95 per share. If exercised for cash, this would currently amount to approximately $13.3 million. Alternatively, ProxyMed has the option of exercising the warrant in exchange for ProxyMed common stock in which case ProxyMed would be required to pursue an acquisition of PlanVista according to the terms of the warrant. If the warrant is never exercised, ProxyMed will have to record an impairment charge for the then carrying value of the warrant. At the present time, ProxyMed has no intention of exercising this warrant and ProxyMed expects to record an impairment charge in the fourth quarter of 2003.

         In December 2003, ProxyMed closed on a $12.5 million asset-based line of credit with its commercial bank. Borrowing under such facility is subject to eligible cash, accounts receivable, and inventory and other conditions. Borrowings will bear interest at the prime rate plus 0.5% or at LIBOR plus 2.25% (or LIBOR plus 0.75% in the case of borrowings against eligible cash only).

         The following table represents ProxyMed's contractual cash obligations due over the next several years. At the present time, none of ProxyMed's contractual cash obligations extend beyond 2006 except for the maturity of ProxyMed's $13.4 million in convertible notes on December 31, 2008 (assuming no prior conversion). Operating leases are shown net of any sublease agreements (in thousands).

                                                   Q4 2003         2004            2005           2006           2007
                                                   -------        -------        -------        -------        -------

          Interest on convertible notes (1)        $   134        $   536        $   536        $   536        $   536
          Notes payable                                491          1,890          1,758            354             --
          Capital lease obligations                    110            262            139             21              1
          Operating leases                             489          1,357            421              9             --
          Acquisition related costs                    575             --             --             --             --
          Other obligations                             --            167             --             --             --

                   Totals                          $ 1,799        $ 4,212        $ 2,854        $   920        $   537


         ------------------

         (1) Assumes no conversion of convertible notes.

         ProxyMed believes that it has sufficient cash and cash equivalents on hand and access through its asset-based line of credit to fund future operational capital requirements and expenditures, and a sufficient level of capital in order to fund specific research and development projects or to pursue smaller additional strategic acquisitions. However, if ProxyMed requires additional capital funding in the future to further ProxyMed's strategic plans, there can be no assurance that any additional funding will be available to ProxyMed, or if available, that it will be available on acceptable terms. If ProxyMed is successful in obtaining additional financing, the terms of the financing may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of ProxyMed common stock. ProxyMed believes that if ProxyMed is not successful in obtaining additional financing for further product development or strategic acquisitions, such inability may adversely impact ProxyMed's ability to successfully execute ProxyMed's business plan and may put it at a competitive disadvantage.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         ProxyMed's discussion and analysis of ProxyMed's financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of ProxyMed's financial statements requires ProxyMed to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. ProxyMed bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions but ProxyMed believes that any variation in results would not have a material effect on its financial condition. ProxyMed evaluates estimates on an ongoing basis.

         ProxyMed believes the following critical accounting policies affect ProxyMed's more significant judgments and estimates used in the preparation of consolidated financial statements. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to Consolidated Financial Statements beginning on Page FS-10.

         Revenue Recognition - Electronic transaction processing fee revenue is recorded in the period the service is rendered. Certain transaction fee revenue may be subject to revenue sharing per agreements with resellers, vendors or gateway partners and are recorded as gross revenues. Revenue from sales of inventory and manufactured goods is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is probable. Revenue from certain up-front fees is amortized ratably over the expected life of the customer or contract. Revenue from hardware leases, network access and maintenance fees is recognized ratably over the applicable period.

         Goodwill - ProxyMed adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002. Under SFAS No. 142, goodwill is reviewed at least annually for impairment. This adoption resulted in the reduction of approximately $.8 million of amortization relating to its existing goodwill each quarter, which would have otherwise been recorded through the first quarter of 2004. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a "fair value" methodology versus an undiscounted cash flow method required under previous accounting rules. In accordance with its adoption of FAS No. 142, ProxyMed completed its initial impairment test of goodwill during the first quarter of 2002 and its annual test at December 31, 2002 utilizing various valuation techniques including a market value analysis. No impairment charges were recorded as a result of these tests.

         Capitalized Software Development and Research and Development - Costs incurred internally and fees paid to outside contractors and consultants during the application development stage of ProxyMed's internally used software products are capitalized. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades are expensed as incurred. All other costs are expensed as incurred as research and development expenses (which are included in "Selling, General and Administrative Expenses"). Application development stage costs generally include software configuration, coding, installation to hardware and testing. Once the project is completed, capitalized costs are amortized over their remaining estimated economic life. ProxyMed's judgment is used in determining whether costs meet the criteria for immediate expense or capitalization. ProxyMed periodically reviews projected cash flows and other criteria in assessing the impairment of any internal-use capitalized software and take impairment charges as needed.

         Equity Transactions - Over the past two years, ProxyMed has engaged in various equity transactions. These transactions were aimed initially at providing capital to continue to operate and grow our business and later at simplifying our capital structure. These transactions are complex and require the application of various accounting rules and standards that have resulted in significant cash and non-cash charges reflected primarily as deemed dividend charges included in ProxyMed's net loss applicable to common shareholders. Additionally, the valuation of the PlanVista warrant is based on a series of assumptions that are used in a complex financial model. Any change in these assumptions may have a material effect on the valuation of the warrant, which may affect ProxyMed's reported operating results.

         Bad Debt Estimates - ProxyMed relies on estimates to determine the bad debt expense and the adequacy of the reserve for doubtful accounts receivable. These estimates are based on ProxyMed's historical experience and the industry in which ProxyMed operates. If the financial condition of ProxyMed's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

NEW ACCOUNTING PRONOUNCEMENTS

         In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain provision that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. ProxyMed does not believe that the implementation SFAS No. 149 will have a material effect on its consolidated financial statements and related disclosures.

         In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS No. 150 requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatory redeemable financial instruments; (2) obligations to repurchase the issuer s equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. SFAS No. 150 defines a freestanding financial instrument as a financial instrument that (1) is entered into separately and apart from any of the entity's other financial instruments or equity transactions; or (2) is entered into in conjunction with some other transaction and can be legally detached and exercised on a separate basis. For all financial instruments entered into or modified after May 31, 2003, SFAS No. 150 is effective immediately. For all other instruments of public companies, SFAS No. 150 goes into effect at the beginning of the first interim period beginning after June 15, 2003. For contracts that were created or modified before May 31, 2003 and still exist at the beginning of the first interim period beginning after June 15, 2003, entities should record the transition to SFAS No. 150 by reporting the cumulative effect of a change in an accounting principle. SFAS No. 150 prohibits entities from restating financial statements for earlier years presented. ProxyMed does not expect the adoption of SFAS No. 150 to have a material impact on its financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         ProxyMed is exposed to market risks in the value of its PlanVista Corporation warrant from changes in the fair market value of the underlying stock. ProxyMed's ability to limit its exposure to market risk is restricted as a result of its inability to control the market value of the underlying common stock of the warrant.

         ProxyMed is exposed to market risks in the value of its PlanVista Corporation warrant from changes in the fair market value of the underlying common stock. ProxyMed's ability to limit its exposure to market risk is restricted as a result of its inability to control the market value of the underlying common stock of the warrant.

         ProxyMed derives no revenues from international operations and does not believe that it is exposed to material risks related to foreign currency exchange rates.

                               PROXYMED MANAGEMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal year 2002,

         - None of the members of the Compensation Committee was an officer (or former officer) or employee of ProxyMed or any of its subsidiaries;

         - None of the members of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K;

         - None of ProxyMed's executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity's executive officers served on ProxyMed's Compensation Committee;

         - None of ProxyMed's executive officers was a director of another entity where one of that entity's executive officers served on ProxyMed's Compensation Committee; and

         - None of ProxyMed's executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity's executive officers served as a director on ProxyMed's board.

COMPENSATION OF PROXYMED DIRECTORS

         ProxyMed's employee directors are not compensated for their services as directors. Non-employee directors are compensated with stock options for their services as directors as follows: Effective beginning May 22, 2002, each non-employee director will be granted 15,000 stock options upon his or her initial appointment or election to the board of directors by the shareholders with such grant vesting equally over the following three years. On each subsequent election by the shareholders, each non-employee director receives an additional 5,000 share stock option grant which vests immediately. Additionally, each non-employee director receives an annual 2,500 share stock option grant for each subcommittee membership. Such subcommittee grants vest in full after three years but may be accelerated to vest immediately on a prorata basis (based on four projected subcommittee meetings per election year) as determined by the attendance of the director at each subcommittee meeting. For the 2002-2003 election year, options to purchase a total of 71,875 shares of common stock at exercise prices of $12.54 to $20.20 were granted pursuant to the above guidelines. For the 2003-2004 election year, options to purchase a total of 45,000 shares of common stock at an exercise price of $10.63 were granted pursuant to the above guidelines. Of this amount, 7,500 stock options were accelerated to vest by December 5, 2003. Additionally, all directors are reimbursed for reasonable expenses incurred in attending board meetings.

         On April 16, 2003, ProxyMed's six outside directors were each granted 10,000 stock options at an exercise price of $7.28 per share. Such options are for a ten-year term and vest equally over the following three years.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid during the past three fiscal years to ProxyMed's Chief Executive Officers and ProxyMed's other four most highly compensated executive officers during year 2002 with annual compensation over $100,000 for such years, referred to as the Named Executive
Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                             --------------------------------------
                                          ANNUAL COMPENSATION                          AWARDS               PAYOUTS
                                 ---------------------------------------     --------------------------     -------
                                                                 OTHER        RESTRICTED     SECURITIES                   ALL
        NAME AND                                                 ANNUAL         STOCK        UNDERLYING      LTIP        OTHER
       PRINCIPAL                    SALARY         BONUS          COMP.        AWARD(s)       OPTIONS/      PAYOUTS     COMPEN-
        POSITION          YEAR        ($)            ($)          ($)             ($)          SARS (#)       ($)      SATION ($)
---------------------     ----     ---------      --------      --------      ----------     ----------     -------    ----------
Michael K. Hoover         2002     150,000        15,000(2)          --               --      45,508           --           --
  Chairman and Chief      2001     110,019            --             --               --      19,104           --        1,000(6)
  Executive Officer       2000      56,553(1)         --        285,000(1)            --     333,333           --        1,000(6)

John Paul Guinan          2002     180,192         2,500(2)          --               --      29,788(8)        --           --
  EVP - Prescription      2001     175,155            --             --               --       2,740           --        1,000(6)
  Services                2000     188,059            --             --               --      26,667           --        1,000(6)

Nancy J. Ham              2002     163,269        15,000(2)      34,481(3)(4)         --      38,572           --           --
  President and Chief     2001     141,096            --         26,180(4)            --       9,596           --        1,000(6)
  Operating Officer       2000      35,585(5)      5,000(2)          --               --      43,333           --           --

Lonnie W. Hardin          2002     164,057        10,000(2)          --               --      21,522(8)        --           --
  SVP, Payer Services     2001     137,800        14,138(2)          --               --       3,000           --        1,000(6)
                          2000     137,800         8,750(2)          --               --      13,333           --        1,000(6)

A. Thomas Hardy           2002     182,346         2,500(2)          --               --      25,921(8)        --           --
  SVP - Lab Services      2001     199,904            --             --               --      12,624           --        1,000(6)
  and President of Key    2000     230,602        20,000(2)          --               --      20,000           --        8,667(7)
  Communications
  Service, Inc.

------------------
(1) Mr. Hoover joined ProxyMed on July 28, 2000. As part of his employment agreement dated July 28, 2000, Mr. Hoover was awarded 13,333 shares of common stock valued at $285,000.

(2)      Earned in current fiscal year but paid in following fiscal year.

(3) Consists of reimbursement of relocation expenses of $9,461, including tax reimbursement of $3,122.

(4) Consists of reimbursement of living expenses for Florida housing, including tax reimbursements of $7,020 and $4,580 in 2002 and 2001, respectively.

(5)      Ms. Ham joined ProxyMed on October 16, 2000.

(6)      Matching employer contributions made under the ProxyMed 401(k) Plan.

(7) Includes matching employer contributions of $8,000 the Key Communications Service, Inc. 401(k) Plan and $667 made under the ProxyMed 401(k) Plan for 2000.

(8) Includes stock options canceled and reissued as follows: 13,333 options for Mr. Guinan, 1,434 options for Mr. Hardin, and 9,466 options for Mr. Hardy.

OPTION GRANTS IN 2002

         ProxyMed's shareholders approved the 2000 Incentive Stock Option Plan at the 2000 Annual Shareholders' Meeting. Grants of ProxyMed stock options under the Plan are intended to provide an incentive for key employees to achieve short- to medium-range performance goals of ProxyMed. This is done generally by tying the vesting of granted options to the grantee's region or profit center achieving pre-tax earnings reflecting a compound annual growth in excess of 15% over pre-tax earnings for 1999, the Plan's base year, for the period ending December 31,

2002. The granted options will vest as these performance standards are achieved or on the day prior to the ten-year anniversary date of the grant, whichever is earlier. Vested stock options may be exercised only pursuant to a schedule set forth in each grantee's agreement with ProxyMed. The grantee may not sell or transfer any granted stock options. The table below sets forth the number of options granted to the Named Executive Officers in 2000.

         The following table provides information on stock option grants during fiscal year 2002 to each of the Named Executive Officers:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE VALUE
                                                                                            AT ASSUMED ANNUAL RATES
                                   INDIVIDUAL GRANTS                                       OF STOCK PRICE APPRECIATION
                                                                                                 FOR OPTION TERM*
------------------------------------------------------------------------------------       ---------------------------
                         # OF SECURITIES     % OF TOTAL
                            UNDERLYING       OPTIONS/SARS
                             OPTIONS/         GRANTED TO      EXERCISE
                               SARS          EMPLOYEE IN       OR BASE    EXPIRATION
       NAME                  GRANTED         FISCAL YEAR       PRICE         DATE             5%             10%
------------------       --------------      ------------    ---------    ----------       --------       -----------
Michael K. Hoover             45,508             13.8%         $17.36       6/18/12        $496,839       $1,259,087
John Paul Guinan              29,788             9.0%          $15.55       9/27/12        $291,306       $  738,227
Nancy J. Ham                   2,640             0.8%          $16.82       3/31/07        $ 12,268       $   27,110
Nancy J. Ham                  35,932             10.9%         $17.36       6/18/12        $392,292       $  994,144
Lonnie W. Hardin              21,522             6.5%          $15.55       9/27/12        $210,470       $  533,373
A. Thomas Hardy               25,921             7.8%          $15.55       9/27/12        $253,490       $  642,392


* The assumed annual rates of stock price appreciation are required disclosures, and are not intended to forecast future stock appreciation.

AGGREGATE OPTION EXERCISES IN 2000

         The following table sets forth certain information concerning unexercised options held by each of the Named Executive Officers:


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTIONS/SAR VALUES

                                                           NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                                        OPTIONS/SARS AT FY-END (#)        OPTIONS/SARS AT FY-END ($)**
                                                        -----------------------------     -----------------------------
                             # OF SHARES
                              ACQUIRED
                                 ON         $ VALUE
        NAME                  EXERCISE      REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------            -----------    --------    -----------     -------------     -----------     -------------
Michael K. Hoover                --            --         253,343           144,602          $  --            $  --
John Paul Guinan                 --            --          27,404            31,791          $  --            $  --
Nancy J. Ham                     --            --          51,444            40,057          $  --            $  --
Lonnie W. Hardin                 --            --          18,673            19,182          $  --            $  --
A. Thomas Hardy                  --            --          29,714            28,831          $  --            $  --


** Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year-end market value of the common stock, which was $10.44 on December 31, 2002.

         There were no awards made to Named Executive Officers in the last completed fiscal year under any long-term incentive plan for performance to occur over a period longer than one fiscal year. ProxyMed does not have any defined benefit or actuarial plans for ProxyMed's employees.

         The following table sets forth certain information concerning repriced stock options held by each of the Named Executive Officers:

                         TEN YEAR OPTIONS/SAR REPRICINGS


                                      NUMBER OF
                                     SECURITIES     MARKET PRICE                                 LENGTH OF ORIGINAL
                                     UNDERLYING      OF STOCK AT                                    OPTION TERM
                                    OPTIONS/SARS       TIME OF     EXERCISE PRICE      NEW          REMAINING AT
                                     REPRICED OR    REPRICING OR     AT TIME OF      EXERCISE         DATE OF
                                       AMENDED        AMENDMENT     REPRICING OR      PRICE         REPRICING OR
         NAME             DATE           (#)             ($)         AMENDMENT         ($)           AMENDMENT
----------------------- ---------- ---------------- -------------- --------------- ------------- -------------------
John Paul Guinan         9/27/02       10,000          $15.55         $ 57.45         $15.55         1.1 years
John Paul Guinan         9/27/02        1,000          $15.55         $104.10         $15.55         4.1 years
John Paul Guinan         9/27/02        2,333          $15.55         $198.75         $15.55         1.8 years
Lonnie W. Hardin         9/27/02          667          $15.55         $148.20         $15.55         1.4 years
Lonnie W. Hardin         9/27/02          767          $15.55         $198.75         $15.55         1.8 years
A. Thomas Hardy          9/27/02        6,533          $15.55         $165.00         $15.55         1.9 years
A. Thomas Hardy          9/27/02        2,933          $15.55         $176.25         $15.55         6.3 years

         Certain stock options for executive officers and directors were amended in 2000 and 2001 to allow for extensions of exercise periods (typically one to three years) after termination of employment. Additionally, in January 2002, the exercise period of certain vested options held by ProxyMed's three resigning directors were extended through December 31, 2003. In January 2002, ProxyMed's board of directors agreed to cancel a total of 37,767 stock options with exercise prices ranging from $57.45 to $202.50 previously issued to employees with the intent of reissuing the same number of options in the future at the then current market price. In September 2002, ProxyMed issued 36,867 stock options at an exercise price of $15.55 per share pursuant to these instructions, including 24,233 stock options to the named executives in the above table. In all cases noted here, the market price of ProxyMed's common stock was below the exercise price of the options at the time of amendment.

         In April 2003, the six outside directors of ProxyMed were each granted 10,000 stock options at an exercise price of $7.28 per share. Such options were granted pursuant to ProxyMed's approved stock option plans and are for a ten-year term and vest equally over three years from the date of grant. Additionally, in May 2003, ProxyMed's outside directors were granted a total of 30,000 and 15,000 options at an exercise price of $10.63 to compensate the directors upon re-election to the board and participation in sub-committees, respectively, pursuant to guidelines adopted by ProxyMed's board of directors in May 2002. In October 2003, the compensation committee approved grants of 125,000 and 50,000 stock options at an exercise price of $15.90 per share to Michael K. Hoover, ProxyMed's chairman and chief executive officer, and Nancy J. Ham, ProxyMed's president and chief operating officer, respectively. Such options are for a ten-year term and vest equally over three years from the date of grant.

         In January 2002, the Compensation Committee of ProxyMed's board of directors agreed to authorize bonuses for members of executive and senior management in the event of a change in control of ProxyMed. These bonuses would be based on the calculated per share value of the transaction, are payable in cash and/or stock, and are contingent upon certain conditions including obtaining a minimum per share value and being an active employee at the time of such event.

EQUITY COMPENSATION PLANS

         ProxyMed has various stock option plans for employees, directors and outside consultants, under which both incentive stock options and non-qualified options may be issued. Under such plans, options to purchase up to 1,281,017 shares of common stock may be granted. Options may be granted at prices equal to the fair market value at the date of grant, except that incentive stock options granted to persons owning more than 10% of the outstanding voting power must be granted at 110% of the fair market value at the date of grant. At ProxyMed's Annual Meeting of Shareholders held on May 22, 2002, the shareholders approved a new 2002 Stock Option Plan pursuant to which options to purchase 600,000 shares of common stock may be issued to employees, officers and directors. In addition, as of December 31, 2002, options for the purchase of 418,142 shares to newly-hired employees remain outstanding. Stock options issued by ProxyMed generally vest within three years, and expire up to ten years from the date granted. See Note 14 to the Consolidated Financial Statements and related notes beginning on page FS-24 for more information on our equity compensation plans.

         The following table sets forth information regarding our compensation plans under which equity securities are authorized for issuance as of December 31, 2002:


                      EQUITY COMPENSATION PLAN INFORMATION


                                              NUMBER OF                                   NUMBER OF
                                             SECURITIES                                  SECURITIES
                                            TO BE ISSUED        WEIGHTED-AVERAGE          REMAINING
                                            UPON EXERCISE        EXERCISE PRICE         AVAILABLE FOR
                                           OF OUTSTANDING        OF OUTSTANDING        FUTURE ISSUANCE
                 PLAN                     OPTIONS, WARRANTS    OPTIONS, WARRANTS        UNDER EQUITY
               CATEGORY                      AND RIGHTS            AND RIGHTS        COMPENSATION PLANS
---------------------------------------- -------------------- --------------------- ----------------------
Equity compensation plans approved             666,413               $22.12                575,042
   by security holders
Equity compensation plans not approved         418,142               $25.10                     --
   by security holders (1)
   Total                                     1,084,555               $23.27                575,042

-----------------------
(1) ProxyMed maintains a stock option plan to grant stock options to newly-hired employees. Such plan was not required to be approved by the shareholders of ProxyMed. Since January 2002, no additional grants of options have been made from this plan. Any grants to newly-hired employees since January 2002 have since been made from plans approved by our shareholders.

EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENTS

         In July 2000, ProxyMed entered into an employment agreement with Mr. Hoover. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by ProxyMed upon 90 days' written notice or by the employee upon 30 days' written notice prior to the end of the initial term or any extension. Mr. Hoover currently receives an annual base salary of $225,000 (effective January 1, 2003) and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. In October 2003, the Compensation Committee agreed to increase Mr. Hoover's base salary to $275,000 effective January 1, 2004. He may be terminated for "cause" as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If, upon 90 days' prior written notice, he is terminated "without cause", he will be entitled to receive an amount equal to his base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants.

         In October 2000, ProxyMed entered into an employment agreement with Ms. Ham. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by ProxyMed upon 90 days' written notice or by the employee upon 30 days' written notice prior to the end of the initial term or any extension. Ms. Ham currently receives an annual base salary of $200,000 (effective January 1, 2003) and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. Upon her promotion to president in October 2001, Ms. Ham was awarded a $25,000 salary increase which she deferred until April 1, 2002. In lieu of this increase, she was granted 2,640 stock options at an exercise price of $16.82 per share; these options vested on March 31, 2002. In October 2003, the Compensation Committee agreed to increase Ms. Ham's base salary to $225,000 effective January 1, 2004. She may be terminated for "cause" as defined in her agreement. If terminated for cause, she will be entitled to base salary earned, and she will retain all vested stock options. If, upon 90 days' prior written notice, she is terminated "without cause", she will be entitled to receive an amount equal to her base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants.

         In December 1995, ProxyMed entered into an employment agreement with Mr. Guinan, which is automatically extended from year to year unless terminated by either party upon 60 days' written notice. Mr. Guinan currently receives an annual base salary of $185,000 (effective January 1, 2003) and is entitled to such bonuses as may be awarded from time to time by the board of directors and to participate in any stock option plans that we may now have or in the future develop. Mr. Guinan may be terminated for "cause" as defined in the agreement. If he is terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated "without cause", then he will be entitled to receive an amount equal to his base salary and bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants.

         In March 2001, ProxyMed entered into an employment agreement with Mr. Hardin. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by ProxyMed upon 90 days' written notice or by the employee upon 30 days' written notice prior to the end of the initial term or any extension. Mr. Hardin currently receives an annual base salary of $185,000 (effective January 1, 2003), and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. He may be terminated for "cause" as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If, he is terminated "without cause," he will be entitled to receive an amount equal to his base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants.

         In December 1998, upon acquiring Key Communications, ProxyMed entered into a three-year employment agreement with Mr. Hardy. Under this agreement, Mr. Hardy received an annual base salary of $225,000 and was eligible to receive an annual bonus up to $40,000 as may be awarded by the board of directors. In December 2001, ProxyMed entered into a new employment agreement with Mr. Hardy. The agreement is for a three-year term and automatically extends from year to year thereafter unless terminated by ProxyMed upon 90 days' written notice or by the employee upon 30 days' written notice prior to the end of the initial term or any extension. Under this new agreement, Mr. Hardy currently receives an annual base salary of $185,000 (effective January 1, 2003) and is entitled to such bonuses as may be awarded from time to time and to participate in any stock option plans which we may now have or in the future develop. He may be terminated for "cause" as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated "without cause", he will be entitled to receive an amount equal to his base salary plus bonus, if any, and continuation of health insurance for six months following termination, plus any unvested options shall vest. In addition, the agreement contains confidentiality and non-competition covenants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF PROXYMED

         In April 1997, ProxyMed made loans totaling $350,000 to Mr. Harold Blue, ProxyMed's former chairman of the board and chief executive officer. The funds were advanced pursuant to two demand promissory notes in the principal amounts of $290,000 and $60,000, respectively, each bearing interest at a rate of 7-3/4% per annum. On June 30, 2000, we amended the terms of these notes whereby interest on the notes ceased to accrue subsequent to July 1, 2000 and the loan plus accrued interest, totaling $435,900 at June 30, 2000, would be payable in a balloon payment in December 2001. The loans were collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under ProxyMed's stock option plans. As of December 31, 1999, these loans were included in other assets on the balance sheet; as of December 31, 2000, all amounts owed under these loans were reclassified to shareholders' equity.

         In December 2001, a payment of $250,000 was received from Mr. Blue and applied against the outstanding balance of the loans. ProxyMed agreed to refinance the remaining $185,983 balance and a new promissory note was executed by Mr. Blue. This new note requires monthly interest payments at prime rate plus 1%, established at the beginning of each calendar quarter, and is payable in a balloon payment on or before December 31, 2003. The note is collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under the ProxyMed stock option plans along with additional warrants granted to Mr. Blue from various other public companies. In January 2002, Mr. Blue resigned from ProxyMed's board of directors and the remaining Board members agreed to extend the exercise period of the stock options held as collateral for the note in an effort to maximize the potential for repayment.

         In March 2001, Mr. Guinan entered into an uncollateralized promissory note for $45,400 for amounts previously borrowed from ProxyMed. The promissory note calls for minimum bi-weekly payments of $350 deducted directly from Mr. Guinan's payroll until the note is paid in full on or before February 2006. The note is non-interest bearing but interest is imputed annually based on the Internal Revenue Service Applicable Federal Rate at the time the note was originated (4.98%). Under terms of the promissory note, if Mr. Guinan is terminated without cause, the note is due in full after nine months from the date of termination as long as the scheduled bi-weekly payments continue to be made. As of December 5, 2003, the unpaid principal balance of the note is $14,400.

         In June 2003, ProxyMed amended the promissory note executed in June 2000 by Mr. Blue. The amendment extended the maturity date of the promissory note for an additional twelve months to December 31, 2004 and also allowed Mr. Blue to offset any principal owed with certain amounts payable to Mr. Blue by ProxyMed as a result of a finder's fee arrangement with ProxyMed.

         ProxyMed entered into a joint distribution and marketing agreement with PlanVista in June 2003. PlanVista is controlled by an affiliate of Commonwealth Associates Group Holdings, LLC, whose principal, Michael Falk, is a director of both ProxyMed and PlanVista. Additionally, one senior executive of ProxyMed has an immaterial ownership interest in PlanVista.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PROXYMED

         The following table sets forth information to ProxyMed's knowledge or as reported to ProxyMed regarding the beneficial ownership of ProxyMed's common stock as of December 5, 2003 (before the transaction) and after the consummation of the acquisition of PlanVista (including the issuance of 1,691,229 shares of ProxyMed common stock issued in a private placement) with respect to (i) each person known to ProxyMed to be the beneficial owner of more than 5% of ProxyMed's common stock, including exercisable options and warrants; (ii) each director; (iii) each corporate officer named in the Summary Compensation Table below; and (iv) all of ProxyMed's directors and executive officers as a group. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, referred to as the SEC.

                                              Shares Owned Before the             Shares Owned After the
                                                     Transaction                        Transaction
                                            ------------------------------ -- --------------------------------
Name and Address (1)                        # of Shares (2)   % of Class       # of Shares (2)    % of Class
-----------------                           ---------------   ----------       ---------------    ----------
William L. Bennett (3)                              --              0%              20,757             *
2 Canal Park
Cambridge, MA 02141

Edwin M. Cooperman (4)                          33,147             *                33,147             *

Phillip S. Dingle (5)                               --              0%               1,341             *
4010 Boy Scout Blvd.
Suite 200
Tampa, FL 33607

Michael S. Falk (6)                             434,568          6.4%            2,596,352          21.5%

John Paul Guinan (7)                             39,487             *               39,487             *

Nancy J. Ham (8)                                 73,306           1.1%              73,306             *

Lonnie W. Hardin (9)                             25,340             *               25,340             *

A. Thomas Hardy (10)                             88,480           1.3%              88,480             *

Thomas E. Hodapp (11)                            30,150             *               30,150             *

Michael K. Hoover (12)                          510,569          7.1%              510,569           4.1%

Braden R. Kelly (13)                          2,132,395         29.0%            3,395,553          26.9%

Jeffrey S. Markle (14)                               --            0%                  565             *
4010 Boy Scout Blvd.
Suite 200
Tampa, FL 33607

Kevin M. McNamara (15)                          13,125             *               13,125             *

Rafael G. Rodriguez (16)                         2,000             *                2,000             *

Judson E. Schmid (17)                           27,233             *               27,233             *

                                                Shares Owned Before the            Shares Owned After the
                                                      Transaction                       Transaction
                                             ----------------------------       ----------------------------
Name and Address(1)                          # of Shares(2)    % of Class       # of Shares(2)    % of Class
-------------------                          --------------    ----------       --------------    ----------
Eugene R. Terry (18)                            28,083             *               28,083             *

Timothy J. Tolan (19)                           29,992             *               29,992             *

Thomas C. Wohlford                                --              0%                 --               0%

General Atlantic Partners, LLC (13)            2,118,645         28.9%
Three Pickwick Plaza
Greenwich, CT 06830

Cramer Rosenthal & McGlynn, LLC (20)            363,826          5.3%              363,826           3.0%
520 Madison Avenue
New York, NY 10022

All directors and corporate officers as a      3,490,599         43.2%            7,279,306         51.8%
group (27 persons before transaction/30
persons after transaction) (21)

---------------------
*Less than 1%

(1) The address for each person, unless otherwise noted, is 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317-7424.

(2) In accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, shares that are not outstanding, but that are subject to options, warrants, rights or conversion privileges exercisable within 60 days from December 4, 2003, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person.

(3)      After the transaction, includes 20,757 shares held of record.

(4) Includes 5,450 shares held of record and 27,697 shares issuable upon the exercise of currently exercisable stock options.

(5)      After the transaction, includes 1,341 shares held of record.

(6) Before the transaction, includes 132,190 shares held of record by Michael Falk and various Falk family trusts and foundations and 11,617 shares issuable upon the exercise of currently exercisable stock options and warrants. Additionally, includes (i) 19,402 shares held of record by Commonwealth Associates, LP for which Mr. Falk is a control person; (ii) 16,278 shares held of record by ComVest Capital Partners, LLC for which Mr..Falk is a managing member; and (iii) 248,446 shares held of record and 6,635 shares issuable upon the exercise of currently exercisable warrants by Commonwealth Liquidation, LLC for which Mr. Falk is a controlling member as reported in Form 4 filed with the SEC on March 6, 2003. After the transaction, the number of shares held of record by Mr. Falk and related parties will increase to a total of 2,596,352 shares representing 2,161,784 additional shares received as follows: (i) 4,845 shares of record as a result of the acquisition of PlanVista, (ii) 1,868,600 shares received by PVC Funding Partners, LLC, an affiliate of Commonwealth Associates, L.P., as a result of the acquisition of PlanVista, (iii) 619 shares received by Commonwealth Associates, L.P. as a result of the acquisition of PlanVista, and (iv) 287,720 shares received by ComVest Venture Partners, L.P. and PVC Funding Partners, L.P. in the private equity financing of $6.1 million of ProxyMed common stock.

(7) Includes 67 shares held of record and 39,420 shares issuable upon the exercise of currently exercisable stock options.

(8) Includes 4,083 shares held of record and 69,223 shares issuable upon the exercise of currently exercisable stock options.

(9) Includes 25,340 shares issuable upon exercise of currently exercisable stock options.

(10) Includes 48,943 shares held of record and 39,537 shares issuable upon exercise of currently exercisable stock options.

(11) Includes 3,067 shares held of record and 27,083 shares issuable upon exercise of currently exercisable stock options.

(12) Includes 141,114 shares held of record and 369,455 shares issuable upon exercise of currently exercisable stock options.

(13) Before the transaction, includes 13,750 shares issuable upon exercise of currently exercisable stock options for Mr. Kelly. Additionally, includes the following shares of common stock held by various General Atlantic entities: (i) 1,289,821 shares owned by General Atlantic Partners 74, L.P.; (ii) 175,141 shares owned by GAP Coinvestment Partners II, L.P.; (iii) 101,833 shares owned by GapStar, LLC; and (iv) 2,571 shares owned by GAPCO GmbH & Co. KG. These shares, along with warrants to purchase an aggregate of 549,279 shares of common stock were acquired in a private placement transaction completed on April 5, 2002. Braden R. Kelly, a director of ProxyMed, is a managing member of General Atlantic Partners, LLC and general partner of GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 74, L.P. and the manager member of GapStar, LLC. All but one of the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II, L.P. Certain of the managing members of General Atlantic Partners, LLC are authorized and empowered to vote and dispose of the shares held by GAPCO GmbH & Co KG. Mr. Kelly disclaims beneficial ownership of the shares referred in clauses (i), (ii), (iii) and (iv) above, except to the extent of his pecuniary interest therein. Beneficial ownership for Mr. Kelly and the four entities affiliated with General Atlantic Partners excludes 243,882 shares of common stock that may be awarded under warrants issued to these entities in July 2003. Such warrants are contingently exercisable only upon the achievement of certain periodic revenue thresholds achieved by ProxyMed related to services derived from ProxyMed's "FirstProxy" joint marketing agreement with First Data Corporation. After the transaction, the number of shares held of record by various General Atlantic entities will increase by 1,263,157 shares representing shares received in the private equity offering of ProxyMed common stock.

(14)     After the transaction, includes 565 shares held of record.

(15) Includes 13,125 shares issuable upon exercise of currently exercisable stock options.

(16) Includes 2,000 shares issuable upon exercise of currently exercisable stock options.

(17) Includes 1,186 shares held of record and 26,047 shares issuable upon exercise of currently exercisable stock options.

(18) Includes 28,083 shares issuable upon exercise of currently exercisable stock options.

(19) Includes 1,333 shares held of record and 28,659 shares issuable upon exercise of currently exercisable stock options.

(20) Includes 363,826 shares held of record by Cramer Rosenthal McGlynn, LLC as reported in Form 13D filed with the SEC as of September 30, 2003.

(21) Before the transaction, includes 2,190,926 shares held of record by the named officers and directors and their related parties and 1,299,673 shares issuable upon exercise of currently exercisable stock options and warrants. After the transaction, includes 5,769,575 shares held of record by the named officers and directors and their related parties and 1,299,673 shares issuable upon exercise of currently exercisable stock options and warrants.

                     DESCRIPTION OF PROXYMED CAPITAL STOCK

         ProxyMed's authorized capital stock consists of 13,333,333 1/3 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, of which 445,000 shares have been designated as series A (130,000 shares designated and issued), series B (15,000 shares designated and issued) or series C (300,000 shares designated and 253,265 shares issued) with currently no series A or B preferred shares outstanding and only 2,000 series C preferred shares outstanding, convertible into 13,333 shares of common stock.

         The following description summarizes the terms of ProxyMed's common stock and series C preferred stock only and does not purport to be complete. Such description is subject to and qualified by the actual agreements relating to ProxyMed's series C preferred stock, its amended and restated articles of incorporation and by-laws, all of which have been filed with the SEC, and by applicable law.

COMMON STOCK

         The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. All shares of common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. The shares have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of ProxyMed, the holders of common stock are entitled to receive pro rata the assets of ProxyMed which are legally available for distribution to shareholders. On August 17, 2001, ProxyMed announced a 1-for-15 reverse stock split of ProxyMed's common stock whereby each 15 shares of common stock were exchanged for one new share of common stock. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for them at such times and in such amounts as the board of directors may from time to time determine. ProxyMed has not paid any dividends and does not expect to pay cash dividends on its common stock in the foreseeable future.

PREFERRED STOCK

         In addition to series A, B and C preferred Stock, ProxyMed's board of directors has the authority to issue 1,555,000 additional shares of preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of ProxyMed without further action by the shareholders.

SERIES C PREFERRED STOCK

         Pursuant to the terms of a Subscription Agreement dated June 15, 2000, ProxyMed sold, in a private placement to institutional and individual investors a total of $24,310,000 of 7% convertible senior secured notes due January 1, 2001. Together with the notes, ProxyMed issued five-year warrants for the purchase of an aggregate of 810,333 shares of common stock at an exercise price of $15.00 per share. All of the Notes have been converted into shares of series C preferred stock. The conversion price of the series C preferred stock, the warrant exercise price, and number of shares of common stock issuable upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events including, without limitation, certain issuances of common stock, stock options or convertible securities issued after June 2001, or certain corporate transactions such as stock splits, mergers or asset sales. Certain of the foregoing adjustments, however, are no longer applicable. Shares of series C preferred stock are immediately convertible into common stock at any time by the holder at an initial conversion price of $15.00 per share. Shares of series C preferred stock are subject to mandatory conversion if ProxyMed raises more than $30 million in gross proceeds from the issuance of securities in a private or public placement or if the closing stock price of ProxyMed's common stock is trading at $45.00 for 20 consecutive trading days. If declared by ProxyMed's board of directors in its sole discretion, the series C preferred stock is entitled to receive a 7% annual non-cumulative dividend, payable quarterly in cash or shares of common stock at our option. If paid in common stock, the common stock is valued at $15.00 per share, subject to adjustment. Dividends on Series C Preferred Stock are non-cumulative. Holders of more than two thirds of the outstanding series C preferred stock have voted to amend the articles of designation governing the series C preferred stock and the subscription agreement dated as of June 15, 2000. These amendments eliminate certain rights of the series C preferred shareholders, including anti-dilution provisions, voting rights and certain restrictive covenants agreed to by ProxyMed. In the event of liquidation of ProxyMed, the holders of the series C preferred stock will continue to be entitled to a liquidation preference before any amounts are paid to the holders of common stock or any other security junior to series C preferred stock. The liquidation preference is equal to an amount originally paid for the series C preferred stock ($100 per share) plus accrued and unpaid dividends on any outstanding series C preferred stock through the date of determination, if previously declared by ProxyMed's board of directors in its sole discretion. The holders of series C preferred stock are entitled to one vote per share of common stock issuable upon the conversion of the series C preferred stock and, except as otherwise provided by law, will vote as a single class with the holders of common stock on all matters submitted to a vote.

CERTAIN ANTI-TAKEOVER PROVISIONS

         The Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and
(iii) more than a majority of such voting power. The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

         ProxyMed is not subject to the Florida anti-takeover provisions under the Florida Business Corporation Act because ProxyMed has elected to opt out of those provisions in its articles of incorporation or bylaws as permitted by the Florida laws.

Transfer Agent and Registrar

         Registrar and Transfer Company serves as transfer agent and registrar for ProxyMed common stock. It's telephone number is (800) 525-7686.



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                            DESCRIPTION OF PLANVISTA

GENERAL

         PlanVista provides medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries through its operating subsidiary, PlanVista Solutions, Inc. PlanVista's customers include healthcare payers such as self-insured employers, medical insurance carriers, third party administrators, health maintenance organizations, sometimes referred to as HMOs, and other entities that pay claims on behalf of health plans. PlanVista also provides network and data management business process outsourcing services for health care providers, including individual providers, preferred provider organizations, sometimes referred to as PPOs, and other provider groups.

         PlanVista provides healthcare payers with access to its preferred provider network, known as the National Preferred Provider Network, which offers payers discounts on participating provider medical services. The National Preferred Provider Network is a "network of networks," comprised of more than 30 local PPO networks and independent physician associations with which PlanVista contracts, as well as directly contracted independent physicians in some cases. PlanVista's National Preferred Provider Network includes approximately 400,000 physicians, 4,000 acute care hospitals, and 55,000 ancillary care providers. In addition to offering payers in-network discounts, PlanVista has added medical bill review and negotiation through key strategic alliances. PlanVista's cost containment customers also benefit from its advanced claims repricing and network and data management services.

         PlanVista has leveraged its leading edge technology and management expertise to offer its clients network and data management outsourcing services that are independent of the National Preferred Provider Network access business. In late 2001, PlanVista launched its PayerServ business, which helps payers manage all of their network relationships, whether or not the payers also access the National Preferred Provider Network. PlanServ, the other business initiative PlanVista implemented in late 2001, provides claims repricing and network and data management services that help PPOs support all of their payer relationships, not simply payer relationships that they maintain through the National Preferred Provider Network.

         Prior to 2002, the National Preferred Provider Network access business accounted for all of PlanVista's operating revenue. Plan Vista's new business process outsourcing products, PayerServ and PlanServ, secured their first customers in November 2001 and February 2002, respectively, and, together with PlanVista's bill negotiation business and other new business initiatives, collectively generated over 5.0% of PlanVista's operating revenue for 2002 and 10.7% through September 30, 2003.

BUSINESS STRATEGY

         PlanVista plans to grow operating revenue and profits by increasing the market share of its medical cost containment business, building its existing network and data management business process outsourcing businesses, introducing new medical cost management solutions for its customers and accessing significant payer customers through its joint marketing agreement with ProxyMed. PlanVista's strategy to date has been to market its established National Preferred Provider Network brand as a leading national preferred provider network and to provide a broad array of technology-based business process outsourcing services to existing and new customers. This strategy is designed to help customers maximize their total savings on medical claims and administration through PlanVista's advanced network and administrative capabilities.

FOCUSED PENETRATION OF PAYER MARKET

         PlanVista plans to increase the operating revenue from, and the profitability of, its National Preferred Provider Network access business by increasing its payer customer base. PlanVista believes that it can increase its market share by marketing its claims repricing technology, its ability to capture discounts on a large percentage of claims due to the size of its National Preferred Provider Network, and the attractiveness to payer customers of its percentage of savings revenue model, as discussed in more detail below. PlanVista also cross-sells its PayerServ products to its existing National Preferred Provider Network access customers. Additionally, because its National


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Preferred Provider Network is a network comprised in part of a number of regional PPOs, PlanVista believes that it will have the ability to market its PlanServ products to these PPOs. PlanVista believes that its ability to market its products to PPOs is enhanced because, in operating the National Preferred Provider Network, PlanVista has gained experience in managing the back office, automation, and technology challenges that most PPOs face.

EMPHASIS ON SUPERIOR TECHNOLOGY

         PlanVista intends to continue differentiating itself as a technology leader by using its electronic claims repricing technology to increase its customer base. In June 2003, PlanVista completed the migration of all its clients to its "MedEngine" repricing system on the Oracle Database, thereby updating its technology-enabled services to further improve speed and accuracy and achieve greater operational efficiencies and enhanced claim data integrity. This technology update took place over the course of two years and represented a significant achievement for PlanVista, allowing it to handle the most demanding claim repricing tasks.

         The latest version of PlanVista's Internet claims repricing system, ClaimPassXL(R) v. 3.5, allows PlanVista to shift claims repricing submissions from paper or fax to the Internet, which reduces its claims processing costs from between $0.75 and $0.80 per claim to $0.15 per claim, and reduces turnaround times from 72 hours to real-time for most claims. PlanVista believes that faster turnaround of claims repricing will become more important to payers as state insurance regulators increase their scrutiny of claims payment turnaround times. Since the March 2001 release of ClaimPassXL(R) v. 3.0, the predecessor to ClaimPassXL(R) v. 3.5, PlanVista's volume of Internet repriced claims has increased steadily. PlanVista processed approximately 138,000 Internet claims in the fourth quarter of 2002, up from 84,000 in the fourth quarter of 2001, and approximately 147, 000 Internet claims in the third quarter of 2003. During 2002, approximately 250 customers used PlanVista's ClaimPassXL(R) system, resulting in more than 528,000 claims processed and more than $10.4 million in operating revenue for the year, with 275 customers and 432,000 claims processed through the third quarter of 2003.

RECENT DEVELOPMENTS

         In June 2000, PlanVista initiated a strategic turnaround program designed to (1) divest its third party administration businesses, (2) reduce its senior debt, (3) focus its efforts on enhancing its medical cost containment business, and (4) restructure its balance sheet. PlanVista disposed of all of its third party administration and managing general underwriter businesses in a series of transactions during 2000 and 2001.

         Upon completion of the disposition of its former business units, PlanVista was left with a capital and debt structure that its remaining medical cost containment core business was not able to service, and PlanVista was unable to pay its senior secured debt in the principal amount of approximately $69.0 million when it matured in August 2001. PlanVista entered into a forbearance agreement with its senior lenders under which PlanVista operated until completion of a new credit facility and debt restructuring transaction in April 2002. Pursuant to this restructuring, PlanVista obtained a revised term loan for $40.0 million, which is collateralized by all of its assets, and exchanged $29.0 million of senior secured debt for 29,000 shares of its newly authorized series C preferred stock and an additional note for $184,872, which was repaid on July 1, 2003, its maturity date.

         On March 13, 2003, PVC Funding Partners, LLC, an affiliate of Commonwealth Associates, L.P. and Comvest Venture Partners, L.P., filed a form 13D with the Securities and Exchange Commission in which they indicated that on March 7, 2003, they acquired 29,851, or 96.0%, of the outstanding series C preferred stock from PlanVista's senior lenders. These series C preferred shares were purchased from such senior lenders on a prorata basis at a price of $33.50 per share. The selling lenders continue to hold the remaining 4.0% of the series C preferred stock. In connection with the transaction, PVC Funding Partners also acquired $20.5 million in principal amount of the outstanding bank debt from PlanVista's senior lenders.

         On March 31, 2003, PlanVista renegotiated approximately $4.8 million in convertible notes that were originally issued to Centra Benefit Services, Inc., sometimes referred to as Centra. Pursuant to the renegotiated terms, PlanVista has extended the maturity date of the notes from December 1, 2004 to April 1, 2006, reduced the interest rate from 12.0% per annum to 6.0% per annum, and fixed the conversion price at $1.00, subject to adjustment in accordance with anti-dilution protections. The previous conversion price was based on the trading


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price of the PlanVista common stock. Immediately upon completion of this restructuring, PVC Funding Partners acquired slightly more than 50% of the face value of the notes from Centra. The remaining interest is held by Centra.

         The terms of the restructured credit arrangements, the series C preferred stock, the PVC Funding Partners transaction, and the Centra convertible notes are discussed in more detail below in "- PlanVista's History" and in "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

PLANVISTA'S SERVICES

MEDICAL COST CONTAINMENT SERVICES

Network Access

         The National Preferred Provider Network is comprised of PPOs, independent physician associations, and individually contracted providers that offer discounts on medical services. These providers and provider groups participate in the National Preferred Provider Network to increase patient flow and benefit from the National Preferred Provider Network's prompt, efficient claims repricing services. Healthcare payers access the National Preferred Provider Network to benefit from the discounts offered by participating providers. The size of the National Preferred Provider Network and the level of National Preferred Provider Network discounts provide PlanVista's payer customers with significant reductions in medical claims costs.

         The National Preferred Provider Network access agreements generally require PlanVista's customers to pay PlanVista a percentage of the cost savings generated by the National Preferred Provider Network discounts. In the medical cost containment industry, this payment arrangement is called a "percentage of savings" revenue model. A typical percentage of savings customer maintains arrangements with more than one PPO network. Most of these payer customers utilize the National Preferred Provider Network as an additional network to contain costs when a covered person obtains medical services from a provider outside of the payer's primary PPO network. When PlanVista receives a provider bill for medical services that are covered by the National Preferred Provider Network discount arrangements, PlanVista electronically reviews the bill and reprices it to conform to the negotiated discounted rate, which is typically lower than the invoiced amount. PlanVista charges payers an average of 18.0% of the savings that the payer realizes from the discount. Operating revenue from the National Preferred Provider Network access was $31.3 million for the year ended December 31, 2002, including $27.8 million of operating revenue from percentage of savings contracts, and $23.9 million for the nine months ended September 30, 2003, including $21.0 million of operating revenue from percentage of savings contracts. PlanVista derives the balance of its National Preferred Provider Network operating revenue from payer customers that pay a flat fee per month based on the number of enrolled members. These customers generally access the National Preferred Provider Network as their primary PPO network.

         As of September 30, 2003, PlanVista had approximately 750 network access customers located throughout the country, with approximately 2.0 million estimated members. PlanVista's network access customer agreements are generally terminable upon 90 days notice. While no single customer accounts for over 10% of revenues, during the nine months ended September 30, 2003 and the year ended December 31. 2002, PlanVista's three largest network access clients and their affiliates accounted for an aggregate of 25.7% and 17.2%, respectively of PlanVista's net operating revenues. The loss of any of these client groups could have a material adverse effect on PlanVista's financial results.

         PlanVista's contracts with PPO participants and other participating providers generally have renewable terms ranging from one to two years, but in most cases are terminable by either party without cause on 90 days' notice. The termination of any PPO contracts would render PlanVista unable to provide customers with access to the PPO's provider discounts, and therefore would eliminate PlanVista's ability to reprice claims and derive operating revenue accordingly. More than 80.0% of PlanVista's participating providers have been part of the National Preferred Provider Network for more than three years, with some relationships spanning nine years, since the beginning of the National Preferred Provider Network's inception in 1994. Since the majority of the provider


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arrangements are through other networks, PlanVista depends on its contracted networks to maintain provider relationships and ensure provider compliance with the terms of the network arrangements.

Electronic Claims Repricing

         In connection with its National Preferred Provider Network access business, PlanVista provides electronic claims repricing services that benefit both its payer clients and its participating providers. A participating provider submits a claim at the full, undiscounted provider rate. The provider sends the claim directly to PlanVista or to the payer, which then forwards the bill to PlanVista. Because there are a wide variety of provider systems for submitting claims, PlanVista accepts claims by traditional methods such as mail and fax, as well as through the Internet and by electronic data interchange. PlanVista converts paper and faxed claims to an electronic format, and then electronically reprices the claims by calculating the reduced price based on its National Preferred Provider Network's negotiated discount. PlanVista returns the repriced claims file to the payer electronically, in most cases within a 72-hour ProxyMed's period.

         PlanVista's ClaimPassXL(R) Internet and electronic data interchange services speed the claims repricing process for its customers. By logging onto PlanVista's ClaimPassXL(R) Internet site, a payer can input claims information directly into PlanVista's claims system. PlanVista electronically reprices the claim and delivers the repriced claim information to the payer customer through the Internet. PlanVista's electronic data interchange, sometimes referred to as EDI, system provides an alternative way for customers to simplify the claims repricing process. EDI customers do not have to key claims information into PlanVista's Internet site. Instead, PlanVista's EDI system interfaces directly with the payer's claims file configuration, which allows the payer to send PlanVista its claims file in its existing electronic format. After PlanVista electronically reprices the claims, PlanVista sends the customer an electronic file of claims information that the payers can incorporate into its claims database automatically.

         Although PlanVista does not charge its network access customers a separate fee for claims repricing, PlanVista believes that its advanced repricing system provides significant benefits that make PlanVista's network access services more attractive to payers. It is time consuming and expensive for a payer to load PPO rates and demographic information into its claims system and to create a system that accepts the various forms in which claims information is submitted. PlanVista offers a turnkey solution that requires only a limited number of payer personnel. PlanVista can reduce claims turnaround times and provide efficient claims transmission options. PlanVista's system also can reduce lost claims, reduce the number of undiscounted claims, support high claim volume customers, and improve accuracy over manually processed claims. PlanVista's customers also are relieved of some of the burden of complying with the Health Insurance Portability and Accountability Act, sometimes referred to as HIPAA, which imposes privacy and data configuration requirements that apply to claims repricing. PlanVista believes that its claims processing procedures are in compliance with current HIPAA requirements and will be compliant with future requirements. Providers also benefit from PlanVista's streamlined claims system, which helps increase the speed with which they get paid and the accuracy of the claim payments.

Network and Data Management

         PlanVista uses its information system capabilities to provide network and data management services for the payers that access the National Preferred Provider Network. For some network access payers, PlanVista acts as the payers mailroom for receipt of all provider claims, converting payer and fax claims to an electronic format, identifying the correct network fee schedule applicable to each claim, and electronically repricing the claim accordingly. PlanVista prepares detailed reports regarding repricing turnaround times and the savings that each payer realizes, itemized by the total number of claims incurred, the number of claims discounted, and the average discount. Payers can use this information to help design health plans that effectively control costs, enhance member benefits, and yield a more favorable loss ratio, which is the ratio of paid medical claims compared to collected premiums. As a provider of data management services, PlanVista maintains provider demographics and fee schedules and updates provider directories. PlanVista integrates several components of certain licensed reporting software to provide both payer clients and participating PPOs with quick access to claims data, allowing them to produce a variety of analytical reports. PlanVista generally does not charge its National Preferred Provider Network access customers any additional fee for its standard network and data management services.


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Bill Review and Negotiation

         In April 2002, PlanVista began offering optional medical bill review and negotiation services to its payer clients. Many of PlanVista's percentage of savings clients send PlanVista all claims that fall outside their primary PPO network arrangements. Traditionally, PlanVista identified and repriced the claims that were subject to the National Preferred Provider Network discount arrangements and returned the non-National Preferred Provider Network claims to the payer without applying any discount. PlanVista now offers payer customers the opportunity to realize cost savings on these out-of-network claims through PlanVista's affiliations with bill review and negotiation companies. PlanVista can electronically transmit non-National Preferred Provider Network claims to experienced professionals at the contracted bill review and negotiation companies. These professionals who use proprietary medical software to analyze each claim to detect any incorrect charges or billing irregularities. Once that phase of the analysis is completed, the detailed charges are compared to a proprietary database to determine the competitiveness of the charges in the provider's geographic area. The bill negotiator then contacts the provider to discuss PlanVista's findings, and in many cases is able to reduce the claim amount. The reviewer obtains signed agreements from each provider to prevent the provider from later contesting the reduction or billing the patient for the balance. The bill review and negotiation vendor then returns the electronic file to PlanVista, and PlanVista forwards it to the payer along with the payer's other repriced claims. Payers pay PlanVista a percentage of the savings that are generated by the bill review and negotiation service.

Advance Funding

         In 2002, PlanVista launched a program to provide advance funding services for payers and providers. Through an arrangement with established advance funding companies, PlanVista offers participating providers the opportunity to receive claim payments in advance of the due date. In exchange, the providers agree to accept a discount of the original billed amount. This service provides both a reduction in claim costs for payers and rapid payment for providers.

BUSINESS PROCESS OUTSOURCING

         PlanVista traditionally provided claims repricing and network management services only with respect to claims that its National Preferred Provider Network participating providers submitted to one of PlanVista's network access payer customers. Through its network and data management business process outsourcing business, PlanVista has expanded its scope to offer payers and providers services that are independent of PlanVista's network access business.

PayerServ

         Healthcare payers typically contract with more than one PPO network. While historically most payers' claim systems and applications could handle simple percentage discount repricing calculations for a single network, PlanVista believes that most are not well suited for current PPO contract terms requiring detailed, often complex, repricing calculations. Each of the networks with which a payer contracts may have different discount methodologies and rates, greatly adding to a payer's administrative burden and increasing the complexities of processing and repricing claims.

         Through PayerServ, PlanVista uses its existing technology and management expertise to help payers manage all of their network relationships, whether or not they also access the National Preferred Provider Network. A payer can outsource its network and data management obligations to PlanVista and PlanVista will assume the responsibility for moving, tracking, and repricing healthcare claims among all of the PPO networks with which it has contracts. By maintaining provider fee schedule and demographic information for all of the providers in a payer's provider configuration, PlanVista eliminates bottlenecks in the payer's claim work flow, expedites claims repricing, and improves accuracy.

         The PayerServ services may include acting as the payer's mailroom for receipt of all provider claims, converting paper and fax claims to an electronic format, identifying the correct network fee schedule applicable to


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each claim, and electronically repricing the claim accordingly. PlanVista also can provide reporting and other network management services with respect to all of the payer's networks. PlanVista can prepare customized reports for payers that capture information regarding repricing turnaround time, cost management, demographics, case management, provider services, diagnoses, and procedures. PlanVista believes that its PayerServ customers benefit from reduced operating expenses, streamlined network management, HIPAA-compliant procedures, and electronic repricing with rapid turnaround times. PlanVista does not require customers to pay upfront network loading fees and monthly maintenance fees, which are features of many of its competitors' systems.

         PayerServ customers typically pay PlanVista for claims repricing and claims and network and data management services on a per-claim basis. For each PayerServ customer, PlanVista analyzes the customer's service requirements, including claims work flow, claims volume and types, and PPO network configurations. Then, based on its proprietary pricing model, PlanVista determines the pricing for each claim transaction.

PlanServ

         PlanServ uses the same technology and management expertise that supports PlanVista's PayerServ business to offer claims repricing and network data management services to PPOs. PlanVista's PPO participants generally maintain relationships with payers that are independent from the PPOs' affiliation with PlanVista's National Preferred Provider Network. Many of these PPOs are seeking cost-efficient ways to develop their own automated claims handling and repricing systems and to manage the provider data necessary to update their provider directories efficiently and otherwise support network access. By outsourcing repricing functions to PlanServ, a PPO can achieve advanced electronic capabilities for its payer clients without incurring the high cost of systems development. PlanVista can serve as a mailroom for PlanServ clients, receiving paper and fax claims and converting them to an electronic form for repricing, so that the PPO never touches the claims. PPOs that take advantage of the PlanServ offerings do not have to distribute their rates to their payers, manually reprice claims, or be concerned with HIPAA requirements related to claims repricing. The PPO's payer clients benefit from reduced turnaround times on repriced claims and escape the burden of loading the PPO's rates. PlanServ products also include web hosting capabilities, featuring customized, private label web access that enables a participating PPO's customers to reprice claims electronically through the Internet. Each PPO's website includes the PPO's logo and other material chosen by the PPO.

         PlanServ also offers PlanVista's PPO customers management reporting products that capture important claims data, including repricing turnaround times, claim volume, and savings amounts. PPO customers can use this information to negotiate better physician and facility discounts. PlanVista believes that obtaining and analyzing information is increasingly important to PPOs because this information is necessary for them to properly establish their discount levels. PlanVista also provides PlanServ customers with database administration, including provider directory updates and maintenance of provider demographics and fee schedules.

         Like PayerServ, PlanServ generally charges customers a per-claim fee, which is calculated based on the extent of the customer's service requirements, including claims work flow and number of payers.

INTELLECTUAL PROPERTY AND TECHNOLOGY

         PlanVista's proprietary technology offers customers the benefits of an open architecture, which means that it is compatible with other operating systems and applications. Using a combination of electronic data interchange and Internet systems, customers can interface with PlanVista's claims repricing system without incurring significant incremental capital expenditures for hardware or software or having to adopt a specific claims format. The open architecture of PlanVista's system also improves reliability and facilitates the cross-selling of other technology-based services to PlanVista's customers, in part because of the following characteristics:

Scalability

         PlanVista's systems are designed to be highly scalable or adaptable to levels of use. Using TCP/IP in a Unix and Windows NT environment with a 10/100/1000 Mhz backbone, PlanVista has designed its systems to


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accommodate additional servers and disk space as needed with little or no interruption in processing. Using Oracle, PlanVista's database technology gives it the flexibility to design web-enabled customer applications that do not require the installation of proprietary software. PlanVista also is able to design new internal systems using the languages of its choice, which are currently Visual Basic and Visual FoxPro.

Modularity

         PlanVista's systems have been developed with discrete or specific functionality that PlanVista can replicate and utilize with additional hardware so that PlanVista can reorganize the discrete functions and adapt the system to service different situations. PlanVista believes that this modularity enables PlanVista to optimize application and hardware performance, and take immediate advantage of improvements in hardware and software.

Redundancy

         All of PlanVista's production servers are designed with a redundant array of inexpensive disks, which provides protection in the event a disk fails. PlanVista's hardware is replicated to provide redundancy in the event of a total system failure. PlanVista documents and reviews its disaster recovery plans quarterly in order to reduce the risk of business interruption.

Industry Standards

         Through the adoption and active use of standard formats for healthcare electronic data interchange processing, PlanVista can support payer and provider processing requirements and provide standard interfaces to other electronic data interchange processing organizations.

Ease of Use

         PlanVista's products utilize a 32 bit graphical user interface. PlanVista's web-based products are written in Java and function in any operating system capable of using a web browser, thereby enhancing ease of use by its customers.

Remote Connectivity Offerings

         PlanVista was an early adopter of the emerging Internet technology that enables it to provide quick connectivity through file transfer protocol, web-enabled applications, and virtual private networking. PlanVista believes that these features allow it to provide improved service levels and lower pricing. PlanVista has established relationships with multiple telecommunications vendors to ensure reliable and redundant connectivity over T1 and frame relay circuits.

         PlanVista does not have patent protection for its proprietary technology, which includes primarily software and software applications. Until PlanVista obtains this protection, PlanVista must rely on trade secret and copyright protection provided under common law. PlanVista also has implemented certain security measures to protect its systems from access by unauthorized parties that might want to copy or otherwise use its technologies. These security measures include firewall protection, corporate antivirus programs, and email and facility security. PlanVista relies on technology licensed from third parties to perform key functions, and may be required to license additional technology in the future. PlanVista has obtained federal trademark protection for the marks PlanVista Solutions(R) and ClaimPassXL(R).

COMPETITION

PREFERRED PROVIDER NETWORK ACCESS

         The PPO industry is highly fragmented. According to the American Association of Preferred Provider Organizations, as of March 2003 there were more than 1,000 PPOs in the United States. A few companies, such as



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First Health Group Corporation, BCE Emergis/eHealth Solutions Group, Concentra,
Inc., Beech Street Corporation, Coalition America, Inc., and Multiplan, Inc., offer provider networks and claim volumes of meaningful size. The remainder of the competitive landscape is diverse, with major insurance companies and managed care organizations such as Blue Cross Blue Shield, Aetna US Healthcare, WellPoint Health Networks, Inc., United Health Group, Humana Health Care Plans, Private Healthcare Systems, and Cigna Healthcare also offering proprietary preferred provider networks and services. In addition, the number of independent PPOs has decreased as managed care organizations and large hospital chains have acquired PPOs to administer their managed care business and increase enrollment. PlanVista expects consolidation to continue as the participants in the industry seek to acquire additional volume and access to PPO contracts in key geographic markets. This consolidation may give customers greater bargaining power and lead to more intense price compensation.

ELECTRONIC CLAIMS REPRICING

         The claims repricing service market is also fragmented. PlanVista's repricing competitors provide some or all of the services PlanVista currently provides. PlanVista's competitors can be categorized as follows:

         - Large managed care organizations and third party administrators with in-house claim processing and repricing systems, such as Blue Cross Blue Shield, UnitedHealth Group, and Wellpoint Health Networks, Inc.;

         - Healthcare information technology companies providing enterprise-wide systems to the payer market, such as McKesson/HBOC (NYSE: MCK), Eclipsys Corp (NASDAQ: ECLP), and Perot Systems Corporation (NYSE: PER); and

         - Healthcare information software vendors selling claim processing products to the provider market, such as The TriZetto Group (NASDAQ: TZIX), HealthAxis (NASDAQ: HAXS), Avidyn/ppoOne (NASDAQ: ADYN), and several private companies.

         The market for claims repricing services is competitive, rapidly evolving, and subject to rapid technological change. PlanVista believes that competitive conditions in the healthcare information industry in general will lead to continued consolidation as larger, more diversified organizations are able to reduce costs and offer an integrated package of services to payers and providers.

         PlanVista competes on the basis of the strength of its electronic claims repricing technology, the size of its network and the level of its network discounts, its percentage of savings pricing model, and the diversity of services PlanVista offers through its business processing outsourcing products and other new initiatives. Many of its current and potential competitors have greater financial and marketing resources than PlanVista has. Furthermore, PlanVista believes that the increasing acceptance of managed care in the marketplace, the adoption of more sophisticated technology, legislative reform, and the consolidation of the industry will result in increased competition. There can be no assurance that PlanVista will continue to maintain its existing customer base, or that PlanVista will be successful with any new products that PlanVista has introduced or will introduce.

PLANVISTA'S HISTORY

         PlanVista was incorporated in Delaware in 1994 and completed its initial public offering in May 1995 under the name HealthPlan Services Corporation. PlanVista changed its name to PlanVista Corporation in April 2001. The original core business, which PlanVista purchased from Dun & Bradstreet Corporation in 1994, provided third party administration of healthcare claims for large and small group employers. After its 1995 initial public offering, PlanVista initiated a series of acquisitions designed to grow its business. PlanVista spent more than $170.0 million in cash to acquire seven businesses between 1995 and 1998, including the purchase of a managing general underwriter business and the May 1998 purchase of the National Preferred Provider Network business for $31.6 million. PlanVista used funds from its senior credit facility to help finance these acquisitions. By 1999, a number of PlanVista's businesses, other than the National Preferred Provider Network business that is part of the core business


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
today, had become unprofitable. PlanVista was burdened with more than $100.0 million of senior debt, more than $10.0 million of subordinated debt, and approximately $25.0 million of working capital deficit.

Divestiture

         In June 2000, PlanVista initiated a strategic turnaround program designed to (1) divest its third party administration businesses, (2) reduce its senior debt, (3) focus its efforts on enhancing its medical cost containment business, and (4) restructure its balance sheet. PlanVista disposed of all of its third party administration and managing general underwriter businesses in a series of transactions during 2000 and 2001. In the 2000 transactions, PlanVista received a total of $35.1 million and, in one of the transactions, the purchaser assumed $1.5 million of additional current liabilities. Of the cash proceeds, PlanVista used $29.5 million to reduce its outstanding indebtedness to its senior lenders.

         PlanVista completed the disposition of its former business units in June 2001 with the sale of its subsidiary, HealthPlan Services, Inc., which contained the remaining third party administration business and the managing general underwriter business. In connection with this non-cash transaction, the purchaser, HealthPlan Holdings, Inc., assumed approximately $40.0 million in working capital deficit of the acquired businesses, and acquired assets having a fair market value of approximately $30.0 million. At the closing of this transaction, PlanVista issued 709,757 shares of its common stock to offset $5.0 million of the assumed deficit. PlanVista offset the remaining $5.0 million of this deficit with a long-term convertible subordinated note, which automatically converted into 813,273 shares of its common stock on April 12, 2002 in connection with the restructuring of the credit facility, as described below. During 2001 and 2002, in connection with the HealthPlan Holdings transaction, PlanVista issued a total of 343,521 additional shares of its common stock in settlement of certain post-closing disputes and to meet certain obligations under the terms of the subordinated note and a registration rights agreement PlanVista entered into at closing. See "Management's Discussion and Analysis of Operations - Liquidity and Capital Resources" for a more detailed discussion of the HealthPlan Holdings transactions.

         PlanVista's current business consists of its core medical cost containment business, which includes the National Preferred Provider Network, as well as the new network and data management business process outsourcing businesses, which PlanVista introduced in 2001 and which began generating operating revenue in the first quarter of 2002.

Series C Preferred Stock

         The series C preferred stock issued to PlanVista's senior lenders in connection with the restructured credit facility accrues dividends at 10.0% per annum during the first twelve months from issuance. Thereafter, the dividend rate became fixed at 12.0% per annum. Dividends are payable quarterly in additional shares of series C preferred stock or, at PlanVista's option, in cash. PlanVista has chosen to pay dividends in the form of additional shares, and to date PlanVista has issued to the series C holders an aggregate of 4,536 additional shares of series C preferred stock. In addition, while at least 12,000 shares of series C preferred stock are outstanding, the series C preferred stockholders are entitled to elect three out of seven members of PlanVista's board of directors. Due to the occurrence of a Board Shift Event, as defined below, resulting from PlanVista's failure to redeem all of the series C preferred stock by October 12, 2003, the board composition changed so as to allow the holders of series C preferred stock to elect four out of seven directors, thereby shifting control of the board to the directors elected by the holders of series C preferred stock. The series C preferred stockholders designated as their representative an existing member of the board of directors. A "Board Shift Event" is defined as (1) PlanVista's failure to achieve certain specified net operating cash flow requirements, (2) any default in connection with the payment of principal or interest under the restructured credit facility, after the lapse of any applicable grace periods, or (3) PlanVista's failure to redeem all of the series C preferred stock by October 12, 2003. PlanVista may redeem the series C preferred stock at any time at its option at a redemption price of $1,000 per share plus accrued dividends. Until the March 2003 closing of the PVC Funding Partners transaction, as described below, the senior lenders under the restructured credit facility were the sole holders of the series C preferred stock.

         In addition to their voting rights with respect to directors, due to the occurrence of the Board Shift Event, the holders of the series C preferred stock have the right in certain circumstances to vote as a single class with the


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
common stockholders on all matters other than the election of directors on an "as-converted" basis, with each share of series C preferred stock having a number of votes equal to the number of shares of common stock into which it would be converted. There are 33,536 shares of series C preferred stock outstanding. In connection with the issuance of the series C preferred stock, the senior lenders entered into a stockholders agreement with PlanVista, which provides, among other things, for registration rights in connection with the sale of any shares of common stock that are issuable upon conversion of the series C preferred stock. The registration rights include shelf and piggy-back registration rights.

         The series C preferred stock may be converted, at any time, into shares of PlanVista's common stock at the rate of 751.88 shares of common stock for each preferred share, or a total of 25,215,038 shares (or 59.7%) of its common stock upon full conversion, subject to adjustment. The series C preferred stock has weighted-average anti-dilution protection and a provision that in no event will the series C preferred stock convert into less than 51.0% of PlanVista's outstanding shares of common stock.

         Pursuant to an action by written consent of the requisite majority of the holders of the series C preferred stock, the series C preferred stockholders have elected not to designate that the merger be deemed a liquidation, dissolution or winding up of PlanVista under the certificate of designation, and as a result of such action, the merger will not trigger PlanVista's redemption obligations under the certificate of designation.

PVC Funding Partners Transaction

         On March 17, 2003, PVC Funding Partners, LLC, an affiliate of Commonwealth Associates, L.P. and Comvest Venture Partners, L.P., acquired 29,851, or 96.0%, of PlanVista's outstanding series C preferred stock from PlanVista's senior lenders. These preferred shares were purchased from the lenders on a prorata basis at a price of $33.50 per share. The selling lenders continue to hold the remaining 4.0% of the series C preferred stock. In connection with the transaction, PVC Funding Partners also acquired $20.5 million in principal amount of PlanVista's outstanding bank debt from PlanVista's senior lenders. In connection with the closing of the transaction, the three members of PlanVista's board of directors theretofore designated by the holders of the series C preferred stockholders voluntarily relinquished their board positions, and were replaced by three directors selected by PVC Funding Partners.

         There is an intercreditor agreement between PVC Funding Partners and Wachovia Bank, National Association, dated March 7, 2003. The intercreditor agreement provides that, until the occurrence of a Board Shift Event, PVC Funding Partners has all of the rights of the original lenders under the restructured credit agreements, except that (1) PVC Funding Partners' rights to mandatory prepayments and other principal payments prior to the maturity date are subordinated to the original lenders' rights to those payments, and (2) PVC Funding Partners' notes will be voted consistently with and on the same percentage basis as the original lenders with respect to all matters required to be submitted to a vote or consent of the lenders, except for matters related to certain fundamental changes in the loan terms. A Board Shift Event allowed PVC Funding Partners to appoint an additional board member and thus obtain control of PlanVista's board of directors, but the intercreditor agreement provided PVC Funding Partners the option of not exercising their right to obtain such control. If, within fifteen days of a first Board Shift Event, PVC Funding Partners had notified the original lenders that they would not exercise their right to control PlanVista's board, then the original lenders would have had the option to repurchase 14,304 of the series C preferred stock, at a price of $33.50 per share. In connection with PlanVista's failure to redeem the series C shares by October 12, 2003, PVC Funding Partners designated as its representative another member of the board of directors previously elected by the common stockholders, thereby completing the four director seats to which the


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
holders of the series C preferred stock were entitled following a Board Shift Event and exercising their right to obtain control of PlanVista's board. As a result, pursuant to the terms of the intercreditor agreement, the debt held by PVC Funding Partners was automatically subordinated to the debt held by the original lenders.

Restructured Centra Notes

         On March 31, 2003, PlanVista renegotiated approximately $4.8 million in convertible notes that were originally issued to Centra Benefit Services, Inc., sometimes referred to as Centra. Pursuant to the renegotiated terms, PlanVista extended the maturity date of the notes from December 1, 2004 to April 1, 2006, reduced the interest rate from 12% per annum to 6% per annum, and fixed the conversion price at $1.00, subject to adjustment in accordance with anti-dilution protections. The previous conversion price was based on the trading price of PlanVista's common stock. Immediately upon completion of this restructuring, PVC Funding Partners acquired slightly more than 50% of the face value of the notes from Centra. The remaining interest is held by Centra.

         See "Management's Discussion and Analysis of Financial Condition and Reports of Operations - Liquidity and Capital Resources."

GOVERNMENT REGULATION

         Regulation in the healthcare industry is constantly evolving. Federal, state, and local governments continue their efforts to reduce the rate of increases in healthcare expenditures and to regulate the adjudication of healthcare claims for the protection of patients as well as providers. Many of these policy initiatives have contributed to the complex and time-consuming nature of obtaining healthcare reimbursement for medical services. The impact of regulatory developments in the healthcare industry is complex and difficult to predict, and PlanVista's business could be adversely affected by new healthcare regulatory requirements or new interpretations of existing requirements. PlanVista believes, however, that the increasing complexity of healthcare transactions and the resulting additional information management requirements placed on providers and payers should increase the demand for its services. At the same time, these requirements may dramatically increase the cost of providing services.

PRIVACY REGULATION

         As participants in the healthcare industry, PlanVista and its payer and provider customers are subject to laws and regulations relating to the confidential treatment and secure transmission of patient medical records and other healthcare information. The Health Insurance Portability and Accountability Act of 1996, as amended, sometimes referred to as HIPAA, has had, and will continue to have, a significant effect on developers and users of healthcare information systems. On December 28, 2000, the Department of Health and Human Services, sometimes referred to as HHS, issued final regulations, in the form of a Privacy Rule, relating to patient information privacy and electronic healthcare transactions. On August 14, 2002, HHS adopted modifications to the Privacy Rule. The Privacy Rule affects certain health plans, healthcare clearinghouses, and health care providers. These "covered entities" must implement standards to protect and guard against the misuse of individually identifiable health information. In many instances, PlanVista is merely deemed to be a business associate of its health plan and provider customers. PlanVista is deemed to be a clearinghouse when PlanVista converts nonstandard data content, or data in a nonstandard format, into standard data elements or a standard transaction, or vice versa. Among other things, the Rule required PlanVista to adopt written privacy procedures and provide employee training with respect to compliance. PlanVista was in compliance with these regulations by the required date, April 14, 2003.

         Effective October 2003, PlanVista became subject to HIPAA regulations related to electronic transactions. These regulations require PlanVista to use standard data content and formats for the submission of electronic claims and other administrative and healthcare transactions. Additionally, HHS has adopted regulations relating to security of individual health information and a national employer identifier. PlanVista believes it is in compliance with these regulations.

         Many healthcare payers and providers have sought assistance from outside vendors to facilitate implementation and/or to provide clearinghouse translation capabilities as a method to reduce those costs and meet the required mandatory implementation dates. While HIPAA could continue to have an adverse effect on the operations of providers and payers and consequently reduce PlanVista's revenue, PlanVista believes it possesses technical and managerial knowledge and skills that could benefit healthcare organizations seeking to establish compliance with HIPAA requirements. PlanVista has analyzed the extent to which PlanVista may need to alter its systems to comply with current and proposed HIPAA regulations and does not believe that there will be significant additional costs to it in complying with such regulations. Because some HIPAA regulations have yet to be issued and because even final HIPAA regulations may be subject to additional modification or amendment, PlanVista's products may require modification in the future. If PlanVista fails to offer solutions that permit compliance with applicable laws and regulations, its business could suffer.

         Many of PlanVista's customers will also be subject to state laws implementing the federal Gramm-Leach-Bliley Act, relating to certain disclosures of nonpublic personal health information and nonpublic personal financial information by insurers and health plans. PlanVista also may be subject to state privacy laws, which may be more stringent than HIPAA in some cases.

PROVIDER CONTRACTING AND CLAIMS REGULATION

         Some state legislatures have enacted statutes that govern the terms of provider network discount arrangements or restrict unauthorized disclosure of such arrangements. Legislatures in other states are considering adoption of similar laws. Although PlanVista believes that it operates in a manner consistent with applicable provider contracting laws, there can be no assurance that it will be in compliance with laws or regulations to be promulgated in the future, or with new interpretations of existing laws.

         PlanVista's customers perform services that are governed by numerous other federal and state civil and criminal laws, and in recent years have been subject to heightened scrutiny of claims practices, including fraudulent billing and paying practices. Many states also have enacted regulations requiring prompt claims payment. To the extent that PlanVista's customers' reliance on any of the services PlanVista provides contribute to any alleged violation of these laws or regulations, then PlanVista could be subject to indemnification claims from its customers or be included as part of an investigation of its customers' practices. Federal and state consumer laws and regulations may apply to PlanVista when it provides claims services and a violation of any of these laws could subject PlanVista to fines or penalties.

LICENSING REGULATION

         While PlanVista is currently not subject to licensing requirements for the services it provides, some states require PlanVista, as a non-risk-bearing PPO, to formally register and file an annual or one-time accounting of networks and providers with which PlanVista contract. Given the rapid evolution of healthcare regulation, it is possible that PlanVista will be subject to future licensing requirements in any of the states where PlanVista currently performs services, or that one or more states may deem PlanVista's activities to be analogous to those engaged in by other participants in the healthcare industry that are now subject to licensing and other requirements, such as third party administrator or insurance regulations. Moreover, laws governing participants in the healthcare industry are not uniform among states. As a result, PlanVista may have to undertake the expense and difficulty of obtaining any required licenses, and there is a risk that PlanVista would not be able to meet the licensing requirements imposed by a particular state. It also means that PlanVista may have to tailor its products on a state-by-state basis in order for its customers to be in compliance with applicable state and local laws and regulations.

INTERNET REGULATION

         PlanVista offers a number of Internet-related products. The Internet and its associated technologies are subject to increasing government regulation. A number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments and agencies. PlanVista cannot be assured that it will be able to comply with requirements that may be adopted in the future.

PATIENT PROTECTION INITIATIVES

         State and federal legislators and regulators have proposed initiatives to protect consumers covered by managed care plans and other health coverage. These initiatives may result in the adoption of laws related to timely claims payment and review of claims determinations. These laws may impact the manner in which PlanVista performs services for its clients.

         While PlanVista believes its operations are in material compliance with applicable laws as currently interpreted, the regulatory environment in which PlanVista operates may change significantly in the future, which could restrict PlanVista's existing operations, expansion, financial condition, or opportunities for success.

EMPLOYEES

         On October 31, 2003, PlanVista employed 127 persons. PlanVista's employees are not represented by a labor union or a collective bargaining agreement. PlanVista regards its relationship with its employees as good.

AVAILABLE INFORMATION

         PlanVista is headquartered in Tampa, Florida and has an operations and technology center in Middletown, New York. The Tampa headquarters' mailing address is 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607, and its principal telephone number at that location is 813-353-2300. PlanVista's website address is www.planvista.com. PlanVista's annual reports on Form 10-K, its quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available free of charge through PlanVista's website at "About Us/Investor Information/SEC Filings." PlanVista makes this information available via a hyperlink to a third party Securities and Exchange Commission (sometimes referred to as SEC) filings website. PlanVista does not maintain or provide information directly to this site. Although the third party that maintains the website has endeavored to make PlanVista's SEC filings available as soon as reasonably practicable after PlanVista files them electronically with the SEC, PlanVista makes no representations or warranties with respect to the timeliness or content of any postings on the website.

PROPERTIES

         PlanVista conducts its operations from its headquarters in Tampa, Florida and its data processing facility in Middletown, New York. PlanVista leases both of these facilities. PlanVista believes that its facilities are adequate for ProxyMed's present and foreseeable business requirements.

LEGAL PROCEEDINGS

         In the ordinary course of business, PlanVista may be a party to a variety of legal actions that affect many businesses, including employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, and tort claims. In addition, PlanVista has a number of indemnification obligations related to certain of the businesses PlanVista sold during 2000 and 2001, and PlanVista could be subject to a variety of legal and other actions as a result of such indemnification obligations. PlanVista currently has insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not cover the damages awarded. PlanVista cannot fully determine the ultimate financial effect of these claims and indemnification obligations at this time.

         In November 2001, Paid Prescriptions, LLC initiated a breach of contract action in the United States District Court for the District of New Jersey against HealthPlan Services, a former subsidiary of PlanVista. Paid Prescriptions LLC was seeking $1.6 million to $2.0 million in compensation arising from HealthPlan Services' alleged failure to meet certain performance goals under a contract requiring HealthPlan Services to enroll a certain number of customers for Paid Prescriptions LLC's services. Because the events giving rise to this claim allegedly occurred prior to the sale of the HealthPlan Services business, PlanVista defended the action on behalf of HealthPlan Services, in accordance with PlanVista's indemnification obligations to HealthPlan Holdings, Inc. In October 2003,

PlanVista settled this litigation by paying $850,000 to Paid Prescriptions, LLC. This settlement had previously been accrued for, and thus will not have a material adverse effect on PlanVista's consolidated statement of operations for the year ended December 31, 2003.

                  PLANVISTA SELECTED HISTORICAL FINANCIAL DATA

         The following table sets forth PlanVista's selected consolidated financial data for each of the five years ended December 31, 2002 and the nine month periods ended September 30, 2003 and 2002. Such information has been prepared from the audited consolidated financial statements and the unaudited condensed consolidated financial statements of PlanVista. You should read this information together with the consolidated financial statements and other financial information contained elsewhere in this joint proxy statement/prospectus.


                                            Nine Months Ended
                                                September 30                            Year Ended December 31,
                                          ----------------------    ----------------------------------------------------------
                                           2003         2002          2002       2001(1)      2000(1)      1999(1)      1998(1)
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                               (unaudited)
STATEMENT OF OPERATIONS DATA
(In thousands, except per share
  amounts)
Operating revenue                        $  23,954    $  24,746    $  33,141    $  32,918    $  26,964    $  18,691    $  10,024
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Cost of operating revenue:
   Personnel expense                         6,568        6,617        8,474        9,137        8,301        8,189        4,937
   Network access fees                       4,575        4,014        5,122        5,343        3,896        2,521        1,894
   Other                                     4,191        4,353        5,826        6,521        4,288        4,013        4,058
   Depreciation                                425          384          528          467          303          723          247
   Costs related to ProxyMed agreement         846           --           --           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total cost of operating revenue         16,605       15,368       19,950       21,468       16,788       15,446       11,136
Bad debt expense                             1,262        1,980        3,356        3,348          649          624           --
Offering costs                                  --           --        1,213           --           --           --           --
Amortization of goodwill                        --           --           --        1,378        1,380        1,388          967
Loss on impairment of intangible
  assets                                        --           --           --           --        5,513           --           --
Loss (gain) on sale of investments, net         --           --           --        2,503         (332)      (4,630)     (33,240)
Interest expense                             2,032        4,649        5,628       12,098       10,489        7,737        5,540
Other  (income) expense                       (650)          --           --         (175)         868         (373)      11,921
Equity in loss of joint venture                 --           --           --           --           --          208           --
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

Income (loss) before (benefit)
   provision for income taxes,
   minority interest, discontinued
   operations, loss on sale of
   discontinued operations,
   extraordinary loss, and cumulative
   effect of change in accounting
   principle                                 4,705        2,749        2,994       (7,702)      (8,391)      (1,709)      13,700
Net income (loss)                            3,486        3,702        4,185      (45,221)    (104,477)         104        9,698
Preferred stock accretion and
   preferred stock dividend                (52,286)     (31,080)     (48,777)          --           --           --           --
(Loss) income applicable to common
   stockholders                            (48,800)     (27,378)     (44,592)     (45,221)    (104,477)         104        9,698

Basic and diluted net income
   (loss) per share from continuing
   operations before minority
   interest, discontinued operations,
   loss on sale of assets,
   extraordinary item, and
   cumulative effect of change
   in accounting principle               $    0.21    $    0.23    $    0.25    $   (2.37)   $   (0.37)   $   (0.08)   $    0.55
Basic and diluted net (loss)
   income per share applicable to
   common stockholders                   $   (2.90)   $   (1.68)   $   (2.72)   $   (3.11)   $   (7.64)   $    0.01    $    0.67
Dividends declared per share of
   common stock                                 --           --           --           --           --    $  0.4125           --
Average common shares outstanding:
   Basic                                    16,822       16,311       16,427       14,558       13,679       13,742       14,353
   Diluted                                  16,822       16,311       16,427       14,558       13,679       13,922       14,584

BALANCE SHEET DATA:                        As of September 30,                            As of December 31,
                                        ------------------------   -----------------------------------------------------------------
Working capital (deficit)                $ (33,938)   $   1,170     $   1,178      $  (7,901)   $(104,859)   $ (44,329)   $ (93,903)
Total assets                                43,091       43,839        42,585         40,125      104,668      236,683      217,002
Total debt                                  44,420       45,701        45,544         76,086       66,038       95,762       97,322
Series C convertible preferred
   stock (As Restated)                     129,503       59,520(2)     77,217(2)          --           --           --           --
Stockholders' equity (deficit)
   (As Restated for 2002)                 (143,682)     (78,393)(2)   (95,606)(2)    (53,290)     (20,340)      86,281       91,652

(1) We have reclassified the business units sold in 2001 and 2000 as discontinued operations in the Consolidated Statements of Operations. During 2000, we sold our unemployment compensation, workers' compensation, workers' compensation managed care organization, and self-funded businesses. In 2001, we sold our third party administration and managing general underwriter business units.

(2) Restated for the classification of the series C preferred stock as described in Note 18 to the audited consolidated financial statements.

PLANVISTA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

General
         PlanVista provides medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries. Specifically, PlanVista provides integrated national PPO network access, electronic claims repricing, and network and data management business process outsourcing services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators, health maintenance organizations, and other entities that pay claims on behalf of health plans. PlanVista also provides network and data management business process outsourcing services for health care providers, including individual providers, PPOs, and other provider groups.

         PlanVista earns most of its operating revenue in the form of fees generated from the discounts PlanVista provides for the payers that access its National Preferred Provider Network. PlanVista generally enters into agreements with its healthcare payer customers under which they pay to PlanVista a percentage of the cost savings generated from PlanVista's National Preferred Provider Network discounts with PPOs and providers. PlanVista generally recognizes this operating revenue when claims processing and administrative services have been performed. Operating revenue from customers with certain contractual rights is not recognized until the corresponding cash is collected. A portion of PlanVista's operating revenue is generated from customers that pay PlanVista a monthly fee based on eligible employees enrolled in a benefit plan covered by PlanVista's health benefits payers customers. PlanVista recognizes monthly fee operating revenue at the time the services are provided. Operating revenue related to PlanVista's business process outsourcing services is earned on a per claim basis at the time the associated services are provided.

         PlanVista's expenses generally consist of network access fees incurred to provide access to participating PPO networks for its customers, compensation and benefits costs for its employees, occupancy and related costs, general and administrative expenses associated with operating PlanVista's business, taxes, and debt service obligations.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the percentages that certain items of income and expense bear to PlanVista's operating revenue for the periods indicated.

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

                                                        NINE MONTHS ENDED
                                                           SEPTEMBER 30              FOR THE YEAR ENDED DECEMBER 31,
                                                        2003          2002          2002          2001          2000
                                                      -------       -------       -------      -------        -------
                                                             (Unaudited)
Operating revenue                                       100.0%        100.0%       100.0%      100.0%         100.0%
Cost of operating revenue:
     Personnel expense                                   27.4%         26.7%        25.6%       27.8%          30.8%
     Network access fees                                 19.1%         16.2%        15.5%       16.2%          14.4%
     Other                                               17.5%         17.6%        17.5%       19.9%          15.8%
     Depreciation                                         1.8%          1.6%         1.6%        1.3%           1.3%
     Costs related to ProxyMed agreement                  3.5%           --           --          --             --
       Total cost of operating revenue                   69.3%         62.1%        60.2%       65.2%          62.3%
Bad debt expense                                          5.3%          8.0%        10.1%       10.1%           2.4%
Offering costs                                             --            --          3.7%         --             --
Other income                                            (2.7%)           --           --          --             --
Amortization of goodwill                                   --            --           --         4.2%           5.1%
Loss on impairment of intangible assets                    --            --           --          --           20.4%
(Gain) loss on sale of investments, net                    --            --           --         7.6%         (1.2%)
Other income (expense)                                     --            --           --       (0.1%)           3.2%
Interest expense                                          8.5%         18.8%        16.9%       36.3%          38.9%

       Total expenses and other income                   80.4%         88.9%        90.9%      123.3%         131.1%
                                                      -------       -------      -------     -------        -------
(Loss) income before (benefit) provision
   for income taxes, discontinued
   operations, and cumulative effect of
   change in  accounting principal                       19.6%         11.1%         9.1%     (23.3%)        (31.1%)
(Benefit) provision for income taxes                      5.0%        (3.9%)        (3.6%)      81.4%        (12.1%)
                                                      -------       -------      -------     -------        -------
Income (loss) before minority interest,
  discontinued, operations loss on sale of
  assets, extraordinary item, and cumulative
  effect of change in accounting principal               14.6%         15.0%        12.7%    (104.7%)        (19.0%)
                                                      =======       =======      =======     =======        =======


NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

         Operating Revenue. Operating revenue for the nine months ended September 30, 2003 decreased $0.8 million, or 3.2%, to $23.9 million from $24.7 million during the same period in 2002. During the first nine months of 2003, PlanVista added 38 new payer accounts and generated operating revenue from those customers totaling $2.6 million. The increase in operating revenue from this new business was offset by a decrease in operating revenue due to the departure of customers that are no longer in business, decreased utilization by some customers, and a lower percentage of high-dollar claims. Claims volume increased by approximately 92,000, or 3.4%, to 2,792,000 claims processed during the nine months ended September 30, 2003 compared to 2,700,000 claims processed in the same period in 2002.

         Personnel Expenses. Personnel expenses for the nine months ended September 30, 2003 and 2002 were $6.6 million. Personnel expenses as a percentage of revenues increased slightly to 27.4% for the nine months ended September 30, 2003 compared to the same period in 2002. Included in personnel expenses for the nine months ended September 30, 2003 is $130,000 related to various severance agreements. Bonus expense during the nine months ended September 30, 2003 was lower than the same period in 2002 due to lower estimate of such costs for the year ending December 31, 2003. Additionally, PlanVista continues to benefit from efficiencies in its claim repricing operations through increased use of its technology, which allowed PlanVista to increase the number of


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claims processed per person during the nine months ended September 30, 2003 compared to the same period in 2002.

         Network Access Fees. Network access fees for the nine months ended September 30, 2003 increased $0.6 million, or 14.0%, to $4.6 million from $4.0 million in 2002. Network access fees as a percentage of operating revenue were 19.1% in 2003 compared to 16.2% in 2002. Network access fees relate to amounts charged by PlanVista's network and cost containment partners for access to their provider network. The increase in network access fees of $0.6 million was due to a greater portion of PlanVista's operating revenue being derived from bill negotiation services, which is contracted at a higher fee.

         Other Costs of Operating Revenue. Other costs of operating revenue for the nine months ended September 30, 2003 decreased $0.2 million, or 3.7%, to $4.2 million from $4.4 million in 2002. Other costs of operating revenue primarily consists of marketing costs, occupancy and related costs, professional services, and other administrative costs. This decrease was partially the result of settlements of outstanding balances with certain of PlanVista's vendors during the three months ended March 31, 2003, resulting in $0.2 million in savings, as well as from lower professional fees related to the completion of a number of outstanding legal matters pertaining to PlanVista's divested subsidiaries.

         Depreciation. Depreciation of $0.4 million for the nine months ended September 30, 2003 was comparable to the same period in 2002.

         Costs Related to ProxyMed Agreement. In June 2003, PlanVista signed a three-year joint marketing agreement with ProxyMed, pursuant to which ProxyMed has agreed to work with PlanVista to market PlanVista's products to ProxyMed's existing and prospective customers. As part of the agreement, PlanVista expensed $0.8 million, consisting of expenses related to data services ($0.2 million), exclusivity ($0.1 million) and the issuance of a warrant giving ProxyMed the ability to purchase 15.0% of PlanVista's outstanding common stock on a fully diluted basis ($0.5 million). The fair value of the warrant was determined by an independent consultant using the Black-Scholes pricing model.

         Bad Debt Expense. Bad debt expense for the nine months ended September 30, 2003 decreased $0.7 million, or 36.3%, to $1.3 million from $2.0 million during the same period in 2002. Bad debt expense is recorded based on PlanVista's estimate of uncollectible accounts receivable.

         Other Income. On September 30, 2003, PlanVista negotiated a settlement for an obligation to provide in-kind claims repricing services. Due to this settlement, PlanVista recorded $650,000 of other income during the nine months ended September 30, 2003.

         Interest Expense, Net. Interest expense for the nine months ended September 30, 2003 decreased to $2.0 million from $4.6 million during the same period in 2002. This reduction is due primarily to the lowering of PlanVista's outstanding bank debt by $29.0 million upon the bank restructuring on April 12, 2002, the lowering of the interest rate on such debt from prime plus 6.0% to prime plus 1.0 %, and the repayment of $1.7 million of such debt in the three months ended September 30, 2003.

         Income Taxes. The provision for income taxes for the nine months ended September 30, 2003 was $1.2 million. This provision was based on an effective tax rate that was determined based upon PlanVista's estimate of its taxable income for the year ending December 31, 2003. The benefit for income taxes for the nine months ended September 30, 2002 was $1.0 million. This benefit was based on an effective tax rate that was determined based upon PlanVista's estimate of its taxable income for the year ended December 31, 2002.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

         Operating Revenue. Operating revenue for the year ended December 31, 2002 increased $0.2 million, or 1.0%, to $33.1 million from $32.9 million in 2001. During 2002, PlanVista added over 45 new accounts and generated operating revenue from those customers totaling $4.5 million. The increase in operating revenue from


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this new business was partially offset by a decrease in operating revenue from customers that no longer use PlanVista's services or that have significantly reduced their utilization. Claims volume increased 0.7 million, or 24.1%, to 3.6 million claims repriced in 2002 compared to 2.9 million claims repriced in 2001. The percentage increase in operating revenue in 2002 was less than the percentage increase in claims volume because PlanVista repriced a higher percentage of generally lower dollar value physician claims in 2002 compared to 2001, resulting in a decrease in average operating revenue per claim.

         Personnel Expense. Personnel expense for the year ended December 31, 2002 decreased $0.6 million, or 6.6%, to $8.5 million from $9.1 million in 2001. Personnel expense as a percentage of revenues decreased to 25.6% in 2002 compared to 27.8% in 2001. During 2002, PlanVista reduced its total employee count from 152 at January 1, 2002 to 144 at December 21, 2002. PlanVista continued to benefit from efficiencies in its claim repricing operations through increased use of its technology, which allowed PlanVista to increase the number of claims processed per person in 2002 compared to the same period in 2001.

         Network Access Fees and Other Cost of Operating Revenue. Network access fees and other cost of operating revenue for the year ended December 31, 2002 decreased $1.0 million, or 8.4%, to $10.9 million from $11.9 million in 2001. Network access fees and other cost of operating revenue as a percentage of operating revenue were 33.0% in 2002 compared to 36.1% in 2001. This decrease was attributable to decreases in network access fees of $0.2 million, due to contracts with certain of PlanVista's newer networks that are on more favorable terms and the migration of certain networks to a flat fee contract basis. Additionally, PlanVista's electronic imaging costs decreased by approximately $0.2 million as more of its repricing is done through either EDI or Internet connections.

         Depreciation and Amortization of Goodwill. Depreciation for the year ended December 31, 2002 increased an immaterial amount compared to 2001. This small increase in depreciation was due to purchases of fixed assets in the latter part of 2001 and during 2002. Amortization of intangibles was $1.4 million for the year ended December 31, 2001. No amortization of goodwill was recorded in 2002 due to the adoption of Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Intangible Assets," under which goodwill is no longer amortized but instead is subject to impairment tests at least annually. No impairment of goodwill was determined to have occurred during 2002.

         Bad Debt Expense. Bad debt expense for the year ended December 31, 2002 increased an immaterial amount from the same period in 2001. Bad debt expense is recorded based on PlanVista's estimate of uncollectible accounts receivable.

         Offering Costs. During 2002, PlanVista pursued a secondary offering of its common stock and in connection therewith incurred legal, accounting, and printing fees. However, due to market conditions, the Offering was indefinitely postponed and, accordingly, in the fourth quarter, PlanVista expensed approximately $1.2 million associated with the Offering.

         Interest Expense. Interest expense for the year ended December 31, 2002 decreased to $5.6 million from $12.1 million during the same period in 2001. During 2001, PlanVista incurred higher interest rates on its credit facility that increased from prime plus 1.0% (10.50%) on January 1, 2001, to prime plus 6.0% (10.75%) through April 12, 2002, the date PlanVista restructured its credit facility. As a result of this restructuring, PlanVista reduced the debt balance owed to its Senior Lenders from $64.8 million at December 31, 2001 to $40.0 million at December 31, 2002. PlanVista's senior lenders currently charge interest at a rate of prime plus 1.0% (5.25% at December 31, 2002). The decrease resulting from the lower average principal balance and lower interest rates was partially offset by the bank charges and other financing costs incurred to restructure the credit facility, which are included in interest expense for the year ended December 31, 2002.

         Loss (gain) on Sale of Investments, Net. Loss on sale of investments for the year ended December 31, 2002 decreased $2.5 million, to $0.0 from $2.5 million for the same period in 2001. The loss on sale of investments in 2001 was due to PlanVista's sale of its investment in HealthAxis, Inc.


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         Income Taxes. The benefit for income taxes for the year ended December
31, 2002 was $1.2 million compared to a provision for income taxes of $26.8 million during the same period in 2001. Effective January 1, 2002, a new federal law was enacted allowing corporations to increase the period for which they may obtain refunds on past income taxes paid due to net operating losses. The prior law allowed companies to use their net operating losses for the preceding three fiscal years while the new law allows companies to use their net operating losses for the preceding five fiscal years.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         Operating Revenue. Operating revenue for the year ended December 31, 2001 increased $6.0 million, or 22.3%, to $32.9 million from $26.9 million in 2000. During 2001, PlanVista added more than 177 new accounts and generated revenue from those customers totaling $6.2 million. Operating revenue from existing customers was flat in 2001 compared to 2000. Claims volume increased
0.8 million, or 38.1%, to 2.9 million claims repriced in 2001 compared to 2.1 million claims repriced in 2000. The percentage increase in operating revenue in 2001 was less than the percentage increase in claims volume because PlanVista repriced a higher percentage of generally lower value physician claims in 2001 compared to 2000, resulting in a decrease in average operating revenue per claim.

         Personnel Expense. Personnel expense for the year ended December 31, 2001 increased $0.8 million, or 9.6%, to $9.1 million from $8.3 million in 2000. Personnel expense increased as salaries and wages increased to meet increased volume of claims received and commissions earned from the increase in operating revenue. Personnel expense as a percentage of operating revenue decreased to 27.8% in 2001 compared to 30.8% in 2000, primarily because PlanVista was able to increase efficiencies in its claims repricing operations through increased use of its technology, which allowed it to increase the number of claims processed per person in 2001.

         Network Access Fees and Other Costs of Operating Revenue. Network access fees and other costs of operating revenue for the year ended December 31, 2001 increased $3.7 million, or 45.1%, to $11.9 million from $8.2 million in 2000. This increase was primarily attributable to increases in network access fees, electronic imaging, postage, computer software and maintenance cost, and printing cost supporting PlanVista's increased operating revenue. Network access fees and other costs of operating revenue as a percentage of operating revenue was 36.1% in 2001 compared to 30.2% in 2000. Additionally, PlanVista incurred increased legal and other costs associated with its divestitures and credit facility restructuring activities during 2001 totaling $0.7 million. During 2000, PlanVista received proceeds from a key-man life insurance policy totaling $0.5 million, which reduced overall cost of operating revenue during such period.

         Depreciation and Amortization of Goodwill. Depreciation for the year ended December 31, 2001 increased $0.2 million, or 66.7%, to $0.5 million from $0.3 million in 2000. Amortization of intangibles was $1.4 million for each of the years ended December 31, 2001 and 2000. The increase in depreciation was primarily attributable to the amortization of internally developed software costs that were capitalized in 2001 and the depreciation of new property and equipment acquired in 2001.

         Bad Debt Expense. Bad debt expense for the year ended December 31, 2001 increased $2.7 million, or 450.0%, to $3.3 million from $0.6 million in 2000 due to the related increase in operating revenue, an overall increase in the estimated allowance for doubtful accounts based on historical collection rates, and a $1.2 million additional reserve against certain accounts resulting from customer negotiations.

         Loss on Sale of Investments, Net. Loss on sale of investments, net for the year ended December 31, 2001 was $2.5 million compared to gain on sale of investments of $0.3 million in 2000. During the second quarter of 2001, PlanVista sold all of its shares of HealthAxis, Inc. stock and realized a net pretax loss on the sale of approximately $2.5 million. During the second quarter of 2000, PlanVista sold all 109,732 of its shares of Caredata.com, Inc. stock and realized a net pretax gain on the sale of $0.3 million.

         Interest Expense. Interest expense for the year ended December 31, 2001 increased $1.6 million, or 15.2%, to $12.1 million from $10.5 million in 2000. This increase resulted from increased interest rates on PlanVista's credit facility from prime plus 1.0%, or 10.5%, at January 1, 2001 to prime plus 6.0%, or 10.75%, at December 31,


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
2001. In addition, PlanVista incurred significant bank charges that were included in interest expense associated with amendments to its credit facility during 2001.

         Other Income and Expense. Other income for the year ended December 31, 2001 was immaterial. Other expense for the year ended December 31, 2000 was $0.9 million. During the second quarter of 2000, PlanVista expensed legal, financial advisory, and other fees associated with the termination of its merger agreement with UICI, a Texas-based financial services firm. PlanVista entered into a contract to be acquired by them in October 1999. The transaction was mutually terminated in April 2000.

         Income Taxes. Provision for income taxes for the year ended December 31, 2001 was $26.8 million compared to a benefit for income taxes of $3.3 million in 2000. During 2001, PlanVista was required to establish a $36.5 million valuation allowance on its net deferred tax assets as a result of cumulative losses in recent years, as required by SFAS No. 109, "Income Taxes."

         Discontinued Operations. Loss from discontinued operations, net of taxes for the year ended December 31, 2001 decreased $58.2 million, or 99.0%, to $0.6 million from $58.8 million in 2000. Loss on sale of discontinued operations, net of taxes for the year ended December 31, 2001 decreased $29.2 million, or 74.3%, to $10.1 million from $39.3 million in 2000. During 2000, these operations were adversely affected by the write-off of $80.3 million of goodwill and contract rights related to the business units sold determined by the selling price of the unemployment compensation and workers' compensation, Ohio workers' compensation managed care organization and self-funded business units sold in 2000, and the definitive agreement signed in April 2001 to sell PlanVista's third party administration and managing general underwriter business units. The additional losses in 2001 were incurred based on actual results of operations and the terms of the final sale, which occurred in June 2001.

         Loss on Extinguishment. During the second quarter of 2000, PlanVista recorded a loss on the extinguishment of debt of $1.0 million, net of taxes, related to its credit facility. This loss represented $1.5 million of pretax non-interest fees and expenses connected with the prior facility, which were previously subject to amortization over five years. No such gains or losses were recognized during 2001.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity is PlanVista's ability to generate adequate amounts of cash to meet its financial commitments. PlanVista's primary source of cash is fee revenue generated from the healthcare provider discounts that it makes available to its customers. PlanVista's uses of cash consist of payments to PPOs to provide access to their networks for PlanVista's customers, payments for compensation and benefits for PlanVista's employees, occupancy and related costs, general and administrative expenses associated with operating its business, debt service obligations, and taxes.

         PlanVista had cash and cash equivalents totaling $3.0 million at September 30, 2003 and $1.2 million at December 31, 2002. Net cash provided by operating activities was $3.8 million and $0.7 million during the nine months ended September 30, 2003 and 2002, respectively. This increase in cash provided by operating activities in 2003 is due primarily to improved accounts receivable collections partially offset by decreases in PlanVista's accounts payable and accrued expenses.

Restructured Credit Facility

         On April 12, 2002, PlanVista closed a transaction to restructure and refinance its senior bank debt, which was $69.0 million prior to the closing. Under the terms of the restructured agreement, PlanVista entered into a $40.0 million term loan that accrues interest at a variable rate, generally prime plus 1.0%, with interest payments due monthly. Quarterly principal payments of $50,000 became due beginning September 30, 2002, and because the term loan is payable in full on May 31, 2004, it is classified as a current liability on PlanVista's balance sheet as of September 30, 2003. The term loan is collateralized by all of PlanVista's assets.


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
         In exchange for retirement of the remaining amounts due to its senior lenders, PlanVista issued 29,000 shares of its newly authorized series C preferred stock and an additional promissory note in the amount of $184,872, which was fully paid as of June 30, 2003. The series C preferred stock accrued dividends at 10.0% per annum during the first twelve months from issuance and is currently fixed at 12.0% per annum. Dividends are payable quarterly in additional shares of series C preferred stock or, at PlanVista's option, in cash. As of September 30, 2003, PlanVista has chosen to pay dividends in the form of additional shares, and has issued to the series C preferred stockholders an aggregate of 3,659 additional shares of series C preferred stock. The restructured credit agreement contains certain financial covenants, including minimum monthly EBITDA levels, as defined in the agreement, maximum quarterly and annual capital expenditures, a minimum quarterly fixed charge ratio that is based primarily on PlanVista's operating cash flows, and maximum quarterly and annual extraordinary expenses, as defined in the agreement. The required minimum EBITDA level beginning August 2003 is $1.0 million per month. While PlanVista is in compliance with the financial covenants as of September 30, 2003, there is no assurance that it will remain in compliance in future periods. If PlanVista is not in compliance, the senior lenders could demand repayment of PlanVista's obligations. In such event, there can be no assurance that PlanVista will be able to repay the indebtedness, or refinance such indebtedness on terms that are acceptable to it.

         PlanVista's indebtedness comes due in May 2004. PlanVista is currently pursuing alternatives to refinance this indebtedness and/or raise additional equity capital to pay off or pay down this indebtedness. There can be no assurance that PlanVista will be able to repay the indebtedness or refinance such indebtedness on terms that are acceptable to it. Should PlanVista be successful in these endeavors, there could be substantial dilution to the common stockholders.

         If PlanVista is unable to generate sufficient cash flows from operations to pay its financial obligations and meet its debt covenants, as required by PlanVista's restructured credit facility, or if PlanVista is unable to repay or refinance its restructured credit facility in full in May 2004, there may be a material adverse effect on PlanVista's business, financial condition, and results of operations.

PVC Funding Partners Transaction

         On March 7, 2003, PVC Funding Partners, LLC, an affiliate of Commonwealth Associates, LP and Comvest Venture Partners, acquired from PlanVista's senior lenders 29,851 shares, or 96.0%, of PlanVista's outstanding series C preferred stock. The series C preferred stock was purchased from the senior lenders on a prorata basis at a price of $33.50 per share. The original senior lenders continue to hold the remaining 4.0% of the series C preferred stock. In connection with the transaction, PVC Funding Partners also acquired $20.5 million in principal amount of PlanVista's outstanding bank debt from PlanVista's original senior lenders. In connection with the closing of the transaction, the three Class B members of PlanVista's board of directors designated by the original holders of the series C preferred stock voluntarily relinquished their board positions and were replaced by three Class B directors selected by PVC Funding Partners, LLC.

         There is an intercreditor agreement between PVC Funding Partners and the original senior lenders which provides that, until the occurrence of a Board Shift Event, PVC Funding Partners has all of the rights of the original senior lenders under the restructured credit agreements, except that (1) PVC Funding Partners' rights to mandatory prepayments and other principal payments prior to the maturity date are subordinated to the original senior lenders' rights to those payments, and (2) PVC Funding Partners' notes will be voted consistently with and on the same percentage basis as the original senior lenders with respect to all matters required to be submitted to a vote or consent of the original senior lenders, except for matters related to certain fundamental changes in the loan terms. On October 12, 2003, PlanVista did not redeem any of the series C preferred stock, triggering a Board Shift Event. Consequently, PVC Funding Partners informed the senior lenders that they were exercising their option to control the board of directors by assuming the right to elect four of the seven members of the Board. PVC Funding Partners designated one of the existing directors previously elected by the common stockholders as the fourth series C director. Upon the change in control of PlanVista's board of directors, the debt held by PVC Funding Partners became subordinated to the debt held by the original senior lenders.


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
Centra Convertible Notes

         As of December 31, 2001, PlanVista was in default with respect to interest payments due under notes payable to CENTRA Benefits, Inc., referred to as Centra, originally issued in connection with PlanVista's 1998 acquisition of a third party administration business from Centra. These notes have been restructured twice since December 31, 2001. Most recently, effective March 31, 2003, PlanVista extended the maturity date of the notes, which are in the amount of $4.3 million, to April 1, 2006, reduced the interest rate to 6.0% per annum, and fixed the conversion price under which the notes can be converted to common stock at $1.00. PlanVista also issued a new convertible note equal to the accrued and unpaid interest owed to Centra in the amount of approximately $500,000. This note has the same terms and conditions as the restructured notes. Immediately upon completion of this restructuring, PVC Funding Partners acquired slightly more than 50.0% of the face value of the notes, including the new note, from Centra. The remaining portion is still held by Centra.

Other Obligations

         In connection with a 1993 acquisition by PlanVista's former subsidiary, HealthPlan Services, Inc., PlanVista assumed a note payable. As of September 30, 2003, the outstanding principal balance of the note was approximately $695,000, and semi-annual payments on this note are due through November 1, 2008. This note is collateralized by a letter of credit.

         On September 30, 2003, PlanVista settled an obligation to provide $950,000 of in-kind services with a cash payment of $300,000. The difference of $650,000 is included in operating income in the accompanying condensed consolidated statements of operations for the three and nine months ended September 30, 2003.

         On April 12, 2002, in connection with the restructuring of PlanVista's credit facility, the maturity date of notes totaling $500,000 was extended to December 1, 2004. The notes are due to a member of PlanVista's board of directors and an individual who was a member of PlanVista's board of directors at the time that the notes were issued and at the time of the April 2002 restructuring. These notes bear interest at prime plus 4.0% per annum, but payment of interest is subordinated and deferred until all senior obligations are paid.

         Since the sale of HealthPlan Services in June 2001, PlanVista had been in discussions with HealthPlan Holdings, Inc. to finalize purchase price adjustments associated with the HealthPlan Services transaction. On October 1, 2003, PlanVista finalized its discussions with HealthPlan Holdings, Inc. with no additional liability for purchase price adjustments. Additionally, PlanVista agreed upon payment terms for $1.7 million of other items that are included in accrued liabilities in the accompanying condensed consolidated balance sheets as of September 30, 2003 and December 31, 2002.

Capital Expenditures

         PlanVista spent $0.4 million on capital expenditures during the nine months ended September 30, 2003. Obligations for future capital expenditures are not significant and are restricted to $1.5 million annually under PlanVista's credit facility.

         Except for the maturity of its term loan, which becomes due on May 31, 2004, PlanVista believes that all consolidated operating and financing obligations for the next twelve months will be met from cash flows from operations and available cash. Although there can be no assurances, management believes based on available information, PlanVista will be able to maintain compliance with the terms of its restructured credit facility, including the financial covenants, until it becomes due on May 31, 2004. PlanVista's ability to fund its operations, make scheduled payments of interest and principal on its indebtedness, and maintain compliance with the terms of its restructured credit facility, including PlanVista's financial covenants, depends on PlanVista's future performance, which is subject to economic, financial, competitive, and other factors beyond PlanVista's control. If PlanVista is unable to generate sufficient cash flows from operations to pay its financial obligations and meet the debt covenants as required under the restructured credit facility, or is unable to repay its restructured credit facility in full on May 31, 2004, there may be a material adverse effect on PlanVista's business, financial condition, and results of


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operations. Management has explored alternatives, including the sale of equity securities, to refinance PlanVista's debt, reduce its obligations, recapitalize PlanVista, and provide additional liquidity. However, management believes that if the merger transaction with ProxyMed is approved by the stockholders, there will be sufficient liquidity to pay PlanVista's obligations to its senior lenders and to meet its other financial obligations. There can be no assurances that PlanVista will be successful in these endeavors. Should PlanVista be successful in these endeavors, there could be substantial dilution to PlanVista's common stockholders.

Inflation

         PlanVista does not believe that inflation had a material effect on PlanVista's results of operations for the three or nine months ended September 30, 2003 and 2002. There can be no assurance, however, that PlanVista's business will not be affected by inflation in the future.

PLANVISTA RECENT ACCOUNTING PRONOUNCEMENTS

         On January 1, 2003, PlanVista adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset. The adoption of SFAS No. 143 did not have a significant effect on PlanVista's financial position, results of operations or liquidity.

         On January 1, 2003, PlanVista adopted the provisions of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring and similar costs. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, rather than the date of PlanVista's commitment to an exit plan. The adoption of SFAS No. 146 did not impact PlanVista.

         In November 2002, Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others (an interpretation of SFAS No. 5, 57 and 107 and rescission of SFAS Interpretation No. 34)," which modifies the accounting and enhances the disclosure of certain types of guarantees, was issued. FIN No. 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. PlanVista adopted the disclosure requirements of FIN No. 45 as of December 31, 2002. On January 1, 2003, PlanVista adopted the initial recognition and measurement provisions, which are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have an impact on PlanVista.

         On January 17, 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," which imposes a new approach in determining if a reporting entity should consolidate certain legal entities, including partnerships, limited liability companies, or trusts, among others, collectively defined as variable interest entities or VIEs. Certain transition disclosures are required for all financial statements issued after January 31, 2003. The provisions of FIN No. 46 applicable to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003 are effective for all interim and annual periods ending after December 15, 2003 pursuant to FASB Staff Position No. FIN 46-6. PlanVista does not believe FIN No. 46 will have an impact on it.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," which establishes standards for how companies classify and measure certain financial instruments with characteristics of both liability and equity. Specifically, SFAS No. 150 provides guidance as to which items should be classified as liabilities that were previously reported as equity or as a mezzanine item reported between liabilities and equity. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 requires PlanVista to report the common stock with make-whole provision as a liability on the condensed consolidated balance sheet as of September 30, 2003.

PLANVISTA QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         PlanVista is exposed to certain market risks inherent in its financial instruments. These instruments arise from transactions entered into in the normal course of business. PlanVista is subject to interest rate risk on its existing agreements. PlanVista's fixed rate debt consists primarily of outstanding balances on its notes issued to Cal Group, Inc., the former owner of CENTRA HealthPlan LLC. PlanVista's variable rate debt relates to borrowings under its Term Loan Agreement effective April 12, 2002 and notes issued to certain members of PlanVista's board of directors. See "Liquidity and Capital Resources."

         At September 30, 2003, the following unaudited table presents the future minimum operating lease obligations and the future principal payment obligations, and the weighted-average interest rates associated with PlanVista's long-term debt instruments for the periods ended December 31 (in thousands). These amounts reflect PlanVista's restructured debt arrangements:

                                               2003         2004         2005           2006         2007      THEREAFTER
                                             -------       -------      -------       -------      -------     ----------
Operating leases                             $   177       $   505       $  101       $    56       $   53     $    12
Long-term debt fixed
  rate (interest rates ranging from
  5.75% to 6.0%                              $   123       $   564       $  132       $ 4,928       $  150     $    84
Long-term debt variable rate (interest
  at prime plus 1.0%
  and prime plus 4.0%)                       $    50       $38,389       $   --       $    --       $   --     $    --


         PlanVista's primary market risk exposure relates to (i) the interest rate risk on long-term and short-term borrowings, (ii) the impact of interest rate movements on PlanVista's ability to meet interest expense requirements and exceed financial covenants, and (iii) the impact of interest rate movements on PlanVista's ability to obtain adequate financing to fund future acquisitions.

         A 1.0% increase in interest rates due to increased rates would result in additional annual interest expense of approximately $0.4 million.

         While PlanVista cannot predict its ability to refinance existing debt or the impact interest rate movements will have on its existing debt, PlanVista's management continues to evaluate PlanVista's financial position on an ongoing basis.

                              PLANVISTA MANAGEMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Since March 12, 2003, PlanVista's compensation committee has been composed of three directors: Harold S. Blue, Michael S. Falk, and James K. Murray III. Neither Mr. Blue nor Mr. Falk has ever been an officer or employee of PlanVista or its subsidiaries. Mr. Murray was PlanVista's Executive Vice President and Chief Financial Officer from October 1995 until December 1997. Mr. Falk is the Chairman and principal member of Commonwealth Associates Group Holdings, LLC, which provides advisory services to PlanVista. Mr. Blue is a member, director, and President of Commonwealth Associates Group Holdings, LLC. Between April 15, 2002 and March 10, 2003, the compensation committee was composed of John D. Race, William L. Bennett, Christopher J. Garcia, and Martin
L. Garcia, none of whom is or was an officer or employee of PlanVista or its subsidiaries, except for Mr. Bennett, who was employed as PlanVista's Chairman of the Board from December 1994 until December 1997. PlanVista has issued subordinated promissory notes in favor of Mr. Bennett and Mr. Race, each in the amount of $250,000. See "Certain Relationships and Related Transactions" for more information about the subordinated promissory notes and the Commonwealth Associates Group Holdings, LLC advisory agreement.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid during the past three fiscal years to PlanVista's Chief Executive Officer and PlanVista's other four most highly compensated executive officers during year 2002 with annual compensation over $100,000 for such years, referred to as the PlanVista Named Executive Officers. During the past three fiscal years, PlanVista did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                                 -------------------------      -------------------------------------------
         NAME AND
         PRINCIPAL                                 SALARY          BONUS        SECURITIES UNDERLYING     ALL OTHER COMPEN-
        POSITION(1)                  YEAR           ($)            ($)(2)           OPTIONS (#)(3)          SATION ($)(4)
----------------------------         ----         -------         -------       ---------------------     -----------------
Phillip S. Dingle                    2002         300,000              --            200,000                      3,667
   Chairman and Chief                2001         288,561              --             54,947(5)                   3,463
   Executive Officer                 2000         232,732         190,000            133,000                      3,500

Jeffrey L. Markle                    2002         220,000              --            150,000                      3,667
   President and Chief               2001         219,231              --             50,000(5)                   3,435
   Operating Officer                 2000         191,633          90,000             70,000                      1,278

Donald W. Schmeling (6)              2002         180,000              --             90,000                        231
   Chief Financial Officer           2001          78,231              --             60,676(5)                      --
                                     2000             --               --                 --                         --

Bennett Marks
   Chief Financial Officer

-----------------

(1) Indicates each PlanVista Named Executive Officer's position with PlanVista as of December 31, 2002.

(2) Represents bonus compensation awarded for the executive's performance in the year indicated, but paid in the subsequent year.

(3) Refers to incentive stock options granted during the stated fiscal year under either PlanVista's 1995 Incentive Equity Plan or PlanVista's Amended and Restated 1996 Employee Stock Option Plan. The PlanVista Incentive Equity Plan and the Employee Stock Option Plan provide for grants of stock options to employees of PlanVista, as determined by the compensation committee of PlanVista's board of directors. The compensation committee may grant these options as incentive options, which qualify for certain favorable tax treatment, or as non-qualified options. The compensation committee has the authority to set the exercise price for options at the time of grant, except that the exercise price of an incentive option may not be less than the fair market value of PlanVista's common stock on the grant date. Except as indicated in Footnote 5 below, each option grant reflected in the table vests over a four (4)-year period from the date of the grant, with 20% of the options becoming vested on the grant date and 20% becoming vested on each successive anniversary of the grant date, until the options become fully vested on the fourth anniversary of the grant date. In the event of any merger or other transaction in which PlanVista does not survive, the compensation committee at its option may accelerate the vesting of all outstanding Incentive Equity Plan and Employee Stock Option Plan options, subject to applicable law.

(4) Consists of PlanVista contributions to each PlanVista Named Executive Officer's account under PlanVista's Profit Participation 401(k) Plan. Does not include the amount of life insurance premium payments allocable to each PlanVista Named Executive Officer. PlanVista provides all employees with life insurance benefits that are generally equal to two (2) years' base salary, subject to certain adjustments.

(5) Includes options for 14,947, 10,000, and 10,676 shares granted by PlanVista to Messrs. Dingle, Markle, and Schmeling, respectively, for these officers' contributions during 2001, which vested immediately. These options were granted in 2002.

(6) Mr. Schmeling joined PlanVista in July 2001. Mr. Schmeling's employment with PlanVista terminated effective July 30, 2003.

OPTION GRANTS IN 2002

         The following table provides information on stock option grants during fiscal year 2002 to each of the PlanVista Named Executive Officers. During fiscal year 2002, PlanVista did not grant any stock appreciation rights.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION FOR OPTION
                                 INDIVIDUAL GRANTS(1)                                          TERM (TEN YEARS)(2)
-------------------------------------------------------------------------------------     ------------------------------
                                # OF          % OF TOTAL
                             SECURITIES         OPTIONS
                             UNDERLYING       GRANTED TO       EXERCISE
                               OPTIONS        EMPLOYEE IN       OR BASE    EXPIRATION
          NAME                 GRANTED        FISCAL YEAR        PRICE         DATE            5%               10%
----------------------       ----------       -----------      --------    ----------     ----------        -----------
Phillip S. Dingle               200,000            21%         $  4.78      2/13/2013      $ 602,000        $ 1,528,000
Phillip S. Dingle                14,947(4)          2             4.78      2/13/2013         44,990            114,195
Jeffrey L. Markle               150,000            16             4.78      2/13/2013        451,500          1,146,000
Jeffrey L. Markle                10,000(4)          1             4.78      2/13/2013         30,100             76,400
Donald W. Schmeling(3)           90,000             9             4.78      2/13/2013        270,900            687,600
Donald W. Schmeling(3)           10,676(4)          1             4.78      2/13/2013         32,135             81,565
Bennett Marks

-----------------

(1) Consists of option grants under the Employee Stock Option Plan or the Incentive Equity Plan. Except as set forth in Footnote 3 below, each option grant vests over a four-year period from the grant date, with 20% of the options becoming vested on the grant date and 20% becoming vested on each successive anniversary of the grant date, until the options become fully vested on the fourth anniversary of the grant date.

(2) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates, as set by the Securities and Exchange Commission, and are not intended to forecast future price appreciation of PlanVista's common stock. The gains reflect a future value based upon growth at the prescribed rates. PlanVista is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors. Options have value to the PlanVista Named Executive Officers and to all option recipients only if the price of the Plan Vista's common stock advances beyond the applicable option exercise price during the effective option period.

(3)      Mr. Schmeling's employment with PlanVista terminated effective July 30,
         2003.

(4) These options were granted by Plan Vista for contributions during 2001, and vested immediately.

AGGREGATE OPTION EXERCISES IN 2002

         The following table sets forth certain information concerning unexercised options held by each of the PlanVista Named Executive Officers as of December 31, 2002. No PlanVista Named Executive Officer exercised any options during 2002. PlanVista does not have any outstanding stock appreciation rights.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                        VALUE OF UNEXERCISED
                                            NUMBER OF SECURITIES UNDERLYING                 IN-THE-MONEY
                                           UNEXERCISED OPTIONS AT FY-END (#)          OPTIONS AT FY-END(2)($)
                                           ---------------------------------     ---------------------------------
       NAME                                EXERCISABLE(1)      UNEXERCISABLE     EXERCISABLE(1)      UNEXERCISABLE
----------------------                     --------------      -------------     --------------      -------------
Phillip S. Dingle                               221,247            242,200             -0-                -0-
Jeffrey L. Markle                               125,000            175,000             -0-                -0-
Donald W. Schmeling(3)                           48,676            102,000             -0-                -0-

-----------------

(1) Indicates shares that were vested and available for exercise as of December 31, 2002.

(2) Value was computed as the difference between the exercise price and the $1.65 per share last reported sale price of PlanVista's common stock on December 31, 2002, as reported on the Over-the-Counter Bulletin Board.

(3)      Mr. Schmeling's employment with PlanVista terminated effective July 30,
         2003.

EQUITY COMPENSATION CHART

         The following table sets forth the equity compensation plan information for PlanVista as of December 31, 2002.

                                                                                                NUMBER OF SECURITIES
                                                                                              REMAINING AVAILABLE FOR
                                 NUMBER OF SECURITIES TO BE    WEIGHTED-AVERAGE EXERCISE       FUTURE ISSUANCE UNDER
                                   ISSUED UPON EXERCISE OF        PRICE OF OUTSTANDING       EQUITY COMPENSATION PLANS
                                    OUTSTANDING OPTIONS,         OPTIONS, WARRANTS AND         (EXCLUDING SECURITIES
        PLAN CATEGORY                WARRANTS AND RIGHTS                 RIGHTS               REFLECTED IN COLUMN (A))
-----------------------------    --------------------------    --------------------------    -------------------------
                                             (a)                          (b)                           (c)
                                 --------------------------    --------------------------    -------------------------
Equity compensation plans
approved by security holders
(1)........................                 1,810,137(2)                   6.72                      558,913(3)
Equity compensation plans not
approved by security holders                       --                        --                           --
Total......................                 1,810,137(2)                   6.72                      558,913(3)

-----------------

(1) These plans consist of the 1995 Directors Stock Option Plan, the 1995 Incentive Equity Plan, the 1995 Consultants Stock Option Plan, the Amended and Restated 1996 Employee Stock Option Plan, the Amended and Restated 1997 Directors Equity Plan, and the 1996 Employee Stock Purchase Plan.

(2) This number does not include 3.0 million shares issuable under the 2002 Employee Stock Option Plan, which was approved by PlanVista's stockholders at PlanVista's 2002 Annual Meeting of Stockholders, subject to completion of a proposed public offering of PlanVista's common stock. Effective as of the fourth quarter of 2002, PlanVista postponed the offering indefinitely and subsequently filed an application to withdraw its registration statement with respect to the offering. Effective March 26, 2003, PlanVista's board of directors adopted the PlanVista Corporation 2003 Stock Option Plan, subject to stockholder approval at PlanVista's 2003 Annual Meeting. The Plan, which was approved by PlanVista's stockholders, provides for issuance of options to purchase an aggregate of 3.5 million shares of common stock, without any condition related to the conclusion of an offering.

(3) This number includes 19,781 shares available for issuance under the Amended and Restated 1997 Directors Equity Plan and 23,569 shares available for issuance under the 1996 Employee Stock Purchase Plan.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         Effective June 1, 2000, PlanVista entered into an employment and noncompetition agreement with Phillip S. Dingle, PlanVista's Chief Executive Officer. The agreement, as amended on January 30, 2001, automatically renews for successive one-year terms unless either party terminates prior to one hundred twenty (120) days before a renewal date. The agreement entitled Mr. Dingle to an annual base salary of not less than $275,000 and a bonus to be calculated based on PlanVista's financial performance and achievement of specified corporate objectives, as well as certain severance payments and continuation of certain benefits upon a termination of Mr. Dingle's employment for other than cause or as a result of a constructive termination event, as defined in the agreement. As further provided by the agreement, in June 2000 PlanVista's compensation committee awarded Mr. Dingle an option to purchase 133,000 shares of common stock. Mr. Dingle also is entitled to participate in PlanVista's other employee benefits, such as PlanVista's employee stock option plans. The agreement contains noncompete and nonsolicitation restrictions that will survive termination of Mr. Dingle's employment with PlanVista.

         Effective on May 22, 2003, PlanVista entered into an amendment to Mr. Dingle's employment and noncompetition agreement. The amendment entitles Mr. Dingle to an annual base salary of not less than $200,000 effective as of the date of the amendment. As further provided by the amendment, Mr. Dingle was granted, pursuant to PlanVista's 2003 Stock Option Plan, options to purchase 700,000 shares of PlanVista's common stock that vest 15% every twelve months (for an aggregate of 60% vesting over a period of thirty-six months) beginning on the date of grant, with accelerated vesting provisions for the remaining balance of unvested options in the event that PlanVista meets certain financial performance targets. To the extent these options are not fully vested by December 31, 2006, options to purchase the remaining shares vest in accordance with the terms of the amendment. In addition, Mr. Dingle was granted, pursuant to PlanVista's 2003 Stock Option Plan, options to purchase an aggregate of 667,500 shares of PlanVista's common stock with 222,500 shares vesting upon the date of the amendment and 222,500 shares vesting on each anniversary of the date of the amendment over the next two years. The amendment provides for accelerated vesting of all options held by Mr. Dingle upon the occurrence of certain events, including a change in control of PlanVista, as defined in the amendment. The amendment also provides for one year's base salary in the event Mr. Dingle is terminated without cause or as a result of a constructive termination event, as defined in the amendment. All other terms and conditions of the employment and noncompetition agreement remain in full force and effect.

         Effective on June 1, 2001, PlanVista entered into an employment and noncompetition agreement with Jeffrey L. Markle, PlanVista's President and Chief Operating Officer. The agreement automatically renews for successive one-year terms unless either party terminates prior to one hundred twenty (120) days before a renewal date. The agreement entitled Mr. Markle to an annual base salary of not less than $220,000 and a bonus to be calculated based on PlanVista's financial performance and achievement of specified corporate objectives, as well as certain severance payments and continuation of certain benefits upon a termination of Mr. Markle's employment for other than cause or as a result of a constructive termination event, as defined in the agreement. Mr. Markle also is entitled to participate in PlanVista's other employee benefits, such as PlanVista's employee stock option plans. The agreement contains noncompete and nonsolicitation restrictions that will survive termination of Mr. Markle's employment with PlanVista.

         Effective on May 22, 2003, PlanVista entered into an amendment to Mr. Markle's employment and noncompetition agreement. The amendment entitles Mr. Markle to an annual base salary of not less than $197,000 effective as of the date of the amendment. As further provided by the amendment, Mr. Markle was granted, pursuant to PlanVista's 2003 Stock Option Plan, options to purchase 700,000 shares of PlanVista's common stock that vest 15% every twelve months (for an aggregate of 60% vesting over a period of thirty-six months) beginning on the date of grant, with accelerated vesting provisions for the remaining balance of unvested options in the event that PlanVista meets certain financial performance targets. To the extent these options are not fully vested by December 31, 2006, options to purchase the remaining shares vest in accordance with the terms of the amendment. In addition, Mr. Markle was granted, pursuant to PlanVista's 2003 Stock Option Plan, options to purchase an aggregate of 429,000 shares of PlanVista's common stock with 143,000 shares vesting upon the date of the amendment and 143,000 shares vesting on each anniversary of the date of the amendment over the next two years. The amendment provides for accelerated vesting of all options held by Mr. Markle upon the occurrence of certain events, including a change in control of PlanVista, as defined in the amendment. The amendment also provides for one year's base salary in the event Mr. Markle is terminated without cause or as a result of a constructive termination event, as defined in the amendment. All other terms and conditions of the employment and noncompetition agreement remain in full force and effect.

         Effective on June 30, 2003, PlanVista entered into an employment and noncompetition agreement with Bennett Marks, PlanVista's Chief Financial Officer. The agreement automatically renews for successive one-year terms unless either party terminates prior to one hundred twenty (120) days before a renewal date. The agreement entitles Mr. Marks to an annual base salary of not less than $185,000, a bonus to be calculated based on PlanVista's financial performance and achievement of specified corporate objectives, participation in PlanVista's incentive and retention program and other employee benefits, such as PlanVista's employee stock option plans, and certain other benefits set forth in the agreement. As further provided in the agreement, Mr. Marks was granted, pursuant to PlanVista's 2003 Stock Option Plan, options to purchase 350,000 shares of PlanVista's common stock that vest 15% every twelve months (for an aggregate of 60% vesting over a period of thirty-six months) beginning on the date of grant, with accelerated vesting provisions for the remaining balance of unvested options in the event that PlanVista meets certain financial performance targets. To the extent these options are not fully vested by December 31, 2006, options to purchase the remaining shares vest in accordance with the terms of the agreement. In addition, the agreement provides for accelerated vesting of all options held by Mr. Marks upon the occurrence of certain events, including a change in control, as defined in the agreement, of PlanVista. The agreement also provides for one year's base salary and continuation of certain benefits in the event Mr. Marks is terminated without cause, as a result of a constructive termination event or upon a change of control of PlanVista, as defined in the agreement. The agreement contains noncompete and nonsolicitation restrictions that will survive termination of Mr. Mark's employment with PlanVista.

         On March 26, 2003, the compensation committee of the board of directors of PlanVista adopted annual incentive bonus targets for Mr. Dingle, Mr. Markle and Mr. Marks, as well as other officers of PlanVista, in keeping with PlanVista's annual bonus compensation practices, pursuant to which each such individual is entitled to receive a cash bonus based on certain financial, business and personal goals as set forth in each individual senior officer's 2003 Annual Incentive Planning Worksheet. The PlanVista board of directors reserved the right to pay 20% of such bonuses in registered shares of PlanVista common stock.

         In March 2003, the compensation committee of the board of directors of PlanVista also adopted compensation arrangements under which Mr. Dingle and Mr. Markle will receive additional payments upon a sale of substantially all of the assets or stock of PlanVista. The committee established a payment range of between

$375,000 and $750,000 for Mr. Dingle and between $250,000 and $500,000 for Mr.
Markle. In each case the payment amount will be based on the consideration received in connection with the transaction.

         On May 19, 2003, the compensation committee of the board of directors of PlanVista adopted an incentive and retention program pursuant to which Mr. Dingle, Mr. Markle and Mr. Marks, as well as other officers, employees and PlanVista's contracted corporate counsel, are entitled to receive a bonus, based upon such individual's pro rata portion of the stock options granted to such individual on or around May 22, 2003, (i) within thirty days of completion of the sale of all or substantially all of the assets or stock of the business of PlanVista or a merger of PlanVista with another company pursuant to which the consideration per share received by PlanVista's stockholders meets certain thresholds described in the program, or (ii) within thirty days of the completion of a secondary underwritten public offering pursuant to which the proceeds received by PlanVista and offering price of the common stock meets certain thresholds described in the program. The maximum bonuses payable to Mr. Dingle, Mr. Markle and Mr. Marks under the program are $806,825, $666,110 and $147,000, respectively. Under the program, if PlanVista's board of directors determines in its discretion that PlanVista is unable to pay applicable bonus awards in cash, it shall pay such awards in securities of PlanVista stock before the transaction, or in the purchaser's stock thereafter, or substantially similar securities.

         On November 4, 2003, the compensation committee of the board of directors of PlanVista approved a bonus payable to Mr. Dingle in the amount of $150,000 within 10 days of the completion of the transactions contemplated by the merger agreement.

         Effective on July 30, 2003, PlanVista entered into a separation agreement with Donald W. Schmeling, PlanVista's former Chief Financial Officer. The agreement entitles Mr. Schmeling to his annual base salary at an annualized rate of $180,000 remaining to be paid through January 30, 2004 in equal bi-weekly payments and continuation of certain benefits until the earlier of January 30, 2004 or Mr. Schmeling's commencement of full time employment with a new employer. In addition, the agreement provides for the automatic termination of 150,676 options to purchase PlanVista common stock held by Mr. Schmeling upon the termination date of his employment with PlanVista. The agreement also contains nonsolicitation, noninterference and nondisclosure provisions that survive for a period of two years following the termination of Mr. Schmeling's employment with PlanVista.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Michael S. Falk, who is a Class B Director of PlanVista, is currently the Chairman and principal member of Commonwealth Associates Group Holdings, LLC. Harold Blue, who is also a Class B Director of PlanVista, is a member, a director, and President of Commonwealth Associates Group Holdings, LLC. Commonwealth Associates Group Holdings, LLC is an affiliate of PVC Funding Partners, which owns 96% of PlanVista's outstanding series C preferred stock.

         Prior to the closing of PVC Funding Partners' acquisition of the series C preferred stock, PlanVista entered into a letter agreement dated March 5, 2003, with Commonwealth Associates Group Holdings, LLC, pursuant to which Commonwealth Associates Group Holdings, LLC agreed to act as PlanVista's non-exclusive financial advisor to provide certain financial advisory services and other investment banking services to PlanVista. These services include, but are not limited to, advising and assisting PlanVista with potential capital and debt restructuring activities, financing opportunities, and business combinations, and other financial advisory and investment banking services as may from time to time be agreed upon by Commonwealth Associates Group Holdings, LLC and PlanVista. As payment for such services, PlanVista agreed to pay Commonwealth Associates Group Holdings, LLC a monthly cash fee equal to $15,000 per month for a period of twenty-four months, provided that PlanVista may terminate the agreement after March 5, 2004. In addition to the monthly fee, PlanVista has agreed to reimburse Commonwealth Associates Group Holdings, LLC for its services in restructuring PlanVista's debt a cash fee equal to (i) 3% of the face value of any debt owned by persons other than Commonwealth Associates Group Holdings, LLC and its affiliates which is repaid in cash plus 3% of the liquidation value of any equity owned by persons other than Commonwealth Associates Group Holdings, LLC and its affiliates which is redeemed in cash, plus (ii) equity equal to 3% of any equity issued in connection with any conversion or exchange of any outstanding debt or equity of PlanVista owned by persons other than Commonwealth Associates Group Holdings, LLC and its affiliates. In addition, if Commonwealth Associates Group Holdings, LLC participates as an underwriter, placement agent, or finder in a public or private offering of PlanVista's securities, Commonwealth Associates Group Holdings, LLC will receive an additional fee to be negotiated at the time of such an offering. PlanVista also agreed to pay Commonwealth Associates Group Holdings, LLC a cash fee equal to 1.5% of the total consideration paid in a transaction involving a merger, sale, or purchase of assets or equity securities, joint venture or other business combination that PlanVista enters into with Commonwealth Associates Group Holdings, LLC's assistance; provided, that in the event that Commonwealth Associates Group Holdings, LLC or PlanVista (acting with the written consent of Commonwealth Associates Group Holdings, LLC) engages any other advisor, finder or investment bank to assist in such transaction, any fee payable to such person or entity shall be payable from the 1.5% fee payable to Commonwealth Associates Group Holdings, LLC. Commonwealth Associates Group Holdings, LLC is entitled to reimbursement of its out-of-pocket expenses incurred in connection with the services provided by it under the letter agreement, subject to certain limits. In the event that the amount owed by PlanVista to Commonwealth Associates Group Holdings, LLC pursuant to the advisory agreement exceeds a fixed amount, Commonwealth has agreed to accept payment for any excess fees in shares of PlanVista common stock to be issued by PlanVista prior to the closing of the merger. Such shares of PlanVista common stock will be valued at the price per share that the holders of PlanVista common stock will be realizing as a result of the issuance of ProxyMed common stock in the merger.

         Because an affiliate of Commonwealth Associates Group Holdings, LLC had a contract with PlanVista's senior lenders to purchase PlanVista's series C preferred stock and part of its senior debt at the time PlanVista entered into this letter agreement, PlanVista asked a committee of independent directors to review and negotiate the agreement. This committee was chaired by William L. Bennett, and the committee hired independent counsel in Delaware to advise it. After extensive review and negotiation with Commonwealth Associates Group Holdings, LLC, the committee recommended the final draft of the agreement to PlanVista's board of directors. The board of directors unanimously adopted the letter agreement, with the proper conflicts disclosure by directors who may be considered to be interested in the transaction between PlanVista's senior lenders and PVC Funding Partners, LLC. The agreement was recommended by the Board and was not conditioned upon the closing of the transaction between PlanVista's senior lenders and PVC Funding Partners, LLC.

         James K. Murray III is an investor member in PVC Funding Partners, LLC. Although Mr. Murray currently has a less than 3% ownership interest in PVC Funding Partners, LLC, he may not be deemed to be independent for purposes of serving on any independent special committee which may be formed for the purpose of evaluating a transaction involving the series C preferred stockholders. As a passive investor member in PVC Funding Partners, LLC, Mr. Murray does not have the power to control the management of PVC Funding Partners or the voting or disposition of the series C preferred stock controlled by that entity.

         On April 12, 2002, PlanVista issued subordinated promissory notes to William L. Bennett, a director of PlanVista, and John D. Race, who was a director of PlanVista at that time. PlanVista issued these notes to replace notes previously issued to those directors evidencing loans of $250,000 made by each of them to PlanVista. The original notes would have matured on the earlier of August 31, 2001 or the date PlanVista repaid its existing bank loans pursuant to PlanVista's pre-restructuring credit agreement with its senior lenders. As required by PlanVista's lenders for the restructuring of PlanVista's credit facility, the notes to these directors were restructured to extend the maturity date to December 1, 2004, which is beyond the maturity date of the restructured credit facility. The replacement notes otherwise contain substantially the same terms as the original notes. The notes, which are not secured, provide that the loans are subordinated to both PlanVista's senior credit facility and the series C preferred stock. The notes bear interest at prime plus 4.0% per annum, but payment of interest is subordinated and deferred until all senior obligations are paid.

         On June 18, 2001, PlanVista completed the disposition of its third party administration and managing general underwriter business units with the sale of its subsidiary, HealthPlan Services, Inc. In connection with this non-cash transaction, the purchaser, HealthPlan Holdings, Inc. assumed approximately $40.0 million in working capital deficit of the acquired businesses and acquired assets having a fair market value of approximately $30.0 million. At the closing of this transaction, PlanVista issued 709,757 shares of common stock to offset $5.0 million of the assumed deficit. PlanVista offset the remaining $5.0 million of this deficit with a long-term convertible subordinated note, which automatically converted into 813,273 shares of PlanVista's common stock on April 12, 2002 in connection with the restructuring of PlanVista credit facilities. The note accrued interest prior to its conversion, which PlanVista elected to pay through the issuance of 41,552 shares of common stock. PlanVista's agreement with HealthPlan Holdings, Inc. states that if HealthPlan Holdings, Inc. does not receive gross proceeds of at least $5.0 million upon the sale of the 813,273 conversion shares, then PlanVista must issue and distribute to it additional shares of common stock, based on a ten-day trading average price, to compensate HealthPlan Holdings for the difference, if any, between $5.0 million and the amount of proceeds it realizes from the sale. PlanVista's agreement with HealthPlan Holdings required that PlanVista register the conversion shares upon demand. Because the conversion shares are freely transferable under Rule 144(k), HealthPlan Holdings no longer has registration rights with respect to such shares.

         PlanVista entered into a registration rights agreement in favor of HealthPlan Holdings with respect to the 709,757 shares issued to HealthPlan Holdings at closing. This registration rights agreement required that PlanVista file a registration statement covering the issued shares as soon as practicable after the closing. The agreement also contained provisions requiring redemption of such shares or the issuance of certain additional penalty shares (in the event that PlanVista's lenders prohibited redemption), if such registration statement did not become effective by certain specified time periods. Because the registration statement PlanVista filed with the Securities and Exchange Commission covering such shares was not declared effective within the required time periods, PlanVista issued to HealthPlan Holdings the maximum number of penalty shares specified by the registration rights agreement, which was 200,000 shares of PlanVista's common stock. As of the date of this joint proxy statement/prospectus, PlanVista still has not registered the 709,757 purchased shares. Following the sale of HealthPlan Services, PlanVista reimbursed HealthPlan Services approximately $4.3 million for pre-closing liabilities that HealthPlan Services settled on PlanVista's behalf and issued to HealthPlan Holdings 101,969 shares of common stock as penalty shares relating to certain post closing disputes with respect to those pre-closing liabilities.

         On October 1, 2003 PlanVista and HealthPlan Services, Inc./HealthPlan Holdings, Inc. entered into a letter agreement settling certain disputes between them arising from PlanVista's sale of HealthPlan Services, Inc. to HealthPlan Holdings, Inc. and relating primarily to certain purchase price adjustments for accrued liabilities and trade accounts receivable reserves, and the classification of investments at the transaction date. The terms of the settlement include payment of $1.7 million by PlanVista to HealthPlan Holdings, Inc. and the grant of certain price concessions to HealthPlan Services, Inc. in connection with certain contractual arrangements between HealthPlan Services, Inc. and PlanVista.

         In connection with the HealthPlan Holdings transaction, PlanVista leased office space for its Tampa headquarters from HealthPlan Holdings. This lease expired in June 2002.

         Wachovia Bank, National Association, referred to as Wachovia, one of PlanVista's senior lenders and beneficial owner of approximately 16% of the outstanding shares of series C preferred stock during 2002, provides transfer agent services to PlanVista. In addition, Wachovia provides insurance services to PlanVista through DavisBaldwin, a division of Wachovia Insurance Services, which is a wholly owned subsidiary of Wachovia. During 2002, PlanVista paid Wachovia approximately $90,728 for these services and as of March 31, 2003 it had an outstanding balance of approximately $2,560.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PLANVISTA

         To the best knowledge of PlanVista, based on information filed with the Securities and Exchange Commission and information provided directly to PlanVista by the persons and entities named below, the following table sets forth the beneficial ownership of PlanVista's common stock and series C preferred stock as of December 5, 2003, by: (i) each beneficial owner of more than 5% of PlanVista's common stock or series C preferred stock; (ii) each current director of PlanVista; (iii) each officer of PlanVista who is a Named Officer in the summary compensation table set forth below under compensation of executive officers; and (iv) the directors and executive officers of PlanVista as a group. Except as otherwise indicated, each stockholder named below has sole investment and voting power with respect to shares beneficially owned by such stockholder. The table also sets forth each such person's anticipated beneficial ownership of ProxyMed common stock after consummation of the merger, based solely on the conversion of such person's PlanVista shares. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission.


  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PLANVISTA


                                                    PLANVISTA SHARES BENEFICIALLY OWNED               PROXYMED SHARES BENEFICIALLY
                                                          AS OF DECEMBER 4, 2003                         OWNED AFTER THE MERGER
                                               -------------------------------------------------     ------------------------------
    NAME AND ADDRESS         POSITION                 NUMBERS                      PERCENT                NUMBER          PERCENT
   OF BENEFICIAL OWNER     WITH COMPANY        -------------------------   ----------------------    ------------------------------
                                               COMMON          PREFERRED   COMMON (1)   PREFERRED         COMMON          COMMON
                                               ------          ---------   ----------   ---------         ------          ------
William L. Bennett       Vice Chairman of        254,465(2)         --          1.5%           --         21,070(3)           *
2 Canal Park             the Board and
Cambridge, MA 02141      Director, Class A

Harold S. Blue           Director, Class B    26,659,280(4)     32,195(5)      61.1%           96%     1,871,079(6)        15.1%
830 Third Avenue
New York, NY 10022

Dr. Richard Corbin       Director, Class B         2,400(7)         --            *            --             --(8)          --
204-17 35th Avenue
Bayside, NY 11361

Phillip S. Dingle        Chairman of the         651,775(9)         --          3.7%           --          1,341(10)          *
4010 Boy Scout Bl.       Board, Class A
Suite 200                Director, and
Tampa, FL 33607          Chief Executive
                         Officer

Michael S. Falk          Director, Class B    26,693,282(4)     32,195(5)      61.2%           --      1,874,034(11)       15.1%
830 Third Avenue
New York, NY 10022

Gary N. Mansfield        Director, Class B         2,400(7)         --            *            --             --(8)          --
3000 Island Blvd
# 1204
Aventura, FL 33160

Jeffrey L. Markle        President and           442,500(12)        --          2.5%           --            565(13)          *
4010 Boy Scout Bl.       Chief Operating
Suite 200                Officer
Tampa, FL 33607

Bennett  Marks           Executive Vice           52,500(14)        --            *            --         26,880(15)          *
4010 Boy Scout Bl.       President and
Suite 200                Chief Financial
Tampa, FL 33607          Officer

James K. Murray III      Director, Class A         4,397(16)        --            *            --          1,735(17)          *
1410 N. Westshore Bl.,
Suite 600
Tampa, FL 33607

Donald W. Schmeling      former Chief Financial       --            --           --             *             --             --
4010 Boy Scout Bl.            Officer
Suite 200
Tampa, FL 33607


                                                    PLANVISTA SHARES BENEFICIALLY OWNED               PROXYMED SHARES BENEFICIALLY
                                                          AS OF DECEMBER 4, 2003                         OWNED AFTER THE MERGER
                                               -------------------------------------------------     ------------------------------
    NAME AND ADDRESS         POSITION                 NUMBERS                      PERCENT                NUMBER          PERCENT
   OF BENEFICIAL OWNER     WITH COMPANY        -------------------------   ----------------------    ------------------------------
                                               COMMON          PREFERRED   COMMON (1)   PREFERRED         COMMON          COMMON
                                               ------          ---------   ----------   ---------         ------          ------

Automatic Data                  --             1,320,000(18)         --          7.8%          --        114,708              *
Processing, Inc.
One ADP Boulevard
Roseland, NJ 07068

Centra Benefits                 --             2,592,542(19)         --         13.2%          --        207,912(20)        1.9%
Services, Inc.
7803 Glenroy Road
Suite 300
Bloomington, MN 55439

Commonwealth Associates,        --            26,628,717(21)     32,195(5)      61.1%          96%     1,868,631(22)       15.1%
L.P.
830 Third Avenue
New York, NY 10022

ComVest Venture                 --            26,628,358(21)     32,195(5)      61.1%          96%     1,868,600(23)       15.1%
Partners, L.P.
830 Third Avenue
New York, NY 10022

DePrince, Race & Zollo,         --             5,927,900(24)         --         34.9%          --        515,135            4.3%
Inc.
201 S. Orange Ave.
Suite 850
Orlando, FL 32801

Dimensional Fund                --             1,054,105(25)         --          6.2%          --         91,602              *
Advisors, Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90701

HealthPlan Holdings, Inc.       --             1,866,551(26)         --         11.0%          --        162,203            1.3%
5200 Town Center Circle,
Suite 470
Boca Raton, FL 33486

NCR Pension Trust               --               964,900(27)         --          5.7%          --         83,850              *
1700 South Patterson Blvd.
Dayton, OH 45479

PVC Funding                     --            26,628,358(21)     32,195(5)      61.1%          --      1,868,600(23)       15.1%
Partners, LLC
830 Third Avenue
New York, NY 10022

All Directors and               --            28,127,874(28)     32,195(5)      62.9%          96%     1,899,073(29)       15.3%
Executive Officers as
a group (includes 9 persons)

------------------
*        Less than one percent.

(1) Each ownership percentage listed below is calculated assuming that the named person or entity holds all shares issuable upon exercise of any option, warrant, right, or conversion privilege that is exercisable within sixty days of December 5, 2003. Each percentage calculation excludes any shares issuable within sixty days to any party other than the named person or entity.

(2) Includes 12,000 shares issuable upon exercise of options that are exercisable within 60 days of December 5, 2003. Also includes 3,609 shares held by Mr. Bennett's children, as to which Mr. Bennett disclaims beneficial ownership.

(3) Based on the conversion of 242,465 shares of PlanVista common stock currently owned by Mr. Bennett and assuming that no options are exercised prior to the effective time of the merger.

(4) Includes 2,400 shares issuable upon exercise of options that are exercisable within 60 days of December 5, 2003. Also includes 2,392,542 shares of PlanVista's common stock issuable to PVC Funding Partners upon conversion of currently convertible Second Amended and Restated Subordinated Convertible Promissory Notes dated March 31, 2003, referred to as the PVC Funding Notes, calculated by dividing $2,392,542, which is the total remaining principal balance of the Notes, by $1.00. Also includes 24,206,767 shares of PlanVista's common stock issuable to PVC Funding Partners upon conversion of the 32,195 shares of series C preferred stock beneficially held by PVC Funding Partners, based on a conversion rate of $1.33, which was calculated in accordance with the Certificate of Designation of Series and Determination of Rights and Preferences of the series C preferred stock. As of October 12, 2003, the series C preferred stock became convertible at any time. In addition, as of October 12, 2003, the holders of the series C stock are entitled to vote as a single class with the common stockholders on the merger, and on all other matters except for the election of directors, on an "as-converted" basis, with each share of series C stock having a number of votes equal to the number of shares of common stock into which it would be converted. See "SPECIAL MEETING OF PLANVISTA STOCKHOLDERS; QUORUM AND VOTE REQUIRED" for a discussion of votes required to approve the merger. Also includes 29,049 shares of PlanVista's common stock issued to PVC Funding Partners as payment of interest on the PVC Funding Notes, and an aggregate of 6,767 shares of PlanVista's common stock issued to Commonwealth Associates, L.P., referred to as Commonwealth Associates, and Commonwealth Associates Group Holdings, LLC, referred to as Commonwealth Holdings, pursuant to an advisory agreement dated March 5, 2003 between PlanVista Corporation and Commonwealth Holdings. Mr. Blue and Mr. Falk may be deemed to share voting and dispositive power with respect to shares issuable to PVC Funding Partners upon conversion of the series C preferred stock and conversion of the Second Amended and Restated Convertible Promissory Note and with respect to common stock held by PVC Funding Partners, Commonwealth Associates, and Commonwealth Holdings. Mr. Blue is a member, a director, and the President of Commonwealth Holdings, and Mr. Falk is the Chairman and principal member of Commonwealth Holdings. Commonwealth Holdings is the parent of Commonwealth Management, LLC. Commonwealth Management, LLC is the general partner of Commonwealth Associates, which is one of two managers of PVC Funding Partners. Mr. Blue and Mr. Falk also are affiliates of ComVest Venture Partners, L.P., referred to as ComVest, which is the other manager of PVC Funding Partners. Mr. Blue and Mr. Falk disclaim beneficial ownership of any Conversion Shares, or any common stock held by PVC Funding Partners, Commonwealth Associates, ComVest or Commonwealth Holdings, other than that portion which corresponds to their interest in those entities.

(5) Represents shares beneficially held by PVC Funding Partners, as to which ComVest, Commonwealth Associates, Michael S. Falk, and Harold S. Blue may be deemed to share voting power and dispositive power. See Footnotes 4 and 20. Michael S. Falk and Harold S. Blue each disclaim beneficial ownership of such shares, other than that portion which corresponds to their interest in ComVest Venture Partners, L.P. and Commonwealth Associates.

(6) Based on a total of 2,450,113 shares of PlanVista common stock converting to 212,915 shares of ProxyMed common stock plus 32,195 shares of PlanVista series C preferred stock converting to 1,658,164 shares of ProxyMed common stock. Assumes that Mr. Blue will not exercise his 2,400 vested options granted under one of PlanVista's stock option plans.

(7) Represents shares issuable upon exercise of options that are exercisable within 60 days of December 5, 2003.

(8) Assumes that none of the named person's options will be exercised prior to the effective time of the merger.

(9) Includes 636,347 shares issuable upon exercise of options that are exercisable within 60 days of December 5, 2003. Does not include shares that are issuable under options that will vest upon closing of the merger.

(10) Based on the conversion of 15,428 shares of PlanVista common stock currently owned by Mr. Dingle and assuming that no options are exercised prior to the effective time of the merger.

(11) Based on a total of 2,484,115 shares of PlanVista common stock converting to 215,870 shares of ProxyMed common stock plus 32,195 shares of PlanVista series C preferred stock converting to 1,658,164 shares of ProxyMed common stock. Assumes that Mr. Blue will not exercise his 2,400 vested options granted under one of PlanVista's stock option plans.

(12) Includes 436,000 shares issuable upon exercise of options that are exercisable within 60 days of December 5, 2003. Does not include shares that are issuable under options that will vest upon closing of the merger.

(13) Based on the conversion of 6,500 shares of PlanVista common stock currently owned by Mr. Markle and assuming that no options are exercised prior to the effective time of the merger.

(14) Represents 52,500 shares issuable upon exercise of options that are exercisable within 60 days of December 5, 2003. Does not include shares that are issuable under options that will vest upon closing of the merger.

(15) Based on conversion of options the vesting of which is accelerated upon consummation of the merger.

(16) Includes 2,400 shares issuable upon exercise of options that are exercisable within 60 days of December 5, 2003.

(17) Based on conversion of 1,997 shares of PlanVista common stock currently held by Mr. Murray and assuming no stock options are exercised.

(18)     Based on information provided to PlanVista by Automatic Data
         Processing, Inc.

(19) Includes 200,000 shares of PlanVista's common stock issuable to Centra Benefits Services, Inc., referred to as Centra, upon exercise of outstanding warrants that are currently exercisable. Also includes 2,392,542 shares of PlanVista's common stock issuable to Centra upon conversion of the currently convertible Second Amended and Restated Subordinated Convertible Promissory Notes dated March 31, 2003, which are referred to as the Centra Notes. The share amount is calculated by dividing $2,392,542, which is the total remaining principal balance of the Centra Notes, by $1.00.

(20) Based on conversion of the 2,392,542 shares of PlanVista common stock issuable upon conversion of the Centra Notes, and assuming that the outstanding warrants will not be exercised prior to the merger.

(21) Includes 2,392,542 shares of PlanVista's common stock issuable to PVC Funding Partners upon conversion of the PVC Funding Notes, calculated by dividing $2,392,542, which is the total remaining principal balance of the Notes, by $1.00. Also includes 24,206,767 shares of PlanVista's common stock issuable to PVC Funding Partners upon conversion of 32,195 shares of series C preferred stock beneficially held by PVC Funding Partners, based on a conversion rate of $1.33, which was calculated in accordance with the Certificate of Designation of Series and Determination of Rights and Preferences of the series C preferred stock. As of October 12, 2003,the series C preferred stock became convertible at any time. In addition, as of October 12, 2003, the holders of the series C stock are entitled to vote as a single class with the common stockholders on the merger, and on all other matters except for the election of directors, on an "as-converted" basis, with each share of series C stock having a number of votes equal to the number of shares of common stock into which it would be converted. See "SPECIAL MEETING OF PLANVISTA STOCKHOLDERS; QUORUM AND VOTE REQUIRED" for a discussion of votes required to approve the merger. As managers of PVC Funding Partners, Commonwealth Associates, and ComVest may be deemed to share voting and dispositive power with respect to such shares.

(22) Based on a total of 2,421,950 shares of PlanVista common stock converting to 210,467 shares of ProxyMed common stock, plus 32,195 shares of PlanVista series C preferred stock converting to 1,658,164 shares of Proxymed common stock.

(23) Based on a total of 2,421,591 shares of PlanVista common stock converting to 210,436 shares of ProxyMed common stock, plus 32,195 shares of PlanVista series C preferred stock converting to 1,658,164 shares of Proxymed common stock.

(24)     Based on information provided by DePrince, Race & Zollo, Inc. on
         Schedule 13D filed with the SEC on March 25, 2003. Gregory M. DePrince, John D. Race, and Victor A. Zollo, Jr. share voting and dispositive power with DRZ with respect to these shares.

(25) Based on information provided by Dimensional Fund Advisors, Inc. to PlanVista on February 19, 2003 and provided by Dimensional Fund Advisors, Inc. on Schedule 13G filed with the SEC on February 10, 2003. Dimensional, which is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the "Portfolios." In its role as investment advisor and investment manager, Dimensional Fund Advisors, Inc. possesses both investment and voting power with respect to PlanVista's common stock. The Portfolios own all of the referenced shares of PlanVista"s common stock, and Dimensional Fund Advisors, Inc. disclaims beneficial ownership of such securities.

(26) Based on information provided by HealthPlan Holdings, on Schedule 13G/A filed with the SEC on May 1, 2002, and additional issuances PlanVista has made since that date. Sun HealthPlan, LLC, Sun Capital partners II, LP, Sun Capital Advisors II, LP, Sun Capital Partners, LLC, Marc J. Leder, and Roger R. Krouse share voting and dispositive power with HealthPlan Holdings with respect to these shares. Does not include shares of common stock issuable in connection with 813,273 shares of common stock previously issued to HealthPlan Holdings upon conversion of a $5.0 million convertible note. PlanVista's agreement with HealthPlan Holding, states that if HealthPlan Holdings does not receive gross proceeds of at least $5.0 million upon the sale of the 813,273 conversion shares, then PlanVista must issue and distribute to it additional shares of common stock, based on a ten-day trading average price, to compensate HealthPlan Holdings, for the difference, if any, between $5.0 million and the amount of proceeds it realizes from the sale.

(27) Based on information provided by NCR Pension Trust on Schedule 13G filed with the SEC on February 13, 2003. Represents shares that are also included in the total amount of shares reported by DePrince, Race & Zollo, Inc. in the table. DePrince, Race & Zollo, Inc. shares voting and dispositive power with NCR Pension Trust with respect to these shares.

(28) Includes 1,148,847 shares issuable upon exercise of options that are exercisable within 60 days of December 5, 2003. Also includes shares beneficially owned by PVC Funding Partners, Commonwealth Associates, ComVest and Commonwealth Associates Group Holdings LLC. Mr. Blue and Mr. Falk disclaim beneficial ownership of any shares held by PVC Funding Partners, Commonwealth Associates, ComVest or Commonwealth Holdings other than that portion which corresponds to their interest in those entities. See Footnotes 4 and 21.

(29) Based on a total of 2,772,260 shares of PlanVista common stock converting to 240,909 shares of ProxyMed common stock, plus 32,195 shares of PlanVista series C preferred stock converting to 1,658,164 shares of ProxyMed common stock. Assumes that none of the named persons have exercised their vested options under the applicable PlanVista stock option plans.

                        COMPARISON OF SHAREHOLDER RIGHTS

         This section of this joint proxy statement/prospectus describes some differences between the rights of holders of PlanVista capital stock and ProxyMed capital stock. While ProxyMed believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which ProxyMed refers you for a more complete understanding of the differences between being a stockholder of PlanVista and being a shareholder of ProxyMed.

         After the merger, the stockholders of PlanVista will become shareholders of ProxyMed. Because ProxyMed is organized under the laws of Florida, the Florida Business Corporation Act, or the FBCA, will govern the rights of PlanVista stockholders.

         The rights of PlanVista stockholders are also governed by PlanVista's certificate of incorporation and its bylaws. Upon completion of the merger, the rights of PlanVista stockholders who become ProxyMed shareholders will be governed by the amended and restated articles of incorporation and amended and restated bylaws of ProxyMed. The following paragraphs summarize differences between the rights of ProxyMed shareholders and PlanVista stockholders under the charter documents and bylaws of ProxyMed and PlanVista, as well as material differences between Delaware and Florida law that may affect the interests of PlanVista stockholders.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                                  VOTING RIGHTS

- Under Florida law, each shareholder is entitled to one vote for each share of capital stock held by the shareholder, by person or proxy, on each matter submitted to a vote at a shareholders meeting unless the articles of incorporation provide otherwise.

ProxyMed's amended and restated articles of incorporation do not alter the voting rights of holders of ProxyMed common stock.

The ProxyMed amended and restated bylaws provide that a majority in interest of all the common stock issued and outstanding, represented by shareholders of record in person or by proxy, shall constitute a quorum for the transaction of business.

- Under Florida law, articles of incorporation may provide that in elections of directors, shareholders are entitled to cumulate votes.

The ProxyMed amended and restated articles of incorporation do not provide for cumulative voting for the election of directors; therefore, under Florida law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                                  VOTING RIGHTS

- Delaware law provides that unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

PlanVista's restated certificate of incorporation, as amended, does not alter the voting rights of holders of PlanVista common stock.

- Under Delaware law, the certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, stockholders are entitled to cumulate votes.

The PlanVista restated certificate of incorporation, as amended, does not provide for cumulative voting, therefore, under Delaware law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at a meeting at which a quorum is present.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                   SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS

- Generally, under Florida law, unless the articles of incorporation provide for the vote of a larger portion of the stock, completion of a merger or consolidation or sale of substantially all of a corporation's assets or dissolution requires:

         (1)      the approval of the board of directors; and

         (2) approvals by the vote of the holders of a majority of the outstanding stock.

ProxyMed's amended and restated articles of incorporation do not provide for the vote of a larger portion of the stock.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                   SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS

- Under Delaware law, holders of a majority of the outstanding shares of PlanVista entitled to vote are required to approve a merger or consolidation involving PlanVista. However if the following conditions are met, no vote of the stockholders of PlanVista is necessary to authorize the merger:

         (1)      PlanVista is the surviving corporation,

         (2) the agreement of merger does not amend in any respect the certificate of incorporation of PlanVista,

         (3) each share of stock of PlanVista outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of PlanVista after the effective date of the merger, and

         (4) either no shares of common stock of the PlanVista and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of PlanVista to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of PlanVista outstanding immediately prior to the effective date of the merger; or

         (5) no shares of the stock of PlanVista is issued prior to the adoption by the board of directors of the resolution approving the agreement of merger or consolidation.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                            ACTION BY WRITTEN CONSENT

- Under Florida law, unless otherwise provided in the articles of incorporation, shareholders may take any action required or permitted to be taken at a shareholders' meeting without a meeting if the action is consented to in writing by shareholders entitled to cast the same number of votes that would be required to take that action at a meeting at which all shareholders were present and voting in person.

The amended and restated articles of incorporation of ProxyMed do not provide otherwise. ProxyMed's bylaws provide for board and shareholder action by written consent.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                            ACTION BY WRITTEN CONSENT

- Under Delaware law, unless the certificate of incorporation provides otherwise, actions may be taken by the stockholders by written consent, provided that the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted.

PlanVista's restated certificate of incorporation, as amended, does not provide otherwise.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                                    DIVIDENDS

- Under Florida law, subject to any restriction in the corporation's articles of incorporation, the board of directors may declare and pay dividends or other distributions to shareholders unless, after giving effect to the distribution:

         (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or

         (2) the corporation's total assets would be less than the sum of its total liabilities plus the amount required to satisfy outstanding liquidation rights superior to the liquidation rights of those receiving the distribution.

ProxyMed's amended and restated articles of incorporation contain no provisions restricting dividends on ProxyMed's common stock.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                                    DIVIDENDS

- Under Delaware law, PlanVista may declare and pay dividends, subject to limitations in its certificate of incorporation, either out of its surplus or if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year.

PlanVista's restated certificate of incorporation, as amended, and by-laws, as amended, provide that holders of PlanVista stock will be entitled to receive dividends at such times and in such amounts as may be determined by the PlanVista board of directors.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                 PROVISIONS RELATING TO SHARE ACQUISITIONS AND
                         CERTAIN BUSINESS COMBINATIONS

- Florida law contains a provision which restricts many business combination transactions with an interested shareholder for five years after the interested shareholder has acquired 10% of the voting power of a corporation. Under Florida law, if a business combination, including a merger, a disposition of substantially all assets, an issuance of securities and other similar transactions, occurs with a person who, together with its affiliates, owns 10% or more of the outstanding capital stock of the subject corporation, then the combination must be approved by two-thirds of the outstanding capital stock entitled to vote for directors. However, the combination may occur without such a vote if, among other exceptions:

         (1) a majority of disinterested directors approves the transaction;

         (2) the corporation has not had more than 300 shareholders of record during the 3 years prior to the announcement of the proposed transaction; or

         (3) the related person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of disinterested directors.

The ProxyMed amended and restated articles of incorporation state that ProxyMed has elected to opt out of this provision of Florida law.

- Florida law also contains a control share provision. This provision generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, that except for the control share provision, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20 percent but less than 33 percent of all voting power, (b) at least 33 percent but less than a majority of all voting power, or (c) a majority or more of all voting power.

The ProxyMed amended and restated articles of incorporation state that ProxyMed has elected to opt out of this provision of Florida law.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                 PROVISIONS RELATING TO SHARE ACQUISITIONS AND
                         CERTAIN BUSINESS COMBINATIONS

- Under Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder, except under limited circumstances.

-        The prohibition will not apply if:

         (1) the board of directors has approved either the proposed business combination or the transaction resulting in interested shareholder status prior to the date that the shareholder became an interested shareholder,

         (2) upon consummation of the transaction in which the shareholder became an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or

         (3) after the date that the shareholder became an interested shareholder, the interested shareholder obtains the approval of the board of directors and the approval at an annual or special meeting (and not by written consent) of two-thirds of the shares outstanding that are not held by the interested shareholder.

- Under Delaware law, an "interested shareholder" is a person who beneficially owns, directly or indirectly, 15% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 15% of the voting stock within the last three years.

Although PlanVista could have elected not to be governed by this provision of Delaware law in its certificate of incorporation, it has not opted to do so.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                        SPECIAL MEETINGS OF SHAREHOLDERS

- Florida law provides that special meetings of shareholders may be called only by:

         (1)      the board of directors;

         (2) any person or persons authorized by the corporation's articles of incorporation or bylaws; or

         (3) 10% or more of all the votes entitled to be cast on an issue proposed to be considered at the special meeting.

- Florida law requires that a corporation give shareholders notice of each annual and special shareholders' meeting at least 10 days and no more than 60 days before the meeting date.

The ProxyMed amended and restated articles of incorporation do not address special meetings of shareholders. The ProxyMed amended and restated bylaws provide that special meetings of the shareholders may be called by the President or the board of directors whenever he or they deem it proper and shall be called by the President or by the board of directors upon the written request of shareholders holding a majority of common stock outstanding. Such meetings may be held either within or without the State.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                        SPECIAL MEETINGS OF SHAREHOLDERS

- Delaware law provides that special meetings of stockholders may be called by the board of directors or by such person or persons authorized to do so by the certificate of incorporation or the bylaws.

- Delaware law requires that written notice of any meeting be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

PlanVista's bylaws provide that a special meeting of Stockholders may be called by the chairman of the board of directors or the chief executive officer of PlanVista, the board of directors or the holders of not less than a majority of all the shares entitled to vote at the meeting. PlanVista's by-laws requires that notice of a meeting be given not less than 10 and not more than 60 days before the meeting. The PlanVista restated certificate of incorporation, as amended, does not address special meetings of shareholders.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                               DISSENTERS' RIGHTS

- Under Florida law, shareholders of a corporation have the right to dissent from, and obtain payment of the fair value of their shares in connection with, certain corporate actions, including an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting shareholders, a disposition of all or substantially all of the corporation's property and assets not in the usual course of business, a plan of merger in which the shareholders may vote, a plan of exchange involving the acquisition of the corporation's shares if the shareholders are entitled to vote on the plan, and certain control share acquisitions.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                               DISSENTERS' RIGHTS

- Under Delaware law, the rights of dissenting stockholders to obtain the fair value for their shares, so-called "appraisal rights," are available in connection with a statutory merger or consolidation. However, a stockholder does not have appraisal rights if:

         (1) the shares of the corporation are listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc., or

         (2)      held of by record by more than 2,000 holders.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                               DISSENTERS' RIGHTS

                  However, appraisal rights are not available to holders of shares:

         (1)      listed on a national securities exchange;

         (2) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

         (3)      held of record by more than 2,000 shareholders.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                               DISSENTERS' RIGHTS

         (3) or the corporation will be the surviving corporation of a merger and the merger does not require the vote of the corporation's stockholders.

- Notwithstanding the foregoing, stockholders have appraisal rights if in the merger the stockholder will receive anything other than:

         (1) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         (3) cash in lieu of fractional shares or fractional depository receipts; or

         (4) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts.

- A Delaware corporation's certificate of incorporation may also provide that appraisal rights shall be available in the event of the sale of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                               PREEMPTIVE RIGHTS

- Under Florida law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the articles of incorporation.

ProxyMed's amended and restated articles of incorporation provide that no shareholder shall have preemptive rights.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                                PREEMPTIVE RIGHTS

- Under Delaware law, statutory preemptive rights will not exist unless a corporation's certificate of incorporation specifically provides for these rights.

PlanVista's restated certificate of incorporation, as amended, does not provide for preemptive rights.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                        NUMBER AND VACANCY OF DIRECTORS

- Florida law provides that a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws.

The ProxyMed amended and restated bylaws provide that the board of directors shall consist of not less than one and no more than seven directors to be elected annually at the meeting of the shareholders by a plurality of the shares voted. The number may be increased or diminished from time to time, by resolution of the board of directors, but shall never be less than three. When for any reason the office of a director shall become vacant, the remaining directors shall by a majority vote elect a successor who shall hold office until his successor is elected.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                         NUMBER AND VACANCY OF DIRECTORS

- Delaware law provides that the board of directors must consist of one or more directors, with the number specified in or fixed in accordance with the certificate of incorporation or bylaws.

- Delaware law also provides that, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office or a sole remaining director, even though less than a quorum.

PlanVista's bylaws, as amended, provides that the board of directors shall consist of seven members, to be comprised of Class A and Class B directors in accordance with the provisions of the Certificate of Designation of Series and Determination of Rights and Preferences of series C preferred stock of PlanVista. The number of directors constituting the entire board may be changed from time to time by resolution adopted by the board of directors or the stockholders, provided no decrease made in such number shall shorten the term of any incumbent director. Vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority vote of the directors in office, although less than a quorum, or by election by the stockholders at any meeting thereof.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

- Florida law provides that a corporation may indemnify any officer or director who is made a party to any third party suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the officer or director:

         (1) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; and

         (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

-        Under Delaware law, a corporation may indemnify directors and officers

         (1) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation; and

         (2) with respect to any criminal proceeding where they had no reasonable cause to believe that their conduct was unlawful.

- In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

ProxyMed's amended and restated articles of incorporation and bylaws provide for the indemnification of the officers and directors of the company for their actions and omissions up to the maximum extent permitted by law. The board of directors shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that he is or was an officer, employee or agent of ProxyMed, or is or was serving at the request of ProxyMed as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

PlanVista's restated certificate of incorporation, as amended, provides that each director and officer of PlanVista who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be indemnified and held harmless by PlanVista to the fullest extent authorized by Delaware law, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators, provided, however, PlanVista shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of PlanVista. PlanVista may, by action of its board of directors, provide indemnification to employees or agents of PlanVista with the same scope and effect as the foregoing indemnification of directors and officers.

                 PROVISIONS APPLICABLE TO PROXYMED SHAREHOLDERS

                              REMOVAL OF DIRECTORS

- Florida law provides that, absent a provision in the articles of incorporation permitting removal of directors only for cause, the directors may be removed with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her.

ProxyMed's bylaws provide that any director may be removed either with or without cause by the vote of the shareholders holding a majority of the stock of ProxyMed entitled to vote, at any shareholder meeting called expressly for that purpose.

                  PROVISIONS CURRENTLY APPLICABLE TO PLANVISTA
                                  STOCKHOLDERS

                              REMOVAL OF DIRECTORS

- Delaware law provides that stockholders holding a majority of shares entitled to vote may remove any director or the entire board of directors; provided, however, that in the case of a Delaware corporation with a classified board, unless otherwise provided in the certificate of incorporation, stockholders may only remove a director for cause.

PlanVista's bylaws, as amended, provides that any or all of the directors may be removed, with or without cause, at any time by the vote of the PlanVista stockholders at a special meeting of stockholders called for that purpose and any director may be removed for cause by the action of the directors at a special meeting of the board of directors called for that purpose.

                 PROXYMED MARKET PRICE AND DIVIDEND INFORMATION

         ProxyMed's common stock trades on the National Market tier of the Nasdaq National Market under the symbol "PILL". The following table sets forth the high and low sale prices of the common stock for the periods indicated.

                                                                                        High         Low
                                                                                       ------      ------
2001:
           First Quarter.....................................                          $23.44      $14.07
           Second Quarter....................................                           17.55       10.05
           Third Quarter.....................................                           17.00       10.80
           Fourth Quarter....................................                           22.35       11.25

2002:
           First Quarter......................................                         $22.35      $15.00
           Second Quarter.....................................                          21.99       17.21
           Third Quarter......................................                          20.44       10.50
           Fourth Quarter.....................................                          15.95        9.48
2003:
           First Quarter......................................                         $11.45     $  7.25
           Second Quarter.....................................                          13.25        7.08
           Third Quarter......................................                          16.40       12.01
           Fourth Quarter (through December 5, 2003)..........                          17.64       14.55

         On December 5, 2003, the last reported sale price of the common stock was $16.01 per share. As of December 4, 2003, there were 312 registered holders of record of the common stock. ProxyMed believes that many of ProxyMed's holders of record are in "street name" and that the number of individual shareholders is greater than 312.

         ProxyMed has never paid any dividends on ProxyMed's common stock; however, in prior years, ProxyMed has paid dividends on ProxyMed's series B and series C Preferred Stock in cash and/or in shares of ProxyMed's common stock pursuant to the terms of ProxyMed's Articles of Incorporation, as amended. ProxyMed intends to retain any earnings for use in ProxyMed's operations and the expansion of ProxyMed's business, and does not anticipate paying any dividends on the common stock in the foreseeable future. The payment of dividends on ProxyMed's common stock is within the discretion of ProxyMed's board of directors, subject to ProxyMed's Articles of Incorporation, as amended. Any future decision with respect to dividends on common stock will depend on future earnings, future capital needs and ProxyMed's operating and financial condition, among other factors.

         PlanVista stockholders are urged to obtain a current market quotation for the ProxyMed common stock.

                 PLANVISTA MARKET PRICE AND DIVIDEND INFORMATION

         Since October 4, 2002, Plan Vista's common stock has traded on the Over-The-Counter Bulletin Board under the symbol "PVST.OB" Prior to that time, Plan Vista's stock was traded on the New York Stock Exchange. Plan Vista's New York Stock Exchange symbol was "HPS" from May 1995 until April 2001, when PlanVista changed its symbol to "PVC" in connection with the change of its corporate name from HealthPlan Services Corporation to PlanVista Corporation. The following table sets forth the high and low sales prices of PlanVista's common stock for the periods indicated, as reported by the New York Stock Exchange or the Over-The-Counter Bulletin Board, as applicable.

                                                                High      Low
                                                               -----     -----
2001:
           First Quarter................................       $9.44     $6.20
           Second Quarter...............................        8.35      6.60
           Third Quarter................................        7.97      4.20
           Fourth Quarter...............................        5.83      4.14

2002:
           First Quarter................................       $6.40     $4.25
           Second Quarter...............................        6.30      3.40
           Third Quarter................................        3.50      1.06
           Fourth Quarter...............................        2.50      0.73
2003:
           First Quarter................................       $1.80     $0.70
           Second Quarter...............................        2.03      0.97
           Third Quarter................................        3.55      2.05
           Fourth Quarter (through December 5 , 2003)...        3.35      1.75

         On December 5, 2003, the last reported sale price of the common stock was $1.90 per share. As of December 4, 2003, there were 176 registered holders of record of the common stock. PlanVista believes that many of PlanVista's holders of record are in "street name" and that the number of individual shareholders is greater than 176.

         PlanVista has not paid dividends since October 1999, and Plan Vista's current credit agreement prohibits the payment of dividends. PlanVista has no present plans to pay any dividends on its common stock because PlanVista currently intends to retain all earnings, if any, in order to expand its operations and pay down debt. In the future, depending upon PlanVista's financial condition, earnings, capital requirements, results of operations, contractual limitations and any other factors deemed relevant by PlanVista's board of directors, PlanVista's board of directors may at any time consider the payment of dividends.

           UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited condensed pro forma combined financial statements are presented to show the estimated effect of the merger of ProxyMed and PlanVista (as well as the acquisition by ProxyMed of MedUnite on December 31, 2002) and the related financing transactions and represent the combined company's pro forma combined balance sheet as of September 30, 2003 and combined statement of operations for the year ended December 31, 2002 and for the nine months ended September 30, 2003.

         The following unaudited condensed pro forma combined balance sheet gives effect to the merger of ProxyMed and PlanVista and the related financing transactions as if they occurred on September 30, 2003. The accompanying unaudited condensed pro forma combined statements of operations give effect to the mergers of ProxyMed, PlanVista and MedUnite and the related financing transactions as if they occurred on January 1, 2002. The unaudited condensed pro forma combined financial statements include adjustments directly attributable to the merger and related financing transactions that are expected to have a continuing impact on the combined company. The pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable, including the completion of the merger of ProxyMed and PlanVista.

         The pro forma financial information was prepared using the purchase method of accounting, with ProxyMed treated as the acquiror for accounting purposes. Under purchase accounting, the total cost of the merger is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the merger. A preliminary allocation of the cost of the merger has been made based upon currently available information and management's estimates. The actual allocation and its effect on results of operations may differ significantly from the pro forma amounts included herein.

         The pro forma information is based on historical financial statements. The pro forma information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparison and analysis purposes only. The unaudited condensed pro forma combined financial statements do not purport to represent the combined company's results of operations or financial condition had the mergers of ProxyMed, PlanVista and MedUnite and related financing transactions actually occurred as of such dates or of the results that the combined company would have achieved after the merger. The unaudited condensed pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of ProxyMed, PlanVista and MedUnite and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ProxyMed and PlanVista, respectively, appearing elsewhere in this proxy statement/prospectus.

                                 PROXYMED, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 2003
                             (amounts in thousands)


                                                                                                        Pro Forma
                                                                                                       Adjustments
                                                                                       PlanVista      ---------------    Pro Forma
                                                                  ProxyMed, Inc.(a) Corporation (b)      Dr. (Cr.)        Combined
                                                                  ----------------  --------------    ----------------   ---------

                                 ASSETS

Current assets:
       Cash and cash equivalents                                      $   6,933       $   2,962                          $   9,895
       Investments                                                        5,289              --         (5,289)  (FF)           --
       Accounts receivable, net                                           9,865           8,091                             17,956
       Notes and other receivables                                          333              --            (75)  (FF)          258
       Inventory                                                          3,580              --                              3,580
       Other current assets                                               1,181             449                              1,630
                                                                      ---------       ---------                          ---------
            Total current assets                                         27,181          11,502                             33,319

Property and equipment, net                                               5,345           1,500                              6,845
Goodwill, net                                                            31,456          29,405        (29,405)  (AA)       88,271
                                                                                                        56,319   (AA)
                                                                                                           496   (FF)
Purchased technology, capitalized software
       and other intangibles, net                                        17,216              --         44,580   (AA)       61,796
Other assets, including restricted cash                                     612             684                              1,296
                                                                      ---------       ---------                          ---------
            Total assets                                              $  81,810       $  43,091                          $ 191,527
                                                                      =========       =========                          =========



                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Notes payable and current portion of long-term debt            $   1,724       $  38,439         18,041   (BB)    $   1,724
                                                                                                        20,398   (CC)
       Accounts payable, accrued expenses
            and other current liabilities                                10,153           6,089         (7,200)  (AA)       17,009
                                                                                                         6,059   (BB)
                                                                                                           299   (FF)
                                                                                                            75   (FF)
       Deferred revenue                                                     590              --                                590
       Income taxes payable                                                  --             912                                912
                                                                      ---------       ---------                          ---------
            Total current liabilities                                    12,467          45,440                             20,235

4% Convertible Notes                                                     13,400              --                             13,400
Long-term debt, less current portion                                      2,313           5,981          4,785   (AA)       23,907
                                                                                                       (20,398)  (CC)
Common stock with make-whole provision                                       --           5,000                              5,000
Long-term deferred revenue and other long-term liabilities                1,688             849            461   (FF)        2,076
                                                                      ---------       ---------                          ---------
            Total liabilities                                            29,868          57,270                             64,618
                                                                      ---------       ---------                          ---------

Series C convertible preferred stock                                         --         129,503        129,503   (AA)           --

Stockholders' equity:
       Preferred stock                                                       --              --                                 --
       Common stock                                                           7             170            170   (AA)           13
                                                                                                            (4)  (AA)
                                                                                                            (2)  (BB)

       Additional paid-in capital                                       146,195              --        (54,896)  (AA)      225,189
                                                                                                       (24,098)  (BB)
       Treasury stock                                                        --             (38)           (38)  (AA)           --
       Accumulated deficit                                              (94,074)       (143,814)      (143,814)  (AA)      (98,107)
                                                                                                         4,033   (FF)
       Note receivable from stockholder                                    (186)             --                               (186)
                                                                      ---------       ---------                          ---------
            Total stockholders' equity                                   51,942        (143,682)                           126,909
                                                                      ---------       ---------                          ---------

            Total liabilities and stockholders' equity                $  81,810       $  43,091                          $ 191,527
                                                                      =========       =========                          =========


(a) This column is derived from the unaudited consolidated financial statements of ProxyMed, Inc. as of September 30, 2003 as filed under Form 10-Q on November 14, 2003

(b) This column is derived from the unaudited consolidated financial statements of PlanVista Corporation as of September 30, 2003 as filed under Form 10-Q on November 19, 2003

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

                                 PROXYMED, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002
           (amounts in thousands except for share and per share data)



                                                           Pro Forma        ProxyMed/                       Pro Forma
                                                          Adjustments       MedUnite                        Adjustments
                                ProxyMed,     MedUnite,   ----------    Condensed Pro      PlanVista        -----------  Pro Forma
                                Inc. (a)      Inc. (b)     Dr. (Cr.)    Forma Combined    Corporation(c)    Dr. (Cr.)    Combined
                              -------------   ----------- ----------    --------------    --------------    ----------- -----------
Net revenues                  $     50,182   $     19,534               $ 69,716        $ 33,141                        $  102,857
                              ------------   ------------               --------        --------                        ----------

Costs and expenses:
      Cost of sales                 23,024          7,946                 30,970              --                            30,970
      Selling, general and
        administrative expenses     23,145         37,322                 60,467          22,778                            83,245
      Depreciation and
        amortization                 2,636         12,276      (821)(D)    6,895             528            4,149(DD)       11,572
                                                            (10,016)(E)
                                                              2,820 (F)
      Write-off of impaired
        assets                          37         11,670   (11,670)(C)       37              --                                37
      Offering costs                    --             --                     --           1,213                             1,213
      Settlement of deferred
        compensation liability          --         (2,558)                (2,558)             --                            (2,558)
                              ------------   ------------               --------        --------                        ----------
                                    48,842         66,656                 95,811          24,519                           124,479
                              ------------   ------------               --------        --------                        ----------

        Income (loss) from
          continuing
          operations                 1,340        (47,122)               (26,095)          8,622                           (21,622)

Other income (expense):
      Other income, net                265             --                    265              --                               265
      Interest, net                    345         (1,737)      536 (A)      (88)         (5,628)          (1,612)(EE)      (4,104)
                              ------------   ------------               --------        --------                        ----------
                                                             (1,840)(B)
        Income (loss)                1,950        (48,859)               (25,918)          2,994                           (25,461)

Income tax benefit (expense)            --             --                     --           1,191            1,191(GG)           --
                              ------------   ------------               --------        --------                        ----------

        Net income (loss)            1,950        (48,859)               (25,918)          4,185                           (25,461)

Deemed dividends, preferred
      stock accretion
      and preferred
      stock dividends                 (612)            --                   (612)        (48,777)         (48,777)(HH)       (612)
                              ------------   ------------               --------        --------                        ----------

        Net income (loss)
             applicable to
             common
             shareholders     $      1,338   $    (48,859)              $(26,530)      $ (44,592)                      $   (26,073)
                              ============   ============               ========        ========                       ===========

Basic weighted average
        common shares
        outstanding              6,322,086                                                                              11,613,315
                              ============                                                                             ===========

Basic net income (loss)
      per share of
      common stock from
      continuing operations   $       0.21                                                                             $     (2.25)
                              ============                                                                             ===========

Diluted weighted average
      common shares
      outstanding                6,396,893                                                                             $11,613,315
                              ============                                                                             ===========

Diluted net income (loss)
      per share of
      common stock from
      continuing operations   $       0.21                                                                            $      (2.25)
                              ------------                                                                            ------------




NOTE: All operating expenses for PlanVista Corporation are classified as selling, general and administrative expenses.

(a) This column is derived from the audited consolidated financial statements of ProxyMed, Inc. and subsidiaries for the year ended December 31, 2002.

(b) This column is derived from the audited financial statements of MedUnite Inc. for the year ended December 31, 2002.

(c) This column is derived from the audited consolidated financial statements of PlanVista Corporation for the year ended December 31, 2002.


See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

                                 PROXYMED, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
           (amounts in thousands except for share and per share data)


                                                                                                        Pro Forma
                                                                                                       Adjustments
                                                        ProxyMed,     PlanVista                       -------------     Pro Forma
                                                         Inc.(a)    Corporation (b)       Total          Dr. (Cr.)      Combined
                                                      ------------    ------------    ------------    --------------   ------------

Net revenues                                          $     53,194    $     23,954    $     77,148                     $     77,148
                                                      ------------    ------------    ------------                     ------------

Costs and expenses:
      Cost of sales                                         22,188              --          22,188         86   (FF)         22,274
      Selling, general and adminstrative expenses           29,755          16,596          46,351                           46,351
      Depreciation and amortization                          4,153             425           4,578      3,112   (DD)          7,690
      Loss on disposal of assets                               119              --             119                              119
      Costs related to ProxyMed agreement                       --             846             846       (846)  (FF)             --
                                                      ------------    ------------    ------------                     ------------
                                                            56,215          17,867          74,082                           76,434
                                                      ------------    ------------    ------------                     ------------

           Income (loss) from continuing operations         (3,021)          6,087           3,066                              714

Other income (expense):
      Other income, net                                      4,793             650           5,443      4,793   (FF)            650
      Interest, net                                           (572)         (2,032)         (2,604)      (986)  (EE)         (1,618)
                                                      ------------    ------------    ------------                     ------------


           Income (loss)                                     1,200           4,705           5,905                             (254)

Income tax benefit (expense)                                    --          (1,219)         (1,219)    (1,219)  (GG)             --
                                                      ------------    ------------    ------------                     ------------

           Net income (loss)                                 1,200           3,486           4,686                             (254)

Deemed dividends, preferred stock accretion
      and preferred stock dividends                             --         (52,286)        (52,286)   (52,286)  (HH)             --
                                                      ------------    ------------    ------------                     ------------

           Net income (loss) applicable
                to common shareholders                $      1,200    $    (48,800)   $    (47,600)                    $       (254)
                                                      ============    ============    ============                     ============

Basic weighted average common shares outstanding         6,782,991                                                       12,074,220
                                                      ============                                                     ============

Basic net income per share of common stock
      from continuing operations                      $       0.18                                                     $      (0.02)
                                                      ============                                                     ============

Diluted weighted average common shares outstanding       6,815,247                                                       12,074,220
                                                      ============                                                     ============

Diluted net income  per share of common stock
      from continuing operations                      $       0.18                                                     $      (0.02)
                                                      ============                                                     ============



NOTE: All operating expenses for PlanVista Corporation are classified as selling, general and administrative expenses.

(a) This column is derived from the unaudited consolidated financial statements of ProxyMed, Inc. and subsidiaries for the nine months ended September 30, 2003.

(b) This column is derived from the unaudited consolidated financial statements of PlanVista Corporation for the nine months ended September 30, 2003.

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

COMBINED COMPANY NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.  BASIS OF PRESENTATION

These unaudited condensed pro forma combined financial statements have been prepared pursuant to the rules and regulations of the SEC and present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the merger and financing transactions and adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Under purchase accounting, the mergers of ProxyMed, PlanVista and MedUnite are accounted for such that ProxyMed is treated as the acquiror and PlanVista and MedUnite as the acquired companies. These unaudited condensed pro forma combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transactions actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements described below which are included in this proxy statement/prospectus.

The pro forma balance sheet was prepared by combining the historical consolidated balance sheet data as of September 30, 2003 of ProxyMed and PlanVista, assuming the merger and related financing transactions had occurred on September 30, 2003. The pro forma statement of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 and have been prepared by combining the consolidated statements of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 for ProxyMed, PlanVista and MedUnite, and ProxyMed and PlanVista, respectively, assuming the mergers and related financing transactions had occurred on January 1, 2002.

The unaudited condensed pro forma combined financial statements do not reflect significant operational and administrative cost savings that management of the combined company estimates may be achieved as a result of the mergers.

2.  PRO FORMA ADJUSTMENTS (MEDUNITE ACQUISITION)

On December 31, 2002, ProxyMed acquired MedUnite, Inc. for $10.0 million in cash and $13.4 million in 4% convertible notes. In connection with this acquisition, ProxyMed estimated approximately $8.3 million in transaction and exit costs that were accrued at the time of the acquisition. The pro forma adjustments noted below were originally filed on Form 8-K on March 17, 2003 to reflect the combined company's operations. Most of the adjustments related to forgiven and new debt and asset values for fixed and intangible assets that were acquired. Since MedUnite's operations are included ProxyMed's historical statement of operations for the nine months ended September 30, 2003, the pro forma adjustments below are reflected only in the pro forma statement of operations for the year ended December 31, 2002 (amounts in thousands).

(A)   To estimate interest expense on the convertible notes:

      o The $13.4 million in convertible notes bear an interest rate of 4% per annum resulting in additional pro forma interest expense ($536).

(B) To reflect historical interest expense saved as a result of certain debts cancelled and/or waived from its founders at the time of acquisition:

      o  A total of $23.4 million in debt and accrued interest was cancelled.

      o  A total of $4 million in debt was also waived.

      o The resulting savings of interest expense is recorded in the pro forma statement of operations ($1,840)

(C) To reverse historical impairment charges taken by MedUnite for assets that were re-valued by ProxyMed at the time of the acquisition:

      o Certain software and intangible assets were written off by MedUnite due to impairment. ProxyMed obtained its own independent valuations of such assets and the impairment was recorded upon the valuation of these assets ($11,670).

(D) To reverse estimated historical depreciation expense related to additional fixed asset write downs taken by MedUnite:

      o As a result of an independent valuation of MedUnite's fixed assets, additional write-downs of such assets were recorded and resulted in a pro forma savings of depreciation expense based upon an average useful life of four years ($821).

(E) To reverse historical amortization expense taken on certain capitalized development, software and other intangibles previously recorded by
      MedUnite:

      o As a result of an independent valuation of MedUnite's identifiable intangible assets, historical savings of amortization expense was computed based on the elimination of these assets ($10,016) and was replaced with intangible assets as noted in Adjustment (F).

(F) To record pro forma amortization expense associated with new identifiable intangible assets:

      o As a result of an independent valuation of MedUnite's identifiable intangible assets, pro forma estimated amortization expense was computed based on the estimated lives of the following assets identified (total of $2,820):

      o  Customer relationships ($6,600 over a 10 year life or $660).

      o  Legacy platforms ($1,200 over a 1 year life or $1,200).

      o  New software platforms ($4,800 over a 5 year life or $960).

3.  PRO FORMA TRANSACTIONS (PLANVISTA ACQUISITION)

On December 5, 2003, ProxyMed and PlanVista entered into a merger agreement, whereby ProxyMed would acquire all of the issued and outstanding shares of PlanVista in exchange for the issuance of 3.6 million common shares of ProxyMed. In connection with the merger, ProxyMed intends to raise an additional $24.1 million through the issuance of an additional 1,691,229 shares (at a price of $14.25 per share) to retire $18.0 million in PlanVista debt and use the balance for the payment of transaction expenses and working capital needs. As part of the merger the company has agreements to refinance a total of $20.5 million in remaining PlanVista debt at least for one year past the current maturity date of May 2004. For accounting purposes the purchase price of PlanVista is based upon the market price of ProxyMed stock exchanged plus estimated direct transaction costs to be incurred by ProxyMed of approximately $1.6 million (comprised of financial advisory, legal, accounting and other fees). The market price of ProxyMed stock used in the pro forma calculation of purchase consideration on September 30, 2003 was the closing market price of $15.25. The actual purchase consideration may change subject to the market value of ProxyMed's common stock on the date the transaction is consummated, subject to shareholder and regulator approval. The following table summarizes the components of the total purchase price (in thousands):


                                                           PROXYMED
                                                            SHARES
                                                           ISSUED IN
                                                           THE MERGER        VALUE
                                                           ----------      ---------
Shares of common stock                                      3,600            $54,900
Estimated acquisition costs to be incurred by ProxyMed                         1,550
                                                                             -------

Estimated total purchase price                                               $56,450
                                                                             =======



The purchase consideration was allocated to assets acquired and liabilities assumed based on the estimated fair value of PlanVista's tangible and intangible assets and liabilities. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited condensed pro forma combined financial statements based on estimates. Included in other liabilities are $5.7 million in estimated merger related expenses of PlanVista. This allocation is subject to change based on a final valuation of the assets and liabilities assumed as of the closing date. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the pro forma amounts included herein. The excess of the purchase cost over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

Current assets                                                     $ 11,502
Property and equipment                                                1,500
Other assets                                                            684
Current liabilities                                                  (7,001)
Debt acquired                                                       (44,635)
Other liabilities                                                    (6,499)
Other                                                                  (496)
Identifiable intangible assets (preliminary valuation):
     Customer relationships                                          27,200
     Provider networks                                               16,200
     Software                                                         1,180
     Goodwill                                                        56,815
                                                                   --------
           Estimated total purchase price                          $ 56,450
                                                                   ========



The amortization of the identifiable intangible assets (relationships, provider networks and software) is reflected as a pro forma adjustment to the unaudited condensed pro forma combined statement of operations. The combined company expects to amortize the estimated fair value of the identifiable intangibles of approximately $44.6 million on a straight-line basis over useful lives ranging from 4.5 to 13 years. The effect of this increased amortization of $4.1 million and $3.1 million for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively, is reflected on the unaudited condensed pro forma combined statements of operations.


4.  PRO FORMA ADJUSTMENTS (PLANVISTA ACQUISITION)

The unaudited condensed pro forma combined financial statements give effect to the transactions described in notes 2 and 3, as if they had occurred on September 30, 2003 (PlanVista only) for purposes of the unaudited condensed pro forma combined balance sheet and January 1, 2002 for purposes of the unaudited condensed pro forma combined statements of operations. The unaudited condensed pro forma combined statements of operations do not include any material non-recurring charges that will arise as a result of the transactions described in notes 2 and 3. Adjustments in the unaudited condensed pro forma combined financial statements are as follows (amounts in thousands except for share data):

(AA) ProxyMed issues 3.6 million shares of stock for PlanVista:

         o The pro forma value of $54.9 million for the 3.6 million shares issued at $15.25 per share (the closing price of ProxyMed's stock on September 30, 2003) is allocated between common stock ($4) and additional paid-in capital ($54,896)

         o The long-term convertible note payable to Centra Benefits and PVC Funding is converted into shares of common stock ($4,785).

         o The treasury stock ($38) and accumulated deficit ($143,814) accounts of PlanVista are eliminated.

         o All preferred stock of PlanVista is liquidated based on negotiated amounts lower than the stated liquidation value ($129,503).

         o  Prior unamortized goodwill of PlanVista's is also eliminated
            ($29,405).

         o The preliminary valuation of identifiable intangible assets is recorded ($44,580).

         o Transaction and merger costs are recorded ($1,550 for ProxyMed and $5,650 in assumed merger liabilities for PlanVista, totaling $7,200).

         o The resulting goodwill is recorded ($56,319 initial calculation - see adjustment FF)

(BB) ProxyMed raises $24.1 million through the issuance of 1,691,229 shares of common stock in a private placement:

         o Debt of PlanVista payable to Wachovia Bank group is paid in full ($18,041).

         o  Excess cash is used to pay transaction costs ($6,059).

(CC) Certain debts are refinanced to extend maturity dates (and reclassified to long-term debt):

         o Debt originally due in May 2004 has been renegotiated with the lender (PVC Funding) to extend the maturity date for one year ($20,398).

(DD) To reflect the additional amortization expense resulting from the preliminary valuation of identifiable intangible assets of PlanVista:

         o Customer relationships ($27,200) are being amortized over their estimated life of 12 years ($2,267 for the year ended December 31, 2002 and $1,700 for the nine months ended September 30, 2003).

         o Provider networks ($16,200) are being amortized over their estimated life of 10 years ($1,620 for the year ended December 31, 2002 and $1,215 for the nine months ended September 30, 2003).

         o  Software ($1,180) is being amortized over their estimated life of
            4.5 years ($262 for the year ended December 31, 2002 and $197 for the nine months ended September 30, 2003).

         o The above results in total amortization expense of $4,149 for the year ended December 31, 2002 and $3,112 for the nine months ended September 30, 2003.

(EE) To reflect PlanVista historical interest expense saved by the pay-off of the Wachovia Bank group debt of $18,041 and the conversion of the Centra Benefits/PVC Funding convertible note:

         o The Wachovia Bank group debt of $18,041 bears an interest rate of prime plus 1%. For the year ended December 31, 2002, the interest rate was 5.75% resulting in a savings of $1,037. For the nine months ended September 30, 2003, the interest rate was 5.25% for the first six months and then 5.00% for the last three months resulting in a savings of $699.

         o The Centra Benefits/PVC Funding convertible bore an interest rate of 12% until April 2003, when the rate was renegotiated to 6%. For the year ended December 31, 2002, the resulting savings in interest expense was $574. For the nine months ended September 30, 2003, the resulting savings in interest expense was $287.

         o The above results in total interest expense savings of $1,612 for the year ended December 31, 2002 and $986 for the nine months ended September 30, 2003.

(FF) To eliminate the historical impact of the recording of the warrant in PlanVista issued to ProxyMed and other related costs resulting from the joint marketing agreement signed in June 2003. There is no impact for these items in the year ended December 31, 2002:

         o For ProxyMed, the initial value of the warrant, data sale and exclusivity fee was valued at $846. Of this amount, $86 was amortized as a reduction in ProxyMed's historical costs of sales and the balance of $760 was allocated between other current liabilities ($299) and other long-term liabilities ($461). A portion of the exclusivity fee ($75) still remained unpaid at September 30, 2003.

         o Over the period that that warrant was held by ProxyMed, its value had increased significantly based primarily on the market price of PlanVista's stock. As a result, the historical increase in value of $4,793 and the ending value of $5,289 are eliminated.

         o For PlanVista, the initial value of the warrant, data purchase and exclusivity fee were recorded as a marketing expense in the nine months ended September 30, 2003. The initial value of the warrant ($496) was charged against additional-paid in capital, and as a result of this elimination, an adjustment to goodwill is required. A portion of the exclusivity fee ($75) still remained unpaid at September 30, 2003.

         o The net effect that would have been recorded on a combined statement of operations for the increase in historical value of the warrant and the amortization of the initial charges by ProxyMed offset by the marketing expense of PlanVista is reflected as an adjustment to retained earnings of $4,033.

(GG) Elimination of income tax expense and benefits of PlanVista:

         o The impact of the merger on the overall effective tax rate of the combined company is uncertain. Although the combined company will attempt to optimize its overall effective tax rate and utilize all available net operating losses (subject to certain limitations), the pro forma tax provision reflects a full valuation allowance relative to net operating loss carryforwards and other net deferred tax assets.


(HH) Elimination of historical preferred stock accretion and preferred stock dividends of PlanVista:

         o As a result of the liquidation of all preferred stock at the consummation of the merger, any and all accretion associated with PlanVista's preferred stock and related dividends are eliminated in the calculation of earnings (loss) per share ($48,777 for the year ended December 30, 2002 and $52,286 for the nine months ended September 30, 2003)


5.  UNAUDITED PRO FORMA LOSS PER SHARE

The following table sets forth the computation of unaudited pro forma basic and diluted income per (in thousands, except for share and per share information):


                                                       YEAR ENDING          NINE MONTHS ENDING
                                                    DECEMBER 31, 2002       SEPTEMBER 30, 2003
                                                    -----------------       ------------------

Pro forma net loss                                    $    (26,073)            $       (254)
                                                      ============             ============

Historical basic weighted average shares                 6,322,086                6,782,991
Shares issued for PlanVista acquisition                  3,600,000                3,600,000
Shares issued for private placement                      1,691,229                1,691,229
                                                      ------------             ------------
   Pro forma basic weighted average shares              11,613,315               12,074,220
                                                      ============             ============

Proforma basic net loss per share                     $      (2.25)            $      (0.02)
                                                      ============             ============

Historical diluted weighted average shares               6,396,893                6,815,247
Reduction for common share equivalents                     (74,807)                 (32,256)
Shares issued for PlanVista acquisition                  3,600,000                3,600,000
Shares issued for private placement                      1,691,229                1,691,229
                                                      ------------             ------------
   Pro forma diluted weighted average shares            11,613,315               12,074,220
                                                      ============             ============

Proforma diluted net loss per share                   $      (2.25)            $      (0.02)
                                                      ============             ============


For the year ended December 31, 2002, common share equivalents utilized in the historical net income situation have been eliminated due to the pro forma loss created. As a result, other potentially dilutive securities such as stock options, warrants, and shares issuable upon the conversion of ProxyMed's Series B and Series C preferred stock were excluded from the calculations of net loss per share for both periods presented because their effect was antidilutive.

                                  LEGAL MATTERS

         The validity of the shares of ProxyMed common stock offered in connection with the merger will be passed upon by Holland & Knight LLP.

                                     EXPERTS

         The consolidated financial statements of ProxyMed, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and the financial statements of MedUnite, Inc. as of December 31, 2002 and for the year then ended included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of PlanVista as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to the restatement of the consolidated financial statements to classify the series C preferred stock as temporary equity as described in Note 18 to the consolidated financial statements, of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Each of ProxyMed and PlanVista files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of this information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including ProxyMed and PlanVista, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference in this joint proxy statement/prospectus. You can obtain any of the materials ProxyMed or PlanVista files with the SEC from the SEC, through the SEC's web site at the address described above, or from ProxyMed or PlanVista, as applicable, by requesting them in writing or by telephone at the following addresses:

         ProxyMed, Inc.                     PlanVista Corporation
         2555 Davie Road, Suite 110         4010 Boy Scout Boulevard, Suite 200
         Fort Lauderdale, Florida 33317     Tampa, Florida 33607
         Attention: Investor Relations      Attention: Investor Relations
         Telephone: (954) 473-1001          Telephone: (813) 353-2300

         These documents are available from ProxyMed or PlanVista, as applicable, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. Copies of materials related to ProxyMed may also be inspected at the offices of the Nasdaq National Market, One Liberty Plaza, 50th Floor, New York, New York 10006. Shareholders may also consult ProxyMed's and PlanVista's websites for more information concerning the merger described in this joint proxy statement/prospectus. Information included in ProxyMed's and PlanVista's websites is not incorporated by reference in this joint proxy statement/prospectus.

         IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE PROXYMED SPECIAL MEETING OR THE PLANVISTA SPECIAL MEETING, PROXYMED OR PLANVISTA SHOULD RECEIVE YOUR REQUEST NO LATER THAN __________, 2004.

         ProxyMed has filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to ProxyMed's common stock to be issued to PlanVista stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of ProxyMed filed as part of the registration statement. You may inspect and copy the registration statement at the address listed above.

         You should rely only on information contained in this joint proxy statement/prospectus or any supplement we provide to you. Neither ProxyMed nor PlanVista has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. ProxyMed is not making an offer to sell the ProxyMed common stock in any jurisdiction where the offer or sale is not permitted.

         You should not assume that the information appearing in this joint proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front of the documents. ProxyMed's business, financial condition, results of operations and other information may have changed since that date.

                                  OTHER MATTERS

         As of the date of this joint proxy statement/prospectus, neither the ProxyMed board of directors nor the PlanVista board of directors knows of any matters that will be presented for consideration at either the ProxyMed special meeting or the PlanVista special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         PROXYMED, INC. AND SUBSIDIARIES
                   Index to Consolidated Financial Statements


                                                                                                            Page
                                                                                                            ----
Report of Independent Certified Public Accountants                                                          FS-2

Consolidated Balance Sheets as of December 31, 2002 and 2001                                                FS-3

Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000                  FS-4

Consolidated Statements of Stockholders's Equity for the years ended December 31, 2002, 2001 and 2000       FS-5

Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000                  FS-6

Notes to Consolidated Financial Statements                                                                  FS-7

Condensed Consolidated Balance Sheet as of September 30, 2003 (unaudited)                                   FS-31

Condensed Consolidated Statements of Operations (unaudited) for the nine months ended
September 30, 2003 and 2002                                                                                 FS-32

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended
September 30, 2003 and 2002                                                                                 FS-33

Notes to Consolidated Financial Statements                                                                  FS-34

                     PLANVISTA CORPORATION AND SUBSIDIARIES
                   Index to Consolidated Financial Statements


                                                                                                            Page
                                                                                                            ----
Report of Independent Certified Public Accountants                                                          FS-41

Consolidated Balance Sheets as of December 31, 2002 and 2001                                                FS-42

Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000                  FS-43

Consolidated Statements of Changes Stockholders's Equity (Deficit) and Comprehensive Income
for the years ended December 31, 2001, 2000 and 1999                                                        FS-44

Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000                  FS-45

Notes to Consolidated Financial Statements                                                                  FS-46

Condensed Consolidated Balance Sheet (unaudited) as of September 30, 2003                                   FS-65

Condensed Consolidated Statements of Operations (unaudited) for the nine months ended
September 30, 2003 and 2002                                                                                 FS-66

Condensed Consolidated Statements of Changes in Stockholders's Deficit (unaudited) for the
nine months ended September 30, 2003 and 2002                                                               FS-67

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended
September 30, 2003 and 2002                                                                                 FS-68

Notes to Condensed Consolidated Financial Statements                                                        FS-69


                                 MEDUNITE INC.
                         Index to Financial Statements


                                                                                                            Page
                                                                                                            ----
Report of Independent Certified Public Accountants                                                          FS-75

Balance Sheet as of December 31, 2002                                                                       FS-76

Statement of Operations for the year ended December 31, 2002                                                FS-77

Statement of Stockholders' Deficit for the year ended December 31, 2002                                     FS-78

Statement of Cash Flows for the year ended December 31, 2002                                                FS-79

Notes to Financial Statements                                                                               FS-80




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and the Shareholders of ProxyMed, Inc.

         In our opinion, the consolidated financial statements listed in the index appearing on page FS-1 of this Prospectus present fairly, in all material respects, the financial position of ProxyMed, Inc. and its subsidiaries (the "Company") at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 9 to the consolidated financial statements, pursuant to the adoption of Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets, the Company changed its method of accounting for goodwill in 2002.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
February 18, 2003, except
as to Note 20, which is as
of March 20, 2003

                         PROXYMED, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                    Assets                                              2002               2001
                                    ------                                         --------------     --------------
Current assets:
     Cash and cash equivalents                                                     $   16,378,000     $   12,601,000
     Accounts receivable - trade, net of allowance for
        doubtful accounts of $1,096,000 and $228,000 respectively                      10,060,000          5,589,000
     Other receivables                                                                    503,000             89,000
     Inventory                                                                          2,774,000          3,351,000
     Other current assets                                                               1,022,000            331,000
                                                                                   --------------     --------------
        Total current assets                                                           30,737,000         21,961,000
Property and equipment, net                                                             5,719,000          3,832,000
Goodwill, net                                                                          32,797,000          7,961,000
Purchased technology, capitalized software and
     other intangible assets, net                                                      18,220,000          2,076,000
Restricted cash                                                                           825,000                 --
Other assets                                                                              406,000             52,000
                                                                                   --------------     --------------
        Total assets                                                               $   88,704,000     $   35,882,000
                                                                                   ==============     ==============

               Liabilities and Stockholders' Equity
               ------------------------------------

Current liabilities:
     Note payable                                                                  $           --     $    7,000,000
     Accounts payable and accrued expenses                                             21,472,000          5,345,000
     Deferred revenue                                                                     516,000            222,000
                                                                                   --------------     --------------
        Total current liabilities                                                      21,988,000         12,567,000
Convertible notes                                                                      13,400,000                 --
Long-term deferred revenue and other long-term liabilities                              2,581,000            442,000
                                                                                   --------------     --------------
        Total liabilities                                                              37,969,000         13,009,000
                                                                                   --------------     --------------

Commitments and contingencies

Stockholders' equity:
     Series C 7% Convertible preferred stock - $.01 par value
        Authorized 300,000 shares; issued 253,265 shares;
        outstanding 2,000 and 34,650 shares, respectively;
        liquidation preference $13,333 and $3,465,000 respectively                             --                 --
     Common stock - $.001 par value. Authorized 13,333,333 shares;
         issued and outstanding 6,782,938 and 4,894,433 shares
        (after deducting 15,061 shares held in treasury in 2001), respectively              7,000              5,000
     Additional paid-in capital                                                       146,187,000        120,277,000
     Accumulated deficit                                                              (95,273,000)       (97,223,000)
     Note receivable from stockholder                                                    (186,000)          (186,000)
                                                                                   --------------     --------------
        Total stockholders' equity                                                     50,735,000         22,873,000
                                                                                   --------------     --------------

        Total liabilities and stockholders' equity                                 $   88,704,000     $   35,882,000
                                                                                   ==============     ==============

The accompanying notes are an integral part of the consolidated financial statements.

                         PROXYMED, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                    2002             2001              2000
                                                                 -----------     ------------      ------------
Revenues:
     Transaction fees, services and license fees                 $28,455,000     $ 23,366,000      $ 18,440,000
     Communication devices and other tangible goods               21,727,000       19,864,000        15,001,000
                                                                 -----------     ------------      ------------
                                                                  50,182,000       43,230,000        33,441,000
                                                                 -----------     ------------      ------------

Costs and expenses:
     Cost of transaction fees, services and license fees           8,858,000        6,530,000         1,886,000
     Cost of tangible goods                                       14,165,000       13,878,000        10,363,000
     Selling, general and administrative expenses                 23,145,000       21,267,000        27,097,000
     Depreciation and amortization                                 2,636,000        8,176,000        13,375,000
     Restructuring charges                                                --               --         1,330,000
     Write-off of impaired and obsolete assets                        38,000           91,000         2,850,000
                                                                 -----------     ------------      ------------
                                                                  48,842,000       49,942,000        56,901,000
                                                                 -----------     ------------      ------------

        Operating income (loss)                                    1,340,000       (6,712,000)      (23,460,000)

Income from litigation settlement and other, net                     265,000           40,000           667,000
Interest income (expense), net                                       345,000         (126,000)       (4,133,000)
                                                                 -----------     ------------      ------------

        Income (loss) from continuing operations                   1,950,000       (6,798,000)      (26,926,000)

Discontinued operations (Note 3):
     Loss from discontinued operations                                    --               --          (304,000)
     Gain on disposal of discontinued operations                          --               --           545,000
                                                                 -----------     ------------      ------------
                                                                          --               --           241,000
                                                                 -----------     ------------      ------------

        Net income (loss)                                          1,950,000       (6,798,000)      (26,685,000)

Deemed dividends and other charges                                   612,000       12,262,000        21,367,000
                                                                 -----------     ------------      ------------

        Net income (loss) applicable to
              common shareholders                                $ 1,338,000     $(19,060,000)     $(48,052,000)
                                                                 ===========     ============      ============

Basic weighted average shares outstanding                          6,322,086        2,162,352         1,304,342
                                                                 ===========     ============      ============

Basic income (loss) per share:
        Income (loss) from continuing operations                 $       .21     $      (8.81)     $     (37.03)
        Gain from discontinued operations                                 --               --               .19
                                                                 -----------     ------------      ------------
             Net income (loss)                                   $       .21     $      (8.81)     $     (36.84)
                                                                 ===========     ============      ============

Diluted weighted average shares outstanding                        6,396,893        2,162,352         1,304,342
                                                                 ===========     ============      ============

Diluted income (loss) per share:
        Income (loss) from continuing operations                 $       .21     $      (8.81)     $     (37.03)
        Gain from discontinued operations                                 --               --               .19
                                                                 -----------     ------------      ------------
             Net income (loss)                                   $       .21     $      (8.81)     $     (36.84)
                                                                 ===========     ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

                         PROXYMED, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                    Series B           Series C
                                                Preferred stock     Preferred stock          Common stock
                                                ----------------  -------------------    --------------------
                                                 Number     Par    Number       Par       Number        Par       Additional
                                                of shares  value  of shares    value     of shares     value    paid-in capital
                                                ---------  -----  ---------   -------    ----------    ------   ---------------
Balances, January 1, 2000                         15,000    $--         --    $    --     1,221,827    $1,000   $ 101,495,000

Sale of Series C preferred stock                      --     --     10,000         --            --        --       1,000,000
Exercise of stock options and warrants                --     --         --         --        11,229        --         427,000
Treasury stock received for sales
      of discontinued businesses                      --     --         --         --       (15,061)       --      (1,930,000)
Common stock issued
      for acquired businesses                         --     --         --         --         2,247        --          67,000
Common stock issued for
      stock compensation award                        --     --         --         --        13,333        --         285,000
Conversions of Series B
      Preferred stock                             (1,890)    --         --         --       108,129        --              --
Redemptions of Series B
      Preferred stock                            (13,000)    --         --         --            --        --     (15,730,000)
Warrants issued to placement agent
      under advisory agreement                        --     --         --         --            --        --       1,300,000
Warrants issued to placement agent
      pursuant to Convertible Debt offering           --     --         --         --            --        --      10,876,000
Reclassification of unaccreted
      value of Put Warrants                           --     --         --         --            --        --      12,085,000
Amortization of beneficial
      conversion of Convertible Debt                  --     --         --         --            --        --       3,203,000
Conversion of Convertible
      Debt into Series C
      preferred stock, net of costs                   --     --    243,265      2,000            --        --        (332,000)
Compensatory stock options                            --     --         --         --            --        --         492,000
Dividends on preferred stock                          --     --         --         --        31,194        --          (4,000)
Reclassification of stockholder note                  --     --         --         --            --        --              --
Other, net                                            --     --         --         --            --        --           1,000
Net loss                                              --     --         --         --            --        --              --
                                                 -------    ---   --------    -------    ----------    ------   -------------
      Balances, December 31, 2000                    110     --    253,265      2,000     1,372,898     1,000     113,235,000

Sales of common stock, net
      of expenses of $729,000                         --     --         --         --       483,414     1,000       7,247,000
Conversion of Series B
      preferred stock                               (110)    --         --         --         8,766        --              --
Conversions of Series C
      preferred stock                                 --     --    (49,466)        --       329,773     1,000              --
Conversions of Series C
      preferred stock pursuant
      to Conversion Offer                             --     --   (169,149)    (2,000)    1,296,126     1,000         (32,000)
Exchange of Series B warrants
      into common stock                               --     --         --         --       218,828        --         (73,000)
Exchange of Series C warrants
      into common stock                               --     --         --         --     1,050,691     1,000         (54,000)
Dividends on preferred stock                          --     --         --         --       133,937        --          (7,000)
Repayment of note from stockholder                    --     --         --         --            --        --              --
Other, net                                            --     --         --         --            --        --         (39,000)
Net loss                                              --     --         --         --            --        --              --
                                                 -------    ---   --------    -------    ----------    ------   -------------

      Balances, December 31, 2001                     --     --     34,650         --     4,894,433     5,000     120,277,000

Sales of common stock, net
      of expenses of $139,000                         --     --         --         --     1,569,366     2,000      24,884,000
Common stock issued for acquired
      business                                        --     --         --         --        30,034        --         600,000
Conversions of Series C
      preferred stock pursuant
      to Conversion Offer                             --     --    (31,650)        --       242,508        --              --
Conversions of Series C
      preferred stock                                 --     --     (1,000)        --         6,666        --              --
Exchange of Series B warrants
      into common stock                               --     --         --         --        34,500        --         450,000
Exchange of Series C warrants
      into common stock                               --     --         --         --         1,190        --              --
Dividends on preferred stock                          --     --         --         --         4,241        --              --
Other, net                                            --     --         --         --            --        --         (24,000)
Net income                                            --     --         --         --            --        --              --
                                                 -------    ---   --------    -------    ----------    ------   -------------

      Balances, December 31, 2002                     --    $--      2,000    $    --     6,782,938    $7,000   $ 146,187,000
                                                 =======    ===   ========    =======    ==========    ======   =============


                                                                   Note
                                                                receivable
                                                 Accumulated       from
                                                   deficit      stockholder      Total
                                                 ------------   -----------   ------------
Balances, January 1, 2000                        $(63,740,000)   $      --    $ 37,756,000

Sale of Series C preferred stock                           --           --       1,000,000
Exercise of stock options and warrants                     --           --         427,000
Treasury stock received for sales
      of discontinued businesses                           --           --      (1,930,000)
Common stock issued
      for acquired businesses                              --           --          67,000
Common stock issued for
      stock compensation award                             --           --         285,000
Conversions of Series B
      Preferred stock                                      --           --              --
Redemptions of Series B
      Preferred stock                                      --           --     (15,730,000)
Warrants issued to placement agent
      under advisory agreement                             --           --       1,300,000
Warrants issued to placement agent
      pursuant to Convertible Debt offering                --           --      10,876,000
Reclassification of unaccreted
      value of Put Warrants                                --           --      12,085,000
Amortization of beneficial
      conversion of Convertible Debt                       --           --       3,203,000
Conversion of Convertible
      Debt into Series C
      preferred stock, net of costs                        --           --        (330,000)
Compensatory stock options                                 --           --         492,000
Dividends on preferred stock                               --           --          (4,000)
Reclassification of stockholder note                       --     (436,000)       (436,000)
Other, net                                                 --           --           1,000
Net loss                                          (26,685,000)          --     (26,685,000)
                                                 ------------    ---------    ------------
      Balances, December 31, 2000                 (90,425,000)    (436,000)     22,377,000

Sales of common stock, net
      of expenses of $729,000                              --           --       7,248,000
Conversion of Series B
      preferred stock                                      --           --              --
Conversions of Series C
      preferred stock                                      --           --           1,000
Conversions of Series C
      preferred stock pursuant
      to Conversion Offer                                  --           --         (33,000)
Exchange of Series B warrants
      into common stock                                    --           --         (73,000)
Exchange of Series C warrants
      into common stock                                    --           --         (53,000)
Dividends on preferred stock                               --           --          (7,000)
Repayment of note from stockholder                         --      250,000         250,000
Other, net                                                 --           --         (39,000)
Net loss                                           (6,798,000)          --      (6,798,000)
                                                 ------------    ---------    ------------

      Balances, December 31, 2001                 (97,223,000)    (186,000)     22,873,000

Sales of common stock, net
      of expenses of $139,000                              --           --      24,886,000
Common stock issued for acquired
      business                                             --           --         600,000
Conversions of Series C
      preferred stock pursuant
      to Conversion Offer                                  --           --              --
Conversions of Series C
      preferred stock                                      --           --              --
Exchange of Series B warrants
      into common stock                                    --           --         450,000
Exchange of Series C warrants
      into common stock                                    --           --              --
Dividends on preferred stock                               --           --              --
Other, net                                                 --           --         (24,000)
Net income                                          1,950,000           --       1,950,000
                                                 ------------    ---------    ------------

      Balances, December 31, 2002                $(95,273,000)   $(186,000)   $ 50,735,000
                                                 ============    =========    ============

The accompanying notes are an integral part of the consolidated financial statements.

                         PROXYMED, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                         2002             2001              2000
                                                                                     ------------     ------------     ------------
Cash flows from operating activities:
         Net income (loss)                                                           $  1,950,000     $ (6,798,000)    $(26,685,000)
         Adjustments to reconcile net income (loss) to net provided by
                (used in) operating activities:
                        Depreciation and amortization                                   2,636,000        8,176,000       13,706,000
                        Amortization of private placement related costs                        --               --        4,473,000
                        Restructuring charges                                                  --               --        1,330,000
                        Provision for doubtful accounts                                    38,000           70,000          425,000
                        Write-off of obsolete and impaired assets                          38,000           91,000        2,850,000
                        Recovery of obsolete inventory                                         --          (50,000)         (26,000)
                        Compensatory stock options and warrants
                               and stock compensation awards issued                            --          433,000        1,643,000
                        Payment for non-compete agreement                                      --               --         (200,000)
                        Net gain on sales of discontinued operations                           --               --         (545,000)
                        Changes in net current assets of discontinued operations               --               --         (735,000)
                        Changes in assets and liabilities, net of
                           effect of acquisitions and dispositions:
                               Accounts and other receivables                          (1,445,000)        (614,000)      (1,210,000)
                               Inventory                                                  747,000         (612,000)        (773,000)
                               Accounts payable and accrued expenses                   (1,150,000)         576,000       (1,016,000)
                               Deferred revenue                                            76,000         (264,000)        (321,000)
                               Other, net                                                 (42,000)          11,000            7,000
                                                                                     ------------     ------------     ------------
                Net cash provided by (used in) operating activities                     2,848,000        1,019,000       (7,077,000)
                                                                                     ------------     ------------     ------------

Cash flows from investing activities:
         Acquisition of businesses, net of cash acquired                              (14,453,000)      (3,000,000)              --
         Acquisition of assets                                                           (700,000)              --               --
         Short term investments                                                       (15,000,000)              --               --
         Redemption of short term investments                                          15,000,000               --               --
         Capital expenditures                                                          (1,561,000)      (1,325,000)        (967,000)
         Capital expenditures of discontinued operations                                       --               --         (230,000)
         Capitalized software                                                            (445,000)        (120,000)      (1,611,000)
         Collection of notes receivable                                                    65,000          298,000        1,649,000
         Payments for acquisition-related costs                                           (96,000)         (42,000)         (18,000)
                                                                                     ------------     ------------     ------------
                Net cash used in investing activities                                 (17,190,000)      (4,189,000)      (1,177,000)
                                                                                     ------------     ------------     ------------

Cash flows from financing activities:
         Net proceeds from sale of common stock                                        24,886,000        7,248,000               --
         Net proceeds from sale of convertible debt securities                                 --               --       21,383,000
         Net proceeds from sale of convertible preferred stock                                 --               --        1,000,000
         Redemption of convertible preferred stock                                             --               --      (15,748,000)
         Preferred stock conversion offer and warrant exchange costs                           --         (158,000)              --
         Dividends on preferred stock                                                          --           (7,000)          (4,000)
         Proceeds from exercise of stock options and warrants                             450,000               --          427,000
         Payment of note payable related to acquisition of business                    (7,000,000)              --               --
         Draw on line of credit                                                                --               --        2,000,000
         Repayment of line of credit                                                           --               --       (3,000,000)
         Payment of notes payable, long-term debt and capital leases                     (217,000)        (153,000)        (451,000)
                                                                                     ------------     ------------     ------------
                Net cash provided by financing activities                              18,119,000        6,930,000        5,607,000
                                                                                     ------------     ------------     ------------

Net increase (decrease) in cash and cash equivalents                                    3,777,000        3,760,000       (2,647,000)
Cash and cash equivalents at beginning of year                                         12,601,000        8,841,000       11,488,000
                                                                                     ------------     ------------     ------------
Cash and cash equivalents at end of year                                             $ 16,378,000     $ 12,601,000     $  8,841,000
                                                                                     ============     ============     ============

The accompanying notes are an integral part of the consolidated financial statements.

                         PROXYMED, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      Business and Summary of Significant Accounting Policies

         (a) BUSINESS OF PROXYMED - ProxyMed, Inc. ("ProxyMed" or "the Company") is an electronic healthcare transaction processing services company providing connectivity services and related value-added products to physician offices, payers, medical laboratories, pharmacies and other healthcare providers. ProxyMed's products and services are provided from its operating facilities located in Fort Lauderdale, Florida; New Albany, Indiana; Santa Ana, California; Norcross, Georgia; and Sioux Falls, South Dakota.

                  In March 2000, the Company sold its non-core network integration and prescription drug dispensing businesses. These two businesses are shown as discontinued operations in the consolidated financial statements, and the related notes have been reclassified to segregate the operating results of these businesses (see Note 3).

                  On August 21, 2001, the Company's Board of Directors effected a 1-for-15 reverse stock split of the Company's common stock, par value $.001 per share. All share and per share amounts have been restated to reflect this transaction.

                  In May 2002, the Company acquired all of the capital stock of KenCom Communications & Services, Inc., a privately-owned provider of laboratory communication solutions, for $3,237,000 in cash and 30,034 shares of unregistered ProxyMed common stock (valued at $600,000 (see Note 2(b)).

                  In August 2002, the Company acquired substantially all of the assets of MDIP, Inc., a privately-owned company providing institutional claims processing services for $2,400,000 in cash (see Note 2(c)).

                  On December 31, 2002, the Company acquired all of the capital stock of MedUnite, Inc. , a privately-held company providing healthcare claims processing services founded by seven of the nation's largest health insurers, for $10,000,000 in cash and $13,400,000 in 4% convertible debt (see Note 2(a)).

         (b) PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of ProxyMed and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

         (c) USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (d) REVENUE RECOGNITION - Electronic transaction processing fee revenue is recorded in the period the service is rendered. Certain transaction fee revenue may be subject to revenue sharing per agreements with resellers, vendors or gateway partners and are recorded as gross revenues. Revenue from sales of inventory and manufactured goods is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is probable. Revenue from certain up-front fees is amortized ratably over the expected life of the customer. Revenue from hardware leases, software rentals and maintenance fees is recognized ratably over the applicable period.

         (e) CASH AND CASH EQUIVALENTS - ProxyMed considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash balances in excess of immediate needs are invested in bank certificates of deposit, money market accounts and commercial paper with high-quality credit institutions. At times, such amounts may be in excess of FDIC insurance limits. ProxyMed has not experienced any loss to date on these investments. Cash and cash equivalents used to support collateral instruments, such as letters of credit, are reclassified as either current or long-term assets depending upon the maturity date of the obligation they collateralize.

         (f) INVENTORY - Inventory consisting of component parts, materials, supplies and finished goods (including direct labor and overhead) used to manufacture laboratory communication devices is stated at the lower of cost (first-in, first-out method) or market. Reserves for obsolete, damaged and slow-moving inventory are maintained and are periodically reviewed by management.

         (g) PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and includes revenue earning equipment. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

                  Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gains or losses are reflected in other income for the period; upon sale or retirement of revenue earning equipment, the gross proceeds are included in net revenues and the undepreciated cost of the equipment sold is included in cost of sales. Maintenance and repair of property and equipment are charged to expense as incurred. Renewals and betterments are capitalized and depreciated. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for Impairment or Disposition of Long-lived Assets," management periodically examines the Company's fixed assets for obsolete, damaged and impaired fixed assets.

         (h)      Intangible Assets

                  GOODWILL - Goodwill representing the excess of cost over the estimated fair value of net assets acquired was amortized on the straight-line basis over 3 to 15 years until December 31, 2001, at which time the Company adopted SFAS No. 142 (see Note 1(l) below).

                  OTHER INTANGIBLES - Other acquired intangible assets, consisting primarily of customer relationships and covenants-not-to-compete, are being amortized on a straight-line basis over their estimated useful lives of 5 to 10 years.

                  ProxyMed regularly reviews the recoverability of goodwill, other intangible assets and other long-lived assets for indications that the carrying value may be impaired or that the useful lives assigned may be excessive. In performing such review, goodwill associated with acquisition of the intangible assets is included in the analysis of the impairment of such intangible assets. When indications exist that impairment may have occurred, the carrying values are assessed based upon an analysis of estimated future cash flows on an undiscounted basis and before interest charges, or useful lives are changed prospectively.

                  Purchased Technology and Capitalized Software - ProxyMed has recorded amounts related to various software and technology that it has purchased or capitalized for external sale to its customers or for its own internal systems use.

                  Internal and external costs incurred to develop internal-use computer software during the application stage are capitalized. Application development stage costs generally include software configuration, coding, installation to hardware and testing. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades are expensed as incurred. All other costs are expensed as incurred as research and development expenses (which are included in selling, general and administrative expenses). Capitalized internal-use software development costs are periodically evaluated by ProxyMed for indications that the carrying value may be impaired or that the useful lives assigned may be excessive.

                  Purchased technology and capitalized software are being amortized on a straight-line basis over their estimated useful lives of 1 to 12 years. Purchased technology and capitalized software and related accumulated amortization are removed from the accounts when fully amortized.

         (i) RESEARCH AND DEVELOPMENT - Software development costs incurred prior to achieving technological feasibility are charged to research and development expense when incurred. Research and development expense of approximately $3,187,000 in 2002, $1,960,700 in 2001, and
                  $3,130,000 in 2000 was recorded in selling, general and administrative expenses.

         (j) INCOME TAXES - Deferred income taxes are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are also established for the future tax benefits of loss and credit carryovers. Valuation allowances are established for deferred tax assets when, based on the weight of available evidence, it is deemed more likely than not that such amounts will not be realized.

         (k) NET INCOME (LOSS) PER SHARE - Basic net income (loss) per share is computed by dividing net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share reflects the potential dilution from the exercise or conversion of securities into common stock; however, 1,130,596 stock options and warrants for the year ended December 31, 2002, were excluded from the calculation of diluted net income per share because the exercise price of these options and warrants was greater than the average market price of the Company's common stock during the period. Additionally, stock options and warrants totaling 1,018,713 shares and 2,450,130 shares for the years ended December 31, 2001 and 2000, respectively, as well as common shares issuable on conversion of series B and series C preferred stock (231,000 shares and 1,696,500 shares if converted on December 31, 2001 and 2000, respectively) were excluded from the calculation of diluted per share results because their effect was antidilutive.

                  The following schedule sets forth the computation of basic and diluted net income (loss) per share for the years ending December 31 2002, 2001 and 2000:

                                                                       2002                 2001                 2000
                                                                    ------------        ------------         ------------
Net income (loss) applicable to common shareholders                 $  1,338,200        $(19,060,000)        $(48,052,000)
                                                                    ============        ============         ============
Common shares outstanding:
     Weighted average common shares used in computing
         basic net income (loss) per share                             6,322,086           2,162,352            1,304,342
     Plus incremental shares from assumed conversions:
         Convertible preferred stock                                      13,833                  --                   --
         Stock options                                                    11,464                  --                   --
         Warrants                                                         49,510                  --                   --
                                                                    ------------        ------------         ------------
                                                                          74,807                  --                   --
                                                                    ------------        ------------         ------------

     Weighted average common shares used in computing
         diluted net income (loss) per share                           6,396,893           2,162,352            1,304,342
                                                                    ============        ============         ============

     Net income (loss) per common share:
         Basic                                                      $       0.21        $      (8.81)        $     (36.84)
                                                                    ============        ============         ============

         Diluted                                                    $       0.21        $      (8.81)        $     (36.84)
                                                                    ============        ============         ============

                  ProxyMed applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans. The Company measures compensation expense related to the grant of stock options and stock-based awards to employees (including independent directors) in accordance with the provisions of APB No. 25. In accordance with APB No. 25, compensation expense, if any, is generally based on the difference between the exercise price of an option, or the amount paid for an award, and the market price or fair value of the underlying common stock at the date of the award or at the measurement date for variable awards. Stock-based compensation arrangements involving non-employees are accounted for under SFAS No. 123, "Accounting for Stock-Based Compensation," under which such arrangements are accounted for based on the fair value of the option or award.

                  Under SFAS No. 123, compensation cost for the Company's stock-based compensation plans would be determined based on the fair value at the grant dates for awards under those plans. The assumptions underlying the fair value calculations of the stock option grants are presented in Note 16. Had the Company adopted SFAS No. 123 in accounting for its stock option plans, the Company's consolidated net income (loss) and net income (loss) per share for the years ended December 31, 2002, 2001 and 2000 would have been adjusted to the pro forma amounts indicated as follows:

                                                                                  2002                 2001                2000
                                                                              -------------       -------------       -------------
                  Net income (loss) applicable to
                    common shareholders, as reported                          $   1,338,000       $ (19,060,000)      $ (48,052,000)

                  Total stock-based employee pro forma compensation
                    expense determined under fair value based
                    method for all awards, net of related tax benefits        $  (6,814,000)      $  (5,881,000)      $  (3,184,000)
                  Pro forma net income (loss) applicable to                   -------------       -------------       -------------
                    common shareholders                                       $  (5,476,000)      $ (24,941,000)      $ (51,236,000)
                                                                              =============       =============       =============

                  Basic net income (loss) per common share:
                       As reported                                            $        0.21       $       (8.81)      $      (36.84)
                       Pro forma                                              $       (0.87)      $      (11.54)      $      (39.30)

                  Diluted net income (loss) per common share
                       As reported                                            $        0.21       $       (8.81)      $      (36.84)
                       Pro forma                                              $       (0.87)      $      (11.54)      $      (39.30)

         (l) NEW ACCOUNTING PRONOUNCEMENTS - In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 rescinds the automatic treatment of gains or losses from extinguishments of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". In addition, SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 are effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. All other provisions of SFAS No. 145 are effective for transactions occurring after May 15, 2002, with early adoption encouraged. The Company does not anticipate that SFAS No. 145 will have a material effect on its financial statements.

                  In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring)." SFAS No. 146 replaces Issue 94-3. The provisions of SFAS No. 146 are to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not anticipate that SFAS No. 146 will have a material effect on its financial statements.

                  In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company continues to account for stock-based compensation using Accounting Principles Board Statement No. 25, "Accounting for Stock Issued to Employees," and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148.

                  In November 2002, the FASB issued Interpretation No. 45 ("FIN No. 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 clarifies and expands on the existing disclosure requirements for guarantees. FIN No. 45 also requires recognition of a liability at fair value of a company's obligations under certain guarantee contracts. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company believes that the consolidated financial statements as of and for the year ended December 31, 2002 are in compliance with the disclosure requirements of FIN No. 45. The initial recognition and measurement provisions of FIN No. 45 are applied only on a prospective basis to guarantees issued after December 31, 2002, irrespective of the guarantor's fiscal year-end. The Company does not believe that the implementation of FIN No. 45 will have a material effect on the Company's consolidated financial statements and related disclosures.

                  In January 2003, the FASB issued Interpretation No. 46 ("FIN No. 46"), "Consolidation of Variable Interest Entities." FIN No. 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Disclosure requirements apply to any financial statements issued after January 31, 2003. Since currently the Company does not have variable interest entities, the Company does not believe that the implementation of FIN No. 46 will have a material effect on the Company's consolidated financial statements and related disclosures.

         (m) RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform to the current year presentation.

(2)      Acquisitions of Businesses

         (a) MEDUNITE - On December 31, 2002, the Company acquired all of the capital stock of MedUnite, Inc., a privately-held company providing healthcare claims processing services founded by seven of the nation's largest health insurers, for $10,000,000 in cash, $13,400,000 in 4% convertible promissory notes, and acquisition-related and exit costs of $8,321,000 (of which $50,000 was paid as of December 31, 2002). The purchase price was allocated as follows: current assets ($4,684,000, including cash acquired of $879,000); property and equipment ($1,793,000); customer relationships ($6,600,000); purchased technology ($6,000,000); other long-term assets ($1,033,000, including restricted cash of $825,000); current liabilities ($9,515,000); and other long-term liabilities ($1,233,000). The excess of the consideration paid over the estimated fair value of net assets acquired in the amount of $22,359,000 was recorded as goodwill, none of which is deductible for income tax purposes. The weighted average useful life of the customer relationships is approximately 10 years and the weighted average useful life of the purchased technology is 4.2 years. The valuation of MedUnite's real-time processing platform was based on an independent third-party appraisal of the assets utilizing a replacement cost methodology while the value of the customer relationships was calculated on a discounted cash flow model.

                  The 4% convertible promissory notes are uncollateralized and mature on December 31, 2008. Interest is payable quarterly in cash in arrears. The notes are convertible into an aggregate of 731,322 shares of the Company's common stock (based on a conversion price of $18.323 per share) if the former shareholders of MedUnite achieve certain aggregate incremental revenue based targets over a baseline revenue of $16,100,000 with the Company over the next three and one-half year period as follows: (i) one-third of the principal if incremental revenues during the measurement period from January 1, 2003 through June 30, 2004 are in excess of $5,000,000; (ii) one-third of the principal if incremental revenues during the measurement period from July 1, 2004 through June 30, 2005 are in excess of $12,500,000; and (iii) one-third of the principal if incremental revenues during the measurement period from July 1, 2005 through June 30, 2006 are in excess of $21,000,000. Amounts in excess of any measurement period will be credited towards the next measurement period; however, if the revenue trigger is not met for any period, the ability to convert that portion of the principal is lost. Of the $13,400,000 in principal amount, $4,000,000 is being held in escrow until December 31, 2003 as a source for limited indemnification conditions of the acquisition. If and when these notes become convertible, the Company will record a beneficial conversion charge in operations to the extent that the fair market value of the common stock is in excess of the conversion price.

                  MedUnite had incurred significant losses since its inception and was utilizing cash significantly in excess of amounts it was generating. As a result, at the time it was acquired by ProxyMed, there were substantial liabilities and obligations (both recorded and unrecorded at December 31, 2002) associated with the business. Subsequent to the acquisition by ProxyMed, MedUnite's senior management team was terminated along with approximately 20% of the general workforce in an effort to eliminate duplicative positions and control these costs. Certain operating facilities are being consolidated and or eliminated. Other contractual obligations are being canceled or renegotiated with the respective vendors. Additionally, the Company has attempted to enter into financing agreements with certain major vendors as a means to settle existing liabilities (see Note 20). The Company is also in the process of terminating its San Diego facility lease effective July 1, 2003 in consideration for the $750,000 letter of credit held by the landlord (included in other assets at December 31, 2002) and furniture at that facility valued at approximately $153,000. In replacement of this facility, the Company will relocate approximately 20 technical employees to a smaller office in the same general area.

                  As a result of the acquisition, all notes payable, convertible notes and related accrued interest to MedUnite's founders with a carrying value of $23,370,000 (except for a $2,300,000 note payable issued to NDCHealth Corporation in August 2001, plus $198,000 of accrued interest on this note, and a $2,569,000 note payable issued to NDCHealth Corporation on December 31, 2002, together known as the NDC Debt) were canceled. Additionally, as part of the acquisition, NDCHealth Corporation released MedUnite from $4,000,000 of the NDC Debt and agreed to amend certain existing MedUnite agreements in favor of future relationships with ProxyMed to be entered into in good faith. The remaining $1,067,000 is included in accrued expenses at December 31, 2002.

         (b) KENCOM COMMUNICATIONS & SERVICES - In May 2002, the Company acquired all of the capital stock of KenCom Communications & Services, Inc. ("KenCom"), a privately-owned provider of laboratory communication solutions, for $3,237,000 in cash ($3,275,000 original cash portion of the purchase price less purchase price adjustments of $38,000 upon settlement of cash holdback), 30,034 shares of unregistered ProxyMed common stock (valued at $600,000), and acquisition related costs of $52,000 (of which $37,000 was paid as of December 31, 2002). The number of shares of common stock issued was based on the average of the closing prices of the Company's common stock for the five days immediately preceding the closing. The shares of common stock are being held in escrow by the Company for unknown liabilities and will be released after one year, if unused.

                  The purchase price was allocated as follows: current assets ($999,000, including cash acquired of $305,000); property and equipment ($338,000); customer relationships ($1,690,000); purchased technology ($95,000); other long-term assets ($14,000); current liabilities ($797,000); and other long-term liabilities ($22,000). The excess of the consideration paid over the estimated fair value of net assets acquired in the amount of $1,572,000 was recorded as goodwill, none of which is deductible for income tax purposes. The weighted average useful life of the customer relationships is approximately 9.5 years and the weighted average useful life of the purchased technology is 3 years. Additionally, the Company entered into 20-month employment agreements with the former owners of KenCom and one technical employee. In October 2002, one former owner separated from the Company and in January 2003 the other former owner terminated her employment agreement and was retained as a consultant through December 2003. The results of KenCom's operations have been included in the consolidated financial statements since May 1, 2002 in our laboratory communications solutions segment.

         (c) MDIP - In August 2002, the Company acquired substantially all of the assets of MDIP, Inc. ("MDIP" and d/b/a Medical Data Insurance Processing), a privately-owned company providing institutional claims processing services for $2,400,000 in cash and acquisition related costs of $9,000 (all of which was paid as of December 31, 2002).

                  The purchase price was allocated as follows: current assets ($19,000); property and equipment ($34,000); customer relationships ($1,150,000); and purchased technology ($300,000). The excess of the consideration paid over the estimated fair value of net assets acquired in the amount of $906,000 was recorded as goodwill, all of which is deductible for income tax purposes. The weighted average useful life of the customer relationships is 7 years and the weighted average useful life of the purchased technology is 3 years. Additionally, the Company entered into 17-month employment agreements with the former owners of MDIP and one technical employee. The results of MDIP have been included in the consolidated financial statements since August 1, 2002 in our electronic healthcare transaction processing segment.

         (d) MDP CORPORATION - In May 2001, the Company acquired substantially all of the assets and the business of MDP Corporation, a privately-owned electronic claims clearinghouse and patient statement processor based in Atlanta, Georgia, for $10,000,000 cash. ProxyMed paid $3,000,000 at the closing and executed a $7,000,000 promissory note, payable in May 2002. Interest on this note was payable monthly at 7% simple interest. The assets of MDP collateralized the note. The purchase price was allocated as follows: working capital ($273,000); property and equipment ($165,000); and other assets ($4,000). The excess of the consideration paid over the estimated fair value of net assets acquired in the amount of $9,558,000 was recorded as goodwill, all of which is deductible for income tax purposes. In January 2002, the Company paid the $7,000,000 promissory note in full. The results of MDP have been included in the consolidated financial statements since May 1, 2001 in our electronic healthcare transaction processing segment.

                  The following unaudited pro forma summary presents the consolidated results of operations of ProxyMed, MedUnite, MDIP and KenCom as if the acquisitions of these businesses had occurred at the beginning of each year presented. These pro forma results do not necessarily represent results that would have occurred if the acquisition had taken place at those dates, or of results that may occur in the future.

                                                                              2002              2001
                                                                          -------------     -------------
                        Revenues                                          $ 72,015,000      $ 55,406,000
                        Net loss from continuing operations               $(25,892,000)     $(51,978,000)
                        Net loss applicable to
                             common shareholders                          $(26,504,000)     $(64,240,000)
                        Basic and diluted net loss
                             per share of common stock                    $      (4.19)     $     (29.30)

(3)      Discontinued Operations

                  In March 2000, ProxyMed sold its network integration and prescription drug dispensing businesses in separate transactions. Proceeds from the sale of the network integration business were $3,398,000 and were paid with 13,928 shares of ProxyMed common stock (valued at $1,776,000, based on the closing market price of the common stock on the date of closing, and recorded as treasury stock) and a note receivable of $1,622,000 due on July 31, 2000. The sale resulted in a gain of $608,400. As of December 31, 2000, all amounts due under this note receivable had been collected.

                  Proceeds from the sale of the prescription drug dispensing business were $255,000 and were paid with 1,133 shares of ProxyMed common stock (valued at $154,000, based on the closing market price of the common stock on the date of closing, and recorded as treasury stock) and a note receivable of $101,000 payable in monthly installments over two years and bearing interest at 9% per annum. The sale resulted in a loss of $63,100. As of December 31, 2002, all amounts due under this note receivable have been collected.

         The following table represents the results of discontinued operations for the year ended December 31, 2000:

                                                                                   2000
                                                                                -----------
                              Net revenues:
                                    Network integration                         $ 2,372,000
                                    Prescription drug dispensing                    574,000
                                                                                -----------
                                                                                $ 2,946,000
                                                                                ===========

                              Net income (loss):
                                    Network integration                         $  (328,000)
                                    Prescription drug dispensing                     24,000
                                                                                -----------
                                                                                $   304,000
                                                                                ===========

(4)      Restructuring Charge

                  In May 2000, the Company announced a reorganization plan aimed at reducing costs and reallocating resources. As a result, the Company reduced its workforce by approximately 70 employees, including the resignation of its chief executive officer, president/chief operating officer, chief financial officer, chief marketing officer and other management positions. The Company recorded a charge of $1,330,000 in the year ended December 31, 2000 primarily for separation payments and marketing contracts that were canceled in connection with the implementation of the reorganization plan. As of December 31, 2001, all restructuring charges had been paid. In conjunction with this restructuring, the Company also paid $200,000 to its former president/chief operating officer under the non-compete clause of his employment contract. This payment had been recorded as a prepaid expense and was being amortized over a one-year period through May 2001. The following table sets forth the detail and activity in the restructuring expense accrual:

                                         Accrual                                                                         Accrual
                                        Balance at                                                                      Balance at
                                       December 31,        2000             2000             2001            2001       December 31,
                                           1999         Additions       Expenditures     Expenditures     Adjustments       2001
                                       ------------    ----------       ------------     ------------     -----------   ------------
Severance and                              $ --        $1,203,000        $  981,000        $200,000        $(22,000)       $ --
  other employee costs
Contract termination costs                   --            85,000            60,000              --         (25,000)         --
Other                                        --            42,000            32,000              --         (10,000)         --
                                           ----        ----------        ----------        --------        --------        ----
    Total restructuring accrual            $ --        $1,330,000        $1,073,000        $200,000        $(57,000)       $ --
                                           ====        ==========        ==========        ========        ========        ====

(5)      Equity Transactions

         (a) SALES OF COMMON STOCK - On December 21, 2001, the Company sold 483,414 shares of common stock at $16.50 per share in a private placement to nine U.S. and Canadian institutional and accredited investors, resulting in net proceeds of $7,247,000 after total costs of $729,000 (including a 7% cash fee and reimbursement of out-of-pocket expenses totaling $602,000 to Commonwealth Associates, L.P. who acted as placement agent in the transaction). Certain executive officers, directors and controlling persons of the Company had agreed to a lock-up on all shares owned or beneficially owned by them until a registration statement covering the shares sold in the private placement was declared effective. On February 14, 2002, a registration statement filed by the Company under Form S-3 covering the above shares was declared effective.

                  On April 5, 2002, the Company sold 1,569,366 shares of unregistered common stock at $15.93 per share (the "Primary Shares") in a private placement to General Atlantic Partners 74, L.P., GAP Coinvestment

                  Partners II, L.P., Gapstar, LLC, GAPCO GmbH & Co. KG. (the "General Atlantic Purchasers"), four companies affiliated with General Atlantic Partners, LLC ("GAP"), a private equity investment fund and received net proceeds of $24,886,000. In addition, the Company also issued two-year warrants for the purchase of 549,279 shares of common stock exercisable at $15.93 per share (the "GAP Warrants"). No placement agent was used in this transaction. The Company granted the General Atlantic Purchasers and certain of their transferees and affiliates certain demand and "piggy back" registration rights starting one year from closing. Additionally, in connection with the transaction, a managing member of GAP was appointed as a director to fill a vacancy on the Company's board of directors.

                  As a result of the purchase of the Primary Shares, the General Atlantic Purchasers owned approximately 23.4% of the then outstanding shares of the Company's common stock. At the Company's Annual Meeting of Shareholders held on May 22, 2002, the shareholders of the Company approved that the GAP Warrants may be exercised at any time after April 5, 2003, and prior to April 5, 2004, pursuant to the original terms of the warrant.

         (b) SERIES B PREFERRED STOCK - In December 1999, ProxyMed sold 15,000 shares of 6% Series B non-voting, non-redeemable convertible preferred stock (the "Series B Preferred") in a private placement to institutional investors resulting in net proceeds of $14,160,000 after costs of $840,000. ProxyMed, in whole or in part during the first year, could call for conversion at 93% of the then current market price of its common stock, or redemption at 107% of the face value plus accrued dividends, with full conversion or redemption (at ProxyMed's election) of all of the preferred stock within two years. ProxyMed was required to convert 30% of the preferred shares by June 23, 2000, and another 30% of the preferred shares by September 23, 2000. After the first year, the preferred shares are convertible at the option of the investors. Dividends are cumulative and are payable quarterly in cash or common stock. As part of this sale, warrants to purchase 53,333 shares of common stock (the "Old Warrants") were issued at an exercise price of $180.75 per share. As a result of a Redemption and Exchange Agreement executed in May 2000, 46,222 of these warrants were repriced (see Note 5(c) below). Additionally, in 2000, we recorded a cumulative beneficial conversion charge of $4,978,000 included as a dividend charge in the loss applicable to common shareholders pursuant to accounting literature allowing for a cumulative adjustment relating to convertible securities.

                  Through December 31, 2001, 2,000 shares of the Series B Preferred had been converted into an aggregate of 116,895 shares of common stock. As described below, the balance of 13,000 shares were redeemed pursuant to a redemption agreement in May 2000.

                  During 2000, dividends valued at $224,000 were paid by issuing 2,123 shares of common stock plus cash payments of $3,000. In 2001, cash dividends of $5,000 were paid on the Series B Preferred.

         (c) SERIES B REDEMPTION AND EXCHANGE AGREEMENT - Due to the decline in the price of the Company's common stock below $63.15 for a period of ten consecutive trading days in April and May 2000, certain contractual provisions were triggered which would have permitted the holders of the Series B Preferred shares to immediately convert the preferred shares and exercise the Old Warrants into a potentially large number of shares of common stock. As a result, on May 4, 2000, the Company entered into a Redemption and Exchange Agreement (the "Redemption Agreement") with the holders of 13,000 shares of the Series B Preferred (the "Redemption Agreement Holders"). Under the terms of the Redemption Agreement, the Company immediately redeemed 4,000 shares of the Series B Preferred for $4,687,000 (a 16.5% premium) and was required to redeem an additional 2,500 shares of the Series B Preferred on each of June 19, 2000, August 1, 2000, and August 31, 2000, and an additional 1,500 shares of the Series B Preferred on September 29, 2000. So long as the Company remained in compliance with the terms of the Redemption Agreement, the Redemption Agreement Holders were prohibited from converting their shares of Series B Preferred into shares of common stock. As a result of the completion of a private placement financing of convertible securities (see Note 5(e) below), the Company was able to redeem the remaining 9,000 shares of the Series B Preferred in June 2000 for $10,636,000. The total premium of $2,323,000 paid on the redemption of the 13,000 shares of Series B Preferred, in addition to $728,000 of unamortized original issuance costs of the Series B Preferred, was recorded as dividend charges included in the net loss applicable to common stockholders in the year ended December 31, 2000.

                  Also pursuant to the Redemption Agreement, 46,222 of the Old Warrants (with an exercise price of $180.75 per share) issued to the Redemption Agreement Holders were exchanged for an equal number of warrants (the "Exchanged Warrants") with an exercise price of $22.50 per share. Such holders also received, in the aggregate, 43,333 additional warrants to purchase common stock (the "New Warrants") at an exercise price of $22.50 per share. The total value of the Exchanged Warrants and New Warrants of approximately $1,325,000 was included as dividend charges in the net loss applicable to common stockholders in the year ended December 31, 2000. The Exchanged Warrants expired on December 23, 2002 and the New Warrants expire on May 5, 2003. The exercise price and number of shares of common stock which may be purchased upon exercise of the Exchanged Warrants and the New Warrants are subject to adjustment upon the occurrence of certain dilution events including, without limitation, certain issuances of common stock, stock options or convertible securities issued after November 2000, or certain corporate transactions such as stock splits, mergers or asset sales. As a result, in February 2001, the Exchanged Warrants were converted into 228,366 warrants with an exercise price of $18.89 per share and the Company recorded a deemed dividend charge of $1,968,000 in the quarter ended March 31, 2001. Subject to certain restrictions, the holders of the Exchanged Warrants and the New Warrants agreed not to exercise such warrants for a period of 180 days following the date of the Redemption Agreement. The Company incurred approximately $476,000 in costs for professional fees and other charges related to the negotiation of the Redemption Agreement which were recorded as dividend charges included in the net loss applicable to common stockholders in the year ended December 31, 2000.

                  Additionally, under the terms of the Redemption Agreement, the Company had agreed to pay the Redemption Agreement Holders the aggregate amount of $4,333,000 if there was a change of control of the Company on or before December 23, 2002.

                  The Company had not entered into an agreement to redeem the shares of Series B Preferred held by the holder of 2,000 shares of the Series B Preferred (the "Remaining Holder"). Through December 31, 2000, the Remaining Holder had converted 1,890 shares of the Series B Preferred into an aggregate of 108,129 shares of common stock, and the balance of 110 shares of Series B Preferred was converted into 8,766 shares of common stock in October 2001.

                  In addition, as a result of certain anti-dilution provisions triggered in June 2000, 7,111 Old Warrants issued to the Remaining Holder at an exercise price of $180.75 were converted into 85,689 warrants with an exercise price of $15.00 per share. In December 2001, these warrants were reset into 98,493 warrants at an exercise price of $13.05 per share as a result of a conversion offer to convert the Company's Series C 7% Convertible Preferred Stock (see Note 5(g) below). In December 2002, the Remaining holder converted 34,500 of these warrants into an equivalent number of common shares for $450,000 in cash. The balance of 63,993 warrants subsequently expired without conversion.

         (d) SERIES B WARRANT EXCHANGE - In April 2001, the Company entered into an exchange agreement (the "Series B Exchange Agreements") with the Redemption Agreement Holders. Under the Series B Exchange Agreements, the Company canceled and exchanged all outstanding Exchanged Warrants and New Warrants for an aggregate of 218,828 shares of common stock. In accordance with the terms of the Series B Exchange Agreements, the Company registered these shares under Form S-3 effective on June 25, 2001. For this transaction, the Company recorded a deemed dividend charge of $1,855,000 in the quarter ended June 30, 2001. In connection with the cancellation and exchange of these warrants, the holders of the Series B Preferred and the holders of Series C 7% Convertible Preferred Stock agreed to waive certain anti-dilution rights afforded by certain outstanding warrants, the Series B Preferred and the Series C 7% Convertible Preferred Stock.

         (e) CONVERTIBLE DEBT AND SERIES C PREFERRED STOCK - In June 2000, the Company sold, in a private placement to institutional and individual investors (the "Financing"), a total of $24,310,000 of 7% Convertible Senior Secured Notes (the "Notes") due January 1, 2001. Together with the Notes, the Company issued five-year warrants for the purchase of an aggregate of 810,333 shares of the Company's common stock at an exercise price of $15.00 per share. The total net proceeds received by the Company from the Financing was approximately $21,383,000. Under different circumstances the Notes were convertible into either common stock at a conversion price of $15.00 per share, or into shares of the Company's Series C 7% Convertible

                  Preferred Stock (the "Series C Preferred") at the rate of one Series C Preferred share for each $100 of principal and accrued interest under the Notes. As described below, all of the Notes have been converted into shares of Series C Preferred. The conversion price of the Series C Preferred, the warrant exercise price, and number of shares of common stock issuable upon exercise of the warrants were subject to adjustment upon the occurrence of certain dilution events including, without limitation, certain issuances of common stock, stock options or convertible securities issued after June 2001, or certain corporate transactions such as stock splits, mergers or asset sales. As the conversion price of the Notes was less than the market price of the Company's common stock on the dates of issuance, the Company recorded a beneficial conversion charge in interest expense of approximately $3,203,000 in the year ended December 31, 2000. The total proceeds were allocated between the debt and the warrants resulting in an accretion charge through interest expense of approximately $260,000 recorded in the year ended December 31, 2000.

                  The warrants issued to the investors in the Financing provided that they were not exercisable until such time as the Company had obtained shareholder approval of an increase in the number of shares of its authorized common stock which was ultimately approved by the Company's shareholders at its July 7, 2000 annual meeting. However, since the investors agreed to accept a $30.00 per warrant redemption price as protection in case shareholder approval did not occur before January 1, 2001, the value of these "put" warrants was accreted up to their redemption value through July 7, 2000, the date shareholder approval was obtained, at which time the recorded value of $12,085,000 was reclassified from debt to equity. Charges of approximately $740,000 associated with accreting the put warrants up to their redemption value was recorded as interest expense in the year ending December 31, 2000.

                  As a result of completion of the redemption of the Series B Preferred pursuant to the Redemption Agreement, the Notes, plus accrued interest thereon of $20,000, automatically converted into 243,265 shares of Series C Preferred on June 30, 2000. Shares of Series C Preferred were immediately convertible into common stock at any time by the holder at an initial conversion price of $15.00 per share, subject to adjustment upon the occurrence of certain dilution events including, without limitation, certain issuances of common stock, stock options or convertible securities issued after June 15, 2001, or certain corporate transactions such as stock splits, mergers or asset sales. Shares of Series C Preferred are mandatorily convertible if the Company raised more than $30 million in gross proceeds from the issuance of securities in a private or public placement or if the closing stock price of the Company is trading at $45.00 for 20 consecutive trading days. The Series C Preferred is entitled to receive a 7% annual non-cumulative dividend, payable quarterly in cash or shares of common stock at the Company's option. If paid in stock, the stock is valued at $15.00 per share, subject to adjustment. Additionally, upon the conversion of the Notes to Series C Preferred, the unamortized balance of the beneficial conversion feature of $9,763,000 was taken as a charge included in the net loss applicable to common stockholders in the year ended December 31, 2000.

                  Commonwealth represented the Company as private placement agent in the Financing for which it received cash fees of $2,431,000 and five-year warrants to purchase 486,200 shares of the Company's common stock at an exercise price of $15.00 per share (valued at $10,876,000). Other costs of the transaction aggregated approximately $547,000.

                  Costs of $13,854,000 incurred in the Financing were capitalized and were amortized through the original maturity date of the Notes. Of this amount, $268,000 was charged to interest expense. However, due to the conversion of the Notes to Series C Preferred on June 30, 2000, the unamortized financing costs of $13,585,000, and the recorded value of the debt of $12,705,000, were reclassified to equity.

                  As required, the Company registered under Form S-3 the underlying common shares with the Securities and Exchange Commission on December 14, 2000. The investors in this transaction agreed to a one-year lock-up on the transfer or sale of any shares of common stock received upon conversion of the Series C Preferred shares and exercise of the warrants issued. Additionally, Commonwealth agreed to a 15-month lockup on the sale or transfer of the shares of common stock underlying the warrants issued in connection with this financing and certain officers of the Company had also agreed to a similar lockup on all common stock owned or acquired during the 15-month period. At the discretion of Commonwealth, lockup periods for all parties could have been extended for a period of up to an additional 12 months or may have been terminated early. Furthermore, as part of the financing, the size of ProxyMed's Board of Directors was required to be increased including the appointment of four new members, two of which were appointed by the investors and the other two by Commonwealth. On July 20, 2000, one existing director resigned and five new directors were appointed to serve with the remaining three directors.

                  In August 2000, the Company sold 10,000 shares of Series C Preferred for $1 million in a private placement and issued five-year warrants for the purchase of 33,333 shares of the Company's common stock at an exercise price of $15.00 per share to Mr. Hoover, its new chairman/chief executive officer, under terms substantially identical to the Financing. Mr. Hoover's shares were locked-up similarly to those of other officers of the Company, as noted above. As the conversion price of these preferred shares was less than the market price of the Company's common stock on the date of issuance, the Company recorded a beneficial conversion charge of $500,000 in the year ended December 31, 2000.

                  Through December 12, 2001, 49,466 shares of Series C Preferred had been converted into 329,773 shares of common stock under terms in the Series C Preferred. On December 13, 2001, the Company offered to convert any of the 203,799 outstanding shares of Series C Preferred at a reduced conversion rate (see
                  Note 5(g) below).

                  Dividends on the Series C Preferred for 2001 and 2000 valued at $1,658,000 and $1,047,000, respectively, were paid with 108,434 shares of common stock (of which 104,254 shares were distributed by December 31, 2001) and 58,754 shares of common stock (of which 29,071 shares were distributed by December 31, 2000), plus cash for fractional shares of $2,000 and $200, respectively. Dividends were paid through the date of conversion for all conversions of Series C Preferred.

         (f) SERIES C WARRANT EXCHANGE - In June 2001, the Company offered to exchange into shares of common stock (the "Series C Exchange Offer") (i) 843,667 warrants (the "Investor Warrants") that were issued to holders of the Series C Preferred; (ii) 552,867 warrants (the "Agent's Warrants") that were issued to Commonwealth in connection with the private placement of the Series C Preferred; and (iii) 66,667 warrants (the "Advisory Warrants") that were issued to Commonwealth for certain advisory services that Commonwealth provided to the Company. Under the terms of the Series C Exchange Offer, the Company would issue 0.75 shares of its common stock for each Investor Warrant, 0.75 shares of its common stock for each Agent's Warrant, and 0.625 shares of its common stock for each Advisory Warrant. The Investor Warrants, the Agent's Warrants and the Advisory Warrants are collectively known as the "Series C Warrants".

                  On August 15, 2001, the Company canceled and exchanged 1,412,033, or 96.5%, of the 1,463,201 Series C Warrants for 1,050,691 shares of common stock. As required in accordance with terms of the original Subscription Agreement dated June 15, 2000, these shares were registered under a Form S-3 on February 14, 2002. In connection with the cancellation and exchange of the Series C Warrants, the exchanged shares were subject to an additional lock-up period through February 15, 2002. Additionally, for this transaction, the Company recorded a deemed dividend charge of $3,201,000 in 2001. In 2002, 8,333 Series C Warrants were converted into 1,190 shares of common stock. As of December 31, 2002, 42,833 of the Series C Warrants remain outstanding.

         (g) SERIES C PREFERRED CONVERSION OFFER - On December 13, 2001, the Company offered to convert its then outstanding Series C Preferred into shares of common stock at a reduced conversion price (the "Conversion Offer"). For a period of sixty days ending February 11, 2002, the holders of the Series C Preferred shares were able to convert such shares at a reduced conversion price of $13.05 per share instead of the original conversion price of $15.00. As of December 31, 2001, holders of 83.0% of the outstanding Series C Preferred had converted their shares into 1,296,126 shares of common stock and, as a result, the Company recorded a deemed dividend charge of $3,365,000 included in the net loss applicable to common shareholders in the fourth quarter of 2001. At the conclusion of the Conversion Offer on February 11, 2002, holders of 98.5% of the outstanding Series C Preferred had converted their shares into a total of 1,538,636 common shares. A deemed dividend charge of $612,000 was recorded in the first quarter of 2002 for conversions consummated after the 2001 year-end. Subsequent to February 22, 2002, 1,000 shares of Series C Preferred were converted into 6,667 shares of common stock. As of December 31, 2002, there were 2,000 unconverted shares of Series C Preferred, which are convertible into 13,333 shares of common stock.

                  In addition, holders of more than two-thirds of the outstanding Series C Preferred had voted to amend the Articles of Designation governing the Series C Preferred and the Subscription Agreement dated as of June 15, 2000. These amendments eliminated certain rights of the Series C Preferred shareholders, including anti-dilution provisions, voting rights and certain restrictive covenants agreed to by the Company, and apply to those Series C Preferred shareholders who decided not to participate in the Conversion Offer.

                  As noted above, a registration statement filed by the Company under Form S-3 was declared effective on February 14, 2002 covering the resale of the December 2001 private placement shares of the investors, the additional shares that would have been required to be issued to the investors under that private placement if a registration statement was not declared effective by March 20, 2002, and the resale of the additional shares issuable to the holders of the Series C Preferred shares electing to convert at the reduced conversion price pursuant to the Conversion Offer.

                  As a result of the reduced conversion price in the Conversion Offer, 85,689 warrants with an exercise price of $15.00 per share issued to the Remaining Holder in connection with our Series B Preferred were reset into 98,493 warrants with a new exercise price of $13.05 per share as a result of anti-dilution provisions relating to the Series B Preferred. As a result of this reset, the Company recorded a deemed dividend charge of approximately $208,000 in the fourth quarter of 2001.

         (h) OTHER WARRANTS - At December 31, 2002, there are 27,282 warrants exercisable at prices ranging from $113.40 to $181.50 at various times through June 2007 issued in connection with prior equity and other business transactions consummated by ProxyMed.

         (i) REVERSE STOCK SPLIT - On August 21, 2001, the Company's board of directors effected a 1-for-15 reverse stock split of its common stock whereby each 15 shares of common stock was exchanged for one new share of common stock. As a result of this reverse stock split, the par value of the common stock remained unchanged at $.001 per share and no cash was issued for fractional interests.

         (j) TREASURY SHARES - In October 2002, the Company's board of directors voted to cancel and retire 15,061 shares held by the Company in its treasury related to the sale of its discontinued operations (see Note 3).

         (k) OTHER - ProxyMed has remaining 1,731,735 authorized but unissued shares of preferred stock, par value $.01 per share, which are entitled to rights and preferences to be determined at the discretion of the board of directors.

                  The value of any stock options and warrants issued in connection with the sales of common stock and convertible preferred stock are netted against the proceeds within stockholders' equity, and have no impact on earnings.

(6)      Segment Information

                  ProxyMed operates in two reportable segments that are separately managed: electronic healthcare transaction processing and laboratory communication solutions. Electronic healthcare transaction processing includes transaction and value-added services principally between physicians and insurance companies (Payer Services) and physicians and pharmacies (Prescription Services); and laboratory communication solutions includes the sale, lease and service of communication devices principally to laboratories and the contract manufacturing of printed circuit boards (Laboratory Services). Inter-segment sales are not material and there were no foreign sales for any periods presented.


                                                                      Year Ending December 31,
                                                           ----------------------------------------------
                                                               2002            2001              2000
                                                           ------------     ------------     ------------

Net revenues:
     Electronic healthcare transaction processing          $ 22,439,000     $ 16,938,000     $ 10,103,000
     Laboratory communication solutions                      27,743,000       26,292,000       23,338,000
                                                           ------------     ------------     ------------
                                                           $ 50,182,000     $ 43,230,000     $ 33,441,000
                                                           ============     ============     ============

Operating income (loss):
     Electronic healthcare transaction processing          $    597,000     $ (6,859,000)    $(18,949,000)
     Laboratory communication solutions                       3,535,000        3,686,000        3,724,000
     Corporate and consolidating                             (2,792,000)      (3,539,000)      (6,905,000)
     Restructuring charges                                           --               --       (1,330,000)
                                                           ------------     ------------     ------------
                                                           $  1,340,000     $ (6,712,000)    $(23,460,000)
                                                           ============     ============     ============

Depreciation and amortization:
     Electronic healthcare transaction processing          $  1,581,000     $  7,285,000     $ 12,147,000
     Laboratory communication solutions                         857,000          561,000          722,000
     Corporate and consolidating                                198,000          330,000          506,000
                                                           ------------     ------------     ------------
                                                           $  2,636,000     $  8,176,000     $ 13,375,000
                                                           ============     ============     ============

Capital expenditures and capitalized software:
     Electronic healthcare transaction processing          $  1,291,000     $    771,000     $  2,126,000
     Laboratory communication solutions                         693,000          628,000          358,000
     Corporate and consolidating                                 22,000           46,000           94,000
                                                           ------------     ------------     ------------
                                                           $  2,006,000     $  1,445,000     $  2,578,000
                                                           ============     ============     ============



                                                                   December 31,
                                                           ----------------------------
Total assets:                                                  2002             2001
                                                           ------------     ------------
     Electronic healthcare transaction processing          $ 58,957,000     $ 14,076,000
     Laboratory communication solutions                      12,904,000        8,525,000
     Corporate and consolidating                             16,843,000       13,281,000
                                                           ------------     ------------
                                                           $ 88,704,000     $ 35,882,000
                                                           ============     ============


(7)  Inventory

         Inventory consists of the following at December 31, 2002 and 2001:





                                              2002          2001
                                           ----------    ----------

Materials, supplies and component parts    $2,015,000    $2,433,000
Work in process                               261,000       159,000
Finished goods                                498,000       759,000
                                           ----------    ----------
                                           $2,774,000    $3,351,000
                                           ==========    ==========

(8)  Property and Equipment

         Property and equipment consists of the following at December 31, 2002 and 2001:


                                                                            Estimated
                                              2002          2001           useful lives
                                           ----------    ----------       --------------

Furniture, fixtures and equipment          $2,553,000    $2,052,000        4 to 7 years
Computer hardware and software              5,109,000     3,548,000        2 to 5 years
Service vehicles                              230,000       251,000          5 years
Leasehold improvements                        887,000       759,000        Life of lease
Revenue earning equipment                   1,357,000       772,000          5 years
                                           ----------    ----------
                                           10,136,000     7,382,000
Less accumulated depreciation               4,417,000     3,550,000
                                           ----------    ----------
       Property and equipment, net         $5,719,000    $3,832,000
                                           ==========    ==========

          Depreciation expense was $1,839,000 in 2002, $1,470,000 in 2001 and $1,515,000 in 2000. Accumulated depreciation for revenue earning equipment at December 31, 2002 and 2001 was $607,000 and $447,000 respectively. In addition, as a result of management's periodic review for impairment, the Company wrote off $91,000 of remaining book value in 2001 related to damaged and obsolete computer hardware and software.

(9)  Goodwill and Other Intangible Assets

     (a) GOODWILL - The Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002. Under SFAS No. 142, goodwill is reviewed at least annually for impairment. This adoption resulted in the reduction of approximately $808,000 of amortization relating to its existing goodwill each quarter, which would have otherwise been recorded through the first quarter of 2004. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a "fair value" methodology versus an undiscounted cash flow method required under previous accounting rules. In accordance with the adoption of FAS No. 142, the Company completed its initial impairment test of goodwill during the first quarter of 2002 and its annual test at December 31, 2002 utilizing various valuation techniques including a market value analysis. No impairment charges were recorded as a result of these tests..

          The changes in the carrying amounts of goodwill, net, for 2002 by operating segment are as follows:




                                                        Electronic
                                                        healthcare          Laboratory
                                                        transaction       communication
                                                        processing          solutions            Total
                                                      ---------------    ---------------    ---------------

Balance as of December 31, 2001                       $     7,431,000    $       530,000    $     7,961,000
Goodwill acquired during the period                        23,264,000          1,572,000         24,836,000
                                                      ---------------    ---------------    ---------------
          Balance as of December 31, 2002             $    30,695,000    $     2,102,000    $    32,797,000
                                                      ===============    ===============    ===============

          In accordance with SFAS No. 142, a reconciliation of the previously reported net income (loss) applicable to common shareholders and net income (loss) per share to the amounts adjusted for the exclusion of goodwill amortization, net of any related income tax effect, is as follows:


                                                                 2001                2000
                                                            ---------------     ---------------

Reported net loss applicable to common shareholders         $   (19,060,000)    $   (48,052,000)
Goodwill amortization                                             4,637,000           6,299,000
                                                            ---------------     ---------------
     Adjusted net loss applicable to common shareholders    $   (14,423,000)    $   (41,753,000)
                                                            ===============     ===============

Basic weighted average common shares outstanding                  2,162,352           1,304,342
                                                            ===============     ===============

Basic net loss per share of common stock:
Reported net loss applicable to common shareholders         $         (8.81)    $        (36.84)
Goodwill amortization                                                  2.14                4.83
                                                            ---------------     ---------------
     Adjusted net loss applicable to common shareholders    $         (6.67)    $        (32.01)
                                                            ===============     ===============

Diluted weighted average common shares outstanding                2,162,352           1,304,342
                                                            ===============     ===============

Diluted net loss per share of common stock:
Reported net loss applicable to common shareholders         $         (8.81)    $        (36.84)
Goodwill amortization                                                  2.14                4.83
                                                            ---------------     ---------------
     Adjusted net loss applicable to common shareholders    $         (6.67)    $        (32.01)
                                                            ===============     ===============

     (b) OTHER INTANGIBLE ASSETS - The carrying amounts of other intangible assets as of December 31, 2002 and 2001 by category, are as follows:




                                              December 31, 2002                               December 31, 2001
                              ----------------------------------------------    ----------------------------------------------
                                Carrying       Accumulated                       Carrying        Accumulated
                                 Amount        Amortization         Net           Amount         Amortization         Net
                              ------------     ------------     ------------    ------------     ------------     ------------

Capitalized software          $    527,000     $    (58,000)    $    469,000    $    637,000     $   (445,000)    $    192,000
Purchased technology             9,127,000       (1,315,000)    $  7,812,000       2,732,000       (1,025,000)    $  1,707,000
Customer relationships          10,251,000         (312,000)    $  9,939,000         853,000         (676,000)    $    177,000
                              ------------     ------------     ------------    ------------     ------------     ------------
                              $ 19,905,000     $ (1,685,000)    $ 18,220,000    $  4,222,000     $ (2,146,000)    $  2,076,000
                              ============     ============     ============    ============     ============     ============

          In mid-September 2002, the Company acquired the customer relationships and related Internet-based revenue stream from Claimsnet.com, a provider of claims processing services, for $700,000 cash. As part of its acquisition of MedUnite (see Note 2(a)), the Company recorded $6,600,000 in customer relationships, and $1,200,000 and $4,800,000 for the legacy and real-time technology platforms, respectively. In addition, as a result of management's periodic review for impairment, the Company wrote off $38,000 of previously capitalized real-time software development costs as the Company acquired the same functionality through the software platform acquired from MedUnite.

          During 2002, the Company wrote off $517,000 and $741,000 in fully amortized capitalized software and purchased technology, respectively. During 2001, the Company wrote off $124,000 and $11,000,000 in fully amortized capitalized software and purchased technology, respectively.

          Estimates of useful lives of other intangible assets are based on historical experience, the historical experience of the entity from which the intangible assets were acquired, the industry in which the Company operates, or on contractual terms. If indications arise that would materially affect these lives, an impairment charge may be required. Intangible assets are being amortized over their estimated useful lives as follows:


                                    Estimated
                                   useful lives
                                  --------------
Capitalized software                  3 years
Purchased technology               1 - 12 years
Customer relationships            4.6 - 10 years

          Amortization expense of other intangible assets was $797,000, $1,987,000 and $5,194,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

          As of December 31, 2002, estimated future amortization expense of other intangible assets is as follows: $3,349,000 in 2003, $2,607,000 in 2004, $2,486,000 in 2005, $2,297,00 in 2006, and $2,265,000 in
          2007.

(10) RESTRICTED CASH - Restricted cash of $825,000 at December 31, 2002 includes a certificate of deposit of $750,000 that has been pledged as security for an outstanding letter of credit (see Note 18(a)). Restricted cash is included in other assets in the accompanying balance sheet.

(11) Accounts Payable and Accrued Expenses

          Accounts payable and accrued expenses consists of the following at December 31, 2002 and 2001:



                                                               2002                2001
                                                          ---------------    ---------------

Accounts payable                                          $     9,949,000    $     2,501,000
Accrued payroll and related costs                               3,091,000          1,579,000
Acquisition related costs                                       7,149,000                 --
Other accrued expenses                                          1,283,000          1,265,000
                                                          ---------------    ---------------
     Total accounts payable and accrued expenses          $    21,472,000    $     5,345,000
                                                          ===============    ===============

          As part of its acquisition of MedUnite, the Company recorded a total of $8,321,000 in transaction related and exit costs including investment banking fees and expenses ($1,020,000); professional fees ($315,000); required liability insurance ($400,000); severance and other pay for executives and employees ($2,417,000); terminated facility obligations ($1,682,000); contract cancellation fees and penalties ($2,430,000) and other ($57,000). Of these amounts $1,122,000 has been reclassified as long term obligations based on the contracted or expected payment timeframes and $50,000 in professional fees had been paid by December 31, 2002.

          Other accrued expenses include the current portion of capital leases payable, customer deposits, estimated property and other taxes.

(12) Debt Obligations

     (a) On December 31, 2002, the Company issued $13,400,000 in uncollateralized convertible promissory notes to the former shareholders of MedUnite as part of the consideration paid in its acquisition of MedUnite. Interest is payable quarterly in cash in arrears. The convertible promissory notes are payable in full on December 31, 2008 unless converted earlier upon the meeting of certain aggregate revenue triggers by the former shareholders (see Note 2(a)).

     (b) In January 2002, the Company paid in full its $7,000,000 promissory note related to its May 2001 acquisition of MDP.

(13) Income Taxes

          The company did not recognize an income tax provision or benefit for any of the years in the three year period ended December 31, 2002.

          This differed from the amount computed by applying the statutory federal income tax rate to the net loss reflected on the Consolidated Statements of Operations in the three years ended December 31, 2002 due to the following:



                                                         2002                         2001                         2000
                                                -----------------------      -----------------------      -----------------------
                                                  Amount         %             Amount         %             Amount         %
                                                ----------   ----------      ----------   ----------      ----------   ----------

Federal income tax benefit at statutory rate       663,000         34.0%     (2,311,000)       (34.0)%    (9,073,000)       (34.0)%
State income tax benefit                            80,000          4.1        (245,000)        (3.6)       (427,000)        (1.6)
Non-deductible items                                21,000          1.1         238,000          3.5       1,388,000          5.2
Increase (decrease) in valuation allowance        (764,000)       (39.2)      2,318,000         34.1       8,112,000         30.4
                                                ----------   ----------      ----------   ----------      ----------   ----------
     Total provision                                    --           --%             --           --%             --           --%
                                                ==========   ==========      ==========   ==========      ==========   ==========

          The significant components of the deferred tax asset account is as follows at December 31, 2002 and 2001:



                                           2002             2001
                                       ------------     ------------

Net operating losses - Federal         $ 42,456,000     $ 22,440,000
Net operating losses - State              7,172,000        2,387,000
Depreciation and amortization             4,770,000        9,387,000
Capitalized start up costs                9,789,000               --
Acquisition costs                         2,716,000               --
Other - net                                (833,000)       1,341,000
                                       ------------     ------------
     Total deferred tax assets           66,070,000       35,555,000
Less valuation allowance                (66,070,000)     (35,555,000)
                                       ------------     ------------
     Net deferred tax assets           $         --     $         --
                                       ============     ============


          Based on the weight of available evidence, a valuation allowance has been provided to offset the entire deferred tax asset amount. The net increase in the valuation allowance for the year ended December 31, 2002 includes an increase of $31,279,000 related to the acquisition of MedUnite, Inc.

          Total net operating loss carryforwards at December 31, 2002 are $118,468,000, of which $57,694,000 is attributed to the acquisition of MedUnite and may only be used to reduce the future taxable income of MedUnite due to the Separate Return Limitation Year ("SRLY") income tax regulations. These net operating losses begin to expire in 2008. Due to the changes in ownership control of the Company at various dates, as defined under Internal Revenue Code Section 382, net operating losses of $109,224,000 ($51,530,000 for ProxyMed and $57,694,000 for MedUnite) are limited in their availability to offset current and future taxable income.

(14) Stock Options

          ProxyMed has various stock option plans for employees, directors and outside consultants, under which both incentive stock options and non-qualified options may be issued. Under such plans, options to purchase up to 1,281,017 shares of common stock may be granted. Options may be granted at prices equal to the fair market value at the date of grant, except that incentive stock options granted to persons owning more than 10% of the outstanding voting power must be granted at 110% of the fair market value at the date of grant. In addition, as of December 31, 2002, options for the purchase of 418,142 shares to newly-hired employees remained outstanding. Stock options issued by ProxyMed generally vest within three years, and expire up to ten years from the date granted. Stock option activity was as follows for the three years ended December 31, 2002:


                                   Options                    Weighted average
                                  available      Options       exercise price
                                  for grant     outstanding     of options
                                  ----------    -----------   ---------------

Balance, December 31, 1999            10,983        173,714     $   130.20
Options authorized                   646,979             --             --
Options granted                     (667,183)       667,183     $    22.20
Options exercised                         --         (5,208)    $    81.90
Options expired/forfeited             39,473        (87,360)    $   127.95
                                  ----------     ----------
Balance, December 31, 2000            30,252        748,329     $    34.50
Options authorized                   292,131             --             --
Options granted                     (101,236)       101,236     $    15.97
Options expired/forfeited             11,320        (19,794)    $    74.58
                                  ----------     ----------
Balance, December 31, 2001           232,467        829,771     $    31.22
Options authorized                   608,000             --             --
Options granted                     (330,847)       330,847     $    16.89
Options expired/forfeited             65,422        (76,063)    $    82.29
                                  ----------     ----------
Balance, December 31, 2002           575,042      1,084,555     $    23.27
                                  ==========     ==========


          The following table summarizes information regarding outstanding and exercisable options as of December 31, 2002:

                                                Options outstanding                                      Options exercisable
                       ---------------------------------------------------------------------      ---------------------------------
 Range of exercise       Number           Weighted average remaining        Weighted average         Number        Weighted average
      prices           outstanding         contractual life (years)          exercise price       exercisable       exercise price
 -----------------     -----------        --------------------------        ----------------      -----------     -----------------
 $11.00 - $18.00          376,977                 9.1                          $ 15.60               133,253         $ 15.85
 $18.01 - $22.00          184,623                 7.6                          $ 19.29               124,337         $ 19.13
 $22.01 - $23.00          476,020                 7.0                          $ 22.63               320,795         $ 22.64
 $23.01 - $203.40          46,935                 1.4                          $106.94                45,690         $106.69
                       ----------                                                                  ---------
                        1,084,555                                                                    624,075
                       ==========                                                                  =========

          The following table summarizes information regarding options exercisable as of December 31:


                                            2002          2001          2000
                                          --------      ---------     ---------
Number exercisable                         624,075       355,757       125,102
Weighted average exercise price           $  26.64      $  41.06      $  74.55


          The weighted average grant date fair value of options granted ($13.37 in 2002, $12.65 in 2001, and $16.65 in 2000) was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:


                                 2002         2001        2000
                              ---------    ---------   -----------

Risk-free interest rate         4.46%        4.75%        6.00%
Expected life                 9.9 years    9.9 years   10.0 years
Expected volatility             81.0%        82.8%        80.9%
Expected dividend yield          0.0%         0.0%        0.0%

          In September 2000, the Company's board of directors approved the issuance of options for the six independent directors to purchase 93,333 shares of the Company's common stock at an exercise price as of the approval date of $18.30 per share. Of these options granted, 31,111 were issued under existing stock option plans previously approved by the Company's shareholders and vested after one year. The remaining 62,222 options were originally granted outside of any approved plan, vested equally on the second and third anniversary dates of the date of grant at an exercise price of $18.30 per share, and were subject to approval at the Company's next annual meeting of shareholders. At its annual meeting of shareholders held on July 25, 2001, the Company's shareholders approved the 2001 Stock Option Plan including these options. Since the closing market price on the date of the approval was lower than the $18.30 exercise price of these remaining options, no compensatory charge was recorded for these options in 2000 or 2001.

          In April 2001, the Company's board of directors authorized the issuance of 65,000 options to purchase the Company's common stock to ProxyMed's executive and senior management as part of their compensation plan for the 2001 year. Of these options granted, 19,333 options were issued with an exercise price of $15.15 under available stock option plans, and the balance of 45,667 options were granted under the Company's proposed 2001 Stock Option Plan, subject to approval by the Company's shareholders at its annual meeting on July 25, 2001. In July 2001, the shareholders of the Company approved the 2001 Stock Option Plan pursuant to which options to purchase 333,333 shares of common stock may be issued to employees, officers and directors and, as a result, the 45,667 options were issued with an exercise price of $13.80 per share. These options are for a ten-year term and vest after five years. In addition, these options contained a clause which enabled the accelerated vesting of a portion or all of the options if specific, pre-determined individual performance goals were met during the 2001 year and, as a result of these performance goals being met, 4,978 options with an exercise price of $15.15 and 11,757 options with an exercise price of $13.80 were accelerated to vest on December 31, 2001.

          Additionally, certain stock options for executive management and directors were amended in 2000 to allow for extensions of exercise periods (typically one to three years) after termination of employment. In January 2002, 40,000 vested stock options for three resigning directors were amended to allow for an extension of the exercise period through December 31, 2003 (see Note 19(d) below). In all cases, the market price of ProxyMed's common stock was below the exercise price of these options at the time of amendment.

          In January 2002, the Company's board of directors agreed to cancel up to 37,767 stock options with exercise prices ranging from $57.45 to $202.50 issued to current officers and employees of the Company with the intent of reissuing the same number of options in the future at the then current market price. In September 2002, the Company issued 36,867 stock options, including 25,366 to the Company's chief financial officer and three senior executives, at an exercise price of $15.55 per share pursuant to this cancellation and reissuance program.

          At the Company's Annual Meeting of Shareholders held on May 22, 2002, the shareholders approved a new 2002 Stock Option Plan pursuant to which options to purchase 600,000 shares of common stock may be issued to employees, officers and directors.

          Additionally, in May 2002, the Company's outside directors were granted a total of 55,000 options at an exercise price of $20.20 to compensate the directors upon initial appointment to the board, re-election to the board, and participation in sub-committees. Option grants for initial appointment and subsequent re-election to the board vest equally over a three-year period. Options for participation in sub-committees vest in full after three years but may be accelerated to vest after each sub-committee meeting attended. In October 2002, 15,000 and 1,875 options with an exercise price of $12.54 were granted to a newly appointed outside director for initial appointment and sub-committee membership, respectively. Of the total sub-committee grants, 8,125 options were accelerated to vest on December 31, 2002 and the remaining 8,750 sub-committee grants are expected to vest in 2003.

          In June 2002, the Company's board of directors authorized the issuance of stock options to employees and officers of the Company as part of a structured retention and reward plan. Initially in June 2002, 47,267 options were granted at an exercise price of $17.36 per share. Included in these grants were a total of 25,000 options granted to the Company's chairman/chief executive officer and president/chief operating officer. In September 2002, an additional 38,050 options were granted to other employees and officers at an exercise price of $15.55 per share, including 14,100 stock options to the Company's chief financial officer and one other senior executive. In general, these options are for a ten-year term and vest equally over a three-year period.

          Also in June 2002, the Company's board of directors authorized the issuance of stock options to ProxyMed's executive and senior management as part of their compensation plan for the 2002 year. As a result, 56,440 options were granted to the Company's chairman/chief executive officer and president/chief operating officer at an exercise price of $17.36. In September 2002, 63,106 options were granted to the remaining executive and senior management at an exercise price of $15.55 per share. All of these options are for a ten-year term, vest in full after five years and contain a clause that enables the accelerated vesting of a portion or all of the options if specific, pre-determined individual and company goals are met during the 2002 year. Of the 119,546 total options granted under the 2002 compensation plan discussed above, 80,194 options were accelerated to vest on December 31, 2002 and the remaining 39,352 options will vest in 2007.

(15) Supplemental Disclosure of Cash Flow Information



                                                                                  Year Ending December 31,
                                                                     ----------------------------------------------------
                                                                          2002               2001               2000
                                                                     --------------     --------------     --------------
Cash paid for interest                                               $       63,000     $      368,000     $      184,000
                                                                     ==============     ==============     ==============

Common stock issued for payment of preferred stock dividends         $           --     $    1,658,000     $    1,271,000
                                                                     ==============     ==============     ==============

Common stock issued for payment of long-term debt                    $           --     $           --     $      375,000
                                                                     ==============     ==============     ==============

Acquisition of businesses:
     Common stock issued for businesses acquired                     $      600,000     $           --     $           --
     Debt issued for businesses acquired                                 13,400,000          7,000,000                 --
     Other acquisition costs accrued                                      8,382,000             30,000                 --
     Details of acquisitions:
         Working capital components, including cash acquired              4,609,000           (303,000)                --
         Property and equipment                                          (2,165,000)          (165,000)                --
         Goodwill                                                       (24,836,000)        (9,558,000)                --
         Intangible assets acquired:                                             --
            Customer Relationships                                       (9,440,000)                --                 --
            Purchased Technology                                         (6,395,000)
         Other long term liabilities, net                                   208,000             (4,000)                --
                                                                     --------------     --------------     --------------
                                                                        (15,637,000)        (3,000,000)                --
     Cash acquired in acquisitions                                        1,184,000                 --                 --
                                                                     --------------     --------------     --------------
            Net cash used in acquisitions                            $  (14,453,000)    $   (3,000,000)    $           --
                                                                     ==============     ==============     ==============

Disposition of businesses:
     Common stock received                                           $           --     $           --     $   (1,930,000)
     Notes and other receivables received                                        --                 --         (1,723,000)
     Net gain recognized                                                         --                 --            545,000
     Details of dispositions:
         Working capital components, other than cash                             --                 --          1,906,000
         Property and equipment                                                  --                 --          1,071,000
         Goodwill                                                                --                 --            110,000
         Other assets                                                            --                 --             21,000
                                                                     --------------     --------------     --------------
            Net cash provided by dispositions                        $           --     $           --     $           --
                                                                     ==============     ==============     ==============

(16) Concentration of Credit Risk

          Substantially all of ProxyMed's accounts receivable are due from physicians and various healthcare institutional suppliers (payers, laboratories and pharmacies). Collateral is not required. Approximately 10% of the 2002 and 2001 revenues were from a single, but different, customer for the sale, lease and service of communication devices. There were no sales to any one customer in excess of 10% of consolidated revenues in 2000.

(17) Employee Benefit Plans

          Through November 30, 2000, ProxyMed had two 401(k) retirement plans, including one plan that was acquired in its merger with Key Communications, for substantially all employees who met certain minimum lengths of employment and minimum age requirements. As of December 1, 2000, these two plans were combined. Contributions may be by employees up to 15% of their annual compensation. Discretionary matching contributions under the combined plan were made in January 2001 and covered eligible wages paid to Key Communications participants from May 1, 2000 through December 31, 2000 and annual eligible wages paid to ProxyMed employees for the full 2000 year. Discretionary matching contributions paid to all eligible employees for 2001 were made in February 2002. Discretionary matching contributions under the combined plans were based on 1% of eligible wages up to $1,000 and limited by the employee's actual contribution into the plan. No prior matching contributions had been made under the original ProxyMed plan. Matching contributions totaling $51,000 and $105,000 for the years ended December 31, 2001 and 2000, respectively, have been expensed. There were no matching contributions for 2002. Funding of matching contributions each year is offset by forfeitures from terminated employees.

          The 401(k) retirement plan acquired with the purchase of MedUnite, Inc. was maintained for substantially all employees who met certain minimum lengths of employment and minimum age requirements. Contributions are made by employees based on the lesser of 60% of eligible compensation or the deferral limit set by the government. Previously non-discretionary employer matching contributions have been eliminated under this plan. The MedUnite 401(k) plan will be combined with the ProxyMed 401(k) plan in the future.

(18) Commitments, Contingencies and Other

     (a) LEASES - ProxyMed leases certain equipment used in its contract manufacturing business that have been classified as capital leases and also leases premises, operating and office equipment, and vehicles under operating leases which expire on various dates through 2006. The leases for the premises contain renewal options, and require ProxyMed to pay such costs as property taxes, maintenance and insurance. At December 31, 2002, the present value of the capital leases and the future minimum lease payments under non-cancelable operating leases with initial or remaining lease terms in excess of one year (net of payments to be received under subleases) are as follows:



                                               Capital      Operating
                                                Leases        Leases
                                             -----------   -----------

2003                                         $   480,000   $ 2,443,000
2004                                             298,000     1,268,000
2005                                             112,000       391,000
2006                                              12,000         9,000
                                             -----------   -----------
  Total minimum lease payments                   902,000   $ 4,111,000
                                                           ===========
Less amount representing interest                 78,000
                                             -----------
  Present value of
    minimum lease payments                   $   824,000
                                             ===========

          In connection with MedUnite's facility lease in San Diego, California, the Company acquired an irrevocable letter of credit in the amount of $750,000 (collateralized by restricted cash of the same amount). The letter of credit expires September 30, 2004. The Company is in the process of terminating this facility lease effective July 1, 2003 in consideration for the $750,000 letter of credit and furniture at the facility with a value of approximately $153,000. As of December 31, 2002, gross rents of $700,000 are included in the table above for rents through June 2003.

          The Company recognizes rent expense on a straight-line basis over the related lease term. Total rent expense for all operating leases amounted to $1,461,000 in 2002, $1,405,000 in 2001 and $1,157,000 in
          2000. The current portion of capital leases is included in accounts payable and other accrued expenses and the long-term portion of capital leases is included in other long-term liabilities in the balance sheet at December 31, 2001 and 2002.

     (b) SOFTWARE MAINTENANCE SERVICES - The Company has decided to migrate off of a software license used to operate MedUnite's web portal, however, it may still be liable to purchase software maintenance services from the supplier of that license. The total amount of the future commitments below is included in the acquisition-related accrual for the MedUnite acquisition. Such commitments would be due as follows for the years ending December 31:

                              2003            $   700,000
                              2004                700,000
                              2005                408,000
                                              -----------
                                              $ 1,808,000
                                              ===========

     (c) SERVICES AGREEMENT - In April 2002, MedUnite had entered into a three-year information technology services agreement to outsource certain hosting, system maintenance and operation services. Actual service fees are based on the number of transactions processed by the software being supported; however, MedUnite is committed to pay a minimum annual service fee of $1,212,000. At December 31, 2002, $790,000 is accrued towards this minimum annual amount and is included in accrued expenses. The Company has the option to cancel the agreement by providing 90 days notice and paying an early termination fee which will be equal to between one and three months' average transaction fees, depending upon when the agreement is terminated.

     (d) RESIGNATION OF DIRECTORS - In January 2002, three directors of the Company resigned in an effort to reconstitute the size of the board of directors from nine members to seven. Additionally, the remaining Board members agreed to extend the exercise period of certain vested options held by the three resigning directors through December 31, 2003.

     (e) SETTLEMENT OF LITIGATION - In September 2002, the Company favorably settled a contract dispute in the amount of $325,000. The settlement resulted in the issuance of a promissory note, which was recorded at its present value of $299,000. The present value of the promissory note, less legal expenses of $34,000, was reported as other income. Under the terms of the promissory note, payments of $25,000 will be made each quarter over the next three years starting October 2002.

     (f) EMPLOYMENT AGREEMENTS - The Company entered into employment agreements with certain executives and other members of management that provide for cash severance payments if these employees are terminated without cause. The Company's aggregate commitment under these agreements is $800,000 at December 31, 2002.

(19) Related Party Transactions

          In April 1997, the Company made loans totaling $350,000 to Mr. Blue, its former chairman of the board and chief executive officer. The funds were advanced pursuant to two demand promissory notes in the principal amounts of $290,000 and $60,000, respectively, each bearing interest at a rate of 7 3/4% per annum. On June 30, 2000, the Company amended the terms of these notes whereby interest on the notes ceased to accrue subsequent to July 1, 2000 and the loan plus accrued interest, totaling $436,000 at June 30, 2000, would be payable in a balloon payment in December 2001. The loans were collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under the Company's stock option plans.

          Prior to 2000, these loans were included in other assets; as of December 31, 2001 and 2000, all amounts owed under these loans have been reclassified to stockholders' equity.

          In December 2001, a payment of $250,000 was received from Mr. Blue and applied against the outstanding balance of the loans. The Company agreed to refinance the remaining $186,000 balance and a new promissory note was executed by Mr. Blue. This new note requires monthly interest payments at prime rate plus 1%, established at the beginning of each calendar quarter, and is payable in a balloon payment on or before December 31, 2003. The note is collateralized with options to purchase 36,667 shares of common stock granted to Mr. Blue under the Company's stock option plans along with additional warrants granted to Mr. Blue from various other public companies. In January 2002, Mr. Blue resigned from the Company's board of directors and the remaining board members agreed to extend the exercise period of the stock options of the Company held as collateral for the note in an effort to maximize the potential for repayment.

          In March 2001, a senior executive of the Company entered into an uncollateralized promissory note for $45,400 for amounts previously borrowed from us. The promissory note calls for minimum bi-weekly payments of $350 deducted directly from the executive's payroll until the note is paid in full on or before February 2006. The note is non-interest bearing but interest is imputed annually based on the Internal Revenue Service Applicable Federal Rate at the time the note was originated (4.98%). Under terms of the promissory note, if the executive is terminated without cause, the note is due in full after nine months from the date of termination as long as the scheduled bi-weekly payments continue to be made. As of December 31, 2002, the unpaid principal balance of the note is $23,000 and is included in other receivables.

(20) Subsequent Events

          In February 2003, a director of the Company resigned for personal reasons, and as a result, one vacancy currently remains unfilled on the Company's board of directors.

          In March 2003, the Company restructured $3,368,000 in accounts payable and accrued expenses acquired from MedUnite and outstanding at December 31, 2002 to one vendor into an uncollateralized note payable over 36 months at 8% commencing March 2003 and has financed $382,000 for an insurance policy required in the MedUnite acquisition over 24 months at 5.25% commencing February 2003.

          In March 2003, the Company granted a total of 46,000 stock options, including 36,000 stock options at an exercise price of $9.24 per share to certain employees of MedUnite.

                        PROXYMED, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
           (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)



                                                                               September 30,
                               Assets                                             2003
                                                                              --------------

Current assets:
     Cash and cash equivalents                                                 $      6,933
     Investment in warrant                                                            5,289
     Accounts receivable - trade, net                                                 9,865
     Notes and other receivables                                                        333
     Inventory                                                                        3,580
     Other current assets                                                             1,181
                                                                               ------------
        Total current assets                                                         27,181
Property and equipment, net                                                           5,345
Goodwill, net                                                                        31,456
Purchased technology, capitalized software and
     other intangible assets, net                                                    17,216
Restricted cash                                                                         403
Other assets                                                                            209
                                                                               ------------

        Total assets                                                           $     81,810
                                                                               ============

                Liabilities and Stockholders' Equity

Current liabilities:
     Notes payable and current portion of long-term debt                       $      1,724
     Accounts payable, accrued expenses and other current liabilities                10,153
     Deferred revenue                                                                   590
                                                                               ------------
        Total current liabilities                                                    12,467
Convertible notes                                                                    13,400
Other long-term debt                                                                  2,313
Long-term deferred revenue and other long-term liabilities                            1,688
                                                                               ------------
        Total liabilities                                                            29,868
                                                                               ------------

Stockholders' equity:
     Series C 7% Convertible preferred stock - $.01 par value                            --
        Authorized 300,000 shares; issued 253,265 shares;
        outstanding 2,000 shares; liquidation preference $13,333
     Common stock - $.001 par value.  Authorized 13,333,333 shares;                       7
        issued and outstanding 6,783,493 and 6,782,938 shares, respectively
     Additional paid-in capital                                                     146,195
     Accumulated deficit                                                            (94,074)
     Note receivable from stockholder                                                  (186)
                                                                               ------------
        Total stockholders' equity                                                   51,942
                                                                               ------------

        Total liabilities and stockholders' equity                             $     81,810
                                                                               ============


         The accompanying notes are an integral part of the consolidated financial statements.

                         PROXYMED, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
           (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)



                                                                                Nine Months Ended September 30,
                                                                                -------------------------------
                                                                                   2003                2002
                                                                                ------------       ------------

Revenues:
     Transaction fees, services and license fees                                $     39,002       $     20,864
     Communication devices and other tangible goods                                   14,192             16,124
                                                                                ------------       ------------
                                                                                      53,194             36,988
                                                                                ------------       ------------

Costs and expenses:
     Cost of transaction fees, services and license fees                              12,342              6,466
     Cost of tangible goods                                                            9,846             10,595
     Selling, general and administrative expenses                                     29,755             17,327
     Depreciation and amortization                                                     4,153              1,897
     Loss on disposal of assets                                                          119                 --
                                                                                ------------       ------------
                                                                                      56,215             36,285
                                                                                ------------       ------------

        Operating income (loss)                                                       (3,021)               703

Interest income (expense), net                                                          (572)               251
Other income                                                                           4,793                265
                                                                                ------------       ------------

        Net income                                                                     1,200              1,219

Deemed dividends                                                                          --                612
                                                                                ------------       ------------

        Net income applicable to common shareholders                            $      1,200       $        607
                                                                                ============       ============

Basic earnings per share                                                        $       0.18       $       0.10
                                                                                ============       ============

Basic weighted average shares outstanding                                          6,782,991          6,178,441
                                                                                ============       ============

Diluted earnings per share                                                      $       0.18       $       0.10
                                                                                ============       ============

Diluted weighted average shares outstanding                                        6,815,247          6,282,258
                                                                                ============       ============


         The accompanying notes are an integral part of the consolidated financial statements.

                         PROXYMED, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
           (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)


                                                                          Nine Months Ended September 30,
                                                                          -------------------------------
                                                                              2003               2002
                                                                          ------------       ------------

Cash flows from operating activities:
     Net income                                                           $      1,200       $      1,219
     Adjustments to reconcile net income to
         cash provided by operating activities:
            Depreciation and amortization                                        4,153              1,897
            Provision for doubtful accounts                                        155                  7
            Provision for obsolete inventory                                        29                112
            Change in value of investment                                       (4,793)                --
            Loss on disposal of fixed assets                                       119                 --
            Changes in assets and liabilities, net of
               effect of acquisitions and dispositions:
                Accounts and other receivables                                      23             (1,880)
                Inventory                                                         (836)               413
                Other current assets                                               304               (168)
                Accounts payable and accrued expenses                             (389)              (236)
                Deferred revenue                                                    94                 84
                Other, net                                                         420                (48)
                                                                          ------------       ------------
         Net cash provided by operating activities                                 479              1,400
                                                                          ------------       ------------

Cash flows from investing activities:
     Acquisition, net of cash acquired                                              --             (5,271)
     Acquisition of assets                                                          --               (700)
     Purchase of short term investments                                             --            (15,000)
     Redemption of short term investments                                           --             15,000
     Capital expenditures                                                       (2,115)            (1,395)
     Capitalized software                                                       (1,173)              (277)
     Collection of notes receivable                                                304                 18
     Proceeds from sale of fixed assets                                            107                 --
     Decrease in restricted cash                                                   422                 --
     Payments for acquisition-related costs                                     (5,653)               (23)
                                                                          ------------       ------------
         Net cash used in investing activities                                  (8,108)            (7,648)
                                                                          ------------       ------------

Cash flows from financing activities:
     Proceeds from stock offering, net                                              --             24,886
     Proceeds from the exercise of stock options and warrants                        8                 --
     Payment of note payable related to acquisition of business                     --             (7,000)
     Payment of notes payable, capital leases and long-term debt                (1,824)              (187)
                                                                          ------------       ------------
         Net cash provided by (used in) financing activities                    (1,816)            17,699
                                                                          ------------       ------------

Net increase (decrease) in cash and cash equivalents                            (9,445)            11,451
Cash and cash equivalents at beginning of period                                16,378             12,601
                                                                          ------------       ------------
Cash and cash equivalents at end of period                                $      6,933       $     24,052
                                                                          ============       ============


         The accompanying notes are an integral part of the consolidated financial statements.

                        PROXYMED, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)      Summary of Significant Accounting Policies

         (a) BASIS OF PRESENTATION - The accompanying unaudited consolidated financial statements of ProxyMed, Inc. ("ProxyMed") and subsidiaries (collectively with ProxyMed, the "Company") and the notes thereto have been prepared in accordance with the instructions of Form 10 Q and Rule 10 01 of Regulation S X of the Securities and Exchange Commission (the "SEC") and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. However, such information reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

                  On December 31, 2002, ProxyMed acquired all of the capital stock of MedUnite, Inc. ("MedUnite"), a privately-held company providing healthcare claims processing services founded by seven of the nation's largest health insurers, for $10 million in cash and $13.4 million in 4% convertible debt. The operations of MedUnite are reflected with those of the Company for the three and nine months ended September 30, 2003.

                  The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year. The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10 K for the year ended December 31, 2002 as filed with the SEC on April 15, 2003.

         (b) REVENUE RECOGNITION - Electronic transaction processing fee revenue is recorded in the period the service is rendered. Certain transaction fee revenue is subject to revenue sharing pursuant to agreements with resellers, vendors or gateway partners and are recorded as gross revenues. Revenue from sales of inventory and manufactured goods is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is probable. Revenue from certain up front fees is amortized ratably over the expected life of the customer. Revenue from hardware leases and maintenance fees is recognized ratably over the applicable period.

         (c) NET INCOME PER SHARE - Basic net income per share of common stock is computed by dividing net income applicable to common shareholders by the weighted average shares of common stock outstanding during the period. Diluted income per share reflects the potential dilution from the exercise or conversion of securities into common stock; however, 2,426,184 and 956,786 stock options and warrants outstanding for the three months ended September 30, 2003 and 2002, respectively, and 1,958,557 and 709,206 stock options and warrants outstanding for the nine months ended September 30, 2003 and 2002, respectively, were excluded from the calculation of diluted net income per share because the exercise price of these options and warrants was greater than the average market price of the Company's common stock during the periods.

                  The following sets forth the computation of basic and diluted net income per share for the three and nine months ended September 30, 2003 and 2002:

(in thousands except for share and per share data)          Three Months Ended September 30,     Nine Months Ended September 30,
                                                            --------------------------------     -------------------------------
                                                                2003                2002             2003                2002
                                                            ------------        ------------     -----------        ------------

Net income applicable to common shareholders                  $    4,008        $      724        $    1,200        $      607
                                                              ==========        ==========        ==========        ==========

Common shares outstanding:
     Weighted average common shares used in computing
         basic net income per share                            6,783,095         6,741,772         6,782,991         6,178,441
     Plus incremental shares from assumed conversions:
         Convertible preferred stock                              13,333            20,000            13,333            20,000
         Stock options                                            71,297             6,857            18,923            19,297
         Warrants                                                   --              16,467              --              64,520
                                                              ----------        ----------        ----------        ----------
                                                                  84,630            43,324            32,256           103,817
                                                              ----------        ----------        ----------        ----------
     Weighted average common shares used in computing
         diluted net income per share                          6,867,725         6,785,096         6,815,247         6,282,258
                                                              ==========        ==========        ==========        ==========
     Net income per common share:
         Basic                                                $     0.59        $     0.11        $     0.18        $     0.10
                                                              ==========        ==========        ==========        ==========
         Diluted                                              $     0.58        $     0.11        $     0.18        $     0.10
                                                              ==========        ==========        ==========        ==========

         (d) STOCK-BASED COMPENSATION - In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002.

                  ProxyMed continues to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans and has not adopted the recognition provisions of SFAS No. 123, as amended by SFAS No. 148. The Company measures compensation expense related to the grant of stock options and stock-based awards to employees (including independent directors) whereby compensation expense, if any, is generally based on the difference between the exercise price of an option, or the amount paid for an award, and the market price or fair value of the underlying common stock at the date of the award or at the measurement date for variable awards. Stock-based compensation arrangements involving non-employees are accounted for based on the fair value of the option or award pursuant to SFAS No. 123.

                  Under SFAS No. 123, compensation cost for the Company's stock-based compensation plans would be determined based on the fair value at the grant dates for awards under those plans. Had the Company adopted SFAS No. 123 in accounting for its stock option plans, the Company's consolidated net income and net income per share for the three and nine months ended September 30, 2003 and 2002 would have been adjusted to the pro forma amounts indicated as follows:

   (in thousands except for per share data)                 Three Months Ended September 30,     Nine Months Ended September 30,
                                                            --------------------------------     -------------------------------
                                                                2003                2002            2003                2002
                                                            ------------        ------------     -----------        ------------
Net income applicable to
  common shareholders, as reported                            $    4,008        $      724        $    1,200        $      607

Total stock-based employee pro forma
  compensation expense determined under
  fair value based method for all awards,
  net of related tax effect                                       (3,334)           (3,445)           (4,041)           (4,711)
                                                              ----------        ----------        ----------        ----------
Pro forma net income (loss) applicable
  to common shareholders                                      $      674        $   (2,721)       $   (2,841)       $   (4,104)
                                                              ==========        ==========        ==========        ==========
Basic net income (loss) per common share:
  As reported                                                 $     0.59        $     0.11        $     0.18        $     0.10
  Pro forma                                                   $     0.10        $    (0.40)       $    (0.42)       $    (0.66)

Diluted net income (loss) per common share:
  As reported                                                 $     0.58        $     0.11        $     0.18        $     0.10
  Pro forma                                                   $     0.10        $    (0.40)       $    (0.42)       $    (0.65)

         (e) NEW ACCOUNTING PRONOUNCEMENTS - In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain provisions that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and for hedging relationships designated after June 30, 2003. The Company does not believe that the implementation SFAS No. 149 will have a material effect on the Company's consolidated financial statements and related disclosures.

                  In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS No. 150 requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatory redeemable financial instruments; (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. SFAS No. 150 defines a freestanding financial instrument as a financial instrument that (1) is entered into separately and apart from any of the entity's other financial instruments or equity transactions; or (2) is entered into in conjunction with some other transaction and can be legally detached and exercised on a separate basis. For all financial instruments entered into or modified after May 31, 2003, SFAS No. 150 is effective immediately. For all other instruments of public companies, SFAS No. 150 goes into effect at the beginning of the first interim period beginning after June 15, 2003. For contracts that were created or modified before May 31, 2003 and still exist at the beginning of the first interim period beginning after June 15, 2003, entities should record the transition to SFAS No. 150 by reporting the cumulative effect of a change in an accounting principle. SFAS No. 150 prohibits entities from restating financial statements for earlier years presented. The Company does not expect the adoption of SFAS No. 150 to have a material impact on its financial statements.

(2)      Investment in Warrant

                  In June 2003, the Company entered into a joint marketing and distribution agreement with PlanVista Corporation ("PlanVista"), a provider of medical cost containment and business process outsourcing solutions to the medical insurance and managed care industries, to provide the Company's electronic healthcare transaction processing services and PlanVista's network access and repricing service product as an integrated package to existing and prospective payer customers. As part of the agreement, PlanVista granted the Company a warrant to purchase 15% of the number of outstanding shares of PlanVista common stock on a fully-diluted basis as of the time of exercise for $1.95 per share. Any shares acquired upon exercise are not registered. The warrant is exercisable immediately and expires in December 2003 (the "Initial Warrant Term"); however, the exercise period for the warrant may be extended for up to two additional ninety-day periods (respectively, the "First Renewal Term" and the "Second Renewal Term" and collectively with the "Initial Warrant Term", the "Warrant Term"), if certain revenue based thresholds are met.

         The initial value of the warrant of $0.5 million (calculated using a Black Scholes model) along with additional amounts already paid to and amounts still to be received by the Company under the agreement are being amortized as a reduction of cost of sales over 36 months. As long as the warrant is still outstanding, the value of the warrant is evaluated at the end of each calendar quarter (each a "Measurement Date"). On September 30, 2003, the value of the warrant increased to approximately $5.3 million primarily as a result of an increase in the market value of PlanVista stock. The warrant value increases of $4.0 million and $4.8 million for the three and nine months ended September 30, 2003, respectively, are reflected as other income in the statement of operations. The warrant is stated at its fair value and any shares of common stock that may be acquired by exercising this warrant will be accounted for as "available for sale" securities.

                  At any future Measurement Date, there may be additional income or expense depending on the value of the warrant at that time. Should the Initial Warrant Term renew in accordance with its terms, the Company will have to amortize, at the time the threshold is met, any additional value of the warrant as a reduction of cost of sales over the remaining original amortization period. However, if during the Warrant Term the warrant is never exercised, then the Company will have to record an impairment charge equal to the warrant's remaining value, if any, carried on the books during the Warrant Term. At the present time, management has no intention of exercising this warrant.

(3)      Inventory

                  Inventory consists of the following at September 30, 2003 (in thousands):

                       Materials, supplies and component parts        $2,394
                       Work in process                                   330
                       Finished goods                                    856
                                                                      ------
                                                                      $3,580
                                                                      ======

(4)      Goodwill and Other Intangible Assets

         (a) GOODWILL - The changes in the carrying amounts of goodwill for the nine months ended September 30, 2003 by operating segment are as follows:

                                                                       Laboratory
                                                      Transaction    communication
                (in thousands)                         services        solutions        Total
                                                      -----------    -------------     --------
         Balance as of December 31, 2002                $ 30,695         $2,102        $ 32,797
         Purchase price adjustments                       (1,341)          --            (1,341)
                                                        --------         ------        --------
                Balance as of September 30, 2003        $ 29,354         $2,102        $ 31,456
                                                        ========         ======        ========

         (b) OTHER INTANGIBLE ASSETS - The carrying amounts of other intangible assets as of September 30, 2003, by category, are as follows:

  (in thousands)                           September 30, 2003
                              -----------------------------------------
                              Carrying        Accumulated
                               Amount        Amortization         Net
                              --------       ------------       -------
Capitalized software          $  1,700         $   (135)        $ 1,565
Purchased technology             9,127           (2,564)          6,563
Customer relationships          10,251           (1,163)          9,088
                              --------         --------         -------
                              $ 21,078         $ (3,862)        $17,216
                              ========         ========         =======

                  Amortization expense of other intangible assets was $2.2 million and $0.5 million for the nine months ended September 30, 2003 and 2002, respectively.

                  As of September 30, 2003, estimated future amortization expense of other intangible assets is as follows: $1.0 million for the remaining quarter of 2003, $2.9 million in 2004, $2.8 million in 2005, $2.6 million in 2006, $2.3 million in 2007, and $2.0 million in 2008.

(5)      Debt Obligations

                  In February 2003, the Company financed $0.4 million and $0.3 million for certain liability insurance policies over 7 months at 4.76% and 24 months at 5.25% to third-parties, respectively. The note for $0.4 million is unsecured while the note for $0.3 million is collateralized by a letter of credit in the amount of $0.3 million (supported with restricted cash) at September 30, 2003.

                  In March 2003, the Company restructured $3.4 million in accounts payable and accrued expenses acquired from MedUnite and outstanding at December 31, 2002 to one vendor by paying $0.8 million in cash and financing the balance of $2.6 million with an unsecured note payable over 36 months at 8% commencing March 2003.

                  In April 2003, the Company financed a net total of $2.0 million ($2.8 million in accounts payable and accrued expenses offset by $0.8 million in accounts receivable) existing at December 31, 2002 from MedUnite to a former owner of MedUnite by issuing an unsecured note payable over 24 months at 6%.

                  In June 2003, the Company financed $0.1 million of liability insurance policy premium with another unsecured note, payable over 9 months at 5.4% to a third-party.

(6)      Equity Transactions

         (a) SERIES C PREFERRED CONVERSION OFFER - On December 13, 2001, the Company offered to convert its then outstanding Series C Preferred into shares of common stock at a reduced conversion price (the "Conversion Offer"). For a period of sixty days ending February 11, 2002, the holders of the Series C Preferred shares were able convert such shares at a reduced conversion price of $13.05 per share instead of the original conversion price of $15.00. At the conclusion of the Conversion Offer on February 11, 2002, holders of 98.5% of the outstanding Series C Preferred had converted their shares into a total of 1,538,636 common shares. A deemed dividend charge of $612,000 was recorded in the first quarter of 2002 for conversions consummated after the 2001 year end.

         (b) STOCK OPTIONS - During the nine months ended September 30, 2003, the Company granted a total of 59,250 stock options at exercise prices between $7.50 and $12.65 per share to employees. Such options were granted pursuant to the Company's approved stock option plans and are for a ten-year term and vest equally over three years from the date of grant.

                  In April 2003, the six outside directors of ProxyMed were each granted 10,000 stock options at an exercise price of $7.28 per share. Such options were granted pursuant to the Company's approved stock option plans and are for a ten-year term and vest equally over three years from the date of grant. Additionally, in

                  May 2003, the Company's outside directors were granted a total of 30,000 and 15,000 options at an exercise price of $10.63 to compensate the directors upon re-election to the board and participation in sub committees, respectively, pursuant to guidelines adopted by the Company's Board of Directors in May 2002. Option grants for the re-election to the board are for a ten-year term and vest equally over a three year period. Options for participation in sub-committees are for a ten year term and vest in full after five years but a portion may be accelerated to vest after each sub committee meeting attended.

                  In October 2003, the Compensation Committee approved grants of 125,000 and 50,000 stock options at an exercise price of $15.90 per share to the Company's chairman/chief executive officer and president/chief operating officer, respectively. Such options are for a ten-year term and vest equally over three years from the date of grant.

         (c) WARRANTS - In conjunction with a joint marketing agreement entered into between the Company and a subsidiary of First Data Corporation ("FDC"), an electronic commerce and payment services company, in July 2003, the Company issued to FDC a warrant agreement under which FDC may be entitled to purchase up to 600,000 of the Company's common stock at $16.50 per share. The ability of FDC to exercise under the warrant agreement is dependent upon the Company achieving certain revenue based thresholds under such joint marketing agreement over a three and one half year period. Additionally, in connection with this agreement, four entities affiliated with General Atlantic Partners ("GAP"), current investors in the Company, received an aggregate of 243,882 warrants, as a result of pre emptive rights relating to their investment in the Company in April 2002. The GAP warrant agreements are subject to the same terms and conditions as those issued to FDC and are exercisable only if FDC's right to exercise under its warrant agreement is perfected. At the time any of the revenue thresholds is met, the Company may have to record a charge in its statement of operations for the value of those warrants.

(7)      Segment Information

                  ProxyMed operates in two reportable segments that are separately managed: Transaction Services (formerly known as Electronic healthcare transaction processing) and Laboratory Communication Solutions. Transaction Services includes transaction and value-added services principally between physicians and insurance companies (Payer Services) and physicians and pharmacies (Prescription Services); and Laboratory Communication Solutions includes the sale, lease and service of communication devices principally to laboratories and the contract manufacturing of printed circuit boards (Laboratory Services). Inter-segment sales are not material, and there were no foreign sales for any periods presented.

            (in thousands)                                  Nine Months Ended September 30,
                                                            -------------------------------
                                                                2003               2002
                                                            -----------        ------------
Net revenues:
       Transaction Services                                  $   35,102        $   16,345
       Laboratory Communication Solutions                        18,092            20,643
                                                             ----------        ----------
                                                             $   53,194        $   36,988
                                                             ==========        ==========

Operating income (loss):
       Transaction Services                                  $   (1,382)       $      254
       Laboratory Communication Solutions                         1,168             2,515
       Corporate and consolidating                               (2,807)           (2,066)
                                                             ----------        ----------
                                                             $   (3,021)       $      703
                                                             ==========        ==========

                                                                       September 30,
                                                              ----------------------------
Total assets:                                                    2003              2002
                                                              ----------        ----------
       Transaction Services                                   $   56,005        $   17,783
       Laboratory Communication Solutions                         12,404            13,646
       Corporate and consolidating                                13,401            24,708
                                                              ----------        ----------
                                                              $   81,810        $   56,137
                                                              ==========        ==========

(8)      Income Taxes

                  As of September 30, 2003, the Company had a net deferred tax asset of approximately $66.1 million, which was fully offset by a valuation allowance. Realization of the net deferred tax asset is dependent upon the Company generating sufficient taxable income prior to the expiration of the federal net operating loss carryforwards. The Company will adjust this valuation reserve if, during future periods, management believes the Company will generate sufficient taxable income to realize the net deferred tax asset.

(9)      Leases

                  In June 2003, the Company paid $0.8 million to the leasing company as a result of terminating MedUnite's facility lease in San Diego, California effective June 30, 2003. As part of the consideration, the landlord was given the furniture at the facility with a value of approximately $0.2 million. The Company incurred other costs in connection with the termination of the lease. As a replacement for this facility, the Company subleased office space in the same geographic area at a lower monthly rent per month through September 2004.

(10)     Related Party Transactions

                  In June 2003, the Company amended the promissory note executed in June 2000 by Mr. Blue, the Company's former chairman of the board and chief executive officer. The amendment extended the maturity date of the promissory for an additional twelve months to December 31, 2004 and also allowed Mr. Blue to offset any principal owed with certain amounts payable to Mr. Blue by the Company as a result of a finder's fee arrangement with the Company.

                  As discussed in Note 2, the Company entered into a joint distribution and marketing agreement with PlanVista in June 2003. PlanVista is a publicly-held company and is controlled by an affiliate of Commonwealth Associates, whose principal, Michael Falk, is a director of both the Company and PlanVista. Additionally, one senior executive of the Company has an immaterial ownership interest in PlanVista.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of PlanVista Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and comprehensive income and of cash flows present fairly, in all material respects, the financial position of PlanVista Corporation and its subsidiaries (PlanVista or the Company) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of PlanVista's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8, the Company changed its method of accounting for amortization of goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

As discussed in Note 18, the Company restated the consolidated financial statements as of December 31, 2002 and for the year then ended, to classify the Company's Series C Preferred Stock as temporary equity rather than as a component of stockholders' equity.




/s/ PricewaterhouseCoopers LLP

March 20, 2003, except for Note 18, for which the date is November 19, 2003 Tampa, Florida

                             PLANVISTA CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                         DECEMBER 31,
                                                                              --------------------------------
                                                                                     2002               2001
                                                                              --------------------   ---------
                                                                              (RESTATED - NOTE 18)
                                    ASSETS
Current assets:
  Cash and cash equivalents ...............................................        $   1,198         $     395
  Accounts receivable, net of allowance for doubtful
    accounts of $1,985 and $6,236 at December 31,
    2002 and 2001, respectively ...........................................            7,989             7,319
  Prepaid expenses and other current assets ...............................              174               327
  Refundable income taxes .................................................            1,600               608
                                                                                   ---------         ---------
          Total current assets ............................................           10,961             8,649
Property and equipment, net ...............................................            1,541             1,804
Other assets, net .........................................................              678               267
Goodwill, net .............................................................           29,405            29,405
                                                                                   ---------         ---------
          Total assets ....................................................        $  42,585         $  40,125
                                                                                   =========         =========

                           LIABILITIES, TEMPORARY EQUITY AND
                             STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable ........................................................        $   2,903         $   3,308
  Accrued liabilities .....................................................            5,574            12,934
  Deferred revenue ........................................................              950                --
  Current portion of long-term debt .......................................              356               308
                                                                                   ---------         ---------
          Total current liabilities .......................................            9,783            16,550
Long-term debt and notes payable ..........................................           45,188            75,778
Other long-term liabilities ...............................................            1,003             1,087
                                                                                   ---------         ---------
          Total liabilities ...............................................           55,974            93,415
                                                                                   ---------         ---------


Commitments and contingencies

Common stock with make-whole provision (813,273 shares) ...................            5,000                --

Series C convertible preferred stock, $0.01 par value, 40,000 shares authorized, 31,092 shares issued
  and outstanding at December 31, 2002 ....................................           77,217                --

Stockholders' equity (deficit):
   Common stock, $0.01 par value, 100,000,000 authorized, 15,956,021 shares issued at December 31, 2002 and,
     15,445,880 at December 31, 2001 ......................................              159               154
   Additional paid-in capital .............................................           45,602            92,335
   Treasury stock at cost, 1,944 shares at December 31, 2002
    and 13,597 at December 31, 2001 .......................................              (38)             (265)
   Deficit ................................................................         (141,329)         (145,514)
                                                                                   ---------         ---------
          Total stockholders' equity (deficit) ............................          (95,606)          (53,290)
                                                                                   ---------         ---------
          Total liabilities, temporary equity and stockholders' equity ....        $  42,585         $  40,125
                                                                                   =========         =========

              The accompanying notes are an integral part of these
                      consolidated financial statements.

                             PLANVISTA CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------------------
                                                                                         2002             2001              2000
                                                                                       --------         --------         ---------
Operating revenue .............................................................        $ 33,141         $ 32,918         $  26,964
                                                                                       --------         --------         ---------

Cost of operating revenue:
  Marketing allowances ........................................................             559              308               295
  Personnel expense ...........................................................           8,474            9,137             8,301
  Network access fees .........................................................           5,122            5,343             3,896
  Other .......................................................................           5,267            6,213             3,993
  Depreciation ................................................................             528              467               303
                                                                                       --------         --------         ---------
           Total cost of operating revenue ....................................          19,950           21,468            16,788
                                                                                       --------         --------         ---------
  Bad debt expense ............................................................           3,356            3,348               649
  Offering costs ..............................................................           1,213               --                --
  Amortization of goodwill ....................................................              --            1,378             1,380
  Loss on impairment of intangible assets .....................................              --               --             5,513
  Loss (gain) on sale of investments, net .....................................              --            2,503              (332)
  Interest expense ............................................................           5,628           12,098            10,489
  Other (income) expense ......................................................              --             (175)              868
                                                                                       --------         --------         ---------
           Total expenses .....................................................          30,147           40,620            35,355
                                                                                       --------         --------         ---------

Income (loss) before (benefit) provision for income taxes, discontinued
   operations, loss on sale of discontinued operations, extraordinary loss, and
   cumulative effect of change in accounting principle ........................           2,994           (7,702)           (8,391)
(Benefit) provision for income taxes ..........................................          (1,191)          26,811            (3,263)
                                                                                       --------         --------         ---------

Income (loss) before discontinued operations, loss on sale of discontinued
   operations, extraordinary loss and cumulative
   effect of change in accounting principle ...................................           4,185          (34,513)           (5,128)
Loss from discontinued operations, net of taxes ...............................              --             (555)          (58,804)
Loss on sale of discontinued operations, net of taxes .........................              --          (10,077)          (39,333)
Extraordinary loss, net of taxes ..............................................              --               --              (954)
Cumulative effect of change in accounting principle, net of taxes .............              --              (76)             (258)
                                                                                       --------         --------         ---------
Net income (loss) .............................................................           4,185          (45,221)         (104,477)

Preferred stock accretion and preferred stock dividends .......................         (48,777)              --                --
                                                                                       --------         --------         ---------
Loss attributable to common stockholders ......................................        $(44,592)        $(45,221)        $(104,477)
                                                                                       ========         ========         =========

Basic loss per share applicable to Common Stockholders:
   Income (loss) from continuing operations ...................................        $   0.25         $  (2.37)        $   (0.37)
   Loss from discontinued operations ..........................................              --            (0.04)            (4.30)
   Loss from sale of discontinued operations ..................................              --            (0.70)            (2.88)
   Extraordinary loss .........................................................              --               --             (0.07)
   Cumulative effect of change in accounting principle ........................              --               --             (0.02)
   Preferred stock accretion and preferred stock dividends ....................           (2.97)              --                --
                                                                                       --------         --------         ---------
   Loss applicable to common stockholders .....................................        $  (2.72)        $  (3.11)        $   (7.64)
                                                                                       ========         ========         =========
Basic weighted average number of shares outstanding ...........................          16,427           14,558            13,679
                                                                                       ========         ========         =========

Diluted loss per share applicable to Common Stockholders:
   Income (loss) from continuing operations ...................................        $   0.25         $  (2.37)        $   (0.37)
   Income (loss) from discontinued operations .................................              --            (0.04)            (4.30)
   Loss from sale of discontinued operations ..................................              --            (0.70)            (2.88)
   Extraordinary loss .........................................................              --               --             (0.07)
   Cumulative effect of change in accounting principle ........................              --               --             (0.02)
   Preferred stock accretion and preferred stock dividends ....................           (2.97)              --                --
                                                                                       --------         --------         ---------
   Loss applicable to common stockholders .....................................        $  (2.72)        $  (3.11)        $   (7.64)
                                                                                       ========         ========         =========
Diluted weighted average number of shares outstanding .........................          16,427           14,558            13,679
                                                                                       ========         ========         =========

                   The accompanying notes are an integral part of these
                      consolidated financial statements.

                             PLANVISTA CORPORATION
              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                   EQUITY (DEFICIT) AND COMPREHENSIVE INCOME
                                   (RESTATED)
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                                  Additional                         Retained
                                             Comprehensive      Common             Paid-in          Treasury         Earnings
                                                 Income          Stock             Capital            Stock          (Deficit)
                                             -------------      --------          ----------        --------         ---------
Balance at December 31, 1999 ...........                        $    152           $ 110,357        $(30,006)        $   4,184

Issuance of 1,718 shares in
   connection with the directors'
   compensation plan ...................                              --                 20               --                --
Issuance of 12,708 shares in
   connection with the employee
   stock purchase plan .................                              --                 37               --                --
Issuance of 1,100 shares in connection
   with stock option plans .............                              --                  3               --                --
Net loss ...............................        $(104,477)            --                 --               --          (104,477)
Unrealized depreciation on investment
   available for sale ..................          (2,204)             --                 --               --                --
                                               ---------
Comprehensive loss .....................       $(106,681)
                                               =========        --------          ---------         --------         ---------
Balance at December 31, 2000 ...........                             152            110,417          (30,006)         (100,293)

Issuance of 8,725 shares in
   connection with the directors'
   compensation plan ...................                              --                 57               --                --
Issuance of 2,051 shares in
   connection with the employee
   stock purchase plan .................                              --                 22               --                --
Issuance of 189,301 shares in
   connection with stock option plans ..                               2                480               --                --
Issuance of 1,011,071 shares in
   HealthPlan Holdings, Inc. ...........                              --            (11,905)          19,205                --
Issuance of 553,500 shares in connection
   with lending activities .............                              --             (6,736)          10,536                --
Net loss ...............................        $(45,221)             --                 --               --           (45,221)
Unrealized depreciation on investment
   available for sale ..................             610              --                 --               --                --
                                               ---------
Comprehensive loss .....................       $ (44,611)
                                               =========        --------          ---------         --------         ---------
Balance at December 31, 2001 ...........                             154             92,335             (265)         (145,514)

Issuance of 18,701 shares in
   connection with the directors'
   compensation plan ...................                              --                 26               --                --
Issuance of 298,195 shares in settlement
   of subordinated notes ...............                               4              1,610               --                --
Issuance of 156,490 shares to
   HealthPlan Holdings, Inc. ...........                               1                408              227                --
Issuance of 29,000 shares in connection
   with settlement of senior notes .....                              --                 --               --                --
Net income .............................        $  4,185              --                 --               --             4,185
Preferred stock accretion and
 preferred stock dividend ..............                              --            (48,777)              --                --
                                               ---------
Comprehensive income ...................       $   4,185
                                                ========        --------          ---------         --------         ---------
Balance at December 31, 2002
  (As restated) ........................                        $    159          $  45,602         $    (38)        $(141,329)
                                                                ========          =========         ========         =========

                                                 Unrealized
                                              Appreciation on
                                                Investments
                                             Available for Sale                 Total
                                            -------------------               ---------
Balance at December 31, 1999 ...........         $  1,594                     $  86,281

Issuance of 1,718 shares in
   connection with the directors'
   compensation plan ...................             --                              20
Issuance of 12,708 shares in
   connection with the employee
   stock purchase plan .................             --                              37
Issuance of 1,100 shares in connection
   with stock option plans .............             --                               3
Net loss ...............................             --                        (104,477)
Unrealized depreciation on investment
   available for sale ..................           (2,204)                       (2,204)
                                                                              ---------
Comprehensive loss .....................
                                                 --------
Balance at December 31, 2000 ...........             (610)                      (20,340)

Issuance of 8,725 shares in
   connection with the directors'
   compensation plan ...................             --                              57
Issuance of 2,051 shares in
   connection with the employee
   stock purchase plan .................             --                              22
Issuance of 189,301 shares in
   connection with stock option plans ..             --                             482
Issuance of 1,011,071 shares in
   HealthPlan Holdings, Inc. ...........             --                           7,300
Issuance of 553,500 shares in connection
   with lending activities .............             --                           3,800
Net loss ...............................             --                         (45,221)
Unrealized depreciation on investment
   available for sale ..................              610                           610
                                                                              ---------
Comprehensive loss .....................
                                                 --------
Balance at December 31, 2001 ...........             --                         (53,290)

Issuance of 18,701 shares in
   connection with the directors'
   compensation plan ...................             --                              26
Issuance of 298,195 shares in settlement
   of subordinated notes ...............             --                           1,614
Issuance of 156,490 shares to
   HealthPlan Holdings, Inc. ...........             --                             636
Issuance of 29,000 shares in connection
   with settlement of senior notes .....             --                            --
Net income .............................             --                           4,185
Preferred stock accretion and
 preferred stock dividend ..............             --                         (48,777)
                                                                              ---------
Comprehensive income ...................
                                                 --------
Balance at December 31, 2002
  (As restated) ........................         $   --                       $ (95,606)
                                                 ========                     =========

              The accompanying notes are an integral part of these
                      consolidated financial statements.

                             PLANVISTA CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------------------
                                                                                         2002             2001             2000
                                                                                       --------         --------         ---------
Cash flows from operating activities:
    Net income (loss) .........................................................        $  4,185         $(45,221)        $(104,477)
    Losses from discontinued operations .......................................                           10,632            98,137
Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
    Depreciation ..............................................................             528              467               303
    Amortization ..............................................................              --            1,378             1,380
    Loss on impairment of goodwill ............................................              --               --             5,513
    Loss (gain) on sale of investments ........................................              --            2,503              (332)
    Deferred taxes ............................................................              --           29,418           (24,886)
Changes in assets and liabilities::
    Net liabilities of discontinued operations ................................              --               --            41,877
    Restricted cash ...........................................................              --               --                 3
    Accounts receivable .......................................................            (670)            (465)           (3,003)
    Refundable income taxes ...................................................            (992)           1,643                --
    Prepaid expenses and other current assets .................................             153              644              (241)
    Other assets ..............................................................            (411)           1,603            (1,182)
    Accounts payable ..........................................................            (405)           2,252            (2,379)
    Accrued liabilities .......................................................            (902)         (14,312)           (4,504)
    Other long-term liabilities ...............................................             (84)             (76)           (2,960)
                                                                                       --------         --------         ---------
      Net cash provided by (used in) operating activities .....................           1,402           (9,534)            3,249
                                                                                       --------         --------         ---------

Cash flows from investing activities:
    Purchases of property and equipment .......................................            (265)            (480)           (4,789)
    Cash paid for acquisitions, net of cash acquired ..........................              --               --            (3,054)
    Proceeds from sale of business units ......................................              --               --            33,656
    Proceeds from sale of investments .........................................              --              518               936
                                                                                       --------         --------         ---------
          Net cash (used in) provided by investing activities .................            (265)              38            26,749
                                                                                       --------         --------         ---------

Cash flows from financing activities:
    Net borrowings (payments) under line of credit ............................            (263)           6,143           (29,101)
    Net payments on other debt ................................................             (97)          (1,095)             (455)
    Proceeds from common stock issued .........................................              26            4,361                40
                                                                                       --------         --------         ---------
          Net cash (used in) provided by financing activities .................            (334)           9,409           (29,516)
                                                                                       --------         --------         ---------

Net increase (decrease) in cash and cash equivalents ..........................             803              (87)              482
Cash and cash equivalents at beginning of year ................................             395              482                --
                                                                                       --------         --------         ---------
Cash and cash equivalents at end of year ......................................        $  1,198         $    395         $     482
                                                                                       ========         ========         =========
Supplemental disclosure of cash flow information:
    Cash paid for interest ....................................................        $  4,794         $  4,550         $   9,544
                                                                                       ========         ========         =========

    Net (refunds received) cash paid for income taxes .........................        $     --         $ (2,607)        $  (1,728)
                                                                                       ========         ========         =========

Supplemental noncash investing and financing activities:
  Common stock issued in connection with:
    Settlement of $1.0 million of subordinated notes
     and $0.5 million of accrued interest .....................................        $  1,521         $     --         $      --
                                                                                       ========         ========         =========

    Sale of business units ....................................................        $     --         $  5,000         $      --
                                                                                       ========         ========         =========
    Registration rights agreement .............................................        $    636         $     --         $      --
                                                                                       ========         ========         =========
    Conversion of $5.0 million note ...........................................        $  5,000         $     --         $      --
                                                                                       ========         ========         =========
    Preferred stock issued in connection with debt
     restructure, net .........................................................        $ 28,440         $     --         $      --
                                                                                       ========         ========         =========

Preferred stock dividends .....................................................        $  2,100         $     --         $      --
                                                                                       ========         ========         =========

Notes issued ..................................................................        $     --         $  5,000         $      --
                                                                                       ========         ========         =========
Common stock issued ...........................................................        $     --         $  7,300         $      --
                                                                                       ========         ========         =========

                              PLANVISTA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002



1.       DESCRIPTION OF BUSINESS

         PlanVista Corporation (together with its wholly owned subsidiaries, "PlanVista," "we," "our," or "us"), provides medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries. We provide integrated national preferred provider organization (sometimes called PPO) network access, electronic claims repricing, and claims and data management business process outsourcing services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators (sometimes called TPAs), health maintenance organizations (sometimes called HMOs), and other entities that pay claims on behalf of health plans. We also provide network and data management business process outsourcing services for health care providers, including individual providers, PPOs, and other provider groups.

2.       BANK RESTRUCTURING AND REORGANIZATION

         In June 2000, we initiated a plan of reorganization designed to divest certain of our underperforming and non-growth businesses and to reduce and refinance our credit facility. Effective June 18, 2001, we sold the last of these non-strategic businesses (as further described below) and, through the first quarter of 2002, pursued the restructuring of our remaining debt. On April 12, 2002, we completed the restructuring of our debt, whereby we restructured approximately $69.0 million of outstanding indebtedness to our lenders, including outstanding principal and accrued and unpaid interest and bank fees. This indebtedness was restructured with our current lenders whereby we entered into a $40.0 million term loan with an annual interest rate of prime plus 1.0% that matures May 31, 2004 and issued $29.0 million of series C convertible preferred stock and an additional promissory note in the amount of $184,872.

         The term loan agreement contains certain financial covenants including minimum monthly EBITDA levels (defined as earnings before interest, taxes, depreciation and amortization, and adjusted for non-cash items deducted in calculating net income and severance, if any, paid to certain officers of PlanVista), maximum quarterly and annual capital expenditures, a minimum quarterly fixed charge ratio that is based primarily on our operating cash flows, and maximum quarterly and annual extraordinary expenses (excluding certain pending and threatened litigation, indemnification agreements, and certain other matters as defined in the term loan agreement). From April 12, 2002 through November 30, 2002, we were in compliance with these financial covenants. During December 2002, we were not in compliance with our EBITDA covenant and we subsequently obtained a waiver for this non-compliance from our senior lenders. Beginning in 2003, the revised minimum EBITDA levels are $1.0 million in January 2003, $700,000 in February 2003, $800,000 per month beginning in March 2003 through July 2003, and $1.0 million per month thereafter.

         The series C convertible preferred stock accrues dividends at 10.0% per annum during the first 12 months from issuance and at a rate of 12.0% per annum thereafter. Dividends are payable quarterly in additional shares of series C convertible preferred stock or, at our option, in cash. We have chosen to pay dividends in the form of additional shares, and to date we have issued an aggregate of 2,092 additional shares of series C convertible preferred stock as dividends. At any time after October 12, 2003, the series C convertible preferred stock may be converted into shares of our common stock at the rate of
703.37 shares of common stock for each preferred share, or a total of 20,996,398 shares (or 55.6%) of our common stock upon full conversion, subject to adjustment. The series C convertible preferred stock has weighted-average anti-dilution protection and a provision that in no event will the series C convertible preferred stock convert into less than 51.0% of our outstanding shares of common stock.

         The holders of the series C convertible preferred stock are entitled to receive a Liquidation Preference, as defined, upon certain circumstances including but not limited to a change in our control or our involuntary liquidation. As a result of these circumstances being outside our control, the series C convertible preferred stock is classified at December 31, 2002 (see
Note 18) in the temporary equity section of the accompanying consolidated balance sheet.

         In addition, the series C convertible preferred stockholders are entitled to elect three members to our board of directors. The certificate of designation for the series C convertible preferred stock also contains provisions that permit the series C convertible preferred stockholders to immediately elect one additional member to our board of directors to replace one of the board members elected by our common shareholders if we fail to achieve certain minimum cash levels as defined under the certificate of designation or if we fail to make our required principal and interest payments in accordance with the terms of the Agreement, or fail to redeem the series C convertible preferred stock by October 12, 2003. The issuance of the series C convertible preferred stock was not put to stockholder approval in reliance on an applicable exception to the shareholder approval policy of the New York Stock Exchange (sometimes referred to as the NYSE). Stockholders were notified prior to the closing of the transaction of our reliance on such exception. In connection with the issuance of the series C convertible preferred stock, the senior lenders entered into a Stockholders' Agreement with us that provides, among other things, for registration rights in connection with the sale of any shares of common stock that are issued upon conversion of the Series C convertible preferred stock. The registration rights include demand and incidental registration rights. In addition, as described below, $5.0 million of subordinated debt was converted to common stock, we extended the maturity date of $4.3 million of subordinated debt by over two years, and approximately $2.5 million of obligations was converted to $1.5 million of common stock and a $950,000 credit for in-kind services (see Note 4).

         In connection with our new credit facility and debt restructuring, we were required to adopt the accounting principles prescribed by Emerging Issues Task Force No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments ("EITF 00-27"). In accordance with the accounting requirements of EITF 00-27, we have reflected approximately $46.7 million as an increase to the carrying value of our series C convertible preferred stock with a comparable reduction to additional paid-in capital. The amount accreted to the series C convertible preferred stock is calculated based on (a) the difference between the closing price of our common stock on April 12, 2002 and the conversion price per share available to the holders of our Series C convertible preferred stock multiplied by (b) our estimate of the number of shares of common stock that will be issued if the shares of our series C convertible preferred stock are ever converted. Such shares are not convertible until October 12, 2003. This amount is accreted over the contractual life of the Series C convertible preferred stock. This non-cash entry does not affect our net income or our cash flow but does impact the net income deemed available to our common stockholders for the year ended December 31, 2002. Net income per share available to the holders of our common stock during the year ended December 31, 2002 was further reduced by a preferred stock dividend totaling $2.1 million, paid in shares of our Series C convertible preferred stock to the holders of our series C convertible preferred stock.

         Prior to June 18, 2001, we maintained two operating units, one of which was our PlanVista Solutions segment that included our managing general underwriter business. The other unit was our third party administration segment, which was operated primarily through our HealthPlan Services, Inc. ("HPS"), American Benefit Plan Administrators, Inc. ("ABPA"), and Southern Nevada Administrators, Inc. ("SNA") subsidiaries, and which provided marketing, distribution, administration, and technology platform services for health care plans and other benefit programs. PlanVista functions solely as a service provider generating fee-based income and does not assume any underwriting risk.

         On June 18, 2001, we completed the sale of our third party administration and managing general underwriter (sometimes called MGU) business units to HealthPlan Holdings, Inc. The third party administration business included the Small Group Business operations and its associated data processing facilities based in Tampa, Florida, as well as the Taft-Hartley businesses that operated under the names ABPA and SNA, based in El Monte, California and Las Vegas, Nevada, respectively. The managing general underwriter business was the Philadelphia- based Montgomery Management Corporation. The accompanying unaudited condensed consolidated financial statements have been restated to reflect the operations of these business units described above as discontinued.

         In connection with this non-cash transaction, the buyer, HealthPlan Holdings, Inc., assumed approximately $40.0 million in working capital deficit of the acquired businesses and acquired assets having a fair market value of approximately $30.0 million. At the closing of this transaction, we issued 709,757 shares of our common stock to offset $5.0 million of the assumed deficit. We offset the remaining $5.0 million of this deficit with a long-term convertible subordinated note, which automatically converted into 813,273 shares of common stock on April 12, 2002 in connection with the restructuring of our credit facilities. Our agreement with HealthPlan Holdings states that, if HealthPlan Holdings does not receive gross proceeds of at least $5.0 million upon the sale of the conversion shares, then we must issue and distribute to them additional shares of our common stock, based on a ten-day trading average price, to compensate HealthPlan Holdings for the difference, if any, between $5.0 million and the amount of proceeds they realize from the sale of the conversion shares. Our agreement with HealthPlan Holdings also requires that we register the conversion shares upon demand. To date, HealthPlan Holdings has made no demand for registration of these conversion shares.

         We entered into a registration rights agreement in favor of HealthPlan Holdings with respect to the 709,757 shares we issued to them at closing. This Registration Rights Agreement required that we file a registration statement covering the issued shares as soon as practicable after the closing of their purchase of such shares. The Agreement also contained provisions requiring redemption of such shares or the issuance of certain additional penalty shares (in the event that our lenders prohibited redemption), if such registration statement did not become effective by certain specified time periods. Because the registration statement we filed with the Securities and Exchange Commission covering such shares was not declared effective within the required time periods, we issued to HealthPlan Holdings the maximum number of penalty shares specified by the registration rights agreement, which was 200,000 shares of our common stock. As a result of the issuance of such 200,000 additional shares, we recorded an expense of $730,000 in 2001 and $350,000 in 2002. As of this date, we still have not registered the 709,757 purchased shares.

         Following the sale of HealthPlan Services, we reimbursed HealthPlan Services approximately $4.3 million for pre-closing liabilities that HealthPlan Services settled on our behalf and issued to HealthPlan Holdings 101,969 shares of our common stock as penalty shares relating to certain post closing disputes with respect to those pre-closing liabilities. The primary source of the funds for the reimbursement to HealthPlan Services was the proceeds of July 2001 private placements of our common stock to certain investment accounts managed by DePrince, Race & Zollo, an investment firm. John Race, who was our director at the time, was one of the principals of DePrince, Race & Zollo. In connection with the private placements, which were ratified by our stockholders at our annual meeting in July 2002, we issued an aggregate of 553,500 shares of our common stock in exchange for $3.8 million, which represented a 15.0% discount from the ten-day trading average of our common stock prior to the dates of issuance.

         We are currently in discussions with HealthPlan Holdings to finalize any purchase price adjustments associated with the HealthPlan Services sale. These adjustments relate primarily to the amount of accrued liabilities and trade accounts receivable reserves, and the classification of investments at the transaction date. HealthPlan Holdings believes it is due approximately $1.7 million from us related to this transaction, while we believe we have claims against HealthPlan Holdings amounting to approximately $4.5 million (which would be partially offset against other post-closing payments we have agreed to pay, subject to certain limitations). In the event we are unable to resolve these matters directly with HealthPlan Holdings, we will seek to resolve them through binding arbitration as provided for in the purchase agreement. We believe the resolution of this matter will not have a material adverse effect on our financial condition, results of operations, or cash flows.

         Also, as part of the transaction noted above, we leased office space for our Tampa headquarters from HealthPlan Holdings. During 2002, we incurred approximately $25,000 in rent expense related to this lease. This lease expired in June 2002.

         We believe that all consolidated operating and financing obligations for the next twelve months will be met from internally generated cash flow from operations and available cash. Although there can be no assurances, management believes, based on available information, that we will be able to maintain compliance with the terms of our restructured credit facility, including the financial covenants, for the foreseeable future. Our ability to fund our operations, make scheduled payments of interest and principal on our indebtedness, and maintain compliance with the terms of our restructured credit facility, including our financial covenants, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. If we are unable to generate sufficient cash flows from operations to meet our financial obligations and achieve the restrictive debt covenants as required under the restructured credit facility, there may be a material adverse effect on our business, financial condition, and results of operations. Management is continuing to explore alternatives to reduce our obligations, recapitalize our company, and provide additional liquidity. There can be no assurances that we will be successful in these endeavors.

         On March 7, 2003, PVC Funding Partners LLC, an affiliate of Commonwealth Associates, LP and Comvest Venture Partners, acquired directly from our senior lenders 96.0% of our outstanding Series C convertible preferred stock previously held by our senior lenders and $20.5 million of our outstanding bank debt. The transaction reduces our senior lenders' collective interest in PlanVista from over $71.0 million to $20.6 million. See Note 16.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES

         We prepare our consolidated financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of operating revenues and expenses during the reporting period. Actual results could differ from those estimates.

         PRINCIPLES OF PRESENTATION


         The consolidated financial statements include our accounts and those of our subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

         REVENUE RECOGNITION

         We generally earn our operating revenue in the form of fees generated from the discounts we provide for the payers that access our network. We enter into agreements with our healthcare payer customers that require them to pay a percentage of the cost savings generated from our network discounts with participating providers. These agreements are generally terminable upon 90 days notice. During 2002, three clients and their affiliates accounted for an aggregate of 19.6% of our net operating revenue. The loss of any of these client groups could have a material adverse effect on our financial results. In 2002, approximately 87.0% of our operating revenues were generated from percentage of savings contracts with our customers. Operating revenue from a percentage of savings contract is generally recognized when claims processing and administrative services have been performed. Operating revenue from customers with certain contingent contractual rights is not recognized until the corresponding cash is collected. The remainder of our operating revenue is generated from customers that pay us a monthly fee based on eligible employees enrolled in a benefit plan covered by our health benefits payers clients. Operating revenues under such agreements are recognized based on when the services are provided.

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents are defined as highly liquid investments that have original maturities of three months or less.

         ACCOUNTS RECEIVABLE

         We generate our operating revenue and related accounts receivable from services provided to healthcare payers, such as self-insured employers, medical insurance carriers, health maintenance organizations (sometimes called HMOs), third party administrators (sometimes called TPAs) and other entities that pay claims on behalf of health plans, and participating health care services providers, including providers and provider networks.

         We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer's inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past write-off history, average percentage of receivables written off historically, and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.

         PREPAID EXPENSES AND OTHER CURRENT ASSETS

         Prepaid expenses and other current assets consist primarily of prepaid insurance, postage, and repair and maintenance contracts.

         IMPAIRMENT OF LONG-LIVED ASSETS

         The excess of cost over the fair value of net assets acquired is recorded as goodwill and through the year ended December 31, 2001 was amortized on a straight-line basis over 25 years. We adopted the accounting requirements of SFAS No. 142 effective January 1, 2002. See Note 8. Under SFAS No. 142, goodwill is no longer amortized.

         SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement apply to goodwill and intangible assets acquired prior to June 30, 2001. These new requirements will impact future period net income by an amount equal to the discontinued goodwill amortization offset by goodwill impairment charges, if any, and adjusted for any differences between the old and new rules for defining intangible assets on future business combinations. We conducted our impairment test in 2002 and determined that our goodwill was not impaired.

         PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost. Costs of the assets acquired have been recorded at their respective fair values at the date of acquisition. Expenditures for maintenance and repairs and research and development costs are expensed as incurred. Major improvements that increase the estimated useful life of an asset are capitalized. Depreciation is computed using the straight-line method over the following estimated useful lives the related assets:

                                                      Years
                                                      ----
         Furniture and fixtures                       3-10
         Computers and equipment                      2-5
         Computer software                            3 or expected life
         Leasehold improvements                       Lease term

         STOCK-BASED COMPENSATION

         We apply the intrinsic value method currently prescribed by Accounting Principles Board Opinion No. 25 ("APB 25") and discloses the pro forma effects of the fair value based method, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123.

         MEASUREMENT OF FAIR VALUE

         We apply APB 25 and related interpretations in accounting for its stock option plans and employee stock purchase plan. Accordingly, no compensation cost has been recognized related to these plans. Had compensation cost for our stock option and employee stock purchase plans been determined based on the fair value at the grant dates, as prescribed in SFAS 123, our net income (loss) and net income (loss) per share would have been as follows:

                                                          YEAR ENDED DECEMBER 31,
                                               ----------------------------------------

                                                 2002           2001          2000
                                               ---------      ---------     ----------
Net income (loss) attributable
  to common stock (in thousands):
    As reported                                $ (44,592)     $ (45,221)    $ (104,477)
    Pro forma                                    (44,598)       (46,269)      (105,352)
Net income (loss) per share:
    Basic as reported                          $   (2.72)     $   (3.11)    $    (7.64)
    Basic pro forma                                (2.72)         (3.18)         (7.70)
    Diluted as reported                            (2.72)         (3.11)         (7.64)
    Diluted pro forma                              (2.72)         (3.18)         (7.70)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable year: dividend yield of 0.00% for the years ended December 31, 2002, 2001 and 2000; expected volatility of 30% for each of the years ended December 31, 2002, 2001 and 2000; risk-free interest rates of 5.25% for options granted during the year ended December 31, 2002, 4.64% to 4.93% for options granted during the year ended December 31, 2001, and 6.38% to 6.47% for options granted during the year ended December 31, 2000, and a weighted average expected option term of four years for all three years.

         INCOME TAXES

         We recognize deferred assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

         EARNINGS PER SHARE

         Basic earnings per share is calculated by dividing the income or loss available to common stockholders by the weighted average number of shares outstanding for the period, without consideration for common stock equivalents. The calculation of diluted earnings per share reflects the effect of outstanding options and warrants using the treasury stock method, unless antidilutive.

         ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized and not recognized in the consolidated balance sheet.

         Management estimates that the aggregate net fair value of other financial instruments recognized on the consolidated balance sheet (including cash and cash equivalents, receivables and payables and short-term borrowings) approximates their carrying value, as such financial instruments are short-term in nature, bear interest at current market rates or are subject to repricing.

         DERIVATIVE FINANCIAL INSTRUMENTS

         We had no derivative financial instrument transactions during 2002. During 2001, we used derivative financial instruments including interest rate swaps principally in the management of its interest rate exposures. Amounts to be paid or received under interest rate swap agreements were accrued as interest rates change and were recognized over the life of the swap agreements as an adjustment to interest expense.

         We managed interest rate risk on our variable rate debt by using interest rate swap agreements. The agreements, which expired in September 2001 and December 2001, effectively converted $40.0 million of variable rate debt under the Credit Agreement to fixed rate debt at a weighted average rate of 6.18%.

         On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We adopted SFAS 133 in the first quarter of 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. During the twelve months ended December 31, 2001, we recorded a $76,000 pretax change in the market value of the interest rate swaps from December 31, 2000. We also recorded a $76,000 expense, net of taxes, as a cumulative effect of change in accounting principle representing the fair value of the interest rate swaps at January 1, 2001.

         NEW ACCOUNTING PRONOUNCEMENTS

         In August 2001, the FASB finalized SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses accounting and reporting for the impairment or disposal of long-lived assets, including the disposal of a segment of business. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. We adopted SFAS 144 as of January 1, 2002.

         On April 30, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. Therefore, had this Statement been effective for the year ended December 31, 2000, the extraordinary loss of $954,000, net of taxes, would have been reclassified to operations and would have increased the loss before discontinued operations, loss on sale of discontinued operations, and cumulative effect of change in accounting principle.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. We will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized at the date of our commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The adoption of SFAS No. 146 will not have an impact on us.

         In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others (an interpretation of SFAS No. 5, 57 and 107 and rescission of SFAS Interpretation No. 34)," which modifies the accounting and enhances the disclosure of certain types of guarantees.

FIN 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. FIN 45's provisions for the initial recognition and measurement are to be applied to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of annual periods that end after December 15, 2002. We do not believe FIN 45 will have an impact on us.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123," and is effective for fiscal years ending after December 15, 2002. SFAS No. 148 provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, SFAS No. 148 requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation. The adoption of SFAS No. 148 did not have a material impact on us.

         On January 17, 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," which imposes a new approach in determining if a reporting entity should consolidate certain legal entities, including partnerships, limited liability companies, or trusts, among others, collectively defined as variable interest entities or VIEs. A legal entity is considered a VIE if it does not have sufficient equity at risk to finance its own activities without relying on financial support from other parties. Additional criteria must be applied to determine if this condition is met or if the equity holders, as a group, lack any one of three stipulated characteristics of a controlling financial interest. If the legal entity is a VIE, then the reporting entity determined to be the primary beneficiary must consolidate it. Even if a reporting entity is not obligated to consolidate a VIE, then certain disclosures must be made about the VIE if the reporting entity has a significant variable interest. Certain transition disclosures are required for all financial statements issued after January 31, 203. The ongoing disclosure and consolidation requirements are effective for all interim financial periods beginning after June 15, 2003. We do not believe that FIN 46 will currently have a material impact on us.

         RECLASSIFICATIONS

         Certain amounts in the 2001 and 2000 consolidated financial statements are reclassified to conform to the 2002 presentation.

4.       SALE OF ASSETS AND DISCONTINUED OPERATIONS

         On June 18, 2001, we completed the sale of our TPA and MGU business units to HealthPlan Holdings, Inc. The TPA business included the small group business operations and its associated data processing facilities located in Tampa, FL, as well as the Taft-Hartley businesses that operate under the name ABPA and SNA, based in EL Monte, CA and Las Vegas, NV, respectively. The MGU business was the Philadelphia-based Montgomery Management Corporation. As a result of the transaction, we recognized a pretax loss of $9.3 million. The accompanying consolidated financial statements reflect the business units sold as discontinued operations.

         In 2000, we recorded an $80.3 million impairment of goodwill and contract rights related to our TPA segment and MGU business.

         On October 26, 2000, we sold our self-funded business unit for approximately $13.6 million, consisting of $12.1 million cash and the assumption of additional current liabilities in the amount of $1.5 million. The unit was headquartered in Columbus, Ohio and operated primarily under the names Harrington Benefit Services and CENTRA HealthPlan. We used the net cash proceeds from the sale to reduce our bank debt by $8.7 million. As a result of the transaction, we recognized a pretax loss of $52.5 million. We settled contingencies during the fourth quarter of 2000 and recorded an additional loss of $4.8 million. We do not believe that there are any additional material contingencies.

         On September 15, 2000, we sold our Ohio workers' compensation managed care organization unit for approximately $3.5 million cash. The unit was part of our acquisition of Columbus, Ohio-based Harrington Services Corporation in 1996. We used the net cash proceeds from the sale to reduce our bank debt by $2.8 million. As a result of the transaction, we recognized a pretax gain of $3.2 million.

         On July 5, 2000, we sold our unemployment compensation and workers' compensation units for approximately $19.1 million cash. Our unemployment compensation business operated under the name R.E. Harrington, and our workers' compensation unit conducted business as Harrington Benefit Services Workers' Compensation Division. Both units were part of our acquisition of Columbus, Ohio-based Harrington Services Corporation in 1996. We used the net cash proceeds from the sale to reduce our bank debt by $18.0 million. As a result of the transaction, we recognized a pretax gain of $7.3 million.

         On April 14, 2000, we agreed to terminate our merger agreement with UICI. As a result, we expensed $1.1 million of costs including legal, financial advisory, and other fees associated with this transaction in the second quarter of 2000.

         Summarized financial position and operating results of the discontinued business units for the years ended December 31, 2001 and 2000 are as follows:


                                                      YEAR ENDED DECEMBER 31,
                                                      2001              2000
                                                    ---------        ---------
Net revenues ................................       $  36,427        $ 157,867
                                                    =========        =========

Loss from discontinued operations
  before income tax benefit (expense)........       $    (509)       $ (82,586)
Income tax (expense) benefit ................             (46)          23,782
                                                    ---------        ---------
Loss from discontinued operations ...........       $    (555)       $ (58,804)
                                                    =========        =========

Loss on sale of discontinued operations
  before income tax (expense) benefit .......       $  (9,288)       $ (42,741)
Income tax (expense) benefit ................            (789)           3,408
                                                    ---------        ---------

Loss on sale of discontinued operations .....       $ (10,077)       $ (39,333)
                                                    =========        =========

         As of December 31, 2002 and 2001, there were no assets or liabilities remaining included on our consolidated financial statements associated with discontinued operations.


5.       CONCENTRATION OF CUSTOMERS

         We are a party to a variety of contracts to provide medical cost containment and business process outsourcing services. For the years ended December 31, 2002, 2001 and 2000, our three largest customers accounted for approximately 19.6%, 24.6%, and 33.0%, respectively, of total operating For the years ended December 31, 2002 and 2001, no single customer accounted for more than 10% of total operating revenues. For the year ended December 31, 2000, two of our largest customers accounted for more than 10% of total operating revenue. Customer A represented 13.7% and Customer B represented 12.2% of our operating revenue for the year ended December 31, 2000.

6.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following (in thousands):

                                                       December 31,
                                                    -------------------
                                                      2002       2001
                                                    --------    -------
                  Furniture and fixtures            $    603    $   603
                  Computers and equipment              1,233      1,039
                  Computer software                    1,694      1,635
                                                    --------    -------
                                                       3,530      3,277

                  Less accumulated depreciation       (1,989)    (1,473)
                                                    --------    -------
                                                    $  1,541    $ 1,804
                                                    ========    =======

         We capitalize purchased software which is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use. Costs not associated with other software modifications, and other computer software maintenance costs related to software development were expensed as incurred. Software development costs and costs of purchased software are amortized using the straight-line method over a maximum of three years or the expected life of the product.

         We regularly review the carrying value of capitalized software assets, and a loss is recognized when the net realizable value falls below the unamortized cost. In the fourth quarter of 2000, we wrote off $7.7 million of internally developed software connected with our TPA segment that was previously capitalized. The charge related to client server technology and other functionality that was programmed for former customers. We decided to abandon the client server technology and no longer provide the administrative services that formed the basis of other programming.

7.       INVESTMENTS

         On January 29, 2001, HealthAxis, Inc. and HealthAxis.com, Inc. announced a merger of the two companies effective January 26, 2001. We owned 1,367,787 shares of the combined companies. In April 2001, we sold all of our shares of HealthAxis Inc. stock and realized a net pretax loss on the sale of approximately $2.5 million.

         During 2000, we sold our remaining shares of Caredata.com and recorded a pre-tax gain on sale of approximately $0.3 million.

8.       INTANGIBLE ASSETS

         On April 1, 2001, we entered into a definitive agreement to sell our TPA and MGU business units. Based upon the consideration we expected to receive at closing, our goodwill and contract rights related to the business units sold became impaired and we recorded an $80.3 million charge for the impairment of intangible assets for the year ended December 31, 2000. This charge included $4.1 million of goodwill related to the 1998 acquisition of Montgomery Management Corporation, $49.0 million of goodwill related to the 1996 acquisition of Consolidated Group, Inc., $21.1 million of goodwill related to the 1996 acquisition of American Benefit Plan Administrators, Inc. which was a part of our acquisition of Harrington Services Corporation, $5.5 million of goodwill related to the 1994 acquisition of HealthPlan Services, Inc. from the Dun and Bradstreet Corporation, and $0.6 million of contract rights related to the purchase of contract rights related to blocks of business purchased for the small group business unit.

         Intangible assets resulting from the excess of cost over the fair value of the respective net assets acquired was as follows (in thousands):


                                                    DECEMBER 31,
                                                ---------------------
                                                   2002        2001
                                                ---------    ---------
              Goodwill                          $  34,021    $ 34,021

              Less accumulated amortization        (4,616)     (4,616)
                                                ---------    --------
                                                $  29,405    $ 29,405
                                                =========    ========

         We adopted SFAS No. 142 beginning January 1, 2002. Goodwill is deemed to have an indefinite useful life. Thus, we ceased amortizing goodwill on January 1, 2002. Amortization expense was $1.4 million in each of the years ended December 31, 2001 and 2000. The effect on our net income and basic and diluted earnings per share for all periods presented was as follows (in thousands, except per share amounts):


                                                                        YEAR ENDED DECEMBER 31,
                                                                 2002              2001             2000
                                                              ----------      ----------       ----------

Loss attributable to common shareholders as reported ...      $  (44,592)     $  (45,221)      $ (104,477)
Add back: amortization of goodwill .....................              --           1,378            1,380
                                                              ----------      ----------       ----------
Adjusted loss attributable to common shareholders ......      $  (44,592)     $  (43,843)      $ (103,097)
                                                              ==========      ==========       ==========

Basic earnings per share:
Loss attributable to common shareholders as reported ...      $    (2.72)     $    (3.11)      $    (7.64)
Add back: amortization of goodwill .....................              --            0.09             0.10
                                                              ----------      ----------       ----------
Adjusted loss attributable to common shareholders ......      $    (2.72)     $    (3.02)      $    (7.54)
                                                              ==========      ==========       ==========

Diluted earnings per share:
Loss attributable to common shareholders as reported ...      $    (2.72)     $    (3.11)      $    (7.64)
Add back: amortization of goodwill .....................              --            0.09             0.10
                                                              ----------      ----------       ----------
Adjusted loss attributable to common shareholders ......      $    (2.72)     $    (3.02)      $    (7.54)
                                                              ==========      ==========       ==========
Basic weighted average number of shares outstanding ....      $   16,427      $   14,558       $   13,679
                                                              ==========      ==========       ==========
Diluted weighted average number of shares outstanding ..      $   16,427      $   14,558       $   13,679
                                                              ==========      ==========       ==========


9.       ACCRUED LIABILITIES

         Accrued liabilities consist of the following (in thousands):


                                                        December 31,
                                            ------------------------------------
                                                 2002                  2001
                                            ---------------      ---------------
Accrued interest and fees                   $           691      $         6,115
Accrued compensation and benefits                       479                1,138
Accrued divestiture reserves                          2,017                1,918
Accrued legal and related reserves                    1,314                2,037
Accrued restructuring costs                             191                  467
Other                                                   882                1,259
                                            ---------------      ---------------
                                            $         5,574      $        12,934
                                            ===============      ===============

         Accrued restructuring charges consist primarily of accrued severance and related costs and accrued office closures costs. We established restructuring charges of $0.5 million and $2.2 million in 2001 and 2000, respectively. We incurred amounts relating to such restructuring charges totaling $0.3 million, $1.1 million, and $0.6 million in 2002, 2001, and 2000, respectively.

10.      NOTES PAYABLE AND CREDIT FACILITIES

         As part of our business strategy, we pursued the restructure of our credit facility during the second half of 2001 and the first quarter of 2002. As of March 31, 2002, we had debt outstanding to our senior lenders totaling approximately $69.0 million, including accrued and unpaid interest and fees. On April 12, 2002 (the "Effective Date"), we closed a transaction for the restructure and refinancing of our existing bank debt. Under the terms of the restructuring, in exchange for the outstanding principal, accrued and unpaid interest and fees due to our lenders, we entered into a $40.0 million term loan that accrues interest at prime plus 1.0%, with interest payments due monthly. Quarterly principal payments of $50,000 became due beginning June 30, 2002, and the term loan is due in full on May 31, 2004. The term loan is collateralized by all of our assets. The restructured credit facility does not include a line of credit or the ability to borrow additional funds. The $29.0 million due to our senior lenders was exchanged for 29,000 shares of our newly authorized Series C convertible preferred stock and an additional promissory note in the amount of $184,872. The terms of the Series C convertible preferred stock are disclosed in
Note 2. As described in Note 2, the restructured credit facility contains certain financial covenants, including minimum monthly EBITDA levels, maximum quarterly and annual capital expenditures, a minimum quarterly fixed charge ratio, and maximum quarterly and annual extraordinary expenses (as defined in the Agreement). From April 12, 2002 through November 30, 2002, we were in compliance with these financial covenants. During December 2002, we were not in compliance with our EBITDA covenant and we subsequently obtained a waiver for this non-compliance from our senior lenders. Beginning in 2003, the required monthly minimum EBITDA levels are $1.0 million in January 2003, $700,000 in February 2003, $800,000 in March 2003 through July 2003, and $1.0 million thereafter. As a result of the restructuring, the amounts due to our senior lenders as of December 31, 2002 and 2001 are classified as long-term debt in the accompanying consolidated financial statements.

         The accounting treatment for the restructured credit facility followed the requirements of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("SFAS 15"), which requires that a comparison be made between the future cash outflows associated with the restructured facility (including principal, interest, and related costs), and the carrying value related to the previous credit facility. The carrying value of the restructured credit facility would be the same as the carrying value of the previous obligations, less the fair value of the preferred stock or common stock warrants issued. During 2002, we obtained an appraisal to determine the fair value of the stock and warrants issued, which indicated the fair value to be approximately $29.0 million. No gain or loss was recognized for accounting purposes in connection with the debt restructuring. We recorded a charge of $0.4 million upon closing of the debt restructuring for various investment advisory and legal fees incurred in connection with the arrangement of the credit facility.

         In connection with the closing of the transactions contemplated by the Agreements, we entered into a letter agreement, as amended, with the lenders and Wachovia Bank, National Association, as administrative agent for the lenders, and for the holders of the Series C convertible preferred stock, pursuant to which the lenders, in their capacity as such and as holders of the Series C convertible preferred stock, granted to us an option, to consider the entire indebtedness under the Agreements paid in full and to redeem the Series C convertible preferred stock in exchange for the following consideration: (1) payment of $40.0 million plus accrued and unpaid interest under the credit facility; (2) payment of the outstanding principal balance plus accrued interest under an additional note in the principal amount of $184,872; (3) payment of outstanding fees and expenses of lenders' counsel and consultants incurred in connection with the restructured credit agreement and prior credit agreements;
(4) the issuance of an additional 1,650,000 shares of our common stock; and (5) replacement, substitution, or cash collateralization of an existing letter of credit in the approximate amount of $0.8 million provided for under the credit facility. We were unable to obtain the funds necessary to exercise the option granted by our senior lenders. This option expired on September 9, 2002.

         On March 13, 2003, PVC Funding Partners LLC, an affiliate of Commonwealth Associates, LP and Comvest Venture Partners, filed a form 13D with the Securities and Exchange Commission in which it indicated that on March 7, 2003, it acquired 29,851, or 96.0%, of our outstanding Series C convertible preferred stock from our senior lenders. These share of Series C convertible preferred stock were purchased from the senior lenders on a prorata basis at a price of $33.50 per share. The selling lenders continue to hold the remaining 4.0% of the Series C convertible preferred stock. In connection with the transaction, PVC Funding Partners also acquired $20.5 million in principal amount of our outstanding bank debt from our senior lenders. See Note 16.

         Prior to us entering into the restructured credit agreement, we operated under a Forbearance Agreement, as amended (the "Forbearance Agreement"), with our lending group. The Forbearance Agreement extended the terms and conditions of the June 8, 2000, second Amended and Restated Credit Agreement (the "Prior Credit Agreement"), which matured on August 31, 2001. Under the terms of the Forbearance Agreement, as amended, which became effective on September 1, 2001, we had until March 29, 2002 to repay the amounts under the Prior Credit Agreement or to restructure the credit facility. During the term of the Forbearance Agreement, interest accrued at an annual interest rate equal to prime plus 6.0%. Interest was payable monthly at prime plus 1.0% per annum. The difference between the accrual rate of interest and the rate paid was due at the termination of the Forbearance Agreement and was rolled into the amount restructured. In addition, we were required to repay accrued and unpaid interest as of August 31, 2001 (totaling approximately $1.0 million) and were required to achieve minimum cash collection levels and maximum cash disbursements as defined in the Forbearance Agreement. We were in compliance with the terms of the Forbearance Agreement, as amended.

         The Prior Credit Agreement originally provided for a $73.8 million term loan facility, a $25.0 million revolving credit facility, and a letter of credit facility of up to $16.0 million available for current letters of credit. Under the term loan facility, a payment of $250,000 was required at closing and monthly for a two-month period commencing May 31, 2000. Repayments of $500,000 were required each month thereafter with additional repayments of $15.0 million on January 31 and July 31, 2001, and a final payment on August 31, 2001. Interest rates varied from the higher of (a) the Prime Rate or (b) the Federal Funds rate plus 1/2 of 1%, plus a margin of 1.5% to 3%. The Prior Credit Agreement required an initial payment of 1.0% of the maximum amount of the facility, plus certain administrative fees and an annual commitment fee of .25% for letters of credit and unused commitments. We capitalized approximately $1.4 million of bank fees related to the Prior Credit Agreement. Under the loan terms, we were required to maintain certain financial covenants for operating revenue and EBITDA as defined in the Prior Credit Agreement. We were also restricted in capital expenditures and were subject to repayment with proceeds of certain future activities such as sale of certain assets and public offerings. As of December 31, 2001, the balance outstanding under the Prior Credit Agreement was $64.7 million plus accrued and unpaid interest and fees of $4.5 million. During 2001, we paid interest of $3.7 million and principal of $2.0 million on the Prior

Credit Agreement. On June 29, 2000, September 12, 2000, September 29, 2000, October 19, 2000, and December 8, 2000, we signed Limited Waivers and Consents related to the disposition of assets and certain payment and other covenant requirements.

         As of March 29, 2001, we signed a First Amendment and Limited Waiver and Consent ("the First Amendment") to the Prior Credit Agreement. The First Amendment became effective upon the satisfaction of certain conditions, including the written confirmation from one of our small group customers in support of the sale of our third party administration and managing general underwriter business. We obtained this written confirmation prior to the closing of such sale. Under the terms of the First Amendment, the commitment of banks which were signers to the Prior Credit Agreement (the "Bank Group") on the revolving credit facility was frozen at the $14.9 million outstanding balance upon the signing of the First Amendment. The repayments of $500,000 due on March 31, 2001 and April 30, 2001 were waived and certain other repayments which had been previously deferred were waived. In addition, a repayment of $1.5 million was due and paid in April 2001, the monthly repayment was increased from $500,000 to $750,000 beginning on May 31, 2001, and the unpaid additional payment of $4.5 million due on July 31, 2001 was waived to the maturity date.

         The First Amendment required certain prepayments upon the receipt of tax refunds, debt refinancing proceeds or the proceeds of new equity issuances, and also revised various other provisions relating to covenants and defined defaults. Additionally, the First Amendment required us to retain the services of an investment banker by April 30, 2001 to assist us with refinancing, and the First Amendment also required that in the event the third party administration business was not sold or otherwise disposed of before May 30, 2001, we were to prepare and submit by June 6, 2001 for approval of the Lenders a detailed plan for the alternate disposition of such business. The businesses were sold effective June 18, 2001.

         As of April 13, 2001, we signed a Second Amendment and Limited Waiver and Consent ("the Second Amendment"), which removed from the Prior Credit Agreement certain requirements that could have affected our ability to draw on the revolving credit facility at the level to which it was frozen in the First Amendment. The Second Amendment became effective concurrently with the First Amendment.

         In June 2001, Ronald Davi, former principal of National Preferred Provider Network prior to its acquisition by us, drew in full on a letter of credit in his favor in the amount of $2.0 million. Such amount is included in the obligations owed to our lending group at December 31, 2002 and December 31, 2001.

         On July 2, 2001, we executed the Third Amendment and Limited Waiver to the Prior Credit Agreement (the "Third Amendment") with our Bank Group and certain other parties. The Third Amendment provided for, among other things, (a) permission for us to issue common stock to DePrince, Race & Zollo, Inc. for $3.8 million, (b) permission for us to use those funds to satisfy certain post-closing obligations to HealthPlan Holdings in connection with the sale of the third party administration and managing general underwriter businesses, (c) the postponement of certain scheduled payments of principal until August 31, 2001, (d) a 100 basis point increase in the interest rate, and (e) the delivery of 74,998 shares of common stock to the Bank Group in consideration for its consent to the Third Amendment.

         In connection with the sale of the third party administration and managing general underwriter business units and the assumption by HealthPlan Holdings of certain liabilities associated therewith (the "Transaction"), the New England Life Insurance Co. drew in full on a letter of credit in its favor in the amount of $6.0 million. Under the terms of the Prior Credit Agreement, any payment under the letter of credit which is not promptly reimbursed to the lenders by us upon notice of such draw constitutes a payment default. The lenders indefinitely waived this payment default pursuant to the terms of a Limited Waiver and Extension dated as of June 15, 2001, which also waived certain additional terms of the Prior Credit Agreement in order to permit certain terms of the Transaction which were not part of the original Stock Purchase Agreement of April 1, 2001 but were added through the First Amendment to the Stock Purchase Agreement (the "First Amendment"), dated June 18, 2001.

         As of December 31, 2002 and December 31, 2001, respectively, PlanVista had additional notes and other obligations totaling approximately $10.6 million and $11.0 million, respectively, related to a 1993 acquisition, a 1998 acquisition, and equipment purchases, and related to the HealthPlan Holdings transaction. As described in Note 2, included in these totals was a $5.0 million note related to the HealthPlan Holdings transaction that converted to 813,273 shares of our common stock upon the Effective Date, subject to guarantee that provides HealthPlan Holdings with $5.0 million in gross proceeds from the sale of the stock. The number of shares of common stock issued in satisfaction of this note was based on the average closing price of our common stock for the 10 days immediately prior to the conversion. Also included in the total was $4.0 million of notes payable to CENTRA Benefits, Inc. ("CENTRA") originally delivered in connection with the 1998 acquisition, which was restructured so that amended and restated notes totaling $4.3 million (representing the principal under the original notes plus accrued unpaid interest) were issued to CENTRA under terms including interest at

12.0% (payable in additional shares of our common stock, except under specified circumstances) and a maturity date of December 1, 2004. In connection with the restructuring of the CENTRA notes, we also issued to CENTRA warrants to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $0.25 over the market price of the stock on the date of the issuance of the restructured notes (based on the average trading price during the ten trading days preceding such note restructure), subject to reduction to a price equal to the conversion price of the Series C convertible preferred stock upon the happening of certain events. In March 2003, we refinanced the Centra notes. See
Note 16.

         As a part of the sale of HealthPlan Holdings, we settled certain obligations with one of its large carriers by issuing a promissory note. As of the restructuring of our credit facility, the amount owed on this note was approximately $1.0 million plus $1.5 million of other obligations. On March 27, 2002, we retired this note by issuing 274,369 shares of our common stock, based on the closing price of our common stock one day immediately prior to the retirement date of this note, and by issuing a credit for $950,000 payable with in-kind claims repricing services.

         On April 12, 2002, we extended the maturity date of notes totaling $500,000 due to two members of our board of directors to December 1, 2004. These notes bear interest, which accrues at prime plus 4.0% per annum, but payment of interest is subordinated and deferred until all senior obligations are paid.

         The balances outstanding on the above debt instruments are as follows (in thousands):



                                                DECEMBER 31,
                                    -------------------------------------
                                         2002                  2001
                                    ---------------       ---------------

Line of Credit/Term Loan            $        40,005       $        64,681
CAL/GROUP Note                                  751                   848
Sun Capital Note                                 --                 5,000
PlanVista Equipment Notes                        --                    57
CENTRA Note                                   4,288                 4,000
NEF Note                                         --                 1,000
Board of Directors Notes                        500                   500
                                    ---------------       ---------------
                                             45,544                76,086
Less current portion                           (356)                 (308)
                                    ---------------       ---------------
Long-term debt                      $        45,188       $        75,778
                                    ===============       ===============


         Future minimum principal payments for all notes as of December 31, 2002 are as follows (in thousands). These amounts have been adjusted to reflect our restructured debt arrangement (exclusive of the revised Centra note, which were executed in March 2003) as discussed above.


2003                                                        $       356
2004                                                             45,188
2005                                                                 --
2006                                                                 --
2007                                                                 --
Thereafter                                                           --
                                                            -----------
                                                            $    45,544
                                                            ===========

11.      EMPLOYEE BENEFIT PLANS

         DEFINED CONTRIBUTION PLAN

         We have a defined contribution employee benefit plan established pursuant to Section 401(k) of the Internal Revenue Code covering substantially all employees. PlanVista matches one-third of employee contributions limited to 6.0% of the employee's salary. Under the provisions of the plan, participants' rights to employer contributions vest 40.0% after completion of three years of qualified service and increase by 20.0% for each additional year of qualified service completed thereafter. Expense in connection with this plan for the years ended December 31, 2002, 2001, and 2000 was approximately $0.1 million, $0.2 million, and $0.7 million, respectively.

         POST-RETIREMENT BENEFIT PLAN

         We provide medical and term life insurance benefits to certain retired employees. We fund the benefit costs on a current basis because there are no plan assets. At December 31, 2002 and 2001, accrued post-retirement liability of $0.2 million was included in the balance in accrued liabilities.

         DEFERRED COMPENSATION PLAN

         We have a deferred compensation plan with two former officers. The deferred compensation, which together with accumulated interest is accrued but unfunded, is distributable in cash after retirement or termination of employment, and amounted to approximately $1.0 million at December 31, 2002 and 2001. Both participants began receiving such deferred amounts, together with interest at 12% annually, at age 65.

12.      COMMITMENTS AND CONTINGENCIES

         LEASE COMMITMENTS

         We rent office space and equipment under non-cancelable operating leases. Rental expense under the leases approximated $0.6 million for each of the years ended December 31, 2002, 2001, and 2000. Future minimum rental payments under these leases are as follows (in thousands):



2003                                        $   698
2004                                            665
2005                                            631
2006                                            624
2007                                            622
Thereafter                                      582
                                            -------
                                            $ 3,822
                                            =======

         LITIGATION

         In the ordinary course of business, we may be a party to a variety of legal actions that affect any business, including employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, and tort claims. In addition, we entered into indemnification obligations related to certain of the businesses we sold during 2001 and 2000 and we could be subject to a variety of legal and other actions related to such indemnification obligations. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not cover the damages awarded. While the ultimate financial effect of these claims and indemnification agreements cannot be fully determined at this time, in the opinion of management, they will not have a material adverse effect on our financial condition, results of operations, or cash flows.

         In July 1999, TMG Life Insurance Company (now known as Clarica Life Insurance Company) asserted a demand against HealthPlan Services (the former subsidiary that we sold to HealthPlan Holdings) for claims in excess of $7.0 million for breach of contract and related claims. HealthPlan Services asserted breach of contract and various other claims against Clarica. Following arbitration, we settled the dispute with Clarica in October 2000, in consideration for payment to them of $400,000. On April 17, 2000, Admiral Insurance Company, our errors and omissions carrier, filed a complaint for declaratory judgment in the United States District Court for the Middle District of Florida, naming HealthPlan Services, Clarica, and Connecticut General Life Insurance Company as defendants. In December 2001, we reached a settlement agreement related to these claims. The settlement agreement obligated us to pay Connecticut General Life Insurance Company approximately $150,000, which we paid on January 2, 2003.

         In November 2001, Paid Prescriptions, LLC initiated a breach of contract action in the United States District Court for the District of New Jersey against HealthPlan Services, our former subsidiary. Paid Prescriptions seeks $1.6 million to $2.0 million in compensation arising from HealthPlan Services' alleged failure to meet certain performance goals under a contract requiring HealthPlan Services to enroll a certain number of customers for Paid Prescriptions' services. Because the events giving rise to this claim allegedly occurred prior to our sale of the HealthPlan Services business to HealthPlan

Holdings, we are vigorously defending the action on behalf of HealthPlan Services, in accordance with our indemnification obligations to HealthPlan Holdings.

         In November 2001, we filed a complaint for breach of contract and unjust enrichment in the Circuit Court of the Thirteenth Judicial Circuit, Hillsborough County, Florida, against Trewit, Inc. and Harrington Benefit Services, Inc., our former subsidiary. The complaint, which we amended in February 2002, sought in excess of $3.5 million in damages arising primarily out of a settlement entered into in connection with a dispute that arose after Trewit's acquisition of Harrington Benefit Services from us in 2000. In April 2002, we again amended the complaint to include claims of fraudulent misrepresentation, negligent misrepresentation, and promissory estoppel, seeking additional damages for these causes of action in excess of $1.4 million. On June 28, 2002, Trewit filed a complaint against us in the Circuit Court of the Thirteenth Judicial Circuit, Hillsborough County, Florida, alleging breach of contract and fraud in connection with its acquisition of Harrington Benefit Services. The complaint sought damages in excess of $2.0 million. In February 2003, we resolved our litigation with Trewit, Inc. and Harrington Benefit Services, Inc. without payment by us, and the parties signed mutual releases.

         We are currently negotiating certain disputes regarding the closing balance sheet of the HealthPlan Services business that we sold to HealthPlan Holdings in June 2001. See Note 2.


13.      INCOME TAXES

         The provision (benefit) for income taxes is as follows (in thousands):


                                FOR THE YEAR ENDED DECEMBER 31,
                             -------------------------------------
                               2002           2001          2000
                             --------       --------       -------
Current:
    Federal                  $     --       $     --       $    --
    State                          --             --            --
                             --------       --------       -------
Deferred:
    Federal                    (1,191)        23,989        (2,844)
    State                          --          2,822          (419)
                             --------       --------       -------
                               (1,191)        26,811        (3,263)
                             --------       --------       -------
(Benefit) provision for
   income taxes              $ (1,191)      $ 26,811       $(3,263)
                             ========       ========       =======

         The components of deferred taxes recognized in the accompanying consolidated financial statements are as follows (in thousands):


                                                                                       DECEMBER 31,
                                                                       ---------------------------------------------

                                                                              2002                     2001
                                                                       -------------------      --------------------

Accrued expenses and reserves not currently deductible                 $             1,613      $              1,026
Net operating loss                                                                  34,786                    36,538
Depreciation                                                                          (354)                     (224)
Goodwill                                                                            (2,089)                     (875)
                                                                       -------------------      --------------------
                                                                                    33,956                    36,465

Valuation allowance                                                                (33,956)                  (36,465)
                                                                       -------------------      --------------------

                                                                       $                --      $                 --
                                                                       ===================      ====================



         We recognize deferred assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to cumulative losses in recent years, we recorded a valuation allowance of $34.0 and $36.5 million on net deferred tax assets as of December 31, 2002 and 2001, respectively. We have net operating loss carryforwards of approximately $84.1 million that expire in 2021. Due to a change in ownership under Section 382 of the Internal Revenue Code, utilization of the net operating loss carryforward will be limited to approximately $3.0 million per year.

         The (benefit) provision for income taxes varies from the federal statutory income tax rates due to the following:


                                                        2002               2001              2000
                                                     ----------        ----------        ----------


Federal statutory rate applied to pretax income            35.0%            (34.0)%            34.0%
State income taxes net of federal tax benefit               3.9%             (6.0)%             5.0%
Other non-deductible items                                  0.2%              2.0%             (0.1)%
Valuation allowance                                       (78.9)%           386.0%               --
                                                     ----------        ----------        ----------

Effective tax rate                                        (39.8)%           348.0%             38.9%
                                                     ==========        ==========        ==========

14.      EARNINGS PER COMMON SHARE

         Basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which includes all dilutive potential common shares outstanding is as follows.



                                                                NET LOSS
                                                             ATTRIBUTABLE TO
                                                               COMMON STOCK             SHARES             PER SHARE
                                                              (IN THOUSANDS)        (IN THOUSANDS)          AMOUNT
                                                             ---------------       ---------------      ---------------

2002
Loss per share applicable to common stock-basic              $       (44,592)               16,427      $         (2.72)
Effect of dilutive securities:                                            --                    --                   --
                                                             ---------------       ---------------      ---------------
Loss per share applicable to common stock -
  assuming dilution                                          $       (44,592)               16,427      $         (2.72)
                                                             ===============       ===============      ===============

2001
Loss per share applicable to common stock-basic              $       (45,221)               14,558      $         (3.11)
Effect of dilutive securities:                                            --                    --                   --
                                                             ---------------       ---------------      ---------------
Loss per share applicable to common stock -
  assuming dilution                                          $       (45,221)               14,558      $         (3.11)
                                                             ===============       ===============      ===============

2000
Loss per share applicable to common stock-basic              $      (104,477)               13,679      $         (7.64)
Effect of dilutive securities:                                            --                    --                   --
                                                             ---------------       ---------------      ---------------
Loss per share applicable to common stock -
  assuming dilution                                          $      (104,477)               13,679      $         (7.64)
                                                             ===============       ===============      ===============



         During the years ending December 31, 2002, 2001 and 2000, approximately
0.7 million, 1.0 million and 1.7 million options are not included in the calculation of earnings (loss) per shares because they are antidilutive.

15.      STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLANS

         STOCK OPTION PLANS

         Our stock option plans authorize the granting of both incentive and non-incentive stock options for a total of 2,710,000 shares of common stock to key executives, management, consultants, and, with respect to 360,000 shares, to directors. Under the plans, all options have been granted at prices not less than market value on the date of grant. Certain non-qualified incentive stock options may be granted at less than market value.

         Options granted to employees and directors generally vest over a four-year period from the date of grant, with 20% of the options becoming exercisable on the date of the grant and 20% becoming exercisable on each of the next four anniversaries of the date of the grant.

         A summary of option transactions during each of the three years ended December 31, 2002 is shown below:


                                         NUMBER               WEIGHTED
                                           OF                 AVERAGE
                                         SHARES             OPTION PRICE
                                     ---------------       ---------------

Under option, December 31, 1999            1,965,450
  (1,247,000 exercisable)
  Granted                                    836,000       $          2.62
  Exercised                                   (1,100)                 2.50
  Canceled                                (1,084,050)                15.23
                                     ---------------

Under option, December 31, 2000            1,716,300
  (915,906 exercisable)
  Granted                                    645,000                  8.82
  Exercised                                 (199,300)                 2.54
  Canceled                                (1,184,600)                11.73
                                     ---------------

Under option, December 31, 2001
  (600,466 exercisable)                      977,400
  Granted                                    958,500                  4.89
  Exercised                                  (12,200)                 2.50
  Canceled                                  (113,563)                12.07
                                     ---------------

Under option, December 31, 2002
  (807,403 exercisable)                    1,810,137
                                     ===============

         There were 533,344 and 1,732,600 shares available for the granting of options at December 31, 2002 and 2001, respectively.

         The following table summarizes the stock options outstanding at December 31, 2002:


          RANGE                        NUMBER                   WEIGHTED AVERAGE               WEIGHTED
           OF                      OUTSTANDING AT                  REMAINING                   AVERAGE
     EXERCISE PRICES              DECEMBER 31, 2002             CONTRACTUAL LIFE            EXERCISE PRICE
--------------------------     ------------------------      -----------------------     ---------------------

     $ 2.50   -    $ 9.19                    1,577,137                      4 years                     $5.34
      11.00   -     25.50                      233,000                      4 years                    $16.97


         EMPLOYEE STOCK PURCHASE PLAN

         Under the 1996 Employee Stock Purchase Plan ("Employee Plan"), we are authorized to issue up to 250,000 shares of common stock to our employees who have completed one year of service. The Employee Plan is intended to provide a method whereby employees have an opportunity to acquire shares of our common stock.

         Under the terms of the Employee Plan, an employee may authorize a payroll deduction of a specified dollar amount per pay period. The proceeds of that deduction are used to acquire shares of our common stock on the offering date. The number of shares acquired is determined based on 85% of the closing price of our common stock on the offering date.

         PlanVista sold 387 shares in 2002, 2,051 shares in 2001 and 12,708 shares in 2000 to employees under the Employee Plan.

16.      SUBSEQUENT EVENTS

         On March 13, 2003, PVC Funding Partners LLC, an affiliate of Commonwealth Associates, LP and Comvest Venture Partners, filed a form 13D with the Securities and Exchange Commission in which it indicated that on March 7, 2003, it acquired 29,851, or 96.0%, of our outstanding Series C convertible preferred stock from our senior lenders. This Series C convertible preferred stock was purchased from the lenders on a prorata basis at a price of $33.50 per share. The original lenders continue to hold the remaining 4.0% of the Series C convertible preferred stock. In connection with the transaction, PVC Funding Partners, LLC also acquired $20.5 million in principal amount of our outstanding bank debt from our senior lenders. See Note 2 for additional information on the Series C convertible preferred stock.

         There is an intercreditor agreement between PVC Funding Partners, LLC and Wachovia Bank, National Association, dated March 7, 2003. The intercreditor agreement provides that, until the occurrence of a Board Shift Event, PVC Funding Partners, LLC has all of the rights of the original lenders under the restructured credit agreements, except that (1) PVC Funding Partner, LLC's rights to mandatory prepayments and other principal payments prior to the maturity date are subordinated to the original lenders' rights to those payments, and (2) PVC Funding Partner, LLC's notes will be voted consistently with and on the same percentage basis as the original lenders with respect to all matters required to be submitted to a vote or consent of the lenders, except for matters related to certain fundamental changes in the loan terms. Upon the first occurrence of a Board Shift Event, which would allow PVC Funding Partners, LLC to appoint an additional board member and thus obtain control of our board of directors, PVC Funding Partners, LLC has the option of not exercising their right to obtain such control. If, within fifteen days of a first Board Shift Event, PVC Funding Partners, LLC notifies the original lenders that they will not exercise their right to control our board, then the original lenders will have the option to repurchase 14,304 of the Series C convertible preferred stock, at a price of $33.50 per share. If PVC Funding Partners, LLC exercises their right to obtain control of our board, or fails to timely notify the original lenders that they will not exercise this right, then the debt held by PVC Funding Partners, LLC will automatically be subordinated to the debt held by the original lenders.

         On March 31, 2003, we renegotiated approximately $4.3 million in convertible notes that were originally issued to Centra Benefit Services, Inc. (sometimes referred to as Centra). Pursuant to the renegotiated terms, we have extended the maturity date of the notes from December 1, 2004 to April 1, 2006, reduced the interest rate from 12.0% per annum to 6.0% per annum, and fixed the conversion price at $1.00, subject to adjustment in accordance with anti-dilution protections. The previous conversion price was based on the trading price of our common stock. Immediately upon completion of this restructuring, PVC Funding Partners, LLC acquired slightly more than 50.0% of the face value of the notes from Centra.


17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED; IN THOUSANDS EXCEPT PER SHARE DATA)

         The following quarterly statements have been revised to give effect of the discontinued operations in 2001.


                                                              FOURTH            THIRD           SECOND             FIRST
                                                              QUARTER          QUARTER          QUARTER           QUARTER
                                                             ----------       ----------       ----------       ----------

Year ended December 31, 2002:
    Operating revenues                                       $    8,394       $    8,324       $    8,474       $    7,949
                                                             ----------       ----------       ----------       ----------
    Income from continuing operations
        before minority interest, discontinued
        operations, loss on sale of assets,
        extraordinary item, and cumulative effect
        of change in accounting principle                           484            1,879            1,153              669
    Net income                                                      484            1,879            1,153              669
    Basic and diluted earnings from continuing
        operations per common share                          $     0.03       $     0.11       $     0.07       $     0.04
    Basic and diluted net earnings per common
        share                                                $     0.03       $     0.11       $     0.07       $     0.04


                                                              FOURTH            THIRD           SECOND            FIRST
                                                              QUARTER          QUARTER          QUARTER          QUARTER
                                                             ----------       ----------       ----------       ----------

Year ended December 31, 2001:
    Operating revenues                                       $    8,125       $    7,886       $    8,924       $    7,983
                                                             ----------       ----------       ----------       ----------
    Income from continuing operations
        before minority interest, discontinued
        operations, loss on sale of assets,
        extraordinary item, and cumulative effect
        of change in accounting principle                           179          (33,086)          (1,338)            (268)
    Net loss                                                     (5,693)         (34,912)          (3,957)            (659)
    Basic and diluted earnings (loss) from
        continuing operations per common share               $     0.01       $    (2.27)      $    (0.09)      $    (0.02)
    Basic and diluted net loss per common share              $    (0.39)      $    (2.40)      $    (0.27)      $    (0.05)



18.      RESTATEMENT

         The accompanying financial statements include our restated consolidated balance sheet at December 31, 2002, after determination that our Series C convertible preferred stock, as further described in paragraph 4 of Note 2, should be classified as temporary equity. This restatement is limited solely to classifying the aggregate of our Series C convertible preferred stock in the amount of $77.2 million at December 31, 2002 from permanent stockholders' deficit to the temporary equity section of the consolidated balance sheet.

         The restatement had no effect on our statements of operations or cash flows.

         The following table summarizes the impact of the correction as of December 31, 2002:

         Liabilities, Temporary Equity and Stockholders' Deficit (in part) at December 31, 2002:


                                                AS REPORTED         AS RESTATED
                                                ------------       ------------

Series C convertible preferred stock
  (including accrued dividends) ............    $         --       $     77,217

Stockholders' deficit:
  Series C convertible preferred stock .....          77,217                 --

Total stockholders' deficit ................    $    (18,389)      $    (95,606)


                             PLANVISTA CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)



                                                                    SEPTEMBER 30,
                                                                       2003
                                                                    -------------

                                   ASSETS

Current assets:
  Cash and cash equivalents                                         $      2,962
  Accounts receivable, net of allowance for doubtful
    accounts of $1,353                                                     8,091
   Prepaid expenses and other current assets                                 449
   Refundable income taxes                                                    --
                                                                    ------------
          Total current assets                                            11,502
Property and equipment, net                                                1,500
Other assets                                                                 684
Goodwill                                                                  29,405
                                                                    ------------
          Total assets                                              $     43,091
                                                                    ============

            LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                                  $      1,618
  Accrued liabilities                                                      4,471
  Income tax payable                                                         912
  Deferred revenue                                                            --
  Current portion of long-term debt                                       38,439
                                                                    ------------
          Total current liabilities                                       45,440
Long-term debt, less current portion                                       5,981
Common stock with make-whole provision                                     5,000
Other long-term liabilities                                                  849
                                                                    ------------
          Total liabilities                                               57,270
                                                                    ------------

Commitments and contingencies

Common stock with make-whole provision                                        --

Series C convertible preferred stock, $0.01 par value;
  40,000 shares authorized; 32,659 shares
  issued and outstanding                                                 129,503

Stockholders' deficit:
   Common stock, $0.01 par value; 100,000,000 shares
     authorized, 16,967,352 shares
     issued and outstanding                                                  170
   Additional paid-in capital                                                 --
   Treasury stock at cost, 7,940 shares issued and outstanding               (38)
   Accumulated deficit                                                  (143,814)
                                                                    ------------
          Total stockholders' deficit                                   (143,682)
                                                                    ------------
          Total liabilities and stockholders' deficit               $     43,091
                                                                    ============

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                                   PLANVISTA CORPORATION
                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (UNAUDITED)
                           (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                                NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                             2003               2002
                                                                         ------------       ------------

Operating revenue                                                        $     23,954       $     24,746
                                                                         ------------       ------------

Cost of operating revenue:
  Personnel expenses                                                            6,568              6,617
  Network access fees                                                           4,575              4,014
  Other                                                                         4,191              4,353
  Depreciation                                                                    425                384
  Costs related to ProxyMed agreement                                             846                 --
                                                                         ------------       ------------
    Total cost of operating revenue                                            16,605             15,368

Bad debt expense                                                                1,262              1,980
Other income                                                                     (650)                --
Interest expense, net                                                           2,032              4,649
                                                                         ------------       ------------
    Total expenses and other income                                            19,249             21,997
                                                                         ------------       ------------

Income before provision (benefit)
  for income taxes                                                              4,705              2,749
Provision (benefit) for income taxes                                            1,219               (953)
                                                                         ------------       ------------

Net income                                                                      3,486              3,702

Preferred stock accretion and preferred stock dividend                        (52,286)           (31,080)
                                                                         ------------       ------------
Loss applicable to common stockholders                                   $    (48,800)      $    (27,378)
                                                                         ============       ============

Basic and diluted loss per share applicable to common stockholders:
  Net income                                                             $       0.21       $       0.23
  Preferred stock accretion and preferred stock dividend                        (3.11)             (1.91)
                                                                         ------------       ------------

  Loss applicable to common stockholders                                 $      (2.90)      $      (1.68)
                                                                         ============       ============

Basic and diluted weighted average number
  of common shares outstanding                                                 16,822             16,311
                                                                         ============       ============


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                              PLANVISTA CORPORATION

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                                   (UNAUDITED)
                                 (IN THOUSANDS)



                                                         Additional
                                         Common           Paid-in           Treasury           Accumulated
                                          Stock           Capital             Stock              Deficit              Total
                                     ---------------   ---------------    ---------------    ---------------     ---------------

Balance, December 31, 2002           $           168   $        45,593    $           (38)   $      (141,329)    $       (95,606)
Accretion of Series C convertible
    preferred stock                               --           (43,850)                --             (5,971)            (49,821)
Preferred stock dividends                         --            (2,465)                --                 --              (2,465)
Warrants issued to ProxyMed, Inc.                 --               496                 --                 --                 496
Warrants issued to consultants                    --                15                 --                 --                  15
Common stock issued for investment
  banking services                                 1               142                 --                 --                 143
Common stock issued in lieu
  of cash interest payment                         1                69                 --                 --                  70
Net income                                        --                --                 --              3,486               3,486
                                     ---------------   ---------------    ---------------    ---------------     ---------------
Balance, September 30, 2003          $           170   $            --    $           (38)   $      (143,814)    $      (143,682)
                                     ===============   ===============    ===============    ===============     ===============


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                             PLANVISTA CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                  NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,
                                                                            -------------------------------
                                                                               2003                2002
                                                                            ------------       ------------
Cash flows from operating activities:
 Net income ..........................................................      $      3,486       $      3,702

 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation .......................................................               425                384
  Bad debt expense ...................................................             1,262              1,980
  Deferred revenue settlement ........................................              (650)                --
  Non-cash interest expense ..........................................                93                739
  Restructuring costs ................................................                --               (127)
  Warrants issued in connection with ProxyMed agreement ..............               496                 --
  Warrants issued to consultants .....................................                15                 --
 Changes in assets and liabilities:
  Accounts receivable ................................................            (1,364)            (3,140)
  Income taxes .......................................................             2,512               (543)
  Prepaid expenses and other current assets ..........................              (275)            (1,782)
  Other assets .......................................................                (6)               (86)
  Accounts payable ...................................................            (1,285)               190
  Accrued liabilities ................................................              (485)              (597)
  Deferred revenue ...................................................              (300)                --
  Other long-term liabilities ........................................              (154)               (15)
                                                                            ------------       ------------
          Net cash provided by operating activities ..................             3,770                705
                                                                            ------------       ------------

Cash flows from investing activities:
   Purchases of property and equipment ...............................              (384)              (373)
                                                                            ------------       ------------
          Net cash used in investing activities ......................              (384)              (373)
                                                                            ------------       ------------

Cash flows from financing activities:
   Capital lease and debt payments ...................................            (1,622)              (201)
   Proceeds from common stock issued .................................                --                 23
                                                                            ------------       ------------
          Net cash used in financing activities ......................            (1,622)              (178)
                                                                            ------------       ------------

Net increase in cash and cash equivalents ............................             1,764                154
Cash and cash equivalents at beginning of period .....................             1,198                395
                                                                            ------------       ------------

Cash and cash equivalents at end of period ...........................      $      2,962       $        549
                                                                            ============       ============

Supplemental disclosure of cash flow information:
   Cash paid for interest ............................................      $      1,661       $      1,396
                                                                            ============       ============

Supplemental non-cash investing and financing information:
    Common stock issued in connection with settlement
       of subordinated notes and accrued interest ....................      $         --       $      1,521
                                                                            ============       ============
    Registration rights agreement ....................................      $         --       $        636
                                                                            ============       ============
    Preferred stock accretion and preferred stock dividends ..........      $     52,286       $     31,080
                                                                            ============       ============
    Conversion of $50 million note to common stock
      with make-whole provision ......................................      $         --       $      5,000
                                                                            ============       ============
    Conversion of accrued interest to long-term debt .................      $        498       $         --
                                                                            ============       ============
    Preferred stock issued in connection with debt restructuring .....      $         --       $     28,440
                                                                            ============       ============
    Issuance of common stock in lieu of cash interest payment ........      $         70       $         --
                                                                            ============       ============
    Common stock issued for investment banking services ..............      $        143       $         --
                                                                            ============       ============
    Warrants issued to consultants ...................................      $         15       $         --
                                                                            ============       ============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                              PLANVISTA CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2003

1.       DESCRIPTION OF BUSINESS

         PlanVista Corporation (together with its wholly owned subsidiaries) provides medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries. Specifically, we provide integrated national preferred provider organization (sometimes called PPO) network access, electronic claims repricing, and network and data management business process outsourcing services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators (sometimes called TPAs), health maintenance organizations (sometimes called
HMOs), and other entities that pay claims on behalf of health plans. We also provide network and data management business process outsourcing services for health care providers, including individual providers, PPOs, and other provider groups.

2.       REORGANIZATION, DEBT RESTRUCTURING, AND LIQUIDITY

         Since June 2000, when we initiated a plan of reorganization, we have divested certain of our underperforming and non-growth businesses and restructured and refinanced our credit facility. Currently, our term loan of $38.4 million is due in quarterly installments of $50,000 with the remaining balance due in full on May 31, 2004 (see Note 4). Such term loan is subject to certain financial covenants, which must be met on a monthly and/or quarterly basis. Although there can be no assurances, management believes, based on available information, that we will be able to maintain compliance with the terms of our restructured credit facility, including the financial covenants, until our restructured credit facility becomes due in May 2004.

         Except for the indebtedness due in May 2004, we believe that all of our consolidated operating and financing obligations due in the next twelve months will be met from internally generated cash flow from operations and our available cash. Our ability to fund our operations, make the scheduled payments of interest and principal on our indebtedness, and maintain compliance with the terms of our restructured credit facility, including our financial covenants, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control.

         Our indebtedness comes due in May 2004. We are currently pursuing alternatives to refinance this indebtedness and/or raise additional equity capital to pay off or pay down this indebtedness. There can be no assurance that we will be able to repay the indebtedness or refinance such indebtedness on terms that are acceptable to us.

         If we are unable to generate sufficient cash flows from operations to pay our financial obligations and meet our debt covenants, as required by our restructured credit facility, or if we are unable to repay or refinance our restructured credit facility in full in May 2004, there may be a material adverse effect on our business, financial condition, and results of operations.

         Management is continuing to explore alternatives, including the possible sale of equity securities, to reduce our obligations, recapitalize the Company and provide additional liquidity. There can be no assurances that we will be successful in these endeavors. Should we be successful in these endeavors, there could be substantial dilution to the common stockholders.

3.       SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The condensed consolidated financial statements include the accounts of PlanVista Corporation and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

         In our opinion, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the condensed consolidated financial position and the condensed consolidated results of operations for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

         These condensed consolidated financial statements are presented in accordance with the requirements of Form 10-Q and consequently do not include all disclosures normally required by generally accepted accounting principles or those normally made in an annual report on Form 10-K. The interim condensed consolidated financial statements are unaudited and should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2002.

         EARNINGS PER SHARE

         Basic earnings per share is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. The calculation of diluted earnings per share reflects the effect of outstanding options and warrants using the treasury stock method, unless antidilutive. Approximately 5.5 million and 1.8 million options and warrants for the nine months ended September 30, 2003 and 2002, respectively, are excluded from the calculation of diluted loss per share applicable to common stockholders because they are antidilutive. In addition, the common shares associated with the Series C convertible preferred stock are not included in the calculation of diluted loss per share applicable to our common stockholders for the nine months ended September 30, 2003 and 2002 because they are also antidilutive.

         INCOME TAXES

         We recognize deferred assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to cumulative losses in recent years, we have recorded a valuation allowance on our deferred tax assets at September 30, 2003 and December 31, 2002.

         The effective rate used by us to record income tax expense differs from the federal statutory rate primarily related to net operating loss carryforwards.

         We have net operating loss carryforwards of approximately $82.5 million that will expire in 2021. Due to a change in ownership under Section 382 of the Internal Revenue Code, utilization of the net operating loss carryforwards is limited to approximately $3.0 million per year.

         Our New York state income tax returns are being audited for the years 1999 through 2001. In the opinion of management, the ultimate resolution of this matter will not have a material adverse affect on our financial position, results of operations, or cash flows.

         ACCOUNTING FOR STOCK-BASED COMPENSATION

         We have adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock Based Compensation, but we apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our stock-based compensation plans. Therefore, since stock options are granted with an option price greater than or equal to the fair value on the date of grant, we do not recognize compensation expense for any of our stock option plans. If we elected to recognize compensation expense for our stock option plans based on fair value at the date of grant, consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts as follows using the Black-Scholes pricing model and the assumptions detailed below:


                                                                         NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                  --------------------------------
                                                                       2003             2002
                                                                  ------------        ------------

Loss applicable to common stockholders, as reported ........      $    (48,800)       $    (27,378)

Stock-based employee compensation expense
  for all awards, net of related tax .......................              (978)                 (4)
                                                                  ------------        ------------

Pro forma loss applicable to common stockholders ...........      $    (49,778)       $    (27,382)
                                                                  ============        ============

Loss applicable to common stockholders:
   Basic and diluted - as reported .........................      $      (2.90)       $      (1.68)
                                                                  ============        ============
   Basic and diluted - pro forma ...........................      $      (2.96)       $      (1.68)
                                                                  ============        ============
Assumptions:
  Dividend yield ...........................................               0.0%                0.0%
  Expected volatility ......................................              85.5%               30.0%
  Risk-free interest rate ..................................              0.95%                1.5%
  Expected life ............................................            5 yrs.              5 yrs.

         RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current year's presentation. These amounts do not have a material impact on the condensed consolidated financial statements taken as a whole.

4.       LONG-TERM DEBT

         On April 12, 2002, we closed a transaction for the restructuring and refinancing of our existing senior bank debt. As part of the restructuring, we entered into a $40.0 million term loan that accrues interest at prime plus 1.0% with interest payments due monthly. Principal payments of $50,000 are due quarterly, with the remaining balance due in full on May 31, 2004. The outstanding balance of the term loan has been classified as a current liability on our balance sheet as of September 30, 2003. The term loan is collateralized by all of our assets.

         The term loan agreement contains certain financial covenants, including minimum monthly EBITDA levels as defined in the agreement, maximum quarterly and annual capital expenditures, a minimum quarterly fixed charge ratio that is based primarily on our operating cash flows, and maximum quarterly and annual extraordinary expenses, as defined in the agreement. Beginning in 2003, the minimum EBITDA levels are $1.0 million in January 2003, $700,000 in February 2003, $800,000 per month beginning in March 2003 through July 2003, and $1.0 million per month thereafter. We are in compliance with these financial covenants as of September 30, 2003.

         On March 7, 2003, PVC Funding Partners LLC, an affiliate of Commonwealth Associates, LP and Comvest Venture Partners, acquired from our senior lenders 29,851 shares, or 96.0%, of our outstanding Series C convertible preferred stock. This Series C convertible preferred stock was purchased from the original senior lenders on a prorata basis at a price of $33.50 per share. The original senior lenders continue to hold the remaining 4.0% of the Series C convertible preferred stock. In connection with the transaction, PVC Funding Partners also acquired $20.5 million in principal amount of our outstanding bank debt from the original senior lenders. Because of a Board Shift Event which occurred in October 2003 (see Note 5), the debt held by PVC Funding Partners ($20.4 million as of September 30, 2003) is subordinated to the debt held by the original senior lenders ($18.0 million as of September 30, 2003).

         As of September 30, 2003 and December 31, 2002, we had additional notes and other obligations totaling approximately $5.6 million and $6.0 million, respectively (excluding the "make-whole" obligation described in Note 5), related to a 1993 acquisition, a 1998 acquisition, and equipment purchases. Included in the total outstanding balance as of December 31, 2002 was $4.3 million of notes payable to CENTRA Benefits, Inc. ("Centra") in connection with the 1998 acquisition, bearing interest at 12.0% per annum (payable in additional shares of our common stock, except under specified circumstances), with a maturity date of December 1, 2004 pursuant to a restructuring in April 2002. In connection with the April 2002 restructuring, we issued to Centra warrants to purchase 200,000 shares of our common stock at an exercise price of $6.40, which was $0.25 over the market price of the stock on the date of the issuance of the restructured notes. Effective March 31, 2003, we again renegotiated the Centra note terms. In particular, we extended the maturity date of the notes to April 1, 2006, reduced the interest rate to 6.0% per annum, and fixed the conversion price on the notes at one share of common stock for each dollar of principal outstanding. In addition, we issued a new convertible note equal to the amount of accrued and unpaid interest payable to Centra related to the restructured notes in the amount of approximately $500,000. This note has the same terms and conditions as the restructured notes. Immediately upon completion of this restructuring, PVC Funding Partners acquired slightly more than 50.0% of the face value of the notes, including the new note, from Centra. The remaining portion is still held by Centra.

         On April 12, 2002, we extended the maturity date of notes totaling $500,000 due to one current and one former member of our board of directors to December 1, 2004. These notes bear interest, which accrues at prime plus 4.0% per annum, but payment of interest is subordinated and deferred until all senior obligations are paid.

5.       PREFERRED STOCK, COMMON STOCK, AND RELATED EVENTS

         On April 12, 2002, in connection with the restructuring of our senior bank debt discussed in Note 2, we issued $29.0 million of Series C convertible preferred stock (the "Series C stock"). The Series C stock accrued dividends at 10.0% per annum during the first 12 months from issuance and is currently fixed at a rate of 12.0% per annum. Dividends are payable quarterly in additional shares of Series C stock or, at our option, in cash. As of September 30, 2003, we have chosen to pay dividends in the form of additional shares, and we have issued an aggregate of 3,659 additional shares of Series C stock as dividends. We may redeem the Series C stock at any time at our option at a redemption price of $1,000 per share plus accrued and unpaid dividends. The Series C stock has weighted-average anti-dilution protection and a provision that, subject to certain adjustments, the Series C stock will not convert into less than 51% of our common stock on a fully diluted basis. After adjusting for the issuance of certain anti-dilutive securities, at any time after October 12, 2003, the Series C stock may be converted into shares of our common stock at $1.33 per share, or a total of 24,555,639 common shares as of September 30, 2003.

         The holders of the Series C stock are entitled to receive a Liquidation Preference, as defined, upon certain circumstances, including but not limited to, a change in control of us, or our involuntary liquidation. As a result of these circumstances being outside of our control, the Series C stock is classified at September 30, 2003 in the temporary equity section of the accompanying condensed consolidated balance sheet.

         In addition, while at least 12,000 shares of the Series C stock are outstanding, the Series C stockholders are entitled to elect three members to our board of directors. However, upon the occurrence of the Board Shift Event, which was triggered by the Company's failure to redeem the Series C stock by October 12, 2003, the Board composition changed so as to allow the Series C stockholders to elect four out of seven directors, thereby shifting control of the Board to the holders of Series C stock. On October 27, 2003, PVC Funding Partners informed the senior lenders that they were exercising their option to control our board of directors due to our failure to redeem the Series C stock. PVC Funding Partners, LLC designated one of the existing directors previously elected by the common stockholders as the fourth Series C director.

         In connection with the April 12, 2002 bank restructuring, we were required to adopt the accounting principles prescribed by Emerging Issues Task Force No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27"). In accordance with the accounting requirements of EITF 00-27, we accreted an increase to the carrying value of our Series C stock with a comparable reduction to additional paid-in capital over the contractual life of the Series C stock. During the three months ended September 30, 2003, our additional paid-in capital was reduced to zero as a result of the accretion of the Series C stock. Therefore, such additional accretion increases our accumulated deficit. To date, we accreted approximately $98.0 million. The amount accreted to the Series C stock is calculated based on (a) the difference between the closing price of our common stock on April 12, 2002 and the conversion price per share available to the holders of our Series C stock, multiplied by (b) the number of shares of common stock that will be issued if the shares of our Series C stock are ever converted. The accretion of the Series C stock will cease on October 12, 2003. This non-cash entry does not affect our net income or our cash flow, but does impact the net income deemed available to our common stockholders.

         In June 2001, we completed the disposition of one of our subsidiaries, HealthPlan Services, Inc., in a non-cash transaction. As part of the transaction, we issued a long-term convertible subordinated note, which automatically converted into 813,273 shares of common stock on April 12, 2002 in connection with the restructuring of our credit facilities. The 813,273 shares are included in the number of outstanding shares at September 30, 2003 and December 31, 2002. Our agreement with the buyer states that, if the buyer does not receive gross proceeds of at least $5.0 million upon the sale of the conversion shares, then we must issue and distribute to them additional shares of our common stock, based on a ten-day trading average price, to compensate the buyer for the difference, if any, between $5.0 million and the amount of proceeds they realize from the sale of the conversion shares. The entire $5.0 million obligation is recorded as common stock with a make-whole provision on our balance sheet at September 30, 2003 and December 31, 2002. In accordance with SFAS No. 150, "Accounting for Certain Financial Investments with Characteristics of Both Liabilities and Equity," we classified this obligation as a liability as of September 30, 2003. Our agreement with the buyer also requires that we register the conversion shares upon demand. Assuming a sale of the conversion shares and based on the fair market value of our common stock on September 30, 2003, we would have been required to issue an additional 679,264 shares under the provisions of this agreement.

         We entered into a registration rights agreement in favor of the buyer of HealthPlan Services with respect to 709,757 shares we issued to them at closing in June 2001. The agreement contained provisions requiring redemption of such shares or the issuance of 200,000 shares of our common stock as a penalty if the original 709,757 shares were not registered by certain specified time periods. Because the 709,757 shares were not registered within the required time periods, we issued to the buyer an aggregate of 200,000 penalty shares in 2001 and 2002.

         Since the sale of HealthPlan Services in June 2001, we had been in discussions with the buyer to finalize purchase price adjustments associated with the HealthPlan Services transaction. On October 1, 2003, we finalized discussions with no additional liability for purchase price adjustments. Additionally, we agreed upon payment terms for $1.7 million of other items that are included in accrued liabilities in the accompanying condensed consolidated balance sheet as of September 30, 2003.

6.       PROXYMED AGREEMENT

         On June 10, 2003, we entered into a three-year joint marketing agreement with ProxyMed, Inc. Pursuant to the agreement, our network repricing services and network management services will be offered to ProxyMed's existing and prospective payer customers. Upon execution of this agreement, we paid ProxyMed $200,000 for access to certain data. In addition, we are paying ProxyMed $150,000 to be ProxyMed's exclusive partner during the first 12 months of this arrangement. We also issued to ProxyMed a warrant to acquire 15.0% of our outstanding common stock, calculated on a fully-diluted basis as of the time of exercise, at an exercise price of $1.95 per share. The warrant has an initial term of six months with two three-month renewal options based on achieving certain revenue-based milestones, as defined in the agreement. The fair value of the warrant of $496,000 on the date the warrant was granted was determined by an independent consultant using the Black-Scholes pricing model and using the same assumptions as for stock options as described in Note 3. Because revenue from this agreement is not assured, total consideration of $846,000 was recorded as an expense during the nine months ended September 30, 2003.

7.       LITIGATION

         In the ordinary course of business, we are a party to a variety of legal actions. In addition, we entered into indemnification obligations related to certain of the businesses we sold during 2001 and 2000, and we could be subject to a variety of legal and other actions related to such indemnification obligations. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not cover the damages awarded. While the ultimate financial effect of these claims and indemnification agreements cannot be fully determined at this time, in the opinion of management, they will not have a material adverse effect on our financial condition, results of operations, or cash flows.

         In November 2001, Paid Prescriptions, LLC initiated a breach of contract action in the United States District Court for the District of New Jersey against HealthPlan Services, our former subsidiary. Paid Prescriptions LLC was seeking $1.6 million to $2.0 million in compensation arising from HealthPlan Services' alleged failure to meet certain performance goals under a contract requiring HealthPlan Services to enroll a certain number of customers for Paid Prescriptions LLC's services. Because the events giving rise to this claim allegedly occurred prior to our sale of the HealthPlan Services business, we defended the action on behalf of HealthPlan Services, in accordance with our indemnification obligations to its buyer. In October 2003, we settled this litigation by paying $850,000 to Paid Prescriptions, LLC. This settlement had previously been accrued for, and thus will not have a material adverse effect on our consolidated statement of operations.

8.       OTHER INCOME

         As of March 27, 2002, we retired a $2.5 million subordinated note payable, which had arisen in connection with the operations of a former subsidiary, by issuing 274,369 shares of our common stock based on the closing price of our common stock one day immediately prior to the retirement date of the note and by issuing a credit for $950,000 payable with in-kind claims repricing services. We have agreed to register these shares upon demand. On September 30, 2003, we settled the obligation to provide $950,000 of in-kind services with a cash payment of $300,000. The difference of $650,000 is included in other income on the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2003.

9.       RECENT ACCOUNTING PRONOUNCEMENTS

         On January 1, 2003, we adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset. The adoption of SFAS No. 143 did not have a significant effect on our financial position, results of operations or liquidity.

         On January 1, 2003, we adopted the provisions of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring and similar costs. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, rather than the date of our commitment to an exit plan. The adoption of SFAS No. 146 did not impact us.

         In November 2002, Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others (an interpretation of SFAS No. 5, 57 and 107 and rescission of SFAS Interpretation No. 34)," which modifies the accounting and enhances the disclosure of certain types of guarantees, was issued. FIN No. 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. We adopted the disclosure requirements of FIN No. 45 as of December 31, 2002. On January 1, 2003, we adopted the initial recognition and measurement provisions, which are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have an impact on us.

         On January 17, 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," which imposes a new approach in determining if a reporting entity should consolidate certain legal entities, including partnerships, limited liability companies, or trusts, among others, collectively defined as variable interest entities or VIEs. Certain transition disclosures are required for all financial statements issued after January 31, 2003. The provisions of FIN No. 46 applicable to variable interest entities in which an enterprise holds available interest that it acquired before February 1, 2003 are effective for all interim and annual periods ending after December 15, 2003 pursuant to FASB Staff Position No. FIN 46-6. We do not believe FIN No. 46 will have an impact on us.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Investments with Characteristics of Both Liabilities and Equity," which establishes standards for how companies classify and measure certain financial instruments with characteristics of both liability and equity. Specifically, SFAS No. 150 provides guidance as to which items should be classified as liabilities that were previously reported as equity or as a mezzanine item reported between liabilities and equity. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 requires us to report the common stock with make-whole provision as a liability on the condensed consolidated balance sheet as of September 30, 2003.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholder of MedUnite Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of MedUnite Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As more fully discussed in Note 16, the Company was acquired on December 31, 2002.


/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
March 6, 2003

                                 MEDUNITE INC.
                                 BALANCE SHEET
                               DECEMBER 31, 2002



ASSETS

Current assets:                                                                $     879,000
  Cash and cash equivalents
  Accounts receivable, net of allowance
      of $662,000                                                                  3,141,000
  Prepaid expenses and other current assets                                          664,000
                                                                               -------------

         Total current assets                                                      4,684,000

Property and equipment, net                                                        9,977,000
Intangible assets, net                                                             8,138,000
Other assets                                                                       1,033,000
                                                                               -------------

         Total assets                                                          $  23,832,000
                                                                               =============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current portion of notes payable                                             $  25,443,000
  Accounts payable                                                                 4,034,000
  Accrued expenses                                                                 5,483,000
  Deferred compensation                                                            1,000,000
  Deferred revenue                                                                    74,000
  Current portion of capital lease obligations                                       314,000
                                                                               -------------

         Total current liabilities                                                36,348,000

Notes payable, less current portion                                                2,139,000
Capital lease obligations, less current portion                                      194,000
Other long-term liabilities                                                        1,237,000
                                                                               -------------

         Total liabilities                                                        39,918,000
                                                                               -------------

Commitments and contingencies

Stockholders' deficit:
  Preferred stock, $0.001 par value, 137,000,000 shares authorized:
    Series A preferred stock, 87,000,000 authorized, 85,270,402 shares issued and outstanding; liquidation value
      of $85,270,000                                                                  85,000
  Common stock, $0.001 par value, 297,000 shares authorized:
    Class A common stock 210,000,000 authorized, zero shares
      issued and outstanding                                                              --
    Class B common stock, 87,000,000 authorized, zero shares
      issued and outstanding                                                              --
  Additional paid-in capital                                                      86,295,000
  Accumulated deficit                                                           (102,466,000)
                                                                               -------------

         Total stockholders' deficit                                             (16,086,000)
                                                                               -------------

         Total liabilities and stockholders' deficit                           $  23,832,000
                                                                               =============


The accompanying notes are an integral part of these financial statements.

                                 MEDUNITE INC.
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002



Revenue                                                 $ 19,534,000
                                                        ------------

Operating expenses:
  Cost of revenue                                          7,946,000
  Selling, general and administrative                     37,322,000
  Depreciation and amortization                           12,276,000
  Impairment of intangibles and other assets              11,670,000
  Settlement of deferred compensation                     (2,558,000)
                                                        ------------

         Total operating expenses                         66,656,000
                                                        ------------

         Loss from operations                            (47,119,000)

Interest income                                              169,000
Interest expense                                          (1,906,000)
                                                        ------------

         Net loss                                       $(48,859,000)
                                                        ============








The accompanying notes are an integral part of these financial statements.

                                 MEDUNITE INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 2002



                                                                  SERIES A
                                           COMMON STOCK        PREFERRED STOCK       ADDITIONAL
                                        ------------------  ----------------------     PAID-IN       ACCUMULATED
                                        SHARES      AMOUNT    SHARES        AMOUNT     CAPITAL         DEFICIT           TOTAL
                                        ------      ------  -----------   ---------  ------------    -------------    ------------
Balance at December 31, 2001               --       $  --   $85,270,402   $  85,000  $ 85,314,000    $ (53,607,000)   $ 31,792,000

Recognition of discount on notes payable   --          --         --             --       981,000               --         981,000

Net loss                                   --          --         --             --            --      (48,859,000)    (48,859,000)
                                         ----       -----   -----------   ---------  ------------    -------------    ------------
Balance at December 31, 2002               --       $  --   $85,270,402   $  85,000  $ 86,295,000    $(102,466,000)   $(16,086,000)
                                         ====       =====   ===========   =========  ============    =============    ============







The accompanying notes are an integral part of these financial statements.

                                 MEDUNITE INC.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002



CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                $(48,859,000)
  Adjustments to reconcile net loss to net cash
     used in operating activities
       Impairment of intangibles and other assets                           11,670,000
       Amortization of debt discount                                         1,083,000
       Depreciation and amortization                                        12,276,000
       Provision for doubtful accounts                                         329,000
       Changes in operating assets and liabilities:
        Accounts receivable                                                   (637,000)
        Prepaid expenses and other current assets                               48,000
        Other assets                                                           (22,000)
        Accounts payable                                                       569,000
        Accrued expenses                                                      (731,000)
        Deferred revenue                                                        74,000
        Deferred compensation                                               (2,558,000)
        Other long-term liabilities                                            103,000
                                                                          ------------

         Net cash used in operating activities                             (26,655,000)
                                                                          ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                                       (4,912,000)
                                                                          ------------

         Net cash used in investing activities                              (4,912,000)
                                                                          ------------


CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of convertible debt and notes payable              23,975,000
  Payments on capital lease obligations                                       (143,000)
                                                                          ------------

         Net cash provided by financing activities                          23,832,000
                                                                          ------------

Net decrease in cash and cash equivalents                                   (7,735,000)

Cash and cash equivalents at beginning of period                             8,614,000
                                                                          ------------

Cash and cash equivalents at end of period                                $    879,000
                                                                          ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest                                                  $     65,000
                                                                          ============





The accompanying notes are an integral part of these financial statements.

                                 MEDUNITE INC.
                         NOTES TO FINANCIAL STATEMENTS

1.            ORGANIZATION AND DESCRIPTION OF BUSINESS

              THE COMPANY

              MedUnite Inc. (the "Company") was incorporated in Delaware in June 2000. The Company was formed to develop and maintain an exchange that provides connectivity applications in the healthcare market that facilitates various business transactions, including claims submission, real-time claim status inquiry, eligibility and referral and authorization.

              The Company is subject to risks common to rapidly growing technology-based companies, including rapid technological change, dependence on principal products, new product development, new product introductions, other activities of competitors, and a limited operating history in Internet related e-commerce activities.

              During 2002, the Company incurred a net loss of $48,859,000 and generated negative cash flows from operations of $26,655,000. The Company has an accumulated deficit of $102,466,000 as of December 31, 2002.

              As a result of these losses and negative cash flow, management engaged in efforts to sell the Company. On December 31, 2002, the Company was sold to ProxyMed, Inc. ("ProxyMed'), a publicly held provider of healthcare transaction processing services based in Fort Lauderdale, Florida for $10.0 million in cash and $13.4 million in 4% Convertible Notes issued to the Company's founders (see Note 16). Without the sale of the Company to ProxyMed there would have been substantial doubt about the Company's ability to continue as a going concern. These financial statements reflect the financial position of the Company before the consummation of the acquisition by ProxyMed and do not reflect any adjustments that might have resulted from such transaction or if the Company was unable to continue as a going concern.


2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              BASIS OF PRESENTATION

              The financial statements include the accounts of MedUnite Inc. and represent the financial position of the Company immediately prior to its acquisition by ProxyMed on December 31, 2002 (see Note 16).

              USE OF ESTIMATES

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              REVENUE RECOGNITION

              The Company derives revenue from processing electronically submitted medical claims for insurance companies and health care providers. Revenue is recognized as services are provided according to the terms of the underlying contracts. Certain transaction fee revenue may be subject to revenue sharing or rebates per agreements with resellers, vendors, other clearinghouses, one of the founders and other business partners. Revenue from maintenance fees is recognized ratably over the applicable period.

              COST OF REVENUE

              Cost of revenue includes third party hosting and support services of network connectivity, certain telecommunications costs, and revenue sharing and rebate arrangements with resellers, vendors, other clearinghouses, one of the founders and other business partners.

              CASH AND CASH EQUIVALENTS

              The Company considers all highly liquid investments with original maturities from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include cash on hand and certificates of deposit with a financial institution. Cash and cash equivalents used to support collateral instruments, such as letters of credit, are reclassified as either current or long-term assets depending upon the maturity date of the obligation they collateralize.

              PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the lease. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Expenditures for repairs, maintenance and minor renewals and betterments are expensed as incurred. Examination for obsolete, damaged and impaired fixed assets is periodically reviewed by management.

              INTERNAL-USE SOFTWARE

              Internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Amortization is computed on a straight-line basis over the estimated useful lives of the assets. Application development stage costs generally include software configuration, coding, installation to hardware and testing. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred.

              INTANGIBLE AND OTHER LONG-LIVED ASSETS

              The Company assesses potential impairments of its intangible and other long-lived assets when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. Goodwill is not amortized, but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Intangible assets that are not deemed to have indefinite lives are reviewed for impairment in accordance with the Company's policy for long-lived assets. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows expected to be generated by an asset (or group of assets) is less than its carrying value or when third-party evidence exists as to the value of the long-lived assets. Any required impairment loss would be measured as the amount by which the asset's carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and a charge to operations.

              RESEARCH AND DEVELOPMENT COSTS

              Research and development costs are expensed as incurred.

              ADVERTISING COSTS

              Advertising costs are expensed as incurred. Advertising expense was $112,000 for the year ended December 31, 2002.

              INCOME TAXES

              Current income tax expense or benefit represents the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and income tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred income tax expense or benefit represents the net change during the year in the deferred income tax asset or liability. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

              CONCENTRATION OF CREDIT RISK

              The Company's financial instruments subject to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company's policy is to place its cash and cash equivalents with high quality financial institutions in order to limit its credit exposure. To date, the Company has not experienced any credit losses associated with these financial institutions. Accounts receivable are generally uncollateralized. The Company performs on-going credit evaluations of its customers and maintains an allowance for potential credit losses as considered necessary.

              FAIR VALUE OF FINANCIAL INSTRUMENTS

              The estimated fair values of financial instruments which are presented herein have been determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of amounts the Company could realize in a current market exchange.

              Cash and cash equivalents, accounts and notes receivable, net, and accounts payable are reflected in the accompanying Balance Sheets at amounts considered by management to reasonably approximate fair value due to their short-term nature.

              The Company estimates the fair value of its long-term debt generally using discounted cash flow analysis based on our current borrowing rates for similar types of debt. As of December 31, 2002, the carrying value of the long-term debt approximated the fair value of such instruments.

              COMPREHENSIVE INCOME (LOSS)

              Comprehensive income (loss) is defined as the change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company presents other comprehensive income (loss) in its statement of stockholders' equity. For the year ended December 31, 2002 the only component of comprehensive loss is net loss.


3.            ACQUISITION

              In August 2001, the Company acquired NDC Health's physician network services business (the "Acquisition"). The physician network services business connects physicians to payors to provide electronic processing for claims, eligibility, referrals and other health transactions. The Company acquired the physician network services business in exchange for 15,263,402 shares of Series A preferred stock, having an estimated fair value, as determined by management, of $15,263,000, and a promissory note with a principal amount of $2,300,000, having an estimated fair value of $1,966,000 (see Note 9). In addition, the Company incurred acquisition costs of $1,043,000 related to the acquisition.

              The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of the acquired business have been included in the Company's financial statements from the date of acquisition. The aggregate purchase price was allocated as follows:

                  Accounts receivable           $  2,214,000
                  Property and Equipment             572,000
                  Identifiable intangibles        10,665,000
                  Goodwill                         5,555,000
                  Other assets                        52,000
                  Accrued liabilities               (786,000)
                                                ------------

                     Total purchase price       $ 18,272,000
                                                ============

              As a result of an impairment review by management at December 31, 2002 prompted by the sale of the Company to ProxyMed (see Note
              16), the Company incurred an impairment charge of $3,194,000 in relation to certain of the identifiable intangible assets from the Acquisition (see Note 6). The resulting fair values recorded were based on an independent third-party appraisal of the assets utilizing a replacement cost methodology.

4.            INVESTMENT IN WARRANT OF QUOVADX, INC.

              In October 2000, the Company entered into a Software License and Services Agreement (the "Agreement") with Quovadx, Inc., formerly XCare.net, Inc. ("Quovadx") under which Quovadx provided software development and hosting services related to the Company's internet portal. The development services were invoiced to the Company on a time and materials basis and the hosting service fees were invoiced based on the number of servers hosted. In June 2001, the Company accepted and paid approximately $6,700,000 for a perpetual software license, which is included in property and equipment. However, as a result of an impairment review by management at December 31, 2002, the Company wrote down the remaining net book value of the license to its fair market value (see Note 5).

              While the Company has taken an impairment charge for the perpetual software license, it is evaluating whether it still may be liable to purchase software maintenance services from Quovadx through December 31, 2005. Such commitments, if paid, would be due as follows:

                    YEAR ENDING DECEMBER 31,
                    ------------------------
                                 2003                 $   700,000
                                 2004                     700,000
                                 2005                     408,000
                                                      -----------
                                                      $ 1,808,000
                                                      ===========


5.            PROPERTY AND EQUIPMENT

              Property and equipment consists of the following at December 31, 2002:


                                                                                      ESTIMATED
                                                                                    USEFUL LIVES
                                                                                    ------------

            Computer equipment                                     $ 3,169,000         3 years
            Internal-use software                                    4,800,000       2 - 5 years
            Software                                                 2,259,000       2 - 5 years
            Furniture and fixtures                                   1,357,000         5 years
            Office equipment                                           670,000         5 years
            Leasehold improvements                                     518,000      Life of lease
                                                                 -------------

                                                                    12,773,000
            Less accumulated depreciation and amortization          (2,796,000)
                                                                 -------------

                                                                   $ 9,977,000
                                                                 =============



              During the year ended December 31, 2002, the Company capitalized $2,006,000 of internal-use software development costs.

              Depreciation and amortization expense related to property and equipment, including amortization of internal-use software development costs, was $8,829,000 for the year ended December 31, 2002.

              As a result of an impairment review by management at December 31, 2002 prompted by the sale of the Company to ProxyMed (see Note
              16), the Company wrote-down certain software and license fees associated with its processing platforms and previously capitalized internal-use software resulting in impairment charges totaling $8,476,000. The resulting fair values recorded were based on an independent third-party appraisal of the assets utilizing a replacement cost methodology.

6.            INTANGIBLE ASSETS

              Intangible assets consists of the following at December 31, 2002:

                  Intangible Assets Subject to Amortization:
                    Software platform                                 $ 1,200,000
                    Non-compete agreement                               1,700,000
                    Customer related agreements                           422,000
                    Other identifiable intangible assets                  218,000
                                                                      -----------
                                                                        3,540,000
                  Less accumulated amortization                          (957,000)
                                                                      -----------

                  Intangible assets subject to amortization, net        2,583,000

                  Goodwill                                              5,555,000
                                                                      -----------
                                                                      $ 8,138,000
                                                                      ===========

              Through December 31, 2002, intangible assets were being amortized using the straight-line method over their estimated useful lives as follows:

                      Software platform                          3 years
                      Non-compete agreement                      5 years
                      Customer related agreements             2 to 5 years
                      Other identifiable intangible assets   0.5 to 5 years

              Amortization expense was $3,447,000 for the year ended December 31, 2002. The software platform will now be amortized over one year through December 31, 2003. The estimated future aggregate amortization expense for intangible assets subject to amortization is as follows:


                YEAR ENDING DECEMBER 31,
                ------------------------
                          2003                 $ 1,678,000
                          2004                     356,000
                          2005                     347,000
                          2006                     202,000
                                               -----------

                                               $ 2,582,000
                                               ===========


7.            RESTRICTED CASH

              Restricted cash of $825,000 at December 31, 2002 includes a certificate of deposit of $750,000, which has been pledged as security for an outstanding letter of credit (see Note 15). Restricted cash is included in other assets in the accompanying balance sheet.


8.            ACCRUED EXPENSES

              Accrued expenses consist of the following at December 31, 2002:


                  Compensation related costs      $1,445,000
                  Severance                          800,000
                  Interest                           658,000
                  Other                            2,580,000
                                                  ----------
                                                  $5,483,000
                                                  ===========

9.            DEBT

              During 2001 and 2000, the Company received proceeds of $24,340,000 and $20,000,000, respectively, from its founders in connection with the issuance of convertible notes payable (the "Notes"), as amended. The Notes have annual interest rates ranging from 6.10% to 6.53%. The principal balance of the Notes automatically converted into 44,340,331 shares of Series A preferred stock at $1.00 per share upon the closing the Acquisition in August 2001. The outstanding accrued interest of $1,565,000 was converted into notes payable at 6% stated interest per year. The Company imputed an interest rate of 12% on these notes, which more accurately reflects the rate that the Company would pay to a third party lender. The resulting debt discount of $129,000 was recorded as additional paid-in capital because the notes were issued to the founders. The notes are repayable in four quarterly installments during 2003. Accrued interest related to these notes of $133,000 is included in accrued liabilities at December 31, 2002.

              During 2001, the Company issued a promissory note in connection with the Acquisition. The note has a principal amount of $2,300,000 payable in full in August 2004, and was initially recorded at its estimated fair value of $1,996,000, representing an effective annual interest rate of 12%. Accrued interest related to this note of $198,000 is included in other long-term liabilities at December 31, 2002.

              In February 2002, the Company issued convertible promissory notes bearing interest at 2.74% per annum, pursuant to a note purchase agreement with its founders, under which the Company borrowed an aggregate amount of $18,160,000. Under the terms of the promissory notes, in the event that the Company issues and sells shares of Series B Preferred Stock to new investors with total proceeds of not less than $30,000,000, including the $18,160,000 advanced, prior to February 2003, then the outstanding principal of the convertible promissory notes will automatically convert into shares of Series B Preferred Stock at the same price per share that the shares of Series B Preferred Stock are sold to the new investors. If a financing does not occur before February 2003, then the outstanding principal balance (except for $2,569,000 owed to NDCHealth representing NDCHealth's contribution in this financing in excess of its prorata ownership in the Company) will automatically convert into shares of Series B Preferred Stock at the price per share equal to the then fair market value. The Series B Preferred Stock will have such rights, preferences and privileges as are approved by the required vote of the founders (as defined in the Company's amended and restated certificate of incorporation); provided that the rights of the Series B Preferred stockholders shall be pari passu to the rights of the Series A Preferred stockholders upon a liquidation of the Company. The Company imputed an interest rate of 8% on these notes, which more accurately reflects the rate that the Company would pay to a third party lender. The resulting debt discount of $885,000 was recorded as additional paid-in capital because the notes were issued to the founders. Accrued interest related to these notes of $444,000 is included in accrued liabilities at December 31, 2002.

              In August 2002, the Company issued promissory notes bearing interest at 6% per annum, pursuant to a note purchase agreement with its founders, under which the Company subsequently borrowed the maximum amount available of $5,815,000. The outstanding principal amount of the loan is due and payable on the earliest of the following events: (a) December 31, 2002, (b) the date that the Company completes an equity financing for the minimum amount of $20,000,000 or (c) the effective date of a change of control of the Company. The Company imputed an interest rate of 12% on these notes, which more accurately reflects the rate that the Company would pay to a third party lender. The resulting debt discount of $96,000 was recorded as additional paid-in capital because the notes were issued to the founders. Accrued interest related to these notes of $81,000 is included in accrued liabilities at December 31, 2002.

              Maturities of long-term debt and notes payable are as follows (see
              Note 16):


            YEAR ENDING DECEMBER 31,
            ------------------------

                     2003                      $ 25,540,000
                     2004                         2,300,000
                                               ------------

                                                 27,840,000
                     Less discount                 (258,000)
                                               ------------
                                               $ 27,582,000
                                               ============

              Accretion of the discount as interest expense recorded on the above debt was $1,083,000 for the year ended December 31, 2002.

10.           COMMON STOCK AND PREFERRED STOCK

              COMMON STOCK

              The rights and privileges of the common stock under the Company's Amended and Restated Certificate of Incorporation are as follows:

              Each holder of Class A common stock and Class B common stock is entitled to one vote per share. Holders of Class B common stock, voting as a separate class, are entitled to elect or remove from office the founders' members of the Company's Board of Directors. The holders of all outstanding shares of Company stock, voting together on an if-converted basis as a single class, are entitled to elect all remaining members of the Board of Directors.

              Each share of Class B common stock is convertible at any time into an equal number of shares of Class A common stock transferred to a non-founder. Class B common stock transferred to a non-founder will automatically convert into Class A common stock. In addition, Class B common stock owned by the founders will automatically convert into Class A common stock upon the earlier of (a) the fifth anniversary of an initial public offering of the Company, or
              (b) when the founders own, in aggregate, less than 50% of Class B common stock that would be issued upon conversion of the Series A preferred stock.

              PREFERRED STOCK

              The rights, preferences and privileges of the Series A preferred stock under the Company's Amended and Restated Certificate of Incorporation are as follows:

              DIVIDENDS - The holders of shares of the Series A preferred stock are entitled to receive dividends at the rate of 8% of the original issue price, which is $1.00 per share, per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable when and as declared by the Board of Directors of the Company. The right to receive dividends shall be noncumulative; however the Company shall not declare or pay any distributions on shares of common stock until the preferred stockholders have received a cumulative distribution at the rate specified above.

              LIQUIDATION PREFERENCE - In certain events, including liquidation, dissolution or winding up of the Company, including a consolidation or merger and conveyance of substantially all of the assets of the Company, the holders of Series A preferred stock have a preference in liquidation over the common stockholders equal to the original issue price of $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon. If the assets of the Company are not sufficient to fulfill the liquidation amount, the stockholders will share in the liquidation amount on a pro rata basis.

              SALE OF THE COMPANY - In the event the Board of Directors decides to pursue the sale of the Company, the founders shall be given the first right of refusal to acquire the Company. If none of the founders exercise this right, NDCHealth has the option to purchase the Company (see Note 16).

              VOTING RIGHTS - Each holder of preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which they are then convertible. Holders of Series A preferred stock, voting as a separate class, are entitled to elect or remove from office the founders' members of the Company's Board of Directors.

              CONVERSION - Each share of preferred stock is automatically convertible into one share of Class B common stock (subject to customary adjustments to protect against dilution) upon the closing of a public offering of the Company's common stock that results in gross proceeds of at least $50,000,000.

11.           INCOME TAXES

              At December 31, 2002, deferred tax assets consist of the following:

                  Net operating loss carryforwards            $ 29,865,000
                  Capitalized start-up costs                     9,789,000
                  Deferred compensation                            293,000
                  Developed internal-use software               (1,994,000)
                  Intangible assets                               (609,000)
                  Other                                         (2,283,000)
                                                              ------------

                  Net deferred tax assets                       35,061,000
                  Deferred tax asset valuation allowance       (35,061,000)
                                                              ------------
                                                              $         --
                                                              ============


              Due to the uncertainty of the Company generating future taxable income, the Company has recorded a valuation allowance against its deferred tax assets.

              A reconciliation of income taxes to the amounts computed by applying the statutory federal income tax rate to the net loss is summarized as follows:

                     Amounts computed at statutory federal rate       $(16,611,000)
                     State taxes                                        (2,430,000)
                     Permanent differences                                  31,000
                     Other                                               1,859,000
                     Intangibles                                           (83,000)
                     Change in valuation allowance                      17,234,000
                                                                      ------------
                                                                      $         --
                                                                      ============


              At December 31, 2002, the Company had $71,876,000 and $71,876,000
              of federal and state net operating loss carryforwards, respectively, which will be limited under Internal Revenues
              Section 382 due to the change in ownership that occurred on December 31, 2002. The federal and state net operating loss carryforwards begin to expire in 2020 and 2010, respectively.


12.           STOCK OPTIONS

              The Company has adopted the 2001 Equity Incentive Plan (the "Plan") providing for the granting of up to 10,280,374 shares of the Company's common stock. The Plan provides for the granting of stock options and restricted stock awards. Incentive stock options granted under the Plan must be granted with strike prices not less than the fair market value. Non-qualified stock options granted under the Plan must be granted with strike prices not less than 85% of fair market value. Options generally expire ten years from the date of grant. Option vesting is determined by the Board of Directors upon each grant and is generally a five-year period.

              In June 2000, the Company entered into a five-year employment agreement with an executive under which the Company issued stock options to purchase 2,803,738 shares of common stock and is obligated to issue 847,458 shares of restricted common stock to the executive. If the executive's employment terminates, other than for cause, prior to the fifth anniversary of the executive's hire date, the Company is obligated to repurchase all of the restricted common stock for an aggregate price equal to the greater of the then fair market value or $1,000,000. Commencing on the fifth anniversary of the executive's hire date, the executive has a right to sell all or some of his shares of restricted common stock and stock option shares to the Company for a guaranteed fixed pre-tax gain of $7,000,000 in the aggregate assuming all shares were repurchased. This amount was being recognized as compensation expense on a straight-line basis over the five-year service period. Through December 31, 2002, $3,558,000 had been recorded as deferred compensation; however, this amount was adjusted to $1,000,000 pursuant to a separation agreement entered into with the executive on December 31, 2002 (see Note 16). As a result, the Company has recorded a gain of $2,558,000 pursuant to this event.

              During 2002, no options were granted or exercised and options for 3,738,318 shares (including those of the executive noted above) were forfeited/cancelled (with an average exercise price of $1.32).

              At December 31, 2002, 5,566,233 shares were available for future grants under the Plans.

              The following table summarizes information regarding options outstanding as of December 31, 2002 (see Note 16):


                                        OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                          -------------------------------------------------    ------------------------------
                                               WEIGHTED-        WEIGHTED-                         WEIGHTED-
           RANGE OF                             AVERAGE          AVERAGE                           AVERAGE
           EXERCISE           NUMBER           REMAINING        EXERCISE          NUMBER          EXERCISE
            PRICES         OUTSTANDING       LIFE (YEARS)         PRICE         EXERCISABLE         PRICE
         -------------    ---------------    --------------    ------------    --------------    ------------
            $1.18             2,453,271            8.5             $1.18           981,308           $1.18
            $2.30             2,260,870            8.7             $2.30           452,174           $2.30
                          -------------                                        -----------
                              4,714,141                                          1,433,482           $1.53
                          =============                                        ===========


              PRO FORMA EMPLOYEE COMPENSATION EXPENSE

              Had compensation cost for the Company's stock-based compensation been determined based on fair value of the options at the date of the grant, the Company's net loss would not have been materially different from the net loss reported for 2002.

              The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants during 2001: dividend yield of 0%, expected life of five years, expected volatility of 0%, and risk-free interest rate of 6%. No options were granted during 2002.


13.           EMPLOYEE BENEFIT PLANS

              The Company maintains a 401(k) retirement plan for substantially all employees who meet certain minimum lengths of employment and minimum age requirements. Contributions are made by employees based on the lesser of 60% of eligible compensation or the deferral limit set by the government ($11,000 in 2002). Non-discretionary employer matching contributions are made up to 100% of the employee's pretax contribution up to a maximum of 6% of eligible compensation. Matching contributions vest under a five-year schedule, based on completed full years of service, as follows: 20% after one year; 40% after two years; 60% after three years; 80% after four years; and 100% after five years. Matching contributions totaling $668,000 for the year ended December 31, 2002 have been expensed.

14.           RELATED PARTY TRANSACTIONS

              The Company was founded by seven leading insurance companies who are expected to be among the Company's primary customers (the "Founders"). In August 2001, the Company entered into service agreements with each of the Founders under which the Company will facilitate specified business transactions for fees. These agreements have a term of two years and automatically renew for successive annual periods, if not cancelled by either party.

              At December 31, 2002 the Company has accounts receivable from its Founders in the aggregate amount of $419,000. During 2002, the Company recognized revenue of $1,983,000 from its Founders.

              At December 31, 2002, the Company has accounts receivable from NDCHealth of $1,315,000 and accounts payable and accrued liabilities due to NDCHealth of $2,053,000. During 2002, the Company transacted the following with NDCHealth (i) recognized revenue of $4,897,000; (ii) recognized the reimbursement of expenses of certain operating costs of $569,000; and (iii) incurred amounts payable to under revenue sharing, rebate and expense reimbursement agreements totaling $3,509,000.

15.           COMMITMENTS AND CONTINGENCIES

              LEASES
              The Company leases facilities and equipment under non-cancelable operating and capital leases which expire on varying dates through 2006. The Company's future minimum payments under non-cancelable operating and capital leases are as follows:


                                               CAPITAL        OPERATING
YEAR ENDING DECEMBER 31,                        LEASES          LEASES
------------------------                     -----------      ------------
      2003                                     $ 338,000       $ 1,987,000
      2004                                       190,000         1,671,000
      2005                                        28,000           230,000
      2006                                        15,000             9,000
                                             -----------       -----------
                                                 571,000       $ 3,897,000
                                                               ===========
      Less amounts representing interest         (63,000)
                                             ------------

      Future minimum lease obligation            508,000
      Less current portion                      (314,000)
                                             ------------
                                               $ 194,000
                                             ============


              During 2002, the Company acquired assets under capital leases totaling $84,000. Assets under capital leases included in property and equipment at December 31, 2002 had a net book value of $374,000, which includes accumulated amortization of $215,900.

              Rent expense was $2,155,000 for the year ended December 31, 2002. Certain facility operating leases contain escalation clauses. The Company recognizes rent expense on a straight-line basis over the related lease term.

              In connection with its facilities lease in San Diego, California, the Company entered into an irrevocable letter of credit in the amount of $750,000. The letter of credit expires September 30, 2004. In an effort to control its operating costs, the Company has engaged a commercial real estate broker to assist the Company in subleasing or terminating its facilities lease in San Diego. As of December 31, 2002, gross rents of $2,509,000 remain on this property through September 2004 and are included in the table above.

              EMPLOYMENT AGREEMENTS

              The Company entered into employment agreements with certain executives that provide for cash severance payments if the executives are terminated without cause. The Company's aggregate commitment under these agreements is $1,535,000 at December 31, 2002.

              The Company has entered into retention agreements with several key management employees. The bonuses due under these retention agreements are payable in two parts: 50% upon a change of control of the Company and 50% upon the earlier to occur of (i) 90 days following the change in control event or (ii) involuntary termination of the employee. As of December 31, 2002, the Company's total potential commitment under these retention agreements was $257,000.

              SERVICES AGREEMENT

              In April 2002, the Company entered into a three-year information technology services agreement to outsource certain hosting, system maintenance and operation services. Actual service fees are based on the number of transactions processed by the software being supported; however, the Company is committed to pay a minimum annual service fee of $1,212,000. At December 31, 2002, $790,000 is accrued towards this minimum annual amount. The Company has the option to cancel the agreement by providing 90 days notice and paying an early termination fee which will be equal to between one and three months' average transaction fees, depending upon when the agreement is terminated.

16.           ACQUISITION BY PROXYMED

              On December 31, 2002, the Company was sold to a wholly-owned subsidiary of ProxyMed for $10.0 million in cash and $13.4 million in 4% Convertible Notes paid to the founders due December 31, 2008.

              As a result of this transaction, the following events took place
              (i) all capital stock held by the Founders, including any restricted stock held by other parties as part of compensation-related plans, were cancelled; (ii) all notes payable, convertible notes and related accrued interest to the Founders (except for the $2,300,000 issued to NDC Health in the Acquisition, plus $198,000 of accrued interest on this note, and a $2,569,000 note payable issued to NDCHealth on December 31, 2002) were cancelled; (iii) all stock options outstanding under the Company's 2001 Equity Incentive Plan were cancelled; and (iv) NDC Health waived its right of first refusal to purchase the Company.

              Subsequent to the acquisition by ProxyMed, the Company's senior management team was terminated along with approximately 20% of the general workforce in an effort to control costs. Additionally, the Company has attempted to enter into financing agreements with certain major vendors and, as noted in Note 15, has attempted to sublease or terminate is facilities lease in San Diego as a means to curtail cash flow.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), dated as of December 5, 2003, is entered into by and among ProxyMed, Inc., a Florida corporation ("Parent"), PlanVista Corporation, a Delaware corporation (the "Company"), and Planet Acquisition Corp., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent.

         WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and in the best interests of the Company, the holders of the Series C Preferred Stock, par value $0.01 per share of the Company (the "Series C Stock") and the holders of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), and has approved this Agreement, declared its advisability, and recommended that the stockholders of the Company adopt this Agreement;

         WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and in the best interests of Parent and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended that the stockholders of Parent approve the issuance of shares of common stock, par value $0.001 per share, in Parent ("Parent Common Stock") in connection with the Merger and the other transactions contemplated hereby;

         WHEREAS, the Board of Directors of Sub has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Sub and in the best interests of Sub and its stockholder and has approved this Agreement, declared its advisability, and recommended that Parent adopt this Agreement;

         WHEREAS, Parent, in its capacity as sole stockholder of Sub, will adopt this Agreement in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DGCL") immediately after the execution and delivery of this Agreement; and

         WHEREAS, for federal income tax purposes, it is intended by Parent, Sub and the Company that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of "reorganization;"

         WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Company and certain shareholders of Parent (the "Parent Voting Shareholders") are entering into an agreement, dated as of the date hereof (the "Parent Voting Agreement") pursuant to which the Parent Voting Shareholders will agree to vote all of their shares of Parent Common Stock in favor of the issuance of shares of Parent Common Stock in connection with the Merger and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Parent Voting Agreement, substantially in the form attached hereto as Exhibit A;

         WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and Sub and certain stockholders of the Company (the "Company Voting Stockholders") are entering into an agreement, dated as of the date hereof (the "Company Voting Agreement") pursuant to which the Company Voting Stockholders will agree to vote all of their shares of Company Common Stock or Series C Stock, as the case may be, in favor of the adoption of this Agreement and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Company Voting Agreement, substantially in the form attached hereto as Exhibit B; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, the parties hereto agree as follows:

                             ARTICLE I. THE MERGER

1.01. The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Sub, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Sub.

1.02. Effective Time; Closing. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making all other filings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties hereto agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing (the "Closing") shall be held at 10:00 a.m., Eastern Standard Time, at the offices of Holland & Knight LLP, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301, or at such other time and location as the parties hereto shall otherwise agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

1.03. Effects. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

1.04. Certificate of Incorporation and By-laws.

         (a) The Certificate of Incorporation of the Company shall be amended in the Merger to read in its entirety in the form of Exhibit C attached hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.05).

         (b) Subject to Section 6.06, at the Effective Time, Parent shall cause the By-laws of Sub, as in effect immediately prior to the Effective Time, a copy of which has been provided to the Company prior to or on the date of this Agreement, to be the By-laws of the Surviving Corporation until thereafter changed or amended as provided by applicable Law.

1.05. Directors. At the Closing, Parent shall take all requisite action to cause the directors of Sub to be the directors of the Surviving Corporation and such directors shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.06. Officers. At the Closing, Parent shall designate the officers of the Surviving Corporation and such officers shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                 ARTICLE II. EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

         (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"), and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Sub common stock shall evidence ownership of such shares of Surviving Corporation Common Stock.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock or warrant for the purchase of shares of Company Common Stock that is owned directly by the Company, Parent or Sub or any direct or indirect wholly owned subsidiary of Company or of Parent shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor. Parent agrees that its warrant to purchase Company Common Stock will be canceled at the Effective Time with no consideration being deliverable in respect thereof.

         (c) Stock Options.

                  (i) All stock options ("Company Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under those stock options plans described in Schedule 2.01(c) (collectively, the "Company Stock Option Plans"), and all stock appreciation rights linked to the price of Company Common Stock and granted under any Company Stock Option Plan (a "Company SAR") shall be canceled at or prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to effect such cancellation. The Company Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of Company Option or Company SARs or any participant in any Company Stock Option Plan or other Company benefit plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation. For purposes of the foregoing, those certain warrants dated April 12, 2002 between the Company and Centra Benefits Services, Inc. for the purchase of an aggregate of 200,00 shares of Company Common Stock at a price of $6.398 per Company share may not be canceled by the Company prior to the Closing. The Company represents that if such warrants are not canceled such warrants will be adjusted such that they are exercisable for the purchase of up to 17,379 shares of Parent Common Stock at an exercise price of $73.63 per share. The Company agrees to use commercially reasonable efforts to cause such warrants to be canceled prior to the Closing.

                  (ii) At the Effective Time, the Compensation Committee of the Board of Directors of Parent (the "Parent Compensation Committee") shall grant to those officers and employees of the Company identified by the Compensation Committee of the Board of Directors of the Company (the "Company Compensation Committee") who continue as officers and employees of the Surviving Corporation after the Closing, options under Parent's stock option plans to purchase an aggregate of 200,000 shares of Parent Common Stock in amounts as determined by the Company Compensation Committee. The persons named to receive such options and the amounts thereof must be approved by the Parent Compensation Committee provided that the Parent Compensation Committee shall not unreasonably withhold, delay or condition such approval. The options so granted shall have an exercise price equal to the lower of the last reported sale price of the Parent's Common Stock on the Nasdaq Stock Market on the Closing Date or $17.74 per share. All such options shall vest over a three year period commencing on the grant date, such that two-thirds of each such option shall vest on the first anniversary of the grant date, and the remaining one-third of each such option shall vest on the third anniversary of the grant date.

                  (iii) Schedule 2.01(c) sets forth a list of all Company Options and Company SARs as of the date hereof, including the name of the holder of each such Company Option or Company SAR, the number of shares of Company Common Stock subject thereto, the exercise price thereof and whether vesting of such Company Option or Company SAR would (but for the operation of paragraph 2.01(c)(i)) be accelerated immediately prior to the consummation of the Merger (either alone or in conjunction with any other event).

                  (iv) The Company has heretofore taken or shall take all actions with respect to the Company Stock Option Plans and the Company Options and Company SARs that are necessary to implement the provisions of this and the other matters noted in Schedule 2.01(c). Parent has heretofore taken or shall take all actions that are necessary to implement the provisions of this Section 2.01(c), including all corporate action necessary to reserve for issuance 200,000 shares of Parent Common Stock for delivery upon exercise of new Parent options pursuant to the terms set forth in this Section 2.01(c).

         (d) Conversion of Company Common Stock.

                  (i) Subject to Sections 2.01(b) and 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and automatically converted (subject to Section 2.02(e)) into the right to receive a fraction of one fully paid and nonassessable share of Parent Common Stock, the numerator of which is (A) 1,826,829 (the "Common Pool") and the denominator of which is (B) the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (such fraction being referred to in this Agreement as the "Common Stock Exchange Ratio") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.02. Notwithstanding the foregoing, in the event any shares of Series C Stock shall convert into Company Common Stock after the execution and delivery hereof, (I) the Common Pool shall be increased by a number equal to the following: the number of shares of Company Common Stock issued upon such conversion of Series C Stock, multiplied by a fraction, the numerator of which is (A) the Common Pool immediately prior to such conversion and the denominator of which is (B) the total number of issued and outstanding shares of Company Common Stock immediately prior to such conversion; and (II) the Preferred Pool shall be decreased by the same amount that the Common Pool is increased.

                  (ii) Subject to Sections 2.01(b) and 2.02(e), each share of Series C Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and automatically converted (subject to Section 2.02(e)) into the right to receive a fraction of one fully paid and nonassessable share of Parent Common Stock, the numerator of which is (A) 1,773,171 (the "Preferred Pool") and the denominator of which is (B) the total number of issued and outstanding shares of Series C Stock immediately prior to the Effective Time (such fraction being referred to in this Agreement as the "Series C Exchange Ratio") upon surrender of the certificate representing such share of Series C Stock in the manner provided in
Section 2.02.

                  (iii) The shares of Parent Common Stock issuable upon the conversion of shares of Company Common Stock and Series C Stock pursuant to this
Section 2.01 are referred to collectively as the "Merger Consideration." As of the Effective Time, all shares of Company Common Stock and Series C Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Series C Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

                  (iv) The Common Stock Exchange Ratio and the Series C Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock, Company Common Stock or Series C Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock, Company Common Stock or Series C Stock occurring on or after the date hereof and prior to the Effective Time.

                  (v) In the event that the actual amount of Capped Expenses (as such term is defined in Section 3.18(b)) exceed the amount of such Capped Expenses set forth on Schedule 3.18(b), then the total number of shares of Parent Common Stock issuable as Merger Consideration shall be reduced by an amount equal to (A) the difference between the actual amount of the Capped Expenses and the amount of such Capped Expenses set forth on Schedule 3.18(b) divided by (B) $14.25 (such number of shares of Parent Common Stock being referred to as the "Adjustment Shares"). The Common Pool will be reduced by an amount equal to the number of Adjustment Shares multiplied by a fraction the numerator of which is the then Common Pool and the denominator of which is the sum of the then Common Pool and the Preferred Pool, and the Preferred Pool will be reduced by an amount equal to the number of Adjustment Shares multiplied by a fraction the numerator of which is the then Preferred Pool and the denominator of which is the sum of the then Common Pool and the Preferred Pool.

         (e) 401(k) Plans. To the extent requested in writing by Parent no later than ten business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of the Closing Date, any Company Plan (as defined in Section 3.11(a)) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the "401(k) Plans") in accordance with the provisions of the 401(k) Plans and applicable Law.

         (f) Severance Agreements. Upon the request of Parent, the Company and its subsidiaries agree that they shall terminate any and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the Closing Date other than agreements that by their terms cannot be unilaterally terminated by the Company and are set forth on Schedule 2.01(f).

2.02. Exchange of Certificates.

         (a) Exchange Agent. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") in the Merger and shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company.

         (b) Exchange Fund. At the Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article II, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01(d) and Section 2.02(e) in exchange for outstanding shares of Company Common Stock.

         (c) Exchange Procedures. Immediately after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Series C Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.01(d), cash in lieu of any fractional shares pursuant to Section 2.02(e) and any dividends or other distributions pursuant to
Section 2.02(d), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(d) (which shall be in uncertificated book entry form unless a physical certificate is requested or required by applicable law or regulation), payment in lieu of fractional shares that such holders have the right to receive pursuant to
Section 2.02(e) and any dividends or distributions payable pursuant to Section 2.02(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the number of full shares of Parent Common Stock which such shares of Company Common Stock or Series C Stock shall be entitled pursuant to the terms hereof and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.02(e) and any dividends or distributions payable pursuant to Section 2.02(d). No interest will be paid or accrued on any cash payable in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Series C Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock and cash may be issued to a transferee if the Certificate representing such shares of Company Common Stock or Series C Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) immediately after such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.01(d), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

         (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock or Series C Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 2.02(f), which is required to be withheld with respect thereto, equal to the product of:
(i) such fraction, multiplied by (ii) the average closing sale price of one share of Parent Common Stock for the ten most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Closing Date, as reported on The Nasdaq Stock Market.

         (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Series C Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Law (as defined in Section 3.05(a)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

         (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock or Series C Stock formerly represented by such Certificates were converted into the right to receive pursuant to Section 2.01(d), cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.02(e) and any dividends or distributions payable pursuant to Section 2.02(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         (h) No Liability. Notwithstanding anything to the contrary in this
Section 2.02, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock, Company Common Stock or Series C Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Series C Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of

Company Common Stock or Series C Stock who have not theretofore complied with the provisions of this Section 2.02 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(d), in each case, without any interest thereon.

         (j) Dissenting Shares. Any Dissenting Shares will not be converted into the right to receive shares of Parent Common Stock as provided in Section 2.01(d) and cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e), but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. The Company will give Parent prompt notice (and in any case, within one business day) of any demand received by the Company for appraisal of shares of Company Common Stock or Series C Stock, and Parent and the Company will jointly control all negotiations and proceedings with respect to such demand. The Company agrees that, except with Parent's prior written consent which shall not be unreasonably withheld, delayed or conditioned, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Company stockholder fails to make an effective demand for payment or otherwise loses its status as a holder of Dissenting Shares, Parent will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Company stockholder of its Certificate(s), the shares of Parent Common Stock, any cash payment in lieu of fractional shares, and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(d), in each case without interest thereon, to which such Company stockholder would have been entitled to under Section 2.01(d) and Section 2.02(e), subject to the other provisions of this Agreement. "Dissenting Shares" means any shares of Company Common Stock or Series C Stock that are outstanding immediately prior to the Effective Time held by a person who has properly demanded appraisal for such shares in accordance with the DGCL in connection with the Merger.

2.03. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.02(e) or Section 2.02(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Series C Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Series C Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.04. Restricted Stock. If any shares of Company Common Stock or Series C Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Company upon any termination of the stockholder's employment, directorship or other relationship with Company (and/or any Affiliate (as defined herein) of Company) under the terms of any restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued upon the conversion of such shares of Company

Common Stock or Series C Stock in connection with the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

2.05. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

2.06. Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Parent shall cause Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule delivered by the Company to the Sub and the Parent in connection with the execution of the Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub all of the statements contained in this Article III. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in Article III and shall qualify only the corresponding sections in this Article and any other section hereof where it is reasonably clear upon a reading of such disclosure that the disclosure should apply to such other section.

3.01. Organization, Standing and Power.

         (a) The Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually and in the aggregate, has not had and would not reasonably be likely to have a material adverse effect on (i) the business, assets, liabilities, capitalization, operations, financial condition, or results of operation of the Company and the Company Subsidiaries, taken as a whole, including a termination of the Company's relationship with a material customer or a substantial diminution in such relationship, (ii) the ability of the Company to consummate the Merger and the transactions contemplated thereby or perform its obligations under this Agreement, or (iii) the ability of Parent to operate the business of the Company and each of the Company Subsidiaries immediately after the Closing (collectively, a "Company Material Adverse Effect"); provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor taken into account in determining whether a Company Material Adverse Effect has occurred: (i) general economic or financial market conditions or conditions generally affecting the industry in which the Company is engaged,
(ii) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (iii) compliance with the terms and conditions of this Agreement, (iv) a change in the stock price or trading volume of the Company (or any failure of the Company to meet published revenue or earnings projections), provided that clause (iv) shall not exclude any underlying effect which is attributable to any of the foregoing and may have caused a failure of the Company to meet published revenue or earnings projections, (v) any election of stockholders of the Company to seek appraisal of their shares in accordance with the DGCL, (vi) any change in accounting requirements or principles or any change in applicable Laws, rules, or regulations or the interpretation thereof, or (vii) any litigation or other similar proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby.

         (b) The Company and each Company Subsidiary is duly qualified or licensed to do business in, and is in good standing in, each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to do so would cause a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

3.02. Company Subsidiaries; Equity Interests.

         (a) Schedule 3.02 lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned subsidiary of Company, or Company and another wholly-owned subsidiary of Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

         (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in Schedule 3.02, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.03. Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock and 20,000,000 shares of preferred stock, 40,000 of which are designated as Series C Stock and the remainder of which are undesignated.

At the close of business on December 4, 2003, (i) 16,995,481 shares of Company Common Stock were issued and outstanding, (ii) 33,536 shares of the Company's Series C Stock were issued and outstanding, (iii) 7,940 shares of Company Common Stock were held by the Company in its treasury, (iv) 5,426,869 shares of Company Common Stock were subject to outstanding Company Options granted under Company Stock Option Plans and 299,031 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Option Plans, (v) 25,215,038 shares of Company Common Stock were reserved for issuance upon the conversion of issued and outstanding Series C Stock, (vi) 35,492 shares of Company Common Stock have yet to be issued under Company Director Equity Plans and 3,016 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Director Equity Plans, (vii) 61,192 shares of Company Common Stock have been issued under Company Options granted under Company Stock Purchase Plans and 188,808 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plans, (viii) 96,000 shares of Company Common Stock were subject to outstanding Company Options granted under Company Consultant Stock Option Plans and 3,800 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Consultant Stock Option Plans, (ix) 200,000 shares of Company Common Stock were reserved for issuance upon the conversion of issued and outstanding Company warrants, excluding the Company warrant held by Parent and (x) 4,785,085 shares of Company Common Stock reserved for issuance upon the conversion of the Centra Benefit Services, Inc. and PVC Funding Partners LLC notes. Except as set forth above, at the close of business on December 4, 2003, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding other than shares reserved for issuance for the Company's make-whole obligation set forth in the Registration Rights Agreement between the Company and HealthPlan Holdings, Inc. dated June 18, 2001 and shares reserved for issuance upon the exercise of the Company Warrant held by Parent. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or Series C Stock may vote ("Voting Company Debt"). Except as set forth on Schedule 3.03, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. No anti-dilution rights or pre-emptive rights of any capital stock or other securities issued by the Company shall be triggered as a result of the transactions contemplated hereby. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Neither the Company nor any of its affiliates, as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act") (each, an "Affiliate"), is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries. There are no registration rights of any nature granted by the Company or any of the Company Subsidiaries.

3.04. Authority; Execution and Delivery; Enforceability.

         (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining adoption of this Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the Company's Common Stock and the Series C Stock, voting together as a single class (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and the Ancillary Agreements, and this Agreement and the Ancillary Agreements constitute a legal, valid and binding obligation (subject to the Company Stockholder Approval with respect to the Merger if required by Law) of the Company, enforceable against it in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         (b) The Board of Directors of the Company has unanimously (except for Michael Falk, who abstained from voting) by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified (i) determined that the Merger is fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) declared the advisability of the Agreement and recommended that the stockholders of the Company adopt this Agreement, and (iv) directed that such matter be submitted to Company stockholders at the Company Stockholders' Meeting (as defined below). No state anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each a "Takeover Statute") (including Section 203 of the DGCL, which is inapplicable to the Company) is applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger without any further action on the part of the Company or its Board of Directors or any committee thereof. The restrictions on business combinations (as defined in Section 203(c)(3) of the DGCL) contained in Section 203 of the DGCL do not apply to this Agreement, the Merger or the transactions contemplated thereby or hereby pursuant to Section 203(b)(4) of the DGCL.

3.05. No Conflicts; Consents.

         (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or
(iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign ("Law"), applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission ("SEC") of (A) a proxy or information statement relating to the adoption of this Agreement by the Company's stockholders, and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 6.10, (v) compliance with and filings under any foreign jurisdictions, in each case if and to the extent required, and (vi) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.06. SEC Documents; Undisclosed Liabilities; Closing Date Liabilities.

         (a) The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by the Company and the Company Subsidiaries since December 31, 2000 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Filed Company SEC Documents"). As of their respective dates, each Filed Company SEC Document, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 since the applicable effective date thereunder and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed on March 31, 2003) as amended by the amendment filed on November 25, 2003. (the "2002 Form 10-K"), its definitive Proxy Statement with respect to its 2002 Annual Meeting (filed on April 18, 2003), and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (filed on November 14, 2003) (collectively, the "2003 SEC Documents") taken together do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Filed Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of the dates of their respective filing, were prepared in accordance with generally accepted accounting principles applicable in the United States of America ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (b) Except as set forth in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Company SEC Documents.

         (c) Excluding the Series C Stock for purposes hereof, debt that would be required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, if such a balance sheet were prepared at and as of the date immediately preceding the Closing Date (but after giving effect to the transactions contemplated to be consummated at the Closing), will not exceed an aggregate of $26,700,000 and will consist only of the debt set forth on Schedule 3.06(c).

3.07. Information Supplied. The information supplied by the Company for inclusion in the Form S-4 Registration Statement (or any similar successor form thereto) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in connection with the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is mailed to the Company's stockholders or Parent's stockholders, at the time of the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to consider the Company Stockholder Approval, at the time of the meeting of Parent's stockholders (the "Parent Stockholders' Meeting") to consider the Parent Stockholder Approval (as defined in Section 4.05) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The proxy statement included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent.

3.08. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company has conducted its business only in the ordinary course, and during such period there has not been:

                  (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or Series C Stock or any repurchase for value by the Company of any Company Common Stock or Series C Stock (other than dividends in Series C Stock to Series C Stockholders in accordance with the terms thereof and payments of interest in common stock under the Centra Benefit Services, Inc. and PVC Funding Partners LLC notes totaling in the aggregate approximately $4,788,085);

                  (iii) any split, combination or reclassification of any Company Common Stock or Series C Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Series C Stock;

                  (iv) (A) any granting by the Company or any Company Subsidiary to any current or former director, officer or employee of the Company or any Company Subsidiary of any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice and except for Company Stock Options that are reflected as outstanding in clause (iii) of
Section 3.03, (B) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any material increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that are entered into in the ordinary course of business consistent with past practice;

                  (v) any termination of employment or departure of any key employee of the Company or any Company Subsidiary;

                  (vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                  (vii) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

                  (viii) any notification or, to the knowledge of the Company, threat, whether oral or in writing, that and there have not been, one or more material distributors, licensors, networks, customers or suppliers that have terminated or intend to terminate their respective business relationships or have modified or intend to modify such relationships with the Company and the Company Subsidiaries in a manner which would have a Company Material Adverse Effect.

3.09. Taxes.

         (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes of the Company and each of the Company Subsidiaries have been timely paid, except to the extent that any failure to pay, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

         (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income). No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or waiver, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of the Company Subsidiaries. All material assessments for Taxes due with respect to completed and settled audits or proceedings or any concluded litigation have been fully paid, and the Company has delivered to Parent correct and complete copies of all examination reports and statements of deficiency with respect to such audits, proceedings, and litigations.

         (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP) on the property or assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

         (e) No claim has been made by any authority in a jurisdiction within which the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

         (f) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (g) The Company has delivered to Parent correct and complete copies of all federal, state and local income Tax Returns, of the Company and the Company Subsidiaries for the last four taxable years.

         (h) Neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).

         (i) Neither the Company nor any of the Company Subsidiaries (A) is or has been a member of any "affiliated group" within the meaning of Code ss.1504(a) (or any similar provision of state, local or foreign law) (an "Affiliated Group") filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and the Company Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (j) Neither Company nor any of its Company Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Each of Company and its Company Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of the Code ss.6662. Neither Company nor any of its Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

         (k) Schedule 3.09 sets forth the following information with respect to each Company and its Company Subsidiaries (or, in the case of clause (B) below, with respect to each of the Company Subsidiaries) as of the most recent practicable date: (A) the basis of Company or Company Subsidiary in its assets;
(B) the basis of the stockholder(s) of the Company Subsidiary in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Company Subsidiaries; and (D) the amount of any deferred gain or loss allocable to Company or Company Subsidiary arising out of any intercompany transaction. The information required to be included on Schedule 3.09 pursuant to clause (B) may be provided after the date hereof and prior to the Closing.

         (l) None of Company and Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss.7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code ss.1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

         (m) Neither Company nor any Company Subsidiary has experienced an ownership change within the meaning of Code ss.382(g) that affects its net operating loss.

         (n) For purposes of this Agreement:

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

          "Tax Return" means any Federal, state, local, provincial or foreign Tax return, declaration, statement, report, schedule, form attachment or information return relating to Taxes and any amendment thereof.

3.10. Employees.


         (a) (i) The Company and the Company Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (ii) neither the Company nor any of the Company Subsidiaries has received written notice of any charge or complaint against the Company or any of the Company Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (iii) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries; (iv) neither the Company nor any of the Company Subsidiaries has received notice that any representation petition respecting the employees of the Company or any of the Company Subsidiaries has been filed with the National Labor Relations Board, and, to the knowledge of the Company, there has been no labor union prior to the date hereof organizing any employees of the Company or any of its Subsidiaries into one or more collective bargaining units;
(v) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to the knowledge of the Company, threatened by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries alleging breach of any express or implied contract of employment; (vi) the Company has not received any written notice that a federal, state, or local agency responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company or any of the Company Subsidiaries and no such investigation is in progress; (vii) there are no personnel arrangements, understandings, policies, rules or procedures (whether written or oral) applicable to employees of the Company or any of the Company Subsidiaries other than those set forth in Schedule 3.10(a), true, correct and complete copies of which have heretofore been delivered to Parent; and (viii) there are no employment contracts, severance agreements, confidentiality agreements (other than standard employee non-disclosure agreements as contemplated by Section 3.10(vii)) or any other agreements (whether written or oral) with any employees of the Company or any Company Subsidiary thereto.

         (b) The Company and the Company Subsidiaries are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar state statute. None of the employees of the Company or any of the Company Subsidiaries have suffered an "employment loss" (as defined in WARN) during the ninety (90)-day period prior to the execution of this Agreement.

         (c) Neither the Company nor any of the Company Subsidiaries is bound by any contract, arrangement, understanding, policy, rule or procedure (whether written or oral) that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

         (d) To the Company's knowledge, no executive officer or key employee has any plans to terminate employment with the Company or the Company Subsidiaries.

         (e) The Company and each of the Company Subsidiaries are compliant in all material respects with all legal requirements relating to the collection and use of personally identifiable health information as required by HIPAA ("PHI") gathered in the course of its respective operations, and the Company and each of the Company Subsidiaries are compliant in all material respects with the rules, policies and procedures established by the Company from time to time with respect to the foregoing. No claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries (and to the knowledge of Company, no such claims are likely to be asserted or threatened against Company or any of its subsidiaries) by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not materially breach or otherwise cause any material violation of any terms and conditions of any Contract or applicable privacy policy of Company expressly governing the collection and use of PHI. To the knowledge of the Company, since April 14, 2003 there has been no unauthorized access to or other material misuse of PHI.

3.11. Employee Benefits.

         (a) Schedule 3.11 contains a true and complete list of each Employee Benefit Plan that any of the Company and the Company Subsidiaries maintains or to which any of the Company and the Company Subsidiaries contributes or has an obligation to contribute relating to current or former employees, officers or directors (or their beneficiaries) of the Company and the Company Subsidiaries (each a "Company Plan"). "Employee Benefit Plan" means any (a) deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or fringe benefit plan or program or (c) profit sharing, savings, stock option, restricted stock, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, termination, insurance, severance plan, supplemental benefit, medical, education reimbursement or other benefit plan, program, agreement or arrangement which is not an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan maintained or contributed to or required to be contributed to by the Company or by any trade or business whether or not incorporated that together with the Company or by any trade or business, whether incorporated, that together with the Company would be deemed a "single employer" within the meaning of section 4021 of ERISA (a "Company ERISA Affiliate") or with respect to which the Company or any Company ERISA Affiliate could incur liabilities under Section 4069 of ERISA. "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2). "Employee Welfare Benefit Plan" has the meaning set forth in ERISA 3(1). "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (i) Each Company Plan (and each related trust, custodial account insurance contract, or fund) complies in form and in operation with its terms, the applicable requirements of ERISA, the Code, and other applicable Laws.

                  (ii) All required returns, reports and descriptions (including Form 5500 Annual Returns/Reports, "top-hat" plan notices, Summary Annual Reports, PBGC-l's, and Summary Plan Descriptions) have been filed or distributed appropriately and in a timely fashion in accordance with applicable law with respect to each Company Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss. 4980B, collectively the "COBRA Requirements", have been met with respect to each Company Plan which is an Employee Welfare Benefit Plan subject to the COBRA Requirements.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are (or previously have been) due have been paid in a timely fashion in accordance with applicable law to each Company Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid in a timely fashion with respect to each Company Plan, which is an Employee Welfare Benefit Plan.

                  (iv) Each Company Plan which is an Employee Pension Benefit Plan intended to be qualified under Code ss. 401(a) timely received a favorable determination letter from the IRS to the effect that the Plan is so qualified under ss. 401 of the Code and that the trust maintained pursuant thereto is exempt from federal income taxation under ss. 501 of the Code and nothing has occurred since the date or dates of such determination letter or letters from the IRS which is reasonably likely to adversely affect the qualified status of such Plan or the exempt status of any such trust.

                  (v) With respect to each Company Plan, to the extent applicable or to the extent the Company has been required to prepare or maintain such documents by applicable law, the Company has delivered to Parent and Sub correct and complete copies of the plan documents, related trust agreement and insurance contracts, including any amendments and descriptions of vacation and severance policies, and summary plan descriptions, summary of material modifications, and all material communications to participants, the most recent determination letter received from the Internal Revenue Service with respect to such Plan that is intended to be qualified under ss. 401(a) of the Code, the most recent Form 5500 Annual Return/Report, any communication with the Internal Revenue Service or the Department of Labor regarding the compliance or non-compliance of any Company Plan with applicable law, and all related trust agreements, insurance contracts, and other funding agreements which implement such Employee Benefit Plan.

         (b) With respect to each Employee Benefit Plan that any of the Company, the Company Subsidiaries and the Controlled Group of Corporations (as defined in Code ss. 1563) which includes the Company and the Company Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (i) Neither the Company nor any Company ERISA Affiliate has any actual or contingent liability under Title IV of ERISA or Code ss. 412 (other than payments to the PBGC) including without limitation any liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or a withdrawal of any Employee

Benefit Plan subject to Title IV of ERISA or a withdrawal from a "multiemployer" plan as discussed under ss. 4063 of ERISA and, no fact or event exists which is reasonably likely to give rise to such liability.

                  (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the knowledge of the Company, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 or Code ss. 4975. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the knowledge of the Company threatened. The Company is not aware of any basis for any such action, suit, proceeding, hearing, or investigation.

         (c) None of the Company and the Company Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss. 4980B).

         (d) No promise or commitment to amend or improve any Employee Benefit Plan for the benefit of current or former directors, officers, or employees of the Company or the Company Subsidiaries which is not reflected in the documentation provided to Parent and Sub has been made.

         (e) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in (i) any payment, of severance or otherwise, or acceleration, vesting or increase in benefits under any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of the Company or any of the Company Subsidiaries, or (ii) any payment or benefit under any Company Plan failing to be deductible by reason of Code ss. 280G.

         (f) Without limitation of the foregoing, to the extent a Company Plan which is or has been subject to non-discrimination testing requirements under the Code, ERISA or other applicable law, fails or has failed to satisfy such requirements as of or before the Effective Time, the Company has taken in a timely fashion (as determined by applicable law) the necessary corrective action (which may include qualified nonelective contributions or corrective distributions) so that the Company Plan successfully passed and passes the applicable non-discrimination tests in accordance with applicable Law.

         (g) The Company has made available to Parent and Sub: (i) copies of all employment agreements with the top five most highly compensated executive officers of the Company and the Company Subsidiaries; and (ii) copies of all material plans, programs, agreements, and other arrangements of the Company or the Company Subsidiaries with or relating to its or its subsidiaries' employees which contain change in control provisions. Neither the execution or delivery of this Agreement nor the consummation of the transactions completed hereby will
(I) result in any payment becoming due to any director, officer, or employee of the Company or any of the Company Subsidiaries under any Company Plan or otherwise, which is material in relation to the compensation previously provided to such individual,
(II) materially increase any benefits otherwise payable under any Company Plan, which increase is material in relation to the benefits previously provided, or
(III) result in any acceleration of the time of payment or vesting of any material benefits.

3.12. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any Employee Benefit Plan of the Company and the Company Subsidiaries. As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

3.13. Litigation. Other than any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby, there are no claims, suits, actions, investigations, indictments, or administrative, arbitration or other similar proceedings ("Proceedings") pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and, to the knowledge of the Company, there is not any basis for any such Proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary. Schedule 3.13 lists all pending Proceedings which the Company has notice of and all threatened Proceedings of which the Company has knowledge.

3.14. Compliance With Applicable Laws. The Company and the Company Subsidiaries have complied in a timely manner and in all material respects, with all Laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including Laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust. Neither the Company nor any Company Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law.

3.15. No Illegal Payments, Etc. None of the Company or the Company Subsidiaries, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of the Company Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject any of the Company and the Company Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which, in the case of (i) and (ii), has had or might have, individually or in the aggregate, a Company Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.16. Contracts. Schedule 3.16 lists the following contracts and other agreements to which any of the Company and the Company Subsidiaries is a party, excluding customer contracts and network contracts:

         (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $25,000 in any one year;

         (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year;

         (c) any agreement concerning a partnership or joint venture;

         (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness or under which it has imposed a Lien on any of its assets, tangible or intangible;

         (e) any agreement concerning confidentiality or noncompetition;

         (f) any agreement relating to the Company and the Company Subsidiaries, their assets, liabilities and business, or relating to shares of the Company Common Stock between or among the Company, any of the Company Subsidiaries and any or their Affiliates;

         (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (h) any collective bargaining agreement;

         (i) any agreement providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis or providing severance or retirement benefits;

         (j) any agreement under which it has advanced or loaned any amount to any of its stockholders, Affiliates, directors, officers, or employees other than in the ordinary course of business;

         (k) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect; or

         (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Company has delivered to Parent and Sub a correct and complete copy of each written agreement listed in Schedule 3.16 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.16. Except as disclosed in Schedule 3.15, with respect to each such agreement, neither the Company nor any of the Company Subsidiaries is in material breach or default under, and neither the Company nor any of the Company Subsidiaries has received written notice that it has materially breached or defaulted, any of the terms or conditions of any Company Material Contract.

3.17. Intellectual Property.

         (a) The Company or the Company Subsidiaries have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, trade dress and general intangibles of like nature (collectively, "Trademarks"); Software (as defined below); technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") used in Company's and each Subsidiary's business as currently conducted. The Company or the Company Subsidiaries either (i) own or have the right to use all patents, Trademarks, and copyrights necessary for the conduct of the Company's and each of the Company Subsidiary's businesses as currently conducted, and/or (ii) are validly licensed under third party patents, Trademarks and copyrights necessary for the same. As used in this Agreement, the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Company License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for software already installed by the manufacturer before purchase on computers purchased by the Company, shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which the Company or any of the Company Subsidiaries is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

         (b) Schedule 3.17(b)(1) sets forth, for the Intellectual Property owned by the Company or the Company Subsidiaries, a complete and accurate list of all U.S. and foreign (1) patents and patent applications; (2) issued and pending Trademark registrations (including Internet domain name registrations) and applications and material unregistered Trademarks; and (3) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and current status. Schedule 3.17(b)(2) sets forth a complete and accurate list of all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by the Company or any of the Company Subsidiaries, indicating for each the title, owner/licensor of the Software.

         (c) The Intellectual Property owned by the Company or any Company Subsidiary is free and clear of all Liens.

         (d) The patents, Trademarks and Trade Secrets owned by the Company or any of the Company Subsidiaries are valid and enforceable, in full force and effect, and have not been canceled, expired, or abandoned. The Intellectual Property (other than patents) owned by the Company or any of the Company Subsidiaries is valid and enforceable, in full force and effect, and to the extent such Intellectual Property is the subject of a registration or application (as described in Section 3.17(b)), such Intellectual Property is subsisting and has not been canceled, expired, or abandoned. There is no pending or, to the knowledge of the Company, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any of the items listed in Schedule 3.17(b)(1), or, to the knowledge of the Company, against any Intellectual Property licensed to the Company or the Company Subsidiaries.

         (e) The conduct of the Company's and the Company Subsidiaries' business as currently conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Schedule 3.17(e) lists all U.S. and foreign patents concerning which: (i) the Company has obtained or requested written opinion of counsel; or (ii) the Company has received written allegation or notice of infringement or license offer outside the ordinary course of business. There are no claims or suits pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received any notice of a third party claim or suit against the Company or any of the Company Subsidiaries (1) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

         (f) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any of the Company Subsidiaries are bound which (1) restrict the Company's or the Company Subsidiaries' rights to use any Intellectual Property, (2) restrict the Company's or the Company Subsidiaries' business in order to accommodate a third party's Intellectual Property or (3) permit third parties to use any Intellectual Property owned by the Company or any of the Company Subsidiaries. The Company or the Company Subsidiaries have not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the Company License Agreements, and no royalties, honoraria or other fees are payable by the Company or the Company Subsidiaries for the use of or right to use any Intellectual Property licensed to the Company or the Company Subsidiaries, except pursuant to the Company License Agreements. The Company License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms. There exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or, to the knowledge of the Company, any other party under any such Company License Agreement.

         (g) No Trade Secret of the Company or the Company Subsidiaries have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company and the applicable Subsidiary's proprietary interests in and to such Trade Secrets. Neither the Company nor, to the knowledge of the Company, any other party to any non-disclosure agreement relating to the Company's Trade Secrets is in breach or default thereof.

         (h) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of the Company

Subsidiaries and no such claims have been brought or threatened against any third party by the Company or any of the Company Subsidiaries.

         (i) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company or any of the Company Subsidiaries' right to own or use any of the Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

         (j) Schedule 3.17(j) lists all Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by the Company or any of the Company Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed, or used, as the case may be. With respect to the Software set forth in Schedule 3.17(j) which the Company or any of the Company Subsidiaries purports to own, such Software was either developed (1) by employees of the Company or any of the Company Subsidiaries within the scope of their employment; or (2) by independent contractors who have unconditionally assigned all of their rights in such Software and all copyrights in the Software to the Company or any of the Company Subsidiaries pursuant to written agreements.

         (k) The Company and each of the Company Subsidiaries has all requisite licenses to use any shrink-wrap or click wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business, and neither the Company nor any Company Subsidiary is using any such products or Software where all requisite consideration has not been paid for the use thereof. Neither the Company nor any of the Company Subsidiaries is in violation of any applicable Law or any contract or other agreement, arrangement or understanding regarding or in connection with such products or Software, and neither the Company nor any of the Company Subsidiaries has any payment obligations or other actual or potential liabilities related to or in connection with such products or Software.

3.18. Brokers; Schedule of Fees and Expenses.

         (a) No broker, investment banker, financial advisor or other person, other than Peter J. Solomon Company, Jefferies & Company, Inc. and Commonwealth Group Holdings, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the transactions contemplated thereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

         (b) All fees and expenses that the Company is obligated to pay any broker, investment banker, or financial advisor (including the fees of Peter J. Solomon Company, Jefferies & Company, Inc. and Commonwealth Group Holdings,
LLC), or other similar fee or commission are set forth in Part I of Schedule 3.18(b). Part II of Schedule 3.18(b) sets forth (i) all payments or amounts that are or become due (including the acceleration of the date on which a payment is due) to any director, officer, employee or consultant of the Company or any Company Subsidiary or other person as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary, and (ii) all estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the transactions contemplated thereby, other than any unanticipated legal or accounting fees or expenses incurred by the Company in connection with the SEC review of the Proxy Statement/Prospectus, or any legal, accounting, expert witness or similar fees or expenses incurred by the Company in connection with litigation arising out of this Agreement or the transactions contemplated hereby. The amounts required to be set forth on Parts I and II of
Schedule 3.18(b) are referred to as the "Capped Expenses"; provided that the Capped Expenses shall not include amounts that are paid in shares of Company Common Stock prior to the Closing.

3.19. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Peter J. Solomon Company, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock (other than Commonwealth Group Holdings, LLC, or any affiliates or associates thereof) is fair to such holders from a financial point of view and a copy of the signed opinion has been provided to Parent.

3.20. Title and Operation of Properties.

         (a) Schedule 3.20 lists all real property owned by the Company or any of the Company Subsidiaries and all real property leases to which the Company or any of the Company Subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default by the Company or any of the Company Subsidiaries, or to the knowledge of the Company, by any third party thereto (or event which with notice or lapse of time, or both, could constitute a default).

         (b) The Company and the Company Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, in each case, free and clear of any Liens.

3.21. Insurance. Schedule 3.21 sets forth a list of all insurance policies and fidelity bonds carried by the Company and any of the Company Subsidiaries involving annual premiums in excess of $25,000 and the amounts of coverage provided, and premiums payable, thereunder. There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

3.22. Affiliates. Schedule 3.22 is a complete list of those persons who may be deemed to be, in Company's good faith judgment, Affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC

(except for amounts due as normal salaries and bonuses and reimbursements of ordinary expenses).

3.23. Key Employee Compensation. Schedule 3.23 lists the total compensation or benefit due or subsequently due pursuant to any agreement or understanding (written or otherwise), including as of the date hereof for the Company executive officers and the key employees of the Company listed on Schedule 3.23, including the following: (1) salary (on an annual basis), (2) bonus or any other incentive compensation arrangement (including performance objectives and payout schedule), (3) options (including type (i.e. NSO or ISO), quantity, exercise price, vesting schedule and acceleration), (4) advances or loans; and (5) any other form of compensation or payment paid or payable to such executive officer or key employee.

3.24. Customers. Schedule 3.24 lists the Company's top 20 customers (collectively, the "Customers") and the Company's top 20 networks (collectively, the "Networks"), by the unaudited revenues received by Company from each such Customer or made to each Network during 2002 and 2003. The Company does not have any knowledge of any oral or written notice from any of the Customers or Networks to the Company stating that such Customer or Network intends to terminate its business relationship with the Company or materially reduce the volume of business it does with Company.

3.25. Accounts Receivable. The accounts receivable shown in the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the SEC prior to the date of this Agreement (the "Company Balance Sheet"), arose in the ordinary course of business; were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim except for normal reserves consistent with past practice.; and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company and the Company Subsidiaries arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any losses which may be sustained in respect of the realization of the accounts receivable shown in the Company Balance Sheet.

3.26. Environmental Matters. (a) The Company and the Company Subsidiaries are in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to pollution, protection or preservation of human health or the environment, including laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials ("Materials of Environmental Concern"), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, "Environmental Laws"), and including compliance with any permits or other governmental authorizations or the terms and conditions thereof; (b) neither the Company nor any of the Company Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or the Company Subsidiaries or for which the any of them is responsible, and there is no pending or, to the knowledge of the Company, threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or the Company Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, "Environmental Claims"), except where such Environmental Claims would not have a Company Material Adverse Effect; and (c) there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or the Company Subsidiaries have retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Company Material Adverse Effect. All permits and other governmental authorizations currently held or required to be held by the Company and the Company Subsidiaries pursuant to any Environmental Laws are identified in Schedule 3.26. The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to the environmental condition of the business of the Company and the Company Subsidiaries, or the compliance (or noncompliance) by the Company or the Company Subsidiaries with any Environmental Laws.

                                  ARTICLE IV.
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Except as set forth in the disclosure schedule delivered by Parent or Sub to the Company in connection with the execution of the Agreement (the "Parent Disclosure Schedule"), Parent and Sub, jointly and severally, represent and warrant to the Company all of the statements contained in this Article IV. The Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in Article IV and shall qualify only the corresponding sections in this Article and any other section hereof where it is reasonably clear upon a reading of such disclosure that the disclosure should apply to such other section.

4.01. Organization, Standing and Power.

         (a) Parent and each of its subsidiaries (the "Parent Subsidiaries") is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually and in the aggregate, has not had and would not reasonably be likely to have a material adverse effect on (i) the business, assets, liabilities, capitalization, operations, financial condition, or results of operation of Parent and the Parent Subsidiaries, taken as a whole including a termination of the Parent's relationship with a material customer or a substantial diminution in such relationship, (ii) the ability of the Parent or the Parent Subsidiaries to consummate the Merger and the transactions contemplated thereby or perform its obligations under this Agreement (collectively, a "Parent Material Adverse Effect"); provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) general economic or financial market conditions or conditions generally affecting the industry in which the Parent is engaged, (ii) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (iii) compliance with the terms and conditions of this Agreement, (iv) a change in the stock price or trading volume of the Parent (or any failure of the Parent to meet published revenue or earnings projections), provided that clause (iv) shall not exclude any underlying effect which is attributable to any of the foregoing and may have caused a failure of the Parent to meet published revenue or earnings projections, (v) any election of stockholders of the Company to seek appraisal of their shares in accordance with the DGCL, (vi) any change in accounting requirements or principles or any change in applicable Laws, rules, or regulations or the interpretation thereof, or (vii) any litigation or other similar proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby.

         (b) Parent and each of the Parent Subsidiaries is duly qualified or licensed to do business in, and is in good standing in, each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to do so would cause a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the articles of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the "Parent By-laws"), and the comparable charter and organizational documents of each Parent Subsidiary, in each case as amended through the date of this Agreement.

4.02. Sub.

         (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Merger and the transactions contemplated thereby.

         (b) The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

4.03. Parent Subsidiaries; Equity Interests.

         (a) Schedule 4.03 lists each Parent Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, a wholly-owned subsidiary of Parent, or Parent and another wholly-owned subsidiary of Parent, free and clear of all Liens.

         (b) Except for its interests in the Parent Subsidiaries and except for the ownership interests set forth in Schedule 4.03, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.04. Capital Structure. The authorized capital stock of Parent consists of 13,333,333 shares of the Parent Common Stock and 2,000,000 shares of preferred, 130,000 of which are designated as Series A Preferred Stock, 15,000 of which are designated as Series B Preferred Stock, 300,000 of which are designated as Series C 7% Convertible Preferred Stock (the "Parent Series C Stock"), and the remainder of which are undesignated. At the close of business on December 4, 2003, (i) 6,783,493 shares of Parent Common Stock were issued and outstanding,
(ii) 731,321 shares of Parent Common Stock are contingently issuable upon conversion of those 4% convertible promissory notes set forth on Schedule 4.04,
(iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 1,648,482 shares of Parent Common Stock were reserved for issuance pursuant to Parent Stock Option Plans, of which 1,370,080 were issued and outstanding, (v) 2,000 shares of Parent Series C Preferred Stock are issued and outstanding, convertible into 13,333 shares of Parent Common Stock, and (vi) 1,460,994 shares of Parent Common Stock were reserved for issuance upon the conversion of issued and outstanding Parent warrants. Except as set forth above, at the close of business on December 4, 2003, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Florida Business Corporation Act (the "FBCA"), the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock or Parent Series C Stock may vote. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating the Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any Parent Subsidiary, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. No anti-dilution rights or pre-emptive rights of any capital stock or other securities issued by Parent shall be triggered as a result of the transactions contemplated hereby including the Parent Financing. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary. Neither Parent nor any of its affiliates, as such term is defined in Rule 405 promulgated under the Securities Act, is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Parent or any of the Parent Subsidiaries. There are no registration rights of any nature granted by Parent or any of the Parent Subsidiaries.

4.05. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and, subject to obtaining (i) approval of the issuance of Parent Common Stock in connection with the Merger and the approval of the issuance of the Parent Common Stock in connection with the Parent Financing (as defined in Section 6.19) by the affirmative vote of the holders of a majority in voting power of the shares of the Parent's Common Stock (including shares of Parent Series C Stock entitled to vote as a class with the Parent Common Stock) present in person or proxy at a properly convened meeting of Parent's shareholders and (ii) approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares by the holders of a majority of the shares of Parent capital stock entitled to vote at such meeting (the "Parent Stockholder Approval"), to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and, except for obtaining the Parent Stockholder Approval, no other corporate action on the part of the Parent is necessary to authorize the execution and delivery by the Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. Parent, as sole stockholder of Sub, will adopt this Agreement immediately after execution and delivery hereof. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Parent Stockholder Approval with respect to the issuance of Parent Common Stock in connection with the Merger if required by the NASDAQ National Market), enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.06. No Conflicts; Consents.

         (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
Section 4.06(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of the Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) if required, compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iv) such filings as may be required in connection with the Taxes described in
Section 6.10, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.07. Information Supplied. The Registration Statement (or any amendment thereof or supplement thereto) will not, on the date the Proxy Statement/Prospectus is mailed to the Company's stockholders or Parent's stockholders, at the Company Stockholders' Meeting, at the Parent Stockholders' Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the date mailed to stockholders and at the times of the Company Stockholders' Meeting and the Parent Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as to information supplied by Parent or Sub, will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Parent or any of its Affiliates, officers or directors should be discovered by the Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Parent shall promptly inform the Company.

4.08. SEC Filings; Parent Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by Parent since December 31, 2000 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates, each Parent SEC Document, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed on April 15, 2003) (the "2002 Form 10-K"), its definitive Proxy Statement with respect to its 2002 Annual Meeting (filed on April 28, 2003), and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (filed on November 14, 2003) (collectively, the "2003 Parent SEC Documents") taken together do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the 2003 Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of the dates of their respective filing, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Parent SEC Documents.

4.09. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

                  (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Parent Common Stock or any repurchase for value by Parent of any Parent Common Stock;

                  (iii) any split, combination or reclassification of any Parent Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock;

                  (iv) (A) any granting by Parent or any Parent Subsidiary to any current or former director, officer or employee of Parent or any Parent Subsidiary of any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice and except for Parent stock options, (B) any granting by Parent or any Parent Subsidiary to any such director, officer or employee of any material increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Parent SEC Documents or (C) any entry by

Parent or any Parent Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that are entered into in the ordinary course of business consistent with past practice;

                  (v) any termination of employment or departure of any key employee of Parent or any Parent Subsidiary;

                  (vi) any change in accounting methods, principles or practices by Parent or any Parent Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;

                  (vii) any material elections with respect to Taxes by Parent or any Parent Subsidiary or settlement or compromise by Parent or any Parent Subsidiary of any material Tax liability or refund; or

                  (viii) any notification or, to the knowledge of the Parent, threat, whether oral or in writing, that and there have not been, one or more material distributors, licensors, payers, customers or suppliers that have terminated or intend to terminate their respective business relationships or have modified or intend to modify such relationships with the Parent and the Parent Subsidiaries in a manner which would have a Parent Material Adverse Effect.

4.10. Parent Contracts. Neither Parent nor any Parent Subsidiary is in material breach or default under, and neither Parent nor any Parent Subsidiary has received written notice that it has materially breached or defaulted, any of the terms or conditions of any Parent Material Contract in such a manner as would have a Parent Material Adverse Effect. As used in this paragraph, "Parent Material Contract" means any "material contracts" (as that term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent and any contract to which Parent is a party, the termination of which would have a Parent Material Adverse Effect.

4.11. Board Approval. The Board of Directors of Parent has, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified (i) unanimously (x) (except for Michael Falk, who abstained from voting) approved and declared advisable this Agreement and the transactions contemplated hereby, (y) (except for Michael Falk and Braden Kelly, who abstained from voting) approved the Parent Financing, and (z) (except for Michael Falk, who abstained from voting) recommended the amendment to the Parent Articles of Incorporation to increase the number of authorized shares of Parent Common Stock to 30 million shares, (ii) subject to the receipt of the Parent Stockholder Approval, authorized and reserved for issuance sufficient shares of Parent Common Stock to consummate the transactions contemplated hereby and for the Parent Financing, and (iii) recommended that the stockholders of Parent approve the issuance of the Parent Common Stock in connection with the Merger, the issuance of the Parent Common Stock in connection with the Parent Financing, and the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent to 30 million shares. Except for the Parent Stockholder Approval, there exists no impediment, contractual or otherwise, which would prohibit Parent from or require the consent of any person in order for Parent to carry out the Parent Financing.

4.12. Brokers. Other than William Blair & Company, L.L.C., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

4.13. Taxes.

         (a) Each of Parent and each Parent Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually and in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes of Parent and each of the Parent Subsidiaries have been timely paid, except to the extent that any failure to pay, individually and in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

         (b) The most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income). No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any Parent Subsidiary, and no waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or waiver, individually and in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

         (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Parent or any Parent Subsidiary. All material assessments for Taxes due with respect to completed and settled audits or proceedings or any concluded litigation have been fully paid and the Parent has delivered to the Company correct and complete copies of all examination reports and statements of deficiency with respect to such audits, proceedings, and litigations.

         (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP) on the property or assets of the Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is bound by any agreement with respect to Taxes.

         (e) No claim has been made by any authority in a jurisdiction within which Parent or any Parent Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

         (f) Neither Parent nor any Parent Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (g) The Parent has delivered to Company correct and complete copies of all federal, state and local income Tax Returns, of the Parent and the Parent Subsidiaries for the last four taxable years.

         (h) Neither Parent nor any Parent Subsidiary is party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).

         (i) Neither Parent nor any Parent Subsidiary (A) is or has been a member of any "affiliated group" within the meaning of Code ss.1504(a) (or any similar provision of state, local or foreign law) (an "Affiliated Group") filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (B) has any liability for the Taxes of any person (other than Parent and the Parent Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (j) Neither Parent nor any Parent Subsidiary has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Each of Parent and the Parent Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of the Code ss.6662. Neither Parent nor any Parent Subsidiary is a party to or bound by any Tax allocation or sharing agreement.

         (k) None of Parent and Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss.7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code ss.1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

         (l) Neither Parent nor any Parent Subsidiary has experienced an ownership change within the meaning of Code ss.382(g) that affects its net operating loss.

4.14. Employees.

         (a) (i) Parent and the Parent Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (ii) neither Parent nor any of the Parent Subsidiaries has received written notice of any charge or complaint against Parent or any of the Parent Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (iii) neither Parent nor any of the Parent Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of the Parent Subsidiaries; (iv) neither Parent nor any of the Parent Subsidiaries has received notice that any representation petition respecting the employees of Parent or any of the Parent Subsidiaries has been filed with the National Labor Relations Board, and, to the knowledge of Parent, there has been no labor union prior to the date hereof organizing any employees of Parent into one or more collective bargaining units; (v) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to the knowledge of Parent, threatened by or on behalf of any present or former employee of Parent or any of the Parent Subsidiaries alleging breach of any express or implied contract of employment;
(vi) neither Parent nor any of the Parent Subsidiaries has received any written notice that a federal, state, or local agency responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to Parent or any of the Parent Subsidiaries and no such investigation is in progress; (vii) there are no personnel arrangements, understandings, policies, rules or procedures (whether written or oral) applicable to employees of Parent or any of the Parent Subsidiaries other than those set forth in
Schedule 4.14(a), true, correct and complete copies of which have heretofore been delivered to the Company; and (viii) there are no employment contracts, severance agreements, confidentiality agreements (other than standard employee non-disclosure agreements as contemplated by Section 4.14(vii)) or any other agreements (whether written or oral) with any employees of Parent or any of the Parent Subsidiaries thereto.

         (b) Parent and the Parent Subsidiaries are and has been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar state statute. None of the employees of Parent or any of the Parent Subsidiaries has suffered an "employment loss" (as defined in WARN) during the ninety (90)-day period prior to the execution of this Agreement.

         (c) Neither Parent nor any of the Parent Subsidiaries is bound by any contract, arrangement, understanding, policy, rule or procedure (whether written or oral) that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

         (d) To Parent's knowledge, no executive, officer or key employee, has any plans to terminate employment with Parent or any of the Parent Subsidiaries.

         (e) Parent and each of the Parent Subsidiaries has taken reasonable steps to protect Parent's and the Parent Subsidiaries' rights in Parent's confidential information that it wishes to protect, or any trade secrets or confidential information of third parties provided to Parent or any of the Parent Subsidiaries. Without limiting the foregoing, Parent and the Parent Subsidiaries has and enforces a policy requiring each employee to execute a proprietary information/confidentiality agreement substantially in the form provided to the Company, and all employees of Parent or any of the Parent Subsidiaries have executed such an agreement.

         (f) Parent and the Parent Subsidiaries are compliant in all material respects with all legal requirements relating to the collection and use of PHI gathered in the course of its respective operations, and Parent and each of the Parent Subsidiaries are compliant in all material respects with the rules, policies and procedures established by Parent from time to time with respect to the foregoing. No claims have been asserted or, to the knowledge of Parent, threatened against Parent (and to the knowledge of Parent, no such claims are likely to be asserted or threatened against Parent or any of the Parent Subsidiaries) by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not materially breach or otherwise cause any material violation of any terms and conditions of any Contract or applicable privacy policy of Parent expressly governing the collection and use of PHI. To the knowledge of Parent, since April 14, 2003, there has been no unauthorized "use" or "disclosure" of PHI, as such terms are defined under HIPAA.

4.15.    Employee Benefits.

         (a) Schedule 4.15 contains a true and complete list of each Employee Benefit Plan that Parent and the Parent Subsidiaries maintains or to which Parent and the Parent Subsidiaries contributes or has an obligation to contribute relating to current or former employees, officers or directors (or their beneficiaries) of Parent (each a "Parent Plan"). "Employee Benefit Plan" means any (a) deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or fringe benefit plan or program or (c) profit sharing, savings, stock option, restricted stock, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, termination, insurance, severance plan, supplemental benefit, medical, education reimbursement or other benefit plan, program, agreement or arrangement which is not an Employee Pension benefit Plan or an Employee Welfare Benefit Plan maintained or contributed to or required to be contributed to by Parent or by any trade or business whether or not incorporated that together with Parent or by any trade or business, whether incorporated, that together with Parent would be deemed a "single employer" within the meaning of section 4021 of ERISA (a "Parent ERISA Affiliate") or with respect to which Parent or any Parent ERISA Affiliate could incur liabilities under Section 4069 of ERISA. "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2). "Employee Welfare Benefit Plan" has the meaning set forth in ERISA 3(1). "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (i) Each Parent Plan (and each related trust, custodial account insurance contract, or fund) complies in form and in operation with its terms, the applicable requirements of ERISA, the Code, and other applicable Laws.

                  (ii) All required returns, reports and descriptions (including Form 5500 Annual Returns/Reports, "top-hat" plan notices, Summary Annual Reports, PBGC-l's, and Summary Plan Descriptions) have been filed or distributed appropriately and in a timely fashion in accordance with applicable law with respect to each Parent Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss. 4980B, collectively the "COBRA Requirements", have been met with respect to each Parent Plan which is an Employee Welfare Benefit Plan subject to the COBRA Requirements.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are (or previously have been) due have been paid in a timely fashion in accordance with applicable law to each Parent Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Parent. All premiums or other payments for all periods ending on or before the Closing Date have been paid in a timely fashion with respect to each Parent Plan, which is an Employee Welfare Benefit Plan.

                  (iv) Each Parent Plan which is an Employee Pension Benefit Plan intended to be qualified under Code ss. 401(a) timely received a favorable determination letter from the IRS to the effect that the Plan is so qualified under ss. 401 of the Code and that the trust maintained pursuant thereto is exempt from federal income taxation under ss. 501 of the Code and nothing has occurred since the date or dates of such determination letter or letters from the IRS which is reasonably likely to adversely affect the qualified status of such Plan or the exempt status of any such trust.

                  (v) With respect to each Parent Plan, to the extent applicable or to the extent Parent has been required to prepare or maintain such documents by applicable law, Parent has delivered to the Company correct and complete copies of the plan documents, related trust agreement and insurance contracts, including any amendments and descriptions of vacation and severance policies, and summary plan descriptions, summary of material modifications, and all material communications to participants, the most recent determination letter received from the Internal Revenue Service with respect to such Plan that is intended to be qualified under ss. 401(a) of the Code, the most recent Form 5500 Annual Return/Report, any communication with the Internal Revenue Service or the Department of Labor regarding the compliance or non-compliance of any Parent Plan with applicable law, and all related trust agreements, insurance contracts, and other funding agreements which implement such Employee Benefit Plan.

         (b) With respect to each Employee Benefit Plan that Parent, Parent Subsidiaries and the Controlled Group of Corporations (as defined in Code ss.
1563) which includes Parent and Parent Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (i) Neither Parent nor any Parent ERISA Affiliate has any actual or contingent liability under Title IV of ERISA or Code ss. 412 (other than payments to the PBGC) including without limitation any liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or a withdrawal of any Employee Benefit Plan subject to Title IV of ERISA or a withdrawal from a "multiemployer" plan as discussed under ss. 4063 of ERISA and no fact or event exists which is reasonably likely to give rise to such liability.

                  (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the knowledge of Parent, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 or Code ss. 4975. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the knowledge of Parent threatened. Parent is not aware of any basis for any such action, suit, proceeding, hearing, or investigation.

         (c) None of Parent and the Parent Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss. 4980B).

         (d) No promise or commitment to amend or improve any Employee Benefit Plan for the benefit of current or former directors, officers, or employees of Parent which is not reflected in the documentation provided to the Company has been made.

         (e) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in
(i) any payment, of severance or otherwise, or acceleration, vesting or increase in benefits under any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of Parent, or (ii) any payment or benefit under any Parent Plan failing to be deductible by reason of Code ss. 280G.

         (f) Without limitation of the foregoing, to the extent a Parent Plan which is or has been subject to non-discrimination testing requirements under the Code, ERISA or other applicable law, fails or has failed to satisfy such requirements as of or before the Effective Time, Parent has taken in a timely fashion (as determined by applicable law) the necessary corrective action (which may include qualified nonelective contributions or corrective distributions) so that the Parent Plan successfully passed and passes the applicable non-discrimination tests in accordance with applicable Law.

         (g) Parent has made available to the Company: (i) copies of all employment agreements with the top five most highly compensated executive officers of Parent and the Parent Subsidiaries; and (ii) copies (or summaries) of all material plans, programs, agreements, and other arrangements of Parent or the Parent Subsidiaries with or relating to its or its subsidiaries' employees which contain change in control provisions. Neither the execution or delivery of this Agreement nor the consummation of the transactions completed hereby will
(I) result in any payment becoming due to any director, officer, or employee of Parent or any of the Parent Subsidiaries under any Parent Plan or otherwise, which is material in relation to the compensation previously provided to such individual, (II) materially increase any benefits otherwise payable under any Parent Plan, which increase is material in relation to the benefits previously provided, or (III) result in any acceleration of the time of payment or vesting of any material benefits.

4.16. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent or any the Parent Subsidiary of any collective bargaining agreement or any Employee Benefit Plan of Parent and the Parent Subsidiaries.

4.17. Compliance With Applicable Laws. Parent and the Parent Subsidiaries have complied in a timely manner and in all material respects, with all Laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including Laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust. Neither Parent nor any Parent subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law.

4.18. Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary (and, to the knowledge of Parent, there is not any basis for any such Proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary. Schedule 4.18 lists all pending Proceedings which Parent has notice of and all threatened Proceedings of which Parent has knowledge.

4.19. No Illegal Payments, Etc. None of Parent or the Parent Subsidiaries, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Parent (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject Parent to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which, in the case of (i) and (ii), has had or might have, individually or in the aggregate, a Parent Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.20.    Intellectual Property.

         (a) Parent or the Parent Subsidiaries have a valid right to use all Trademarks, Software and Trade Secrets used in Parent's and each Subsidiary's business as currently conducted. Parent or the Parent Subsidiaries either (i) own or have the right to use all patents and copyrights necessary for the conduct of Parent and each of the Parent Subsidiary's businesses as currently conducted, and/or (ii) are validly licensed under third party patents and copyrights necessary for the same. The term "Parent License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for software already installed by the manufacturer before purchase on computers purchased by Parent, shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which Parent or any of the Parent Subsidiaries is a party or otherwise bound.

         (b) Schedule 4.20(b)(1) sets forth, for the Intellectual Property owned by the Parent or the Parent Subsidiaries, a complete and accurate list of all U.S. and foreign (1) patents and patent applications; (2) issued and pending Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks; and (3) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed) and current status. Schedule 4.20(b)(2) sets forth a complete and accurate list of all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by Parent or any of the Parent Subsidiaries, indicating for each the title, owner/licensor of the Software.

         (c) The Intellectual Property owned by Parent or any Parent Subsidiary is free and clear of all Liens.

         (d) The patents, Trademarks and Trade Secrets owned by Parent or any of the Parent Subsidiaries are valid and enforceable, in full force and effect, and have not been canceled, expired, or abandoned. The Intellectual Property (other than patents) owned by Parent or any of the Parent Subsidiaries is valid and enforceable, in full force and effect, and to the extent such Intellectual Property is the subject of a registration or application (as described in Section 4.20(b)), such Intellectual Property is subsisting and has not been canceled, expired, or abandoned. There is no pending or, to the knowledge of Parent, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any of the items listed in Schedule 4.20(b)(1), or, to the knowledge of Parent, against any Intellectual Property licensed to Parent or the Parent Subsidiaries.

         (e) The conduct of Parent's and the Parent Subsidiaries' business as currently conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Schedule 4.20(e) lists all U.S. and foreign patents concerning which: (i) Parent has obtained or requested written opinion of counsel; or (ii) Parent has received written allegation or notice of infringement or license offer outside the ordinary course of business. There are no claims or suits pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries, and neither Parent nor any of its subsidiaries has received any notice of a third party claim or suit against Parent or any of the Parent Subsidiaries (1) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

         (f) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which Parent or any of the Parent Subsidiaries are bound which (1) restrict the Parent's or the Parent Subsidiaries' rights to use any Intellectual Property, (2) restrict Parent's or the Parent Subsidiaries' business in order to accommodate a third party's Intellectual Property or (3) permit third parties to use any Intellectual Property owned by Parent or any of the Parent Subsidiaries. Parent or the Parent Subsidiaries have not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the Parent License Agreements, and no royalties, honoraria or other fees are payable by Parent or the Parent Subsidiaries for the use of or right to use any Intellectual Property licensed to Parent or the Parent Subsidiaries, except pursuant to the Parent License Agreements. The Parent License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms. There exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by Parent or, to the knowledge of Parent, any other party under any such Parent License Agreement.

         (g) No Trade Secret of Parent or the Parent Subsidiaries have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects Parent and the applicable Subsidiary's proprietary interests in and to such Trade Secrets. Neither Parent nor, to the knowledge of Parent, any other party to any non-disclosure agreement relating to Parent's Trade Secrets is in breach or default thereof.

         (h) To the knowledge of Parent, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by Parent or any of the Parent Subsidiaries and no such claims have been brought or threatened against any third party by Parent or any of the Parent Subsidiaries.

         (i) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Parent or any of the Parent Subsidiaries' right to own or use any of the Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

         (j) Schedule 4.20(j) lists all Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by Parent or any of the Parent Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed, or used, as the case may be. With respect to the Software set forth in Schedule 4.20(j) which Parent or any of the Parent Subsidiaries purports to own, such Software was either developed (1) by employees of Parent or any of the Parent Subsidiaries within the scope of their employment; or (2) by independent contractors who have unconditionally assigned all of their rights in such Software and all copyrights in the Software to Parent or any of the Parent Subsidiaries pursuant to written agreements.

         (k) Parent and each of the Parent Subsidiaries have all requisite licenses to use any shrink-wrap or click wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business, and neither Parent nor any Parent Subsidiary is using any such products or Software where all requisite consideration has not been paid for the use thereof. Neither Parent nor any of the Parent Subsidiaries is in violation of any applicable Law or any contract or other agreement, arrangement or understanding regarding or in connection with such products or Software, and neither Parent nor any of the Parent Subsidiaries has any payment obligations or other actual or potential liabilities related to or in connection with such products or Software.

4.21. Environmental Matters. (a) Parent and the Parent Subsidiaries are in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to pollution, protection or preservation of human health or the environment, including Environmental Laws, and including compliance with any permits or other governmental authorizations or the terms and conditions thereof; (b) neither Parent nor any of the Parent Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of Parent or the Parent Subsidiaries or for which it is responsible, and there is no pending or, to the knowledge of Parent, threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Parent or the Parent Subsidiaries, now or in the past, or (ii) any Environmental Claims, except where such Environmental Claims would not have a Parent Material Adverse Effect or otherwise require disclosure in the Filed Parent SEC Documents; and (c) there are no past or present facts or circumstances that could form the basis of any Environmental Claim against Parent or the Parent Subsidiaries or against any person or entity whose liability for any Environmental Claim Parent has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Parent Material Adverse Effect or otherwise require disclosure in the Filed Parent SEC Documents. All permits and other governmental authorizations currently held or required to be held by Parent and the Parent Subsidiaries pursuant to any Environmental Laws are identified in Schedule 4.21. Parent has provided to the Company all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to Parent regarding environmental matters pertaining to the environmental condition of the business of the Parent and the Parent Subsidiaries, or the compliance (or noncompliance) by Parent with any Environmental Laws.

4.22. Affiliates. Schedule 4.22 is a complete list of those persons who may be deemed to be, in Parent's good faith judgment, Affiliates of Parent within the meaning of Rule 145 promulgated under the Securities Act. Since the date of Parent's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC (except for amounts due as normal salaries and bonuses and reimbursements of ordinary expenses).

4.23. Customers. Schedule 4.23 lists Parent's top 20 customers (collectively, the "Customers") and top 20 Payers ("Payers"), by the unaudited revenues received by Parent from each such Customer or Payer during 2002 and 2003. Parent does not have any knowledge of any oral or written notice from any of the Customers or Payers stating that such Customer or Payer intends to terminate its business relationship with Parent or materially reduce the volume of business it does with Parent.

4.24. Accounts Receivable. The accounts receivable shown in the balance sheet of Parent included in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC prior to the date of this Agreement (the "Parent Balance Sheet"), arose in the ordinary course of business; were not, as of the date of the Parent Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Parent Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of Parent and the Parent Subsidiaries arising after the date of the Parent Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Parent Balance Sheet is believed by Parent as of the date of this Agreement to be sufficient to provide for any losses which may be sustained in respect of the realization of the accounts receivable shown in the Parent Balance Sheet.

                                   ARTICLE V.
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01.    Conduct of Business.

         (a) Conduct of Business by the Company. Except as expressly consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, as set forth on Schedule 5.01 or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each of the Company Subsidiaries in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01, matters expressly consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earliest to occur of the date of the termination of this Agreement or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of
Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, or PIK dividends and interest on the obligations set forth on Schedule 5.01, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

                  (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents other than in connection with the Merger;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or
(B) any assets in excess of $50,000, except for purchases of equipment or software in the ordinary course of business consistent with past practice;

                  (v) (A) grant to any current or former director, officer or employee of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements listed on Schedule 3.10 or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice, (B) grant to any current or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement listed on Schedule 3.10,
(C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company Plan;

                  (vi) except as shown on Schedule 5.01, make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP;

                  (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except (A) sales of obsolete assets in the ordinary course of business consistent with past practice, and (B) sales of inventory in the ordinary course of business consistent with past practice;

                  (viii) except as set forth on Schedule 5.01(a)(viii) with respect to settling the Company's obligations with HealthPlan Holdings, Inc.,
(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Company or any Company Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company or loans, investments and advances in connection with the sale of the products of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice to persons that are not directors, stockholders, officers or employees of the Company or any Company Subsidiary, not to exceed $10,000 individually or $100,000 in the aggregate;

                  (ix) make or agree to make any new capital expenditure or expenditures that are in excess of an average of $25,000 per calendar month in the aggregate between the date of this Agreement and February 28, 2004, provided that the Company shall be allowed to spend additional funds up to $250,000 in the aggregate for software licensing, if necessary to bring all its Software use in compliance with licensing requirements as required under Section 6.20; and provided further that the Company shall not make any capital expenditure for the purpose of acquiring an accounting or financial system without the prior consent of Parent;

                  (x) make or change any material Tax election or settle or compromise any material Tax liability or refund, except for liabilities not in excess of $10,000 individually or $100,000 in the aggregate;

                  (xi) (A) except for the items set forth on Schedule 5.01(xi), pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 individually or $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any indebtedness owed to the Company or the Company Subsidiaries in excess of $5,000 individually or $50,000 in the aggregate, (C) cancel any indebtedness owed to the Company or the Company Subsidiaries in excess of $20,000 individually or $400,000 per month in the aggregate as adjustments to client accounts in the normal course of business (with the Company providing to Parent a report showing all such cancellations or adjustments during each calendar month ending after the date of this Agreement within 10 days following the end of such calendar month), or (D) waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party;

                  (xii) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $25,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty);

                  (xiii) (a) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without the consent of Parent, or (b) permit the Company's directors and officers liability insurance policy, and any excess liability policy related thereto, to be canceled, terminated or otherwise not be renewed or replaced with at least an equivalent amount of coverage and on other terms no less favorable to the Company and its officers and directors;

                  (xiv) license or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any of the Company's or any of the Company Subsidiaries' Intellectual Property rights, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except in the ordinary course of business and consistent with past practice;

                  (xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company's Subsidiaries;

                  (xvi) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate as of Closing, such that the condition set forth in 7.03(a) would not be satisfied at the Closing; and

                  (xvii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         (b) Interim Operations of Parent. Parent covenants and agrees that, except (i) as expressly provided in this Agreement, or (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, after the date hereof and prior to the Effective Time:

                  (i) the business of Parent will be conducted in the ordinary and customary course consistent with past practice and Parent shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

                  (ii) except for (y) Parent Common Stock issued in connection with the Parent Financing (as defined in Section 6.19) and (z) up to an additional $3,000,000 of Parent Common Stock to be sold by Parent at a price per share of not less than $13.50, Parent shall not issue, deliver, sell or grant (A) any shares of its capital stock (except pursuant to the exercise or conversion of warrants or other rights outstanding on the date hereof), (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options (except pursuant to the Parent Stock Option Plans), warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

                  (iii) Parent will not, directly or indirectly, split, combine or reclassify the outstanding Parent Common Stock;

                  (iv) Parent shall not acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets in excess of $50,000, and, except for purchases of equipment or software in the ordinary course of business consistent with past practice;

                  (v) Parent shall not: (i) amend its articles of incorporation or by-laws; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than those consistent with past practice;

                  (vi) Parent shall not (i) change any of the accounting principles used by it unless required by a change in GAAP; or (ii) take or allow to be taken any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code;

                  (vii) Except as set forth on Schedule 5.01(b), Parent shall not sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except (A) sales of obsolete assets in the ordinary course of business consistent with past practice, and (B) sales of inventory in the ordinary course of business consistent with past practice;

                  (viii) Except as set forth on Schedule 5.01(b), Parent shall not (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Parent or any Parent Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Parent or any Parent Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Parent or any direct or indirect wholly owned subsidiary of the Parent or loans, investments and advances in connection with the sale of the products of the Parent and the Parent Subsidiaries in the ordinary course of business consistent with past practice to persons that are not directors, stockholders, officers or employees of the Parent or any Parent Subsidiary, not to exceed $10,000 individually or $100,000 in the aggregate;

                  (ix) Parent will not take, or agree to commit to take, any action that would make any representation or warranty of Parent and Sub contained herein inaccurate as of Closing, such that the condition set forth in 7.02(a) would not be satisfied at the Closing; and

                  (x) Parent shall not adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Parent or any of the Parent's Subsidiaries; and

                  (xi) Parent will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         (c) Other Actions. Unless otherwise required by Law, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or (iii) any condition to the Merger set forth in Article VII, not being satisfied.

         (d) Advice of Changes. Each party shall promptly advise the other orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, as to it.

5.02.    No Solicitation.

         (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Company and the Company subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor, or person (any such officer, director, affiliate, employee, investment banker, attorney, advisor, or person, a "Representative") retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, intentionally facilitate, support or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to note the existence of this
Section 5.02(a), (iv) approve, endorse or recommend any Acquisition Proposal or
(v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the stockholders of the Company, this Section 5.02(a) shall not prohibit the Company from delivering or making available nonpublic information regarding the Company and the Company Subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is reasonably likely to result in a Superior Offer (as defined in Section 6.02(c)) if (1) neither the Company nor any Representative shall have violated any of the restrictions set forth in this Section 5.02(a) or 5.02(b), (2) the Company gives Parent written notice no later than twenty-four hours after receiving such Acquisition Proposal of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to deliver or make available nonpublic information to, or enter into discussions with, such person or group, (3) prior to delivering or making available any such non-public information to, or entering into any such discussions with, such person or group, the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement (as defined in Section 6.01(b) and (4) contemporaneously with delivering or making available any such nonpublic information to such person or group, the Company delivers such non-public information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent). The Company and the Company Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any Representative shall be deemed to be a material breach of this Section 5.02(a) by the Company.

For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving:
(A) any acquisition or purchase from the Company or any Company Subsidiary by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of such party or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (B) any merger, consolidation, or similar transaction involving the Company or any Company Subsidiary; (C) any sale, lease, exchange, transfer, license, acquisition, or disposition of 15% or more of the assets of the Company or any Company Subsidiary; or (D) any liquidation or dissolution of the Company or any Company Subsidiary.

         (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.02, the Company shall as promptly as practicable and in any event within twenty-four hours advise Parent orally and in writing of any request for non-public information which the Company reasonably believes may lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably believes may lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will (i) keep Parent informed as promptly as practicable in all material respects of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such request, Acquisition Proposal or inquiry and (ii) provide to Parent as promptly as practicable a copy of all written and other materials and information provided to the Company in connection with any such request, Acquisition Proposal or inquiry.

         (c) Notwithstanding the foregoing or anything in this Agreement or the Confidentiality Agreement to the contrary, Parent and the Company and each representative of Parent and the Company may disclose to any and all persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of an Acquisition Proposal with respect to the Company beginning on the earliest of (i) the date of the public announcement of discussions relating to such Acquisition Proposal, (ii) the date of public announcement of such Acquisition Proposal, or (iii) the date of the execution of an agreement (with or without conditions) to enter into such Acquisition Proposal, provided, however, that neither Parent nor any representative of Parent may disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of such Acquisition Proposal (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities laws.

5.03. Certain Company Liabilities. The Company agrees that prior to the Closing Date, (i) the Company shall cause the persons identified in Part I of
Schedule 5.03 to either settle completely or enter into binding written agreements with the Company, the terms of which are acceptable to Parent in its sole discretion, with respect to the final resolution and release of all claims in the matters referenced in Part I of such schedule; and (ii) the Company shall have used its reasonable commercial efforts from and after the date of this Agreement to the Closing Date to cause the

Persons identified in Part II of Schedule 5.03 to settle completely or enter into binding written agreements with the Company, the terms of which are acceptable to Parent in its sole discretion, with respect to the final resolution and release of all claims in the matters referenced in Part II of such schedule. The Company shall not incur any obligation to pay any amount in excess of $1,150,000 in the aggregate with respect to the resolution and release of the matters identified in clause (i) of the preceding sentence.

5.04. Employee Confidentiality. The Company and each of the Company Subsidiaries shall use commercially reasonable efforts to obtain from each of its employees prior to the Closing a confidentiality agreement in substantially the form of Exhibit 5.04 attached hereto.

5.05. Company Audit. The Company shall use commercially reasonable efforts to have its financial statements for the fiscal year ended December 31, 2003, audited by its current independent accounting firm prior to the Closing or such earlier date as such audited financial statements are required to be filed with the SEC.

5.06. Parent Audit. Parent shall use commercially reasonable efforts to have its financial statements for the fiscal year ended December 31, 2003, audited by its current independent accounting firm prior to the Closing or such earlier date as such audited financial statements are required to be filed with the SEC.

                       ARTICLE VI. ADDITIONAL AGREEMENTS

6.01. Preparation of Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

         (a) As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent will provide each other with any information which may be required in connection with the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control Laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign Laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.01.

         (b)      Each of the Company and Parent will notify the other promptly
(i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing or (ii) upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Except where prohibited by applicable legal requirements, and subject to the mutual confidentiality agreement between the Company and the Parent (the "Confidentiality Agreement"), each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade legal requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.01 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

6.02.    Meeting of Company Stockholders; Board Recommendation.

         (a) Promptly after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to convene and hold the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon adoption of this Agreement. Parent and the Company shall use all reasonable efforts to hold their respective stockholder meetings on the same date. Unless the Board of Directors of the Company has made a Company Change of Recommendation (as defined in Section 6.02(c)), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this

Agreement, and the Company will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the DGCL, its Certificate of Incorporation and By-laws or any other applicable requirement. Notwithstanding anything to the contrary contained in this Agreement, but subject to applicable Law, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and By-laws, and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 6.02(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (as defined below), or by any Company Change of Recommendation.

         (b) Subject to Section 6.02(c): (i) the Board of Directors of the Company shall unanimously (except for Michael Falk, who may abstain from voting) recommend that the Company's stockholders adopt this Agreement at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of the adoption of this Agreement at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, its recommendation that the Company's stockholders vote in favor of adoption of this Agreement.

         (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of adoption of this Agreement (any of the foregoing actions, a "Company Change of Recommendation") if the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that such Company Change of Recommendation is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Law. The Board of Directors of the Company may, in the case of a Superior Offer, terminate this Agreement in accordance with Section 8.01(j) hereof, or make a Company Change of Recommendation, if, prior to the Company Stockholders' Meeting, (i) a Superior Offer is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent no later than three business days after receiving such Superior Offer (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer and that it intends (or may intend) to terminate this Agreement and/or change its recommendation and the manner and timing in which it intends (or may intend) to do so, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within three business days of Parent's receipt of the Notice of Superior Offer, made an offer that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), and (iv) the Company shall not have breached any of the restrictions set forth in Section 5.02(a), 5.02(b) or this Section 6.02. The Company shall provide Parent with the same amount of prior notice provided to the members of the Company's Board of Directors or any committee thereof (but in no event less than twenty-four (24) hours) of any meeting of the Company's Board of Directors or any committee thereof at which the Company's Board of Directors or any committee thereof is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 6.02(c) shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether there shall have been a Company Change of Recommendation).

For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or the Company Subsidiaries or a majority of the total outstanding voting securities of the Company or any of the Company Subsidiaries, with respect to which the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, that the offer is more favorable to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger, that the person making the offer has secured or is reasonably likely to secure all financing necessary to consummate the transactions contemplated by the offer and that the transactions contemplated by the offer are otherwise reasonably capable of being consummated.

         (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors, or any committee thereof, from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of the Company shall comply with Sections 5.02(a) and 5.02(b) prior to taking and disclosing such position. Nothing in this Agreement shall prohibit the members of the Board of Directors of the Company from exercising their duties of disclosure and candor under applicable Law. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with Section 6.02(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (as defined below), or by any Company Change of Recommendation.

6.03.    Meeting of Parent Stockholders; Board Recommendation.

         (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the FBCA and its Articles of Incorporation and By-laws to convene and hold the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the approval of the issuance of Parent

Common Stock in connection with the Merger and in connection with the Parent Financing. Unless the Board of Directors of Parent has made a Parent Change of Recommendation (as defined in Section 6.03(c)), Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the issuance of Parent Common Stock in connection with the Merger and in connection with the Parent Financing and the approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares, and Parent will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, the FBCA and its Articles of Incorporation and By-laws. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's stockholders in advance of a vote on the approval of the issuance of Parent Common Stock in connection with the Merger, in connection with the Parent Financing and in connection with the amendment of the Articles of Incorporation of Parent, or, if as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders' Meeting are solicited, in compliance with the FBCA, its Articles of Incorporation and By-laws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting in accordance with this Section 6.03(a) shall not be limited to or otherwise affected by any withholding, withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent with respect to the Parent Stockholder Approval.

         (b) Subject to Section 6.03(c): (i) the Board of Directors of Parent shall unanimously (expect for Michael Falk, who may abstain from voting with respect to clauses (x), (y) and (z) below and Braden Kelly, who may abstain from voting with respect to clause (y) below) recommend that Parent's stockholders vote in favor of (x) the approval of the issuance of Parent Common Stock in connection with the Merger at the Parent Stockholders' Meeting, (y) the approval of the issuance of Parent Common Stock in connection with the Parent Financing at the Parent Stockholders' Meeting and (z) the approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of the approval of the issuance of Parent Common Stock in connection with the Merger at the Parent Stockholders' Meeting and in favor of the approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of and approve the issuance of Parent Common Stock in connection with the Merger and in connection with the Parent Financing and in favor of the approval of the amendment to the Articles of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock to 30 million shares.

         (c) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Nothing in this Agreement shall prohibit the members of the Board of Directors of Parent from exercising their duties of disclosure and candor under applicable Law. Parent's obligation to call, give notice of, convene and hold Parent's stockholders meeting in accordance with Section 6.03(a) shall not be limited to or otherwise affected by any Parent Change of Recommendation. Nothing in this Agreement shall prevent the Board of Directors of Parent from withholding, withdrawing, amending or modifying its recommendation in favor of adoption of this Agreement and the other proposals included in the Parent Stockholder Approval (any of the foregoing actions, a "Parent Change of Recommendation") if the Board of Directors of Parent concludes in good faith, after consultation with its outside counsel, that such Parent Change of Recommendation is required for Parent to comply with its fiduciary obligations to Parent's shareholders under applicable Law.

6.04. Access to Information; Confidentiality. The Company and the Parent shall, and shall cause each of their respective subsidiaries to, afford to the other, and the other's officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company and the Parent shall, and shall cause each of its subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the other may reasonably request; provided, however, that Parent or the Company, as the case may be, may withhold the documents and information described in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement; provided further, that the Company or the Parent, as the case may be, shall use all reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit it to furnish such documents and information to the other party.

6.05.    Reasonable Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Merger, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02(b). In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations, to dispose of any significant asset or collection of assets or breach any material agreement to which it is a party.

         (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.06. Takeover Statutes. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to any Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary and possible to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.07.    Benefits and Benefit Plans.

         (a) From and after the Effective Time and except as otherwise provided herein, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Schedule, including any change in control provisions contained therein.

         (b)      With respect to any "employee benefit plan", as defined in
Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

         (c) All Company employees who remain as employees after Closing shall either be afforded the same benefits which the other employees of Parent and its Subsidiaries have without any requirement as to vesting or lapse of time or they shall continue to have the same benefits which were afforded to them by the Company prior to Closing.

6.08.    Indemnification by Parent.

         (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification Contracts between the Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any advancement of expenses or indemnification provisions under the Company's Certificate of Incorporation or By-laws as in effect on the date hereof, in each case, subject to applicable law. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses, and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and By-laws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

         (b) For a period of six years after the Effective Time, Parent shall maintain in effect a "tail policy" based on the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that the amount of the premium payments for a tail policy for the six years following the Effective Time shall be allocated between the Company and Parent as follows: the Company shall pay the amount that would be required to be paid in order to obtain from Parent's current insurer a two year tail policy, and Parent shall pay the difference between the cost of such a two year tail policy and the cost of the six year tail policy. All such premium payments for the two year tail policy shall be paid by the Company on or prior to the Closing Date, and on the Closing Date Parent shall be obligated to make premium payments for the remaining four years of the "tail policy." If the tail policy is canceled, Parent shall use commercially reasonable efforts to obtain a replacement tail policy at no greater expense to Parent than Parent would otherwise be required to incur under this paragraph.

         (c) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage.

         (d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.08.

6.09. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent that counsel may advise the Company, Parent or Sub that such disclosure is required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.10. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with this Agreement and the Merger shall be paid by the party upon whom the primary burden for payment is placed by the applicable law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes and shall use reasonable efforts to avail itself of any available exemptions from such Transfer Taxes, and shall cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

6.11. Directors. At the Effective Time, the Board of Directors of Parent shall (i) appoint one independent director of the Company selected by the Company to serve as a member of the Board of Directors of Parent, and (ii) appoint one additional independent director, who shall not be affiliated with Parent or the Company, identified by the Board of Directors of the Company, and who shall be reasonably acceptable to the Parent, to serve as a member of the Board of Directors of Parent. The Board of Directors of Parent shall not be required to effect any appointment or nomination to the extent any such action would be inconsistent with the fiduciary duties of the members of the Board of Directors.

6.12. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any litigation to which the Company is a party, and the Company shall not settle any such litigation without the prior consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

6.13. Section 16 Matters. The Company shall and, provided that the Company delivers to Parent the Section 16 Information (as defined below) in advance of the meeting of Parent's Board of Directors where such matters are scheduled to be discussed, Parent shall use all reasonable efforts (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those individuals who are or will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent or the Company.

6.14. Tax Treatment as Reorganization. Neither Parent, Sub nor the Company shall, and they shall not permit any of their respective subsidiaries to, take any action or cause any action to be taken prior to or following the Merger that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code and shall use all reasonable efforts to cause the Merger to so qualify. Parent, Sub and the Company shall, and shall cause their respective subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under that Section of the Code.

6.15. Company Affiliates; Restrictive Legend. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person listed on Schedule 3.23, an executed affiliate agreement pursuant to which such Affiliate shall agree to be bound by the provisions of Rule 145 in a form provided by Parent and reasonably acceptable to the Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any such Company Affiliate, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, an appropriate restrictive legend stating in substance that such shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and that the transferability of such shares is therefore restricted but that such legend shall be removed by Parent upon receipt of an opinion of counsel that such legend may be removed.

6.16. Consents of Accountants. Parent and the Company will each use reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

6.17. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

6.18. Cooperation. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, use commercially reasonable efforts to coordinate and cooperate (i) with respect to the timing of the Company Stockholders' Meeting and the Parent Stockholders' Meeting and shall use commercially reasonable efforts to hold such meetings on the same day, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents approvals or waivers. Subject to the terms and conditions of this Agreement, Parent and the Company will each use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed, and Parent and the Company shall, subject to applicable law, use commercially reasonable efforts to confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

6.19. Parent Financing. Prior to the Closing, Parent agrees to sell a sufficient number of shares of its authorized common stock at a price per share of not less than $13.50 in order to generate gross proceeds to Parent at or prior to Closing of $21,100,000 (the "Parent Financing"). In connection with and subject to the Closing, Parent agrees to contribute proceeds of the Parent Financing to the Company as an additional capital contribution in order to enable the Company to pay off in full the Company's debt to its lenders for whom Wachovia Bank acts as agent in an aggregate amount of not more than $18,000,000. In addition, in connection with and subject to the Closing, Parent agrees to cause the letter of credit currently issued by Wachovia for the benefit of CG Insurance Services, Inc. to be (a) replaced with a letter of credit on another bank, (b) replaced with other satisfactory collateral or (c) paid in full.

6.20. Company Software Licensing. Prior to the Closing, the Company agrees to obtain valid, continuing licenses for all of the Software that the Company or any of the Company Subsidiaries uses in the operation of its business as currently conducted as of the date of the Closing. Each such license shall be fully transferable to Parent in connection with the Merger. Such transfer shall be effective immediately as of the date of the Closing without payment of any further license fee, transfer fee, royalty or other remuneration not expressly agreed to in advance and in writing by Parent. Compliance with any terms or conditions precedent to the full effectiveness of such transfer shall be the sole and exclusive responsibility of the Company at its own sole expense and shall be completed prior to Closing. Without limiting the generality of the foregoing, the Company or one of the Company Subsidiaries, shall timely notify the licensor of the transfer in such form and manner as may be required pursuant to the terms of any license agreement applicable to such Software.

                       ARTICLE VII. CONDITIONS PRECEDENT

7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approvals. The Company Stockholder Approval shall have been obtained by the requisite vote of the stockholders of Company under applicable Law and the Company's Certificate of Incorporation and By-laws. The Parent Stockholder Approval shall have been obtained by the requisite vote of the stockholders of Parent under applicable law, the Parent's Articles of Incorporation and By-laws, and the applicable rules of the NASDAQ Stock Market.

         (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

         (c) No Order; HSR Act; Governmental Consents. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated. All material required approvals or consents of any Governmental Entity (including foreign antitrust approvals or consents) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained.

         (d) Nasdaq Listing. The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

         (e) No Restraints. There shall not be pending or overtly threatened any action or proceeding by any Governmental Entity seeking to restrain or prohibit the Merger.

7.02. Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

         (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

         (b) Agreements and Covenants. Parent and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

         (c) Majority of the Minority. This Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock voting at the Company Stockholder Meeting and not taking into account any votes cast by holders of the Series C Stock, by Commonwealth Associates, L.P. or any affiliates or officers or directors thereof, or any director or executive officer of the Company (the "Minority Stockholder Approval").

         (d) Closing Certificate. Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the President of Parent to the effect that, to the actual knowledge of the President, the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

         (e) Material Adverse Effect. There shall not have occurred any event, change or effect having, individually or in the aggregate, a Parent Material Adverse Effect.

7.03. Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

         (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Company Material Adverse Effect (other than the representations and warranties set forth in Section 3.06(c) and 3.18(b), which shall be true and correct in all respects). It being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

         (c) Material Adverse Effect. There shall not have occurred any event, change or effect having, individually or in the aggregate, a Company Material Adverse Effect.

         (d)      Intentionally Omitted.

         (e) Consents. All consents or approvals necessary to the consummation of the Merger including consents from parties to loans, contracts, leases or other agreements, shall have been obtained, other than consents the failure of which to obtain could not reasonably be expected to have a Company Material Adverse Effect.

         (f) Dissenting Stockholders. Holders of no more than ten percent (10%) of Company Common Stock shall have demanded appraisal of their shares pursuant to the DGCL.

         (g) Closing Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of it by the Chief Executive Officer of the Company to the effect that, to the actual knowledge of the Chief Executive Officer, the conditions set forth in Sections 7.03(a), (b),
(c), and (e) have been satisfied.

                ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER

8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval or the Company Stockholder Approval:

         (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Company;

         (b) by either the Company or Parent if the Merger shall not have been consummated by April 30, 2004 (the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

         (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used commercially reasonable efforts to prevent the entry of and to remove such restraint;

         (d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders' Meeting duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

         (e) by either the Company or Parent, if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholders' Meeting duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to Parent where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

         (f) by Parent (at any time prior to obtaining the Company Stockholder Approval by the required vote of the Company stockholders) if a Parent Triggering Event (as defined below) shall have occurred;

         (g) by the Company (at any time prior to obtaining the Parent Stockholder Approval by the required vote of Parent stockholders) if a Company Triggering Event (as defined below) shall have occurred;

         (h) by the Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or
(ii) if a Parent Material Adverse Effect shall have occurred; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent, or a Parent Material Adverse Effect, is curable prior to the Outside Date by Parent, then the Company may not terminate this Agreement under this Section 8.01(h) for 30 days, with respect to an inaccuracy or breach, or 45 days, with respect to a Parent Material Adverse Effect, after delivery of written notice from the Company to Parent of such breach, inaccuracy or Parent Material Adverse Effect, if Parent continues to exercise all reasonable efforts to cure such breach, inaccuracy or Parent Material Adverse Effect (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (h) if such breach by Parent or Parent Material Adverse Effect is cured during such 30 or 45-day period, or if the Company shall have materially breached this Agreement);

         (i) by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or
Section 7.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Company Material Adverse Effect shall have occurred; provided that if such inaccuracy in the Company's representations and warranties or breach by the Company, or Company Material Adverse Effect, is curable prior to the Outside Date by the Company, then Parent may not terminate this Agreement under this
Section 8.01(i) for 30 days, with respect to an inaccuracy or breach, or 45 days, with respect to a Company Material Adverse Effect, after delivery of written notice from Parent to the Company of such breach, inaccuracy or Company Material Adverse Effect, if the Company continues to exercise all commercially reasonable efforts to cure such inaccuracy, breach or Company Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if such inaccuracy or breach by the Company or Company Material Adverse Effect is cured during such 30 or 45-day period, or if Parent shall have materially breached this Agreement).

         (j) by the Company, in respect of a Superior Offer in accordance with Section 6.02(c);

         (k) by the Company, if the Parent does not mail the Proxy Statement/Prospectus to the Parent's stockholders by February 12, 2004; provided, that the Company has used all commercially reasonable efforts to mail the Proxy by such date;

         (l) by Parent, if the Company does not mail the Proxy Statement/Prospectus to the Company's stockholders by February 12, 2004; provided, that Parent has used all commercially reasonable efforts to mail the Proxy by such date;

For the purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) Parent's Board of Directors or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to the Company its recommendation in favor of the issuance of Parent Common Stock in connection with the Merger; (ii) Parent shall have failed to include in the Proxy Statement/Prospectus the recommendation of Parent's Board of Directors in favor of the issuance of Parent Common Stock in connection with the Merger; or (iii) Parent's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the issuance of Parent Common Stock in connection with the Merger within 10 business days after the Company requests in writing that such recommendation be reaffirmed.

For the purposes of this Agreement, a "Parent Triggering Event" shall be deemed to have occurred if: (i) the Company's Board of Directors or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Parent its recommendation in favor of adoption of this Agreement; (ii) the Company shall have failed to include in Proxy Statement/Prospectus the recommendation of the Company's Board of Directors or any committee thereof in favor of adoption of this Agreement; (iii) the Company's Board of Directors or any committee thereof fails to reaffirm its recommendation in favor of adoption of this Agreement within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Company's Board of Directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or other contract accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Sections
5.02 or 6.02; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

8.02. Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.02, Section 8.03 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.03.    Fees and Expenses.

         (a) General. Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Transaction

Expenses") shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee(s) for the Antitrust Filings, in each case pursuant to Section 6.01.

         (b) Company Payments. In the event that this Agreement is terminated (i) pursuant to Section 8.01(f) or Section 8.01(j), or (ii) as a result of the failure of the Company to obtain the Company Stockholder Approval if (A) prior to such termination, an Acquisition Proposal with respect to the Company was publicly disclosed and (B) within 12 months following the termination of this Agreement, either an Acquisition (as defined in Section 8.03(c)) with respect to the Company is consummated, or the Company enters into a Contract providing for an Acquisition which is later consummated (whether during or after such 12-month period), then the Company shall pay to Parent a fee equal to $2,000,000, in immediately available funds promptly but in no event later than two business days after the date of such termination, if terminated pursuant to clause (i) above, or two business days after the consummation of such Acquisition, if terminated pursuant to clause (ii) above. In the event that
(I) the Company obtains the Company Stockholder Approval but does not obtain the Minority Stockholder Approval, and (II) the Company does not waive the condition to Closing set forth in Section 7.02(c) in such a manner as to allow the Closing to occur, then the Company shall immediately reimburse Parent for all Transaction Expenses incurred by Parent, including without limitation Parent's portion of the shared Transaction Expenses under Section 8.03(a), up to a maximum amount of $500,000 upon Parent's submission of reasonable documentation of such expenses to the Company.

         (c) Acknowledgements. The Company and Parent acknowledge that (i) the agreements contained in Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the termination fee described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the termination fee due pursuant to Section 8.03(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amount set forth in Section 8.03(b), the Company shall pay Parent's costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 8.03(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fee described in Section 8.03(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

For the purposes of this Agreement, an "Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as applicable, pursuant to which the stockholders of the Company or Parent, as applicable, immediately preceding such transaction hold less than 85% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company or Parent or its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of the

Company's or Parent's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company or Parent.

8.04. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company; provided, however, that after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or the Nasdaq Stock Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company.

8.05. Extension; Waiver. Any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                         ARTICLE IX. GENERAL PROVISIONS

9.01. Nonsurvival of Representations and Warranties and Liability for Breach Prior to Closing. Except as provided in the last sentence of this Section 9.01, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except as set forth in Section 8.03(b) above, in the event of termination of this Agreement as provided in Section 8.01, there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors, stockholders or affiliates; provided, however, that nothing herein shall relieve any party from liability from the intentional or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud; and provided that the provisions of this Section 9.01, Section 8.03 and Section 6.04 of this Agreement and the confidentiality provisions set forth herein and in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or (iv) one


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business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Parent or Sub, to

                           ProxyMed, Inc.
                           2555 Davie Road, Suite 110
                           Fort Lauderdale, Florida  33317
                           Attention: President
                           Facsimile:  (954) 473-2341

                           with a copy to:

                           Holland & Knight LLP
                           701 Brickell Avenue, Suite 3000
                           Miami, Florida 33131
                           Attention:  Rodney H. Bell, Esq.
                           Facsimile:  305-789-7799

         (b)      if to the Company, to

                           PlanVista Corporation
                           4010 Boy Scout Boulevard, Suite 200
                           Tampa, Florida 33607
                           Attention:
                           Facsimile:

                           with a copy to:

                           Fowler White Boggs Banker P.A.
                           501 E. Kennedy Blvd., Suite 1700
                           Tampa, FL  33602
                           Attention:   David C. Shobe, Esq.
                           Facsimile:   813-228-9401

9.03.    Definitions.  For purposes of this Agreement:

         "Ancillary Agreements" means any and all other agreements, documents, and certificates required under Sections 7.01(e) and 7.03 of this Agreement.

         A "key employee" means an employee of the Company or any Company Subsidiary or Parent or Parent Subsidiary, as the case may be, listed on
Schedule 9.03.

         A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

         A "subsidiary" means in reference to any particular party, a corporation with respect to which the party either (i) is required to consolidate the reporting of its financial information in accordance with GAAP, or (ii) is a beneficial owner of either at least a majority of any class of the corporation's securities or securities of the corporation representing at least a majority of the voting power of all the corporation's outstanding securities that are entitled to vote in the election of its directors.

         "knowledge" of any specified corporation means the actual knowledge of any director or executive officer of such corporation, and unless otherwise specified also includes any knowledge that should have been obtained by any director or executive officer of such corporation after reasonable inquiry.

9.04. Interpretation; Disclosure Schedules. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.07. Entire Agreement, No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, Parent Disclosure Schedule, the Confidentiality Agreement and the Ancillary Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby, and (b) except for the provisions of Section 6.08, are not intended to confer upon any person other than the parties any rights or remedies.

9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

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9.09.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or the Merger in any court other than the Delaware Court of Chancery or any Federal court sitting in the State of Delaware. To the extent that a party to this Agreement is not otherwise subject to service of process in the State of Delaware, such party hereby appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, as such party's agent in the State of Delaware for acceptance of legal process and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of Delaware.

9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12. Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.04 and 8.05. Sub hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

9.13. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]




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         IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this
Agreement, all as of the date first written above.


                                      ProxyMed, Inc.

                                      By: /s/ Michael K. Hoover
                                         -------------------------------------
                                        Name: Michael K. Hoover
                                        Title: Chairman/CEO


                                      Planet Acquisition Corp.

                                      By: /s/ Judson E. Schmid
                                         -------------------------------------
                                        Name: Judson E. Schmid
                                        Title: Vice President/Treasurer


                                     PlanVista Corporation

                                      By: /s/ Phillip S. Dingle
                                         -------------------------------------
                                        Name: Phillip S. Dingle
                                        Title: Chairman/CEO

                                                                         ANNEX B

                      [WILLIAM BLAIR & COMPANY LETTERHEAD]


December 5, 2003

Board of Directors
ProxyMed, Inc.
2555 Davie Blvd., Suite 110B
Fort Lauderdale, Florida  33317


Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to ProxyMed, Inc. (the "Company") of the Merger Consideration (as defined below) to be paid by the Company pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of December 5, 2003 (the "Merger Agreement") by and among the Company, Planet Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), and PlanVista Corporation ("PlanVista"). Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, upon the consummation of the Merger, (i) Merger Sub will be merged into PlanVista (the "Merger") and all outstanding shares of common stock and Series C Preferred Stock, each $0.01 par value per share, of the Company will be converted into the right to receive an aggregate of 3,600,000 shares of common stock of Company, $0.001 par value per share, and (ii) the Company will satisfy directly, or will be providing additional capital to PlanVista in order to enable it to satisfy certain liabilities of PlanVista outstanding as of such time and identified in the Merger Agreement (collectively, the "Merger Consideration").

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) certain audited historical financial statements of the Company and of PlanVista for the three years ended December 31, 2002; (c) certain unaudited financial statements of the Company and PlanVista for the nine months ended September 30, 2003; (d) certain internal business, operating and financial information provided by the Company and PlanVista and forecasts of the Company and PlanVista (the "Forecasts") prepared by the senior management of the Company and PlanVista, respectively;
(e) information regarding the strategic, financial and operational benefits anticipated from the Merger and the prospects of the Company (with and without the Merger) prepared by senior management of the Company and PlanVista; (f) the pro forma impact of the Merger on the financial results and condition of the Company, based on certain pro forma financial information prepared by the senior management of the Company; (g) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (h) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (i) current and historical market prices and trading volumes of the common stock of the Company and PlanVista; and (j) certain other publicly available information on the Company and PlanVista. We have also held discussions with members of the senior management of the Company and PlanVista regarding the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts provided by senior management of the Company. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or PlanVista. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and PlanVista. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company and PlanVista are as set forth in the financial statements of the Company and PlanVista, respectively, or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We were not requested to, and did not consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We have not provided any legal advice to the Company and the Company acknowledges that it has relied on its own counsel for all legal determinations. We were not requested to, nor did we, seek alternative participants for the proposed Merger.

William Blair & Company ("Blair") has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or PlanVista for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. PlanVista engaged Blair to act as its financial advisor in connection with a potential private placement of securities and debt restructuring in 2001. This engagement terminated in 2002 and no outstanding fees are due under this prior engagement. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Merger on the trading price of the common stock of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company by stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of PlanVista, or in the healthcare market in general, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be paid by the Company is fair, from a financial point of view, to the Company.

                                    Very truly yours,


                                    /s/ William Blair & Company, L.L.C.
                                    -----------------------------------
                                    WILLIAM BLAIR & COMPANY, L.L.C.

                                                                         ANNEX C

                  [Peter J. Solomon Company, L.P. Letterhead]

                                                              December 5, 2003



Board of Directors
PlanVista Corporation
4010 Boy Scout Blvd.
Tampa, FL 33607

Ladies and Gentlemen:

         You have asked us to advise you with respect to the fairness from a financial point of view to the holders of Common Stock, par value $0.01 per share ("Company Common Stock") of PlanVista Corporation (the "Company") (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) of the consideration proposed to be received by the holders of Company Common Stock pursuant to the terms of the Agreement and Plan of Merger, of which we have reviewed a draft dated as of December 3, 2003 (the "Agreement"), among the Company, ProxyMed, Inc. ("Parent") and Planet Acquisition Corp. ("Sub"), a wholly owned subsidiary of Parent. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein and defined in the Agreement shall be used herein as therein defined.

         Upon the terms and subject to the conditions set forth in the Agreement, at the Effective Time (i) Sub will be merged with and into the Company and the Company will continue as the surviving corporation, (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive a fraction of one fully paid and nonassessable share of common stock, par value $0.001 per share ("Parent Common Stock"), the numerator of which is (A) 1,826,829 and the denominator of which is (B) the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time and (iii) each share of the Company's Class C Preferred Stock, par value $0.01 per share ("Series C Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive a fraction of one fully paid and nonassessable share of Parent Common Stock the numerator of which is (A) 1,773,171 and the denominator of which is (B) the total number of issued and outstanding shares of Series C Stock immediately prior to the Effective Time. The foregoing fractions will be adjusted to reflect conversions of Series C Stock into Company Common Stock prior to the Effective Time. The Merger Consideration is subject to further adjustment if the Company's transaction expenses exceed $5,650,000.

         For purposes of the opinion set forth herein, we have:

                  (i) reviewed certain publicly available financial statements and other information of the Company and Parent, respectively;

                  (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent prepared by the management of the Company and Parent, respectively;

                  (iii) reviewed certain financial projections for the Company and Parent prepared by the management of the Company and Parent, respectively;

                  (iv) discussed the past and current operations, financial condition and prospects of the Company and Parent with management of the Company and Parent, respectively;

                  (v) visited certain facilities of the Company and Parent;

                  (vi) reviewed the reported prices and trading activity of Company Common Stock and Parent Common Stock;

                  (vii) compared the financial performance and condition of the Company and Parent and the reported prices and trading activity of Company Common Stock and Parent Common Stock with that of certain other comparable publicly traded companies;

                  (viii) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

                  (ix) reviewed a draft of the Agreement, dated as of December 3, 2003;

                  (x) reviewed a draft of the Stock Purchase Agreement, dated as of November 20, 2003 (the "Parent Stock Purchase Agreement"), by and among Parent, General Atlantic Partners 77, L.P. GAP Coinvestment Partners II, L.P., GapStar LLC, GAPCO GmbH & Co. KG, PVC Funding Partners LLC, ComVest Venture Partners, L.P., Shea Ventures, L.P., Robert Priddy and General Atlantic Partners 74, L.P.; and

                  (xi) performed such other analyses as we have deemed appropriate.

         We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. We have assumed that the final form of the Agreement and the Parent Stock Purchase Agreement will be substantially the same as the last draft reviewed by us, that all of the representations and warranties contained in the Agreement and the Parent Stock Purchase Agreement were and will be true and correct as of the date or dates when made or deemed made and that all of the covenants and agreements in the Agreement and the Parent Stock Purchase Agreement will be timely performed. We have also assumed that all material governmental, regulatory and other consents and approvals will be obtained and that no action required in connection with obtaining any consent or approval will have a material adverse effect upon the Company, Parent or the Merger. With respect to the financial projections, we have further assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Parent, respectively. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuation or appraisal. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, December 4, 2003.

         In arriving at our opinion, we considered the absence of any structural or legal barriers precluding a competing, higher offer, as well as the right of the Company, pursuant to Sections 6.02(c) and 8.01(j) of the Agreement, to terminate the Agreement under certain circumstances in the event of a Superior Offer, subject to the payment of the fee set forth in Section 8.03(b). In addition, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets. We are not passing upon the fairness, from a financial point of view or otherwise, of the consideration to be received in the Merger or in any other transaction by any person or entity other than the consideration to be received by the holders of Company Common Stock in connection with the Merger. Specifically, we are not passing upon the fairness, from a financial point of view or otherwise, of the consideration to be received in connection with the Merger by the holders of Series C Stock or to be received by Parent or the purchasers pursuant to the Parent Stock Purchase Agreement. As consideration for our services to the Company in connection with the transaction we will receive a fee, a portion of which is payable upon the delivery of this opinion.

         This letter is solely for the information of the Board of Directors of the Company and is not delivered on behalf of, and is not intended to confer any rights or remedies upon, any other entity or persons, and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any holder of Company Common Stock as to how any such holder should vote on the Merger.

         Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the consideration to be received by the holders of Company Common Stock (other than Commonwealth Associates Group Holdings, LLC and its affiliates and associates) in connection with the Merger is fair from a financial point of view to such holders of Company Common Stock.

                                                Very truly yours,



                                                PETER J. SOLOMON COMPANY, L.P.

                                                                         ANNEX D


               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ss.262. Appraisal rights.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264
                  of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
                           (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or
                           (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX E


                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "Agreement"), dated as of December 5, 2003 (this "Agreement"), is made and entered into by and among PlanVista Corporation, a Delaware corporation (the "Company"), ProxyMed, Inc., a Florida corporation ("Parent"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAPCO II"), GapStar, LLC, a Delaware limited liability company ("GapStar") and GAPCO GMBH & CO. KG, a German limited partnership ("GmbH Coinvestment" and, together with GAP LP, GAPCO II and GapStar, the "Shareholders").


                                    RECITALS:


         A. Company, Parent and Planet Acquisition Corp., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Sub shall be merged with and into the Company and the Company shall continue as the surviving corporation (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement.

         B. As of the date hereof, each Shareholder is the record owner of the number of Existing Shares (as defined hereinafter) of the common stock, par value $0.001 per share, of Parent (the "Parent Common Stock") set forth opposite such Shareholder's name on Schedule A hereto.

         C. As a condition and inducement to the Company's willingness to enter into the Merger Agreement, the Company has requested that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                               CERTAIN DEFINITIONS

         In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For the purposes of this Agreement:

                  (a) "Existing Shares" means shares of the Parent Common Stock owned of record by such Shareholder as of the date hereof.

                  (b) "Securities" means the Existing Shares together with any shares of the Parent Common Stock or other securities of Parent acquired by Shareholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

                                  ARTICLE II.

                                VOTING AGREEMENT

         Section 2.1. Agreement to Vote Shares. Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, at any meeting of the shareholders of Parent called to consider and vote upon the Merger Agreement (whether annual or special and at any and all postponements and adjournments thereof), or in connection with any action to be taken in respect of the Merger Agreement by written consent of shareholders of Parent, each Shareholder shall appear at the meeting or otherwise cause the Securities held by such Shareholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities held by such Shareholder: (v) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (w) in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Merger pursuant to the terms of the Merger Agreement and pursuant to the Stock Purchase Agreement by and among Parent, General Atlantic Partners 77, L.P., GAPCO II, GapStar, GmbH Coinvestment and the other parties named therein (the "Stock Purchase Agreement"), (x) in favor of the amendment to Parent's Articles of Incorporation to increase the authorized number of shares of Parent Common Stock to 30 million, (y) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Parent or Sub under the Merger Agreement or this Agreement, and (z) against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Merger. No Shareholder may enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 2.1.

         Section 2.2. Irrevocable Proxy.

                  (a) Each Shareholder hereby irrevocably constitutes and appoints the Company and Phillip S. Dingle, Chief Executive Officer and Jeffrey
L. Markle, or any of them in their respective capacities as officers of the Company and any individual who shall hereafter succeed to any such office of the Company and each of them individually, such Shareholder's proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of Shareholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in connection with any meeting of the shareholders of Parent, as specified in Section 2.1 hereof.

                  (b) Each Shareholder represents that any other proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies are hereby revoked.

                  (c) Each Shareholder understands and acknowledges that the Company and Parent are entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked under any circumstances. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 607.0722 of the Florida Business Corporation Act.

         Section 2.3. Change of Recommendation. Notwithstanding the provisions of Sections 2.1 and 2.2, each Shareholder may elect not to vote its Securities in favor of adoption of the Merger Agreement in the event that there has been a Parent Change of Recommendation.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1. Certain Representations and Warranties of Shareholder. The Shareholders represent and warrant severally, and not jointly, to the Company as follows:

                  (a) Ownership. Such Shareholder is the sole record owner of
(i) its Existing Shares and (ii) options to purchase the number of shares of Parent Common Stock set forth opposite such Shareholder's name on Schedule A hereto. On the date hereof, the Existing Shares constitute all of the shares of the Parent Common Stock owned of record by such Shareholder. Except as set forth on Schedule A, there are no outstanding options or other rights to acquire from such Shareholder or obligations of such Shareholder to sell or to acquire, any shares of the Parent Common Stock. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in
Article II and Sections 4.1 and 4.3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (b) Power and Authority; Execution and Delivery. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Shareholder. This Agreement has been duly executed and delivered by Such Shareholder and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (c) No Conflicts. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority ("Governmental Entity") is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to such Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets, except in the case of clauses (ii) and (iii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, impair the ability of such Shareholder or Parent to consummate the transactions contemplated by the Merger Agreement or this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby or thereby.

         Section 3.2. Representations and Warranties of the Company. Company hereby represents and warrants to the Shareholders that:

                  (a) Power and Authority; Execution and Delivery. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligation of each Shareholder, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (b) No Conflicts. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and will not impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement or this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby or thereby.

                                  ARTICLE IV.

                      CERTAIN COVENANTS OF THE SHAREHOLDERS

         Section 4.1. Restriction on Transfer of Subject Shares, Proxies and Noninterference. Prior to the termination of this Agreement, each Shareholder agrees not to, directly or indirectly (whether by operation of law or otherwise): (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by conversion thereof into Common Stock), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities held by such Shareholder or any interest therein, except as provided in Section 2.1 hereof; (ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any of the Securities held by such Shareholder into a voting trust or enter into a voting agreement or arrangement with respect to any of the Securities held by such Shareholder; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of each Shareholder to perform such Shareholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions hereby. Each Shareholder agrees that this Agreement and each Shareholder's obligations hereunder shall attach to Shareholder's Securities and shall be binding upon any person or entity to which legal or beneficial ownership of such Securities shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors.

         Section 4.2. Disclosure. Each Shareholder hereby agrees to permit the Company to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document necessary or desirable in connection with the Merger and any transactions related thereto, Shareholder's identity and ownership of the Parent Common Stock and the nature of Shareholder's commitments, arrangements and understandings under this Agreement; provided, however, that the preparation and filing of the Registration

Statement and the Proxy Statement/Prospectus and any amendment thereto shall be conducted in accordance with Section 8.2 of the Stock Purchase Agreement.

         Section 4.3. Stop Transfer; Legend.

                  (a) Each Shareholder agrees with, and covenants to, the Company that such Shareholder will not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

                  (b) In the event of a stock dividend or distribution, or any change in the Parent Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Parent Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

                  (c) Each Shareholder will promptly after the date hereof surrender to Parent all certificates representing the Securities and Parent will place the following legend on such certificates in addition to any other legend required thereof:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AND OTHER PROVISIONS OF A VOTING AGREEMENT, DATED AS OF DECEMBER 5, 2003, BY AND AMONG PLANVISTA CORPORATION, PROXYMED, INC., GENERAL ATLANTIC PARTNERS 74, L.P., GAP COINVESTMENT PARTNERS II, L.P., GAPSTAR, LLC AND GAPCO GMBH & CO. KG."

                                   ARTICLE V.

                                  MISCELLANEOUS

         Section 5.1. Fees and Expenses. Subject to Section 10.12 of the Stock Purchase Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         Section 5.2. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         Section 5.3. Termination; Amendment. This Agreement shall terminate immediately upon the earliest of (a) the termination of the Merger Agreement or
(b) the consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 5.4. Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 5.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies.

         Section 5.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         Section 5.7. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Shareholders, to the address set forth on Schedule A hereto or, in the case of Company, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

         if to the Company, to

         Planvista Corporation
         4010 Boy Scout Boulevard
         Suite 200
         Tampa, Florida 33607

         Attention:
         Facsimile:

         with a copy (which shall not constitute notice) to:

         Fowler White Boggs Banker PA
         501 E. Kennedy Blvd., Suite 1700
         Tampa, FL  33602
         Attention:  David C. Shobe, Esq.
         Facsimile:  813-228-9401
         if to Parent or Sub, to

         ProxyMed, Inc.
         2555 Davie Rd., Suite 110
         Fort Lauderdale, FL  33317
         Telecopy: (954) 473-2341
         Attention: Michael K. Hoover, Chief Executive Officer
                    Rafael G. Rodriguez, In-House Counsel

         with a copy (which shall not constitute notice) to:

         Holland & Knight LLP
         701 Brickell Avenue, Suite 3000
         Miami, Florida 33131
         Attention:  Rodney H. Bell, Esq.
         Facsimile:  305-789-7799

         If to GAP LP, GAPCO II or GapStar:

         c/o General Atlantic Service Corporation
         3 Pickwick Plaza
         Greenwich, CT 06830
         Telecopy:  (203) 622-8818
         Attention:  Matthew Nimetz
                     Thomas J. Murphy

         with a copy to:

         Paul, Weiss, Rifkind, Wharton & Garrison LLP
         1285 Avenue of the Americas
         New York, NY 10019-6064
         Telecopy:  (212) 757-3990
         Attention:  Douglas A. Cifu, Esq.

         if to GmbH Coinvestment:

         c/o General Atlantic Partners GmbH
         Koenigsalle 88
         40212 Duesseldorf
         Germany
         Telecopy:  011-49-211-602-888-89
         Attention:  Matthew Nimetz
                     Thomas J. Murphy
         with a copy to:

         General Atlantic Service Corporation
         3 Pickwick Plaza
         Greenwich, CT 06830
         Telecopy:  (203) 622-8818
         Attention:  Matthew Nimetz
                     Thomas J. Murphy

         and

         Paul, Weiss, Rifkind, Wharton & Garrison LLP
         1285 Avenue of the Americas
         New York, NY 10019-6064
         Telecopy:  (212) 757-3990
         Attention:  Douglas A. Cifu, Esq.

         Section 5.8. Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Shareholders without the prior written consent of the Company and Parent, or by the Company or Parent, without the prior written consent of the Shareholders, and any such assignment or delegation that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 5.9. Further Assurances. The Shareholders and Company shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for herein.

         Section 5.10. Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Delaware Court of Chancery or any federal court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Delaware Court of Chancery or any federal court in the State of Delaware.

         Section 5.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 5.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

         Section 5.13. Service of Process. To the extent that a party to this Agreement is not otherwise subject to service of process in the State of Delaware, such party hereby appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, as such party's agent in the State of Delaware for acceptance of legal process, and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of Delaware.

                            [signature page follows]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.


                                          PLANVISTA CORPORATION


                                          By:  /s/ Phillip S. Dingle
                                              ---------------------------------
                                              Name: Phillip S. Dingle
                                              Title: Chairman/CEO


                                          PROXYMED, INC.


                                          By:  /s/ Michael K. Hoover
                                              ---------------------------------
                                              Name: Michael K. Hoover
                                              Title: Chairman/CEO


                                         GENERAL ATLANTIC PARTNERS 74, L.P.


                                         By:  GENERAL ATLANTIC PARTNERS, LLC,
                                              its General Partner


                                         By: /s/ Braden R. Kelly
                                            -----------------------------------
                                            Name:  Braden R. Kelly
                                            Title: A Managing Member


                                         GAP COINVESTMENT PARTNERS II, L.P.


                                         By: /s/ Braden R. Kelly
                                            -----------------------------------
                                            Name:  Braden R. Kelly
                                            Title: A General Partner

                                         GAPSTAR, LLC

                                         By:  GENERAL ATLANTIC PARTNERS, LLC,
                                                    its Managing Member


                                         By: /s/ Braden R. Kelly
                                            -----------------------------------
                                            Name:  Braden R. Kelly
                                            Title: A Managing Member

                                         GAPCO GMBH & CO. KG


                                         By: GAPCO Management GMBH,
                                              its General Partner


                                         By: /s/ Thomas J. Murphy
                                            -----------------------------------
                                            Name:  Thomas J. Murphy
                                            Title: Procuration Officer

                                                                         ANNEX F


                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "Agreement"), dated as of December 5, 2003 (this "Agreement"), is made and entered into by and among ProxyMed, Inc., a Florida corporation ("Parent"), Planet Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), PlanVista Corporation, a Delaware corporation (the "Company"), and PVC Funding Partners LLC ("Stockholder").


                                    RECITALS:


         A. The Company, Parent, and Sub, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Sub shall be merged with and into the Company and the Company shall continue as the surviving corporation (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement.

         B. As of the date hereof, Stockholder is the record owner of the number of Existing Shares (as defined hereinafter) of the Series C Stock and Company Common Stock (the "Securities") set forth opposite such Stockholder's name on Schedule A hereto.

         C. As a condition and inducement to Parent's and Sub's willingness to enter into the Merger Agreement, each of Parent and Sub has requested that Stockholder agrees, and Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                               CERTAIN DEFINITIONS

         In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For the purposes of this Agreement:

                  (a) "Existing Shares" means shares of the Series C Stock and Company Common Stock owned of record by such Stockholder as of the date hereof.

                  (b) "Securities" means the Existing Shares together with any shares of the Series C Stock or Company Common Stock or other securities of the Company acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

                                  ARTICLE II.

                                VOTING AGREEMENT

         Section 2.1. Agreement to Vote Shares. Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company called to consider and vote upon the Merger Agreement (whether annual or special and at any and all postponements and adjournments thereof), or in connection with any action to be taken in respect of the Merger Agreement by written consent of stockholders of the Company, Stockholder shall appear at the meeting or otherwise cause the Securities held by such Stockholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities held by such Stockholder: (w) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, and (x) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement, and (y) against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Merger. No Stockholder may enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 2.1.

         Section 2.2. Irrevocable Proxy.

                  (a) Stockholder hereby irrevocably constitutes and appoints Parent and Michael K. Hoover and Nancy J. Ham, or any of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of Stockholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in connection with any meeting of the stockholders of the Company, as specified in Section 2.1 hereof.

                  (b) Stockholder represents that any other proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies are hereby revoked.

                  (c) Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked under any circumstances. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

         Section 2.3 Change of Recommendation. Notwithstanding the provisions of
Section 2.1 and 2.2, Stockholder may elect not to vote its Securities in favor of adoption of the Merger Agreement in the event that all of the following have occurred: (a) there has been a Company Change of Recommendation; (b) the provisions of clauses of (i) through (iv) of Section 6.02(c) of the Merger Agreement have been satisfied; (c) there has been no breach of Section 5.02 of the Merger Agreement; and (d) Stockholder and its Representatives (as hereinafter defined) have complied with the provisions of Section 5.6 hereof.

                                  ARTICLE III.


                                CERTAIN COVENANTS

         Section 3.1. Conversion. Stockholder hereby agrees that such Stockholder shall take all steps necessary to cause there not to be designation that the Merger shall be deemed a liquidation, dissolution or winding up of the Company for purposes of Section 4 of the Certificate of Designation of Series and Determination of Rights and Preferences of Series C Convertible Preferred Stock of the Company (the "Series C Designations") or otherwise with respect to the Series C Convertible Preferred Stock of the Company. Stockholder shall cause there to be no conversion of any Securities that are shares of Series C Preferred Stock prior to the consummation of the Merger or in connection with the Merger.

         Section 3.2. Waiver of Appraisal Rights. Stockholder on its own behalf and on behalf of all of its affiliates hereby irrevocably waives any and all appraisal rights such Stockholder or affiliates may have in connection with the Merger.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. Certain Representations and Warranties of Stockholder. Stockholder represents and warrants, to Parent and Sub as follows:

                  (a) Ownership. Stockholder is the sole record owner of (i) its Existing Shares and (ii) options to purchase the number of shares of Series C Stock and Company Common Stock set forth opposite such Stockholder's name on Schedule A hereto. On the date hereof, the Existing Shares constitute all of the shares of the Company Common Stock or Series C Stock owned of record by such Stockholder. Except as set forth on Schedule A, there are no outstanding options or other rights to acquire from such Stockholder or obligations of such Stockholder to sell or to acquire, any shares of the Company Common Stock or Series C Stock. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II and Sections
5.1 and 5.3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (b) Power and Authority; Execution and Delivery. Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (c) No Conflicts. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority ("Governmental Entity") is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets, except in the case of clauses (ii) and (iii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, impair the ability of Stockholder, the Company, Parent or Sub to consummate the transactions contemplated by the Merger Agreement or this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby or thereby.

         Section 4.2. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder that:

                  (a) Power and Authority; Execution and Delivery. Parent and Sub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent or Sub, as the case may be. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Parent and

Sub, enforceable against Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (b) No Conflicts. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by each of Parent and Sub, the consummation by each of Parent and Sub of the transactions contemplated hereby or compliance by each of Parent and Sub with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or Sub or any of their properties or assets, except in the case of clause (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated by the Merger Agreement or this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby or thereby.

                                   ARTICLE V.

                        CERTAIN COVENANTS OF STOCKHOLDER

         Section 5.1. Restriction on Transfer of Subject Shares, Proxies and Noninterference. Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly (whether by operation of law or otherwise): (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by conversion thereof into Company Common Stock), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities held by Stockholder or any interest therein, except as provided in Section 2.1 hereof; (ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any of the Securities held by Stockholder into a voting trust or enter into a voting agreement or arrangement with respect to any of the Securities held by Stockholder; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions hereby. Stockholder agrees that this Agreement and Stockholder's obligations hereunder shall attach to Stockholder's Securities and shall be binding upon any person or entity to which legal or beneficial ownership of such Securities shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder's heirs, guardians, administrators or successors.

         Section 5.2. Disclosure. Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document necessary or desirable in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of the Company Common Stock and Series C Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement; provided, however, that the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus and any amendment thereto shall be conducted in accordance with Section 8.2 of the Stock Purchase Agreement.

         Section 5.3. Stop Transfer; Legend.

                  (a) Stockholder agrees with, and covenants to, Parent that Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

                  (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock or Series C Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Common Stock and Series C Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

                  (c) Stockholder will promptly after the date hereof surrender to the Company all certificates representing the Securities and the Company will place the following legend on such certificates in addition to any other legend required thereof:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AND OTHER PROVISIONS OF A VOTING AGREEMENT, DATED AS OF DECEMBER 5, 2003, BY AND BETWEEN PROXYMED, INC., PLANET ACQUISITION CORP., PLANVISTA CORPORATION AND CERTAIN STOCKHOLDERS OF PLANVISTA CORPORATION."

         Section 5.4. Acknowledgments and Waivers. Stockholder hereby (i) acknowledges that Stockholder is familiar with (A) the provisions of the articles of incorporation of the Company fixing the powers, preferences and rights appurtenant to Stockholder's Securities, and (B) the provisions of the Merger Agreement and this Agreement, (ii) consents to the provisions of the Merger Agreement and this Agreement, (iii) irrevocably waives all dissenter's rights or appraisal rights pursuant to applicable law (and any and all claims and causes of action that might otherwise exist with respect thereto) arising out of or in connection with the Merger and the consummation of the transactions contemplated under the Merger Agreement.

         Section 5.5. Releases. Stockholder hereby fully, unconditionally and irrevocably releases, effective as of the Effective Time, any and all claims and causes of action that Stockholder has or may have against the Company or any of its Subsidiaries or any present or former director, officer, employee or agent of Company or any of its Subsidiaries (collectively, the "Released Parties") arising or resulting from or relating to any act, omission, event or occurrence prior to the Effective Time.

         Section 5.6. No Solicitation. Neither Stockholder nor any agent, representative, affiliate, employee, officer or director (each of such persons, a "Representative") of Stockholder will, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the shareholders of the Company) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into or maintain or continue discussion or negotiate with any person or entity in furtherance of such inquires or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and Stockholder shall notify Parent and Sub immediately after receipt by Stockholder of any Acquisition Proposal, or inquiry respecting, an Acquisition Proposal or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of the Company by any person or entity that informs or has informed Stockholder that it is considering making or has made such a proposal or inquiry. Such notice to Parent and Sub shall indicate in reasonable detail the identity of the person making the Acquisition Proposal or inquiry and the terms and conditions of such proposal or inquiry. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. Notwithstanding the foregoing, prior to the adoption of Merger Agreement by the stockholders of the Company, this section shall not prohibit Stockholder from delivering or making available nonpublic information regarding the Company and the Company Subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal (as such term is defined in the Merger Agreement) that the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is reasonably likely to result in a Superior Offer (as such term is defined in the Merger Agreement); provided that the Company and its Representatives (as such term is defined in the Merger Agreement) have complied with their obligations under Section 5.02(a) and 5.02(b) of the Merger Agreement.

                                   ARTICLE VI.

                                  MISCELLANEOUS

         Section 6.1. Fees and Expenses. Subject to Section 10.12 of the Stock Purchase Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         Section 6.2. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

         Section 6.3. Termination; Amendment. This Agreement shall terminate immediately upon the earliest of (a) the termination of the Merger Agreement or
(b) the consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 6.4. Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 6.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies; provided, however, that the provisions of Sections 5.5 are intended to inure the benefit of, and to be enforceable by, the Released Parties.

         Section 6.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         Section 6.7. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of Stockholder, to the address set forth on Schedule A hereto or, in the case of Parent, Sub or the Company, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

         if to Parent or Sub, to

                           ProxyMed, Inc.
                           2555 Davie Rd., Suite 110
                           Fort Lauderdale, FL  33317
                           Telecopy: (954) 473-2341
                           Attention: Michael K. Hoover, Chief Executive Officer
                                      Rafael G. Rodriguez, In-House Counsel

                           with a copy (which shall not constitute notice) to:

                           Holland & Knight LLP
                           701 Brickell Avenue, Suite 3000
                           Miami, Florida 33131
                           Attention: Rodney H. Bell, Esq.
                           Facsimile: 305-789-7799

         if to the Company, to

                           PlanVista Corporation
                           4010 Boy Scout Boulevard, Suite 200
                           Tampa, Florida 33607
                           Attention:
                           Facsimile:

                           with a copy (which shall not constitute notice) to:

                           Fowler White Boggs Banker PA.
                           501 E. Kennedy Blvd., Suite 1700
                           Tampa, FL  33602
                           Attention: David C. Shobe, Esq.
                           Facsimile: 813-228-9401

         Section 6.8. Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Parent, Sub and the Company, or by Parent, Sub or the Company, without the prior written consent of Stockholder, and any such assignment or delegation that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 6.9. Further Assurances. Stockholder, the Company and Parent shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for herein.

         Section 6.10. Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in the Delaware Court of Chancery or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Delaware Court of Chancery or any federal court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Delaware Court of Chancery or any federal court in the State of Delaware.

         Section 6.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 6.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

         Section 6.13. Service of Process. To the extent that a party to this Agreement is not otherwise subject to service of process in the State of Delaware, such party hereby appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801, as such party's agent in the State of Delaware for acceptance of legal process, and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of Delaware.

                            [signature page follows]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.


                                  PROXYMED, INC.


                                  By: /s/ Michael K. Hoover
                                     ----------------------------------------
                                     Michael K. Hoover, Chairman/CEO



                                  PLANET ACQUISITION CORP.


                                  By: /s/ Judson E. Schmid
                                     ----------------------------------------
                                     Judson E. Schmid, Vice President/Treasurer



                                  PLANVISTA CORPORATION


                                  By: /s/ Phillip S. Dingle
                                     ----------------------------------------
                                     Phillip S. Dingle, Chairman/CEO




                                  PVC FUNDING PARTNERS, LLC


                                  By: /s/ Michael Falk
                                     ----------------------------------------
                                     Michael Falk, Manager

                                                                         ANNEX G

                              ARTICLES OF AMENDMENT

                                       TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                 PROXYMED, INC.


         Pursuant to the provisions of Section 607.1006, Florida Statutes, ProxyMed, Inc., a Florida corporation (the "Corporation") adopts the following Articles of Amendment to its Restated Articles of Incorporation:

FIRST: Article III of the Corporation's Restated Articles of Incorporation, as amended, is further amended by striking out the first paragraph thereof and by substituting in lieu of said paragraph the following new first paragraph to
Article III:

         "The Corporation is authorized to issue 30,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share."

SECOND: This Amendment was adopted by the shareholders at the Corporation's Special Meeting of Shareholders held on March o, 2004. The number of votes cast were sufficient for approval.

         Except as amended hereby, the rest and remainder of the Corporation's Restated Articles of Incorporation shall be and remain in full force and effect.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Articles
of Incorporation to be signed by its duly authorized officer this     day of
        , 2004.

                                         PROXYMED, INC.

                                         By:
                                             ----------------------------------
                                         Name:
                                         Title:

                                     PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following summary is qualified in its entirety by reference to the complete copy of the Florida Business Corporation Act, PlanVista's, or the Registrant's, Articles of Incorporation, as amended, and the Registrant's Amended and Restated Bylaws and agreements referred to below.

         Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of the Registrant or any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

         Article VII of the Registrant's Restated Articles of Incorporation and
Article VII of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and agents (including the advancement of expenses) to the fullest extent permitted by Florida law. In addition, the Registrant has contractually agreed to indemnify its directors and officers to the fullest extent permitted under Florida law.

         The Registrant's employment agreements with its principal executive officers limit their personal liability for monetary damages for breach of their fiduciary duties as officers and directors, except for liability that cannot be eliminated under the Florida Business Corporation Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

EXHIBIT NO.                DESCRIPTION


     2.1** Agreement and Plan of Merger, dated as of December 5, 2003, by and among the Registrant, Planet Acquisition Corp. and PlanVista Corporation, attached hereto as "Annex A" and hereby incorporated by reference herein.

     2.2* Stock Purchase Agreement, dated as of December 5, 2003 among the Registrant, General Atlantic Partners 77, L.P., GAP CoInvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, PVC Funding Partners, LLC, Comvest Venture Partners, L.P., Shea Ventures, LLC, and Robert Priddy.

     2.3** Asset Purchase Agreement dated July 30, 2002 between ProxyMed, Inc. and MDIP, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated July 31, 2002).

     2.4** Stock Purchase Agreement dated May 6, 2002 between ProxyMed, Inc. and KenCom Communications & Services, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated May 6, 2002).

     2.5** Agreement and Plan of Merger and Reorganization dated December 31, 2002 between ProxyMed, Inc., Davie Acquisition Corp., and MedUnite Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K File No. 000-22052, reporting an event dated December 31, 2002).

     3.1** Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-2678).

     3.2** Bylaws, as amended (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-2678).

     3.3** Articles of Amendment to Articles of Incorporation dated July 25, 2001 (incorporated by reference to Exhibit 2.1 of Form 8-K, File No. 000-22052, reporting an event dated August 17,
                  2001).

     3.4** Articles of Amendment to Articles of Incorporation dated August 21, 2001 (incorporated by reference to Exhibit 2.2 of Form 8-K, File No. 000-22052, reporting an event dated August 17, 2001).

     3.5** Articles of Amendment to Articles of Incorporation of the Registrant dated December 21, 2001 (incorporated by reference to Exhibit 3.1 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

     3.6** Articles of Amendment to Articles of Incorporation of the Registrant dated June 15, 2000 (incorporated by reference to
                  Exhibit 3.4 of Form 10-Q/A, File No. 000-22052, reporting an event dated June 15, 2000).

     3.7* Form of Articles of Amendment to Restated Articles of Incorporation of the Registrant, attached hereto as Annex "G" and hereby incorporated by reference.

     4.1** Form of Warrant to Purchase Common Stock of the Registrant dated December 23, 1999, issued to certain investors (incorporated by reference to Exhibit 4.1 of Form 8-K, File No. 000-22052, reporting an event dated December 23, 1999).

     4.2** Registration Rights Agreement by and among the Registrant and the investors named therein dated as of December 23, 1999 (incorporated by reference to Exhibit 4.2 of Form 8-K, File No. 000-22052, reporting an event dated December 23, 1999).

     4.3** Form of Exchanged Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.1 of Form 8-K, File No. 000-22052, reporting an event dated May 4, 2000).

     4.4** Form of New Warrant to Purchase Common Stock of the Registrant dated May 4, 2000, issued to certain investors (incorporated by reference to Exhibit 4.2 of Form 8-K, File No. 000-22052, reporting an event dated May 4, 2000).

     4.5** Registration Rights Agreement by and among the Registrant and the investors named therein dated as of May 4, 2000 (incorporated by reference to Exhibit 4.3 of Form 8-K, File No. 000-22052, reporting an event dated May 4, 2000).

     4.6** Registration Rights Agreement between the Registrant and Fisher Capital Ltd. and Wingate Capital Ltd. dated as of April 24, 2001 (incorporated by reference to Exhibit 4.1 of Form 8-K, File No. 000-22052, reporting an event dated April 24,
                  2001).

     4.7** Registration Rights Agreement between the Registrant and Royal Bank of Canada and Leonardo, L.P. dated as of April 24, 2001 (incorporated by reference to Exhibit 4.2 of Form 8-K, File No. 000-22052, reporting an event dated April 24, 2001).

     4.8** Registration Rights Agreement among the Registrant General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmbH & Co. KG dated April 5, 2002 (incorporated by reference to Exhibit 10.3 of Form 8-K, File No. 000-22052, reporting an event dated March 29, 2003).

     5.1*** Opinion of Holland & Knight LLP as to the validity of the securities being registered.

     10.1** Voting Agreement, dated as of December 5, 2003, among the Registrant, Planet Acquisition Corp., PlanVista Corporation and PVC Funding Partners, LLC, in its capacity as a stockholder of PlanVista Corporation, attached hereto as "Annex F" and hereby incorporated by reference.

     10.2** Voting Agreement, dated as of December 5, 2003, among the Registrant, PlanVista Corporation, General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, and GAPCO GmbH & Co. KG, attached hereto as "Annex E" and hereby incorporated by reference.

     10.3** Employment Agreement between ProxyMed and John Paul Guinan (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-2678).

     10.4** Amended 1993 Stock Option Plan (incorporated by reference to Exhibit A of ProxyMed's Proxy Statement for its 1994 Annual Meeting of Shareholders).

     10.5**       1995 Stock Option Plan (incorporated by reference to Exhibit
                  3.1 of the Registration Statement on Form SB-2, File No. 333-2678).

     10.6** 1997 Stock Option Plan (incorporated by reference to Exhibit A of ProxyMed's Proxy Statement for its 1997 Annual Meeting of Shareholders).

     10.7** Employment Agreement between ProxyMed and Michael K. Hoover dated July 28, 2000 (incorporated by reference to Exhibit 99.1 of Form 10-Q for the period ending September 30, 2000).

     10.8** Employment Agreement between ProxyMed and Judson E. Schmid dated September 29, 2000 (incorporated by reference to Exhibit
                  99.2 of Form 10-Q for the period ending September 30, 2000).

     10.9** Employment Agreement between ProxyMed and Nancy J. Ham dated October 2, 2000 (incorporated by reference to Exhibit 99.3 of Form 10-Q for the period ending September 30, 2000).

     10.10** Employment Agreement between ProxyMed and Timothy J. Tolan dated January 23, 2001 (incorporated by reference to Exhibit
                  10.30 of Form 10-K for the period ending December 31, 2000).

     10.11** 2000 Stock Option Plan (incorporated by reference to Exhibit B of the Proxy Statement filed on July 7, 2000).

     10.12** 2000-1/2 Stock Option Plan (incorporated by reference to Exhibit C of the Proxy Statement filed on July 7, 2000).

     10.13** Employment Agreement between ProxyMed and Lonnie W. Hardin dated March 29, 2001 (incorporated by reference to Exhibit
                  10.1 of Form 10-Q for the period ending March 31, 2001).

     10.14** Exchange Agreement between ProxyMed and Fisher Capital Ltd. and Wingate Capital Ltd. dated as of April 24, 2001 (incorporated by reference to Exhibit 10.27 of Form 8-K, File No. 000-22052 reporting an event dated April 24, 2001).

     10.15** Exchange Agreement between ProxyMed and Royal Bank of Canada dated as of April 24, 2001 (incorporated by reference to Exhibit 10.28 of Form 8-K, File No. 000-22052 reporting an event dated April 24, 2001).

     10.16** Exchange Agreement between ProxyMed and Leonardo, L.P. dated as of April 24, 2001 (incorporated by reference to Exhibit
                  10.29 of Form 8-K, File No. 000-22052 reporting an event dated April 24, 2001).

     10.17** Asset Purchase Agreement between ProxyMed and MDP Corporation dated April 23, 2001 (incorporated by reference to Exhibit 2.1 of Form 8-K, File No. 000-22052, reporting an event dated May 1, 2001).

     10.18** 2001 Stock Option Plan (incorporated by reference to Exhibit B of the Proxy Statement filed on June 22, 2001).

     10.19** Employment Agreement between ProxyMed and A. Thomas Hardy dated December 31, 2001 (incorporated by reference to Exhibit
                  10.40 of Form 10-K for the period ending December 31, 2001).

     10.20** Stock and Warrant Purchase Agreement between ProxyMed and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.1 of Form 8-K, File No. 000-22052, reporting an event dated March 26, 2002).

     10.21** Registration Rights Agreement between ProxyMed and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, and GAPCO GmbH & Co. KG (incorporated by reference to Exhibit 10.3 of Form 8-K, File No. 000-22052, reporting an event dated March 26, 2002).

     10.22** Form of Common Stock Purchase Warrants issued to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co., KG and GapStar, LLC (incorporated by reference to Exhibit 10.2 of Form 8-K, File No. 000-22052, reporting an event dated March 26, 2002).

     10.23** Common Stock Purchase Warrants issued to First Data Corporation (incorporated by reference to Exhibit 10.1 of Form 8-K, File No. 000-22052, reporting an event dated July 8,
                  2003).

     10.24** Subscription Agreement dated December 21, 2001 for the private placement issuance of up to $8,000,000 of ProxyMed, Inc. common stock (incorporated by reference to Exhibit 10.1 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

     10.25** Placement Agency Agreement dated December 18, 2001 between ProxyMed, Inc. and Commonwealth Associates, L.P. for the private placement issuance of up to $8,000,000 of ProxyMed, Inc. common stock (incorporated by reference to Exhibit 10.2 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

     10.26** Conversion Agreement for Series C 7% Convertible Preferred shareholder pursuant to conversion offer dated December 13, 2001 (incorporated by reference to Exhibit 10.3 of Form 8-K File No. 000-22052, reporting an event dated December 13,
                  2001).

     10.27** Designation and Subscription Amendment Agreement for Series C 7% Convertible Preferred shareholder pursuant to conversion offer dated December 13, 2001 (incorporated by reference to Exhibit 10.4 of Form 8-K File No. 000-22052, reporting an event dated December 13, 2001).

     10.28** Registration Rights Agreement dated May 6, 2002 ProxyMed, Inc. and Deborah M. Kennedy and Colleen Phillips-Norton (incorporated by reference to Exhibit 10.1 of Form 8-K File No. 000-22052, reporting an event dated May 6, 2002).

     10.29** Form of 4% Convertible Promissory Notes dated December 31, 2002 issued in connection with the Agreement and Plan of Merger and Reorganization dated December 31, 2002 between ProxyMed, Inc., Davie Acquisition Corp., and MedUnite, Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K File No. 000-22052, reporting an event dated December 31, 2002).

     10.30** Registration Rights Agreement dated December 31, 2002 among ProxyMed, Inc. and the holders of the 4% Convertible Promissory Notes (incorporated by reference to Exhibit 10.2 of Form 8-K File No. 000-22052, reporting an event dated December 31, 2002).

     10.31** Indenture dated December 31, 2002 between ProxyMed, Inc. and LaSalle Bank National Association, a national banking association (incorporated by reference to Exhibit 10.3 of Form 8-K File No. 000-22052, reporting an event dated December 31,
                  2002).

     10.32** 2002 Stock Option Plan (incorporated by reference to Exhibit A of the Proxy Statement filed on April 22, 2002).

     10.33** Employment Agreement between ProxyMed and Rafael G. Rodriguez dated January 2, 2003.

     10.34** Form of bonus letter offered to executive and senior management on February 26, 2002.

     10.35** Form of Indemnification Agreement for all Officers and Directors adopted May 22, 2002.

     21*          Subsidiaries of the Registrant

     23.1*** Consent of Holland & Knight LLP (included in Exhibit 5.1 hereto).

     23.2*        Consent of PricewaterhouseCoopers LLP.

     23.3*        Consent of PricewaterhouseCoopers LLP.

     24.1* Powers of Attorney (included on signature page of this Registration Statement).

     99.1*        Consent of William Blair & Company, L.L.C.

     99.2*        Consent Peter J. Solomon Company, L.P.

     99.3* Report of Independent Certified Public Accountants on Financial Statement Schedule for ProxyMed.

     99.4* Report of Independent Certified Public Accountants on Financial Statement Schedule for PlanVista.

------------

*        Filed herewith

**       Incorporated by reference herein

***      To be filed by amendment

(b) Financial Statement Schedules. The schedules required under this Item are included as Exhibits 99.3 and 99.4 to the Form S-4.

(c) Reports, Opinions and Appraisals of Outside Parties. The opinions of William Blair & Company, L.L.C. and Peter J. Solomon Company, L.P. are included as Annexes B and C to the joint proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)    (1)   The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(D) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on December 5, 2003.


Dated: December 5, 2003                 PROXYMED, INC


                                        By:  /s/ Michael K. Hoover
                                             ----------------------------------
                                             Michael K. Hoover
                                             Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael K. Hoover and Judson E. Schmid and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


SIGNATURES                                       TITLE                                            DATE
----------                                       -----                                             ---

/s/ Michael K. Hoover                            Chairman of the Board and                         December 5, 2003
----------------------------------------         Chief Executive Officer
Michael K. Hoover                                (principal executive officer)

/s/ Judson E. Schmid                             Executive Vice President and                      December 5, 2003
----------------------------------------         Chief Financial Officer
Judson E. Schmid                                 (principal financial and
                                                 accounting officer)

/s/ Edwin M. Cooperman                           Director                                          December 5, 2003
----------------------------------------
Edwin M. Cooperman

/s/ Michael S. Falk                              Director                                          December 5, 2003
----------------------------------------
Michael S. Falk

/s/ Thomas E. Hodapp                             Director                                          December 5, 2003
----------------------------------------
Thomas E. Hodapp

/s/ Braden R. Kelly                              Director                                          December 5, 2003
----------------------------------------
Braden R. Kelly

/s/ Kevin M. McNamara                            Director                                          December 5, 2003
----------------------------------------
Kevin M. McNamara

/s/ Eugene R. Terry                              Director                                          December 5, 2003
----------------------------------------
Eugene R. Terry